As filed with the Securities and Exchange Commission on July 23, 2025.

Registration No. 333-_____

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CYCLACEL PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	93-2403210
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Level 10, Tower 11, Avenue 5, The Horizon

Bangsar South City, No. 8, Jalan Kerinchi, 59200, Kuala Lumpur, Malaysia

(Address Of Principal Executive Offices And Zip Code)

Registrant’s telephone number, including area code: (908) 517-7330

Datuk Dr. Doris Wong

Chief Executive Officer

Cyclacel Pharmaceuticals, Inc.

Level 10, Tower 11, Avenue 5, The Horizon

Bangsar South City, No. 8, Jalan Kerinchi, 59200, Kuala Lumpur, Malaysia

Tel.: (908) 517-7330

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Debbie A. Klis, Esq.

Rimon P.C.
1050 Connecticut Avenue, Suite 500
Washington, DC 20036
Tel.: 202-935-3390
debbie.klis@rimonlaw.com

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction: Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐ Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion	Dated July 23, 2025
Preliminary Prospectus

PROPOSED TRANSACTION

YOUR VOTE IS VERY IMPORTANT

To the Stockholders of Cyclacel Pharmaceuticals, Inc.:

Cyclacel Pharmaceuticals, Inc. (“Cyclacel” or “Parent”) and FITTERS Diversified Berhad, a Malaysia publicly-listed investment holding company on Bursa Securities (KL: 9318) (“Fitters Parent”), which is the beneficial owner of all of the ordinary shares (the “Company Ordinary Shares” or “Shares” and each, a “Share”) of Fitters Sdn. Bhd., a private limited company incorporated in Malaysia (the “Company” or “Fitters Sdn. Bhd.”) entered into an Exchange Agreement dated as of May 6, 2025, as amended on July 7, 2025 and as it may be further amended from time to time (collectively, the “Exchange Agreement”) (“Fitters Parent” and “Parent” are sometimes referred to herein as the “Parties” or each, a “Party”). The Parties thereto intend to effect a voluntary share exchange between Parent and Fitters Parent (the “Exchange”), in which the Company will become a wholly-owned subsidiary of Parent, in accordance with the terms of the Exchange Agreement and the rules under Delaware General Corporation Law (the “DGCL”) and the Malaysian Companies Act. The Company has three wholly-owned subsidiaries: AHT NRG Asia Sdn. Bhd., FITTERS (Sarawak) Sdn. Bhd., and Modular Floor Systems (M) Sdn. Bhd.

Upon the terms and subject to the conditions set forth in the Exchange Agreement, and in accordance with the DGCL, at the Closing (as hereinafter defined), Fitters Parent shall convey, assign, and transfer all of its right, title and interest to the Company Ordinary Shares to Parent. The Shares transferred to Parent at the Closing shall constitute one hundred (100%) percent of the issued and outstanding capital shares of the Company. As consideration for its acquisition of the Company Ordinary Shares, Parent shall pay an amount equal to $1,000,000 in cash and issue an amount of common stock, par value $0.001 per share (the “Parent Common Stock”) equal to nineteen and ninety-nine hundreds percent (19.99%) of the issued and outstanding shares of Parent Common Stock as of the Closing Date (as defined below) (the “Exchange Shares”) to Fitters Parent. In the event the value of the Exchange Shares is not mutually acceptable to both Parties prior to the Closing Date, the parties have agreed to negotiate in good faith an adjustment to the Exchange Shares. If the Transaction does not close by September 30, 2025, either party may terminate the Exchange Agreement and the Transaction.

Upon the terms and subject to the conditions set forth in the Exchange Agreement, the closing of the Exchange (the “Closing”) shall take place no later than three business days after the date on which the conditions to Closing set forth in the Exchange Agreement shall have been satisfied or, to the extent permitted thereunder, waived by the appropriate Party (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted hereunder, waiver of all such conditions) or at such other time, date or location as the parties hereto agree. The date on which the Closing actually occurs and the transactions contemplated in the Exchange Agreement become effective is hereinafter referred to as the “Closing Date.” At the time of the Closing, Parent, Fitters Parent and the Company shall deliver the certificates and other documents and instruments required to be delivered thereunder.

Subject to the provisions of the Exchange Agreement, at the Closing, the parties hereto shall (a) cause a Form Section 105 (Form of Transfer of Securities) in substantially the form of Exhibit B to the Exchange Agreement (the “Malaysia Form of Transfer”) to be executed, acknowledged and filed with the Companies Commission of Malaysia, as provided in sections 105 and 106 of the Malaysian Companies Act and (b) take all such other and further actions as may be required by the Malaysian Companies Act or other applicable Law to make the Exchange effective. The Exchange shall become effective as of the date and time of the filing of the Malaysia Form of Transfer or at such later date or time as may be agreed by the Company and Parent in writing and specified in the Malaysia Form of Transfer in accordance with relevant provisions of the Malaysian Companies Act. The date and time of such effectiveness are referred to herein as the “Effective Time.”

For U.S. federal income tax purposes, the Parties acknowledge and agree that the Exchange constitutes a taxable disposition of the Shares by Fitters Parent and a corresponding acquisition by Parent. The Parties intend that the Exchange be treated in accordance with Sections 1001 and 1221 (or 1231, as applicable) of the Internal Revenue Code of 1986, as amended (the “Code”), and shall report the transaction consistently with such treatment.  If applicable, Parent may make an election under Section 338(g) of the Code with respect to its acquisition of the Shares, and Fitters Parent shall cooperate with the making of such election by providing such information that is reasonably requested by Parent.

Immediately after the Transaction, (a) current Parent’s stockholders are expected to own approximately 80.01% of the company and (b) Fitters Parent is expected to own approximately 19.99% of Parent.

Shares of Cyclacel common stock are currently listed on The Nasdaq Capital Market under the symbol “CYCC.” After consummation of the Transaction, Cyclacel will be renamed Bio Green Med Solution, Inc. and expects to trade on The Nasdaq Stock Market under the symbol “BGMS.” On July 22, 2025, the last trading day before the date of this proxy statement/prospectus, the closing sale price of Cyclacel common stock was $10.76 per share.

Cyclacel is holding a special meeting of stockholders, or the special meeting, in order to obtain the stockholder approvals necessary to complete the Transaction and related matters. At the special meeting, which will be held virtually at 10:00 a.m., Eastern Time, on September 4, 2025, unless postponed or adjourned to a later date, Cyclacel Pharmaceuticals will ask its stockholders to, among other things:

● approve the issuance of shares of Cyclacel common stock to Fitters Parent pursuant to the terms of the Exchange Agreement;

● comply with Nasdaq Listing Rule 5635(a), the potential issuance of more than 20% of the issued and outstanding shares of Cyclacel common stock in connection with the Transaction;

● approve an amendment to the amended and restated certificate of incorporation of Cyclacel Pharmaceuticals changing the Cyclacel Pharmaceuticals corporate name to Bio Green Med Solution, Inc., permitting actions by stockholders by written consent and ratifying all prior action by stockholder written consent and opt out of the business combination provisions of Section 203 of the DGCL;

● consider and vote upon an adjournment of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the proposals set forth above; and

● transact such other business as may properly come before the stockholders at the special meeting or any adjournment or postponement thereof.

After careful consideration, the board of directors of Parent has unanimously approved the Exchange Agreement and the proposals described in this proxy statement/prospectus, and the board of directors has determined that it is advisable to consummate the Transaction. Our board of directors recommends that stockholders vote “FOR” the proposals described in the accompanying proxy statement/prospectus.

More information about Parent, Fitters Parent, the Company and its other subsidiaries, as well as the Transaction is contained in this proxy statement/prospectus. You are urged to read the accompanying proxy statement/prospectus carefully and in its entirety. IN PARTICULAR, YOU SHOULD CAREFULLY CONSIDER THE MATTERS DISCUSSED UNDER “RISK FACTORS” BEGINNING ON PAGE 21.

We are excited about the opportunities the proposed Transaction brings to Cyclacel Pharmaceuticals’ stockholders, and thank you for your consideration and continued support.

Datuk Dr. Doris Wong

Chief Executive Officer and Executive Director

Cyclacel Pharmaceuticals, Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

The accompanying proxy statement/prospectus is dated ______, 2025, and is first being mailed to stockholders on or about ______, 2025.

CYCLACEL PHARMACEUTICALS, INC.

Level 10, Tower 11, Avenue 5, The Horizon

Bangsar South City, No. 8, Jalan Kerinchi, 59200, Kuala Lumpur, Malaysia

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held On September 4, 2025

Time:	10:00 a.m., Eastern Time
Date:	September 4, 2025

Place: The special meeting will be a virtual meeting via live audio webcast on the Internet. You will be able to attend the special meeting, vote and submit your questions during the meeting by visiting www.proxyvote.com and entering the 16-digit control number included in the Notice of Internet Availability or proxy card that you receive.

Purposes: For the holders of Parent’s common stock, par value $0.001 per share (“Common Stock”):

1.	To approve the issuance of shares of common stock of Cyclacel Pharmaceuticals, Inc. (“Cyclacel” or “Parent”) to Fitters Parent pursuant to the terms of the Exchange Agreement between Cyclacel, Fitters Parent and the Company, dated as of May 6, 2025, as amended on July 7, 2025 and as it may be further amended from time to time, a copy of which is attached as Annex A and incorporated by reference herein, and is referred to as the Exchange Agreement;

2.	To comply with Nasdaq Listing Rule 5635(a), the potential issuance of more than 20% of the issued and outstanding shares of Cyclacel common stock in connection with the Transaction;

3.	To approve an amendment to the amended and restated certificate of incorporation of Cyclacel (a) changing the Cyclacel Pharmaceuticals, Inc. corporate name to “Bio Green Med Solution, Inc.”, (b) permitting actions by stockholders by written consent and ratify all prior action by stockholder written consent, and (c) opting out of the business combination provisions of Section 203 of the DGCL, in the form attached as Annex B;

4.	To consider and vote upon an adjournment of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the proposals set forth above; and

5.	To transact such other business as may properly come before the stockholders at the special meeting or any adjournment or postponement thereof.

Record Date: The board of directors of Cyclacel has fixed July 10, 2025 as the record date for the determination of stockholders entitled to notice of, and to vote at, the special meeting and any adjournment or postponement thereof. Only stockholders of record of shares of Cyclacel common stock at the close of business on the record date are entitled to notice of, and to vote at, the special meeting. At the close of business on the record date, [●] shares of common stock of Cyclacel were outstanding and entitled to vote at the special meeting.

Your vote is important. The affirmative vote of a majority in voting power of the issued and outstanding shares of Common Stock of Cyclacel, entitled to vote on thereon is required for approval of Proposals 1, 2 and 4. The affirmative vote of the holders of a majority of the outstanding shares of common stock entitled to vote on the record date for the special meeting is required for approval of Proposal 3. Each of Proposals 1, 2, and 3 are conditioned upon each other and the approval of each such proposal is a condition to the completion of the Transaction. Therefore, the Transaction cannot be consummated without the approval of Proposals 1, 2, and 3. You may change or revoke your proxy at any time before it is voted at the special meeting.

THE BOARD OF DIRECTORS HAS DETERMINED THAT EACH OF THE PROPOSALS OUTLINED ABOVE IS FAIR TO, AND IN THE BEST INTERESTS OF, CYCLACEL AND ITS STOCKHOLDERS AND HAS UNANIMOUSLY APPROVED EACH SUCH PROPOSAL. THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS OF CYCLACEL VOTE “FOR” EACH OF THE PROPOSALS.

By Order of the Board of Directors,

Datuk Dr. Doris Wong

Chief Executive Officer and Executive Director

Kuala Lumpur, Malaysia

______, 2025

REFERENCES TO ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important business and financial information about Cyclacel Pharmaceuticals that has been filed with the Securities and Exchange Commission, or SEC, and that is not included in or delivered with this document. You may obtain this information without charge through the SEC’s website (http://www.sec.gov) or upon your written or oral request by contacting the secretary of Cyclacel Pharmaceuticals, Inc., Level 10, Tower 11, Avenue 5, The Horizon Bangsar South City, No. 8, Jalan Kerinchi, 59200, Kuala Lumpur, Malaysia or by calling (908) 517-7330.

To ensure timely delivery of these documents, any request should be made no later than September 2, 2025 to receive them before the special meeting.

For additional details about where you can find information about Cyclacel Pharmaceuticals, please see the section entitled “Where You Can Find More Information” in this proxy statement/prospectus.

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QUESTIONS AND ANSWERS ABOUT THE TRANSACTION

The following section provides answers to frequently asked questions about the Transaction. This section, however, provides only summary information. For a more complete response to these questions and for additional information, please refer to the cross-referenced sections.

Q: What is the Transaction?

A: Cyclacel Pharmaceuticals, Inc. (“Cyclacel” or “Parent”) and FITTERS Diversified Berhad, a Malaysia publicly-listed investment holding company on Bursa Securities (KL: 9318) (“Fitters Parent”), which is the beneficial owner of all of the ordinary shares (the “Company Ordinary Shares” or “Shares” and each, a “Share”) of Fitters Sdn. Bhd., a private limited company incorporated in Malaysia (the “Company” or “Fitters Sdn. Bhd.”) entered into an Exchange Agreement dated as of May 6, 2025, as amended on July 7, 2025 and as it may be further amended from time to time (collectively, the “Exchange Agreement”) (“Fitters Parent” and “Parent” are sometimes referred to herein as the “Parties” or each, a “Party”). The Parties thereto intend to effect a voluntary share exchange between Parent and Fitters Parent (the “Exchange”), in which the Company will become a wholly-owned subsidiary of Parent, in accordance with the terms of the Exchange Agreement and the rules under Delaware General Corporation Law (the “DGCL”) and the Malaysian Companies Act. The Company has three wholly-owned subsidiaries: AHT NRG Asia Sdn. Bhd., FITTERS (Sarawak) Sdn. Bhd., and Modular Floor Systems (M) Sdn. Bhd.

Upon the terms and subject to the conditions set forth in the Exchange Agreement, and in accordance with the DGCL, at the Closing (as hereinafter defined), Fitters Parent shall convey, assign, and transfer all of its right, title and interest to the Company Ordinary Shares to Parent. The Shares transferred to Parent at the Closing shall constitute one hundred (100%) percent of the issued and outstanding capital shares of the Company. As consideration for its acquisition of the Company Ordinary Shares, Parent shall pay an amount equal to $1,000,000 in cash and issue an amount of common stock, par value $0.001 per share (the “Parent Common Stock”) equal to nineteen and ninety-nine hundreds percent (19.99%) of the issued and outstanding shares of Parent Common Stock as of the Closing Date (as defined below) (the “Exchange Shares”) to Fitters Parent. In the event the value of the Exchange Shares is not mutually acceptable to both Parties prior to the Closing Date, the parties have agreed to negotiate in good faith an adjustment to the Exchange Shares. If the Transaction does not close by September 30, 2025, either party may terminate the Exchange Agreement and the Transaction.

Upon the terms and subject to the conditions set forth in the Exchange Agreement, the closing of the Exchange (the “Closing”) shall take place no later than three business days after the date on which the conditions to Closing set forth in the Exchange Agreement shall have been satisfied or, to the extent permitted thereunder, waived by the appropriate Party (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted hereunder, waiver of all such conditions) or at such other time, date or location as the parties hereto agree. The date on which the Closing actually occurs and the transactions contemplated in the Exchange Agreement become effective is hereinafter referred to as the “Closing Date.” At the time of the Closing, Parent, Fitters Parent and the Company shall deliver the certificates and other documents and instruments required to be delivered thereunder.

Stockholders of Cyclacel will continue to own and hold their existing shares of Cyclacel common stock. Immediately after the Transaction, (a) current Parent’s stockholders are expected to own approximately 80.01% of the company and (b) Fitters Parent is expected to own approximately 19.99% of Parent.

Q: What will happen to Cyclacel if, for any reason, the Transaction does not close?

A: If, for any reason, the Transaction does not close, our board of directors may elect to, among other things, attempt to complete another strategic transaction like the Transaction or with a different structure or continue to primarily operate the business of Cyclacel as a clinical-stage biopharmaceutical company working to develop innovative cancer medicines based on cell cycle, epigenetics and mitosis biology. If Cyclacel were to continue its current business, without the completion of the Transaction or one of more additional alternative transactions, it would likely need to identify, acquire and develop other products or product candidates in addition to its sole product candidate presently, which includes an epigenetic/anti-mitotic program involving the evaluation of plogo, a PLK1 inhibitor, in solid tumors and hematological malignancies. If Cyclacel decided to acquire and develop other products or product candidates, it would also need to rebuild its workforce. In addition, if the Transaction does not close, our board of directors may elect to seek another target company to acquire, though there is no assurance that such acquisition transaction would be successful.

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Q: Why are the two companies proposing to enter into the Transaction?

A: Following the closing of the Transaction, Cyclacel and Fitters Parent believe that the combined company will have the following potential advantages:

● Parent, after the Transaction, will be continue to be a publicly traded company specializing in supplying and trading protective and fire safety equipment, including fire safety gear, fire doors, safety apparel, foam systems, and fire extinguishers. The strategic alignment between Parent and the Company enables Parent to gain exposure to a high-growth industry, while concurrently enhancing the Company’s access to US capital markets;

● the Company after the Transaction will be led by an experienced senior management team from the Company and the Cyclacel board of directors; and

● following the Transaction, the combined company is expected to enhance its global brand profile, as Parent leverages the Company’s established operational footprint in Southeast Asia, while the Company benefits from Parent’s market presence in North America.

Q: Why am I receiving this proxy statement/prospectus?

A: You are receiving this proxy statement/prospectus because you have been identified as a stockholder of Cyclacel as of the record date, and you are entitled to vote at the special meeting of stockholders to approve the matters set forth above. This document serves as:

● a proxy statement of Cyclacel used to solicit proxies for its special meeting of stockholders to vote on the matters set forth above; and

● a prospectus of Cyclacel used to offer shares of Cyclacel common stock in exchange for the Company Ordinary Shares in the Transaction.

Q: What approvals by the stockholders of Cyclacel are required to consummate the Transaction?

A: To consummate the Transaction, stockholders of Cyclacel must approve the proposal numbers 1, 2 and 3. Pursuant to the terms of the Exchange Agreement, Cyclacel is also requesting that stockholders approve proposal number 4 below, which is, collectively with proposal numbers 1 through 4 (the “Proposals”). The Proposals include the following matters:

1. the issuance of the Exchange Shares of Cyclacel to Fitters Parent pursuant to the terms of the Exchange Agreement between Cyclacel, Fitters Parent and the Fitters Sdn. Bhd. dated as of May 6, 2025, as amended on July 7, 2025 and as it may be further amended from time to time, a copy of which is attached as Annex A, which is referred to as the Exchange Agreement (Proposal 1);

2. for purposes of complying with Nasdaq Listing Rule 5635(a), the potential issuance of more than 20% of the issued and outstanding shares of Cyclacel common stock in connection with the Transaction (Proposal 2);

3. an amendment to the amended and restated certificate of incorporation of Cyclacel (a) changing the Cyclacel corporate name to Bio Green Med Solution, Inc., (b) permitting actions by stockholders by written consent and ratification of all prior action by stockholder written consent including without limitation, majority stockholder consents dated March 21, 2025, May 12, 2025 and June 18, 2025, and (c) opting out of the business combination provisions of Section 203 of the DGCL, in the form attached as Annex B (Proposal 3); and

4. to consider and vote on an adjournment of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the proposals set forth above (Proposal 4).

The presence, in person or represented by proxy, at the special meeting of the holders of a majority of the shares of Cyclacel common stock outstanding and entitled to vote at the special meeting is necessary to constitute a quorum at the meeting. Abstentions and broker non-votes will be counted towards a quorum. The affirmative vote of the holders of a majority of the shares of Cyclacel common stock having voting power present in person or represented by proxy at the special meeting, assuming a quorum is present, is required for approval of Proposals 1, 2 and 4. The affirmative vote of the holders of a majority of the outstanding shares of common stock entitled to vote on the record date for the special meeting is required for approval of Proposal 3. Each of Proposals 1, 2, and 3 are conditioned upon each other and the approval of each such proposal is a condition to the completion of the Transaction. Therefore, the Transaction cannot be consummated without the approval of Proposals 1, 2, and 3.

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Votes will be counted by the inspector of election appointed for the meeting, who will separately count “FOR” and “AGAINST” votes, abstentions and broker non-votes. Abstentions will be counted towards the vote total for each proposal and will have the same effect as “AGAINST” votes for Proposal 3, but will have no effect on Proposals 1, 2 and 4. Similarly, broker non-votes will have the same effect as “AGAINST” votes for Proposal 3, but will have no effect on Proposals 1, 2 and 4.

As of July 10, 2025, the directors and executive officers of Cyclacel owned or controlled approximately 51.20 % of the outstanding shares of Cyclacel common stock entitled to vote at the special meeting.

The adoption of the Exchange Agreement and the approval of the Transaction and related transactions has been approved by Fitters Parent.

For a more complete description of the closing conditions under the Exchange Agreement, you are urged to read the section entitled “The Exchange Agreement—Conditions to the Completion of the Transaction” in this proxy statement/prospectus.

Q: What will Fitters Parent receive in the Transaction?

A: As a result of the Transaction, Fitters Parent will become entitled to receive cash consideration equal to $1,000,000 (or such other amount as mutually agreed upon prior to the Closing) and the Exchange Shares which equal approximately 19.99% of the issued and outstanding Parent Common Stock on a pro forma basis, immediately prior to the closing of the Transaction, or such other percentage agreed to by the Parties prior to the Closing.

For a more complete description of what Fitters Parent will receive in the Transaction, please see the sections entitled “Market Price and Dividend Information,” “The Transaction—Transaction Consideration and Exchange Shares” and “The Exchange Agreement—Transaction Consideration and Exchange Shares” in this proxy statement/prospectus.

Q: Who will be the directors of Cyclacel following the Transaction?

A: There is not anticipated to be any change in the current board of directors of Cyclacel, and immediately following the Transaction, the board of directors of Cyclacel is expected to be composed of the following members of the board of directors of Cyclacel prior to the Transaction, as set forth below:

Name	Title
Datuk Dr. Doris Wong	Executive Director
Kiu Cu Seng	Executive Director
Kwang Fock Chong	Director
Dr. Satis Waran Nair Krishnan	Director
Inigo Angel Laurduraj	Director

Q: Who will be the executive officers of Cyclacel immediately following the Transaction?

A: There is not anticipated to be any change in the current officers of Cyclacel, and immediately following the Transaction, the executive management of Cyclacel is expected to be composed of the following members of the executive management team prior to the Transaction, as set forth below:

Name	Title
Datuk Dr. Doris Wong	Chief Executive Officer
Kiu Cu Seng	Chief Financial Officer and Secretary

Q: As a stockholder of Cyclacel, how does the board of directors recommend that I vote?

A: After careful consideration, the board of directors of Cyclacel recommends that stockholders vote “FOR” all of the Proposals.

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Q: What risks should I consider in deciding whether to vote in favor of the Transaction?

A: You should carefully review the section of this proxy statement/prospectus entitled “Risk Factors,” which sets forth certain risks and uncertainties related to the Transaction, risks and uncertainties to which the combined company’s business, following the closing of the Transaction will be subject, and risks and uncertainties to which each of Cyclacel and the Company is subject.

Q: When do you expect the Transaction to be consummated?

A: The Transaction is anticipated to be consummated as early as the third quarter of 2025 after the special meeting of stockholders of Cyclacel to be held on September 4, 2025, but the exact timing cannot be predicted. For more information, please see the section entitled “The Exchange Agreement—Conditions to the Completion of the Transaction” in this proxy statement/prospectus.

Q: What do I need to do now?

A: Cyclacel urges you to read this proxy statement/prospectus carefully, including its annexes, and to consider how the Transaction affects you.

If you are a stockholder of record, you may vote in one of the following ways:

● You may vote by mail. Complete, sign and date the proxy card that accompanies this proxy statement and return it promptly in the postage-prepaid envelope provided (if you receive printed proxy materials). Your completed, signed and dated proxy card must be received prior to the special meeting.

● You may vote by telephone. To vote over the telephone, dial toll-free 1-800-579-1639 using a touch-tone telephone and follow the recorded instructions (have your Notice of Internet Availability or proxy card in hand when you call). You will be asked to provide the company number and control number from your Notice of Internet Availability or proxy card. Telephone voting is available 24 hours a day, 7 days a week, until 11:59 p.m., Eastern Time, on September 3, 2025.

● You may vote via the Internet. To vote via the Internet, go to www.proxyvote.com to complete an electronic proxy card (have your Notice of Internet Availability or proxy card in hand when you visit the website). You will be asked to provide the control number from your Notice of Internet Availability or proxy card. Internet voting is available 24 hours a day, 7 days a week, until 11:59 p.m., Eastern Time, on September 3, 2025.

If you are a beneficial owner of shares held of record by a broker, bank or other nominee, you will receive voting instructions from your broker, bank or other nominee. You must follow the voting instructions provided by your broker, bank or other nominee in order to instruct your broker, bank or other nominee on how to vote your shares. Beneficial owners of shares should generally be able to vote by returning the voting instruction card, or by telephone or via the Internet. However, the availability of telephone or Internet voting will depend on the voting process of your broker, bank, or other nominee. If you are a beneficial owner, you may not vote your shares in person at the special meeting unless you obtain a legal proxy from your broker, bank or other nominee.

Q: What happens if I do not return a proxy card or otherwise provide proxy instructions, as applicable?

A: The failure to return your proxy card or otherwise provide proxy instructions will reduce the aggregate number of votes required to approve Proposals 1, 2 and 4 and will have the same effect as voting against Proposal 3. Further, your shares will not be counted for purposes of determining whether a quorum is present at the special meeting.

Q: May I vote in person at the special meeting of stockholders?

A: If your shares of common stock are registered directly in your name with our transfer agent, you are considered to be the stockholder of record with respect to those shares, and the proxy materials and proxy card are being sent directly to you by Cyclacel. If you are a stockholder of record, you may attend the special meeting of stockholders and vote your shares in person. Even if you plan to attend the special meeting in person, Cyclacel requests that you sign and return the enclosed proxy card to ensure that your shares will be represented at the special meeting if you are unable to attend.

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If your shares of common stock are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held in “street name,” and the proxy materials are being forwarded to you by your broker or other nominee together with a voting instruction form. As the beneficial owner, you are also invited to attend the special meeting of stockholders. Because a beneficial owner is not the stockholder of record, you may not vote these shares in person at the special meeting unless you obtain a legal proxy from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the special meeting.

Q: When and where is the special meeting of stockholders being held?

A: The special meeting of stockholders will be a virtual meeting via live audio webcast on the Internet. You will be able to attend the special meeting, vote and submit your questions during the meeting by visiting www.proxyvote.com and entering the 16-digit control number included in the Notice of Internet Availability or proxy card that you receive.

Q: If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A: Unless your broker has discretionary authority to vote on certain matters, your broker will not be able to vote your shares of common stock on matters requiring discretionary authority without instructions from you.

If you do not give instructions to your broker, your broker can vote your shares with respect to “discretionary” items but not with respect to “non-discretionary” items. Discretionary items are proposals considered routine under the rules applicable to brokers on which your broker may vote shares held in “street name” in the absence of your voting instructions. On non-discretionary items for which you do not give your broker instructions, the shares will be treated as broker non-votes. It is anticipated that Proposals 1 and 2 will be non-discretionary items. To make sure that your vote is counted, you should instruct your broker to vote your shares, following the procedures provided by your broker.

Q: Can I change my vote or revoke my proxy?

A: If you are a stockholder of record, you can change your vote or revoke your proxy at any time before the special meeting by:

● By submitting a new proxy card with a date later than your previously delivered proxy and submitting it as instructed above or by providing written notice of revocation to us before the special meeting at Level 10, Tower 11, Avenue 5, No. 8, Jalan Kerinchi, Kuala Lumpur, Malaysia 59200, Attention: Kiu Cu Seng, Chief Financial Officer, Executive Director and Secretary;

● By submitting a later proxy by Internet or by telephone as instructed above; or

● By attending the special meeting and voting at the meeting. Attending the special meeting will not, in and of itself, change or revoke a previously submitted proxy unless you specifically request it or vote at the special meeting. Your most current vote, whether by telephone, Internet or proxy card is the one that will be counted.

Q: Who is paying for this proxy solicitation?

A: We will pay all of the costs of soliciting these proxies. Our directors and employees may solicit proxies in person or by telephone, fax or email. We will pay these employees and directors no additional compensation for these services. We will ask banks, brokers and other institutions, nominees and fiduciaries to forward these proxy materials to their principals and to obtain authority to execute proxies. We will then reimburse them for their expenses.

We have engaged Laurel Hill Advisory Group, LLC, to act as our proxy solicitor in connection with the proposals to be acted upon at our special meeting. Pursuant to our agreement, Laurel Hill Advisory Group, LLC will, among other things, provide advice regarding proxy solicitation issues and solicit proxies from our stockholders on our behalf in connection with the special meeting. For these services, we will pay a fee of approximately $20,000 plus expenses.

Q: Who can help answer my questions?

A: If you are a stockholder of Cyclacel and would like additional copies of this proxy statement/prospectus without charge or if you have questions about the Transaction, including the procedures for voting your shares, you should contact Laurel Hill Advisory Group, LLC, 2 Robbins Lane, Suite 201, Jericho, NY 11753, or by phone: (516) 933-3100 or via email to dcarlo@laurelhill.com, or you may (1) visit www.ProxyVote.com, (2) call 1-800-579-1639, or (3) send an email to sendmaterial@proxyvote.com. If you send an email, please include your control number (indicated below) in the subject line. Unless requested, you will not otherwise receive a paper or email copy.

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PROSPECTUS SUMMARY

This summary highlights selected information from this proxy statement/prospectus and may not contain all the information that is important to you. To better understand the Transaction, the proposals being considered at the special meeting, you should read this entire proxy statement/prospectus carefully, including the Exchange Agreement and the other annexes to which you are referred herein. For more information, please see the section entitled “Where You Can Find More Information” in this proxy statement/prospectus.

The Companies

CYCLACEL PHARMACEUTICALS, INC.

Level 10, Tower 11, Avenue 5, The Horizon

Bangsar South City, No. 8, Jalan Kerinchi

59200, Kuala Lumpur, Malaysia

Ph: (908) 517-7330

Cyclacel Pharmaceuticals, Inc. is a clinical-stage biopharmaceutical company working to develop innovative cancer medicines based on cell cycle, epigenetics and mitosis biology. We are a pioneer company in the field of cancer cell cycle biology with a vision to improve patient healthcare by translating insights in cancer biology into medicines that can overcome resistance and ultimately increase a patient’s overall survival.

The epigenetic/anti-mitotic program is evaluating plogo, a PLK1 inhibitor, in solid tumors and hematological malignancies. Our strategy is to build a diversified biopharmaceutical business based on a pipeline of novel drug candidates addressing oncology and hematology indications.

We have retained rights to commercialize our clinical development candidates and our business objective is to enter into selective partnership arrangements with these programs. Substantially all our efforts to date have been devoted to performing research and development, conducting clinical trials, developing and acquiring intellectual property, raising capital and recruiting and training personnel. As part of the Company’s efforts to reduce operating costs, it has determined to focus on the development of plogo only.

FITTERS DIVERSIFIED BERHAD

No. 1, Jalan Tembaga SD 5/2

Bandar Sri Damansara

52200 Kuala Lumpur, Selangor, Malaysia

Ph: +60 3-6276 7155

FITTERS Diversified Berhad, a Malaysia publicly-listed investment holding company on Bursa Securities (KL: 9318) (“Fitters Parent”) and its subsidiaries commenced its business operations as a fire protection and prevention solutions provider in the 1970s. On October 4, 1994, Fitters Parent gained official listing on the Second Board of Bursa Malaysia Securities Berhad (“Bursa Securities”) and was subsequently promoted to the Main Board of Bursa Securities on July 4, 2007.

Fitters Parent’s subsidiary, Fitters Sdn. Bhd. (the “Company”) operates as Malaysia’s one-stop fire protection specialist and is involved in the manufacturing, trading and specialized installation of fire-fighting equipment as well as the supply of fire safety protection products and services.

The Transaction (see page 62)

If the Transaction is completed, Fitters Parent shall convey, assign, and transfer all of its right, title and interest to all of its ordinary shares (the “Company Ordinary Shares” or “Shares” and each, a “Share”) of the Company to Parent. The Shares transferred to Parent at the Closing shall constitute 100% percent of the issued and outstanding capital shares of the Company. As consideration for its acquisition of the Shares, Parent shall pay an amount equal to $1,000,000 in cash (or such amount as mutually agreed upon prior to the Closing) and issue an amount of common stock, par value $0.001 per share (the “Parent Common Stock”) equal to nineteen and ninety-nine hundreds percent (19.99%) of the issued and outstanding shares of Parent Common Stock as of the Closing Date (the “Exchange Shares”) to Fitters Parent. In the event the value of the Exchange Shares is not mutually acceptable to both Parties prior to the Closing Date, the parties have agreed to negotiate in good faith an adjustment to the Exchange Shares. If the Transaction does not close by September 30, 2025, either party may terminate the Exchange Agreement and the Transaction.

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Stockholders of Cyclacel will continue to own and hold their existing shares of Cyclacel common stock. Immediately after the Transaction, (a) current Parent’s stockholders are expected to own approximately 80.01% of the company and (b) Fitters Parent is expected to own approximately 19.99% of Parent, which amounts are subject to adjustment before the Closing. For a more complete description of the Transaction or the Exchange Shares, please see the sections entitled “The Transaction” beginning on page 62 and “The Exchange Agreement—Transaction Consideration and Exchange Shares” beginning on page 82.

The Transaction will be completed as promptly as practicable after all of the conditions to completion of the Transaction are satisfied or waived, including the approval of the stockholders of Cyclacel. Cyclacel and Fitters Parent are working to complete the Transaction as quickly as practicable. However, Cyclacel and Fitters Parent cannot predict the exact timing of the completion of the Transaction because it is subject to various conditions. After completion of the Transaction, assuming Cyclacel receives the required stockholder approval of Proposal 1 and Proposal 3, Cyclacel will be renamed Bio Green Med Solution, Inc.

Reasons for the Transaction (see pages 67 and 70)

Following the Transaction, the combined company will focus on the Company’s core program involving the provision of fire services. Cyclacel believes that the combine company will have the following potential advantages:

● the combined company, after the Transaction, will be a Nasdaq listed company focused on supplying and trading protective and fire safety equipment, including fire safety gear, fire doors, safety apparel, foam systems, and fire extinguishers. The strategic alignment between Parent and the Company enables Parent to gain exposure to a high-growth industry, while concurrently enhancing the Company’s access to US capital markets;

● the Company, after the Transaction, will be led by an experienced senior management team from the Company and the Cyclacel board of directors; and

● following the Transaction, the combined company is expected to enhance its global brand profile, as Parent leverages the Company’s established operational footprint in Southeast Asia, while the Company benefits from Parent’s market presence in North America.

Each of the board of directors of Cyclacel and Fitters Parent also considered other reasons for the Transaction, as described in this proxy statement/prospectus.

For example, Cyclacel’s board of directors considered, among other things:

● the pace of our ability to go to market through our program focused on epigenetics/mitosis control biology, which at present, in Cyclacel’s efforts to reduce operating costs, has caused a change to focus on the development of the plogo clinical program only while fadraciclib, Cyclacel’s subsidiary’s other drug development program, was being marketed for sale by liquidators and will no longer be part of the assets of Cyclacel as of January 2025, which means that the likelihood that Cyclacel could improve its revenue to benefit the stockholders of Cyclacel in the foreseeable future on a stand-alone basis is limited;

● the strategic alternatives of Cyclacel to the Transaction, including potential transactions that could have resulted from discussions that management and its representatives conducted with other potential strategic partners;

● the current market conditions, and Cyclacel’s current liquidity position, its depressed stock price and continuing net operating losses;

● the risks of continuing to operate Cyclacel on a stand-alone basis, including the need to rebuild its product candidate development program, infrastructure and management to continue its operations;

● Cyclacel management’s belief that it would be difficult to obtain additional equity or debt financing on acceptable terms, if at all;

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● the opportunity as a result of the Transaction for Cyclacel stockholders to participate in the potential value that may result from advancing the Company’s pipeline of services on a global basis as a fire safety and prevention company focused on the provision of fire services and the potential increase in value of the company following the closing of the Transaction;

● the terms and conditions of the draft Exchange Agreement and associated transactions, as well as the safeguards and protective provisions included therein intended to mitigate risks; and

● the risk that Cyclacel is not able to successfully execute its business plan and commercialize its product candidate, plogo, on the planned timeline or at all.

In addition, Fitters Parent’s board of directors approved the Transaction based on a number of factors, including the following:

● The Company’s need for capital to support the increase to the sales of its current services to new geographic areas by accessing the United States’ public market capital, including sources of capital from a broader range of investors than it could otherwise obtain if it continued to operate as a subsidiary of Fitters Parent, which is listed on the Main Board of Bursa Securities (Malaysia);

● the expectation that the Transaction would be a more time-and cost-effective means to access capital than other options considered; and

● the fact that Exchange Shares of Cyclacel common stock issued to Fitters Parent will be registered pursuant to a registration statement on Form S-4 by Cyclacel and will become freely tradable for Fitters Parent.

Interests of the Directors and Executive Officers of Cyclacel in the Transaction (see page 79)

As of July 10, 2025, the directors and executive officers of Cyclacel owned or controlled approximately 51.20 % of the outstanding shares of Cyclacel common stock. In addition, Datuk Dr. Doris Wong, Cyclacel’s chief executive officer and executive director owns approximately seven (7%) percent of the issued and outstanding ordinary shares of Fitters Parent. In considering the recommendation of the board of directors that the stockholders vote to approve Proposal 1, stockholders should be aware that our current and former directors and executive officers have interests in the Transaction that are different from, or in addition to, the interests of stockholders generally.

These interests are discussed in more detail in the section entitled “The Transaction—Interests of the Directors and Executive Officers of Cyclacel in the Transaction” of this proxy statement/prospectus. The members of the board of directors were aware of the different or additional interests described in such section and considered these interests, among other matters, in evaluating and negotiating the Exchange Agreement and the Transaction, and in recommending to our stockholders that the Transaction be approved.

Interests of the Directors and Executive Officers of Fitters Parent in the Transaction (see page 82)

Cyclacel stockholders should be aware that certain executive officers and directors of Fitters Parent have interests in the Transaction that may be different from the interests of stockholders of Cyclacel.

Continued Service with the Company

Certain of the directors of Fitters Parent are expected to remain directors of the Company after the Closing.

Fairness Opinion of the Fitters Sdn. Bhd. and its subsidiaries (see page 70)

On April 8, 2025, Strategic Capital Advisory Sdn. Bhd. (“Strategic Capital Advisory”), a highly specialized corporate finance services company retained by Cyclacel, rendered its written fairness opinion (the “Fairness Opinion”) to the Cyclacel board of directors, that, as of the date of such opinion, and based upon the various assumptions, qualifications and limitations set forth therein, that the fair value of entire equity interest of Fitters Parent and its subsidiaries RM92.27 million to RM107.71 million, that translates to USD20.72 million to USD24.19 million (using the exchange rate of USD1.00 to RM4.453 as of the date of the written Fairness Opinion. Accordingly, Strategic Capital Advisory concluded that the purchase consideration falls within the ranges of values derived using the Discounted Free Cash Flow to Firm (“FCFF”) methodology, hence it is fair from a financial point of view, to the stockholders of Cyclacel.

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The full text of the written Fairness Opinion of Strategic Capital Advisory dated April 8, 2025 is attached as Annex C to this proxy statement/prospectus and is incorporated by reference. Cyclacel encourages its stockholders to read the Fairness Opinion in its entirety for the assumptions made, procedures followed, other matters considered and limits of the review by Strategic Capital Advisory. The summary of the written opinion of Strategic Capital Advisory set forth elsewhere in the proxy statement/prospectus is qualified by reference to the full text of the Fairness Opinion. Strategic Capital Advisory provided its Fairness Opinion for the sole benefit and use of the board of directors of Cyclacel in its consideration of the Transaction. Strategic Capital Advisory’s Fairness Opinion is not a recommendation to any stockholder as to how to vote with respect to the proposed Transaction or to take any other action in connection with the Transaction or otherwise.

Management Following the Closing of the Transaction (see page 154)

Immediately following the Transaction, the executive management team of Cyclacel will remain the same, as set forth below:

Name	Age	Title
Datuk Dr. Doris Wong	43	Chief Executive Officer and Executive Director
Kiu Cu Seng	36	Chief Financial Officer, Secretary and Executive Director
Kwang Fock Chong	46	Director
Dr. Satis Waran Nair Krishnan	39	Director
Inigo Angel Laurduraj	40	Director

Overview of the Exchange Agreement and Agreements Related to the Exchange Agreement

Transaction Consideration and Exchange Shares (see page 82)

At the effective time of the Transaction, each outstanding ordinary share of Fitters held by Fitters Parent will be exchanged for the Exchange Shares of Cyclacel, as described in more detail herein. No fractional shares of Cyclacel common stock will be issued in connection with the Transaction. Instead, all fractional shares of Cyclacel common stock that are issuable to Fitters Parent will be aggregated and will be rounded up into one full share of Cyclacel common stock.

The amount of Exchange Shares is calculated using a formula intended to allocate to Fitters Parent, a percentage of the combined company. As consideration for its acquisition of the shares of Cyclacel common stock, Parent shall pay an amount equal to $1,000,000 in cash (or such amount as mutually agreed upon prior to the Closing) and issue an amount of Parent Common Stock equal to nineteen and ninety nine hundreds (19.99%) percent of the issued and outstanding shares of Parent Common Stock as of the Closing Date to Fitters Parent by issuance of book-entry shares representing the Exchange Shares in accordance with the applicable provisions of the DGCL, and instruct Cyclacel’s transfer agent to update the register of stockholders of Parent.

Based on the estimates set forth above, following the completion of the Transaction, (a) current Cyclacel stockholders are expected to own approximately 80.01% of the common stock of Cyclacel, and (b) Fitters Parent is expected to own approximately 19.99% of the common stock of Cyclacel, which final percentages are subject to adjustment based on the number of Exchange Shares issued at the Closing, as set forth in the Exchange Agreement. In the event the value of the Exchange Shares is not mutually acceptable to both Parties prior to the Closing Date, the parties have agreed to negotiate in good faith an adjustment to the Exchange Shares. If the Transaction does not close by September 30, 2025, either party may terminate the Exchange Agreement and the Transaction.

Cyclacel stock options that remain unexercised prior to the effective time of the Transaction will remain outstanding following the effective time of the Transaction. Likewise, any outstanding warrants to purchase shares of Cyclacel common stock that are outstanding immediately prior to the effective time of the Transaction will remain outstanding following the effective time of the Transaction.

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Conditions to the Completion of the Transaction (see page 98)

To complete the Transaction, each of the closing conditions set forth in the Exchange Agreement must be satisfied or waived including without limitation:

●	No Injunctions. No temporary restraining Order, preliminary or permanent injunction issued by any court of competent jurisdiction preventing or prohibiting the consummation of the Exchange or the other transactions contemplated the Exchange Agreement shall be in effect; provided, however, that each Party shall have used its commercially reasonable efforts to prevent the entry of any such Orders or injunctions and to appeal as promptly as possible any such Orders or injunctions and to appeal as promptly as possible any such Orders or injunctions that may be entered.

●	Stockholder Approval. Parent shall have obtained the Parent Stockholder Exchange Vote and the Company shall have obtained the Required Company Shareholder Vote, each as defined below (and in the Exchange Agreement).

●	Effectiveness of Registration Statement. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and shall not be subject to any stop order or proceeding (or threatened proceeding by the SEC) seeking a stop order with respect to the Registration Statement that has not been withdrawn. Any material state securities laws applicable to the issuance of the shares of Parent Common Stock in connection with the transactions contemplated under the Exchange Agreement shall have been complied with and no stop order (or similar order) shall have been issued or threatened in writing in respect of thereof by any applicable state securities commissioner or court of competent jurisdiction.

●	Listing. The shares of Parent Common Stock to be issued in the Exchange pursuant to the Exchange Agreement shall have been approved for listing (subject to official notice of issuance) on Nasdaq as of the Closing.

In addition to the foregoing closing conditions, the obligations of Parent and the obligations of Fitters Parent and the Company to consummate the transactions contemplated under the Exchange Agreement are also subject to the satisfaction or waiver in writing prior to the Effective Time of the certain conditions as discussed in this proxy statement/prospectus.

For purposes of the Exchange Agreement, “Parent Stockholder Exchange Vote” means the affirmative vote of a majority of the shares of Parent Common Stock properly cast being the only vote of the holders of any class or series of Parent’s capital stock necessary to approve the Exchange Agreement and thereby approve the transactions contemplated under the Exchange Agreement, including the issuance of the Exchange Shares to Fitters Parent pursuant to the terms of the Exchange Agreement.

Termination of the Exchange Agreement (see page 101)

Either of Fitters Parent or Cyclacel can terminate the Exchange Agreement under certain specified circumstances, which would prevent the Transaction from being consummated.

Regulatory Approvals (see page 98)

In the United States, Cyclacel must comply with applicable federal and state securities laws and the rules and regulations of The Nasdaq Stock Market in connection with the issuance of shares of Cyclacel common stock and the filing of this proxy statement/prospectus with the Securities and Exchange Commission. As of the date hereof, the registration statement on Form S-4 of which this proxy statement/prospectus is a part, has not become effective.

In Malaysia, Fitters Parent shall have complied with all applicable Bursa Malaysia Securities Berhad Main Market Listing Requirements, including any required notices to Bursa Malaysia and other necessary approvals regarding the transactions contemplated under this Agreement.

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Material U.S. Federal Income Tax Consequences of the Transaction (see page 152)

The exchange of the Company Ordinary Shares by Fitters Parent for the Transaction consideration will be treated as an exchange described in Section 1001 of the Code, the material U.S. federal income tax consequences of which should be as follows:

● Fitters Parent will recognize gain or loss upon the conveyance, assignment, and transfer of all of its right, title and interest to the Company Ordinary Shares to Parent by delivering to Parent executed and transferrable Share certificates pursuant to the Transaction but such gain or loss will be taxable in the U.S. only if the gain or loss is effectively connected with a trade or business of Fitters Parent in the United States; and

● Even if Fitters Parent has a trade or business in the United States to which such gain is effectively connected, it will not be subject to tax if Fitters Parent is eligible for the benefits of a comprehensive income tax treaty with the United States and such trade or business does not also constitute a permanent establishment under the treaty.

Tax matters are very complicated; accordingly, you should consult your tax advisor for a full understanding of the tax consequences of the Transaction to you, including the applicability and effect of federal, state, and non-U.S. income and other tax laws. For more information, please see the section entitled “The Transaction—Material U.S. Federal Income Tax Consequences of the Transaction” of this proxy statement/prospectus.

The Transaction will not result in any material tax consequences to holders of Cyclacel common stock.

Nasdaq Stock Market Listing (see page 98)

Cyclacel anticipates that the company’s common stock will continue to be listed on The Nasdaq Stock Market following the closing of the Transaction under the trading symbol “BGMS.”

Anticipated Accounting Treatment (see page 93)

The Transaction will be recorded as a business combination under the acquisition method of accounting in accordance with U.S. GAAP and IFRS (i.e., ASC 805/IFRS 3) The Transaction will be treated by Cyclacel as a business combination under the acquisition method of accounting for business combinations in accordance with accounting principles generally accepted in the United States, or U.S. GAAP.

For accounting purposes, Cyclacel is considered to be acquiring Fitters Sdn. Bhd. (the “Company”) in the Transaction due to Cyclacel’s control over the Company after the Closing under U.S. GAAP, as defined in Accounting Standards Codification (“ASC 805-10”). ASC 805 applies to public and privately held entities and is applicable to all transactions or other events that meet the definition of a business combination.

Appraisal Rights (see page 93)

Holders of Cyclacel common stock are not entitled to appraisal rights in connection with the Transaction.

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Risk Factors (see page 21)

Both Cyclacel and the Company are subject to various risks associated with their businesses and their industries. In addition, the Transaction, including the possibility that the Transaction may not be completed, poses a number of risks to each company and its respective securityholders, including the following risks:

●	the number of Exchange Shares may be adjusted prior to the Closing upon mutual agreement of the Parties to the Exchange Agreement based on the market price of Cyclacel common stock so the Transaction consideration at the closing may have a greater or lesser value than at the time the Exchange Agreement was signed;

●	failure to complete the Transaction may result in harm to the common stock price of Cyclacel and future business and operations of each of the Parties;

●	if the conditions to the Transaction are not met, the Transaction may not occur;

●	the Transaction may be completed even though material adverse changes may result from the announcement of the Transaction, industry-wide changes and other causes;

●	some Cyclacel and Fitters Parent executive officers and directors have interests in the Transaction that are different from yours and that may influence them to support or approve the Transaction without regard to your interests;

●	the market price of Cyclacel common stock following the Transaction may decline as a result of the Transaction;

●	Cyclacel securityholders will have a reduced ownership and voting interest in, and will exercise less influence over the management of, the combined company as compared to their current ownership and voting interest in the respective companies following the completion of the Transaction;

●	certain provisions of the Exchange Agreement may discourage third parties from submitting competing proposals, including proposals that may be superior to the arrangements contemplated by the Exchange Agreement; and

●	Fitters Parent may receive consideration in the Transaction that is less than the fair market value of the Company’s common shares and/or Cyclacel may pay more than the fair market value of the Company’s ordinary shares.

These risks and other risks are discussed in greater detail under the section entitled “Risk Factors” in this proxy statement/prospectus. Cyclacel and Fitters Parent both encourage you to read and consider all of these risks carefully.

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SELECTED HISTORICAL AND UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

Selected Historical Consolidated Financial Data of Cyclacel

The following summarizes our selected consolidated financial data for the periods and as of the dates indicated. We have derived the consolidated statement of operations data for the years ended December 31, 2024, 2023 and 2022 and the consolidated balance sheet data as of December 31, 2024 and 2023 from our audited consolidated financial statements included elsewhere in this proxy statement/prospectus. The selected statement of operations data for the years ended December 31, 2021 and 2020 are derived from our consolidated financial statements or unaudited interim condensed consolidated financial statements not included in this proxy statement/prospectus. Our unaudited interim condensed consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles on the same basis as the annual audited consolidated financial statements and, in the opinion of management, reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of our financial position as of March 31, 2025 and 2024 and our results of our operations for the three months ended March 31, 2025 and 2024. The results for the three months ended March 31, 2025 are not necessarily indicative of results to be expected for the year ended December 31, 2025 any other interim periods or any future period or year. This historical financial data should be read in conjunction with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Cyclacel” and with our audited and unaudited consolidated financial statements and their related notes, which are included elsewhere in this proxy statement/prospectus.

	Three Months Ended March 31,		For The Year Ended December 31,
	2025	2024	2024	2023	2022	2021	2020
	(in thousands, except share and per share amounts)		(in thousands, except share and per share amounts)
Consolidated Statement of Operations Data:
Operating expenses:
Research and development	822	2,802	6,655	19,155	20,274	14,928	4,759
General and administrative	3,676	1,582	5,392	6,718	7,382	7,461	5,877
Severance costs	538
Impairment loss
Total operating expenses	5,036	4,384	12,047	25,873	27,656	22,389	10,636
Loss from operations	(5,036)	(4,355)	(12,004)	(25,453)	(27,656)	(22,389)	(10,636)
Net loss	(81)	(2,946)	(11,212)	(22,555)	(21,198)	(18,457)	(8,445)
Net loss attributable to common stockholders	(81)	(2,946)	(11,212)	(22,756)	(21,399)	(18,658)	(12,421)
Net loss per share - basic and diluted (common stockholders)	$(0.22)	$(545.35)	$(502.46)	$(6,419.18)	$(6,887.59)	$(7,526.42)	$(12,310.21)
Net loss per share - basic and diluted (redeemable common stockholders)	$-	$-	$-	$-	$(6,538.25)	$-	$-
Weighted-average common shares outstanding - basic and diluted (common stockholders)	365,231	5,402	22,314	3,545	2,740	2,479	1,009
Weighted-average common shares outstanding - basic and diluted (redeemable common stockholders)	-	-	-	-	386	-	-

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	As of March 31,		For The Year Ended December 31,
	2025	2024	2024	2023	2022	2021	2020
	(in thousands)		(in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	3,450	2,798	3,137	3,378	18,345	36,559	33,406
Working capital	3,051	(3,515)	(2,594)	(717)	16,900	35,529	32,983
Total assets	3,734	6,165	4,094	8,805	28,050	43,136	36,802
Additional paid-in-capital	443,318	429,919	438,202	429,796	422,981	422,960	400,071
Accumulated deficit	(440,461)	(431,228)	(439,494)	(428,282)	(405,727)	(384,529)	(366,072)
Total stockholders’ equity (deficit)	3,062	(2,206)	(2,174)	607	15,939	37,693	33,259

Comparative Historical and Unaudited Pro Forma Per Share Data

The information below reflects the historical net loss and book value per share of Cyclacel common stock and the historical net loss and book value per share of the Company ordinary shares in comparison with the unaudited pro forma net loss and book value per share after giving effect to the Transaction on a pro forma basis. The pro forma amounts are presented for illustrative purposes only and are not necessarily indicative of what the financial position, results of operations or per share information of the company would have been if Cyclacel and Fitters Parent had effected the Transaction as of or for the periods presented.

You should read the information below in conjunction with the audited and unaudited consolidated financial statements of each of Cyclacel and the Company included in this proxy statement/prospectus and the related notes and the unaudited pro forma condensed combined financial information and notes related to such financial statements included elsewhere in this proxy statement/prospectus.

	Three Months Ended March 31, 2025		Year Ended December 31, 2024

Cyclacel Historical Per Common Share Data:
Basic and diluted net loss per share		$(0.22)		$(502.46)
Book value per share		$3.54		$(58.90)
Fitters Parent Historical Per Common Share Data:
Basic and diluted net loss per share	RM	(0.01)	RM	(0.12)
Book value per share	RM	3.81	RM	3.84
Cyclacel and Fitters Parent Combined Unaudited Pro Forma Data:
Basic and diluted net loss per share		$(0.13)		$(27.13)
Book value per share		$3.92		$18.19

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UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Cyclacel Pharmaceuticals, Inc. (“Cyclacel” or “Parent”) and FITTERS Diversified Berhad, a Malaysia publicly-listed investment holding company on Bursa Securities (KL: 9318) (“Fitters Parent”), which is the beneficial owner of all of the ordinary shares (the “Company Ordinary Shares” or “Shares” and each, a “Share”) of Fitters Sdn. Bhd., a private limited company incorporated in Malaysia (the “Company” or “Fitters Sdn. Bhd.”) entered into an Exchange Agreement dated as of May 6, 2025, as amended on July 7, 2025 and as it may be further amended from time to time (collectively, the “Exchange Agreement”) (“Fitters Parent” and “Parent” are sometimes referred to herein as the “Parties” or each, a “Party”). The Parties thereto intend to effect a voluntary share exchange between Parent and Fitters Parent (the “Exchange”), in which the Company will become a wholly-owned subsidiary of Parent, in accordance with the terms of the Exchange Agreement and the rules under Delaware General Corporation Law (the “DGCL”) and the Malaysian Companies Act. The Company has three wholly-owned subsidiaries: AHT NRG Asia Sdn. Bhd., FITTERS (Sarawak) Sdn. Bhd., and Modular Floor Systems (M) Sdn. Bhd.

Upon the terms and subject to the conditions set forth in the Exchange Agreement, and in accordance with the DGCL, at the Closing (as hereinafter defined), Fitters Parent shall convey, assign, and transfer all of its right, title and interest to the Company Ordinary Shares to Parent. The Shares transferred to Parent at the Closing shall constitute one hundred (100%) percent of the issued and outstanding capital shares of the Company. As consideration for its acquisition of the Company Ordinary Shares, Parent shall pay an amount equal to $1,000,000 in cash and issue an amount of common stock, par value $0.001 per share (the “Parent Common Stock”) equal to nineteen and ninety-nine hundreds percent (19.99%) of the issued and outstanding shares of Parent Common Stock as of the Closing Date (as defined below) (the “Exchange Shares”) to Fitters Parent. In the event the value of the Exchange Shares is not mutually acceptable to both Parties prior to the Closing Date, the parties have agreed to negotiate in good faith an adjustment to the Exchange Shares. If the Transaction does not close by September 30, 2025, either party may terminate the Exchange Agreement and the Transaction.

Upon the terms and subject to the conditions set forth in the Exchange Agreement, the closing of the Exchange (the “Closing”) shall take place no later than three business days after the date on which the conditions to Closing set forth in the Exchange Agreement shall have been satisfied or, to the extent permitted thereunder, waived by the appropriate Party (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted hereunder, waiver of all such conditions) or at such other time, date or location as the parties hereto agree. The date on which the Closing actually occurs and the transactions contemplated in the Exchange Agreement become effective is hereinafter referred to as the “Closing Date.” At the time of the Closing, Parent, Fitters Parent and the Company shall deliver the certificates and other documents and instruments required to be delivered thereunder.

The following unaudited pro forma condensed combined financial statements give effect to the exchange of all of the outstanding ordinary shares of the Company for newly-issued shares of common stock of Cyclacel in the Transaction, pursuant to the Exchange Agreement between the parties, and were prepared in accordance with the regulations of the Securities and Exchange Commission (the “SEC”). Cyclacel was determined to be the accounting acquirer based upon the terms of the Transaction and other factors including: (i) Cyclacel’s security holders will own 80.01% of the company, (ii) Cyclacel directors will hold all of the board seats in the combined company, and (iii) Cyclacel management will hold all key positions in the management of the combined company, immediately following the closing of the Transaction.

In the unaudited pro forma condensed combined financial statements, the Transaction will be recorded as a business combination using the acquisition method of accounting under accounting principles generally accepted in the United States, or “U.S. GAAP”. The Transaction will be accounted for as Cyclacel as the accounting acquirer, and it will record the assets acquired and liabilities assumed by Cyclacel in the Transaction at their fair values as of the acquisition date. Cyclacel and Fitters Parent have determined a preliminary estimated purchase price calculated as described in Note 2 to the unaudited pro forma condensed combined financial statements. The net tangible and intangible assets acquired and liabilities assumed in connection with the Transaction are recorded at their estimated acquisition date fair values. A final determination of these estimated fair values will be based on the estimated net tangible and intangible assets and liabilities of Cyclacel that exist as of the date of completion of the Transaction.

The unaudited pro forma condensed combined balance sheet as of March 31, 2025 gives effect to the Transaction as if it took place on March 31, 2025 and combines the historical balance sheets of Cyclacel and the Company as of such date. The unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2025 and for the year ended December 31, 2024 gives effect to the Transaction as if it took place as of January 1, 2025, and combines the historical results of Cyclacel and the Company for each period. The historical financial statements of Cyclacel and the Company have been adjusted to give pro forma effect to events that are (i) directly attributable to the Transaction, (ii) factually supportable, and (iii) with respect to the unaudited pro forma condensed combined statements of operations, at the date hereof are expected to have a continuing impact on the combined companies’ results.

The unaudited pro forma condensed combined financial information is based on the assumptions and adjustments that are described in the accompanying notes. The unaudited pro forma condensed combined financial statements and pro forma adjustments have been prepared based on preliminary estimates of fair value of assets acquired and liabilities assumed. Differences between these preliminary estimates and the final acquisition accounting are likely to occur and these differences could be material as compared to the accompanying unaudited pro forma condensed combined financial statements and the combined companies’ future results of operations and financial position. The actual amounts recorded as of the completion of the Transaction may also differ materially from the information presented in these unaudited condensed combined pro forma financial statements as a result of, among other factors, the amount of capital raised by the Company between entering the Exchange Agreement and closing of the Transaction; the amount of cash used in Cyclacel’s operations between the signing of the Exchange Agreement and the closing of the Transaction; the timing of closing of the Transaction; changes in the fair value of Cyclacel common stock; and other changes in the Cyclacel assets and liabilities that occur prior to the completion of the Transaction.

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The unaudited pro forma condensed combined financial information does not give effect to the potential impact of current financial conditions, regulatory matters, operating efficiencies or other savings or expenses that may be associated with the integration of the two companies, if any. The unaudited pro forma condensed combined financial information is preliminary and has been prepared for informational purposes only and is not necessarily indicative of the financial position or results of operations in future periods or the results that actually would have been realized had Cyclacel and the Company been a combined company during the specified periods. The actual results reported in periods following the transaction are expected to differ significantly from those reflected in the unaudited pro forma condensed combined financial information presented herein for a number of reasons, including, but not limited to, the termination of Cyclacel clinical trials and the related reduction in work force in March 2025, sales of assets and actual differences from the assumptions used to prepare the pro forma financial information.

The unaudited pro forma condensed combined financial information, including the notes thereto, should be read in conjunction with the separate Cyclacel and Company historical financial statements, and their respective management’s discussion and analysis of financial condition and results of operations included elsewhere in this proxy statement/prospectus.

Unaudited Condensed Pro Forma Combined Balance Sheet as of March 31, 2025

	Cyclacel Pharmaceuticals, Inc.	Fitters	Transaction Accounting		Pro Forma
	(Historical)	(Historical)	Adjustments		Combined
	(in thousands)
Current Assets
Cash and cash equivalents	3,450	593	(1,000)		3,043
Inventories		1,005			1,005
Accounts receivables		767			767
Deferred Tax		79			79
Prepaid & other current assets	264	1,421			1,685
	3,714	3,865	(1,000)		6,579

Investments And Other Assets
Property, plant and equipment, net	1	2			3
ROU Asset	19	46			65
Goodwill			1,000		1,000
Investment assets		122			122
	20	170	1,000		1,190

Total Assets	3,734	4,035	-		7,769

Current Liabilities
Trade payables	114	181			295
Accrued and other current liabilities	549	1,228			1,777
	663	1,409	-		2,072
Non-current Liabilities
Lease liability	9	10			19
Deferred income tax liability		37			37
	9	47	-		56
Stockholders’ Equity
Common Stock	204	680	(680	)(a)	204
Preferred Stock	1				1
Additional paid-in capital	443,318	-	2,413	(a)	445,731
Accumulated other comprehensive loss	-	(31)	31	(a)	-
Accumulated deficit	(440,461)	1,929	(1,764	)(a)	(440,296)
Total Stockholders’ Equity	3,062	2,578	0		5,640

Total liabilities and stockholders’ equity	3,734	4,035	0		7,769

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Unaudited Condensed Pro Forma Combined Statement of Operations for the Three Months Ended March 31, 2025

	Cyclacel Pharmaceuticals, Inc.	Fitters	Transaction Accounting		Pro Forma
	(Historical)	(Historical)	Adjustments		Combined
	(in thousands)

Revenues
Sales Revenue		365			365
Clinical Trial Supply	-				-
Revenues	-	365	-		365

Cost of Sales		289			289
General & administrative	4,214	117	13	(b)	4,344
Research and development	822				822
Operating Loss	(5,036)	(41)	(13)		(5,090)

Other income (expense), net	4,955	34			4,989
Loss before taxes	(81)	(8)	(13)		(101)

Income tax benefit	-				-
Income tax expense					-
Net loss	(81)	(8)	(13)		(101)

Basic and diluted earnings per common share:
Net loss per share, continuing operations – basic and diluted	$(0.22)	$(0.00)			$(0.13)
Weighted average common shares outstanding - basic & diluted	365,231	3,000,000	(2,604,256	)(c)	760,975

Unaudited Condensed Pro Forma Combined Statement of Operations for the Year Ended December 31, 2024

	Cyclacel Pharmaceuticals, Inc.	Fitters	Transaction Accounting		Pro Forma
	(Historical)	(Historical)	Adjustments		Combined
	(in thousands)

Revenues
Sales Revenue		1,755			1,755
Clinical Trial Supply	43				43
Revenues	43	1,755	-		1,798

Cost of Sales		1,368			1,368
General & administrative	5,392	648	50	(d)	6,090
Research and development	6,655				6,655
Operating Loss	(12,004)	(260)	(50)		(12,314)

Other income (expense), net	10	168			178
Loss before taxes	(11,994)	(92)	(50)		(12,136)

Income tax benefit	782				782
Income tax expense		11			11
Net loss	(11,212)	(82)	(50)		(11,344)

Basic and diluted earnings per common share:
Net loss per share, continuing operations – basic and diluted	$(502.46)	$(0.03)			$(27.13)
Weighted average common shares outstanding - basic & diluted	22,314	3,000,000	(2,604,256	)(e)	418,058

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Notes to the Unaudited Pro Forma Condensed Combined Financial Information

Note 1. Basis of Presentation

The unaudited pro forma condensed combined financial statements have been prepared using the acquisition method and pursuant to the rules and regulations of the SEC and present the pro forma financial position and results of operations of the combined company based upon historical financial information after giving effect to the transactions, the Fitters acquisition by Cyclacel Pharmaceuticals Inc., and transactions and adjustments described in these footnotes.

The acquisition method is based on ASC 805, Business Combinations (‘‘ASC 805’’) and uses the fair value concepts defined in ASC 820, Fair Value Measurements (“ASC 820”). ASC 805 requires, among other things, that most assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date. In addition, ASC 805 establishes that the consideration transferred is measured at current market price at the consummation of an acquisition. Due to fluctuations in the market price of Cyclacel Pharmaceuticals Inc.’s common stock, this requirement will likely result in a valuation of the actual equity consideration that is different from the valuation presented in this unaudited condensed combined pro forma financial information. Certain footnote disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been condensed or omitted pursuant to such rules and regulations.

The unaudited pro forma condensed combined financial statements are presented for informational purposes only. These unaudited pro forma condensed combined financial statements are not necessarily indicative of the results of operations that would have been achieved had the transaction actually taken place at the dates indicated and do not purport to be indicative of Cyclacel Pharmaceuticals Inc’s future financial position or operating results. The unaudited pro forma condensed combined financial statements should be read in conjunction with the historical financial statements described below.

Note 2. Estimate of Purchase Consideration

The following is a preliminary estimate of the consideration expected to be transferred to effect the acquisition of Fitters:

Preliminary allocation of purchase consideration

Common Stock of CYCC Shares O/S as of July 7, 2025	1,583,965

19.99% of CYCC Shares:	395,965
Stock Price as of June 7, 2025	$3.57
Cash consideration	$1,000,000
Total Estimated Purchase Consideration	$2,412,805

Cash and cash equivalents	593,055
Inventories	1,004,908
Accounts receivables	766,916
Deferred Tax	79,073
Prepaid & other current assets	1,420,807
Property, plant and equipment, net	2,324
ROU Asset	45,509
Investment assets	122,032
Trade payables	(181,042)
Accrued and other current liabilities	(1,228,025)
Lease liability	(9,906)
Deferred income tax liability	(37,347)
Bargain Purchase	(165,499)

Total Estimated Fair Value of Net Assets Acquired	$2,412,805

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Note 3. Pro Forma Adjustments for the Acquisition

The unaudited pro forma condensed combined financial statements give effect to the transaction described above as if it had occurred on March 31, 2025 for purposes of the unaudited pro forma condensed combined balance sheet and January 1, 2024 for purposes of the unaudited pro forma condensed combined statements of operations. The unaudited pro forma condensed combined statements of operations do not include any material non-recurring charges that will arise as a result of the transactions described above. Adjustments in the unaudited pro forma condensed combined financial statements are as follows:

(a)	this adjustment reflects the elimination of the historical equity of Fitters and reflects the new equity structure of the combined company, including:

i)	issuance of 395,744 shares of common stock to Fitters Parent at a share price of $3.57, being the closing stock price as of July 7, 2025.

ii)	recognition of $165,499 bargain purchase as a result of the fair value of net assets exceeding the estimated purchase consideration.

(b)	this adjustment reflects the issuance of new common stock arising as a result of equity consideration:

Weighted average shares CYCC	365,231
Weighted average shares Fitters	395,744
Weighted average shares Combined	760,975

Weighted average shares Combined	760,975
Less Historical shares CYCC	(365,231)
Less Historical shares Fitters	(3,000,000)
Transaction Accounting Adjustment	(2,604,256)

(c)	Estimate for additional Audit fees at $12,500 per quarter

(d)	this adjustment reflects the elimination of the historical equity of Fitters and reflects the new equity structure of the combined company, including:

i)	issuance of 395,744 shares of common stock to Fitters Parent at a share price of $3.57, being the closing stock price as of July 7, 2025.

Weighted average shares CYCC	22,314
Weighted average shares Fitters	395,744
Weighted average shares Combined	418,058

Weighted average shares Combined	418,058
Less Historical shares CYCC	(22,314)
Less Historical shares Fitters	(3,000,000)
Transaction Accounting Adjustment	(2,604,256)

(e)	Estimate for additional Audit fees at $50,000 for full year

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MARKET PRICE AND DIVIDEND INFORMATION

Parent Common Stock

Parent Common Stock is listed on The Nasdaq Capital Market under the symbol “CYCC.” Following the completion of the Transaction, the Parent Common Stock will continue to be listed on The Nasdaq Stock Market and will trade under the combined company’s new name, “Bio Green Med Solution, Inc.” and new trading symbol, “BGMS.” The following table presents, for the periods indicated, the range of high and low per share sales prices for Parent Common Stock as reported on The Nasdaq Capital Market for each of the periods set forth below, as adjusted for reverse stock splits.

Quarter Ended	Low Sales Price of Parent Common Stock	High Sales Price of Parent Common Stock
March 31, 2025	$64.79	$213.58
December 31, 2024	$74.42	$597.55
September 30, 2024	$228.39	$448.76
June 31, 2024	$311.98	$959.92
March 31, 2024	$436.79	$875.93
December 31, 2023	$527.96	$2,720.14
September 30, 2023	$1,007.19	$3,165.47
June 30, 2023	$1,798.56	$2,758.99

The closing price of Parent Common Stock on May 5, 2025, the last trading day prior to the public announcement of the Transaction, was $4.80 per share, as reported on The Nasdaq Capital Market. Because the market price of Parent Common Stock is subject to fluctuation, the market value of the shares of Parent Common Stock that Fitters Parent will be entitled to receive in the Transaction may increase or decrease.

As of July 10, 2025, there were __ registered holders of our common stock. This number does not include stockholders for whom shares were held in “nominee” or “street name.” For information regarding the beneficial ownership of some stockholders of Parent and Fitters Parent, see the section entitled “Principal Stockholders of Parent” of this proxy statement/prospectus.

Fitters Parent Ordinary Shares

Fitters Parent ordinary shares are listed on the Main Market of Bursa Malaysia Securities Berhad under the stock name: FITTERS and Stock Code: 9318. The following table presents, for the periods indicated, the range of high and low per share sales prices for Fitters Parent ordinary shares as reported on the Main Market of Bursa Malaysia Securities Berhad for each of the periods set forth below.

Quarter Ended	Low Sales Price of Parent Ordinary Shares (in MYR)	High Sales Price of Parent Ordinary Shares (in MYR)
March 31, 2025	0.025	0.025
December 31, 2024	0.03	0.035
September 30, 2024	0.04	0.04
June 31, 2024	0.045	0.04
March 31, 2024	0.055	0.06
December 31, 2023	0.05	0.055
September 30, 2023	0.035	0.04
June 30, 2023	0.035	0.04

The closing price of Fitters Parent ordinary shares on May 5, 2025, the last trading day prior to the public announcement of the Transaction, was MYR 0.025 per share, as reported on Main Market of Bursa Malaysia Securities Berhad.

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RISK FACTORS

The combined company will be faced with a market environment that cannot be predicted and that involves significant risks, many of which will be beyond its control. In addition to the other information contained in this proxy statement/prospectus, you should carefully consider the material risks described below before deciding how to vote your shares of Parent Common Stock. In addition, you should read and consider the risks associated with the business of Cyclacel Pharmaceuticals, Inc. because these risks may also affect the company following the Transaction—these risks can be found in Cyclacel Pharmaceuticals, Inc.’s Annual Report on Form 10-K, as updated by subsequent Quarterly Reports on Form 10-Q, all of which are filed with the SEC. You should also read and consider the other information in this proxy statement/prospectus. Please see the section entitled “Where You Can Find More Information” in this proxy statement/prospectus.

RISKS RELATED TO THE TRANSACTION

The number of Exchange Shares may be adjusted prior to the Closing upon mutual agreement of the Parties to the Exchange Agreement based on the market price of Cyclacel common stock at that time; thus, the Transaction consideration at the Closing may have a greater or lesser value than at the time the Exchange Agreement was signed.

At the Closing of the Transaction, Fitters Parent shall convey, assign, and transfer all of its right, title and interest to the Company Ordinary Shares to Parent in exchange for the cash consideration and the Exchange Shares. The number of Exchange Shares may be adjusted prior to the Closing upon mutual agreement of the Parties to the Exchange Agreement based on the market price of Cyclacel common stock so the Transaction consideration at the closing may have a greater or lesser value than at the time the Exchange Agreement was signed.

The Company Ordinary Shares to be transferred to Parent at the Closing shall constitute 100% percent of the issued and outstanding capital shares of the Company. As part consideration for its acquisition of the Shares, Parent shall issue an amount of Exchange Shares equal to nineteen and ninety-nine hundreds percent (19.99%) of the issued and outstanding shares of Parent Common Stock as of the Closing Date to Fitters Parent by issuance of book-entry shares representing the Exchange Shares in accordance with the applicable provisions of the DGCL, and instruct the Transfer Agent to update the register of stockholders of Parent.

Stockholders of Cyclacel will continue to own and hold their existing shares of Cyclacel common stock. Immediately after the Transaction, (a) current Parent’s stockholders are expected to own approximately 80.01% of the company and (b) Fitters Parent is expected to own approximately 19.99% of Parent.

Failure to complete the Transaction could harm the common stock price of Parent and future business and operations of each company.

If the Transaction is not completed, Parent and Fitters Parent are subject to the following risks:

●	the price of Parent Common Stock may decline and remain volatile;

●	the Parties to the Exchange Agreement will have incurred significant expenses related to the Transaction, such as legal and accounting fees, many of which must be paid even if the Transaction is not completed; and

●	Parent Common Stock could be delisted from The Nasdaq Capital Market if it is unable to comply with the applicable Nasdaq listing requirements.

In addition, if the Exchange Agreement is terminated and the board of directors of Parent or Fitters Parent determines to seek another business combination, there can be no assurance that either Parent or Fitters Parent will be able to find a partner willing to provide equivalent or more attractive consideration than the consideration to be provided by each party in the Transaction or any partner at all.

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If the conditions to the closing of the Transaction are not met, the Transaction may not occur.

Even if the Transaction and related issuance of the Exchange Shares are approved by the stockholders of Parent, specified conditions must be satisfied or waived to complete the Transaction. These conditions are set forth in the Exchange Agreement and described in the section entitled “The Exchange Agreement—Conditions to the Completion of the Transaction” in this proxy statement/prospectus. Parent and Fitters Parent cannot assure you that all of the conditions will be satisfied or waived. If the conditions are not satisfied or waived, the Transaction may not occur or will be delayed, and Parent and Fitters Parent each may lose some or all the intended benefits of the Transaction.

The Transaction may be completed even though material adverse changes may result from the announcement of the Transaction, industry-wide changes and other causes.

In general, either Parent or Fitters Parent can refuse to complete the Transaction if there is a material adverse change affecting Parent or the Company between May 6, 2025, the date of the Exchange Agreement, and the closing of the Transaction. However, certain types of changes do not permit either party to refuse to complete the Transaction, even if such change could be said to have a material adverse effect on Parent or the Company.

Any adverse change, event, development or effect arising from or relating to any of the following shall not be taken into account in determining whether there has been a Material Adverse Effect:

(a) general business or economic conditions,

(b) national or international political or social conditions, including the engagement by the United States or Malaysia in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States or Malaysia, respectively, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States or Malaysia, respectively,

(c) financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index),

(d) changes in US GAAP or IFRS,

(e) changes in laws, rules, regulations, orders, or other binding directives issued by any Governmental Entity, or

(f) the taking of any action required by the Exchange Agreement and the other agreements contemplated hereby.

If adverse changes occur and Parent and Fitters Parent still complete the Transaction, the stock price of Cyclacel following the closing of the Transaction may suffer. This in turn may reduce the value of the Transaction to the stockholders of Parent, Fitters or both.

Some executive officers and directors of Parent and Fitters Parent have interests in the Transaction that are different from yours and that may influence them to support or approve the Transaction without regard to your interests.

Some officers and directors of Parent and Fitters Parent are parties to arrangements that provide them with interests in the Transaction that are different from yours, including, among others, service as an officer or director of the Company following the closing of the Transaction, severance and retention benefits, the acceleration of equity award vesting, and continued indemnification. For more information regarding the interests of the Parent and Fitters Parent executive officers and directors in the Transaction, see the sections entitled “The Transaction—Interests of the Directors and Executive Officers of Parent in the Transaction” and “The Transaction—Interests of the Directors and Executive Officers of Fitters Parent in the Transaction” of this proxy statement/prospectus.

The market price of Parent Common Stock following the Transaction may decline as a result of the Transaction.

The market price of Parent Common Stock may decline as a result of the Transaction for a number of reasons, including if:

● investors react negatively to the prospects of the combined company’s business and prospects following the Closing of the Transaction;

● the effect of the Transaction on the combined company’s business and prospects following the Closing of the Transaction is not consistent with the expectations of financial or industry analysts; or

● the combined company does not achieve the perceived benefits of the Transaction as rapidly or to the extent anticipated by stockholders or financial or industry analysts.

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Fitters Parent and Parent securityholders will have a reduced ownership and voting interest in, and will exercise less influence over the management of, the combined company following the Closing of the Transaction as compared to their current ownership and voting interest in the respective companies.

After the completion of the Transaction, the current securityholders of Fitters Parent and Parent will own a smaller percentage of the Company and Cyclacel, respectively than the ownership in their respective companies prior to the Transaction. Immediately after the Transaction, it is currently estimated that Fitters Parent will own approximately 19.99% of the common stock of Parent, with Parent securityholders, whose shares of Parent Common Stock will remain outstanding after the Transaction, will own approximately 80.01% of the common stock of Parent, calculated on a pro forma basis including after giving effect to the Transaction. These estimates are based on the anticipated number of Exchange Shares and are subject to adjustment as provided in the Exchange Agreement.

In addition, the five member board of directors of the combined company will initially consist of the current directors of Parent. The post-Transaction board of directors of Fitters Sdn. Bhd. will consist of one current member of the board of directors with the addition of Datuk Dr. Doris Wong, Chief Executive Office and Executive Director of Parent. Consequently, securityholders of Parent will be able to have continuity of the management and policies of the combined company following the Closing of the Transaction.

Certain provisions of the Exchange Agreement may discourage third parties from submitting competing proposals, including proposals that may be superior to the arrangements contemplated by the Exchange Agreement.

The terms of the Exchange Agreement prohibit each of Parent and Fitters Parent from soliciting competing proposals or cooperating with persons making unsolicited takeover proposals, except in limited circumstances when such party’s board of directors determines in good faith, after consultation with its independent financial advisor, if any, and outside counsel, that an unsolicited competing proposal constitutes, or would reasonably be expected to result in, a superior competing proposal and that failure to take such action would be reasonably likely to result in a breach of the fiduciary duties of the board of directors. In addition, if Parent or Fitters Parent terminate the Exchange Agreement under specified circumstances, the Parties will still be obligated to pay expenses related to the Transaction, which may discourage third parties from submitting competing proposals to Parent or Fitters Parent or their stockholders, and may cause the respective boards of directors to be less inclined to recommend a competing proposal.

Because the lack of a public market for Fitters capital shares makes it difficult to evaluate the fairness of the Transaction, Fitters Parent may receive consideration in the Transaction that is less than the fair market value of Fitters’ capital shares and/or Parent may pay more than the fair market value of Fitters capital shares.

The outstanding capital shares of Fitters is privately held as a subsidiary of Fitters Parent. The lack of a public market for the capital shares of Fitters makes it extremely difficult to determine its fair market value. Because the percentage of Parent equity to be issued to Fitters Parent as consideration for 100% of the capital shares of Fitters was determined based on negotiations between the Parties, it is possible that the value of Parent Common Stock to be received by Fitters Parent will be less than the fair market value of the capital shares of Fitters, or Parent may pay more than the aggregate fair market value for Fitters capital shares. To mitigate this risk, the parties procured the Fairness Opinion of Strategic Capital Advisory Sdn Bhd., as discussed throughout this proxy statement/prospectus.

RISKS RELATED TO CYCLACEL PHARMACEUTICALS

Unless the context requires otherwise, references in the following “Risks Related to Parent” in this proxy statement/prospectus to “Cyclacel,” “Parent” “we,” “us” and “our” are to Cyclacel Pharmaceuticals, Inc., a Delaware corporation.

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Risks Related to Our Evaluation of Strategic Alternatives

Our activities to evaluate and pursue strategic alternatives may not be successful.

In December 2024, Parent announced that it was in the process of exploring and reviewing strategic alternatives on an expedited basis in order to preserve Parent’s cash, including a potential transaction with investor David Lazar of Activist Investing, LLC (“Lazar”). Parent’s Board of Directors reviewed a range of appropriate strategies to realize value from its assets. The Board directed management to reduce operating costs, which included the liquidation of Parent’s wholly-owned United Kingdom subsidiary, Cyclacel Limited, while such alternatives were being explored.

On January 31, 2025, the creditors voluntary liquidation of Cyclacel Limited was announced in the London Gazette, one of the official public records of the government of the United Kingdom. As part of Cyclacel’s efforts to reduce operating costs it has determined to focus on the development of the plogo clinical program only. On March 10, 2025, Cyclacel entered into an Agreement for the Sale and Purchase of certain assets related to plogo with Cyclacel Limited and the joint liquidator. Therefore, fadraciclib, the Subsidiary’s other drug development program, is being marketed for sale by the joint liquidator through Hilco Appraisals Limited, a firm of professional valuation agents and will no longer be part of the assets of Cyclacel as of January 2025.

We have engaged ARC Group Limited, as a financial advisor to assist us in pursuing strategic alternatives, and on May 6, 2025 we announced that we had entered into the Exchange Agreement. We continue to evaluate additional strategic alternatives in order to enhance stockholder value, including the possibility of the sale of our assets related to plogo, and we have suspended many of our research and development activities to reduce operating expenses while we evaluate and pursue these opportunities. We have and expect to continue to devote significant time and resources to identifying and evaluating strategic alternatives, including the Transaction; however, there can be no assurance that the Transaction or other such activities will enhance stockholder value. In addition, potential strategic transactions that require stockholder approval, such as the Transaction and the related matters stockholders are being asked to approve in this proxy statement/prospectus, may not be approved by our stockholders. Further, any strategic transaction that is completed ultimately may not deliver the anticipated benefits or enhance stockholder value.

Any strategic transaction may require us to incur non-recurring or other charges, may increase our near- and long-term expenditures and may pose significant integration challenges or disrupt our management or business, which could adversely affect our operations and financial results. For example, these transactions may entail numerous operational and financial risks, including:

● exposure to unknown liabilities;

● incurrence of substantial debt or dilutive issuances of equity securities to pay for acquisitions;

● higher than expected acquisition and integration costs;

● write downs of assets or goodwill or impairment charges;

● increased amortization expenses;

● difficulty and cost in combining the operations and personnel of any acquired businesses with our operations and personnel;

● impairment of relationships with key suppliers or customers of any acquired businesses due to changes in management and ownership;

● the inability to sell assets; and

● the inability to retain key employees of our company or any acquired businesses.

Accordingly, although there can be no assurance that we will undertake or successfully complete any strategic transactions of the nature described above. Any transactions that we complete may be subject to the foregoing or other risks and could have a material adverse effect on our business, financial condition and prospects.

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Our business to date has been almost entirely dependent on the success of our product candidates and we have recently decided to discontinue further development of fadraciclib in the U.S. and Europe, and devote significant time and resources to the further development of plogo and identifying and evaluating strategic alternatives, which may not be successful.

We are a clinical-stage biopharmaceutical company working to develop innovative cancer medicines based on cell cycle, epigenetics and mitosis biology. We are a pioneer company in the field of cancer cell cycle biology with a vision to improve patient healthcare by translating insights in cancer biology into medicines that can overcome resistance and ultimately increase a patient’s overall survival. The epigenetic/anti-mitotic program is evaluating plogo, a PLK1 inhibitor, in solid tumors and hematological malignancies. Our strategy is to build a diversified biopharmaceutical business based on a pipeline of novel drug candidates addressing oncology and hematology indications.

We have retained rights to commercialize our clinical development candidates and our business objective is to enter into selective partnership arrangements with these programs. Substantially all our efforts to date have been devoted to performing research and development, conducting clinical trials, developing and acquiring intellectual property, raising capital and recruiting and training personnel. As part of Cyclacel’s efforts to reduce operating costs, it has determined to focus on the development of plogo only.

We are evaluating and pursuing strategic alternatives with a goal to enhance stockholder value, including the Transaction and have suspended most of our research and development activities, other than our plogo program, to reduce operating expenses while we focus on closing the Transaction and pursuing other strategic alternatives with respect to the sale of assets.

There can be no assurance that our efforts to sell certain of our assets will result in any definitive offer to buy such assets or if made, what the terms thereof will be or that the Transaction or any asset sale will be approved or consummated. In addition, there can be no assurance that any transactions, involving our company and/or assets, that is consummated would enhance stockholder value. There also can be no assurance that we will conduct additional research or development activities in the future.

We are substantially dependent on our remaining employees to facilitate the consummation of a strategic transaction. We could lose such key employees, in particular, as a result of the plogo data and the reduction in our workforce in recent years.

In recent years, we instituted expense reductions to conserve capital, including a workforce reduction including of our former Chief Medical Officer. Our cash conservation activities may cause remaining employees to seek alternative employment. Our ability to successfully complete a strategic transaction, including the Transaction, depends in large part on our ability to retain certain of our remaining personnel, particularly Datuk Dr. Doris Wong, Chief Executive Office and Executive Director, and Kiu Cu Seng, our Chief Financial Officer, Executive Director and Secretary. Despite our efforts to retain these officers, one or more may terminate their employment with us on short notice. The loss of the services of any of these officers could potentially harm our ability to evaluate and pursue strategic alternatives, as well as fulfill our reporting obligations as a public company.

Competition among emerging companies for qualified employees is intense, and the ability to retain our key employees is critical to our ability to effectively manage our resources and to consummate a strategic transaction. Although we have suspended most of our research and development activities, if we continue the development of plogo or of new products, such development requires expertise from a number of different disciplines, some of which are not widely available. The failure of the development of plogo in clinical trials will likely make it more challenging to retain qualified personnel and difficult to recruit personnel in the future, if necessary. The inability to recruit or loss of the services of any executive, key employee, consultant or advisor may impede our ability to identify and execute on a strategic path forward.

Our key employees have a significant amount of know-how and experience in our company, and the loss of one or more of them could have a material and adverse effect on our operations or ability to consummate a strategic transaction. While we have taken steps to retain our employees, including the granting of equity awards, paying competitive salaries and implementing appropriate bonus programs, these factors may not be enough to retain the employees that we need, particularly in light of the recent scaling back of our operations.

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The loss of the services of existing personnel or the failure to recruit additional, suitable key scientific, managerial, clinical, regulatory, operational and other personnel in a timely manner, if required, could harm our business. We may experience difficulty in hiring and retaining highly-skilled employees with appropriate qualifications as needed. If we fail to retain and motivate our current personnel or fail to attract new personnel, our business and future growth prospects and our ability to consummate a strategic transaction would be harmed. The inability to recruit or loss of the services of any executive, key employee, consultant or advisor may impede our ability to identify and execute on our strategy.

Risks Related to Our Business

We have a history of operating losses, and we expect to incur losses for the foreseeable future. We may never become profitable. Our stock is a highly speculative investment.

We have incurred operating losses in each year since beginning operations in 1996 due to costs incurred in connection with our research and development activities and selling, general and administrative costs associated with our operations, we expect to incur significant losses for the next several years and we may never achieve profitability. As of March 31, 2025, we had an accumulated deficit of $440.5 million. As of December 31, 2024 and December 31, 2023, our accumulated deficit was $439.5 million and $428.3 million, respectively. Net cash used in operating activities increased by $2.7 million, from $0.5 million for the three months ended March 31, 2024 to $3.2 million for the three months ended March 31, 2025. The increase in cash used by operating activities was primarily the result of a change in working capital of $5.5 million as result of the change of control and offset by $1.7 million of stock compensation expense. Our net loss was $11.2 million and $22.5 million for the years ended December 31, 2024 and 2023, respectively.

Our remaining drug candidate, plogo, is in the early- to mid-stages of clinical testing and we must conduct significant additional clinical trials before we can seek the regulatory approvals necessary to begin commercial sales of our drugs. We expect to incur continued losses for several years as we continue our research and development of our drug candidates, seek regulatory approvals and commercialize any approved drugs. If our remaining drug candidate is unsuccessful in clinical trials or we are unable to obtain regulatory approvals, or if our drugs are unsuccessful in the market, we will not be profitable. If we fail to become and remain profitable, or if we are unable to fund our continuing losses, particularly in light of the current economic conditions, you could lose all or part of your investment.

There is substantial doubt regarding our ability to continue as a going concern. Our ability to raise additional capital in the future may not be available to us on reasonable terms, if at all, when or as we require additional funding. If we issue additional shares of our common stock or other securities that may be convertible into, or exercisable or exchangeable for, our common stock, our existing stockholders would experience further dilution. If we fail to obtain additional funding, we may be unable to complete the development and commercialization of our lead drug candidates or continue to fund our research and development programs.

We have funded all of our operations and capital expenditures with proceeds from the issuance of public equity securities, private placements of our securities, interest on investments, licensing revenue, government grants, research and development tax credits and product revenue. In order to conduct the lengthy and expensive research, preclinical testing and clinical trials necessary to complete the development and marketing of our drug candidates, we will require substantial additional funds. We may have insufficient public equity available for issue to raise the required additional substantial funds to implement our operating plan and we may not be able to obtain the appropriate stockholder approvals necessary to increase our available public equity for issuance within a time that we may require additional funding.

For the three months ended March 31, 2025, we used net cash of $3.2 million to fund our operating activities. We had cash and cash equivalents of $3.5 million as of March 31, 2025. As of December 31, 2024, our cash and cash equivalents were $3.1 million. Based on our current operating plan, there is substantial doubt regarding our ability to continue as a going concern for a period of one year after the date that our financial statements for the year ended December 31, 2024 are issued. To meet our long-term financing requirements, we may raise funds through public or private equity offerings, debt financings or strategic alliances.

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Raising additional funds by issuing equity or convertible debt securities may cause our stockholders to experience substantial dilution in their ownership interests and new investors may have rights superior to the rights of our other stockholders. To the extent equity valuations, including the trading price of our common stock, are depressed as a result of economic disruptions or other uncertainties, for example due to rising inflationary pressures, ongoing military conflicts or other factors, the potential magnitude of this dilution will increase. Raising additional funds through debt financing, if available, may involve covenants that restrict our business activities and options. To the extent that we raise additional funds through collaborations and licensing arrangements, we may have to relinquish valuable rights to our drug discovery and other technologies, research programs or drug candidates, or grant licenses on terms that may not be favorable to us. Additional funding may not be available to us on favorable terms, or at all, particularly in light of the current economic conditions. If we are unable to obtain additional funds, we may be forced to delay or terminate our current clinical trials and the development and marketing of our remaining drug candidate.

Unstable market and economic conditions may have serious adverse consequences on our business, financial condition and stock price.

Concerns over energy costs, geopolitical issues, the U.S. mortgage market and a deteriorating real estate market, unstable global credit markets and financial conditions, and volatile oil prices have led to periods of significant economic instability, diminished liquidity and credit availability, declines in consumer confidence and discretionary spending, diminished expectations for the global economy and expectations of slower global economic growth, increased unemployment rates, and increased credit defaults in recent years. Our general business strategy may be adversely affected by any such economic downturns, volatile business environments and continued unstable or unpredictable economic and market conditions. There can be no assurance that further deterioration in credit and financial markets and confidence in economic conditions will not continue to occur. Our general business strategy may be adversely affected by any such economic downturn, volatile business environment or continued unpredictable and unstable market conditions. If the current financial markets deteriorate, or do not improve, it may make any necessary financing more difficult, more costly, and more dilutive. Failure to secure any necessary financing in a timely manner and on favorable terms could have a material adverse effect on our growth strategy, financial performance and stock price and could require us to delay or abandon clinical development or other operating or strategic plans for our business.

Inadequate funding for the FDA, the SEC and other government agencies could hinder their ability to hire and retain key leadership and other personnel, prevent new products and services from being developed or commercialized in a timely manner or otherwise prevent those agencies from performing normal business functions on which the operation of our business may rely, which could negatively impact our business.

The ability of the FDA to review and approve new products can be affected by a variety of factors, including government budget and funding levels, ability to hire and retain key personnel and accept the payment of user fees, and statutory, regulatory, and policy changes. Average review times at the agency have fluctuated in recent years as a result. In addition, government funding of the SEC and other government agencies on which our operations may rely, including those that fund research and development activities is subject to the political process, which is inherently fluid and unpredictable.

Disruptions at the FDA and other agencies may also slow the time necessary for new drugs to be reviewed and/or approved by necessary government agencies, which would adversely affect our business. If a prolonged government shutdown occurs, it could significantly impact the ability of the FDA to timely review and process our regulatory submissions, which could have a material adverse effect on our business. Further, upon completion of this offering and in our operations as a public company, future government shutdowns could impact our ability to access the public markets and obtain necessary capital in order to properly capitalize and continue our operations.

Our employees, independent contractors, principal investigators, contract research organizations, consultants or vendors may engage in misconduct or other improper activities, including noncompliance with regulatory standards and requirements.

We are exposed to the risk that our employees, independent contractors, principal investigators, contract research organizations, consultants or vendors may engage in fraudulent or other illegal activity. Misconduct by these parties could include intentional, reckless and/or negligent conduct or disclosure of unauthorized activities to us that violates: FDA regulations, including those laws requiring the reporting of true, complete and accurate information to the FDA; manufacturing standards; federal and state health care fraud and abuse laws and regulations; or laws that require the true, complete and accurate reporting of financial information or data. In addition, sales, marketing and business arrangements in the health care industry are subject to extensive laws and regulations intended to prevent fraud, kickbacks, self-dealing and other abusive practices. These laws and regulations may restrict or prohibit a wide range of pricing, discounting, marketing and promotion, sales commission, customer incentive programs and other business arrangements. Activities subject to these laws also involve the improper use or misrepresentation of information obtained in the course of clinical trials or creating fraudulent data in our nonclinical studies or clinical trials, which could result in regulatory sanctions and serious harm to our reputation.

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It is not always possible to identify and deter misconduct by our employees and other third parties, and the precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to be in compliance with such laws or regulations. Additionally, we are subject to the risk that a person could allege such fraud or other misconduct, even if none occurred. If any such actions are instituted against us, and we are not successful in defending ourselves or asserting our rights, those actions could have a significant impact on our business, including the imposition of civil, criminal and administrative penalties, damages, monetary fines, possible exclusion from participation in Medicare, Medicaid and other federal health care programs, contractual damages, reputational harm, diminished potential profits and future earnings, and curtailment of our operations, any of which could adversely affect our business, financial condition, results of operations or prospects.

If we are unable to compete successfully in our marketplace, it will harm our business.

There are existing products in the marketplace that compete with our products. Companies may develop new products that compete with our products. Certain competitors and potential competitors have longer operating histories, substantially greater product development capabilities and financial, scientific, marketing and sales resources. Competitors and potential competitors may also develop products that are safer, more effective or have other potential advantages compared to our products. In addition, research, development and commercialization efforts by others could render our products obsolete or non-competitive. Certain competitors and potential competitors have broader product offerings and extensive customer bases, allowing them to adopt aggressive pricing policies that would enable them to gain market share. Competitive pressure could result in price reductions, reduced margins and loss of market share. We could encounter potential customers that, due to existing relationships with our competitors, are committed to products offered by those competitors. As a result, those potential customers may not consider purchasing our products.

We are at an early stage of development as a company and we do not have, and may never have, any products that generate significant revenues.

We are at an early stage of development as a company and have a limited operating history on which to evaluate our business and prospects. We cannot guarantee that our sole product candidate currently in development will ever become marketable. We must demonstrate that our drug candidate satisfies rigorous standards of safety and efficacy for their intended uses before the FDA, EMA and other regulatory authorities in the United States, the European Union and elsewhere. Significant additional research, preclinical testing and clinical testing is required before we can file applications with the FDA or EMA for approval of plogo or any of our future drug candidates. In addition, to compete effectively, our drugs must be easy to administer, cost-effective and economical to manufacture on a commercial scale. We may not achieve any of these objectives. We cannot be certain that the clinical development of our drug candidates in preclinical testing or clinical development will be successful, that we will receive regulatory approvals required to commercialize them or that any of our other research and drug discovery programs will yield a drug candidate suitable for investigation through clinical trials. Our commercial revenues from our product candidate currently in development, if any, will be derived from sales of drugs that will not become marketable for several years, if at all.

If we fail to comply with the continued listing requirements of The Nasdaq Capital Market, our common stock may be delisted and the price of our common stock and our ability to access the capital markets could be negatively impacted.

Our common stock is currently listed for trading on the Nasdaq Capital Market (“Nasdaq”). We must satisfy Nasdaq’s continued listing requirements, including, among other things, a minimum stockholders’ equity of $2.5 million and a minimum bid price for our common stock of $1.00 per share, or risk delisting, which would have a material adverse effect on our business. In order to maintain our listing, we must also maintain continued business operations so that we are not characterized as a “public shell company.”

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A delisting of our common stock from The Nasdaq Capital Market could materially reduce the liquidity of our common stock and result in a corresponding material reduction in the price of our common stock. In addition, delisting could harm our ability to raise capital through alternative financing sources on terms acceptable to us, or at all, and may result in the potential loss of confidence by investors, suppliers, customers and employees and fewer business development opportunities.

We effected a 15:1 reverse stock split of our common stock on December 18, 2023 (the “Reverse Stock Split”), which enabled us to regain compliance with Nasdaq’s minimum bid price requirements. On February 25, 2025, Nasdaq notified Cyclacel that it has regained compliance with the equity requirement in Listing Rule 5550(b)(1) (the “Equity Rule”), as required by the Nasdaq Hearing Panel’s decision dated October 22, 2024. As previously reported by Cyclacel on Form 8-K, filed with the SEC on October 24, 2024, on October 15, 2024, Cyclacel met with the Nasdaq Hearings Panel regarding its potential delisting from Nasdaq as a result of its non-compliance with the Equity Rule. On October 22, 2024, Cyclacel received the Nasdaq Hearings Panel decision which granted Cyclacel until December 24, 2024 to regain compliance with the Equity Rule. Following Cyclacel’s regaining compliance with the Equity Rule pursuant to the February 25, 2025, Cyclacel will be subject to a Mandatory Panel Monitor for a period of one year from February 25, 2025 pursuant to Listing Rule 5815(d)(4)(B).

On May 12, 2025, we effected a 16:1 reverse stock split, primarily to meet the minimum bid price requirements of Nasdaq, which reverse stock split was approved by Cyclacel’s stockholders at a special meeting of its stockholders on February 6, 2025.

On June 3, 2025, Cyclacel received a minimum bid price compliance letter from Nasdaq confirming that Cyclacel has regained compliance with Listing Rule 5550(a)(2), and that the matter is now closed. Notwithstanding the minimum bid price compliance letter from Nasdaq, we cannot be sure that our share price will continue to comply with the requirements for continued listing of our common stock on The Nasdaq Capital Market in the future, or that we will continue to comply with the other continued listing requirements. If our shares of common stock lose their status on The Nasdaq Capital Market, we believe that our shares of common stock would likely be eligible to be quoted on the inter-dealer electronic quotation and trading system operated by Pink OTC Markets Inc., commonly referred to as the Pink Sheets and now known as the OTCQB market. These markets are generally not considered to be as efficient as, and not as broad as, The Nasdaq Capital Market. Selling our shares of common stock on these markets could be more difficult because smaller quantities of shares would likely be bought and sold, and transactions could be delayed. In addition, in the event our shares of common stock are delisted, broker-dealers have certain regulatory burdens imposed upon them, which may discourage broker-dealers from effecting transactions in our common stock, further limiting the liquidity of our common stock. These factors could result in lower prices and larger spreads in the bid and ask prices for our common stock.

To the extent we elect to fund the development of a drug candidate or the commercialization of a drug at our expense, we will need substantial additional funding.

We plan to market drugs on our own, with or without a partner, that can be effectively commercialized and sold in concentrated markets that do not require a large sales force to be competitive. To achieve this goal, we will need to establish our own specialized sales force, marketing organization and supporting distribution capabilities. The development and commercialization of our drug candidates is very expensive. To the extent we elect to fund the full development of a drug candidate or the commercialization of a drug at our expense, we will need to raise substantial additional funding to:

●	fund research and development and clinical trials connected with our research;

●	fund clinical trials and seek regulatory approvals;

●	build or access manufacturing and commercialization capabilities;

●	implement additional internal control systems and infrastructure;

●	commercialize and secure coverage, payment and reimbursement of our drug candidates, if any such candidates receive regulatory approval;

●	maintain, defend and expand the scope of our intellectual property; and

●	hire additional management, sales and scientific personnel.

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Our future funding requirements will depend on many factors, including:

●	the scope, rate of progress and cost of our clinical trials and other research and development activities;

●	the costs and timing of seeking and obtaining regulatory approvals;

●	the costs of filing, prosecuting, defending and enforcing any patent claims and other intellectual property rights;

●	the costs associated with establishing sales and marketing capabilities;

●	the costs of acquiring or investing in businesses, products and technologies;

●	the effect of competing technological and market developments; and

●	the payment, other terms and timing of any strategic alliance, licensing or other arrangements that we may establish.

If we are not able to secure additional funding when needed, especially in light of the current economic conditions and financial market turmoil, we may have to delay, reduce the scope of or eliminate one or more of our clinical trials or research and development programs or future commercialization efforts.

Our insurance policies are expensive and only protect us from some business risks, which will leave us exposed to significant uninsured liabilities.

We do not carry insurance for all categories of risk that our business may encounter. Some of the policies we currently maintain include property, general liability, employment benefits liability, workers’ compensation, products liability and clinical trials (U.S. and foreign), and directors’ and officers’, employment practices and fiduciary liability insurance. We do not know, however, if we will be able to maintain insurance with adequate levels of coverage. Any significant uninsured liability may require us to pay substantial amounts, which would adversely affect our financial position and results of operations.

Funding constraints may negatively impact our research and development, forcing us to delay our efforts to develop Plogo, which may prevent us from commercializing our product candidate as quickly as possible.

Research and development is an expensive process. As part of our operating plan, we have decided to concentrate our clinical development strategy on our single remaining product candidate, plogo, an ongoing, hemato-oncology clinical program in transcriptional regulation and mitosis control biology, which include our areas of historical expertise in PLK inhibitor. Because we have to prioritize our development candidate as a result of budget constraints, we may not be able to fully realize the value of our product candidate in a timely manner, if at all.

Security incidents, loss of data and other disruptions could compromise sensitive information related to our business or prevent us from accessing critical information and expose us to liability, which could adversely affect our business and our reputation. Our business and operations would suffer in the event of system failures.

In the ordinary course of our business, we collect and store sensitive data, intellectual property and proprietary business information owned or controlled by ourselves or our customers. This data encompasses a wide variety of business-critical information including research and development information, commercial information, and business and financial information. We face four primary risks related to protecting this critical information: loss of access; unauthorized disclosure; unauthorized modification; and inadequate monitoring of our controls over the first three risks.

We utilize information technology, or IT, systems and networks to process, transmit and store electronic information in connection with our business activities. The secure processing, storage, maintenance, and transmission of this critical information is vital to our operations and business strategy, and we devote significant resources to protecting such information. As use of digital technologies has increased, cyber incidents, including deliberate attacks and attempts to gain unauthorized access to computer systems and networks, have increased in frequency and sophistication. These threats pose a risk to the security of our systems and networks and the confidentiality, availability and integrity of our data. There can be no assurance that we will be successful in preventing cybersecurity incidents or successfully mitigating their effects.

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Despite the implementation of security measures, our internal and cloud-based computer systems and those of our contractors and consultants are vulnerable to damage from such cybersecurity incidents, including computer viruses, social engineering, unauthorized access, natural disasters, terrorism, war and telecommunication and electrical failures. Such an event could cause interruption of our operations. For example, the loss of data from ongoing or completed clinical trials for our product candidate could result in delays in our regulatory approval efforts and significantly increase our costs. In addition, there can be no assurance that we will promptly detect any such disruption or security breach, if at all. To the extent that any disruption or security breach were to result in a loss of or damage to our data, or inappropriate disclosure of confidential or proprietary information, we could suffer material legal claims and liability, damage to our reputation, suffer loss or harm to our intellectual property rights and the further research, development and commercial efforts of our products and product candidate could be delayed. The loss of drug development or clinical trial data could result in delays in our regulatory approval efforts and significantly increase our costs to recover or reproduce the data and could adversely impact our business and operations, and could result in financial, legal, operational or reputational harm to us, loss of competitive advantage or loss of consumer confidence.

Risks Related to our Reliance on Third Parties

We rely, and expect to continue to rely, on third parties to conduct some aspects of our product formulation, research, preclinical, and clinical studies, and those third parties may not perform satisfactorily, including by failing to meet deadlines for the completion of such formulation, research or testing.

We have relied upon and plan to continue to rely upon third parties, including independent clinical investigators, contracted laboratories and third-party CROs, to conduct our preclinical studies and clinical trials, as well as certain product candidate discovery and development activities, in accordance with applicable regulatory requirements and to monitor and manage data for our ongoing preclinical and clinical programs. We rely on these parties for execution of our preclinical studies and clinical trials, and control only certain aspects of their activities. Nevertheless, we are responsible for ensuring that each of our studies and trials is conducted in accordance with the applicable protocol, legal and regulatory requirements and scientific standards, and our reliance on these third parties does not relieve us of our regulatory responsibilities. We and our third-party contractors and CROs are required to comply with GLP and GCP requirements, as applicable, which are regulations and guidelines enforced by the FDA, the EMA and other comparable foreign regulatory authorities for all of our products in clinical development. Regulatory authorities enforce these GLP and GCP regulations through periodic inspections of laboratories conducting GLP studies, and clinical trial sponsors, principal investigators, CROs, and trial sites when auditing for GCP compliance. If we, our investigators or any of our CROs or contracted laboratories fail to comply with applicable GLP and GCP regulations, as applicable, the data generated in our preclinical studies and clinical trials may be deemed unreliable and the FDA, the EMA or other comparable foreign regulatory authorities may require us to perform additional preclinical studies or clinical trials before approving our marketing applications for our therapeutic product candidates. We cannot assure you that upon inspection by a given regulatory authority, such regulatory authority will determine that any of our preclinical studies or clinical trials comply with applicable GLP or GCP regulations. In addition, our clinical trials must be conducted with product manufactured in compliance with applicable cGMP regulations. Our failure to comply with these regulations may require us to repeat preclinical studies or clinical trials, which would delay the regulatory approval process.

Further, these laboratories, investigators and CROs are not our employees, and we will not be able to control, other than by contract, the amount of resources, including time which they devote to plogo or and of our future product candidate and clinical trials. If independent laboratories, investigators or CROs fail to devote sufficient resources to the development of our product candidate, or if their performance is substandard, it may delay or compromise the prospects for approval and commercialization of plogo or any future product candidates that we develop. In addition, the use of third-party service providers requires us to disclose our proprietary information to these parties, which could increase the risk that this information will be misappropriated.

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There is a limited number of third-party service providers that specialize or have the expertise required to achieve our business objectives. If any of our relationships with these third-party laboratories, CROs or clinical investigators terminate, we may not be able to enter into arrangements with alternative laboratories, CROs or investigators or to do so in a timely manner or on commercially reasonable terms. If laboratories, CROs or clinical investigators do not successfully carry out their contractual duties or obligations or meet expected deadlines, if they need to be replaced or if the quality or accuracy of the clinical data they obtain is compromised due to the failure to adhere to our preclinical or clinical protocols, regulatory requirements or for other reasons, our preclinical studies or clinical trials may be extended, delayed or terminated and we may not be able to obtain regulatory approval for or successfully commercialize our product candidate. As a result, our results of operations and the commercial prospects for our product candidate would be harmed, our costs could increase and our ability to generate revenues could be delayed.

Switching or adding additional laboratories or CROs (or investigators) involves additional costs and requires management time and focus. In addition, there is a natural transition period when a new laboratory or CRO commences work. As a result, delays occur, which can materially impact our ability to meet our desired clinical development timelines. Though we carefully manage our relationships with our contracted laboratories and CROs, there can be no assurance that we will not encounter similar challenges or delays in the future or that these delays or challenges will not have a material adverse impact on our business, financial condition and results of operations.

In addition, clinical investigators may serve as scientific advisors or consultants to us from time to time and may receive cash compensation in connection with such services. If these relationships and any related compensation result in perceived or actual conflicts of interest, or the FDA concludes that the financial relationship may have affected the interpretation of the preclinical study or clinical trial, the integrity of the data generated at the applicable preclinical study or clinical trial site may be questioned and the utility of the preclinical study or clinical trial itself may be jeopardized, which could result in the delay or rejection by the FDA. Any such delay or rejection could prevent us from commercializing our clinical-stage product candidate or any future therapeutic product candidates it may develop.

We rely on third-party supply and manufacturing partners for drug supplies for our late-stage clinical activities and may do the same for any commercial supplies of our product candidate.

We rely on third-party contract manufacturing organizations, or CMOs, for our preclinical and future clinical trial product materials and commercial supplies. We do not intend to produce any meaningful quantity of plogo or any of our future product candidates for preclinical and clinical development through our internal resources, and we do not currently own manufacturing facilities for producing such supplies. While we intend to try to avoid sole-source arrangements with any of our manufacturing, supply and testing vendors, it may not always be possible to do so. We cannot assure you that our preclinical or future clinical development product supplies and commercial supplies will not be limited or interrupted, especially with respect to any sole source third-party manufacturing and supply partners or will be of satisfactory quality or continue to be available at acceptable prices. In particular, any replacement of our manufacturers could require significant effort and expertise because there may be a limited number of qualified replacements.

In complying with the manufacturing regulations of the FDA and other comparable foreign regulatory authorities, we and our third-party suppliers must spend significant time, money and effort in the areas of design and development, testing, production, record-keeping and quality control to assure that the products meet applicable specifications and other regulatory requirements. Suppliers and manufacturers must meet applicable manufacturing requirements and undergo rigorous facility and process validation tests required by regulatory authorities in order to comply with regulatory standards, such as cGMP. Although our agreements with our CMOs require them to perform according to certain cGMP requirements such as those relating to quality control, quality assurance and qualified personnel, we cannot control the conduct of our CMOs to implement and maintain these standards. In the event that any of our current or future manufacturers fails to comply with such requirements or to perform its obligations to us in relation to quality, timing or otherwise, or if our supply of components or other materials becomes limited or interrupted for other reasons, we may be forced to manufacture the materials ourselves, for which we currently do not have the capabilities or resources, or enter into an agreement with another third party, which we may not be able to do on commercially reasonable terms, or at all. In some cases, the technical skills or technology required to manufacture our future product candidates may be unique or proprietary to the original manufacturer and we may have difficulty transferring such skills or technology to another third party and a feasible alternative may not exist. These factors would increase our reliance on such manufacturer or require us to obtain a license from such manufacturer in order to have another third party manufacture our product candidate. If we are required to change manufacturers for any reason, we will be required to verify that the new manufacturer maintains facilities and procedures that comply with quality standards and with all applicable regulations and guidelines. The delays associated with the verification of a new manufacturer could negatively affect our ability to develop product candidate in a timely manner or within budget.

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In addition, our CMOs are subject to inspection and approval by regulatory authorities before we can commence the manufacture and sale of any of plogo and thereafter are subject to ongoing inspection from time to time. Our CMOs may not be able to comply with applicable cGMP regulations or similar regulatory requirements outside of the United States. Our failure, or the failure of our third-party manufacturers, to comply with applicable regulations could result in regulatory actions, such as the issuance of FDA Form 483 notices of observations, warning letters or sanctions being imposed on us, including clinical holds, fines, injunctions, civil penalties, delays, suspension or withdrawal of approvals, license revocation, seizures or recalls of product candidates or drugs, operating restrictions and criminal prosecutions, any of which could significantly and adversely affect supplies of our products. Any such failure by us or any of our CMOs would significantly impact our ability to develop, obtain regulatory approval for or, if approved, market our product candidate.

We may rely on third-party manufacturers if we receive regulatory approval for any product candidate. To the extent that we have existing, or enter into future, manufacturing arrangements with third parties, we will depend on these third parties to perform their obligations in a timely manner consistent with contractual and regulatory requirements, including those related to quality control and assurance. If we are unable to obtain or maintain third-party manufacturing for product candidate, or to do so on commercially reasonable terms, we may not be able to develop and commercialize our product candidate successfully. Our or a third-party’s failure to execute our manufacturing requirements could adversely affect our business in a number of ways, including:

●	an inability to initiate or continue clinical trials of plogo under development, which may impact our potential economic benefits;

●	delay in submitting regulatory applications, or receiving regulatory approvals, for plogo or any future product candidate;

●	loss of the cooperation of a collaborator;

●	subjecting plogo or any future of our product candidate to additional inspections by regulatory authorities;

●	requirements to cease distribution or to recall batches of plogo or any future of our product candidate; and

●	in the event of approval to market and commercialize plogo or any future product candidate, an inability to meet commercial demands for our products.

If we fail to enter into and maintain successful strategic alliances for our drug candidates, we may have to reduce or delay our drug candidate development or increase our expenditures.

An important element of our strategy for developing, manufacturing and commercializing our drug candidates is entering into strategic alliances with pharmaceutical companies, research institutions or other industry participants to advance our programs and enable us to maintain our financial and operational capacity.

We face significant competition in seeking appropriate alliances. We may not be able to negotiate alliances on acceptable terms, if at all. In addition, these alliances may be unsuccessful. If we fail to create and maintain suitable alliances, we may have to limit the size or scope of, or delay, one or more of our drug development or research programs. If we elect to fund drug development or research programs on our own, we will have to increase our expenditure and will need to obtain additional funding, which may be unavailable or available only on unfavorable terms.

To the extent we are able to enter into strategic transactions, we will be exposed to risks related to those collaborations and alliances.

We expect to enter into strategic transactions to complete the development and commercialization of some of our drug candidates, including but not limited to after the Phase 2 stage of clinical testing. These arrangements may place the development of our drug candidates outside our control, may require us to relinquish important rights, or may otherwise be on terms unfavorable to us.

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Dependence on collaborative arrangements or strategic alliances will subject us to a number of risks, including the risks that:

●	we may not be able to control the amount and timing of resources that our collaborators may devote to the drug candidates;

●	our collaborators may experience financial difficulties;

●	we may be required to relinquish important rights such as marketing and distribution rights;

●	business combinations or significant changes in a collaborator’s business strategy may also adversely affect a collaborator’s willingness or ability to complete its obligations under any arrangement;

●	a collaborator could independently move forward with a competing drug candidate developed either independently or in collaboration with others, including our competitors; and

●	collaborative arrangements are often terminated or allowed to expire, which would delay development and may increase the cost of developing our drug candidates.

Risks Related to our Intellectual Property

If we fail to enforce adequately or defend our intellectual property rights, our business may be harmed.

Our commercial success depends in large part on obtaining and maintaining patent and trade secret protection for our drug candidates, the methods used to manufacture those drug candidates and the methods for treating patients using those drug candidates.

Our ability to obtain patents is uncertain because legal means afford only limited protections and may not adequately protect our rights or permit us to gain or keep any competitive advantage. Some legal principles remain unresolved and the breadth or interpretation of claims allowed in patents in the United States, the European Union or elsewhere can still be difficult to ascertain or predict. In addition, the specific content of patents and patent applications that are necessary to support and interpret patent claims is highly uncertain due to the complex nature of the relevant legal, scientific and factual issues. Changes in either patent laws or in interpretations of patent laws in the United States, the European Union or elsewhere may diminish the value of our intellectual property or narrow the scope of our patent protection. Our existing patents and any future patents we obtain may not be sufficiently broad to prevent others from practicing our technologies or from developing competing products and technologies. In addition, we generally do not control the patent prosecution of subject matter that we license from others and have not controlled the earlier stages of the patent prosecution. Accordingly, we are unable to exercise the same degree of control over this intellectual property as we would over our own.

Even if patents are issued regarding our drug candidates or methods of using them, those patents can be challenged by our competitors who may argue such patents are invalid and/or unenforceable. Patents also will not protect our drug candidates if competitors devise ways of making or using plogo or any future of our product candidates without legally infringing our patents. The FDA and FDA regulations and policies and equivalents in other jurisdictions provide incentives to manufacturers to challenge patent validity or create modified, non-infringing versions of a drug in order to facilitate the approval of abbreviated new drug applications for generic substitutes. These same types of incentives encourage manufacturers to submit NDAs that rely on literature and clinical data not prepared for or by the drug sponsor.

Proprietary trade secrets and unpatented know-how are also very important to our business. We rely on trade secrets to protect our technology, especially where we do not believe that patent protection is appropriate or obtainable. However, trade secrets are difficult to protect. Our employees, consultants, contractors, outside scientific collaborators and other advisors may unintentionally or willfully disclose our confidential information to competitors, and confidentiality agreements may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. Enforcing a claim that a third-party obtained illegally and is using trade secrets is expensive and time consuming, and the outcome is unpredictable. Moreover, our competitors may independently develop equivalent knowledge, methods and know-how. Failure to obtain or maintain trade secret protection could adversely affect our competitive business position.

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If we do not obtain protection under the Hatch-Waxman Act and similar legislation outside of the United States by extending the patent terms and obtaining data exclusivity for our product candidate, our business may be materially harmed.

Depending upon the timing, duration and specifics of FDA marketing approval of our product candidate, if any, one or more of our United States patents may be eligible for limited patent term extension under the Drug Price Competition and Patent Term Restoration Act of 1984, referred to as the Hatch-Waxman Act. The Hatch-Waxman Act permits a patent term extension of up to five years as compensation for patent term lost during product development and the FDA regulatory review process. However, we may not be granted an extension because, for example, of failing to apply within applicable deadlines, failing to apply prior to expiration of relevant patents or otherwise failing to satisfy applicable requirements. Moreover, the applicable time period or the scope of patent protection afforded could be less than we request. If we are unable to obtain patent term extension or the term of any such extension is less than what we request, the period during which we will have the right to exclusively market our product will be shortened and our competitors may obtain approval of competing products following our patent expiration, and our revenue could be reduced, possibly materially.

We may be subject to damages resulting from claims that our employees or we have wrongfully used or disclosed alleged trade secrets of former employers.

Many of our employees were previously employed at universities or other biotechnology or pharmaceutical companies, including our competitors or potential competitors. Although no claims against us are currently pending, we may be subject to claims that these employees or we have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of their former employers. Litigation may be necessary to defend against these claims. If we fail in defending such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel. A loss of key research personnel or their work product could hamper or prevent our ability to commercialize certain potential drugs, which could severely harm our business. Even if we are successful in defending against these claims, litigation could result in substantial costs and be a distraction to management.

Confidentiality agreements with employees and others may not adequately prevent disclosure of our trade secrets and other proprietary information and may not adequately protect our intellectual property, which could limit our ability to compete.

Because we operate in the highly technical field of drug discovery and development of small molecule drugs, we rely in part on trade secret protection in order to protect our proprietary technology and processes. However, trade secrets are difficult to protect. We enter into confidentiality and intellectual property assignment agreements with our corporate partners, employees, consultants, outside scientific collaborators, sponsored researchers, and other advisors. These agreements generally require that the other party keep confidential and not disclose to third parties all confidential information developed by the party or made known to the party by us during the course of the party’s relationship with us. These agreements also generally provide that inventions conceived by the party in the course of rendering services to us will be our exclusive property. However, these agreements may not be honored and may not effectively assign intellectual property rights to us. Enforcing a claim that a party illegally obtained and is using our trade secrets is difficult, expensive and time consuming, and the outcome is unpredictable. In addition, courts outside the United States may be less willing to protect trade secrets. The failure to obtain or maintain trade secret protection could adversely affect our competitive position.

Intellectual property rights of third parties may increase our costs or delay or prevent us from being able to commercialize our drug candidates.

There is a risk that we are infringing or will infringe on the proprietary rights of third parties because patents and pending applications belonging to third parties exist in the United States, the European Union and elsewhere in the world in the areas of our research. Others might have been the first to make the inventions covered by each of our or our licensors’ pending patent applications and issued patents and might have been the first to file patent applications for these inventions. We are aware of several published patent applications, and understand that others may exist, that could support claims that, if granted and held valid, could cover various aspects of our developmental programs, including in some cases particular uses of our drug candidate, plogo, or substances, processes and techniques that we use in the course of our research and development and manufacturing processes. We are aware that other patents exist that claim substances, processes, techniques and methods of use, which, if held valid, could potentially restrict the scope of our research, development or manufacturing operations.

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In addition, we understand that other applications and patents exist relating to potential uses of plogo that are not part of our current clinical programs for these compounds. Numerous third-party United States and foreign issued patents and pending applications exist in the area of kinases, including PLK for which we have a research program. For example, some pending patent applications contain broad claims that could represent freedom to operate limitations for some of our kinase programs should they be issued unchanged. Although we intend to continue to monitor these applications, we cannot predict what claims will ultimately be allowed and if allowed what their scope would be. In addition, because the patent application process can take several years to complete, there may be currently pending applications, unknown to us, which may later result in issued patents that cover the production, manufacture, commercialization or use of our drug candidates. If we wish to use the technology or compound claimed in issued and unexpired patents owned by others, we will need to obtain a license from the owner, enter into litigation to challenge the validity of the patents or incur the risk of litigation in the event that the owner asserts that we infringe its patents. In one case we have opposed a European patent relating to human aurora kinase and the patent was finally revoked (with no appeal filed).

There has been substantial litigation and other proceedings regarding patent and other intellectual property rights in the pharmaceutical and biotechnology industries. Defending against third party claims, including litigation in particular, would be costly and time-consuming and would divert management’s attention from our business, which could lead to delays in our development or commercialization efforts. If third parties are successful in their claims, we might have to pay substantial damages or take other actions that are adverse to our business. As a result of intellectual property infringement claims, or to avoid potential claims, we might:

●	be prohibited from selling or licensing any product that we may develop unless the patent holder licenses the patent to us, which it is not required to do;

●	be required to pay substantial royalties or grant a cross license to our patents to another patent holder; decide to locate some of our research, development or manufacturing operations outside of Europe or the United States;

●	be required to pay substantial damages for past infringement, which we may have to pay if a court determines that our product candidate or technologies infringe a competitor’s patent or other proprietary rights; or

●	be required to redesign the manufacturing process or formulation of a drug candidate so it does not infringe, which may not be possible or could require substantial funds and time.

We may incur substantial costs as a result of litigation or other proceedings relating to patent and other intellectual property rights.

If we choose to go to court to stop another party from using the inventions claimed in any patents we obtain, that individual or company has the right to ask the court to rule that such patents are invalid or should not be enforced against that third party. These lawsuits are expensive and would consume time and resources and divert the attention of managerial and scientific personnel even if we were successful in stopping the infringement of such patents. In addition, there is a risk that the court will decide that such patents are not valid and that we do not have the right to stop the other party from using the inventions.

There is also a risk that, even if the validity of such patents is upheld, the court will refuse to stop the other party on the ground that such other party’s activities do not infringe our rights to such patents. In addition, the United States Supreme Court has recently modified some tests used by the United States Patent and Trademark Office (“ USPTO”), in granting patents over the past 20 years, which may decrease the likelihood that we will be able to obtain patents and increase the likelihood of challenge of any patents we obtain or license.

Obtaining and maintaining our patent protection depends on compliance with various procedural, document submission, fee payment and other requirements imposed by governmental patent agencies, and our patent protection could be reduced or eliminated for non-compliance with these requirements.

Periodic maintenance fees, renewal fees, annuity fees and various other governmental fees on patents and/or applications will be due to be paid to the USPTO and various governmental patent agencies outside of the United States in several stages over the lifetime of the patents and/or applications. We have systems in place to remind us to pay these fees, and we employ an outside firm and rely on our outside counsel to pay these fees. The USPTO and various non-United States governmental patent agencies require compliance with a number of procedural, documentary, fee payment and other similar provisions during the patent application process. We employ reputable law firms and other professionals to help us comply, and in many cases, an inadvertent lapse can be cured by payment of a late fee or by other means in accordance with the applicable rules. However, there are situations in which noncompliance can result in abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. In such an event, our competitors might be able to enter the market and this circumstance would have a material adverse effect on our business.

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The patent applications of pharmaceutical and biotechnology companies involve highly complex legal and factual questions, which, if determined adversely to us, could negatively impact our patent position.

The patent positions of pharmaceutical and biotechnology companies can be highly uncertain and involve complex legal and factual questions. The standards of the U.S. Patent and Trademark Office (“USPTO”) are uncertain and could change in the future. Consequently, the issuance and scope of patents cannot be predicted with certainty. Patents, if issued, may be challenged, invalidated or circumvented. U.S. patents and patent applications may also be subject to interference proceedings, and U.S. patents may be subject to Inter Partes Review (IPR), Post Grant Review (PGR) or reexamination proceedings in the USPTO (and foreign patents may be subject to opposition or comparable proceedings in the corresponding foreign patent office), which proceedings could result in either loss of the patent or denial of the patent application or loss or reduction in the scope of one or more of the claims of the patent or patent application. Similarly, opposition or invalidity proceedings could result in loss of rights or reduction in the scope of one or more claims of a patent in foreign jurisdictions. In addition, such interference, reexamination and opposition proceedings may be costly. Accordingly, rights under any issued patents may not provide us with sufficient protection against competitive products or processes.

If we fail to obtain and maintain patent protection and trade secret protection of plogo or any of our future product candidates, proprietary technologies and their uses, we could lose our competitive advantage and competition we face would increase, reducing our potential revenues and adversely affecting our ability to attain or maintain profitability.

Risks Related to Securities Regulations and Investment in Our Securities

Failure to achieve and maintain internal controls in accordance with Sections 302 and 404 of the Sarbanes-Oxley Act of 2002 could have a material adverse effect on our business and stock price.

Section 404 of the Sarbanes-Oxley Act of 2002 requires that we maintain internal control over financial reporting that meets applicable standards. As with many smaller companies with small staff, material weaknesses in our financial controls and procedures may be discovered. If we fail to maintain our internal controls or fail to implement required new or improved controls, as such control standards are modified, supplemented or amended from time to time, we may not be able to conclude on an ongoing basis that we have effective internal controls over financial reporting. Effective internal controls are necessary for us to produce reliable financial reports and are important in the prevention of financial fraud. If we cannot produce reliable financial reports or prevent fraud, our business and operating results could be harmed.

We incur increased costs and management resources as a result of being a public company, and we may fail to comply with public company obligations.

As a public company, we face and will continue to face increased legal, accounting, administrative and other costs and expenses that we would not incur as a private company. Compliance with the Sarbanes Oxley Act of 2002, as well as other rules of the SEC, the Public Company Accounting Oversight Board and Nasdaq resulted in a significant initial cost to us as well as an ongoing compliance cost. As a public company, we are subject to Section 404 of the Sarbanes Oxley Act relating to internal control over financial reporting. We have completed a formal process to evaluate our internal controls for purposes of Section 404, and we concluded that as of December 31, 2024, our internal control over financial reporting was effective. As our business grows and changes, there can be no assurances that we can maintain the effectiveness of our internal controls over financial reporting. In addition, our independent certified public accounting firm has not provided an opinion on the effectiveness of our internal controls over financial reporting for the year ended December 31, 2024 because we are a smaller reporting company. In the event our independent auditor is required to provide an opinion on such controls in the future, there is a risk that the auditor would conclude that such controls are ineffective.

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Effective internal controls over financial reporting are necessary for us to provide reliable financial reports and, together with adequate disclosure controls and procedures, are designed to prevent fraud. If we cannot provide reliable financial reports or prevent fraud, our operating results could be harmed. We have completed a formal process to evaluate our internal control over financial reporting. However, guidance from regulatory authorities in the area of internal controls continues to evolve and substantial uncertainty exists regarding our on-going ability to comply by applicable deadlines. Any failure to implement required new or improved controls, or difficulties encountered in their implementation, could harm our operating results or cause us to fail to meet our reporting obligations. Ineffective internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our common stock.

An active trading market for our common stock has not developed and it may have a volatile public trading price, thus, purchasers of our common stock could incur substantial losses.

An active public market for our common stock has not developed. Our stock can trade in small volumes, which may make the price of our stock highly volatile. The last reported price of our stock may not represent the price at which you would be able to buy or sell the stock. The market prices for securities of companies comparable to us have been highly volatile. Often, these stocks have experienced significant price and volume fluctuations for reasons that are both related and unrelated to the operating performance of the individual companies. In addition, the stock market as a whole and biotechnology and other life science stocks in particular have experienced significant recent volatility. Like our common stock, these stocks have experienced significant price and volume fluctuations for reasons unrelated to the operating performance of the individual companies. Factors giving rise to this volatility may include:

●	disclosure of actual or potential clinical results with respect to the product candidate we are developing;

●	regulatory developments in both the United States and abroad;

●	developments concerning proprietary rights, including patents and litigation matters;

●	public concern about the safety or efficacy of our product candidate or technology, or related technology, or new technologies generally;

●	concern about the safety or efficacy of our product candidate or technology, or related technology, or new technologies generally;

●	public announcements by our competitors or others; and

●	general market conditions and comments by securities analysts and investors.

Fluctuations in our operating losses could adversely affect the price of our common stock.

Our operating losses may fluctuate significantly on a quarterly basis. Some of the factors that may cause our operating losses to fluctuate on a period-to-period basis include the status of our preclinical and clinical development programs, level of expenses incurred in connection with our preclinical and clinical development programs, implementation or termination of collaboration, licensing, manufacturing or other material agreements with third parties, non-recurring revenue or expenses under any such agreement, and compliance with regulatory requirements. Period-to-period comparisons of our historical and future financial results may not be meaningful, and investors should not rely on them as an indication of future performance. Our fluctuating losses may fail to meet the expectations of securities analysts or investors. Our failure to meet these expectations may cause the price of our common stock to decline.

If securities or industry analysts do not publish research or reports about us, if they change their recommendations regarding our stock adversely or if our operating results do not meet their expectations, our stock price and trading volume could decline.

The trading market for our common stock is influenced by the research and reports that industry or securities analysts publish about us. If analysts do not publish research reports or one or more of these analysts who were publishing research cease coverage of us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline. Moreover, if one or more of the analysts who cover us downgrade our stock or if our operating results do not meet their expectations, our stock price could decline.

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We may not be able to facilitate our growth strategy by identifying or completing transactions with attractive acquisition candidates, which could limit our revenues and profitability. Future acquisitions may result in significant transaction expenses and may involve significant costs. We may experience integration and consolidation risks associated with future acquisitions.

An element of our growth strategy is to selectively pursue, on an opportunistic basis, acquisitions of businesses or assets of businesses that complement our existing business and footprint. We may also consider other potential strategic transactions, including dispositions, which are also subject to claims by third parties and by the buyers under the terms of our disposition agreements. We have no current agreement for any acquisition of a business or assets. The success of this element of our growth strategy depends, in part, on selecting strategic acquisition candidates at attractive prices and effectively integrating their businesses into our own, including with respect to financial reporting and regulatory matters. We cannot assure you that we will be able to identify attractive acquisition candidates or complete the acquisition of any identified candidates at favorable prices and upon advantageous terms and conditions, including financing alternatives. We expect to face competition for acquisition candidates, which may limit the number of acquisition opportunities and lead to higher acquisition costs. We may not have the financial resources necessary to consummate any acquisitions or the ability to obtain the necessary funds on satisfactory terms. Any acquisitions in the future may result in significant transaction expenses and risks associated with entering new markets and dilution for our existing stockholders. We may also be subject to claims by third parties related to the operations of these businesses prior to our acquisition and by sellers under the terms of our acquisition agreements.

Anti-takeover provisions in our charter documents and provisions of Delaware law may make an acquisition more difficult and could result in the entrenchment of management.

We are incorporated in Delaware. Anti-takeover provisions of Delaware law and our amended and restated certificate of incorporation and amended and restated bylaws may make a change in control or efforts to remove management more difficult. Also, under Delaware law, our Board of Directors may adopt additional anti-takeover measures.

We have the authority to issue up to 5 million shares of preferred stock and to determine the terms of those shares of stock without any further action by our stockholders. If the Board of Directors exercises this power to issue preferred stock, it could be more difficult for a third party to acquire a majority of our outstanding voting stock and vote the stock they acquire to remove management or directors. Our amended and restated certificate of incorporation and amended and restated bylaws also provides staggered terms for the members of our Board of Directors. Under Section 141 of the Delaware General Corporation Law, our directors may be removed by stockholders only for cause and only by vote of the holders of a majority of voting shares then outstanding. These provisions may prevent stockholders from replacing the entire board in a single proxy contest, making it more difficult for a third party to acquire control of us without the consent of our Board of Directors. These provisions could also delay the removal of management by the Board of Directors with or without cause. In addition, our directors may only be removed for cause and amended and restated bylaws limit the ability of our stockholders to call special meetings of stockholders.

The existence of the foregoing provisions could limit the price that investors might be willing to pay in the future for shares of our common stock.

In the event of an acquisition of our common stock, we cannot assure our common stockholders that we will be able to negotiate terms that would provide for a price equivalent to, or more favorable than, the price at which our shares of common stock may be trading at such time.

We may not effect a consolidation or merger with another entity without the vote or consent of the holders of at least a majority of the shares of our preferred stock (in addition to the approval of our common stockholders), unless the preferred stock that remains outstanding and its rights, privileges and preferences are unaffected or are converted into or exchanged for preferred stock of the surviving entity having rights, preferences and limitations substantially similar, but no less favorable, to our convertible preferred stock.

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In addition, in the event a third party seeks to acquire our company or acquire control of our company by way of a merger, but the terms of such offer do not provide for our preferred stock to remain outstanding or be converted into or exchanged for preferred stock of the surviving entity having rights, preferences and limitations substantially similar, but no less favorable, to our preferred stock, the terms of the Certificate of Designations of our preferred stock provide for an adjustment to the conversion ratio of our preferred stock such that, depending on the terms of any such transaction, preferred stockholders may be entitled, by their terms, to receive up to $10.00 per share in common stock, causing our common stockholders not to receive as favorable a price as the price at which such shares may be trading at the time of any such transaction.

As of June 6, 2025, we had 135,273 shares of our 6% Convertible Exchangeable Preferred Stock issued and outstanding. If the transaction were one in which proceeds were received by us for distribution to stockholders, and the terms of the Certificate of Designations governing the preferred stock were strictly complied with, approximately $1.7 million would be paid to the preferred holders before any distribution to the common stockholders, although the form of transaction could affect how the holders of preferred stock are treated. In such an event, although such a transaction would be subject to the approval of our holders of common stock, we cannot assure our common stockholders that we will be able to negotiate terms that would provide for a price equivalent to, or more favorable than, the price at which our shares of common stock may be trading at such time. Thus, the terms of our preferred stock might hamper a third party’s acquisition of our company.

We may have limited ability to pay cash dividends on our preferred stock, and there is no assurance that future quarterly dividends will be declared.

Delaware law may limit our ability to pay cash dividends on our preferred stock. Under Delaware law, cash dividends on our preferred stock may only be paid from surplus or, if there is no surplus, from the corporation’s net profits for the current or preceding fiscal year. Delaware law defines “surplus” as the amount by which the total assets of a corporation, after subtracting its total liabilities, exceed the corporation’s capital, as determined by its board of directors.

Since we are not profitable, our ability to pay cash dividends will require the availability of an adequate surplus. Even if adequate surplus is available to pay cash dividends on our preferred stock, we may not have sufficient cash to pay dividends on the preferred stock or we may choose not to declare the dividends.

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Our common and preferred stock may experience extreme price and volume fluctuations, which could lead to costly securities-related litigation, including securities class action litigation or securities-related investigations, which could make an investment in us less appealing.

You should consider an investment in our common stock and preferred stock to be risky, and you should invest in our common stock and preferred stock only if you can withstand a significant loss and wide fluctuations in the market value of your investment. Some factors that may cause the market price of our common stock to fluctuate, in addition to the other risks mentioned in this “Risk Factors” section and elsewhere in this Annual Report on Form 10-K, are:

●	announcements of technological innovations or new products or services by us or our competitors; announcements concerning our competitors or the biotechnology industry in general;

●	new regulatory pronouncements and changes in regulatory guidelines;

●	general and industry-specific economic conditions;

●	additions to or departures of our key personnel;

●	sale of our common stock or preferred stock by our stockholders, executives and directors;

●	volatility and limitations in trading volumes of our shares;

●	our ability to obtain financings to conduct and complete research and development activities including, but not limited to, our clinical trials, and other business activities;

●	analyst research reports, recommendation and changes in recommendations, price targets, and withdrawals of coverage;

●	our ability to secure resources and the necessary personnel to conduct clinical trials on our desired schedule;

●	any delay in our submission for studies or product approvals or adverse regulatory decisions, including failure to receive regulatory approval for our product candidate;

●	announcements and events surrounding financing efforts, including debt and equity securities;

●	announcements of acquisitions, partnerships, collaborations, joint ventures, new products, capital commitments, or other events by us or our competitors;

●	disputes and litigations related to intellectual properties, proprietary rights, and contractual obligations;

●	changes in financial estimates or recommendations by securities analysts;

●	variations in our quarterly results;

●	announcements about our collaborators or licensors;

●	changes in accounting principles or in applicable laws, rules, regulations; and

●	other events or factors, many of which may be out of our control.

The stock markets have from time-to-time experienced significant price and volume fluctuations that have affected the market prices for publicly traded securities. The market prices of the securities of biotechnology companies, particularly companies like us without product revenues and earnings, have been highly volatile and are likely to remain highly volatile in the future. This volatility has often been unrelated to the performance of particular companies. In the past, companies that experience volatility in the market price of their securities have often faced securities class action and derivative litigation, and as a public company, we could be subject to sanctions or investigations by Nasdaq, the SEC or other regulatory authorities. Moreover, market prices for stocks of biotechnology-related and technology companies frequently reach levels that bear no relationship to the performance of these companies. These market prices generally are not sustainable and are highly volatile.

Whether or not meritorious, litigation brought against us could result in substantial costs, divert our management’s attention and resources, and harm our financial condition and results of operations.

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The future sale of our common and convertible preferred stock and future issuances of our common stock upon conversion of our preferred stock could negatively affect our stock price and cause dilution to existing holders of our common stock.

If our common or preferred stockholders sell substantial amounts of our stock in the public market, or the market perceives that such sales may occur, the market price of our common stock and preferred stock could fall. If additional holders of convertible preferred stock elect to convert their shares to shares of common stock at renegotiated prices, such conversion as well as the sale of substantial amounts of our common stock, could cause dilution to existing holders of our common stock, thereby also negatively affecting the price of our common stock.

We do not intend to pay cash dividends on our common stock in the foreseeable future.

We do not anticipate paying cash dividends on our common stock in the foreseeable future. Any payment of cash dividends will depend on our financial condition, results of operations, capital requirements, the outcome of the review of our strategic alternatives and other factors and will be at the discretion of our Board of Directors. Accordingly, investors will have to rely on capital appreciation, if any, to earn a return on their investment in our common stock. Furthermore, we may in the future become subject to contractual restrictions on, or prohibitions against, the payment of dividends.

The number of shares of common stock which are registered is significant in relation to our currently outstanding common stock and could cause downward pressure on the market price for our common stock.

The number of shares of common stock registered for resale is significant in relation to the number of shares of common stock currently outstanding. If the security holder determines to sell a substantial number of shares into the market at any given time, there may not be sufficient demand in the market to purchase the shares without a decline in the market price for our common stock. Moreover, continuous sales into the market of a number of shares in excess of the typical trading volume for our common stock, or even the availability of such a large number of shares, could depress the trading market for our common stock over an extended period of time.

If persons engage in short sales of our common stock the price of our common stock may decline.

Selling short is a technique used by a stockholder to take advantage of an anticipated decline in the price of a security. A significant number of short sales or a large volume of other sales within a relatively short period of time can create downward pressure on the market price of a security. You could, therefore, experience a decline in the value of your investment as a result of short sales of our common stock.

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We are exposed to risks related to the marketable securities we may purchase.

We may invest cash that is not required to meet short-term obligations in short term marketable securities. We may purchase securities in United States government, government-sponsored agencies and highly rated corporate and asset-backed securities subject to an approved investment policy. Historically, investment in these securities has been highly liquid and has experienced only very limited defaults. However, recent volatility in the financial markets has created additional uncertainty regarding the liquidity and safety of these investments. Although we believe our marketable securities investments are safe and highly liquid, we cannot guarantee that our investment portfolio will not be negatively impacted by recent or future market volatility or credit restrictions.

Claims for indemnification by our directors and officers may reduce our available funds to satisfy successful stockholder claims against us and may reduce the amount of money available to us.

As permitted by Section 102(b)(7) of the Delaware General Corporation Law, our restated certificate of incorporation limits the liability of our directors to the fullest extent permitted by law. In addition, as permitted by Section 145 of the Delaware General Corporation Law, our restated certificate of incorporation and restated bylaws provide that we shall indemnify, to the fullest extent authorized by the Delaware General Corporation Law, each person who is involved in any litigation or other proceeding because such person is or was a director or officer of our company or is or was serving as an officer or director of another entity at our request, against all expense, loss or liability reasonably incurred or suffered in connection therewith. Our restated certificate of incorporation provides that the right to indemnification includes the right to be paid expenses incurred in defending any proceeding in advance of its final disposition, provided, however, that such advance payment will only be made upon delivery to us of an undertaking, by or on behalf of the director or officer, to repay all amounts so advanced if it is ultimately determined that such director is not entitled to indemnification.

If we do not pay a proper claim for indemnification in full within 60 days after we receive a written claim for such indemnification, except in the case of a claim for an advancement of expenses, in which case such period is 20 days, our restated certificate of incorporation and our restated bylaws authorize the claimant to bring an action against us and prescribe what constitutes a defense to such action.

Section 145 of the Delaware General Corporation Law permits a corporation to indemnify any director or officer of the corporation against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding brought by reason of the fact that such person is or was a director or officer of the corporation, if such person acted in good faith and in a manner that he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, if he or she had no reason to believe his or her conduct was unlawful. In a derivative action, (i.e., one brought by or on behalf of the corporation), indemnification may be provided only for expenses actually and reasonably incurred by any director or officer in connection with the defense or settlement of such an action or suit if such person acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be provided if such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine that the defendant is fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

The rights conferred in the restated certificate of incorporation and the restated bylaws are not exclusive, and we are authorized to enter into indemnification agreements with our directors, officers, employees and agents and to obtain insurance to indemnify such persons. We have entered into indemnification agreements with each of our officers and directors.

The above limitations on liability and our indemnification obligations limit the personal liability of our directors and officers for monetary damages for breach of their fiduciary duty as directors by shifting the burden of such losses and expenses to us. Although we obtained coverage under our directors’ and officers’ liability insurance, certain liabilities or expenses covered by our indemnification obligations may not be covered by such insurance or the coverage limitation amounts may be exceeded. As a result, we may need to use a significant amount of our funds to satisfy our indemnification obligations, which could severely harm our business and financial condition and limit the funds available to stockholders who may choose to bring a claim against our company.

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RISKS RELATED TO FITTERS SDN. BHD.

References in the following passage to “we,” “us,” “our,” “Fitters,” “Fitters Sdn. Bhd.” and the “Company”, under this heading “Risks Related to Fitters Sdn. Bhd. Business,” refer to Fitters Sdn. Bhd. only.

Our performance is tied to customer demand for fire suppression equipment and materials, the decrease of which could adversely affect our Fitters Sdn. Bhd.’s performance.

Fitters Sdn. Bhd. currently recognizes revenue from, among other things, its trading and installation of fire safety materials and equipment. It is the holding company for Fitters (Sarawak) Sdn Bhd (“FSSB”), AHT NRG Asia Sdn Bhd (“AHT”) and Modular Floor System (M) Sdn Bhd (“MSF”). FSSB is also involved in the trading of fire safety materials and equipment whereas both AHT and MSF have ceased operations. The demand for Fitters’ fire protection equipment is driven by rapid industrialization, urbanization, and increasing safety awareness. In the March 31, 2025 financial year, our top four customers collectively accounted for 55% of the company’s total sales, with individual contributions of approximately 36%, 7%, 6%, and 6%, respectively. Accordingly, Fitters relies on a limited number of customers from whom it generates most of its revenue. Dependence on a few customers could make it difficult to negotiate attractive prices for our products and could expose us to the risk of substantial losses if a single dominant customer stops purchasing our products. We have not entered into long-term supply contracts with either of these major customers. Therefore, there can be no assurance that we will maintain or improve our relationships with our major customers, or that we will be able to continue to supply these customers at current levels or at all. If we cannot maintain long-term relationships with these major customers, the loss of sales could have an adverse effect on our business, financial condition and results of operations.

If any of our customers fail to pay us, our profit and cash flow may be affected as a result.

If any of our customers are slow in their payment process, their delayed payments may adversely affect our cash flow and our ability to fund our operations out of our operating cash flow. In addition, although we attempt to establish appropriate reserves for our receivables, those reserves may not prove to be adequate in view of actual levels of bad debts. The failure of our customers to pay us in a timely manner could negatively affect our working capital, which could in turn adversely affect our cash flow. Although no customer has failed to pay us even though their payments were delayed, there is no assurance that they will be able to pay in the future.

Historical financial results do not include significant amounts of compensation.

Our historical financial results do not include significant amounts of compensation at the Fitters level. Although the lack of salaries and bonuses was appropriate for a company wholly-owned by public company, in the future, we will compensate our employees and executives at market levels of compensation as determined by the board of directors and as a result our expenses will be increased in the future.

We may require financing in the future and our operations could be curtailed if we are unable to obtain required additional financing when needed.

We may need to obtain additional debt or equity financing to fund future capital expenditures. While we do not anticipate seeking additional financing in the immediate future, any additional equity may result in dilution to the holders of our outstanding shares of capital stock. Additional debt financing may include conditions that would restrict our freedom to operate our business, such as conditions that:

●	limit our ability to pay dividends or require us to seek consent for the payment of dividends;

●	increase our vulnerability to general adverse economic and industry conditions;

●	require us to dedicate a portion of our cash flow from operations to payments on our debt, thereby reducing the availability of our cash flow to fund capital expenditures, working capital and other general corporate purposes; and

●	limit our flexibility in planning for, or reacting to, changes in our business and our industry.

We cannot guarantee that we will be able to obtain any additional financing on terms that are acceptable to us, or at all.

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We cannot guarantee that we will be able to obtain any additional financing on terms that are acceptable to us, or at all.

Potential disruptions in the capital and credit markets may adversely affect our business, including the availability and cost of short-term funds for liquidity requirements, which could adversely affect our results of operations, cash flows and financial condition.

In the last two years, the global economy has experienced a contraction, which has affected the availability of business and consumer credit. We may need to rely on the credit markets, particularly for short-term borrowings from banks in Malaysia or the United States, as well as the capital markets, to meet our financial commitments and short-term liquidity needs if internal funds are not available from our operations. Disruptions in the credit and capital markets, as have been experienced since mid-2008, could adversely affect our ability to draw on such short-term bank facilities. Our access to funds under such credit facilities is dependent on the ability of the banks that are parties to those facilities to meet their funding commitments, which may be dependent on governmental economic policies. Those banks may not be able to meet their funding commitments to us if they experience shortages of capital and liquidity or if they experience excessive volumes of borrowing requests from us and other borrowers within a short period of time.

Long-term disruptions in the credit and capital markets, similar to those that have been experienced since mid-2008, could result from uncertainty, changing or increased regulation, reduced alternatives or failures of financial institutions and could adversely affect our access to liquidity needed for our business. Any disruption could require us to take measures to conserve cash until the markets stabilize or until alternative credit arrangements or other funding for our business needs can be arranged. Such measures could include deferring capital expenditures, and reducing or eliminating discretionary uses of cash.

Continued market disruptions could cause broader economic downturns, which may lead to lower demand for our products and increased likelihood that our customers will be unable to pay for our products. Further, insolvencies or similar events by customers may cause us to incur bad debt expense at levels higher than historically experienced. These events would adversely impact our results of operations, cash flows and financial position.

Our senior management lacks significant experience complying with laws applicable to operating as a wholly-owned subsidiary of a U.S. public company.

Prior to the completion of this offering, Chin Yong Shing and Pang Wei Kang were the directors of Fitters, neither of them has experience applicable to operating as a wholly-owned subsidiary of a U.S. public company. Mr. Chin began his career as a Project Engineer at FITTERS Engineering Services Sdn. Bhd., a wholly owned subsidiary of FITTERS Diversified Berhad, on October 15 1992 and was promoted to Project Manager in 1998 and to General Manager in 2010. Mr. Chin is currently the Executive Director of Fitters, a position he has held since 2014. Mr. Pang was appointed to the Board in January 2024 and brings experience in the food and beverage industry. Neither Mr. Chin nor Mr. Pang have experience with the rules or regulations associated with being wholly-owned by U.S. public companies. In the process of taking these steps to prepare Fitters for the Transaction, the company contemplates the appointment of Datuk Dr. Doris Wong as a director of Fitters. Datuk Dr. Doris Wong has served as Chief Executive Officer and Executive Director of Cyclacel Pharmaceuticals, Inc. (Nasdaq: CYCC) since February 2025, which is a U.S. public company. Datuk Dr. Doris Wong also served as an independent director and member of the audit committee and the compensation committee of Energem Corp from its initial public offering on November 16, 2021 until her appointment as Executive Director on January 27, 2023, a former Nasdaq-listed special purpose acquisition company. Following Energem Corp’s completion of a series of transactions that resulted in its business combination with Graphjet Technology Sdn. Bhd. (Nasdaq: GTI), a Malaysian company that was subsequently acquired by a U.S. public company, on March 14, 2024 where she served as a director until her resignation on January 6, 2025.

As a result of the Transaction, Fitters will become subject to laws, regulations and obligations of the United States as a wholly-owned subsidiary of Cyclacel that do not currently apply to it, and our senior management currently has no experience in complying with such laws, regulations and obligations. These obligations can be burdensome and complicated, and failure to comply with such obligations could have a material adverse effect on Fitters’ profitability. In addition, we expect that the process of learning about such new obligations as a wholly-owned subsidiary of a public company in the United States will require senior management to devote time and resources to such efforts that might otherwise be spent on the operation of the business of fire enterprises.

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We are substantially dependent upon our senior management and key research and development personnel.

We are highly dependent on our senior management to manage our business and operations. We also depend on our key personnel for the sales and marketing of our products. We do not maintain key man life insurance on any of our senior management or key personnel. The loss of any one of them would have a material adverse effect on our business and operations. Competition for senior management and our other key personnel is intense and the pool of suitable candidates is limited. We may be unable to locate a suitable replacement for any senior management or key personnel that we lose. In addition, if any member of our senior management or key personnel joins a competitor or forms a competing company, they may compete with us for customers, business partners and other key professionals and staff members of our company. Although each of our senior management and key personnel has signed a confidentiality and non-competition agreement in connection with his employment with us, we cannot assure you that we will be able to successfully enforce these provisions in the event of a dispute between us and any member of our senior management or key personnel.

We compete for qualified personnel with other fire products businesses. Intense competition for these personnel could cause our compensation costs to increase, which could have a material adverse effect on our results of operations. Our future success and ability to grow our business will depend in part on the continued service of these individuals and our ability to identify, hire and retain additional qualified personnel. If we are unable to attract and retain qualified employees, we may be unable to meet our business and financial goals.

We may not pay dividends.

We cannot assure you that our operations will result in sufficient revenues to enable us to operate at profitable levels or to generate positive cash flows. Furthermore, there is no assurance our Board of Directors will declare dividends even if we remain profitable. Dividend policy is subject to the discretion of our Board of Directors and will depend on, among other things, our earnings, financial condition, capital requirements and other factors.

We do not carry business interruption insurance so we could incur unrecoverable losses if our business is interrupted.

We are subject to risks inherent to our business, including equipment failure, theft, natural disasters, labor disturbances, business interruptions, property damage, and product liability. We do not carry any business interruption insurance or third-party liability insurance or other insurance to cover risks associated with our business. As a result, if we suffer losses, damages or liabilities, including those caused by natural disasters or other events beyond our control and we are unable to make a claim again a third party, we will be required to bear all such losses from our own funds, which could have a material adverse effect on our business, financial condition and results of operations.

Our profitability is sensitive to general economic conditions and global supply chain conditions.

Our business could be adversely affected by conditions in Malaysia, the U.S. and global economies. The Malaysian, U.S. and global financial markets are susceptible to adverse geopolitical and macroeconomic developments, including rising inflation rates, the continuing adverse impact of the COVID-19 outbreak, the imposition of tariffs, the Ukrainian/Russian and Israeli/Palestinian conflicts and related sanctions, bank failures, and economic uncertainties related to these conditions. While the COVID-19 outbreak has abated, many of the consequences of the COVID-19 outbreak continue to cause disruption and increased costs for businesses. We believe there continue to be, among other things, supply chain disruptions that are causing delays in the delivery of equipment and inventory and staffing shortages.

Additionally, inflation rates, particularly in the United States, have increased to levels not seen in years, and increased inflation may result in increases in our operating costs (including our labor costs), reduced liquidity and limits on our ability to access credit or otherwise raise capital on acceptable terms, if at all. In response to rising inflation, the U.S. Federal Reserve has raised, and may again raise, interest rates, which, coupled with reduced government spending and volatility in financial markets, may have the effect of further increasing economic uncertainty and heightening these risks. Further, financial markets around the world experienced volatility following the invasion of Ukraine by Russia in February 2022 and the eruption of the Israeli/Palestinian conflict in October 2023, including as a result of economic sanctions and export controls against Russia and countermeasures taken by Russia.

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The full economic and social impact of these sanctions and countermeasures, in addition to the ongoing military conflicts in Ukraine and Gaza, which could conceivably expand, remains uncertain; however, both the conflicts and related sanctions have resulted and could continue to result in disruptions to trade, commerce, pricing stability, credit availability, and/or supply chain continuity, in both Europe and globally, and has introduced significant uncertainty into global markets. While we do not currently operate in Russia, Ukraine or the Middle East, as the adverse effects of these conflicts continue to develop, our business and results of operations may be adversely affected. Any of the foregoing could harm our business. Any resulting financial impact cannot be reasonably estimated at this time but may materially affect our business and financial condition. The extent to which the foregoing impacts our results will depend on future developments, which are highly uncertain and cannot be predicted.

Our business may be negatively affected by labor issues and higher labor costs.

Our ability to maintain our workforce depends on our ability to attract and retain new and existing employees. As of the date of this proxy statement/prospectus, none of our employees are covered by collective bargaining agreements and we consider our labor relations to be acceptable. However, we could experience workforce dissatisfaction which could trigger bargaining issues, employment discrimination liability issues as well as wage and benefit consequences, especially during critical operation periods. We could also experience a work stoppage or other disputes which could disrupt our operations and could harm our operating results. In addition, legislation or changes in regulations could result in labor shortages and higher labor costs. There can be no assurance that we may not experience labor issues that negatively impact our operations or results of operations.

Global economic conditions could negatively affect our prospects for growth and operating results.

Our prospects for growth and operating results will be directly affected by the general global economic conditions of the industries in which our suppliers, partners and customer groups operate. Our business will be highly dependent on the economic and market conditions in each of the geographic areas in which we operate. These conditions affect our business by reducing the demand for fire prevention products in times of economic downturn and increasing the price of our products in times of increasing demand. There can be no assurance that global economic conditions will not negatively impact our liquidity, growth prospects and results of operations.

Adverse changes in political, economic and regulatory conditions in Malaysia and the United States could materially affect our financials and prospects. Political, economic and regulatory uncertainties include, amongst others, risks of war, changes in political state, changes in economic conditions, changes in governmental policies such as changes to labour laws, introduction of new rules or regulations, interest rates, tariff rates, fiscal and monetary policies and method of taxation.

Our business operations rely on information technology and communications networks, and operations that are vulnerable to damage or disturbance from a variety of sources. Regardless of protection measures, essentially all systems are susceptible to disruption due to failure, vandalism, computer viruses, security breaches, natural disasters, power outages and other events. In addition, cybersecurity threats are evolving and include, among others, malicious software, attempts to gain unauthorized access to data, and other electronic security breaches that could lead to disruptions in our systems, unauthorized release of confidential or otherwise protected information and corruption of data. We also have a concentration of operations in certain sites, e.g., production, and shared services centers, where business interruptions could cause material damage and costs. Transport of goods from suppliers, and to customers, could also be hampered for the reasons stated above. Although we have assessed these risks, implemented controls, and performed business continuity planning, we cannot be sure that interruptions with material adverse effects will not occur.

We may be unable to execute our financial strategy.

We operate in a capital-intensive industry and the amount we spend on capital expenditures may exceed current expectations, which could require us to obtain additional funding for our operations or impair our ability to grow our business. Our financial strategy is dependent on our ability to generate sufficient cash flow to reinvest in our existing business, fund internal growth, acquire other businesses, pay dividends, reduce indebtedness and minimize borrowings, and take other actions to enhance shareholder value. We cannot assure you that we will be successful in executing our pricing programs, that we will generate sufficient cash flow to execute our financial strategy, that we will be able to pay cash dividends at our present rate, that we will be able to increase the amount of such dividends.

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Our ability to remain competitive and to grow and expand our operations largely depends on our cash flow from operations and access to capital. If our operations are unable to offset the impact of inflation and business growth, it may be necessary to increase the amount we spend. Additionally, if we make acquisitions or further expand our operations, the amount we expend on capital expenditures will increase. Our cash needs also will increase if the expenditures increase above our current estimates, which may occur over a long period due to changes in federal, state or local government requirements and other factors beyond our control. Increases in expenditures would negatively impact our cash flows.

Interest Rate Risks

We are subject to market risks due to fluctuations in interest rates on our debt. Increases in interest rates will increase the cost of new borrowings and our interest expense. Accordingly, fluctuations in interest rates can lead to significant fluctuations in the fair value of our debt instruments. We do not use any derivative instruments to manage our interest rate risk exposure. We have not been subject to nor do we anticipate being exposed to material risks due to changes in interest rates.

Foreign Exchange Risks

The value of the Malaysian Ringgit against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in Malaysian and global political and economic conditions. Historically, Bank Negara Malaysia (“BNM”) is mandated by law to promote monetary stability conducive to the sustainable growth of the Malaysian economy. As an open economy, the Ringgit is affected by both domestic and global developments. Domestically, stronger economic prospects will attract more demand for the Ringgit while global developments including interest rate differential and terms of trade will affect demand as well; the Ringgit exchange rate is based on how much foreign investors, businesses and individuals demand the Ringgit in the foreign exchange market, for a given supply. We do not believe that Malaysia currently have any significant direct foreign exchange risk and have not hedged our exposure to foreign currency exchange risk. All of our revenues and expenses are denominated in Ringgit. Fluctuations in the exchange rate will also affect the relative value of any dividend we pay to investors outside Malaysia and earnings from, and the value of, any foreign currency-denominated investments we may make in the future. In addition, as the net proceeds from this offering will be denominated in U.S. dollars, fluctuations in the exchange rate between the U.S. dollar and the Ringgit will affect the relative purchasing power of these proceeds if they are not converted into Ringgit in a timely manner.

Risks Related to Inflation

In 2025, Malaysia’s Consumer Price Index (“CPI”) is projected to increase within a moderate range of 2.0% to 3.5%, according to Bank Negara Malaysia. This is driven by factors like moderating global costs and a moderate level of demand. The headline CPI is expected to be around 2.3%, and the core CPI around 2.8%. Specifically, April 2025 saw the annual inflation rate hit 2.3%, according to CNBC.1 Although we have not been materially affected by inflation since our inception, we may be affected in the future by higher rates of inflation. For example, certain operating costs and expenses, such as personnel expenses, real estate leasing expenses, travel expenses and office operating expenses may increase as a result of higher inflation. Additionally, because a substantial portion of our assets consists of cash and cash equivalents and short-term investments, high inflation could significantly reduce the value and purchasing power of these assets. We are not able to hedge our exposures to higher inflation in Malaysia.

Future litigation or governmental proceedings could result in material adverse consequences, including judgments or settlements.

From time to time, we may become involved in lawsuits, regulatory inquiries, and governmental and other legal proceedings arising out of the ordinary course of our business. Many of these matters raise difficult and complicated factual and legal issues and are subject to uncertainties and complexities. The timing of the final resolutions to lawsuits, regulatory inquiries, and governmental and other legal proceedings is uncertain. Additionally, the possible outcomes or resolutions to these matters could include adverse judgments or settlements, either of which could require substantial payments, adversely affecting our consolidated financial condition, results of operations and cash flows.

1 See CNBC, “Annual inflation rate hit 2.3% in April, less than expected and lowest since 2021,” May 13, 2025, CPI inflation April 2025: Rate hits 2.3%.

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We may be subject to additional foreign government regulation in the future that may adversely affect our business.

If our business expands outside of the current jurisdictions of Malaysia, Singapore and British Virgin Island, our operations would be subject to the laws of the countries where we do business, including permitting and compliance requirements that address the similar risks as do the laws in the United States, as well as international legal requirements such as those applicable to our industry. Depending on the country or region, these laws could be more or less stringent. Compliance with these requirements will cause our business to incur costs, and failure to comply with these requirements could adversely affect our business.

We may be unable to manage our growth effectively.

Our growth strategy places significant demands on our financial, operational and management resources. To continue our growth, we may need to add administrative and other personnel, and will need to make additional investments in operations and systems. We cannot assure you that we will be able to find and train qualified personnel, or do so on a timely basis, or expand our operations and systems to the extent, and in the time, required.

We may be unable to execute our acquisition growth strategy.

Our ability to execute our growth strategy depends in part on our ability to identify and acquire desirable acquisition candidates as well as our ability to successfully consolidate acquired operations into our business. The consolidation of our operations with those of acquired companies may present significant challenges to our management. In addition, competition among our competitors for acquisition candidates may prevent us from acquiring certain acquisition candidates. As such, we cannot assure you that:

●	desirable acquisition candidates exist or will be identified;

●	we will be able to acquire any of the candidates identified;

●	we will effectively consolidate companies we acquire; or

●	any acquisitions will be profitable or accretive to our earnings.

If any of the aforementioned factors force us to alter our growth strategy, our growth prospects could be adversely affected.

Businesses we acquire may have undisclosed liabilities.

In pursuing any future acquisition strategy, our due diligence investigations of the acquisition candidates may fail to discover certain undisclosed liabilities of the acquisition candidates. If we acquire a company having undisclosed liabilities such as environmental, remediation or contractual, as a successor owner we may be responsible for such undisclosed liabilities. We expect to try to minimize our exposure to such liabilities by conducting due diligence, by obtaining indemnification from each of the sellers of the acquired companies, by deferring payment of a portion of the purchase price as security for the indemnification and by acquiring only specified assets. However, we cannot assure you that we will be able to obtain indemnification or that any indemnification obtained will be enforceable, collectible or sufficient in amount, scope or duration to fully offset any undisclosed liabilities arising from our acquisitions.

Failure to compete successfully in our markets could adversely affect our business.

Fitters provides products and services into competitive markets. We believe the principal points of competition in our markets are product performance, reliability and innovation, application expertise, brand reputation, product life cycle cost, timeliness of delivery, proximity of service centers, effectiveness of our distribution channels and price. Maintaining and improving our competitive position will require continued investment by us in manufacturing, research and development, engineering, marketing, customer service and support, and our distribution networks. We may not be successful in maintaining our competitive position. Our competitors may develop products that are superior to our products, or may develop more efficient or effective methods of providing products and services or may adapt more quickly than we do to new technologies or evolving customer requirements. Pricing pressures also could cause us to adjust the prices of certain products to stay competitive. We may not be able to compete successfully with our existing or new competitors. Failure to continue competing successfully could adversely affect our business, financial condition, results of operations and cash flow.

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Changes in our effective tax rates may adversely affect our financial results.

We sell our products in three countries presently and plan to continue to grow globally in the future. Domestic income tax is calculated at the Malaysian statutory income tax rate of 24% of the estimated assessable profit for the financial year. Taxation for other jurisdictions is calculated at the rates prevailing in the respective jurisdictions. Given the intended global nature of our business, a number of factors may increase our future effective tax rates, including:

●	the jurisdictions in which profits are determined to be earned and taxed;

●	sustainability of historical income tax rates in the jurisdictions in which we conduct business;

●	the resolution of issues arising from tax audits with various tax authorities; and

●	changes in the valuation of our deferred tax assets and liabilities, and changes in deferred tax valuation allowances.

Any significant increase in our future effective tax rates could reduce net income for future periods.

Failure to comply with the U.S. Foreign Corrupt Practices Act or other applicable anti-corruption legislation could result in fines, criminal penalties and an adverse effect on our business.

We operate in a number of countries throughout the world, including countries known to have a reputation for corruption. We are committed to doing business in accordance with applicable anti-corruption laws. We are subject, however, to the risk that we, our affiliated entities or our or their respective officers, directors, employees and agents may take action determined to be in violation of such anti-corruption laws, including the U.S. Foreign Corrupt Practices Act of 1977, the U.K. Bribery Act of 2010 and others. Any such violation could result in substantial fines, sanctions, civil and/or criminal penalties, and curtailment of operations in certain jurisdictions, and might adversely affect our business, results of operations or financial condition. In addition, actual or alleged violations could damage our reputation and ability to do business. Furthermore, detecting, investigating, and resolving actual or alleged violations is expensive and can consume significant time and attention of our senior management.

Fitters’ results of operations and financial condition may be adversely affected by global economic and financial market conditions.

We compete in various geographic and product markets including Malaysia, Singapore and British Virgin Island. We expect revenue from these markets to be significant for the foreseeable future. Important factors impacting our businesses include the overall strength of these economies and our customers’ confidence in both local and global macro-economic conditions; industrial and federal, state, local and municipal governmental spending; the strength of the residential and commercial real estate markets; interest rates; availability of commercial financing for our customers and end-users; and unemployment rates. A slowdown or downturn in these financial or macro-economic conditions could have a significant adverse effect on our business, financial condition, results of operations and cash flow.

We have experienced and expect to continue to experience fluctuations in revenues and operating results due to economic and business cycles, particularly within the portion of our business that provides products and services used in residential and commercial buildings. We believe our level of business activity is influenced by residential and commercial building starts and renovations, which are heavily influenced by interest rates, consumer debt levels, changes in disposable income, employment growth and consumer confidence. Credit market conditions greatly affect the ability of residential and commercial builders to obtain the necessary capital to complete and begin new projects. We closely monitor the credit worthiness of our customers, and evaluate their financial ability to pay for those products and services we provide to them. As it relates to our customers’ ability to pay for products and services, we have not experienced any significant negative impact as a result of the recent economic downturn. If market conditions worsen, it may result in a delay or cancellation of orders from our customers or potential customers and adversely affect our revenues and our ability to manage inventory levels, collect customer receivables and maintain current levels of profitability.

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Economic and other risks associated with international sales and operations could adversely affect our business.

Following the Transaction, we expect our international operations and export sales to constitute a significant portion of our revenue. Both our sales from international operations and export sales are subject in varying degrees to risks inherent to doing business outside of Malaysia and the United States. These risks include the following:

●	possibility of unfavorable circumstances arising from host country laws or regulations;

●	currency exchange rate fluctuations and restrictions on currency repatriation;

●	potential negative consequences from changes to taxation policies;

●	disruption of operations from labor and political disturbances;

●	changes in tariff and trade barriers and import and export licensing requirements; and

●	insurrection or war.

Any payment of distributions, loans or advances to us by our foreign subsidiaries could be subject to restrictions on, or taxation of, dividends on repatriation of earnings under applicable local law, monetary transfer restrictions and foreign currency exchange regulations in the jurisdictions in which our subsidiaries operate. In addition to the general risks that we face outside Malaysia and the United States, we now conduct more of our operations in emerging markets than we have in the past, which could involve additional uncertainties for us, including risks that governments may impose limitations on our ability to repatriate funds; governments may impose withholding or other taxes on remittances and other payments to us, or the amount of any such taxes may increase; an outbreak or escalation of any insurrection or armed conflict may occur; governments may seek to nationalize our assets; or governments may impose or increase investment barriers or other restrictions affecting our business. In addition, emerging markets pose other uncertainties, including the protection of our intellectual property, pressure on the pricing of our products, and risks of political instability. We cannot predict the impact such future, largely unforeseeable events might have on our business, financial condition, results of operations and cash flow.

Fitters’ business could be adversely affected by significant movements in foreign currency exchange rates.

We are exposed to fluctuations in foreign currency exchange rates, which causes foreign currency risk related to the fluctuation in fair value or future cash flows of a financial instrument as a result of changes in foreign exchange rates. Fitters has transactional currency exposures arising from sales or purchases that are denominated in a currency other than the respective functional currencies of Group entities. Approximately 0.01% in 2024 of Fitters’ sales are denominated in foreign currencies whilst almost 83% (2024: 80%) of costs are denominated in the respective functional currencies of Fitters entities. Fitters’ trade receivable and trade payable balances at the reporting date have similar exposures. Fitters did not hold any cash and/or cash equivalents denominated in foreign currencies for working capital purpose. Any significant change in the value of currencies of the countries in which we do business relative to the value of the Malaysian Ringgit (MYR), could affect our ability to sell products competitively and control our cost structure, which could have a material adverse effect on our business, financial condition, results of operations and cash flow.

Our industry is very competitive and some of our products are commodities.

Fitters faces competition from both new entrants and existing competitors in the fire services industries. The businesses are competitive due to the presence of other local and international producers and suppliers of fire protection systems. The competitors may affect the Company’s revenue and market share, which may in turn affect the financial performance of the Company. In this respect, the competitors from the fire protection systems are constantly developing more advanced technology and product formulations in order to gain a larger market share and a competitive edge.

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In addition, the barriers to entry for new distributors of fire protection equipment are low as they can source products or systems that already have the relevant product certifications obtained by the respective manufacturer or supplier. As such, the competition that the Company faces face may result in, among others, reduction in the prices of the Company’s products thus affecting the Company’s profit margins, increase in the Company’s marketing activities and thus expenses, and/ or loss of business due to competitors’ offerings, which may adversely affect the Company’s business operations and financial performance. There can be no assurance that the Company will continue to compete effectively in the industries and failure to do so may adversely affect its growth prospects and financial performance.

There is no assurance that Fitters’ existing projects will not be delayed or terminated and there can also be no certainty that Fitters’ order book will be continually maintained at such level in the future.

Fitters’ revenue for the fire services division is largely dependent on the sustainability of the Company’s order book, which is in turn affected by the business and economic condition in Malaysia, as well as the Company’s ability to tender for the new projects by competing against other competitors in terms of pricing, timely delivery and quality. There is no assurance that the Company’s existing projects will not be delayed or terminated and there can also be no certainty that the Company’s order book will be continually maintained at such level in the future. The sustainability of our order book refers to the long-term viability and success of our business, which relies on fulfilling orders. A sustainable order book is characterized by consistent demand, effective operations, and adaptability to changing market conditions and relates to ensuring the business can continue to receive and process orders in a way that is profitable and environmentally responsible.

An increase in labor costs could reduce the Company’s profit margin, which could impact our financial position, results of operations, or cash flows.

Fitters’ profitability may be affected by an increase in labour costs which will reduce the Company’s profit margin if the Company is unable to fully pass on increases in the labour costs to its customers. The fire protection systems industry is labor intensive. The fire services business requires extensive manpower to operate. Fitters faces difficulty in recruiting local workers and has to resort to the employment of foreign workers. The shortage of foreign workers has been exacerbated in recent years by the increased demand for foreign workers. As such, the Company is required to comply with the policies imposed by the Government and any future changes to such policies may adversely affect the ability of the Company to employ foreign workers. Although the Company has sought to limit some of these risks, no assurance can be given that any change to these factors will not have a material adverse effect on the Company.

We have recorded a significant amount of goodwill and other identifiable intangible assets, and we may never realize the full value of our intangible assets.

The combined company expects to recognise goodwill arising from the proposed Transaction, the amount of which will depend on the Transaction Consideration vis-à-vis the fair value of Fitters’ identifiable assets and liabilities acquired as at the closing of the proposed Transaction. Any subsequent fair value adjustments allocated to the identifiable assets acquired and liabilities assumed, and the effects of amortisation of the fair value adjustments, if any, may materially affect the combined company’s financial position.

Additionally, the goodwill, will be subjected to periodic impairment testing and any downward adjustment to the goodwill may materially and adversely affect the financial position and results of the combined company. Nevertheless, the combined company will continuously monitor the financial performance of Fitters to ensure that the goodwill is supported by the operations of the relevant cash generating units at all times.

We may be subject to product liability or warranty claims that could require us to make significant payments.

We would be exposed to product liability claims in the event that the use of our products results, or is alleged to result, in bodily injury and/or property damage. There is a risk that we will experience product liability or warranty losses in the future or that we will incur significant costs to defend such claims. Such losses and costs may be material. While we currently have product liability insurance, our product liability insurance coverage may not be adequate for any liabilities that may ultimately be incurred or the coverage may not continue to be available on terms acceptable to us. A successful claim brought against us in excess of our available insurance coverage could require us to make significant payments or a requirement to participate in a product recall which may harm our reputation or profitability.

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Compliance with the United States securities laws and regulations is likely to make it more difficult and expensive for us to obtain directors’ and officers’ liability insurance and to attract and retain qualified members of our board of directors.

We expect the Sarbanes-Oxley Act and the rules and regulations subsequently implemented by the SEC and the Public Company Accounting Oversight Board to continue to impose significant compliance burdens and costs on the operations of the business. Those rules and regulations may make it more difficult and expensive for us to maintain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to maintain coverage. These rules and regulations could also make it more difficult for us to attract and retain qualified members of our board of directors, particularly to serve on our audit committee, and executive officers.

Risks Related to the Combined Company following the Transaction

In determining whether you should approve the Transaction, the issuance of shares of Parent Common Stock and other matters related to the Transaction you should carefully read the following risk factors in addition to the risks described above.

The market price of the combined company’s common stock is expected to be volatile, and the market price of its common stock may drop following the Transaction.

The market price of the common stock of Cyclacel following the Transaction could be subject to significant fluctuations. Market prices for securities of early-stage pharmaceutical, biotechnology and other life sciences companies have historically been particularly volatile. Some of the factors that may cause the market price of the company’s common stock to fluctuate include:

●	reports on the progress of the combined company’s sales of the products and services and their growth or the lack thereof;

●	failure to maintain its existing customers;

●	failure by the company to prosecute, maintain, or enforce its intellectual property rights;

●	changes in laws or regulations applicable to its products and services;

●	any inability to obtain adequate supply of its products and services or the inability to do so at acceptable prices;

●	adverse regulatory authority decisions;

●	introduction of new products, services, or technologies by its competitors;

●	failure to meet or exceed financial and development projections that the company may provide to the public;

●	failure to meet or exceed the financial and development projections of the investment community;

●	the perception of the company’s products and services among the fire safety industry and green energy industry by the public, legislatures, regulators and the investment community;

●	announcements of significant acquisitions, strategic collaborations, joint ventures, or capital commitments by the company or its competitors;

●	disputes or other developments relating to proprietary rights, including intellectual property, litigation matters, and its ability to obtain protection for its technologies;

●	additions or departures of key personnel;

●	significant lawsuits, including patent or stockholder litigation;

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●	if securities or industry analysts do not publish research or reports about its business, or if they issue adverse or misleading opinions regarding its business and stock;

●	changes in the market valuations of similar companies;

●	general market or macroeconomic conditions;

●	sales of common stock by Cyclacel or its stockholders in the future;

●	trading volume of Cyclacel common stock;

●	the introduction of technological innovations or new therapies that compete with potential products of the company;

●	changes in the structure of health care payment systems; and

●	period-to-period fluctuations in the company’s financial results.

Moreover, the stock markets in general have experienced substantial volatility that has often been unrelated to the operating performance of individual companies. These broad market fluctuations may also adversely affect the trading price of the company’s common stock.

In the past, following periods of volatility in the market price of a company’s securities, stockholders have often instituted class action securities litigation against those companies. Such litigation, if instituted, could result in substantial costs and diversion of management attention and resources, which could significantly harm the company’s profitability and reputation.

Additionally, a decrease in the stock price of the company may cause the company’s common stock to no longer satisfy the continued listing standards of The Nasdaq Capital Market. If the company is not able to maintain the requirements for listing on The Nasdaq Capital Market, it could be delisted, which could have a materially adverse effect on its ability to raise additional funds as well as the price and liquidity of its common stock.

The combined company will incur costs and demands upon management as a result of complying with the laws and regulations affecting public companies.

The combined company will incur significant legal, accounting and other expenses including costs associated with being a Nasdaq-listed public company and the corresponding reporting and compliance requirements by Nasdaq, the Securities and Exchange Commission and other federal regulators in the United States. In addition, the company will also incur costs associated with corporate governance requirements, including requirements under the Sarbanes-Oxley Act, as well as new rules implemented by the SEC and Nasdaq. These rules and regulations may also make it difficult and expensive for the combined company to obtain directors’ and officers’ liability insurance. As a result, it may be more difficult for the combined company to attract and retain qualified individuals to serve on its board of directors or as executive officers of the combined company, which may adversely affect investor confidence in the combined company and could cause the company’s business or stock price to suffer.

The company may experience adverse consequences because of required indemnification of officers and directors.

Provisions of the company’s amended and restated certificate of incorporation and bylaws provide that it will indemnify any director and officer as to liabilities incurred in their capacity as a director or officer and on those terms and conditions set forth therein to the fullest extent of Delaware law. Further, the company may purchase and maintain insurance on behalf of any such persons whether or not the company would have the power to indemnify such person against the liability insured against. The foregoing could result in substantial expenditures by the company and prevent any recovery from its officers, directors, agents and employees for losses incurred by the company as a result of their actions.

Parent does not anticipate that the company will pay any cash dividends in the foreseeable future.

The current expectation is that the company will retain its future earnings, if any, to fund the development and growth of the company’s business. As a result, capital appreciation, if any, of the common stock of the company will be your sole source of gain, if any, for the foreseeable future.

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An active trading market for the post-Transaction combined company’s common stock may not develop and its stockholders may not be able to resell their shares of common stock for a profit, if at all.

Following the closing of the Transaction, an active trading market for the combined company’s shares of common stock may never develop or be sustained. If an active market for the company’s common stock does not develop or is not sustained, it may be difficult for stockholders to sell their shares at an attractive price or at all.

If the ownership of Cyclacel common stock is highly concentrated, it may prevent you and other stockholders from influencing significant corporate decisions and may result in conflicts of interest that could cause Cyclacel stock price to decline.

Executive officers and directors of Cyclacel and their affiliates and entities that are related to such officers and directors, and Fitters Parent are expected to beneficially own or control approximately [___]% of the outstanding shares of common stock of the combined company following the completion of the Transaction. Accordingly, these executive officers, directors and their affiliates, and Fitters Parent acting as a group, will have substantial influence over the outcome of corporate actions requiring stockholder approval, including the election of directors, any merger, consolidation or sale of all or substantially all of the company assets or any other significant corporate transactions. These stockholders may also delay or prevent a change of control of the company, even if such a change of control would benefit the other stockholders of the company. The significant concentration of stock ownership may adversely affect the trading price of the company’s common stock due to investors’ perception that conflicts of interest may exist or arise, and may adversely affect the liquidity of the our common stock.

If equity research analysts do not publish research or reports, or publish unfavorable research or reports about the company, its business or its market, its stock price and trading volume could decline.

The trading market for the company’s common stock will be influenced by the research and reports that equity research analysts publish about it and its business. Equity research analysts may elect not to provide research coverage of the company’s common stock after the completion of the Transaction, and such lack of research coverage may adversely affect the market price of its common stock. In the event it does have equity research analyst coverage, the company will not have any control over the analysts or the content and opinions included in their reports. The price of the company’s common stock could decline if one or more equity research analysts downgrade its stock or issue other unfavorable commentary or research. If one or more equity research analysts ceases coverage of the company or fails to publish reports on it regularly, demand for its common stock could decrease, which in turn could cause its stock price or trading volume to decline.

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If the combined company fails to maintain proper and effective internal controls, its ability to produce accurate financial statements on a timely basis could be impaired.

The post-Transaction combined company will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act and Nasdaq rules and regulations. The Sarbanes-Oxley Act requires, among other things, that the combined company maintain effective disclosure controls and procedures and internal control over financial reporting. Effective internal control over financial reporting is necessary for the combined company to provide reliable financial reports and, together with adequate disclosure controls and procedures, is designed to prevent fraud.

The combined company must perform system and process evaluation and testing of its internal control over financial reporting to allow management to report on the effectiveness of its internal controls over financial reporting in its Annual Report on Form 10-K for each year, as required by Section 404 of the Sarbanes-Oxley Act, or Section 404. As a private company and subsidiary of Fitters Parent, Fitters has never been required to test its internal controls within a specified period. This will require significant management efforts and will require the combined company to incur substantial professional fees and internal costs to expand its accounting and finance functions. The combined company may experience difficulty in meeting these reporting requirements in a timely manner. Any failure to implement required new or improved controls, or difficulties encountered in their implementation, could cause the combined company to fail to meet its reporting obligations. In addition, any testing by the combined company, as and when required, conducted in connection with Section 404, or any subsequent testing by the combined company’s independent registered public accounting firm, as and when required, may reveal deficiencies in the combined company’s internal control over financial reporting that are deemed to be significant deficiencies or material weaknesses or that may require prospective or retroactive changes to its financial statements or identify other areas for further attention or improvement.

While the combined company remains an emerging growth company, the combined company will not be required to include an attestation report on internal control over financial reporting issued by its independent registered public accounting firm as required by Section 404. There is a risk that neither the combined company, nor Cyclacel’s independent registered public accounting firm once the combined company is required to obtain an attestation report on internal control over financial reporting from such firm, will be able to conclude within the prescribed timeframe that the combined company’s internal control over financial reporting is effective as required by Section 404. If the combined company is not able to comply with the requirements of Section 404 of the Sarbanes-Oxley Act, or if it is unable to maintain proper and effective internal controls, the combined company may not be able to produce timely and accurate financial statements. If that were to happen, the market price of its common stock could decline and it could be subject to sanctions or investigations by Nasdaq, the SEC, or other regulatory authorities.

RISKS RELATED TO OUR COMMON STOCK FOLLOWING THE EFFECTIVE DATE OF THE TRANSACTION

Unless the context requires otherwise, references in the following “Risks Related to our Common Stock following the Effective Date of the Transaction” in this proxy statement/prospectus to “we,” “us” and “our” are to the Parent after the Effective Date of the Transaction, which is to be renamed Bio Green Med Solution, Inc. with a ticker symbol of “BGMS”.

The market price of our common stock has been, and may continue to be volatile and fluctuate significantly, which could result in substantial losses for investors.

The market price of our common stock has been and is likely to continue to be highly volatile. Our common stock began trading March 16, 2004 and is traded on The Nasdaq Capital Market. On March 27, 2006, in connection with the name change from Xcyte to Cyclacel, we changed the symbol under which our common stock trades to “CYCC,” previously “XCYT.” Our preferred stock currently trades on the Nasdaq Capital Market under the symbol “CYCCP,” previously “XCYTP.” As with any public company, some investors hold a short position in our common stock. Such investors have published and distributed information about our company including on past and recent clinical trials. Activities by these investors may increase the volatility of the market price of our common stock, and may affect our ability to raise additional funds and to complete any potential future clinical trials or transactions.

Our stock price could be subject to wide fluctuations due to many factors, including:

● any potential strategic options that we pursue, including the Transaction;

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● government approvals relating to products in development;

● changes in governmental regulations or in the status of regulatory approvals or applications;

● disputes or other developments with respect to our intellectual property rights or the intellectual property rights of others;

● product liability claims or other litigation, including intellectual property or securities litigation;

● sales of large blocks of our common stock, including sales by our executive officers and directors;

● changes in earnings estimates or recommendations by securities analysts;

● our ability to meet investors’ expectations regarding our future operating performance;

● media exposure of our products or products of our competitors;

● volume and timing of sales of products;

● the introduction of new products or product enhancements by us or our competitors;

● our ability to develop, obtain regulatory clearance or approval for and market new and enhanced products, if any, on a timely basis;

● quarterly variations in our or our competitors’ results of operations;

● developments in our industry; and

● general market conditions and other factors, including factors unrelated to our operating performance or the operating performance of our competitors.

In addition, an active and liquid market may not develop or persist, and you may not be able to sell your shares quickly or at a price that is higher than what you paid for them. These and other factors may make the price of our stock volatile and subject to unexpected fluctuations.

Sale of a substantial number of shares of our common stock by existing stockholders or by us may cause the price of our common stock to decline.

Sales of a substantial number of shares of our common stock into the public market or the perception that these sales might occur could depress the market price of our common stock and could impair our ability to raise adequate capital through the sale of additional equity securities. We are unable to predict the effect that sales may have on the prevailing market price of our common stock. In addition, in the past two years, we have filed registration statements on Form S-8 registering a total of 2,083 shares of common stock subject to options or reserved for future issuance pursuant to Cyclacel’s 2018 Equity Incentive Plan (the “2018 Plan”), providing for an automatic increase in the number of Common Stock reserved for issuance under the applicable plan on April 17, 2025, and an additional 666 shares of its common stock under the 2018 Plan on July 31, 2024, and an additional 250 shares of its common stock under the 2018 Plan on July 23, 2024. Shares registered under these registration statements are available for sale in the public market subject to vesting arrangements, the exercise of such options and, in the case of our affiliates, the restrictions of Rule 144.

As of July 10, 2025, options to purchase 1,360 shares of common stock issuable upon the exercise of options outstanding at a weighted average exercise price of $2,515.85 per share, 9 shares of common stock issuable upon vesting of restricted stock units outstanding at a weighted average exercise price of $3,240.00 per share, and 23,746 shares of common stock issuable pursuant to the vesting of Restricted Options at a weighted average exercise price of $79.20 per share, were exercisable. To the extent we raise additional capital by selling and issuing common stock, convertible securities or other equity securities, it may result in material dilution to our existing stockholders and new investors could gain rights superior to our existing stockholders. Sales by us or by our current stockholders also could cause the price of our common stock to fall and make it more difficult for you to sell shares of our common stock.

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Anti-takeover provisions in our amended and restated certificate of incorporation and our amended and restated bylaws, as well as Delaware law, could discourage a takeover.

Our amended and restated certificate of incorporation, bylaws, and Delaware law, contain provisions that might enable our management to resist a takeover, and might make it more difficult for an investor to acquire a substantial block of our common stock. These provisions:

● authorize our board of directors to issue, without further action by our stockholders, up to 5,000,000 shares of undesignated preferred stock;

● specify that special meetings of our stockholders can be called only by the Board of Directors, the chairman of the board or the president;

● specify that our bylaws of may be adopted, amended or repealed by the stockholders entitled to vote;

● require in general the approval of a supermajority (66-2/3%) vote of our outstanding capital shares to amend or repeal certain provisions of our amended and restated certificate of incorporation;

● establish an advance notice procedure for stockholder approvals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to our board of directors;

● provide that directors may be removed only for cause by a majority of the board of directors;

● establish that our board of directors is divided into three classes, Class I, Class II and Class III, with each class serving staggered terms;

● provide that vacancies on our board of directors may be filled only by a majority of directors then in office; and

● provide that in general the number of directors on our board may only be fixed from time to time by a majority vote of our directors then in office.

These provisions might discourage, delay or prevent a change in control of our company or a change in our management. The existence of these provisions could adversely affect the voting power of holders of common stock and limit the price that investors might be willing to pay in the future for shares of our common stock. Anti-takeover provisions and other provisions under Delaware law could discourage, delay or prevent a transaction involving a change in control of our company, even if doing so would benefit our stockholders. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect or remove directors of your choosing and to cause us to take other corporate actions you desire.

We have not paid dividends on our common stock in the past and do not expect to pay dividends in the future, and any return on investment may be limited to the value of our stock.

We have never paid cash dividends on our common stock and do not anticipate paying cash dividends on our common stock in the foreseeable future. The payment of dividends on our common stock will depend on our earnings, financial condition and other business and economic factors affecting us at such time as our board of directors may consider relevant. If we do not pay dividends, our stock may be less valuable because a positive return on your investment will only occur if our stock price appreciates.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus and the documents incorporated by reference into this proxy statement/prospectus contain forward-looking statements. These forward-looking statements are based on current expectations and beliefs and involve numerous risks and uncertainties that could cause actual results to differ materially from expectations. These forward-looking statements should not be relied upon as predictions of future events as we cannot assure you that the events or circumstances reflected in these statements will be achieved or will occur. You can identify forward-looking statements by the use of forward-looking terminology including “believes,” “expects,” “may,” “will,” “should,” “seeks,” “intends,” “plans,” “pro forma,” “estimates,” or “anticipates” or the negative of these words and phrases or other variations of these words and phrases or comparable terminology. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. For example, forward-looking statements include, but are not limited to statements about:

● the strategies, prospects, plans, expectations and objectives of management for future operations of the combined company following the closing of the Transaction;

● the progress, scope or duration of the development of product candidates or programs;

● the benefits that may be derived from product candidates or the commercial or market opportunity in any target indication;

● the ability of Parent and the Company to protect their intellectual property rights;

● the ability of Parent to maintain compliance with Nasdaq listing standards;

● the anticipated operations, financial position, losses, costs or expenses of Parent or the Company following the closing of the Transaction;

● statements regarding future economic conditions or performance and/or its products and services;

● the approval and closing of the Transaction, including the timing of the Transaction, the ability of Parent to solicit a sufficient number of proxies to approve the Transaction, other conditions to the completion of the Transaction and relative ownership levels as of the closing of the Transaction;

● the expected benefits of and potential value created by the Transaction for the stockholders of Parent; and

● statements of belief and any statement of assumptions underlying any of the foregoing.

For a discussion of the factors that may cause Parent or the Company’s actual results, performance or achievements following closing of the proposed Transaction to differ materially from any future results, performance or achievements expressed or implied in such forward-looking statements, or for a discussion of risk associated with the ability of Parent and Fitters Parent to complete the Transaction and the effect of the Transaction on the business of Parent and the Company following the completion of the Transaction, see “Risk Factors” above in this proxy statement/prospectus. Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in reports filed with the SEC by Parent. See “Where You Can Find More Information”. There can be no assurance that the Transaction will be completed, or if it is completed, that it will close within the anticipated time period or that the expected benefits of the Transaction will be realized.

If any of these risks or uncertainties materializes or any of these assumptions proves incorrect, the results of Parent or the Company following completion of the Transaction could differ materially from the forward-looking statements. All forward-looking statements in this proxy statement/prospectus are current only as of the date on which the statements were made. Parent and the Company do not undertake any obligation (and expressly disclaim any such obligation to) to publicly update any forward-looking statement to reflect events or circumstances after the date on which any statement is made or to reflect the occurrence of unanticipated events.

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THE SPECIAL MEETING OF STOCKHOLDERS OF PARENT

Date, Time and Place

The special meeting will be held virtually at 10:00 a.m., Eastern Time, on September 4, 2025. Parent is sending this proxy statement/prospectus to its stockholders in connection with the solicitation of proxies by the board of directors for use at the special meeting and any adjournments or postponements of the special meeting. This proxy statement/prospectus is first being furnished to stockholders on or about July 25, 2025.

Purposes of the Special Meeting

The purposes of the special meeting are:

●	Proposal 1: to approve the issuance of shares of Cyclacel common stock to Fitters Parent pursuant to the terms of the Exchange Agreement (Proposal 1);

●	Proposal 2: for purposes of complying with Nasdaq Listing Rule 5635(a), the potential issuance of more than 20% of the issued and outstanding shares of Cyclacel common stock in connection with the Transaction (Proposal 2);

●	Proposal 3: to approve an amendment to the amended and restated certificate of incorporation of Cyclacel Pharmaceuticals (a) changing the Cyclacel corporate name to “Bio Green Med Solution, Inc.”, (b) permitting actions by stockholders by written consent and ratify all prior action by stockholder written consent, and (c) opting out of the business combination provisions of Section 203 of the DGCL (Proposal 3); and

●	Proposal 4: to consider and vote upon an adjournment of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the proposals set forth above (Proposal 4).

At the special meeting, Parent may transact such other business as may properly come before the stockholders at the special meeting or any adjournment or postponement thereof. After careful consideration, the board of directors of Parent has unanimously approved the Exchange Agreement and the proposals described in this proxy statement/prospectus, and the board of directors has determined that it is advisable to consummate the Transaction. Our board of directors recommends that stockholders vote “FOR” the proposals described in the accompanying proxy statement/prospectus.

Each of Proposals 1, 2 and 3 are conditioned upon each other and the approval of each such proposal is a condition to the completion of the Transaction. Therefore, the Transaction cannot be consummated without the approval of Proposals 1, 2 and 3.

Recommendation of the Board of Directors of Cyclacel Pharmaceuticals

●	The board of directors has determined and believes that the issuance of shares of Parent Common Stock pursuant to the Exchange Agreement is fair to, and in the best interests of, Parent and its stockholders and has unanimously approved such items. The board of directors recommends that stockholders vote “FOR” Proposals 1 and 2 to approve the issuance of shares of Parent Common Stock pursuant to the Exchange Agreement and the potential issuance of greater than 20% of Parent Common Stock resulting from the Transaction.

●	The board of directors has determined and believes that the amendment to the amended and restated certificate of incorporation of Parent to (a) change the name of Parent to “Bio Green Med Solution, Inc.”, (b) permit actions by stockholders by written consent, and ratify all prior action by stockholder written consent including without limitation, majority stockholder consents dated March 21, 2025 and May 12, 2025, and (c) opt out of the business combination provisions of Section 203 of the DGCL, is advisable to, and in the best interests of, Parent and its stockholders and has unanimously approved such amendment. The board of directors recommends that stockholders vote “FOR” Proposal 3 to approve the amendment and ratification.

●	The board of directors has determined and believes that adjourning the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposals 1, 2, and 3 is fair to, and in the best interests of, Parent and its stockholders and has unanimously approved and adopted the proposal. The board of directors recommends that stockholders vote “FOR” Proposal 4 to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposals 1, 2, and 3.

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Record Date and Voting Power

Only holders of record of Parent Common Stock at the close of business on the record date, July 10, 2025, are entitled to notice of, and to vote at, the special meeting. At the close of business on the record date, there were [●] shares of Parent Common Stock issued and outstanding. Each share of common stock entitles the holder thereof to one vote on each matter submitted for stockholder approval. See the section entitled “Principal Stockholders of Parent” in this proxy statement/prospectus for information regarding persons known to the management of Parent to be the beneficial owners of more than 5% of the outstanding shares of Parent Common Stock.

Voting and Revocation of Proxies

The proxy accompanying this proxy statement/prospectus is solicited on behalf of the board of directors for use at the special meeting. If you are a stockholder of record, you may vote in one of the following ways:

● You may vote by mail. Complete, sign and date the proxy card that accompanies this proxy statement and return it promptly in the postage-prepaid envelope provided (if you receive printed proxy materials). Your completed, signed and dated proxy card must be received prior to the special meeting.

● You may vote by telephone. To vote over the telephone, dial toll-free 1-800-579-1639 using a touch-tone telephone and follow the recorded instructions (have your Notice of Internet Availability or proxy card in hand when you call). You will be asked to provide the company number and control number from your Notice of Internet Availability or proxy card. Telephone voting is available 24 hours a day, 7 days a week, until 11:59 p.m., Eastern Time, on September 3, 2025.

● You may vote via the Internet. To vote via the Internet, go to www.proxyvote.com to complete an electronic proxy card (have your Notice of Internet Availability or proxy card in hand when you visit the website). You will be asked to provide the control number from your Notice of Internet Availability or proxy card. Internet voting is available 24 hours a day, 7 days a week, until 11:59 p.m., Eastern Time, on September 3, 2025.

If you are a beneficial owner of shares held of record by a broker, bank or other nominee, you will receive voting instructions from your broker, bank or other nominee. You must follow the voting instructions provided by your broker, bank or other nominee in order to instruct your broker, bank or other nominee on how to vote your shares. Beneficial owners of shares should generally be able to vote by returning the voting instruction card, or by telephone or via the Internet. However, the availability of telephone or Internet voting will depend on the voting process of your broker, bank, or other nominee.

If you are a beneficial owner of shares held of record by a broker, bank or other nominee, you will receive voting instructions from your broker, bank or other nominee. You must follow the voting instructions provided by your broker, bank or other nominee in order to instruct your broker, bank or other nominee on how to vote your shares. Beneficial owners of shares should generally be able to vote by returning the voting instruction card, or by telephone or via the Internet. However, the availability of telephone or Internet voting will depend on the voting process of your broker, bank, or other nominee.

If you are a stockholder of record, you can change your vote or revoke your proxy at any time before the special meeting by:

● By submitting a new proxy card with a date later than your previously delivered proxy and submitting it as instructed above or by providing written notice of revocation to us before the special meeting at Level 10, Tower 11, Avenue 5, No. 8, Jalan Kerinchi, Kuala Lumpur, Malaysia 59200, Attention: Kiu Cu Seng, Chief Financial Officer, Executive Director and Secretary;

● By submitting a later proxy by Internet or by telephone as instructed above; or

● By attending the special meeting and voting at the meeting. Attending the special meeting will not, in and of itself, change or revoke a previously submitted proxy unless you specifically request it or vote at the special meeting.

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Your most current vote, whether by telephone, Internet or proxy card is the one that will be counted. If you are the beneficial owner of your shares, you must contact the broker, bank or other nominee holding your shares and follow their instructions to change your vote or revoke your proxy. All properly executed proxies that are not revoked will be voted at the special meeting and at any adjournments or postponements of the special meeting in accordance with the instructions contained in the proxy. If a stockholder executes and returns a proxy and does not specify otherwise, the shares represented by that proxy will be voted “FOR” Proposal 1 to approve the issuance of shares of Parent Common Stock in the Transaction, “FOR” Proposal 2 to approve the potential issuance of greater than 20% of the Parent Common Stock resulting from the Transaction, “FOR” Proposal 3 to approve an amendment to the amended and restated certificate of incorporation of Parent changing the company’s name to “Bio Green Med Solution, Inc.,” and “FOR” Proposal 4 to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposals 1, 2, and 3 in accordance with the recommendation of the board of directors.

Required Vote

Your vote is important. The affirmative vote of a majority in voting power of the issued and outstanding shares of common stock of Cyclacel (the “Parent Common Stock”), entitled to vote on thereon is required for approval of Proposals 1, 2 and 4. The affirmative vote of the holders of a majority of the outstanding shares of common stock entitled to vote on the record date for the special meeting is required for approval of Proposal 3. Each of Proposals 1, 2, and 3 are conditioned upon each other and the approval of each such proposal is a condition to the completion of the Transaction. Therefore, the Transaction cannot be consummated without the approval of Proposals 1, 2, and 3. You may change or revoke your proxy at any time before it is voted at the special meeting.

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “FOR” and “AGAINST” votes, abstentions and broker non-votes. Abstentions will be counted towards the vote total for each proposal and will have the same effect as “AGAINST” votes on Proposal 3, but will have no effect on Proposals 1 and 2. Similarly, broker non-votes will have the same effect as “AGAINST” votes on Proposal 3, but will have no effect on Proposals 1 and 2.

As of July 10, 2025, the directors and executive officers of Parent owned or controlled 51.20% of the outstanding shares of common stock entitled to vote at the special meeting.

Solicitation of Proxies

In addition to solicitation by mail, the directors, officers, employees and agents of Parent may solicit proxies from stockholders by personal interview, telephone, telegram or otherwise. We have engaged Laurel Hill Advisory Group, LLC, to act as our proxy solicitor in connection with the proposals to be acted upon at our special meeting. Pursuant to our agreement, Laurel Hill Advisory Group, LLC will, among other things, provide advice regarding proxy solicitation issues and solicit proxies from our stockholders on our behalf in connection with the special meeting. For these services, we will pay a fee of approximately $20,000 plus expenses.

Other Matters

As of the date of this proxy statement/prospectus, the board of directors does not know of any business to be presented at the special meeting other than as set forth in the notice accompanying this proxy statement/prospectus. If any other matters should properly come before the special meeting, it is intended that the shares represented by proxies will be voted with respect to such matters in accordance with the judgment of the persons voting the proxies.

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THE TRANSACTION

This section and the section entitled “The Exchange Agreement” in this proxy statement/prospectus describe the material aspects of the Transaction, including the Exchange Agreement. While Parent and the Company believe that this description covers the material terms of the Transaction and the Exchange Agreement, it may not contain all of the information that is important to you. You should read carefully this entire proxy statement/prospectus for a more complete understanding of the Transaction and the Exchange Agreement, including the Exchange Agreement, and the other documents to which you are referred herein. See the section entitled “Where You Can Find More Information” in this proxy statement/prospectus.

Background of the Transaction

Historical Background of Parent

Cyclacel Pharmaceuticals, Inc. (“Cyclacel” or “Parent”) is a clinical-stage biopharmaceutical company working to develop innovative cancer medicines based on cell cycle, epigenetics and mitosis biology. It operates in the field of cancer cell cycle biology with a vision to improve patient healthcare by translating insights in cancer biology into medicines that can overcome resistance and ultimately increase a patient’s overall survival. The epigenetic/anti-mitotic program is evaluating plogo, a PLK1 inhibitor, in solid tumors and hematological malignancies. Cyclacel’s strategy is to build a diversified biopharmaceutical business based on a pipeline of novel drug candidates addressing oncology and hematology indications.

Substantially all of Cyclacel’s to date have been devoted to performing research and development, conducting clinical trials, developing and acquiring intellectual property, raising capital and recruiting and training personnel. As part of Cyclacel’s efforts to reduce operating costs, it has determined to focus on the development of plogo only.

Cyclacel’s pipeline of innovative medicines aims to provide safe and effective anticancer treatment options to patients combined with the convenience of oral administration. Cyclacel’s preclinical and clinical studies suggests that daily dosing by the oral route is a preferred strategy for both our drugs. We also conducted certain early clinical studies using intravenous (“i.v.”) administration. The aim of the current streamlined studies is to assess safety and identify signals of clinical activity which may lead to registration-enabling outcomes.

Cyclacel’s clinical development strategy is focused on our program in epigenetics/mitosis control biology. As part of its efforts to reduce operating costs it has determined to focus on the development of the plogo clinical program only. Fadraciclib, Cyclacel’s subsidiary’s other drug development program, is being marketed for sale by the joint liquidators through Hilco Appraisals Limited, a firm of professional valuation agents and will no longer be part of the assets of Cyclacel as of January 2025. Cyclacel has retained worldwide rights to commercialize plogo.

Cyclacel currently retains virtually all marketing rights to the compounds associated with plogo’s clinical-stage drug program. To optimize its commercial return, Cyclacel intends to enter into selected partnering arrangements and to retain co-promotion rights as appropriate. Generally, Cyclacel plans to develop compounds through the Phase 2 proof-of-efficacy stage before seeking a partner. Cyclacel may enter into partnering arrangements earlier than Phase 2 proof-of-concept trials where appropriate, or in connection with drug programs outside our core competency in oncology.

During its initial assessment of strategic options, Cyclacel fielded outreach from a number of private companies seeking a potential merger, and made the assessment that a reverse merger or other strategic transaction would likely result in a more favorable outcome for its stockholders than a liquidation of the company or acquiring products and funding their development. During this time, Cyclacel also pro-actively sought out additional strategic advisors and discussions ensued with a number of investment banks. ARC Group Limited (“ARC”) presented its qualifications to act as a financial advisor to the Chief Executive Officer of Cyclacel by way of a telephone conference.

Cyclacel continued an active dialogue with ARC and thereafter entered into an investment banking agreement with ARC, pursuant to which ARC agreed to act as exclusive financial advisor to Cyclacel to assist in the review of the company’s business and assets and explore strategic opportunities for enhancing stockholder value, including a potential business combination with an unaffiliated third party. During this time, Cyclacel also continued to explore potential strategic alliances or other ways to monetize its plogo-related assets, with interest being expressed by three parties.

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The initial screening process for potential business combination candidates involved ARC making outreach to a portfolio of four companies that had the potential to meet certain criteria. These companies consisted of private companies considering an initial public offering, or IPO, private companies not in the IPO queue, private companies that had failed in earlier attempts at an IPO, publicly-traded companies on exchanges outside the U.S. seeking a Nasdaq listing, and public companies in the U.S. that were believed to have a strategic fit with Cyclacel or were seeking a business combination transaction as a de facto financing event. See also “History of Cyclacel Strategic Alternatives and Significant Corporate Events” below.

Further, there was interest from companies known to the management and board of directors of Cyclacel, and unsolicited enquiries received by the various parties. For instance, Cyclacel first became aware of the four companies when these profiles of these parties were presented by ARC to management of Cyclacel. Likewise, Cyclacel first became acquainted with Fitters Parent in late 2021 when Hoo Swee Guan (“Mr. Hoo”) was appointed to the Board of Fitters Parent on November 26, 2021, as an Executive Director. Cyclacel’s Chief Executive Officer and Mr. Hoo previously were affiliated in connection with their service on a previous Nasdaq listed company.

In their review of potential strategic partners, ARC and Cyclacel focused on biotechnology, green energy, waste solutions and manufacturing companies possessing (i) a perceived lower financing risk at closing, (ii) a strong product pipeline with multiple mid-to-late or commercial-stage assets, (iii) strong news flows, (iv) an experienced management team, (v) high-quality existing investors or new investors willing to support a potential transaction, (vi) a capital structure with no debt or a clear path to restructuring existing debt, and (vii) audited financial statements or the ability to produce audited financial statements for the last two fiscal years. Prospective strategic partners were removed from consideration if their valuation was considered to be too high, they possessed a single asset in a high-risk space or their management team was not viewed as optimal to operate as a publicly traded company in the United States following a potential transaction. See also “History of Cyclacel Strategic Alternatives and Significant Corporate Events” below.

Following review of the candidates by ARC and Cyclacel, one company submitted a formal proposal by the end of March 2025 detailing potential financial and structural terms of a transaction. Cyclacel management and ARC carried out a detailed analysis of potential strategic partners involved. In evaluating this formal proposal from the potential counterparty (see in this regard the discussions below with respect to Cyclacel’s engagement with Fitters Parent), Cyclacel ultimately concluded that (x) one or more desired elements were missing from the remaining three potential strategic partners (for example, that the counterparty did not have sufficient resources to achieve potentially meaningful development milestones within its business plan or an ability to enter into an agreement in the near-term for a combination with a public company), (y) the terms expected to be available to Cyclacel and its stockholders in a potential combination, including as represented by the potential share of the post-transaction company that might be owned by the pre-transaction Cyclacel stockholders immediately following a combination would likely not be fair or appropriate to the pre-transaction Cyclacel stockholders, and/or (z) Cyclacel should pursue a transaction with Fitters Parent to the exclusion of other potential strategic partners.

In the course of its process, Fitters Parent was the only party with which Cyclacel ultimately reached a mutual understanding on deal terms, including the potential share of the company that would be owned by the legacy Cyclacel stockholders immediately following a proposed transaction, and moved forward with negotiating a definitive agreement. A more detailed chronological description of the Transaction process follows below under the section below entitled “The Transaction—Background of the Transaction—History of Cyclacel Strategic Alternatives and Significant Corporate Events.”

History of Cyclacel Strategic Alternatives and Significant Corporate Events

Based on the detailed analysis of the four potential strategic partners, three companies had one or more of the desired elements missing (for example, the potential strategic partner did not have sufficient resources to achieve potentially meaningful development milestones within its portfolio of product development candidates or an ability to enter into an agreement in the near-term for a transaction with a public company).

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On March 18, 2025, ARC Group reviewed with management of Cyclacel the proposals received to date, the application of the proposed selection criteria to each of the potential strategic partners and the proposed financial terms offered by each of the parties.

During that period management of Cyclacel also had numerous calls with representatives of ARC Group regarding the candidate companies under review.

With assistance from ARC Group, the Cyclacel management team selected one potential target company which management felt best fit the pre-established selection criteria. The selected potential target company’s parent company, Fitters Parent was invited to submit presentations and other materials about its subsidiary, Fitters Sdn. Bhd (the “Company”) in connection with their merits to be considered by Cyclacel for a potential strategic transaction. On March 19, 2025, Cyclacel management team concluded that, it would enter into a further phase of due diligence and discussion regarding the potential for entering into a strategic transaction with Fitters Parent, to acquire its wholly-owned subsidiary, which was the most desired candidate to retain listing of the Cyclacel common stock on The Nasdaq Stock Market following the closing of a potential transaction and to provide the basis for a successful outcome for its stockholders following the closing of a transaction.

With Fitters Parent selected as the proposed strategic partner, Cyclacel management and ARC Group sent a draft of a non-binding letter of intent (“LOI”) to representatives of Fitters Parent.

Between March 19, 2025, and March 25, 2025, ARC Group and Cyclacel drafted a form LOI for use in a proposed reverse merger with Fitters Parent. On March 25, 2025, ARC Group sent a draft of the LOI proposing a reverse merger to representatives between Cyclacel and the Company. During this period of time, Cyclacel continued due diligence discussions and LOI negotiations with Fitters Parent from March 19, 2025 through April 4, 2025. The LOI negotiations with Fitters Parent, for the most part, focused on valuations, investor support and management teams in the case of the Company and Fitters Parent and cash balances and liabilities in the case of Cyclacel.

On March 25, 2025, Cyclacel and ARC Group held a telephone conference to discuss the Company and Fitters Parent and matters related to the LOI to discuss initial terms.

On April 2, 2025, representatives of Fitters Parent sent a revised draft of the LOI to ARC Group.

Also on April 2, 2025, representatives of ARC Group and Cyclacel held a telephone conference to discuss the revised draft LOI received from Fitters Parent. With respect to the revised LOI from Fitters Parent, the parties discussed the valuations of the companies, the relative ownership of the legacy stockholders of each company following the closing of a proposed transaction, the size, timing and certainty of a concurrent investment in Fitters Parent, timing and other matters related to financial statements required to be included in a proxy statement/prospectus, and shareholder approval and other matters under Malaysian law.

On April 4, 2025, ARC Group sent a revised draft LOI to representatives of Fitters Parent to address uncertainty around the Company’s valuation, which was now to be determined in a business combination agreement, and to extend the intended closing date from 30 days to 90 days after the date of stockholder approval to build in sufficient time for closing to occur.

On April 4, 2025, Cyclacel and Fitters Parent executed the LOI. The LOI contemplated the exploration of Cyclacel acquiring the Company, a wholly-owned subsidiary of Fitters Parent. The LOI contemplated the acquisition by Cyclacel of all of the issued and outstanding capital stock of the Company in the form of purchase consideration to be mutually agreed upon by the Company and Fitters Parent subject to further negotiation and agreement among the parties.

Prior to the execution of the LOI on April 4, 2025, Cyclacel engaged Rimon, P.C. (“Rimon”) to serve as counsel to Cyclacel with respect to the Transaction. Commencing on April 3, 2025, representatives from Rimon, Arc Group (“ARC”) and Cyclacel held weekly conference calls on April 10, 2025, April 17, 2025, April 24, 2025 and April 30, 2025.

On April 6, 2025, Fitters Parent engaged Messrs. Ong, Ric & Partners based in Kuala Lumpur (“ORP”) to serve as counsel to Fitters Parent and its subsidiaries with respect to the Transaction.

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On April 9, 2025, Rimon circulated the first draft of an Agreement and Plan of Merger to representatives of Fitters Sdn. Bhd., a Malaysia private limited company and a wholly-owned subsidiary of Fitters Parent (the “Company”), Cyclacel, Fitters Parent, ARC and ORP. The draft of the Agreement and Plan of Merger contemplated a reverse triangular merger whereby a newly formed Fitters Merger Acquisition Sub, Sdn. Bhd., a Malaysia private limited company and wholly-owned subsidiary of Cyclacel (“Merger Sub”), in accordance with the Delaware General Corporation Law (“DGCL”) and Malaysian Companies Act, would be merged with and into the Company and the separate corporate existence of Merger Sub would cease, and the Company would continue as the surviving corporation and succeed to and assume all the rights, properties, liabilities and obligations of the Company in accordance with the Malaysian Companies Act.

Representatives of Fitters Parent, the Company, Cyclacel, ARC and Rimon held a conference call on April 10, 2025, whereby the parties discussed the structure of the Transaction. Given certain matters related to Malaysian law and because the Company is wholly-owned by Fitters Parent, the parties agreed to change the structure from a reverse triangular merger to a share exchange. Fitters Parent launched a dataroom on April 16, 2025, with access links given to Rimon, ARC and Cyclacel representatives. Also on April 16, 2025, ORP circulated a revised version of the Agreement and Plan of Merger in the form of an exchange agreement (the “Exchange Agreement”) with the principal comments reflecting the structure change to a share exchange, whereby Fitters Parent would exchange all of their capital shares in the Company for shares of common stock of Cyclacel, following which, the Company would become a wholly-owned subsidiary of Cyclacel. The revised draft also clarified that there are no statutory rights for appraisal under the Malaysian Companies Act and that Fitters Parent had no outstanding preference shares and identified Fitters Parent’s subsidiaries.

Between April 16, 2025 and April 19, 2025, Rimon and ORP exchanged email communications regarding a list of open issues, including additional due diligence items related to potential material contracts.

On April 18, 2025, Rimon requested additional due diligence through tendering a due diligence request list to ORP while discussions continued between Cyclacel and Fitters Parent and their respective representatives throughout April 2025.

On April 19, 2025, Rimon circulated a revised draft of the Exchange Agreement to representatives of Cyclacel, the Company, Fitters Parent, ARC and ORP which revised draft reflected additional conforming changes under the DGCL to accommodate the new acquisition structure in lieu of a reverse triangular merger and also conforming changes under Malaysian law as to the transfer of securities at close of the Transaction.

On the weekly calls with representatives with Rimon, ARC and Cyclacel on April 17, 2025, April 24, 2025 and April 30, 2025, representatives of Fitters Parent, the Company and ORP were invited to the calls to discuss the acquisition structure, the valuation of the Company and its subsidiaries, the results of the Fairness Opinion, the timing of due diligence review and missing items to the due diligence request and composition of officers and directors of the Company after the potential closing of the Transaction.

On the April 24, 2025 conference call, representatives from Cyclacel, Fitters Parent, the Company, Rimon, ORP and ARC discussed the status of the execution of the Exchange Agreement, disclosure schedules and related documentation. Included in this discussion was the preparedness for the drafting of the proxy statement/prospectus on Form S-4. Representatives from ORP and Rimon stated that the Exchange Agreement and related documentation was close to final form with the signing of such documentation being able to occur within the next week. Representatives from Cyclacel, Fitters Parent, the Company, Rimon, and ORP agreed to turn drafts over the weekend for a status update on these various matters.

On April 25, 2025, ORP circulated feedback on behalf of Fitters Parent to the due diligence request list and advised Rimon, Cyclacel and ARC that the Fitters Parent dataroom had been updated with all necessary documents including the banking facility documents requested.

On April 26, 2025, Rimon sent additional due diligence questions and requests for clarifications to ORP and Fitters Parent including, regarding the outstanding CIMB Group Holdings Berhad facility, a Malaysian universal bank headquartered in Kuala Lumpur (the “CIMB facility”) and the effectiveness of a corporate guarantee to Malayan Banking Berhad (“MBB”) and whether a waiver from MBB was needed to authorize the sale of the securities, and in addition, whether a Company director services agreement needed to be amended to allow for termination at the closing of the Transaction, and any intentions to dissolve certain of the Company’s dormant subsidiaries prior to the closing of the Transaction.

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On April 27, 2025, ORP circulated feedback to Rimon’s inquiries from April 26, 2025, advising that the current CIMB facility is still effective but no drawdown was done by Fitters Parent or its subsidiaries. ORP advised further that the corporate guarantee to MBB is a form of security in relation to a tradeline offered by MBB to the Company, which is still effective but there has been no drawdown by the Company and provided corroborating documentation of the zero balance. ORP added that Fitters Parent will notify CIMB and MBB to inform the banks regarding the disposal of shares in the Transaction and to seek consent for the disposal.

On April 28, 2025, ORP advised that Fitters Parent and ORP had no further comments to the Exchange Agreement and tendered the Fitters Parent Disclosure Schedules for Cyclacel and Rimon’s review and comments.

On April 25, 2025, Rimon circulated another draft of the Exchange Agreement to Fitters Parent and ORP with certain clean up changes including the determination of consideration for Cyclacel’s acquisition of Fitters Parent’s conveyance and transfer all of its right, title and interest to all of the ordinary shares of the Company, Cyclacel shall issue an amount of its common stock equal to nineteen and ninety nine hundreds (19.99%) percent of the issued and outstanding shares of its common stock as of the closing date (the “Exchange Shares”) to Fitters Parent. In addition, the Exchange Agreement included a final termination date of September 30, 2025, if the Transaction has not been consummated by such date.

On April 28, 2025, Rimon circulated a semi-final draft of the Exchange Agreement to Fitters Parent and ORP to include certain conditions to closing required to meet Fitters Parent’s compliance and reporting obligations to the Bursa Malaysia Securities Berhad Main Market stock exchange. Also on April 28, 2025, Rimon circulated comments on the Fitters Parent Disclosure Schedules for ORP and Fitters Parent’s review and comment.

On April 29, 2025, Rimon and ORP continued to exchange due diligence requests and responses.

On May 2, 2025, the board of directors of Cyclacel held a meeting by telephone conference that representatives of Rimon and ARC attended at the invitation of the board of directors. During the meeting, a member of the management team and a representative of Rimon reviewed the key terms of the proposed Transaction between Cyclacel and Fitters Parent, including: structure and timing considerations; the formula for determining the Exchange Shares for the exchange of the Company’s capital shares held by Fitters Parent into Cyclacel common stock as well as the relative percentages of ownership of the existing Cyclacel stockholders, on the one hand, and Fitters Parent on the other hand, following the completion of the proposed Transaction; the closing conditions in the draft Exchange Agreement and the termination provisions set forth in the draft Exchange Agreement.

Representatives of ARC then reviewed with the board of directors ARC’s analysis of the Exchange Shares and discussed the findings of Strategic Capital Advisory Sdn. Bhd. (“Strategic Capital Advisory”), a highly specialized corporate finance services company retained by Cyclacel, which rendered its written fairness opinion (the “Fairness Opinion”) to the Cyclacel board of directors, that, as of the date of such opinion, and based upon the various assumptions, qualifications and limitations set forth therein, that the fair value of entire equity interest of Fitters Parent and its subsidiaries is RM92.27 million to RM107.71 million, that translates to USD20.72 million to USD24.19 million, using the exchange rate of USD1.00 to RM4.453 as of the date of the written Fairness Opinion. Accordingly, Strategic Capital Advisory concluded that the purchase consideration falls within the ranges of values derived using the Discounted FCFF methodology, hence it is fair from a financial point of view, to the stockholders of Cyclacel.

Representatives from Rimon reviewed with Cyclacel’s board of directors the fiduciary duties of the board members in the context of the proposed Transaction. During the various discussions, members of the board of directors asked questions and discussed the terms and features of the proposed Transaction, including provisions of the draft Exchange Agreement and related documentation, as well as Cyclacel’s cash forecast and ability to satisfy its obligations prior to the projected closing date in light of the net cash expectations contained in the draft Exchange Agreement and its impact on the relative valuations.

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After further discussion among Cyclacel’s board of directors, the board unanimously (i) determined that the Transaction and the other transactions contemplated by the Exchange Agreement were fair to and in the best interests of Cyclacel and its stockholders, (ii) approved and adopted the Exchange Agreement and the transactions contemplated thereby, subject to finalization of the Exchange Agreement and ancillary documents by management of Cyclacel in consultation with legal counsel, with such changes thereto as management deemed to be in the best interests of Cyclacel and its stockholders, and (iii) resolved to recommend that the stockholders of Cyclacel vote to approve the Transaction, adopt the Exchange Agreement and approve and/or adopt the other transactions and arrangements as contemplated by the Exchange Agreement, including the issuance of shares of Cyclacel common stock in the Transaction.

Between April 28, 2025 and May 5, 2025, members of Cyclacel’s and Fitters Parent’s management teams continued to negotiate and finalize the Exchange Agreement and related transaction documents, together with representatives of Rimon and ORP.

On May 2, 2025, Rimon circulated an execution version of the Exchange Agreement to Cyclacel, the Company, Fitters Parent, ORP and ARC.

On May 5, 2025, representatives from Cyclacel, the Company, Fitters Parent, Rimon, ORP, and ARC exchanged email correspondence to discuss the execution of the Exchange Agreement, final disclosure schedules and related documentation. ORP provided certain date revisions to the Exchange Agreement and the representatives agreed to execute the Exchange Agreement on May 6, 2025 and discussed consistent times in Malaysia and in the U.S. to issue press releases. In addition, representatives stated that the necessary approvals for the Exchange Agreement and related documentation were obtained and that Cyclacel and Fitters Parent were in a position to sign definitive documentation as of the completion thereof. On May 6, 2025, Cyclacel, Fitters Parent and the Company entered into the Exchange Agreement and related transaction documents.

Between June 20, 2025 and June 30, 2025, Cyclacel and Fitters Parent negotiated a $1,000,000 cash payment as additional consideration for the Transaction due to the decrease in valuation of Cyclacel from May 6, 2025 to the end of June. On July 7, 2025, Cyclacel, Fitters Parent and the Company entered into Amendment No. 1 to Exchange Agreement to reflect this additional consideration.

Cyclacel Reasons for the Transaction

In evaluating the Transaction, the Cyclacel board consulted with Cyclacel management, as well as its independent legal counsel and its financial advisors and, in the course of reaching its decision (i) to approve and declare advisable the Exchange Agreement, the Transaction and other transactions contemplated thereby and (ii) subject to the terms and conditions of the Exchange Agreement, to recommend that the Cyclacel stockholders approve the issuance of Cyclacel common stock, the Cyclacel board considered a number of factors including these key factors:

●	Strong Market Position. The Cyclacel board considered the Company and its subsidiaries’ industry-leading position within its key business line involving the manufacturing and trading of safety, firefighting equipment, industrial products, installation and maintenance of the Fire Department’s privatized Computerized Fire Alarm Monitoring System (“CMS”), contract for mechanical and electrical engineering works, corrective and preventive maintenance within the fire industry and specialty construction industry fire retardants;

●	Large and Growing Market Opportunity. The Cyclacel board considered the Company and its subsidiaries’ long-term market opportunity and growth potential within the Company’s key business lines;

●	Preferred Supplier to Multiple Key Customers. The Cyclacel board considered the Company and its subsidiaries’ long-standing relationships with key customers within its key business lines including fire retardants, renewable and waste-to-energy and property development and construction growth; and

●	Innovation and Research and Development Track-record. The Cyclacel board also considered the Company and its subsidiaries’ long-standing track-record of innovation and customer value-enhancement, including the Company’s in-house research and development capabilities relating to both its products and the associated equipment including research and development that can be used to protect and keep people safe from risk of fire hazards.

In addition, the Cyclacel board also considered these material factors:

●	the opportunity for Cyclacel’s stockholders to participate in the benefits that are expected to result from the Transaction, including the expectation that the Transaction will create a premier fire services company better than either Cyclacel or the Company could do on their own;

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●	Cyclacel management’s assessment that the proposed Transaction between Cyclacel and Fitters Parent is expected to benefit consumers by resulting in (i) greater capacity for the combined company to develop innovative fire services and products, (ii) expanded sales opportunity globally through expanded name recognition, and (iii) enhancement of the combined company’s technologies and capabilities, will allow the combined company to deliver a comprehensive offering to address diverse customer needs;

●	Cyclacel management’s belief that the Transaction would result in deleveraging of Cyclacel with cash generation to further strengthen the combined company’s financial profile and drive accelerated debt reduction and shareholder value creation;

●	Cyclacel management’s belief that the combined company would have a strengthened balance sheet and increased cash flow, in part as a result of synergies and accelerated deleveraging, that management believes will provide both the financial strength and flexibility to weather competitive challenges and provide a foundation for future growth;

●	Cyclacel management’s belief that the Transaction will be accretive to the combined company’s earnings and cash flow beginning in year two after the Transaction;

●	Cyclacel management’s belief that the Transaction will meaningfully increase the public float of the combined company, thereby improving the combined company’s capital markets positioning;

●	Cyclacel’s assessment of alternatives to the Transaction and the expectation that the Transaction will create a more relevant, innovative, competitive and financially successful business than Cyclacel would be able to create on a standalone basis;

●	Cyclacel management’s assessment that the proposed Transaction between Cyclacel and Fitters Parent presented attributes necessary for a successful acquisition, including strategic fit, acceptable execution risk, and financial benefits to Cyclacel’s stockholders;

●	that the combined company will benefit from an experienced and highly motivated management team;

●	historical information concerning Cyclacel and Fitters Parent’s respective businesses, financial performance and condition, operations, management, competitive positions and stock performance, which comparisons generally informed Cyclacel board’s determination as to the relative values of Cyclacel, the Company and the combined company;

●	the Cyclacel forecasts and the Company’s forecasts;

●	the results of Cyclacel’s due diligence review of the Company’s businesses and operations;

●	the financial analyses presented by Strategic Capital Advisory Sdn. Bhd. (“Strategic Capital Advisory”), a highly specialized corporate finance services company retained by Cyclacel, rendered its written fairness opinion (the “Fairness Opinion”) to the Cyclacel board of directors, that, as of the date of such opinion, and based upon the various assumptions, qualifications and limitations set forth therein, that the fair value of entire equity interest of Fitters Parent and its subsidiaries is RM92.27 million to RM107.71 million, that translates to USD20.72 million to USD24.19 million, using the exchange rate of USD1.00 to RM4.453 as of the date of the written Fairness Opinion;

●	Strategic Capital Advisory’s conclusion that the purchase consideration falls within the ranges of values derived using the Discounted FCFF methodology, hence it is fair from a financial point of view, to the stockholders of Cyclacel. The full text of the written Fairness Opinion of Strategic Capital Advisory, dated April 8, 2025, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Strategic Capital Advisory in preparing its opinion, is attached as Annex C to this proxy statement/prospectus and is incorporated herein by reference. The summary of the Fairness Opinion of Strategic Capital Advisory set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text thereof;

●	the terms and conditions in the Exchange Agreement, including (i) that the parties agreed to use reasonable best efforts to obtain certain regulatory approvals related to the Transaction, (ii) that Datuk Dr. Doris Wong, Chief Executive Officer and acting Chair of the Cyclacel board, will serve on the Board of the Company, and (iii) that Cyclacel’s stockholders will own approximately 80.01% of the combined company immediately following the completion of the Transaction;

●	In the course of its deliberations, the Cyclacel board also considered the following risks and other countervailing factors related to entering into the Exchange Agreement that had previously been identified and discussed by Cyclacel management and the Cyclacel board:

○	the potential upside in Cyclacel’s stand-alone strategic plan to develop plogo and any other product candidates;

○	the possibility of encountering difficulties in successfully integrating the Company’s business, operations with those of Cyclacel and in achieving the synergies and other benefits anticipated to result from the Transaction;

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○	the risk that the parties may not receive the necessary or advisable regulatory approvals or clearances to complete the Transaction, or the receipt thereof may materially delay consummation of the Transaction, or that governmental authorities could attempt to condition their approvals or clearances of the Transaction on one or more of the parties’ compliance with certain burdensome terms or conditions that may cause one of the closing conditions to not be satisfied;

○	the fact that the Exchange Shares included in the Exchange Agreement provides for an amount of Exchange Shares of Parent Common Stock that are subject to adjustment before the Closing on mutual agreement of the Parties, which means Cyclacel cannot be sure of the market value of the Transaction consideration that it will pay to Fitters Parent in the Transaction;

○	the possibility that the Transaction might not be consummated for an extended period of time, which could lead to substantial costs incurred that could still result in a termination of the Exchange Agreement;

○	the possibility that the Transaction might not be consummated, and the fact that if it is not consummated: (i) Cyclacel’s directors, executives and senior management will have expended extensive time and effort and will have experienced significant distractions from their work during the pendency of the transactions; (ii) Cyclacel will have incurred significant transaction expenses and opportunity costs; (iii) Cyclacel’s efforts to develop plogo in the interim period until the closing may be adversely affected; (iv) the trading price of Cyclacel’s stock could be adversely affected; (v) the market’s perceptions of Cyclacel and its prospects could be adversely affected; and (vi) Cyclacel’s business may be subject to significant disruptions and decline;

○	the diversion of the attention of the combined company’s management and other key employees by the integration process after the Closing of the Transaction;

○	the substantial charges to be incurred in connection with the Transaction, including the costs of integrating the businesses of Cyclacel and the Company;

○	the challenge of integrating the workforces of Cyclacel and the Company while maintaining focus on providing consistent, high quality customer service and running the efficient operation of the combined company;

○	the risk that despite the Company’s and Cyclacel’s efforts and the efforts of the combined company after the Transaction, the Company, Cyclacel, and the combined company may not be able to retain key personnel;

○	that litigation may occur in connection with the Transaction and that such litigation could prevent the Transaction or increase costs related to the Transaction; and

○	the other risks described above in the section entitled “Risk Factors” above in this proxy statement/prospectus.

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The foregoing discussion of the information and factors considered by the Cyclacel board is not intended to be exhaustive but includes the material factors considered by the Cyclacel board. In reaching its decision to approve and declare advisable the Exchange Agreement, the Transaction and other transactions contemplated thereby, the Cyclacel board did not quantify or assign any relative weight to the factors considered, and individual directors may have given different weights to different factors. The Cyclacel board considered all these factors as a whole and overall considered the factors to be favorable to, and to support, its determination.

In addition, the Cyclacel board also realized that there can be no assurance regarding future results, including results expected or considered in the factors listed above. However, the Cyclacel board concluded that the potential positive factors outweighed the risks and other potentially negative factors associated with the Transaction.

For the reasons set forth above, the Cyclacel board unanimously (i) approved the terms of the Exchange Agreement and the Transaction, (ii) determined that it is advisable to enter into the Exchange Agreement, (iii) approved the execution and delivery by Cyclacel of the Exchange Agreement, the performance by Cyclacel of its covenants and agreements contained in the Exchange Agreement and the consummation of the Transaction upon the terms and subject to the conditions contained therein, including the issuance of Cyclacel common stock, and (iv) resolved to submit the issuance of Parent Common Stock to the stockholders of Cyclacel and to recommend approval of such stock issuance in connection with the Transaction by the stockholders of Cyclacel.

It should be noted that the explanation of the reasoning of the Cyclacel board and certain information presented in this section are forward-looking in nature and should be read in light of the factors set forth in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” above in this proxy statement/prospectus.

Fairness Opinion of Fitters Sdn. Bhd. and its Subsidiaries

Strategic Capital Advisory Sdn. Bhd. (“Strategic Capital”) was appointed by the Board of Directors (“Board”) of Parent as an expert to undertake an evaluation of the proposed acquisition of the entire equity interest in Fitters Sdn. Bhd. and its subsidiaries for a purchase consideration of approximately USD22.50 million (the “Purchase Consideration”). On April 8, 2025, Strategic Capital Advisory rendered its written fairness opinion (the “Fairness Opinion”) to the Board, that, as of the date of such opinion, and based upon the various assumptions, qualifications and limitations set forth therein, that the fair value of entire equity interest of Fitters Parent and its subsidiaries is RM92.27 million to RM107.71 million, that translates to USD20.72 million to USD24.19 million, using the exchange rate of USD1.00 to RM4.453 as of the date of the written Fairness Opinion. Accordingly, Strategic Capital concluded that the purchase consideration falls within the ranges of values derived using the Discounted Free Cash Flow to Firm (“FCFF”) methodology, hence it is fair from a financial point of view, to the stockholders of Cyclacel.

The sources of information which Strategic Capital used in its evaluation of Fitters Sdn. Bhd.. and its subsidiaries (“Target Co”) are as follows:

●	Audited financial statements of the Target Co for the financial year ended 31 March (“FYE”) 2024;

●	The Target Co’s management accounts for the 9-month financial period ended 31 December 2024 (“9M-FPE 2024”);

●	The Letter of Intent issued by Master Pyroserve Sdn Bhd (“MPSB”) to the Target Co for the maintenance service under the Sistem Pengawasan Kebakaran Automatik (“SPKA”) (“LOI”);

●	The financial forecast and projection of the Target Co from the FYEs 31 December 2025 to 31 December 2031 (“Future Financials”) prepared by the management of the Target Co (“Management”);

●	Representation and explanation by the Management; and

●	Other publicly available information in respect of the industry that the Target Co is involved in.

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See also “— Bases and Assumptions for Future Financials” below.

Strategic Capital considered the following key developments in the Malaysian economy as extracted from quarterly bulletin for the fourth quarter of 2024 (“4Q2024”) published by Bank Negara Malaysia,2 as follows:

●	Higher Gross Domestic Product growth of 5.0% in the 4Q2024, driven by domestic demand. Strong investment was underpinned by the continued realisation of new and existing projects. The factors supporting the growth in the 4Q2024 includes:

○	Strong expansion in overall investment activities;
○	Continued growth in exports of goods and services; and
○	Sustained household spending.

●	The unemployment rate declined further to 3.2% in 4Q2024 (3Q2024: 3.2%). Employment rose to 16.8 million persons in 4Q2024 (3Q2024: 16.7 million persons) amid continued demand for labour. Labour supply remained forthcoming as the labour force participation rate remained at a historical high of 70.6% in 4Q2024 (3Q2024: 70.5%);

●	Both headline and core inflation declined to 1.8% and 1.7%, respectively. Lower inflation was observed during the quarter for mobile communication services and petrol (RON97) but this was offset by higher inflation for food and beverages;

●	Going forward, the Malaysian economy is expected to remain resilient in 2025. Growth will be driven by robust expansion in investment activity, resilient household spending and continued expansion in exports. Investment activities will be driven by continued progress of multi-year projects in both the private and public sectors, higher realisation of approved investments and the implementation of catalytic initiatives under the national master plans. Employment and wage growth as well as policy measures, including the upward revision of the minimum wage and civil servant salaries, would remain supportive of household spending. Exports are expected to be supported by the global tech upcycle, continued growth in non-electrical and electronics goods and higher tourist spending. The growth outlook is subject to downside risks if growth in major trading partners slowed amid heightened risk of trade and investment restrictions, and lower-than-expected commodity production. Nevertheless, growth could potentially be higher from greater spillovers from the tech upcycle, more robust tourism activities, and faster implementation of investment project; and

●	Year to date, both headline and core inflation averaged at 1.8%. Moving into 2025, inflation is expected to remain manageable amid easing global cost conditions and the absence of excessive domestic demand pressures. Global commodity prices are expected to continue to trend lower, contributing to moderate cost conditions in the near-term. In this environment, the overall impact of the recently announced domestic policy measures1 is expected to be contained.

Bases and Assumptions for Future Financials

As set forth in the Fairness Opinion, the Future Financials were prepared based on a set of assumptions made by Fitters Sdn. Bhd. (the “Management”), which includes assumptions about future events and outlook that may or may not necessarily occur. In particular, the Future Financials are dependent on the achievability of the specific assumptions as set out below. The FCFF for each financial year in the Future Financials used to derive at the Discounted FCFF valuation are extracted from the estimate, forecast and projections based on the Management’s best estimate, and includes the existing contracts as well as quotations provided to its customers.

Notwithstanding the above, we wish to highlight that the Discounted FCFF valuation is based on prevailing economic, market and other conditions as of the date of the Fairness Opinion for valuation parameters, in addition to publicly available information and information provided by the Target Co. Such conditions may change significantly over a short period of time. The resultant effect of such changes may materially and/or adversely affect the valuation.

2 Source: Bank Negara Malaysia (“BNM”) Quarterly Bulletin 4Q2024.

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In particular, the Future Financials are dependent on the achievability of the specific assumptions as set out below. The results of the Future Financials can be materially affected by economic and other circumstances. The actual results may vary considerably from the Future Financials. The Future Financials have been prepared on the bases consistent with the historical information provided by the Management, of which the specific key assumptions are as follows:

(i)	The Future Financials of the Target Co as provided by the Management are set out as follows:

	FYE 2025	FYE 2026	FYE 2027	FYE 2028	FYE 2029	FYE 2030	FYE 2031
Description	RM’000	RM’000	RM’000	RM’000	RM’000	RM’000	RM’000
Revenue	12,550	25,185	40,121	50,858	66,922	91,121	127,776
Revenue growth		100.7%	59.3%	26.8%	31.6%	36.2%	40.2%
Cost of sales	(10,039)	(16,424)	(24,482)	(33,481)	(46,994)	(67,395)	(98,329)
Gross profit	2,511	8,761	15,639	17,377	19,928	23,726	29,446
Gross profit margin	20.0%	34.8%	39.0%	34.2%	29.8%	26.0%	23.0%
Other income	636	636	636	636	636	636	636
Operating expenditure	(2,400)	(2,599)	(2,830)	(3,101)	(3,422)	(3,806)	(4,270)
Profit before taxation	747	6,798	13,444	14,912	17,141	20,556	25,813
Taxation	(179)	(1,631)	(3,227)	(3,579)	(4,114)	(4,933)	(6,195)
Profit after taxation	568	5,166	10,218	11,333	13,027	15,623	19,618

*Any discrepancies in the table between the amount listed and totals thereof are due to rounding.

(ii)	The Target Co’s revenue can be further discussed in the following geographical manner:

	Note	FYE 2025	FYE 2026	FYE 2027	FYE 2028	FYE 2029	FYE 2030	FYE 2031
Description		RM’000	RM’000	RM’000	RM’000	RM’000	RM’000	RM’000
SPKA	a	-	7,866	15,732	15,903	16,074	16,245	16,416
FSSB	b	950	979	1,008	1,038	1,069	1,101	1,134
Tyco	c	6,000	9,000	13,500	20,250	30,375	45,563	68,344
Chemguard form	d	3,600	4,140	4,761	5,475	6,296	7,241	8,327
Safety apparel	e	2,000	3,200	5,120	8,192	13,107	20,972	33,554
Total		12,550	25,185	40,121	50,858	66,922	91,121	127,776

a)	The Target Co has received the LOI from MPSB in relation to the SPKA Project, of which MPSB will award the maintenance services of the SPKA Project to the Target Co;

b)	The revenue contribution from FSSB is expected to grow by 3.0% per annum throughout the projected period;

c)	Distribution of Tyco’s fire product. The Management has estimated an increase of 50.0% per annum throughout the projected period due to the booming of the data centers in Malaysia, particularly in Johor Bahru;

d)	Distribution of Chemguard form concentrates. The Management has estimated an increase of 15.0% per annum throughout the projected period to serve the oil and gas industry; and

e)	Distribution of safety apparels of which the Management has estimated an increase of 60.0% per annum throughout the projected period.

i.	Gross profit margin is estimated to range from 20.0% to 34.2% throughout the projected period. gradually increase from approximately 61.5%.for the FYE 2025 to 64.3% for the FYE 2027. For information, the historical gross profit margin for the Target Co for the FYE 2024 and 9M-FPE 2024 were 22.4% and 21.8%, respectively.

ii.	The Target Co’s receivables and payables turnover days are estimated to be within 45 days and 45 days respectively, based on Management’s best estimate. For information, the historical receivables turnover days for the FYE 2024 and 9M-FPE 2024 were 87 days and 117 days, whereas the historical payable turnover days for the FYE 2024 and 9M-FPE 2024 were 36 days and 65 days. The Management represented that it will improve its cash management system in the future to mitigate its liquidity risk.

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iii.	The operating cost comprises salaries which are expected to increase by 5.0% per annum throughout the projected period. Selling and distribution expenses are expected to increase by 30.0% per annum throughout the projected period. Others comprise administrative expenses, rental, professional fees, travelling expenses and premise cost are expected to increase by 10% per annum throughout the projected period.

iv.	Tax expense is estimated based on the Malaysia’s corporate tax rate of 24.0%.

v.	Management represented that there is no capital expenditure needed for the growth of the Target Co.

General Assumptions

(i)	There will be no significant changes in the principal activities, key management personal, operating policies, accounting and business policies presently adopted by the Target Co;

(ii)	The Future Financials have been prepared based on prevailing economic conditions and information available as at the date of its preparation and does not encompass any assessment of the potential for future changes in the economic conditions in Malaysia, Southeast Asia and globally;

(iii)	There will be no significant changes to the prevailing economic, political and market conditions in Malaysia, Southeast Asia and elsewhere that will have direct and indirect effects on the activities and performance of the Target Co and the business of the Target Co’s customers and suppliers;

(iv)	There will be no material changes to the present legislation and government’s regulations and other operation regulations or restrictions affecting the Target Co’s activities or the market in which it operates;

(v)	There will be no significant changes in the credit period granted or received by the Target Co;

(vi)	The statutory income tax rate and other relevant duty and tax rate for the Target Co will remain at their respective existing rates with no significant changes in the bases of taxation and there will be no significant changes in the structure which would adversely affect the cash flows of the Target Co;

(vii)	There will be no material adverse effect from service disruptions, equipment or network breakdown or other similar occurrences, wars, epidemic, terrorist attacks and other natural risks, both domestic and foreign, which will adversely affect the operations, income and expenditure of the Target Co;

(viii)	The rate of inflation will not fluctuate significantly from their projected levels;

(ix)	The exchange rate between RM and the various currencies in which the Target Co derives its income/expenses in will not fluctuate significantly from their projected levels;

(x)	Other than the estimation made by the Management, there will be no substantial impairment to the carrying value of the Target Co’s investment, property, plant and equipment and other assets;

(xi)	There will be no significant changes in wages, supplies, administration, overhead expenses and other costs other than those forecasted and projected;

(xii)	There will be no termination of any significant agreements or contracts from which the legal rights accruing to the Target Co, in respect of the principal activities are derived; Such agreements or contracts are assumed to be renewed based on current terms upon expiry;

(xiii)	There will be adequate supply of manpower and other relevant resources to the Target Co for its business activities; and

(xiv)	There will be no major legal proceedings against the Target Co which will adversely affect the activities or performance of the Target Co or give rise to any contingent liability which will materially affect the financial position or business of the Target Co.

Fire Protection System Market Size

In the Fairness Opinion, Strategic Capital wrote that the global fire protection system market size was valued at USD 68.90 billion in 2024. The market is projected to grow from USD 71.97 billion in 2025 to USD 111.38 billion by 2032, exhibiting a compounded annual growth rate (“CAGR”) of 6.4% during the forecast period. North America dominated the global market with a share of 35.63% in 2024.

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A fire protection system is a comprehensive set of equipment, devices, and strategies designed to detect, control, suppress, and mitigate fire hazards in buildings, structures, or various areas. It is an integrated network of devices and measures implemented to detect fire, alert occupants, control smoke, suppress flames, and facilitate safe evacuation, with the ultimate goals of protecting life, minimizing property damage, and reducing the impact of fire incidents.

Rapid urbanization and the development of commercial, industrial, and residential infrastructures necessitate the installation of fire protection systems to ensure safety. The expansion of the construction industry, particularly in emerging economies, is leading to increased installations of both active fire protection and passive fire protection systems in new buildings and structures. For instance, according to the Ceramic World Web report, the construction sector in India increased by 13.3% in 2023 compared to 2022. Moreover, a rising number of fire cases registered across the globe, which resulted in several injuries and deaths in recent years, creates the demand for such systems to ensure safety in commercial and industrial premises. For instance, according to the National Safety Council, in the year 2022, around 1504,500 fire cases were registered globally, which caused 13,250 injuries and 3,790 deaths. Such a surge in the rising number of fire cases globally drives the market growth.

(Source: https://www.fortunebusinessinsights.com/fire-protection-system-market-104820)

Valuation Methodology

In establishing its Fairness Opinion regarding the fairness of the Purchase Consideration, Strategic Capital has considered various methodologies, which are commonly used for valuation, taking into consideration the Target Co’s business sustainability, subsequent income generating capabilities as well as associated risks affecting its business. Amongst the vast variety of valuation methodologies, Strategic Capital has considered and selected the Discounted Free Cash Flow to Firm (“FCFF”) to form an opinion on the fairness of the Purchase Consideration as the underlying value of Target Co is likely to be derived from its future business operation.

Strategic Capital also considered other valuation methodologies and found that the following methodologies are not suitable in forming an opinion on the fairness of the Purchase Consideration based on the following factors:

1.	Relative Valuation Analysis (“RVA”) — RVA method seeks to compare a company’s implied trading multiple to that of comparable companies to determine the firm’s financial worth. Based on the Target Co’s audited financial statements for the FYE 2024, the Target Co registered a profit after tax of approximately RM357,135. As the Target Co is in the growth stage and has recently received the LOI from MPSB of which MPSB has participated in the tender for “Perkhidmatan, Merancang, Menbangun, Membekal, Memasang, Menguji, Mentauliah, Mengoperasi, Menyelenggara dan Menaiktaraf SPKA kepada Jabatan Bomba dan Penyelamat Malaysia” (“SPKA Project”). Management represented that the chance of securing such contract is encouraging. Hence, Strategic Capital opined that the RVA method is not appropriate to be used in this Proposed Evaluation.

2.	Revalued Net Asset Valuation (“RNAV”) — RNAV method seeks to adjust the net asset value of a company to take into consideration the valuation of assets of a company to determine the adjusted value of the firm’s financial value. Based on the Target Co’s audited financial statements as at 31 March 2024, the Target Co’s property, plant and equipment attributed to approximately 2.6% of its total assets. Hence, RNAV may not accurately reflect the potential and market value of the Target Co.

Discounted FCFF Methodology

The Discounted FCFF Methodology is a commonly used investment appraisal technique to evaluate the attractiveness of an investment opportunity which takes into consideration, amongst others, the time value of money as well as future cash flows to be derived from the business over a specific period of time. Discounted FCFF Methodology is a valuation method which considers both the time value of money and the projected net cash flow generated discounted at a specified discount rate to derive at the valuation of the subject matter. It is based on discounted cash flows, involving the application of an appropriately selected discount rate applied on the projected future cash flows to be earned by the capital contributors of a company, i.e., equity shareholders and debt capital providers.

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As the Discounted FCFF methodology entails the discounting of future cash flows to be generated from the business at a specified discount rate to arrive at the fair value of the investment, the risk involved in generating such cash flows will also be taken into consideration. FCFF is the free cash flows available to be paid to the capital contributors of the company after all expenses and reinvestment cost. The projected FCFF as determined annually based on the Future Financials shall be discounted using the WACC. The WACC formula is as follows:

WACC = [Cost of Equity X Equity / Capital] + [Cost of Debt X Debt / Capital X (1 – Corporate Tax Rate)]

The cost of equity takes into account a combination of risk factors associated with the industry in which the Target Co are involved in, namely, the systematic risk, i.e., the inherent market risk such as the interest rate fluctuation, and the capital structure, i.e., the financing risk. These risks are translated into the cost of equity which is built upon the Capital Asset Pricing Model (“CAPM”). The cost of equity formula is as follows:

Cost of equity = Risk-Free Rate + [Re-geared Beta X (Market Return – Risk-Free Rate)]

For the purposes of the Discounted FCFF methodology, reference was made to valuation of public listed companies on Bursa Malaysia Securities Berhad (“Bursa Securities”) and the stock exchanges in Southeast Asia which are principally engaged in the trading of fire material and equipment and related products. Based on the above criteria, three (3) comparable companies listed on Bursa Securities, Shenzhen Stock Exchange (“SZSE”) and the Stock Exchange of Thailand (“SET”) were selected on the basis that the risks and structure of the industry of which Target Co is operating in are similar (“Comparable Companies”).

Analysis of Selected Publicly Traded Companies

In arriving at the appropriate discount rate for the Target Co, Strategic Capital applied the prevailing risk-free rate and market risk premium, as well as adopted the betas of available Comparable Companies with relevant adjustments made taking into consideration the gearing and the risk profile as well as other risk factors that may affect the Target Co. All information obtained was sourced from S&P Capital IQ as of the date of the Fairness Opinion unless stated otherwise.

For the purpose of determining the fairness of the Purchase Consideration, the Comparable Companies’ beta is adjusted (de-geared) for its gearing ratio, and then re-geared based on the median net gearing level of the Comparable Companies. It is important to note that the Comparable Companies tabulated in the Fairness Opinion are by no means exhaustive and may differ from the Target Co in terms of, inter alia, composition of business activities, scale of operations, geographical location of operations, profit track record, financial profile, risk profile, future prospects, capital structure, marketability of their securities and other criteria. One should also note that any comparisons made with respect to the Comparable Companies are merely to provide an indication to the implied valuation of the Target Co and the selection of Comparable Companies and adjustments made are highly subjective and judgmental and the selected companies may not be entirely comparable due to various factors.

The details of the Comparable Companies and the input parameters for CAPM as of the date of the Fairness Opinion are set out as follows:

Comparable Companies	Exchange	Principal activities
Unique Fire Holdings Berhad (“Unique”)	Bursa Securities	Engages in the manufacture, assembly, and distribution of active fire protection systems, equipment, and accessories for the built environment. The company offers filling series for fire extinguisher; fire extinguishers; fire hose reels; fire hydrant systems; sprinkler systems; fire detection and alarm devices; fire suppression systems; carbon dioxide fire extinguishing system; wet chemical fire suppression systems; fire blanket and smoke curtain; home safety kit; design fire extinguisher; unique5112 systems; wet and dry riser systems, and hydrant; fire hoses; and batteries, cabinets, and fire blankets, as well as home safety kits. It also provides dry chemical fire extinguisher refilling machines, as well as fire protection equipment services.

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Jade Bird Fire Co., Ltd (“Jade”)	SZSE	Develops, manufactures, and sells professional fire safety electronic products and fire safety systems in China and internationally. The company offers fire safety system products, including automatic fire alarm and linkage control; electricity fire safety system products, such as gas fire monitoring, automatic gas fire extinguishing, and gas detection and monitoring systems, as well as fire cloud platform.

Harn Engineering Solutions Public Company Limited (“Harn”)	SET	Design, install, designs, and distributes fire protection systems and fire suppression products in Thailand. It offers sprinklers, fire hose cabinets, floor control valves, pump room, and fire extinguishers for fire protection and safety

Comparable Company	Market Cap (RM million)	Levered Beta	Net Debt/ Equity	Unlevered Beta
Unique	148.00	1.46	1.21%	1.45
Jade	5,350.17	1.13	13.58%	1.03
Harn	159.91	0.69	15.03%	0.62
Median			13.58%	1.03

Evaluation of the Fairness of the Purchase Considerations

In determining the fairness of the Purchase Consideration, and based on the Discounted FCFF Methodology using the Future Financials as provided by the Management and the inputs from the Comparable Companies, the following were noted:

WACC Inputs
Median Net Debt/Equity Ratio of Comparable Companies	13.36%
Risk-Free Rate[1]	3.76%
Market return[2]	9.54%
Re-geared Beta[3]	1.15
Illiquidity Premium[4]	4.00%
Cost of equity derived using CAPM	14.39%
Cost of debt[5]	6.75%
WACC	13.30%
Enterprise Value (“EV”) of the Target Co @ RM	RM97.42 million
EV of the Target Co @ USD[6]	USD21.88 million

Notes:

[1]	Based on the risk-free rate for Malaysia as extracted from http://www.bnm.gov.my. This risk-free rate is based on the yield of ten (10) years Malaysian Government Securities as of the date of the Fairness Opinion.
[2]	Based on the historical average market return for Malaysia as extracted from Bloomberg. The historical average market return is based on the average return of FTSE Bursa Malaysia Top 100 Index for the past ten (10) years extracted on the date of the Fairness Opinion.
[3]	Re-geared beta is arrived at based on the net debt/equity ratio of Comparable Companies.
[4]	An illiquidity premium of 4.0% had been applied to derive the discount rate using CAPM to account for the lack of marketability and unsystematic risk as extracted from:

http://people.stern.nyu.edu/adamodar/pdfiles/country/illiquidity.pdf.

[5]	Based on the lending rate as extracted from Bank Negara Malaysia.
[6]	Based on the exchange rate extracted from Bank Negara Malaysia as of the date of the Fairness Opinion of USD1.00: RM4.4530

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Based on the underlying assumptions of the Future Financials, Strategic Capital performed a sensitivity analysis on three key parameters, namely the discount rate, terminal value and FCFF as these assumptions have significant impact on the implied valuation of the Target Co. Strategic Capital stress tested the Future Financials by varying the values adopted in the discount rate, terminal value and FCFF on a 0.5% and 3.0% upward and downward variance respectively on the midpoint of the valuation to arrive at a reasonable range of equity valuation of the Target Co. The variance parameters for the discount rate, terminal value and FCFF are selected after considering the followings:-

i.	World Bank had projected that Malaysia’s GDP to grow by 4.3% in 2024;

ii.	Headline and core inflation are projected to remain moderate between 2% ‒ 3.5% and 2.0% ‒ 3.0%, respectively. (Source: Economic and Financial Developments in Malaysia in the First Quarter of 2024: Bank Negara Malaysia);

iii.	The average annual real GDP growth for Malaysia from year 2014 to 2023 is 4.1% as extracted from the World Bank. Malaysia’s GDP growth for 2021, 2022 and 2023 were 3.3%, 8.7% and 3.7% respectively; and

iv.	The average annual inflation rate for Malaysia from year 2014 to 2023 is 2.0% as extracted from World Bank. Malaysia’s inflation rate for 2021, 2022 and 2023 were 2.5%, 3.4% and 2.5%, respectively.

Based on the above, Strategic Capital is of the opinion that the 0.5% and 3.0% upward and downward variance adopted for the discount rate, terminal value and FCFF is reasonable to take into consideration the range of possible fluctuations in the business to not only take into consideration the potential upsides but also the downturn due to unforeseen circumstances.

Results of the sensitivity test is as shown below:-	Intrinsic value
Sensitivity test Parameters	Low range of value RM million	High range of value RM million
Movement in discount rate used (±0.5%)	95.06	104.64
Movement in terminal value (±3.0%) and discount rate (±0.5%)	93.43	106.50
Movement in FCFF (±3.0%) and discount rate (±0.5%)	92.27	107.71

Conclusion - Premised on the above, Strategic Capital concluded that the fair value of entire equity interest of the Target Co ranges from RM92.27 million to RM107.71 million, this shall translate to USD20.72 million to USD24.19 million using the exchange rate of USD1.00: RM4.453 as at the date of the Fairness Opinion. Strategic Capital concluded that the Purchase Consideration falls within the ranges of values derived using the Discounted FCFF methodology, hence it is FAIR from a financial point of view to the holders of the shares.

Fitters Parent Reasons for the Transaction

In the course of reaching its decision to approve the Transaction, the board of Fitters Parent (the “Fitters Parent Board”) consulted with its senior management, financial advisors and legal counsel, reviewed a significant amount of information and considered a number of factors including its due diligence of Cyclacel. In reaching its decision to approve the Exchange Agreement and the transactions contemplated by the Exchange Agreement, Fitters Parent Board considered a range of factors, including, but not limited to, the factors discussed below. In light of the complexity of such factors, Fitters Parent Board, as a whole, did not consider it practicable nor did it attempt to quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision. Individual members of Fitters Parent Board may have given different weight to different factors. The explanation of the reasons for the approval by Fitters Parent Board of the Transaction, and all other information presented in this section, is forward-looking in nature and, therefore, should be read in light of the factors discussed in the section entitled “Cautionary Note Regarding Forward-Looking Statements.”

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Before reaching its decision, the Fitters Parent Board discussed the results of the due diligence conducted by Fitters Parent’s management and legal counsel, which included:

●	the expectation that the Transaction would be a more time- and cost-effective means to access capital than other options considered;

●	the potential to provide its current shareholders with greater liquidity by owning stock in a public company;

●	the fact that Exchange Shares of Parent Common Stock issued to Fitters Parent will be registered pursuant to a registration statement on Form S-4 by Parent and will become freely tradable for Fitters Parent;

●	the likelihood that the Transaction will be consummated on a timely basis;

●	the Fitters Parent Board’s belief that Parent has a strong management team experienced in its industry, which is expected to remain with the post-Transaction combined company to seek to execute the Company’s strategic and growth goals;

●	the financial and other terms of the Exchange Agreement and the fact that such terms and conditions are reasonable and were the product of arm’s length negotiations between the Parties thereto;

●	review of Parent’s material contracts, intellectual property, financial, tax, legal, and accounting due diligence;

●	meetings and calls with the management team and advisors of Parent regarding operations and forecasts;

●	consultations with Parent’s management and legal and financial advisor, ARC;

●	review of Parent’s audited and unaudited financial statements;

●	research on comparable transactions;

●	the expenses to be incurred in connection with the Transaction and related administrative challenges associated with combining the companies; and

●	various other risks associated with the company and the Transaction, including the risks described in the section entitled “Risk Factors” in this proxy statement/prospectus.

In considering the valuation reached by Strategic Capital of RM92.27 million to RM107.71 million (that translates to USD20.72 million to USD24.19 million using the exchange rate of USD1.00: RM4.453), the Fitters Parent Board primarily relied upon on the Fitters Parent’s management and legal counsel research and due-diligence based perspective that the transaction would provide its shareholders with an approximate 19.99% ownership interest in the combined company. Fitters Parent’s management conveyed to the Fitters Parent Board their perspective that the purchase price for Fitters Parent, in combination with Fitters Parent’s projected financial performance based on the Fitters Parent’s management due diligence, would result in greater returns for Fitters Parent’s shareholders over a ten-year period.

The Fitters Parent Board further considered and discussed the assumptions underlying the Fitters Parent’s management long-term financial projections including the assumptions for long-term (i) Fire Safety volume growth, (ii) Fire Safety price growth, (iii) Fire Safety new business initiatives, and (iv) productivity (cost). In approving the Transaction, Fitters Parent Board determined to rely on the Fairness Opinion from Strategic Capital, a highly specialized corporate finance services company retained by Cyclacel rather than procuring its own valuation or fairness opinion. In addition, the officers and directors of Fitters Parent have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and concluded that their experience and background enabled them to make the necessary analyses and determinations regarding the Transaction.

The foregoing information and factors considered by Fitters Parent Board are not intended to be exhaustive, but are believed to include all of the material factors considered by Fitters Parent Board. In considering the factors described above, individual members of Fitters Parent Board may have given different weight to different factors. Fitters Parent Board conducted an overall analysis of the factors described above, including thorough discussions with, and questioning of, Fitters Parent’s management and Fitters Parent’s legal advisors, and considered the factors overall to be favorable to, and to support, its determination.

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Interests of the Directors and Executive Officers of Cyclacel Pharmaceuticals in the Transaction

In considering the recommendation of the Cyclacel board of directors that its stockholders vote to approve the Transaction, stockholders should be aware that certain of our current directors and executive officers have interests in the Transaction that are different from, or in addition to, the interests of our stockholders generally. Specifically, Datuk Dr. Doris Wong, Cyclacel’s chief executive officer and executive director owns approximately seven (7%) percent of the issued and outstanding ordinary shares of Fitters Parent. The members of the Cyclacel board of directors were aware of the different or additional interests and considered these interests, among other matters, in evaluating and negotiating the Exchange Agreement, and in recommending to stockholders that the Transaction be approved. See “The Transaction—Cyclacel Reasons for the Transaction” above in this proxy statement/prospectus.

Stockholders should take these interests into account in deciding whether to vote “FOR” the Proposals. These interests are described in more detail below, and certain of them are quantified in the narrative and the tables below.

Parent’s Executive Officers

The names and positions of our executive officers as of the date of this proxy statement/prospectus are:

●	Datuk Dr. Doris Wong, Chief Executive Officer and Executive Director; and

●	Kiu Cu Seng, Chief Financial Officer, Executive Director and Secretary,

Parent’s Directors

The names of our non-employee independent directors as of the date of this proxy statement/prospectus are:

●	Kwang Fock Chong;

●	Dr. Satis Waran Nair Krishnan; and

●	Inigo Angel Laurduraj.

Transactions with Parent’s Executive Officers

On February 11, 2025, David E. Lazar, our previous interim co-Principal Financial Officer and Principal Accounting Officer and former interim Chief Executive Officer, entered into a securities purchase agreement (the “Wong Purchase Agreement”) with Datuk Dr. Wong, our Chief Executive Officer and Executive Director, pursuant to which Datuk Dr. Wong agreed to purchase 1,000,000 shares of Series C Convertible Preferred Stock of the Company, $0.0001 par value per share (the “Series C”) and such number of the 2,100,000 shares of Series D Convertible Preferred Stock of the Company, $0.0001 par value per share (the “Series D”) held by Mr. Lazar so that Datuk Dr. Wong shall hold seventy percent (70%) of the issued and outstanding shares of the Company, which resulted in the issuance of 1,745,262 shares of Series D (collectively, the Series C and Series D are the “Lazar Securities”). The transaction contemplated by the Wong Purchase Agreement closed on February 26, 2025.

In consideration for the sale of the Lazar Securities, Datuk Dr. Wong delivered $6,300,000 less the holdback amount of $100,000 to the escrow agent. The Purchase Price included a cash brokerage fee in the amount of $800,000 paid to Lighthouse Advisory Limited. The holdback amount will be held back by Datuk Dr. Wong for 120 days from the closing date to satisfy any indemnity and other agreed upon claims and expenses.

The Lazar Securities were convertible into shares of Common Stock at the election of Datuk Dr. Wong. On the closing date, Datuk Dr. Wong exercised the conversion rights related to the Series C and Series D shares into Common Stock as follows: (i) the conversion of 1,000,000 shares of Series C into 2,650,000 shares of Common Stock; and (ii) the conversion of 1,745,262 shares of Series D into 799,911 shares of Common Stock, or an aggregate of 810,953 shares of Common Stock. The Lazar Securities were sold in a transaction exempt from registration under Regulation S of the Securities Act of 1933, as amended.

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Prior to the transaction, Datuk Dr. Wong had no affiliation with the Company. Datuk Dr. Wong is not in the business of purchasing and selling securities and did not acquire the Series C and Series D with the intent to distribute them on behalf of the Company. The transaction with Mr. Lazar was a negotiated arm’s length bona fide transaction.

On April 2, 2025, David Lazar exercised his conversion rights with respect to his 354,738 Series D shares in exchange for 162,588 shares of Common Stock.

The following table shows grants of stock options outstanding on the last day of the fiscal year ended December 31, 2024, to former executive officers of Parent.

Name	Number of Securities Underlying Options Exercisable		Number of Securities Underlying Options Unexercisable	Option Exercise Price(1) ($)	Option Expiration Date
Spiro Rombotis
	7	(4)		51,120.00	01/04/2029
	48	(5)		15,552.00	12/11/2030
	52	(6)		12,420.00	12/13/2031
	0	(7)	30	2,088.00	06/27/2033

Paul McBarron
	3	(4)		51,120.00	01/04/2029
	33	(5)		15,552.00	12/11/2030
	27	(6)		12,420.00	12/13/2031
	0	(7)	19	2,088.00	06/27/2033

(1)	The option exercise price is the closing price of our Common Stock on The Nasdaq Capital Market on the date the option was granted.
(2)	These options were granted on December 7, 2015, and vest ratably on a monthly basis over 36 months.
(3)	Certain performance criteria were deemed to have been met in 2018 and 2019, and as such, performance-based options granted in 2017 and 2018 vested.
(4)	These options were granted on January 4, 2019 and included part of the 2018 bonus award, and vest ratably on a monthly basis over 36 months.
(5)	These options were granted on December 11, 2020, and vest ratably on a monthly basis over 36 months.
(6)	These options were granted on December 13, 2021, and vest ratably on a monthly basis over 36 months.
(7)	These options were granted on June 27, 2023, are performance based vesting, and will lapse May 7, 2025 due to performance criteria not being met.

Potential Payments Upon Termination or Change-in-Control

Parent has entered into agreements that require us to make payments and/or provide benefits to certain of our executive officers in the event of a termination of employment or change-in-control. Our 2006 Equity Incentive Plan, or 2006 Plan, our 2015 Equity Incentive Plan, or 2015 Plan, our 2018 Equity Incentive Plan, or 2018 Plan, and our 2020 Inducement Equity Incentive Plan, or 2020 Plan (and collectively with the 2006 Plan, 2015 Plan, and 2018 Plan, “the Plans”) provide for payments to named executive officers in connection with a termination or a change-in-control of the Company. All of such agreements that require us to make payments and/or provide benefits to certain of our executive officers in the event of a termination of employment or change-in-control have terminated. The Transaction will not be a sale of more than 50% of the total voting power of the stock of Parent and, therefore, will not be a change of control for this purpose.

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Executive Officer and Director Compensation

In connection with their service to the Cyclacel and on the board of directors, each of our executive officers and non-employee directors was granted a monthly cash fee during the director’s service on the board of directors. None of the agreements with each of our executive officers and non-employee directors provide for any severance payments or stock option awards upon termination.

Appointment of Directors

At the Parent’s 2025 Annual Meeting schedule for June 30, 2025, the Parent’s stockholders will be able to vote on whether to re-elect each of Datuk Dr. Doris Wong, Kiu Cu Seng, Kwang Fock Chong, Dr. Satis Waran Nair Krishnan, and Inigo Angel Laurduraj, nominees to our Board of Directors.

Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides, in general, that a corporation incorporated under the laws of the State of Delaware, as we are, may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than a derivative action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

In the case of a derivative action, a Delaware corporation may indemnify any such person against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification will be made in respect of any claim, issue or matter as to which such person will have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or any other court in which such action was brought determines such person is fairly and reasonably entitled to indemnity for such expenses.

Article VIII of our certificate of incorporation, as amended, states that to the fullest extent permitted by the DGCL, a director of the corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

Under Article IX of our certificate of incorporation, any person who was or is made a party or is threatened to be made a party to or is in any way involved in any threatened, pending or completed action suit or proceeding, whether civil, criminal, administrative or investigative, including any appeal therefrom, by reason of the fact that he is or was a director or officer of ours or was serving at our request as a director or officer of another entity or enterprise (including any subsidiary), may be indemnified and held harmless by us, and we may advance all expenses incurred by such person in defense of any such proceeding prior to its final determination, if this person acted in good faith and in a manner reasonably believed to be in and not opposed to our best interest, and, with respect to any criminal action or proceeding, the indemnified party had no reason to believe his or her conduct was unlawful. The indemnification provided in our bylaws is not exclusive of any other rights to which those seeking indemnification may otherwise be entitled.

We maintain a general liability insurance policy that covers certain liabilities of directors and officers of our corporation arising out of claims based on acts or omissions in their capacities as directors or officers. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

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Potential Employment Agreements Following the Transaction

The Exchange Agreement does not impose any requirements on Parent regarding retention or compensation of its employees such as our executive officers. At this time, it is expected that certain of our executive officers may enter into employment, consulting or compensation agreements with Parent or Fitters Parent between the date of this proxy statement/prospectus and the closing of the Transaction. The terms of these potential arrangements have not been finalized.

Interests of the Directors and Executive Officers of Fitters Sdn. Bhd. in the Transaction

Fitters Parent should be aware that certain members of the board of directors of Fitters may have an interest in the Transaction that may differ from, or be in addition to, interests of Fitters Parent or its directors and executive officers. Fitters Parent’s board of directors was aware of these potential conflicts of interest and considered them, among other matters, in reaching their respective decisions to approve the Exchange Agreement, the Transaction and related transactions.

One of Fitters’ directors is expected to serve after the Closing of the Transaction with the addition of Datuk Dr. Doris Wong, our chief executive officer, who currently holds Fitters Parent common shares. The table below sets forth the anticipated ownership of Fitters Parent common shares by the Company’s directors and executive officers immediately prior to the closing of the Transaction based on their ownership of as of July 10, 2025:

Fitters Parent Director or Officer Name	Company Shares Owned Prior to the Closing	Parent Common Stock to be issued at the Closing
Chin Yong Shing	0	0
Pang Wei Kang	0	0

Management Following the Transaction

As described elsewhere in this proxy statement/prospectus, including in the section entitled “Management Following the Closing of the Transaction” of this proxy statement/prospectus, certain of the Company’s directors are expected to remain directors of the Company after the Closing.

Form of the Transaction

At the effective time of the Transaction, each outstanding Company Ordinary Shares will be exchanged for Parent Common Stock as described in more detail in this proxy statement/prospectus. After completion of the Transaction, assuming the Proposals are approved by Parent stockholders at the special meeting, Cyclacel will be renamed “Bio Green Med Solution, Inc.” and it is expected that the common stock of the company will trade on The Nasdaq Stock Market under the symbol “BGMS.”

Transaction Consideration and the Exchange Shares

At the effective time of the Transaction, $1,000,000 in cash consideration, or such other amount as mutually agreed upon, will be paid to Fitters Parent and each outstanding ordinary share of the Company will be exchanged for shares of Parent Common Stock (the “Exchange Shares”). No fractional shares of Parent Common Stock will be issued in connection with the Transaction. Instead, all fractional shares of Parent Common Stock issuable to Fitters Parent will be aggregated and will be rounded up into one full share of Parent Common Stock.

The amount of Exchange Shares is calculated using a formula intended to allocate to Fitters Parent, a percentage of the company. The number of Exchange Shares has been estimated to result in Fitters Parent owning approximately 19.99% of Parent Common Stock and current Parent stockholders are expected to own approximately 80.01% of Parent Common Stock.

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Stock Options and Warrants

Parent stock options that are outstanding immediately prior to the effective time will remain outstanding following the effective time of the Transaction. Parent warrants to purchase shares of Parent Common Stock that are outstanding immediately prior to the effective time of the Transaction will remain outstanding following the effective time of the Transaction.

Closing Time of the Transaction

The Transaction will be completed as promptly as practicable after all of the conditions to completion of the Transaction are satisfied or waived, including the approval of the stockholders of Cyclacel. Cyclacel and Fitters Parent are working to complete the Transaction as quickly as practicable. However, Cyclacel and Fitters Parent cannot predict the exact timing of the completion of the Transaction because it is subject to various conditions. After completion of the Transaction, assuming Cyclacel receives the required stockholder approval of the Proposals, Cyclacel will be renamed “Bio Green Med Solution, Inc.”

Regulatory Approvals

Parent must comply with applicable federal and state securities laws and the rules and regulations of The Nasdaq Stock Market in connection with the issuance of shares of Parent Common Stock in the Transaction and the filing of this proxy statement/prospectus with the SEC.

In Malaysia, Fitters Parent shall have complied with all applicable Bursa Malaysia Securities Berhad Main Market Listing Requirements, including any required notices to Bursa Malaysia and other necessary approvals regarding the transactions contemplated under this Agreement.

Material Malaysian Tax Considerations to the Company’s Shareholder Related to the Transaction

The following is a summary of the expected material Malaysian tax consequences of the Transaction to Fitters Parent. The summary does not purport to be a comprehensive description of all of the tax considerations that may be relevant to the Company’s shareholder. The summary is based on Malaysian tax law and the practice of the Inland Revenue Board of Malaysia currently in force in Malaysia. Legislative, administrative or judicial changes may modify the tax consequences described below, possibly with retrospective effect.

The summary deals with shareholder of the Company who legally and beneficially own shares in the Company. The summary does not constitute tax or legal advice and the comments below are of a general nature only. Fitters Parent should consult its professional advisers on the Malaysian tax implications of the Transaction and the tax implications in other relevant jurisdictions.

The summary does not address the Malaysian tax consequences resulting from shares being attributable to (i) a permanent establishment outside of the shareholder’s country of residence, or (ii) a permanent representative outside of the shareholder’s country of residence.

To the extent that the discussion relates to matters of Malaysian tax law, it represents the opinion of our Malaysian counsel.

Income Tax in Malaysia

The principal legislation that governs an entity’s income tax in Malaysia is the Income Tax Act 1967 (the “ITA”). The regulatory body implementing and enforcing the ITA is the Inland Revenue Board of Malaysia (“IRB”). Pursuant to Section 3 of the ITA, income tax shall be charged for each year of assessment (“YA”) upon the income of any entity accruing in or derived from Malaysia or received in Malaysia from outside Malaysia.

Pursuant to Section 8 of the ITA, a company is a tax resident in Malaysia if its management and control are exercised in Malaysia. Management and control are normally considered to be exercised at the place where the directors’ meetings concerning management and control of the company are held. The income tax rate payable by a resident company differs depending on the amount of the company’s paid-up capital and its annual sale in relation to the particular YA.

As Fitters Parent’s main business activities are focused in Malaysia and its management and control are also in Malaysia, Fitters Parent is categorized as a Resident company with its tax residency in Malaysia and is subject to pay an income tax at the rate of 24% from its chargeable income for the particular YA.

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Foreign-Sourced Income & Transaction Consideration

Malaysia’s taxation regime is territorial in principle, where income accruing in or derived from or received in Malaysia from outside Malaysia is subject to income tax in Malaysia pursuant to Section 3 of the ITA. Previously, certain foreign-sourced income were exempted from income tax due to the tax exemption pursuant to Paragraph 28, Schedule 6 of the ITA. This was subsequently removed with effect from January 1, 2022 pursuant to an announcement on the Malaysian Budget 2022. Therefore for the purposes of the Transaction, income derived by a Malaysian Resident company from an overseas entity or from overseas activities outside Malaysia are taxable under the ITA.

In view of the nature of the Transaction, Fitters Parent do not anticipate any income tax to be payable under Section 3 of the ITA for receiving the Transaction Consideration in the form of common stock of Cyclacel.

Capital Gains Tax at the Time of the Transaction

The Malaysian Budget 2024 has introduced a new form of tax to Malaysia’s tax landscape now known as the Capital Gains Tax (“CGT”). The CGT was gazetted via the Finance (No. 2) Act 2023 which made amendments to the ITA and came into effect beginning January 1, 2024 which was designed to levy taxes on profits derived from the sale of capital assets, including stocks, bonds, real estate and other investments. For the purpose of the Transaction, the disposal of the common shares in the Company is known as a disposal of shares in an unlisted Malaysian company which falls under the category of CGT.

The prevailing rate of CGT currently stands at 10% of the net gain of the disposal of the capital asset while there would be no CGT chargeable for any loss or lack of net gain on disposal of the capital asset. Under Malaysian tax law, the Transaction is considered as a disposition of the Company shares at fair market value and the acquisition of shares of Parent Common Stock at the same value, therefore the net effect of the Transaction would result in a zero net gain for Fitters Parent. In view of the above, Fitters Parent opines that there would be no CGT chargeable on the Transaction.

Stamp Duty

A Stamp Duty is a form of tax chargeable on all transactional or non-transactional legal, commercial and/or financial instruments in Malaysia pursuant to the Stamp Act 1949. Fitters Parent anticipates to be responsible for the ad valorem stamp duty on the transfer of share form at the prevailing rate of 0.3% or a rate to be assessed by the IRB premised on the book value of the ordinary shares of the Company or from the market value of the Transaction Consideration.

Material U.S. Federal Income Tax Consequences of the Transaction

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The following is a discussion of material U.S. federal income tax consequences of the Transaction applicable to Cyclacel (Parent), Fitters Parent, and holders, immediately prior to the Transaction, of Fitters Parent shares. It is not a complete analysis of all potential tax effects of the Transaction. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and of applicable state, local, and non-U.S. tax laws, are not discussed. This discussion is based on the Internal Revenue Code of 1986, as amended, or the Code, U.S. Treasury Regulations promulgated thereunder, or the Regulations, judicial decisions, and published rulings and administrative pronouncements of the Internal Revenue Service, or the IRS, each in effect as of the date of this registration statement. Such authorities may change or be subject to differing interpretations, and any such change may be applied retroactively in a manner that could adversely affect a holder of the Company common shares.

To the extent that the discussion in this section (Material U.S. Federal Income Tax Consequences of the Transaction) relates to the treatment of the Transaction as a taxable sale or other disposition within the meaning of Section 1001 of the Code and to the U.S. federal income tax consequences of the Transaction to Holders of Parent shares immediately before the Transaction, it represents the opinion of our United States counsel.

Our counsel expresses no opinion with respect to the tax consequences to any other person, including Fitters Parent or any indirect Fitters Parent U.S. Holders, or with respect to any other matter of aspect of the Transaction or any related transactions. Parent has not sought and does not intend to seek a ruling from the U.S. Internal Revenue Service, or IRS, regarding the intended tax treatment of the Transaction and there can be no assurance that the IRS will not challenge the intended tax treatment of the Transaction and, if challenged, that a court would not sustain the IRS’ position.

Discussion Limited to Shares held as a Capital Asset

As it relates to Fitters Parent’s holdings of the Company common shares and Fitters Parents shareholders’ holdings of Fitters Parent shares, this discussion is limited to such shares that are, in each case, held as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to the particular circumstances of Fitters Parent or a shareholder of Fitters Parent. In addition, it does not address consequences relevant to Fitters Parent or Fitters Parent shareholders that may be subject to special rules, including, without limitation:

● persons subject to the alternative minimum tax;

● persons whose functional currency is not the U.S. dollar;

● persons holding the Company common or preferred stock as part of a hedge, straddle, or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

● banks, insurance companies, and other financial institutions;

● real estate investment trusts and regulated investment companies;

● brokers, dealers, and traders in securities;

● tax-exempt organizations and governmental organizations;

● persons deemed to sell the Company common shares under the constructive sale provisions of the Code;

● persons who hold or receive the Company common shares pursuant to the exercise of any employee stock options or otherwise as compensation;

● persons who hold the Company common shares that is “section 306 stock” within the meaning of Section 306(c) of the Code;

● persons required to accelerate the recognition of any item of gross income for U.S. federal income tax purposes with respect to the Company common shares as a result of such item being taken into account in an applicable financial statement;

● persons holding the Company common shares who exercise dissenters’ rights; and

● tax-qualified retirement plans.

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U.S. Person

For purposes of this discussion, a U.S. Person is:

● an individual who is a citizen or resident of the United States;

● a corporation created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

● an estate the income of which is subject to U.S. federal income tax regardless of its source; or

● a trust if either a court within the United States is able to exercise primary supervision over the administration of such trust and one or more United States persons (within the meaning of Section 7701(a)(30) of the Code) have the authority to control all substantial decisions of such trust, or the trust has a valid election in effect under applicable Regulations to be treated as a United States person for U.S. federal income tax purposes.

Holder, Company U.S. Holder and Fitters U.S. Holder

Holder. For purposes of this discussion, except where specified, with respect to shares of the Company or Fitters Parent, a Holder is a beneficial owner of such shares immediately before the Transaction and with respect to shares of Parent Common Stock, a Holder is a beneficial owner of such stock immediately after the Transaction. With respect to shares held by an entity or other arrangement that is taxable for U.S. federal income tax purposes as a partnership, a Holder refers to any person treated for U.S. federal income tax purposes as a partner in such entity or other arrangement.

U.S. Holder and Non-U.S. Holder. In each case, a U.S. Holder is a U.S. Person who is a Holder of shares of the indicated entity. A Non-U.S. Holder is a person who is not a U.S. Person and who is a Holder of shares of the indicated entity. With respect to shares held by an entity or other arrangement that is taxable for U.S. federal income tax purposes as a partnership, the terms U.S. Holder or Non-U.S. Holder are applied with respect to the status (as a U.S. Person or otherwise) of each person treated for U.S. federal income tax purposes as a partner.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds Fitters Parent shares, the tax treatment of a partner in the partnership will depend in part on the status of the partner, the activities of the partnership, and certain determinations made at the partner level. Accordingly, partnerships holding Fitters Parent common shares and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

The following discussion does not address any tax consequences of transactions effectuated before, after, or at the same time as the Transaction, whether or not they are undertaken in connection with the Transaction, including, without limitation, transactions in which Company shares are acquired.

Tax Characterization of the Transaction for U.S. Federal Income Tax Purposes

The Transaction should qualify as a taxable sale or other disposition within the meaning of Section 1001 of the Code. The material U.S. federal income tax consequences of the Transaction to the Parent, Fitters Parent and Fitters Parent U.S. Holders are described below under the applicable heading.

Material U.S. Federal Income Tax Consequences of the Transaction to Cyclacel (Parent)

The issuance of Parent Common Stock in exchange for Company Ordinary Shares is not a taxable event to Parent for federal income tax purposes. The basis for federal income tax purposes of the Company Ordinary Shares in the hands of Parent immediately after the Transaction will be equal to the Transaction consideration.

Parent may make an election pursuant to Section 338(g) of the Code pursuant, in which case the Company would be treated, for U.S. federal income tax purposes, as having (i.e., the Company would be deemed to have) sold all of its assets at fair market value on the date of the Transaction, and the Company would be treated as a new corporation which purchased all of the assets of the Company as of the beginning of the next day. If Parent makes the Section 338(g) election, Parent’s future U.S. tax determinations with respect to the Company would be based on the assumption that the deemed transaction had occurred.

Material U.S. Federal Income Tax Consequences of the Transaction to Parent’s Shareholders

The Transaction should have no U.S. federal income tax consequences to persons who are Parent’s shareholders immediately before the Transaction by virtue of their ownership of shares in Parent. Immediately after the Transaction Fitters Parent will be a shareholder of Parent and certain United States federal income tax consequences of such ownership are discussed below.

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Material U.S. Federal Income Tax Consequences of the Transaction to Fitters Parent as the Sole Holder of the Company Ordinary Shares Immediately Prior to the Transaction

As a result of the Transaction, for United States income tax purposes, Fitters Parent should not recognize gain or loss solely as a result of the Transaction. Fitters Parent should have, immediately after the transaction, a tax basis in its Parent Common Stock that is equal to the fair market value of Parent shares as of the time of the Transaction.

U.S. Federal Income Tax Reporting by Fitters Parent

Any Company shareholder (i.e., Fitters Parent) that is required to file a U.S. federal income tax return and that owns (immediately before the effectiveness of the Transaction) at least five percent (5%) (by vote or value) of the total outstanding stock of the Company is required, for the taxable year in which the Transaction is effective, to attach to such U.S. federal income tax return a statement that contains the information listed in Regulations Section 1.368-3(b). Such statement must include, among other information, the shareholder’s tax basis in the Company common shares exchanged and the fair market value of such stock at the time of the exchange.

Material U.S. Federal Income Tax Consequences of the Transaction to Fitters Parent U.S. Holders

As provided in U.S. federal income tax rules applicable to passive foreign investment companies (“PFICs”) under Section 1291 of the Code, a U.S. Holder of stock in a PFIC is generally subject to tax, including an interest charge, on gain recognized upon a disposition of such stock. These rules are discussed in greater detail below. If Fitters Parent is or was treated as a PFIC with respect to a U.S. Holder, and if the Company or any of its subsidiaries is also treated as a PFIC with respect to such holder, PFIC status of the Company or one of its subsidiaries may be attributed to the U.S. Holder under the look-through rules of Treasury Regulation § 1.1291-8. In such case, the disposition of the ordinary shares of the Company by Fitters Parent, including in a transaction that is otherwise non-taxable, may be subject to and taxable pursuant to these PFIC rules unless an exception applies.

Under an exception, no gain or loss is expected to be recognized by a U.S. Holder as a result of the exchange of the ordinary shares of the Company for Parent voting stock, provided the following conditions, as provided in Proposed Treasury Regulation § 1.1291-6(c)(2), are satisfied:

●	After the Transaction, the ordinary shares of the Company will be owned or considered as owned by a U.S. person;
●	Parent’s United States federal income tax basis in the Company’s ordinary shares immediately after the Transaction is no greater than the such tax basis of the ordinary shares of the Company in the hands of Fitters Parent immediately before the Transaction;
●	Parent’s holding period of the ordinary shares of the Company immediately after the Transaction is treated for United States federal income tax purposes as being at least as long as such holding period of the Company’s stock in the hands of Fitters Parent determined immediately before the Transaction; and,
●	Applying the indirect ownership rules of Treasury Regulation 1.1291-8, the aggregate indirect ownership of the Company ordinary shares by the Fitters Parent U.S. Holder is no less after the Transaction than before the Transaction.

Regarding the fourth requirement just above, in the case of a Fitters Parent U.S. Holder, the indirect ownership rules attribute shares through a U.S. corporation only if the shareholder of the U.S. corporation owns at least 50% of the stock of the U.S. corporation. In the Transaction, Fitters Parent will acquire only approximately 20% of the common stock of Parent, and thus the ordinary shares of the Company to be owned by Parent after the Transaction will not be attributed to Fitters Parent and then to a Fitters Parent U.S. Holder. The exception therefore cannot apply and if Company and Fitters Parent meet are or have been classified as PFICs, such that the conditions elaborated upon here exist, Fitters Parent U.S. Holders may be required to recognize gain without the receipt of cash.

Proposed Treasury Regulations 1.1291-6, while not finalized and therefore of uncertain applicability, are generally relied upon by taxpayers and the IRS.

If a Fitters Parent U.S. Holder recognized gain pursuant to the PFIC rules, the U.S. Holder would be required to report that gain on IRS Form 8621, Information Return by a Shareholder of a Passive Foreign Investment Company or a Qualified Electing Fund.

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PFIC Considerations

Definition of a PFIC

A non-U.S. corporation will be classified as a PFIC for U.S. federal income tax purposes if either (i) at least 75% of its gross income in a taxable year, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income or (ii) at least 50% of its assets in a taxable year (generally determined based on fair market value and averaged quarterly over the year) are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets. For purposes of these rules, interest income is generally considered to be passive income and cash held by a Non-U.S. corporation is considered to be a passive asset.

PFIC Status of Fitters Parent, Company, or Subsidiaries of the Company

Parent does not have information on whether Fitters Parent, Company, or subsidiaries of the Company are now or have at any time in the past been a PFIC. Fitters Parent U.S. Holders should consult with their tax advisors and Fitters Parent to evaluate this possibility.

Effect of PFIC Rules on the Transaction

Section 1291(f) of the Code requires that, to the extent provided in Treasury Regulations, a United States person who disposes of stock of a PFIC recognizes gain notwithstanding any other provision of the Code. No final Treasury Regulations are currently in effect under Section 1291(f) of the Code. However, proposed Treasury Regulations under Section 1291(f) of the Code have been promulgated with a retroactive effective date. If finalized in their current form, those proposed Treasury Regulations may require gain recognition in the following circumstances:

If a U.S. shareholder owns stock of a foreign corporation (such as Fitters Parent), and that foreign corporation disposes of stock of another foreign corporation (such as Company or a subsidiary of the Company), then the U.S. shareholder may be treated as indirectly disposing of the Company shares—and must recognize gain—if Fitters Parent is or was a PFIC during the shareholder’s holding period and Company (or a subsidiary of the Company) was also a PFIC during the period the shareholder indirectly held shares of the Company (or the subsidiary of the Company), and no QEF election was made for Company (or such subsidiary). However, if the upper-tier foreign corporation has never been a PFIC and is not a controlled foreign corporation, the U.S. shareholder is not treated under the PFIC rules as owning shares of the lower-tier PFIC and no gain or inclusion results to the U.S. shareholder from disposition of the Company by Fitters Parent. In the present circumstances no MTM election may be made for Company because it is not publicly traded.

If these rules apply to cause a Fitters Parent U.S. Holder to recognize gain upon the disposition of the Company by Fitters Parent,

●	the U.S. Holder’s gain will be allocated ratably over the U.S. Holder’s indirect holding period for such U.S. Holder’s Company (or the subsidiary of the Company) shares;

●	the amount of gain allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain, or to the period in the U.S. Holder’s holding period before the first day of the first taxable year in which Company (or its subsidiary) was a PFIC, will be taxed as ordinary income;

●	the amount of gain allocated to other taxable years (or portions thereof) of the U.S. Holder and included in such U.S. Holder’s holding period would be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and

●	an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed on the U.S. Holder in respect of the tax attributable to each such other taxable year of such U.S. Holder.

It is difficult to predict whether, in what form and with what effective date, final Treasury Regulations under Section 1291(f) of the Code may be adopted or how any such Treasury Regulations would apply. Therefore, U.S. Holders of Fitters Parent shares that have not made a timely QEF Election (or a QEF Election along with a purging election) or a mark-to-market election (each as defined below) with respect to the Company (or any subsidiary of the Company) that was a PFIC during such period may, pursuant to the proposed Treasury Regulations, be subject to taxation under the PFIC rules upon the Transaction. An Electing Shareholder (as defined below) generally would not be subject to the adverse PFIC rules discussed above with respect to their Fitters Parent stock but rather would include annually in gross income its pro rata share of the ordinary earnings and net capital gain of Fitters Parent, whether or not such amounts are actually distributed.

Any gain recognized pursuant to PFIC rules by a Fitters Parent U.S. Holder as a result of the Transaction would be taxable income to such U.S. Holder, taxed under the PFIC rules in the manner set forth above, with no corresponding receipt of cash.

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QEF Election and Mark-to-Market Election

The impact of the PFIC rules on a U.S. shareholder of Fitters Parent will depend on whether Fitters Parent is or has been a PFIC at any time during such U.S. Holder’s holding period for Fitters Parent shares, and similarly whether the Company (or a subsidiary of the Company) has been a PFIC at any time during such U.S. Holder’s indirect holding period of the Company (or a subsidiary of the Company) shares, and whether the U.S. Holder has made a timely and effective election to treat the Company (or a subsidiary of the Company) as a “qualified electing fund” under Section 1295 of the Code for the taxable year that is the first year in the U.S. Holder’s indirect holding period of the Company (or a subsidiary of the Company) shares during which Fitters Parent qualified as a PFIC (a “QEF Election”) or, if in a later taxable year, the U.S. Holder made a QEF Election along with a purging election. A purging election creates a deemed sale of the Company shares by Fitters Parent for purposes of calculating the Fitters Parent U.S. Holder’s income and gain with respect to the Company (or a subsidiary of the Company) under the PFIC rules. As a result of any such purging election, the a Fitters parent U.S. Holder would have a new basis and holding period in its Fitters Parent Stock. U.S. Holders are urged to consult their own tax advisors as to the application of the rules governing purging elections to their particular circumstances.

A U.S. Holder’s ability to make a QEF Election (or a QEF Election along with a purging election) with respect to Company is contingent upon, among other things, the provision by Fitters Parent of a “PFIC Annual Information Statement” to such U.S. Holder. A Fitters Parent U.S. Holder that made a QEF Election (or a QEF Election along with a purging election) may be referred to as an “Electing Shareholder” and a U.S. Holder that did not make a QEF Election may be referred to as a “Non-Electing Shareholder.”

THE RULES DEALING WITH PFICS ARE VERY COMPLEX AND ARE IMPACTED BY VARIOUS FACTORS IN ADDITION TO THOSE DESCRIBED ABOVE. ALL FITTERS PARENT U.S. HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE CONSEQUENCES TO THEM OF THE PFIC RULES, INCLUDING, WITHOUT LIMITATION, WHETHER A QEF ELECTION (OR A QEF ELECTION ALONG WITH A PURGING ELECTION), A MARK-TO-MARKET ELECTION OR ANY OTHER ELECTION IS AVAILABLE AND THE CONSEQUENCES TO THEM OF ANY SUCH ELECTION, AND THE IMPACT OF ANY PROPOSED OR FINAL PFIC TREASURY REGULATIONS.

THE PRECEDING DISCUSSION DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL OF THE TRANSACTION’S POTENTIAL TAX EFFECTS. FITTERS PARENT SHOULD CONSULT ITS TAX ADVISORS WITH RESPECT TO THE APPLICATION OF U.S. FEDERAL INCOME TAX LAWS TO ITS PARTICULAR SITUATION AS WELL AS ANY TAX CONSEQUENCES OF THE TRANSACTION, INCLUDING TAX REPORTING REQUIREMENTS, AND THE OWNERSHIP AND DISPOSITION OF THE PARENT COMMON STOCK RECEIVED, ARISING UNDER THE U.S. FEDERAL, STATE, LOCAL, AND OTHER APPLICABLE INCOME, ESTATE, GIFT OR OTHER TAX LAWS OR UNDER ANY APPLICABLE INCOME TAX TREATY

U.S. PERSONS WHO OWN FITTERS PARENT STOCK SHOULD CONSULT THEIR TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE TRANSACTION, INCLUDING TAX RETURN REPORTING REQUIREMENTS AND THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL, AND OTHER APPLICABLE TAX LAWS.

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Material Consequences of Post-Transaction Ownership and Disposition of Cyclacel Pharmaceuticals Common Stock

Consequences to the U.S. Holders Parent of Post-Transaction Ownership of Parent Common Stock

Distributions on Parent Common Stock to Parent U.S. Holders

If, after the Transaction, Parent makes distributions of cash or property on its common stock, those payments would constitute dividends for U.S. federal income tax purposes to the extent paid from current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent such distributions exceeded both current and accumulated earnings and profits, the excess would constitute a return of capital and would first reduce any U.S. Holder’s tax basis of Parent, in Parent Common Stock, but not below zero, and then would be treated by the U.S. Holder of Parent as gain from the sale of Parent Common Stock as described below under “—Gain on Disposition of Common Stock of the Parent by the Company U.S. Holders.”

Dividends paid to any U.S. Holder of Parent Common Stock that is a taxable corporation generally would qualify for a dividends received deduction if the requisite holding period were satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided the Parent Common Stock was held for more than 60 days during the 121-day period beginning 60 days before the ex-dividend date and certain other holding period requirements were met, dividends paid to a non-corporate Parent U.S. Holder generally would constitute “qualified dividends” that would be subject to tax at the maximum tax rate accorded to long-term capital gains. Dividends paid by Parent generally would be treated as income from U.S. sources. The U.S. Holders of Parent Common Stock should consult their own tax advisors regarding the holding period and other requirements that must be satisfied in order to qualify for the reduced maximum tax rate on dividends.

Gain on Disposition of Common Stock of the Parent by the Company U.S. Holders

If any U.S. Holder of Parent Common Stock sells or otherwise disposes of Parent Common Stock in a taxable transaction, the U.S. Holder of Parent Common Stock will generally recognize capital gain or loss equal to the difference between the amount realized and the Company U.S. Holder’s adjusted tax basis in the Parent Common Stock. The capital gain or loss will be long-term capital gain or loss if the U.S. Holders of Parent Common Stock holding period for the Parent Common Stock is more than one year at the time of the disposition. Long-term capital gain of a non-corporate U.S. Holder of Parent Common Stock is generally taxed at preferential rates. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

The Parent U.S. Holders may be subject to information withholding and/or backup withholding with respect to gross proceeds from the disposition of securities or from payments of dividends. Backup withholding (currently at the rate of 24%) may apply under certain circumstances if any Parent U.S. Holder (1) fails to furnish a social security or other taxpayer identification number, or a TIN, (2) furnishes an incorrect TIN, (3) fails to report interest or dividends properly, or (4) fails to provide a certified statement on IRS Form W-9, signed under penalties of perjury, that the TIN provided is correct, that the Parent U.S. Holder is not subject to backup withholding, and that the Parent U.S. Holder is a U.S. person for U.S. federal income tax purposes. Any amount withheld from a payment under the backup withholding rules is allowable as a credit against (and may entitle any Parent U.S. Holder to a refund with respect to) such Parent U.S. Holder’s federal income tax liability, provided that the required information is timely furnished to the IRS. Certain persons, including corporations and certain financial institutions, that demonstrate this fact if requested are exempt from information reporting and backup withholding. The Parent U.S. Holders should consult with tax advisors as to their qualification for exemption from information reporting and backup withholding.

Consequences to the Non-U.S. Holders of Ownership of Parent Common Stock, including Fitters Parent after the Transaction

Distributions on Parent Common Stock to any Non-U.S. Holder of Parent Common Stock

If Parent made distributions of cash or property on Parent Common Stock, those payments would constitute dividends for U.S. federal income tax purposes to the extent paid from current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent such distributions exceeded both current and accumulated earnings and profits, the excess would constitute a return of capital and would first reduce any Non-U.S. Holder’s tax basis in Parent Common Stock, but not below zero, and then would be treated by any Non-U.S. Holder as gain from the sale of stock as described below under “—Gain on Disposition of Parent Common Stock by the Non-U.S. Holders.”

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Subject to the discussion below of effectively-connected income, backup withholding, and FATCA, a dividend paid to any Non-U.S. Holder of Parent Common Stock generally will be subject to U.S. withholding tax either at a rate of 30% of the gross amount of the dividend or such lower rate as may be specified by an applicable income tax treaty. The United States does not maintain a comprehensive income tax treaty with Malaysia. To receive a reduced treaty rate, any Non-U.S. Holder of Parent Common Stock must provide an appropriate IRS Form W-8 (or applicable successor form) and certify qualification for the reduced rate. If any Non-U.S. Holder is eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty, such Non-U.S. Holder may obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim with the IRS.

Dividends that are received by any Non-U.S. Holder of Parent Common Stock and that are (a) effectively connected with such Non-U.S. Holder’s conduct of a trade or business in the United States but, (b) not eligible for relief from United States taxation under the business profits article of an applicable income tax treaty between such Non-U.S. Holder’s country of residence and the United States (such relief is generally available if the dividend is not attributable to a permanent establishment or a fixed base maintained by such Non-U.S. Holder in the United States), (c) are generally exempt from the 30% withholding tax if certain certification and disclosure requirements are satisfied. To obtain this exemption, any Non-U.S. Holder of Parent Common Stock must provide an IRS Form W-8ECI (or applicable successor form) properly certifying such exemption. However, such effectively connected dividends, although not subject to withholding tax, generally are taxed at the same U.S. federal income tax rates as are applicable to U.S. persons, net of certain deductions and credits. In addition, dividends received by a corporate Non-U.S. Holder of Parent Common Stock that are effectively connected with the conduct of a trade or business in the U.S. may also be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty. Non-U.S. Holders of Parent Common Stock should consult tax advisors regarding any applicable income tax or other treaties that may provide for different rules.

Any documentation provided to an applicable withholding agent may need to be updated in certain circumstances. The certification requirements described above also may require any Non-U.S. Holder of Parent Common Stock to provide a United States taxpayer identification number.

For additional withholding rules that may apply to dividends, including dividends paid to foreign financial institutions (as specifically defined by the applicable rules) or to certain other foreign entities that have substantial direct or indirect United States owners, see the discussion below under the headings “—Information Reporting and Backup Withholding” and “—Withholdable Payments to Foreign Financial Institutions and Other Foreign Entities.”

Gain on Disposition of Parent Common Stock by the Non-U.S. Holders

Subject to the discussion below under the headings “—Information Reporting and Backup Withholding” and “—Withholdable Payments to Foreign Financial Institutions and Other Foreign Entities,” any Non-U.S. Holder of Parent Common Stock (such as Fitters Parent) generally will not be required to pay U.S. federal income tax or withholding tax on any gain recognized upon the sale, exchange or other taxable disposition of Parent Common Stock unless:

●	such gain was effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States provided that, if a tax treaty applied, the gain was not exempt from tax under the business profits article of the treaty (such relief is generally available under an applicable tax treaty if the gain is not attributable to a permanent establishment or fixed place of business maintained by the Non-U.S. Holder in the United States;

●	in the case of certain capital gains of any Non-U.S. Holder of Parent Common Stock that is an individual, such holder is present in the United States for 183 days or more during the taxable year in which the capital gain is recognized and certain other conditions are met; or Parent Common Stock constitutes a United States real property interest by reason of Parent having the status of a “United States real property holding corporation” (a “USRPHC”), for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding such Non-U.S. Holder’s disposition of such Parent Common Stock and the Non-U.S. Holder’s holding period, in which case the Non-U.S. Holder of Parent Common Stock generally will be taxed on net gain derived from the sale or disposition at the rates applicable to U.S. persons.

Parent does not believe that it currently is or will become a USRPHC, and the remainder of this discussion assumes that is the case. However, because the determination of whether a corporation is a USRPHC depends on the fair market value of its U.S. real property relative to the fair market value of its other business assets, there can be no assurance that Parent will not become a USRPHC in the future. The Non-U.S. Holders of Parent Common Stock should consult their tax advisors regarding any applicable income tax or other treaties that may provide for different rules.

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Information Reporting and Backup Withholding

Parent or the applicable paying agent must report annually to the IRS the amount of dividends on Parent Common Stock paid to the Non-U.S. Holders and the amount of tax withheld, if any. A similar report will be sent to each the Non-U.S. Holder. Copies of this information reporting may also be made available under the provisions of a specific income tax treaty or agreement with the tax authorities in any Non-U.S. Holder’s country of residence.

The Non-U.S. Holders will generally be subject to backup withholding for dividends on Parent Common Stock paid to such Non-U.S. Holders unless an exemption is established by, for example, properly certifying non-United States status on an appropriate IRS Form W-8 (or applicable successor form). Notwithstanding the foregoing, backup withholding and information reporting nevertheless may apply if either Parent or its paying agent has actual knowledge, or reason to know, that a holder of Parent Common Stock is a United States person.

Information reporting and backup withholding generally are not required with respect to the amount of any proceeds from the sale or other disposition of Parent Common Stock by any Non-U.S. Holder outside the United States through a foreign office of a foreign broker that does not have certain specified connections to the U.S. However, if any Non-U.S. Holder sells or otherwise disposes of shares of Parent Common Stock through a U.S. broker or the U.S. offices of a foreign broker, the broker will generally be required to report to the IRS the amount of proceeds paid to such Non-U.S. Holder and also to backup withhold on that amount unless the broker is provided with appropriate certification of the Non-U.S. Holder’s status as a non-United States person, or an exemption is otherwise established. Information reporting will also apply if any Non-U.S. Holder sells shares of common stock through a foreign broker deriving more than a specified percentage of its income from U.S. sources or having certain other connections to the U.S., unless such broker has documentary evidence in its records that such Non-U.S. Holder of Parent Common Stock is a non-U.S. person and certain other conditions are met, or an exemption is otherwise established.

Backup withholding is not an additional tax. Any amounts withheld from a payment under the backup withholding rules may be refunded or credited against any Non-U.S. Holders of Parent Common Stock U.S. federal income tax liability, if any, provided that an appropriate claim is timely filed with the IRS. The Non-U.S. Holders of Parent Common Stock should consult their tax advisors regarding the application of the information reporting and backup withholding rules to investment in Parent Common Stock.

Withholdable Payments to Foreign Financial Institutions and Other Foreign Entities

The Foreign Account Tax Compliance Act, or FATCA, imposes a U.S. federal withholding tax of 30% on certain payments to “foreign financial institutions” (as specifically defined under these rules) and certain other non-U.S. persons that fail to comply with certain information reporting and certification requirements pertaining to their direct and indirect U.S. security holders and/or U.S. account holders. Such payments include dividends on Parent Common Stock. Under certain circumstances, any Non-U.S. Holder of Parent Common Stock may be eligible for refunds or credits of such taxes. Notwithstanding the foregoing, the IRS has issued proposed Regulations upon which taxpayers may generally rely, that exclude gross proceeds from the sale or other disposition of stock from the application of the withholding tax imposed under FATCA. An intergovernmental agreement between the U.S. and an applicable foreign country may modify the requirements described in this paragraph. The Non-U.S. Holders of Parent Common Stock should consult with tax advisors regarding the possible implications of this legislation and any applicable intergovernmental agreements on investment in Parent Common Stock.

U.S. Federal Estate Tax

Shares of Parent Common Stock that are owned or treated as owned by an individual who is not a citizen or resident of the United States (as specially defined for U.S. federal estate tax purposes) at the time of death are considered U.S. situs assets and will be included in the individual’s gross estate for U.S. federal estate tax purposes. Such shares, therefore, may be subject to U.S. federal estate tax, unless an applicable estate tax or other treaty provides otherwise.

THIS SUMMARY IS NOT INTENDED TO BE CONSTRUED AS LEGAL ADVICE. FITTERS PARENT AND ALL U.S. HOLDERS AND NON-U.S. HOLDERS OF FITTERS PARENT STOCK ARE URGED TO CONSULT WITH TAX ADVISORS WITH RESPECT TO THE APPLICATION OF U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATION, AS WELL AS, IN THE CASE OF FITTERS PARENT, ANY TAX CONSEQUENCES OF THE RECEIPT, OWNERSHIP, AND DISPOSITION OF PARENT COMMON STOCK ARISING UNDER THE LAWS OF ANY STATE, LOCAL, NON-UNITED STATES OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

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Anticipated Accounting Treatment

The Transaction will be recorded as a business combination under the acquisition method of accounting in accordance with U.S. GAAP and IFRS (i.e., ASC 805/IFRS 3) The Transaction will be treated by Cyclacel as a business combination under the acquisition method of accounting for business combinations in accordance with accounting principles generally accepted in the United States, or U.S. GAAP.

For accounting purposes, Cyclacel is considered to be acquiring Fitters Sdn. Bhd. (the “Company”) in the Transaction due to Cyclacel’s control over the Company after the Closing under U.S. GAAP, as defined in Accounting Standards Codification (“ASC 805-10”). ASC 805 applies to public and privately held entities and is applicable to all transactions or other events that meet the definition of a business combination.

Management of Parent and the Company have determined a preliminary estimate of the purchase price calculated, as described in Note 2 to the unaudited pro forma condensed combined financial statements. The net tangible assets acquired and liabilities assumed in connection with the Transaction are recorded at their estimated acquisition date fair values. The acquisition method of accounting is dependent upon certain valuations and any other studies and calculations deemed necessary that have yet to commence or progress to a stage where there is sufficient information for a definitive measurement. A final determination of these estimated fair values, which cannot be made prior to the completion of the Transaction, will be based on the actual net tangible assets of Parent that exist as of the date of completion of the Transaction.

Nasdaq Stock Market Listing

Parent Common Stock currently is listed on The Nasdaq Capital Market under the symbol “CYCC.” Parent has agreed to use commercially reasonable efforts to (i) maintain its existing listing on The Nasdaq Capital Market, (ii) prepare and submit to The Nasdaq Stock Market a notification form for the additional listing of the shares of Parent Common Stock to be issued to Fitters Parent pursuant to the Transaction, and (iii) cause such shares to be approved for listing.

In addition, under the Exchange Agreement, each of the Company’s and Parent’s obligation to complete the Transaction is subject to the satisfaction or waiver by each of the parties, at or prior to the Transaction, of various conditions, including that the existing shares of Parent Common Stock must have been continually listed on The Nasdaq Capital Market, Parent must have caused the shares of Parent Common Stock to be issued in the Transaction to be approved for listing on The Nasdaq Stock Market as of the effective time of the Transaction. Parent anticipates that its common stock will be listed on The Nasdaq Stock Market following the closing of the Transaction under the trading symbol “BGMS.”

Appraisal Rights

Holders of Parent Common Stock are not entitled to appraisal rights in connection with the Transaction.

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THE EXCHANGE AGREEMENT

The following is a summary of the material terms of the Exchange Agreement. A copy of the Exchange Agreement is attached as Annex A to this proxy statement/prospectus and is incorporated by reference into this proxy statement/prospectus. The Exchange Agreement has been attached to this proxy statement/prospectus to provide you with information regarding its terms. It is not intended to provide any other factual information about Parent or the Company. The following description does not purport to be complete and is qualified in its entirety by reference to the Exchange Agreement. You should refer to the full text of the Exchange Agreement for details of the Transaction and the terms and conditions of the Exchange Agreement.

The Exchange Agreement contains representations and warranties that Parent, on the one hand, and the Company and its stockholders, on the other hand, have made to one another as of specific dates. These representations and warranties have been made for the benefit of the other parties to the Exchange Agreement and may be intended not as statements of fact but rather as a way of allocating the risk to one of the parties if those statements prove to be incorrect. In addition, the assertions embodied in the representations and warranties are qualified by information in confidential disclosure schedules exchanged by the parties in connection with signing the Exchange Agreement. While Parent and the Company do not believe that these disclosure schedules contain information required to be publicly disclosed under the applicable securities laws, other than information that has already been disclosed, the disclosure schedules do contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the attached Exchange Agreement. Accordingly, you should not rely on the representations and warranties as current characterizations of factual information about Parent or the Company, because they were made as of specific dates, may be intended merely as a risk allocation mechanism between Parent, the Company and its stockholders and are modified by the disclosure schedules.

Structure

Cyclacel Pharmaceuticals, Inc. (“Cyclacel” or “Parent”) and FITTERS Diversified Berhad, a Malaysia publicly-listed investment holding company on Bursa Securities (KL: 9318) (“Fitters Parent”), which is the beneficial owner of all of the issued and outstanding ordinary shares (the “Company Ordinary Shares” or “Shares” and each, a “Share”) of Fitters Sdn. Bhd., a private limited company incorporated in Malaysia (the “Company,” “Fitters” or “Fitters Sdn. Bhd.”) entered into an Exchange Agreement dated as of May 6, 2025, as amended on July 7, 2025 and as it may be further amended from time to time (collectively, the “Exchange Agreement”) (“Fitters Parent” and “Parent” are sometimes referred to herein as the “Parties” or each, a “Party”). The Parties thereto intend to effect a voluntary share exchange transaction between Parent and Fitters Parent (the “Exchange”), in which the Company will become a wholly-owned subsidiary of Parent, in accordance with the terms of the Exchange Agreement and the rules under Delaware General Corporation Law (the “DGCL”) and the Malaysian Companies Act. The Company has three wholly-owned subsidiaries: AHT NRG Asia Sdn. Bhd., FITTERS (Sarawak) Sdn. Bhd., and Modular Floor Systems (M) Sdn. Bhd.

Upon the terms and subject to the conditions set forth in the Exchange Agreement, and in accordance with the DGCL, at the Closing (as hereinafter defined), Fitters Parent shall convey, assign, and transfer all of its right, title and interest to the Company Ordinary Shares to Parent. The Shares transferred to Parent at the Closing shall constitute one hundred (100%) percent of the issued and outstanding capital shares of the Company. As consideration for its acquisition of the Company Ordinary Shares, Parent shall pay an amount equal to $1,000,000 in cash (or such amount as mutually agreed upon prior to the Closing) and issue an amount of common stock, par value $0.001 per share (the “Parent Common Stock”) equal to nineteen and ninety-nine hundreds percent (19.99%) of the issued and outstanding shares of Parent Common Stock as of the Closing Date (as defined below) (the “Exchange Shares”) to Fitters Parent. In the event the value of the Exchange Shares is not mutually acceptable to both Parties prior to the Closing Date, the parties have agreed to negotiate in good faith an adjustment to the Exchange Shares. If the Transaction does not close by September 30, 2025, either party may terminate the Exchange Agreement and the Transaction.

Upon the terms and subject to the conditions set forth in the Exchange Agreement, the closing of the Exchange (the “Closing”) shall take place no later than three business days after the date on which the conditions to Closing set forth in the Exchange Agreement shall have been satisfied or, to the extent permitted thereunder, waived by the appropriate Party (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted hereunder, waiver of all such conditions) or at such other time, date or location as the parties hereto agree. The date on which the Closing actually occurs and the transactions contemplated in the Exchange Agreement become effective is hereinafter referred to as the “Closing Date.” At the time of the Closing, Parent, Fitters Parent and the Company shall deliver the certificates and other documents and instruments required to be delivered thereunder.

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Completion and Effectiveness of the Transaction

The Transaction will be completed as promptly as practicable after all of the conditions to completion of the Transaction are satisfied or waived, including the approval of the stockholders of Cyclacel. Cyclacel and Fitters Parent are working to complete the Transaction as quickly as practicable. However, Cyclacel and Fitters Parent cannot predict the exact timing of the completion of the Transaction because it is subject to various conditions. After completion of the Transaction, assuming Cyclacel receives the required stockholder approval of the Proposals, Cyclacel will be renamed “Bio Green Med Solution, Inc.”

Cyclacel Common Stock

Cyclacel stock options that are outstanding immediately prior to the effective time of the Transaction will remain outstanding following the effective time of the Transaction. Likewise, any outstanding warrants to purchase shares of Cyclacel common stock that are outstanding immediately prior to the effective time of the Transaction will remain outstanding following the effective time of the Transaction.

Immediately after the Transaction, it is estimated Cyclacel securityholders will own approximately 80.01% of Cyclacel common stock at the Closing of the Transaction and subject to adjustment as provided in the Exchange Agreement.

Fractional Shares

No fractional shares of Cyclacel common stock will be issued in connection with the Transaction. Instead, all fractional shares of Cyclacel common stock that are issuable to Fitters Parent will be aggregated and will be rounded up into one full share of Cyclacel common stock.

Representations and Warranties

The Exchange Agreement contains customary representations and warranties made by Cyclacel, Fitters Parent and the Company relating to their respective businesses, as well as other facts pertinent to the Transaction. These representations and warranties are subject to materiality, knowledge and other similar qualifications in many respects and expire at the effective time of the Transaction or termination of the Exchange Agreement, as further described below. The representations and warranties of each of Cyclacel, Fitters Parent and the Company have been made solely for the benefit of the other parties and those representations and warranties should not be relied on by any other person. In addition, those representations and warranties may be intended not as statements of actual fact, but rather as a way of allocating risk among the parties, may have been modified by the disclosure schedules delivered in connection with the Exchange Agreement, are subject to the materiality standard described in the Exchange Agreement, which may differ from what may be viewed as material by you, will not survive completion of the Transaction and cannot be the basis for any claims under the Exchange Agreement by the other parties after termination of the Exchange Agreement, and were made only as of the date of the Exchange Agreement or another date as is specified in the Exchange Agreement.

Fitters Parent and the Company jointly and severally made a number of representations and warranties to Cyclacel in the Exchange Agreement, including representations and warranties relating to the following matters:

●	Organization, Standing and Corporate Power;
●	Subsidiaries;
●	Capital Structure of the Company;
●	Corporate Authority; Noncontravention;
●	Governmental Authorization;
●	Financial Statements;
●	Absence of Certain Changes or Events;
●	Certain Fees;
●	Litigation; Labor Matters; Compliance with Laws;
●	Benefits Plans;
●	Tax Returns and Tax Payments;

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●	Environmental Matters;
●	Material Contracts Defaults;
●	Accounts Receivable;
●	Properties;
●	Intellectual Property;
●	Board Recommendation and Affirmative Vote;
●	Parent Information;
●	Undisclosed Liabilities;
●	Transactions with Affiliates;
●	Certain Business Practices;
●	Independent Investigation;
●	No Other Representations or Warranties; and
●	Disclosure of Information.

Significant portions of Fitters Parent and the Company’s representations and warranties are qualified as to “materiality” or “material adverse effect.” Under the Exchange Agreement, a material adverse effect means, with respect to any Person, a material adverse effect on the condition (financial or otherwise), business, assets, liabilities or the results of operations of such Person and its Subsidiaries taken as a whole; provided, however, that any adverse change, event, development or effect arising from or relating to any of the following shall not be taken into account in determining whether there has been a Material Adverse Effect: (a) general business or economic conditions, (b) national or international political or social conditions, including the engagement by the United States or Malaysia in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States or Malaysia, respectively, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States or Malaysia, respectively, (c) financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (d) changes in IFRS, (e) changes in laws, rules, regulations, orders, or other binding directives issued by any Governmental Entity or (f) the taking of any action required by the Exchange Agreement.

Cyclacel made a number of representations and warranties to Fitters Parent and the Company in the Exchange Agreement, including representations and warranties relating to the following subject matters:

●	Organization, Standing and Corporate Power;
●	Subsidiaries;
●	Capital Structure of the Company;
●	Corporate Authority; Noncontravention;
●	Governmental Authorization;
●	SEC Documents; Undisclosed Liabilities; Financial Statements;
●	Absence of Certain Changes or Events;
●	Certain Fees;
●	Litigation; Labor Matters; Compliance with Laws;
●	Benefits Plans;
●	Tax Returns and Tax Payments;
●	Environmental Matters;
●	Material Contracts Defaults;
●	Accounts Receivable;
●	Properties;
●	Intellectual Property;
●	Board Determination and Vote Required;
●	Required Parent Share Issuance Approval;
●	Undisclosed Liabilities;
●	Transactions with Affiliates;
●	Independent Investigation;
●	No Other Representations or Warranties; and
●	Disclosure of Information.

Similar to Fitters Parent and the Company’s representations and warranties, significant portions of Cyclacel’s representations and warranties are qualified as to “materiality” or “material adverse effect,” as defined above.

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Covenants; Conduct of Business Pending the Transaction

From the date of the Exchange Agreement until the earlier of the Effective Time or the termination of the Agreement in accordance with its terms, the Company and Cyclacel each agreed that it will conduct its business in the ordinary course and in compliance with all applicable laws, rules, regulations, and certain material contracts and will provide the other party with prompt notice upon the occurrence of certain events or discovery of certain conditions, facts or circumstances.

The Company also agreed that prior to the earlier of termination and the Effective Time of the Transaction, subject to certain limited exceptions set forth in the Exchange Agreement, without the consent of Cyclacel, it would not and would not permit any of its subsidiaries to:

(a)	engage in any transaction except in the ordinary course of business, or create or suffer to exist any material lien or other encumbrance upon any of its assets which will not be discharged in full prior to the Effective Time;

(b)	sell, assign or otherwise transfer any of its assets, or cancel or compromise any debts or claims relating to its assets, other than in each case in the ordinary course of business and consistent with past practice;

(c)	fail to use reasonable efforts to preserve intact its present business organization, keep available the services of its employees and preserve its material relationships with customers, suppliers, licensors, licensees, distributors and others having business relationships with it, to the end that its good will and ongoing business will not be materially impaired prior to the Effective Time;

(d)	intentionally permit any Material Adverse Effect to occur with respect to the Company;

(e)	make any material change in its accounting or bookkeeping methods, principles or practices, except as required by IFRS;

(f)	except as required to give effect to anything in contemplation of the Closing, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except, for the avoidance of doubt, the transactions contemplated under the Exchange Agreement; or

(g) authorize any of, or commit or agree to take any of, the foregoing actions.

Cyclacel also agreed that From the date of the Exchange Agreement until earlier of the Effective Time or the termination of the Exchange Agreement in accordance with its terms, Parent shall not unless consented to in writing by the Company (which consent shall not be unreasonably withheld, delayed, denied, or conditioned), expressly contemplated by the Exchange Agreement, including in connection with a reverse stock split, as required by applicable Law, or as set forth on Schedule 5.2 of the Exchange Agreement:

(a)	engage in any transaction except in the ordinary course of business, or create or suffer to exist any material lien or other encumbrance upon any of its assets which will not be discharged in full prior to the Effective Time;

(b)	sell, assign or otherwise transfer any of its assets, or cancel or compromise any debts or claims relating to its assets, other than in each case in the ordinary course of business and consistent with past practice;

(c)	fail to use reasonable efforts to preserve intact its present business organizations, keep available the services of its employees and preserve its material relationships with customers, suppliers, licensors, licensees, distributors and others having business relationships with it, to the end that its good will and ongoing business will not be materially impaired prior to the Effective Time;

(d)	intentionally permit any Material Adverse Effect to occur with respect to Parent;

(e)	make any material change with respect in its accounting or bookkeeping methods, principles or practices, except as required by GAAP; or

(f)	authorize any of, or commit or agree to take any of, the foregoing actions.

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Disclosure Documents

As promptly as practicable following the date of the Exchange Agreement, the parties agreed to prepare and file with the SEC this proxy statement/prospectus and Cyclacel agreed to prepare and file with the SEC a registration statement on Form S-4, of which this proxy statement/prospectus is a part, in connection with the registration under the Securities Act of the shares of the Exchange Shares to be issued pursuant to the Transaction. Cyclacel agreed to use its commercially reasonable efforts to cause the registration statement to become effective as promptly as practicable, and take all or any action required under any applicable federal and state securities and other laws in connection with the issuance of shares of Cyclacel common stock pursuant to the Transaction.

Each of Cyclacel, Fitters Parent and the Company agreed to use their commercially reasonable efforts to cause the registration statement on Form S-4, of which this proxy statement/prospectus is a part, to comply with the applicable rules and regulations promulgated by the SEC in all material respects. Each of Fitters Parent and the Company shall reasonably cooperate with Parent and provide, and cause its representatives to provide, Parent and its representatives, with all true, correct and complete information regarding the Company that is required by law to be included in the Registration Statement or reasonably requested by Parent to be included in the Registration Statement. Cyclacel agreed to mail this proxy statement/prospectus to its stockholders promptly after the registration statement on Form S-4 is declared effective by the SEC.

Meeting of Cyclacel Stockholders

Cyclacel is obligated under the Exchange Agreement to call, give notice of and hold a meeting of its stockholders for the purposes of voting on the Proposals. The Cyclacel stockholders’ meeting will be held (on a date selected by Cyclacel in consultation with the Company) not later than 45 days after the effective date of the registration statement on Form S-4 pursuant to the Exchange Agreement.

Regulatory Approvals

Neither Cyclacel nor the Company is required to make any filings or to obtain approvals or clearances from any antitrust regulatory authorities in the United States or other countries to complete the Transaction. In the United States, Cyclacel must comply with applicable federal and state securities laws and the rules and regulations of The Nasdaq Stock Market LLC in connection with the issuance of shares of Cyclacel common stock in the Transaction, including the filing with the SEC of this proxy statement/prospectus. The Exchange Agreement provides that the Company and Cyclacel shall respond as promptly as is practicable in compliance with: (i) any inquiries or requests received from the Federal Trade Commission or the Department of Justice for information or documentation; and (ii) any inquiries or requests received from any other governmental body in connection with antitrust or competition matters.

Nasdaq Stock Market Listing

Cyclacel common stock currently is listed on The Nasdaq Capital Market under the symbol “CYCC.” Cyclacel has agreed to use commercially reasonable efforts to (i) maintain its existing listing on The Nasdaq Capital Market, (ii) prepare and submit to The Nasdaq Stock Market a notification form for the listing of the Exchange Shares to be issued to Fitters Parent pursuant to the Transaction, and (iii) cause such shares to be approved for listing on The Nasdaq Capital Market. In addition, under the Exchange Agreement, each of the Parties’ obligation to complete the Transaction is subject to the satisfaction or waiver by each of the parties, at or prior to the Transaction, of various conditions, including that the existing shares of Cyclacel common stock must have been continually listed on The Nasdaq Capital Market, and Cyclacel must have caused the shares of Cyclacel common stock to be issued in the Transaction to be approved for listing on The Nasdaq Stock Market as of the effective time of the Transaction. For further information, see the section entitled “Risk Factors—Risks Related to Being a Public Company.” Cyclacel anticipates that its common stock will be listed on The Nasdaq Stock Market following the closing of the Transaction under the trading symbol “BGMS.”

Conditions to the Completion of the Transaction

The respective obligations of Parent, Fitters Parent and the Company to consummate the Transactions are subject to the satisfaction or waiver in writing prior to the Effective Time of the following conditions:

(a)	No Injunctions. No temporary restraining Order, preliminary or permanent injunction issued by any court of competent jurisdiction preventing or prohibiting the consummation of the Transaction contemplated shall be in effect; provided, however, that each Party shall have used its commercially reasonable efforts to prevent the entry of any such Orders or injunctions and to appeal as promptly as possible any such Orders or injunctions and to appeal as promptly as possible any such Orders or injunctions that may be entered.

(b)	Stockholder Approval. Parent shall have obtained the Parent Stockholder Exchange Vote and the Company shall have obtained the Required Company Shareholder Vote.

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(c)	Notice to Bursa Malaysia. Fitters Parent shall have complied with all applicable Bursa Malaysia Securities Berhad Main Market Listing Requirements, including any required notices to Bursa Malaysia and other necessary approvals regarding the transactions contemplated under the Exchange Agreement.

(d)	Effectiveness of Registration Statement. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and shall not be subject to any stop order or proceeding (or threatened proceeding by the SEC) seeking a stop order with respect to the Registration Statement that has not been withdrawn. Any material state securities laws applicable to the issuance of the shares of Parent Common Stock in connection with the transactions contemplated under the Exchange Agreement shall have been complied with and no stop order (or similar order) shall have been issued or threatened in writing in respect of thereof by any applicable state securities commissioner or court of competent jurisdiction.

(e)	Listing. The shares of Parent Common Stock to be issued in the Exchange pursuant to the Exchange Agreement shall have been approved for listing (subject to official notice of issuance) on Nasdaq as of the Closing.

(f)	Value of Exchange Shares. Parent and Fitters Parent shall agree in writing that the Exchange Shares represent mutually acceptable consideration for the acquisition of the Shares. In the event the value of the Exchange Shares is not mutually acceptable to both Parties, the Parties agree to negotiate in good faith an adjustment to the Exchange Shares.

The obligations of Parent to consummate the Transaction are also subject to the satisfaction or waiver in writing prior to the Effective Time of the following conditions:

(a)	Representations and Warranties. The representations and warranties of each of Fitters Parent and the Company contained in the Exchange Agreement and in any certificate delivered to Parent pursuant hereto shall be true and correct as of immediately prior to the Effective Time with the same force and effect as if made at and as of such time (except those representations and warranties that address matters only as of a particular date, which shall be true and correct as of that date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, and Parent shall have received a certificate to such effect signed by the President and the Chief Executive Officer of Fitters Parent and the Company.

(b)	Agreements and Covenants. Each of Fitters Parent and the Company shall have performed in all material respects, or complied with in all material respects, all agreements and covenants required by the Exchange Agreement to be performed or complied with by them prior to the Effective Time, and Parent shall have received a certificate to such effect signed by the President and Chief Executive Officer of Fitters Parent and the Company.

(c)	Certificate of Secretary. Each of Fitters Parent and the Company shall have delivered to Parent a certificate executed by the Secretary of Fitters Parent and the Company, respectively, certifying: (i) resolutions duly adopted by the Board of Directors and shareholders of Fitters Parent and the Company, respectively, authorizing the Exchange Agreement and the Exchange; (ii) only with respect to the Company, the Governing Documents of the Company as in effect immediately prior to the Effective Time, including all amendments thereto; and (iii) the incumbency of the officers of Fitters Parent and the Company, respectively, executing the Exchange Agreement and all agreements and documents contemplated hereby.

(d)	Consents Obtained. All consents, waivers, approvals, authorizations or Orders required to be obtained, and all filings required to be made, by the Company for the authorization, execution and delivery of the Exchange Agreement and the consummation by it of the transactions contemplated hereby shall have been obtained and made by the Company, except for such consents, waivers, approvals, authorizations and Orders, and such filings, which would not be reasonably likely to have a Material Adverse Effect on the Company or the Parent.

(e)	Absence of Material Adverse Effect. Since the date of the Exchange Agreement, there shall not have been any Material Adverse Effect with respect to the Company.

(f)	Company Shareholder Written Consent. The Company Shareholder Written Consent executed by the shareholders of the Company shall be in full force and effect.

(g)	Trademark License Agreement. The Company and Fitters Parent shall enter into a trademark license agreement for use of the “FITTERS” mark and logo, as applicable.

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The obligations of Fitters Parent and the Company to consummate the Transaction are also subject to the satisfaction or waiver in writing prior to the Effective Time of the following conditions:

(a)	Representations and Warranties. The representations and warranties of Parent contained in the Exchange Agreement and in any certificate delivered to the Company pursuant hereto shall be true and correct as of immediately prior to the Effective Time with the same force and effect as if made at and as such time (except those representations and warranties that address matters only as of a particular date, which shall be true and correct as of that date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, and the Company shall have received a certificate to such effect signed by the Chief Executive Officer of Parent.

(b)	Agreements and Covenants. Parent shall have performed in all material respects, or complied with in all material respects, all agreements and covenants required by the Exchange Agreement to be performed or complied with by them prior to the Effective Time, and the Company shall have received a certificate to such effect signed by the Chief Executive Officer of Parent.

(c)	Certificate of Secretary. Parent shall have delivered to the Company a certificate executed by the Secretary of Parent certifying: (i) resolutions duly adopted by the Board of Directors and stockholders of Parent authorizing the Exchange Agreement and the Exchange; (ii) the Certificate of Incorporation and Bylaws of Parent as in effect immediately prior to the Effective Time, including all amendments thereto; and (iii) the incumbency of the officers of Parent executing the Exchange Agreement and all agreements and documents contemplated hereby.

(d)	Consents Obtained. All consents, waivers, approvals, authorizations or Orders required to be obtained, and all filings required to be made, by Parent for the authorization, execution and delivery of the Exchange Agreement and the consummation by it of the transactions contemplated hereby shall have been obtained and made by Parent, except for such consents, waivers, approvals, authorizations and Orders, and such filings, which would not be reasonably likely to have a Material Adverse Effect on Parent.

(e)	Absence of Material Adverse Effect. Since the date of the Exchange Agreement, there shall not have been any Material Adverse Effect on Parent.

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Termination of the Exchange Agreement

The Exchange Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the Exchange by the shareholders of the Company and Parent, unless specified below:

(a)	by mutual written agreement of the Company and Parent duly authorized by the Boards of Directors of the Company and Parent;

(b)	by either the Company or Parent, if the other Party has breached any representation, warranty, covenant or agreement of such other Party set forth in the Exchange Agreement and such breach has resulted or is reasonably be expected to result in a Material Adverse Effect on such other Party or would prevent or materially delay the consummation of the Exchange;

(c)	by either the Company or Parent, if all the conditions to the obligations of such Party for Closing the Exchange shall not have been satisfied or waived on or before the Final Date (as defined below); provided that in the event the SEC has declared effective under the Securities Act the Registration Statement by the Final Date, then either the Company or Parent shall be entitled to extend the Final Date for an additional sixty (60) days in order to hold the Parent Stockholder Meeting and obtain the Parent Stockholder Exchange Vote; provided, however, that the right to terminate the Exchange Agreement pursuant to Section 8.1(c) shall not be available to any Party whose breach of any representation, warranty, covenant or agreement set forth in the Exchange Agreement has been the cause of, or resulted in, such failure;

(d)	by either the Company or Parent, if any Law, permanent injunction or other Order by any Governmental Entity which would make illegal or otherwise restrain or prohibit the consummation of the Exchange shall have been issued, entered, or enacted and shall have become final and nonappealable; provided, however, that the right to terminate the Exchange Agreement pursuant to Section 8.1(d) shall not be available to any Party whose breach of any representation, warranty, covenant or agreement set forth in the Exchange Agreement has been the cause of, or resulted in, the issuance, entry, or enactment of any such Law or Order;

(e)	by either the Company or Parent if (i) the Parent Stockholder Meeting (including any adjournments and postponements thereof) shall have been held and completed and Parent’s stockholders shall have taken a final vote on the Parent Stockholder Matters, and (ii) the Parent Stockholder Exchange Approval Matter shall not have been approved at the Parent Stockholder Meeting (or at any adjournment or postponement thereof) by the Parent Stockholder Exchange Vote; provided, however, that the right to terminate the Exchange Agreement under Section 8.1(e) shall not be available to Parent where the failure to obtain the Parent Stockholder Exchange Vote shall have been caused by the action or failure to act of Parent and such action or failure to act constitutes a material breach by Parent of the Exchange Agreement; or

(f)	by Parent if the Required Company Shareholder Vote shall not have been obtained within two (2) Business Days of the Registration Statement becoming effective in accordance with the provisions of the Securities Act; provided, however, that once the Required Company Shareholder Vote has been obtained, Parent may not terminate the Exchange Agreement pursuant to Section 8.1(d).

As used herein, the “Final Date” shall be September 30, 2025.

Amendment

The Exchange Agreement may be amended with the approval of the respective boards of directors of Fitters Parent, the Company and Parent at any time (whether before or after the adoption and approval of the Exchange Agreement by the Company’s shareholders or before or after obtaining the Parent stockholder vote); provided, however, that after any such approval of the Exchange Agreement by a Party’s stockholders, no amendment shall be made which by Law requires further approval of such stockholders without the further approval of such stockholders. The Exchange Agreement may not be amended except by an instrument in writing signed on behalf of each of Fitters Parent, the Company, and Parent.

Expenses

The Exchange Agreement provides that all fees and expenses incurred by any Party in connection with the Exchange Agreement and the transactions contemplated hereby shall be paid by the Party incurring such fees and expenses. Fees and expenses incurred by any Party in connection with the transactions contemplated by the Exchange Agreement shall include, without limitation, out-of-pocket fees and expenses incurred for legal, financial, accounting and other advisors.

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MATTERS BEING SUBMITTED TO A VOTE OF THE STOCKHOLDERS OF CYCLACEL

Proposal 1: Approval of the Issuance of Common Stock in the Transaction

At the special meeting, stockholders will be asked to approve the issuance of Cyclacel common stock pursuant to the Exchange Agreement. Immediately following the Transaction, (a) current Cyclacel stockholders are expected to own approximately 80.01% of the common stock of Cyclacel and (b) Fitters Parent is expected to own approximately 19.99% of the common stock of Cyclacel, in each case calculated on a pro forma basis after giving effect to the Transaction. These ownership percentages are estimates and are subject to adjustment prior to Closing as set forth in the Exchange Agreement.

The terms of, reasons for and other aspects of the Exchange Agreement, the Transaction and the issuance of the Exchange Shares of Cyclacel pursuant to the Exchange Agreement are described in detail in the sections entitled “The Exchange Agreement” and “The Transaction.” A copy of the Exchange Agreement is attached as Annex A to this proxy statement/prospectus.

Required Vote

The affirmative vote of the holders of a majority of the shares of Cyclacel common stock present in person or represented by proxy at the special meeting is required to approve Proposal 1. Each of Proposals 1, 2 and 3 are conditioned upon each other. Therefore, the Transaction cannot be consummated without the approval of Proposals 1, 2 and 3.

Recommendation of Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” PROPOSAL 1 TO APPROVE THE ISSUANCE OF CYCLACEL COMMON STOCK PURSUANT TO THE EXCHANGE AGREEMENT.

Proposal 2: Approval of the Potential Issuance of Greater than 20% in the Transaction

At the special meeting, stockholders will be asked to approve, for purposes of complying with Nasdaq Listing Rule 5635(d), the potential issuance of more than 20% of the issued and outstanding shares of Cyclacel common stock.

Effect of Proposal on Current Stockholders

If the Nasdaq Proposal is adopted, Cyclacel could potentially issue shares representing more than 20% of the outstanding shares of our common stock in connection with the Transaction. The current formula pursuant to the Exchange Agreement provides for a total number of Exchange Shares to be issued to Fitters Parent equal to 19.99% of the outstanding stock of Cyclacel at the time of the Closing. Because the Exchange Agreement provides for an adjustment of the number of Exchange Shares prior to Closing upon good faith negotiations between the Parties, and the current amount is just under 20%, there is the possibility that the final number of Exchange Shares exceeds 20%. The issuance of such shares would result in dilution to the Cyclacel stockholders and would afford such stockholders a smaller percentage interest in the voting power, liquidation value and aggregate book value of Cyclacel. If the Nasdaq Proposal is adopted, Cyclacel would be able to issue a higher percentage of Exchange Shares of common stock to Fitters Parent as consideration in the Transaction. We anticipate that Fitters Parent will hold 19.99% of our outstanding shares of common stock, and the current Cyclacel stockholders will hold 80.01% of our outstanding common stock immediately following completion of the Transaction but there is no certainty of the final percentages until the Closing.

If Proposal 2 is not approved and we need additional Exchange Shares to consummate the Transaction on its current terms, Cyclacel would be unable to issue such Exchange Shares without being in violation of Nasdaq Listing Rule 5635(d), which could result in the delisting of our securities from the Nasdaq Capital Market. If Nasdaq delists our securities from trading on its exchange, we could face significant material adverse consequences, including:

● a limited availability of market quotations for our securities;

● reduced liquidity with respect to our securities;

● a determination that our shares are a “penny stock,” which will require brokers trading in our securities to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for our securities;

● a limited amount of news and analyst coverage for the post-transaction company; and

● a decreased ability to issue additional securities or obtain additional financing in the future.

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It is a condition to the obligations of the Parties to close the Transaction that our common stock remain listed on The Nasdaq Capital Market. As a result, if Proposal 2 is not adopted, the Transaction may not be completed unless the total number of Exchange Shares to be issued to Fitters Parent equals 19.99% of the outstanding stock of Cyclacel at the time of the Closing. Additional terms of, reasons for and other aspects of the computation of the number of Exchange Shares of Cyclacel pursuant to the Exchange Agreement are described in detail in the sections entitled “The Exchange Agreement” and “The Transaction.” A copy of the Exchange Agreement is attached as Annex A to this proxy statement/prospectus.

Vote Required for Approval

Assuming that a quorum is present at the Meeting, the affirmative vote of holders of a majority of the total votes cast on this Proposal 2 is required. Accordingly, neither a stockholder’s failure to vote online during the special meeting or by proxy, a broker non-vote nor an abstention will be considered a “vote cast,” and thus will have no effect on the outcome of this proposal. Each of Proposals 1, 2 and 3 are conditioned upon each other. Therefore, the Transaction cannot be consummated without the approval of Proposals 1, 2 and 3.

Recommendation of Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” PROPOSAL 2 TO APPROVE, FOR PURPOSES OF COMPLYING WITH NASDAQ LISTING RULE 5635(D), THE POTENTIAL ISSUANCE OF MORE THAN 20% OF THE ISSUED AND OUTSTANDING SHARES OF CYCLACEL COMMON STOCK.

Proposal 3: Approval of Amendment to the Amended and Restated Certificate of Incorporation of the Company

At the special meeting, holders of Cyclacel common stock will be asked to approve the amendment to the amended and restated certificate of incorporation of Cyclacel to (a) change the name of the corporation from “Cyclacel, Inc.” to “Bio Green Med Solution, Inc.”, (b) permit actions by stockholders by written consent, and (c) opt out of the business combination provisions of Section 203 of the DGCL, by filing an amendment to the amended and restated certificate of incorporation at the closing of the Transaction. In addition, holders of Cyclacel common stock will be asked to approve and ratify all prior action by stockholder written consent including without limitation, majority stockholder consents dated March 21, 2025, May 12, 2025 and June 18, 2025. A copy of the proposed amendment to the amended and restated certificate of incorporation is attached as Annex B to this proxy statement/prospectus. The primary reason for the corporate name change is that management believes this will allow for brand recognition of the Company’s business line following the consummation of the Transaction and the reason to permit actions by stockholder written consent and ratification of all prior actions by stockholder written consent is to provide more flexibility to management within the limits of applicable law and allow a majority of stockholders to take action without the time and expense required to call a special meeting of stockholders.

In addition, the Board believes that opting out of the business combination provisions of Section 203 of the DGCL better aligns the Company with its principal stockholders and investors and allows for cost efficiencies and operational flexibility.

Required Vote

The affirmative vote of the holders of a majority of the outstanding shares of common stock entitled to vote on the record date for the special meeting is required for approval of Proposal 3. Each of Proposals 1, 2 and 3 are conditioned upon each other. Therefore, the Transaction cannot be consummated without the approval of Proposals 1, 2 and 3.

Recommendation of Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” PROPOSAL 3 TO APPROVE THE AMENDMENTS TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION.

Proposal 4: Approval of Possible Adjournment of the Special Meeting

If Cyclacel fails to receive a sufficient number of votes to approve Proposals 1, 2 and 3, Cyclacel may propose to adjourn the special meeting, for a period of not more than 30 days, for the purpose of soliciting additional proxies to approve Proposals 1, 2 and 3. Cyclacel currently does not intend to propose adjournment at the special meeting if there are sufficient votes to approve Proposals 1, 2 and 3.

Required Vote

The affirmative vote of the holders of a majority of the shares of Cyclacel common stock present in person or represented by proxy at the special meeting is required to approve Proposal 4.

Recommendation of Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” PROPOSAL 4 TO ADJOURN THE SPECIAL MEETING, IF NECESSARY, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE NOT SUFFICIENT VOTES IN FAVOR OF PROPOSALS 1, 2 AND 3.

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CYCLACEL PHARMACEUTICALS, INC. BUSINESS

Overview

Cyclacel Pharmaceuticals, Inc. (“Cyclacel,” we,” “our,” or the “Company”) is a Delaware corporation formed in 1996. We are a clinical-stage biopharmaceutical company working to develop innovative cancer medicines based on cell cycle, epigenetics and mitosis biology. We are a pioneer company in the field of cancer cell cycle biology with a vision to improve patient healthcare by translating insights in cancer biology into medicines that can overcome resistance and ultimately increase a patient’s overall survival.

The epigenetic/anti-mitotic program is evaluating plogo, a PLK1 inhibitor, in solid tumors and hematological malignancies. Our strategy is to build a diversified biopharmaceutical business based on a pipeline of novel drug candidates addressing oncology and hematology indications.

We have retained rights to commercialize our clinical development candidates and our business objective is to enter into selective partnership arrangements with these programs. Substantially all our efforts to date have been devoted to performing research and development, conducting clinical trials, developing and acquiring intellectual property, raising capital and recruiting and training personnel. As part of the Company’s efforts to reduce operating costs, it has determined to focus on the development of plogo only.

We recently established a wholly-owned subsidiary in Malaysia, BIGM Capital Sdn. Bhd., to act as an investment holding company and other investment activities as deemed suitable at later stage.

Cell Cycle Control Biology

Polo Kinases and other mitotic kinases were first discovered in fruit flies by our former Chief Scientist, Professor David Glover, PhD. PLK1 is a serine/threonine kinase playing a central role in cell division, or mitosis. In particular, PLK1 regulates mitotic entry, spindle formation, mitotic exit and cytokinesis and is an important regulator of the DNA damage checkpoint. Cancer cells are much more sensitive to PLK1 depletion than normal cells with intact cell cycle checkpoints. Inhibiting PLK1 blocks proliferation by prolonged mitotic arrest followed by onset of cancer cell death. The lead drug in our anti-mitotic program is plogosertib, or plogo (formerly known as CYC140).

Clinical Development Pipeline

Our pipeline of innovative medicines aims to provide safe and effective anticancer treatment options to patients combined with the convenience of oral administration. Our preclinical and clinical studies suggests that daily dosing by the oral route is a preferred strategy for both our drugs. We also conducted certain early clinical studies using intravenous (“i.v.”) administration. The aim of the current streamlined studies is to assess safety and identify signals of clinical activity which may lead to registration-enabling outcomes.

The following table summarizes our development programs:

PROGRAM	INDICATION	PHASE
Mitosis Regulation
Plogosertib PLK* inhibitor (oral)	Solid tumors – multiple cohorts defined by tumor histology and a basket cohort	Phase 1/2 to achieve proof of concept #

* PLK: polo-like kinase.

# Study to resume recruitment following introduction of new oral formulation.

We currently retain all global marketing rights to the compounds associated with our clinical-stage drug program.

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Mitosis Regulation Program

Polo-Like-Kinase inhibitor — Plogosertib

In our Polo-like Kinase, or PLK, inhibitor program, we have discovered potent and selective small molecule inhibitors of PLK1. Polo Kinase was discovered by Professor David Glover, our former Chief Scientist.

PLK1 is a serine/threonine kinase with a central role in cell division, or the mitotic phase of the cell cycle, and is an important regulator of the DNA damage checkpoint. PLK1 over-expressing tumors include colorectal, esophageal, gastric, leukemia, lung, lymphoma, ovarian and squamous cell cancers, as well as MYC amplified cancers including breast. Recent data with another PLK1 inhibitor in clinical development suggest that PLK1 inhibition may be effective in KRAS-mutated metastatic colorectal cancer.

Plogo is a novel, small molecule, selective, PLK1 inhibitor which has demonstrated an epigenetic mechanism, potent and selective target inhibition (PLK1 IC50 approximately 3 nM) and impressive efficacy in human tumor xenografts at non-toxic doses. Plogo has improved pharmaceutical properties over earlier, clinical stage, PLK inhibitors. Our translational biology program supports the development of plogo in solid tumor and hematological malignancy indications.

Clinical development

Phase 1/2 Study in advanced solid tumors and lymphomas (CYC140-101, orally dosed)

This open-label Phase 1/2 registration-directed study uses a streamlined design and initially seeks to determine the RP2D for single-agent oral plogo in a dose escalation stage. Once RP2D has been established, the study will enter into proof-of-concept, cohort stage, using a Simon 2-stage design. In this stage plogo will be administered to patients in up to seven mechanistically relevant cohorts including patients with bladder, breast, colorectal (including KRAS mutant), hepatocellular and biliary tract, and lung cancers (both small cell and non-small cell), as well as lymphomas. An additional basket cohort will enroll patients with biomarkers relevant to the drug’s mechanism, including MYC amplified tumors. The protocol allows for expansion of individual cohorts based on response which may allow acceleration of the clinical development and registration plan for plogo.

Fifteen patients have been treated at the first five dose escalation levels with no dose limiting toxicities observed. Stable disease has been observed in pretreated patients with gastrointestinal, lung, and ovarian cancers. A new, alternative salt, oral formulation of plogo with improved bioavailability is under development.

Published preclinical data

Preclinical data presented at the 2016 28th EORTC-NCI-AACR Molecular Targets and Cancer Therapeutics Symposium and at the 2017 Annual Meeting of the American Association of Cancer Research demonstrated the therapeutic potential of plogo as a targeted anti-cancer agent. The data demonstrated that plogo is a selective PLK1 inhibitor which is highly active against both solid and liquid cancer models, preferentially induces growth inhibition and cell death in malignant versus non-malignant cells.

Treatment of proliferating cells with plogo resulted in reduced phosphorylation of the PLK1 substrate phospho-nucleophosmin, accumulation of cells in mitosis and an increase in the proportion of mitotic cells with monopolar spindles, which are all features consistent with PLK1 inhibition. In a cell line panel derived from esophageal cancer and various non-malignant solid tissues, plogo was preferentially cytotoxic to malignant cells. Malignant cells which are sensitive to plogo undergo complete growth inhibition and induction of cell death in response to treatment. In contrast, non-malignant cells are only temporarily arrested and normal cell cycle transit is restored.

Business Strategy

Our clinical development strategy is focused on our program in epigenetics/mitosis control biology. As part of the Company’s efforts to reduce operating costs it has determined to focus on the development of the plogo clinical program only. Fadraciclib, the Company’s other drug development program, is being marketed for sale by the joint liquidators through Hilco Appraisals Limited, a firm of professional valuation agents and will no longer be part of the assets of the Company as of January 2025. We have retained worldwide rights to commercialize plogo.

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Focus on the cell cycle and cancer

Our core area of expertise is in cell cycle biology and our senior management team has extensive experience in research, preclinical and clinical development and sales and marketing. The novel, mechanism-targeted cell cycle drugs we are developing are designed to be highly selective in comparison to conventional chemotherapies, potentially inducing death in cancer cells while sparing most normal cells which may give rise to fewer side-effects. Thus, we believe that we are well placed to exploit the significant opportunities that this area offers for new drug discovery and development.

Develop anticancer drug candidates in all phases of the cell cycle and multiple compounds for particular cell cycle targets

Targeting a broad development program focused on multiple phases of the cell cycle allows us to minimize risk while maximizing the potential for success, and also to develop products that are complementary to one another.

Enter into partnering arrangements selectively, while developing our own sales and marketing capability

We currently retain virtually all marketing rights to the compounds associated with our clinical-stage drug programs. To optimize our commercial return, we intend to enter into selected partnering arrangements and to retain co-promotion rights as appropriate. Generally we plan to develop compounds through the Phase 2 proof-of-efficacy stage before seeking a partner. We may enter into partnering arrangements earlier than Phase 2 proof-of-concept trials where appropriate, or in connection with drug programs outside our core competency in oncology.

Licenses

Some of our programs are based on technology licensed from others. Our breach of an existing license or failure to obtain a license to technology that is required in order to develop, test and commercialize our products may seriously harm our business. In March 2023, we terminated our license agreement with Daiichi Sankyo Co., Ltd. for patents and patent applications covering sapacitabine for commercial reasons.

Patents and Proprietary Technology

Plogosertib Patents and Proprietary Rights

As of June 10, 2025, we have 2 patents granted in the United States, 1 granted by the European Patent Office, or EPO, and 6 granted in other countries worldwide. We have 2 patent applications filed in the United States, 2 filed at the EPO and 16 filed in other countries worldwide.

Intellectual Property Strategy

We consider intellectual property rights to be vital and use a variety of methods to secure, protect and evaluate these rights. These methods include ownership and enforcement of patent rights, patent applications, license agreements with third parties, invention assignment, confidentiality and non-compete agreements with key employees and consultants, material transfer agreements, and trademark protection.

We give priority to obtaining substance of matter claims in the United States, the EPO, Japan and other important markets if such protection is available. We prefer composition of matter claims because they provide us with rights to the compounds themselves, and not merely a particular use. In addition to composition of matter claims, we seek coverage for solid state forms, polymorphic and crystalline forms, medical uses, combination therapies, specific regimens, pharmaceutical forms of our compounds and synthetic routes where available and appropriate. Claims covering combination therapies, specific regimens and pharmaceutical forms can be valuable because the therapeutic effect of pharmaceuticals used in the anticancer field is often enhanced when individual therapeutics are used in particular combinations or dosed in a certain way. The availability of protection in these areas can, however, vary from jurisdiction to jurisdiction and combination claims are particularly difficult to obtain for many inventions.

Since publications in scientific or patent literature often lag behind actual discoveries, we are not certain of being first to make the inventions covered by each of our pending patent applications or the first to file those patent applications. Generally, patent applications are maintained in secrecy for a period of 18 months or more, which increases the uncertainty we face. Moreover, the patent positions of biotechnology and pharmaceutical companies are highly uncertain and involve complex legal and factual questions. As a result, we cannot predict the breadth of claims allowed in biotechnology and pharmaceutical patents, or their enforceability. Third parties or competitors may challenge or circumvent our patents or patent applications, if issued. Because of the extensive time required for development, testing and regulatory review of a potential product, it is possible that before we commercialize any of our products, any related patent may expire, or remain in existence for only a short period following commercialization, thus reducing any advantage of the patent and the commercial opportunity of the product.

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If patents are issued to others containing valid claims that cover our compounds or their manufacture or use or screening assays related thereto, we may be required to obtain licenses to these patents or to develop or obtain alternative technology. We are aware of several published patent applications, and understand that others may exist, that could support claims that, if granted and held valid, would cover various aspects of our developmental programs, including in some cases particular uses of our drug candidate plogo, or other therapeutic candidates, or substances, processes and techniques that we use in the course of our research and development and manufacturing operations.

In addition, we understand that other applications and patents exist relating to potential uses of plogo which are not part of our current clinical programs for those compounds. Although we intend to continue to monitor the pending applications, it is not possible to predict whether these claims will ultimately be allowed or if they were allowed what their breadth would be. In addition, we may need to commence litigation to enforce any patents issued to us or to determine the scope and validity of third-party proprietary rights. For example, in one case we opposed a European patent relating to human aurora kinase and the patent was finally revoked (no appeal was filed). Litigation would create substantial costs. We are aware that other patents exist that claim substances, processes, techniques and methods of use, which, if held valid, could potentially restrict the scope of our research, development or manufacturing operations. If competitors prepare and file patent applications in the United States that claim technology that we also claim, we may have to participate in interference proceedings in the United States Patent and Trademark Office to determine which invention has priority. These proceedings could result in substantial costs, even if the eventual outcome is favorable to us. An adverse outcome in litigation could subject us to significant liabilities to third parties and require us to seek licenses of the disputed rights from third parties or to cease using the technology, even a therapeutic product, if such licenses are unavailable or too expensive. Issued patents for plogo cover the United States, EPO and six other countries.

Manufacturing

We have no in-house manufacturing capabilities and have no current plans to establish manufacturing facilities for significant clinical or commercial production. We have no direct experience in manufacturing commercial quantities of any of our products, and we currently lack the resources or capability to manufacture any of our products on a clinical or commercial scale. As a result, we are dependent on corporate partners, licensees or other third parties for the manufacturing of clinical (and eventually commercial) scale quantities of all of our products. We believe that this strategy will enable us to direct operational and financial resources to the development of our product candidate rather than diverting resources to establishing a manufacturing infrastructure.

Government Regulation

The FDA and comparable regulatory agencies in state and local jurisdictions, as well as in foreign countries, impose substantial regulatory requirements upon the clinical development, manufacture, marketing and distribution of drugs. These agencies and other federal, state and local authorities regulate research and development activities and the testing, manufacture, quality control, import, export, safety, efficacy, labeling, packaging, storage, distribution, record keeping, approval, advertising, promotion, marketing, post-approval monitoring, and post-approval reporting of drug products, such as those we are developing. Along with our third-party contractors, we will be required to navigate the various preclinical, clinical and commercial approval requirements of the governing regulatory agencies of the countries in which we wish to conduct studies or seek approval or licensure of plogo or any of its product candidates. The process of obtaining regulatory approvals and the subsequent compliance with appropriate federal, state, local, and foreign statutes and regulations require the expenditure of substantial time and financial resources.

For example, in the United States, the FDA regulates drugs under the Federal Food, Drug and Cosmetic Act and its implementing regulations. The process required by the FDA before our drug candidates may be marketed in the United States generally involves the following:

●	completion of extensive nonclinical laboratory tests, which may include animal studies and formulation studies, all performed in accordance with the FDA’s good laboratory practice, or GLP, regulations;

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●	submission to the FDA of an investigational new drug application, or IND, which must become effective before clinical trials may begin and must be updated annually or when significant changes are made;

●	approval by an Institutional Review Board (“IRB”) or ethics committee at each clinical site before the trial is initiated at such sites;

●	performance of adequate and well-controlled clinical trials in accordance with good clinical practice, or GCP, and other clinical-trial related regulations to establish the safety and efficacy of the drug candidate for each proposed indication;

●	preparation and submission of a new drug application (“NDA”), to the FDA;

●	a determination by the FDA within 60 days of its receipt of an NDA to file the application for review;

●	satisfactory completion of an FDA Advisory Committee review, if applicable;

●	satisfactory completion of an FDA pre-approval inspection of the manufacturing facilities at which the product is produced to assess compliance with current good manufacturing practice requirements, or cGMP, regulations;

●	potential audit of selected clinical trial sites to assess compliance with GCP and the integrity of the clinical data submitted in support of the NDA; and

●	FDA review and approval of the NDA to permit commercial marketing of the drug product for particular approved indications for use in the United States.

This testing and approval process requires substantial time, effort and financial resources, and we cannot be certain that any approvals for our drug candidates will be granted on a timely basis, if at all.

Preclinical development

Before testing any drug product candidate, including plogo, our sole current product candidate, in humans, the product candidate must undergo rigorous preclinical testing. Preclinical and other nonclinical tests generally include laboratory evaluation of product chemistry, formulation and stability, as well as studies to evaluate toxicity in animals. The Consolidated Appropriations Act for 2023, signed into law on December 29, 2022, (P.L. 117-328) amended the FDCA and the Public Health Service Act to specify that nonclinical testing for drugs may, but is not required to, include in vivo animal testing. According to the amended language, a sponsor may fulfill nonclinical testing requirements by completing various in vitro assays (e.g., cell-based assays, organ chips, or micro-physiological systems), in silico studies (i.e., computer modeling), other human or nonhuman biology-based tests (e.g., bioprinting), or in vivo animal tests. The conduct of preclinical studies is subject to federal regulations and requirements, including GLP regulations for safety/toxicology studies. Some long-term preclinical testing, such as animal tests of reproductive adverse events and carcinogenicity, may continue after an IND for an investigational drug candidate is submitted to the FDA and human clinical trials have been initiated.

The results of preclinical tests, together with manufacturing information and analytical data, are submitted as part of an IND to the FDA. An IND must become effective before human clinical trials begin. The IND automatically becomes effective 30 days after receipt by the FDA, unless the FDA, within the 30-day time period, issues a notice expressly authorizing the proposed trial to proceed or raises concerns or questions about the adequacy or safety of the preclinical testing or the proposed conduct of the clinical trial, including concerns that human research subjects will be exposed to unreasonable health risks. If FDA raises concerns or places the trial on clinical hold, the IND sponsor and the FDA must resolve any outstanding concerns before the clinical trial can begin. Our submission of an IND, or those of our collaborators, may therefore not result in FDA authorization to commence a clinical trial. A separate submission to an existing IND must also be made for each successive clinical trial conducted during product development. Further, an independent institutional review board, or IRB, for each medical center proposing to conduct the clinical trial (or a central IRB) must review and approve the plan for any clinical trial before such trial commences at that site and the designated IRB must monitor the clinical trial until completed. The FDA or the clinical trial sponsor may suspend a clinical trial at any time on various grounds, including a finding that the subjects or patients are being exposed to an unacceptable health risk. Clinical testing also must satisfy extensive good clinical practice, or GCP, requirements, including those relating to informed consent.

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Clinical Trials

For purposes of an NDA submission, clinical trials are typically conducted in the following three sequential phases, which may overlap:

■	Phase 1: The clinical trials are initially conducted in a limited population to test the drug candidate for safety, dose tolerance, absorption, metabolism, distribution and excretion in healthy humans. In the case of some products for severe or life-threatening diseases, such as cancer, especially when the product may be too inherently toxic to ethically administer to healthy volunteers, the initial human testing is often conducted in patients. Phase 1 clinical trials can be designed to evaluate the impact of the drug candidate in combination with currently approved drugs.

■	Phase 2: These clinical trials are generally conducted in a limited patient population to identify possible adverse effects and safety risks, to evaluate preliminary efficacy of the drug candidate for specific targeted indications and to determine dose tolerance and optimal dosage. Multiple Phase 2 clinical trials may be conducted by the sponsor to obtain information prior to beginning larger and more expensive Phase 3 clinical trial.

■	Phase 3: These clinical trials are commonly referred to as pivotal clinical trials. If the Phase 2 clinical trials demonstrate that a dose range of the drug candidate is effective and has an acceptable safety profile, Phase 3 clinical trials are then undertaken in large patient populations to further evaluate dosage, to provide substantial evidence of clinical efficacy and to further test for safety in an expanded and diverse patient population at multiple, geographically dispersed clinical trial sites. These trials are intended to establish the overall risk-benefit ratio of the product candidate and provide, if appropriate, an adequate basis for product labeling. Phase 3 trials typically include comparisons with placebo and/or other comparator treatments. The duration of treatment is often extended to mimic the actual use of a product during marketing.

In some cases, the FDA may condition approval of an NDA for a drug candidate on the sponsor’s agreement to conduct a Phase 4, which includes additional clinical trials to further assess the drug’s safety and effectiveness after NDA approval.

In the Consolidated Appropriations Act for 2023, Congress amended the FDCA to require sponsors of a Phase 3 clinical trial, or other “pivotal study” of a new drug to support marketing authorization, to submit a diversity action plan for such clinical trial. The action plan must include the sponsor’s diversity goals for enrollment, as well as a rationale for the goals and a description of how the sponsor will meet them. A sponsor must submit a diversity action plan to FDA by the time the sponsor submits the trial protocol to the agency for review. The FDA may grant a waiver for some or all of the requirements for a diversity action plan. It is unknown at this time how the diversity action plan may affect Phase 3 trial planning and timing or what specific information FDA will expect in such plans, but if FDA objects to a sponsor’s diversity action plan and requires the sponsor to amend the plan or take other actions, it may delay trial initiation.

Progress reports detailing the results of the clinical trials must be submitted at least annually to the FDA and more frequently if unexpected serious adverse events, or SAEs, occur. The FDA or the sponsor may suspend or terminate a clinical trial at any time on various grounds, including a finding that the research subjects or patients are being exposed to an unacceptable health risk. Similarly, an IRB can suspend or terminate approval of a clinical trial at its institution if the clinical trial is not being conducted in accordance with the clinical protocol, GCP, or other IRB requirements or if the drug has been associated with unexpected serious harm to patients.

NDA Submission and Review by the FDA

Assuming successful completion of all required testing in accordance with all applicable regulatory requirements, the results of product development, preclinical studies and clinical trials are submitted to the FDA as part of an NDA requesting approval to market the product for one or more indications. The NDA must contain proof of the product candidate’s safety and substantial evidence of effectiveness for its proposed indication or indications in the form of relevant data available from pertinent preclinical and clinical studies, including negative or ambiguous results as well as positive findings, together with detailed information relating to the product’s chemistry, manufacturing, controls, and proposed labeling, among other things. In particular, a marketing application must demonstrate that the manufacturing methods and quality controls used to produce the drug product are adequate to preserve the drug’s identity, strength, quality, and purity. Data can come from company-sponsored clinical studies intended to test the safety and effectiveness of the use of the product, or from a number of alternative sources, including studies initiated by investigators. FDA approval of an NDA must be obtained before the corresponding drug may be marketed in the United States.

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The FDA reviews all NDAs submitted to determine if they are substantially complete before it accepts them for filing and may request additional information rather than accepting a submission for filing. The FDA must make a decision on accepting an NDA for filing within 60 days of receipt and must inform the sponsor by the 74th day after the FDA’s receipt of the submission whether the application is sufficiently complete to permit substantive review. The FDA may refuse to file any submission that it deems incomplete or not properly reviewable at the time of submission and may request additional information. In this event, the marketing application must be resubmitted with the additional information requested by the agency. The resubmitted application is also subject to review before the FDA accepts it for filing.

During the review process, the FDA reviews the NDA to determine, among other things, whether the product is safe and effective and whether the facility in which it is manufactured, processed, packed, or held meets standards designed to assure the product’s continued strength, quality, and purity. The FDA may refer any NDA, including applications for novel drug candidates which present difficult questions of safety or efficacy to an advisory committee to provide clinical insight on application review questions. Typically, an advisory committee is a panel of independent experts, including clinicians and other scientific experts that reviews, evaluates and provides a recommendation as to whether the application should be approved and under what conditions. The FDA is not bound by the recommendation of an advisory committee, but it considers such recommendations carefully when making final decisions on approval.

Under the Pediatric Research Equity Act, or PREA, amendments to the FDCA, an NDA or supplement to an NDA must contain data that are adequate to assess the safety and efficacy of the product candidate for the claimed indications in all relevant pediatric populations and to support dosing and administration for each pediatric population for which the product is safe and effective. The FDA may grant deferrals for submission of pediatric data or full or partial waivers. The PREA requires a sponsor that is planning to submit a marketing application for a product that includes a new active ingredient, new indication, new dosage form, new dosing regimen or new route of administration to submit an initial Pediatric Study Plan, or PSP, within sixty days of an end-of-Phase 2 meeting or, if there is no such meeting, as early as practicable before the initiation of the Phase 3 or Phase 2/3 clinical trial. The initial PSP must include an outline of the pediatric study or studies that the sponsor plans to conduct, including trial objectives and design, age groups, relevant endpoints and statistical approach, or a justification for not including such detailed information, and any request for a deferral of pediatric assessments or a full or partial waiver of the requirement to provide data from pediatric studies along with supporting information. The FDA and the sponsor must reach an agreement on the PSP. A sponsor can submit amendments to an agreed upon initial PSP at any time if changes to the pediatric plan need to be considered based on data collected from pre-clinical studies, early-phase clinical trials or other clinical development programs.

If regulatory approval of a product is granted, such approval is limited to the conditions of use (e.g., patient population, indication) described in the application and may entail further limitations on the indicated uses for which such product may be marketed. For example, the FDA may approve the NDA with a Risk Evaluation and Mitigation Strategy, or REMS, plan to mitigate risks, which could include medication guides, physician communication plans, or elements to assure safe use, such as restricted distribution methods, patient registries and other risk minimization tools. The FDA determines the requirement for a REMS, as well as the specific REMS provisions, on a case-by-case basis. If the FDA concludes a REMS plan is needed, the sponsor of the NDA must submit a proposed REMS. The FDA will not approve an NDA without a REMS, if one is required. The FDA also may condition approval on, among other things, changes to proposed labeling (e.g., adding contraindications, warnings or precautions) or the development of adequate controls and specifications. Once approved, the FDA may withdraw the product approval if compliance with pre- and post-marketing regulatory standards is not maintained or if problems occur after the product reaches the marketplace. The FDA may require one or more Phase 4 post-market studies and surveillance to further assess and monitor the product’s safety and effectiveness after commercialization and may limit further marketing of the product based on the results of these post-marketing studies. After approval, some types of changes to the approved product, such as adding new indications, manufacturing changes and additional labeling claims, are subject to further testing requirements and FDA review and approval. In addition, new government requirements, including those resulting from new legislation, may be established, or the FDA’s policies may change, which could delay or prevent regulatory approval of our products under development.

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Fast Track, Priority Review, and Breakthrough Therapy Designations

A sponsor may seek approval of its product candidate under programs designed to accelerate FDA’s review and approval of new drugs and biological products that meet certain criteria. Specifically, new drugs and biological products are eligible for fast track designation if they are intended to treat a serious or life-threatening condition and demonstrate the potential to address unmet medical needs for the condition. Fast track designation provides increased opportunities for sponsor interactions with the FDA during preclinical and clinical development, in addition to the potential for rolling review once a marketing application is filed, meaning that the FDA may consider for review sections of the NDA or BLA on a rolling basis before the complete application is submitted, if the sponsor provides a schedule for the submission of the sections of the application, the FDA agrees to accept the sections and determines that the schedule is acceptable, and the sponsor pays any required user fees upon submission of the first section of the application. A fast track designated product candidate may also qualify for accelerated approval (described below) or priority review, under which the FDA sets the target date for FDA action on the NDA or BLA at six months after the FDA accepts the application for filing.

Priority review is granted when there is evidence that the proposed product would be a significant improvement in the safety or effectiveness of the treatment, diagnosis, or prevention of a serious condition. Significant improvement may be illustrated by evidence of increased effectiveness in the treatment of a condition, elimination or substantial reduction of a treatment-limiting drug reaction, documented enhancement of patient compliance that may lead to improvement in serious outcomes, or evidence of safety and effectiveness in a new subpopulation. If criteria are not met for priority review, the application is subject to the standard FDA review period of 10 months after FDA accepts the application for filing.

In addition, a sponsor may seek FDA designation of its product candidate as a breakthrough therapy if the product candidate is intended, alone or in combination with one or more other drugs or biologics, to treat a serious or life-threatening disease or condition and preliminary clinical evidence indicates that the therapy may demonstrate substantial improvement over existing therapies on one or more clinically significant endpoints, such as substantial treatment effects observed early in clinical development. Breakthrough therapy designation provides all the features of fast track designation in addition to intensive guidance on an efficient development program beginning as early as Phase 1, and FDA organizational commitment to expedited development, including involvement of senior managers and experienced review and regulatory staff in a proactive, collaborative, cross-disciplinary review, where appropriate. A drug designated as breakthrough therapy is also eligible for accelerated approval if the relevant criteria are met.

Even if a product qualifies for one or more of these programs, the FDA may later decide that the product no longer meets the conditions for qualification or decide that the time period for FDA review or approval will not be shortened. fast track, priority review and breakthrough therapy designations do not change the scientific or medical standards for approval or the quality of evidence necessary to support approval but may expedite the development or approval process.

Accelerated Approval

In addition, products studied for their safety and effectiveness in treating serious or life-threatening illnesses and that provide meaningful therapeutic benefit over existing treatments may receive accelerated approval from the FDA and may be approved on the basis of adequate and well-controlled clinical trials establishing that the drug product has an effect on a surrogate endpoint that is reasonably likely to predict clinical benefit. The FDA may also grant accelerated approval for such a drug or biologic when it has an effect on an intermediate clinical endpoint that can be measured earlier than an effect on irreversible morbidity or mortality, or IMM, and that is reasonably likely to predict an effect on IMM or other clinical benefit, taking into account the severity, rarity, or prevalence of the condition and the availability or lack of alternative treatments. As a condition of approval, the FDA may require that a sponsor of a drug or biologic receiving accelerated approval perform post-marketing clinical trials to verify and describe the predicted effect on IMM or other clinical endpoint, and the product may be subject to expedited withdrawal procedures. Drugs and biologics granted accelerated approval must meet the same statutory standards for safety and effectiveness as those granted traditional approval.

The accelerated approval pathway is usually contingent on a sponsor’s agreement to conduct, in a diligent manner, additional post-approval confirmatory studies to verify and describe the product candidate’s clinical benefit. As a result, a product candidate approved on this basis is subject to rigorous post-marketing compliance requirements, including the completion of Phase 4 or post-approval clinical trials to confirm the effect on the clinical endpoint. Failure to conduct required post-approval studies, or to confirm the predicted clinical benefit of the product during post-marketing studies, would allow the FDA to withdraw approval of the product. As part of the Consolidated Appropriations Act for 2023, Congress provided FDA additional statutory authority to mitigate potential risks to patients from continued marketing of ineffective drugs or biologics previously granted accelerated approval. Under the act’s amendments to the FDCA, FDA may require the sponsor of a product granted accelerated approval to have a confirmatory trial underway prior to approval. The sponsor must also submit progress reports on a confirmatory trial every six months until the trial is complete, and such reports are published on FDA’s website. The amendments also give FDA the option of using expedited procedures to withdraw product approval if the sponsor’s confirmatory trial fails to verify the claimed clinical benefits of the product. All promotional materials for product candidates being considered and approved under the accelerated approval program are subject to prior review by the FDA.

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Special Protocol Assessment

If a Phase 2 clinical trial is the subject of discussion at an end-of-Phase 2 meeting with the FDA, a sponsor may be able to request a Special Protocol Assessment, or SPA, the purpose of which is to reach agreement with the FDA on the design of the Phase 3 clinical trial protocol design and analysis that will form the primary basis of an efficacy claim. If such an agreement is reached, it will be documented and made part of the administrative record, and it will be binding on the FDA and may not be changed unless the sponsor fails to follow the agreed-upon protocol, data supporting the request are found to be false or incomplete, or the FDA determines that a substantial scientific issue essential to determining the safety or effectiveness of the drug was identified after the testing began. Even if an SPA is agreed to, approval of the NDA is not guaranteed because a final determination that an agreed-upon protocol satisfies a specific objective, such as the demonstration of efficacy, or supports an approval decision, will be based on a complete review of all the data in the NDA.

Orphan Drugs

Under the Orphan Drug Act, the FDA may grant orphan drug designation to a drug intended to treat a rare disease or condition, defined as a disease or condition with a patient population of fewer than 200,000 individuals in the United States, or a patient population greater than 200,000 individuals in the United States and when there is no reasonable expectation that the cost of developing and making available the drug in the United States will be recovered from sales in the United States for that drug. Orphan drug designation must be requested before submitting a marketing application. After the FDA grants orphan drug designation, the generic identity of the therapeutic agent and its potential orphan use are disclosed publicly by the FDA.

If a drug product that has orphan drug designation subsequently receives the first FDA approval for a particular active ingredient for the disease for which it has such designation, the product is entitled to orphan product exclusivity, which means that the FDA may not approve any other applications, including a full NDA, to market the same drug for the same indication for seven years, except in limited circumstances, such as a showing of clinical superiority to the product with orphan product exclusivity or if FDA finds that the holder of the orphan product exclusivity has not shown that it can assure the availability of sufficient quantities of the orphan product to meet the needs of patients with the disease or condition for which the drug was designated. Orphan product exclusivity does not prevent the FDA from approving a different drug for the same disease or condition, or the same drug for a different disease or condition. Among the other benefits of orphan drug designation are tax credits for certain research and a waiver of the NDA application user fee.

Patent term restoration

Depending upon the timing, duration and specifics of FDA approval of the use of our product candidate, some of our United States patents may be eligible for limited patent term extension under the Hatch-Waxman Act. The Hatch-Waxman Act permits a patent restoration term of up to five years as compensation for patent term lost during product development and the FDA regulatory review process. However, patent term restoration cannot extend the remaining term of a patent beyond a total of 14 years from the product candidate’s approval date. The patent term restoration period is generally one half of the time between the effective date of an IND and the submission date of an NDA, plus the time between the submission date of the NDA and the approval of that application, except that the review period is reduced by any time during which the applicant failed to exercise due diligence. Only one patent applicable to an approved product candidate is eligible for the extension and the application for extension must be made prior to expiration of the patent. The USPTO, in consultation with the FDA, reviews and approves the application for any patent term extension or restoration. In the future, we intend to apply for restorations of patent term for some of our currently owned or licensed patents to add patent life beyond their current expiration date, depending on the expected length of clinical trials and other factors involved in the submission of the relevant NDA.

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Post-approval requirements

Following approval of a new product, the manufacturer and the approved product are subject to pervasive and continuing regulation by the FDA, including, among other things, monitoring and recordkeeping activities, reporting of adverse experiences with the product, product sampling and distribution restrictions, complying with promotion and advertising requirements, which include restrictions on promoting drugs for unapproved uses or patient populations (i.e., “off-label use”) and limitations on industry-sponsored scientific and educational activities. The manufacturer and its products are also subject to similar post-approval requirements by regulatory authorities comparable to FDA in jurisdictions outside of the United States where the products are approved. Although physicians may prescribe legally available products for off-label uses, manufacturers may not market or promote such uses.

FDA regulations require that products be manufactured in specific approved facilities and in accordance with cGMPs. The cGMP regulations include requirements relating to organization of personnel, buildings and facilities, equipment, control of components and drug product containers and closures, production and process controls, packaging and labeling controls, holding and distribution, laboratory controls, records and reports and returned or salvaged products. The manufacturing facilities for our product candidate must meet applicable cGMP requirements to the FDA’s or comparable foreign regulatory authorities’ satisfaction before any product is approved and our commercial products can be manufactured. We rely, and expect to continue to rely, on third parties for the production of clinical (and ultimately commercial) quantities of our products in accordance with cGMP regulations. These manufacturers must comply with cGMP regulations that require, among other things, quality control and quality assurance, the maintenance of records and documentation and the obligation to investigate and correct any deviations from cGMP. Manufacturers and other entities involved in the manufacture and distribution of approved drugs are required to register their establishments with the FDA and certain state agencies and are subject to periodic prescheduled or unannounced inspections by the FDA and certain state agencies for compliance with cGMP and other laws. Accordingly, manufacturers must continue to expend time, money and effort in the area of production and quality control to maintain cGMP compliance. Future inspections by the FDA and other regulatory agencies may identify compliance issues at the facilities of our CMOs that may disrupt production or distribution or require substantial resources to correct. In addition, the discovery of conditions that violate these rules, including failure to conform to cGMPs, could result in enforcement actions, and the discovery of problems with a product after approval may result in restrictions on a product, manufacturer or holder of an approved NDA, including voluntary recall and regulatory sanctions as described below.

Once an approval or clearance of a drug is granted, the FDA may withdraw the approval if compliance with regulatory requirements and standards is not maintained or if problems occur after the product reaches the market. Later discovery of previously unknown problems with a product, including adverse events of unanticipated severity or frequency, or with manufacturing processes, or failure to comply with regulatory requirements, may result in mandatory revisions to the approved labeling to add new safety information; imposition of post-market or clinical trials to assess new safety risks; or imposition of distribution or other restrictions under a REMS program. Other potential consequences include, among other things:

●	restrictions on the marketing or manufacturing of the product, complete withdrawal of the product from the market or product recalls;

●	fines, warning letters or other enforcement-related letters or clinical holds on post-approval clinical trials;

●	refusal of the FDA to approve pending marketing applications or supplements to approved marketing authorizations, or suspension or revocation of product approvals;

●	product seizure or detention, or refusal to permit the import or export of products;

●	injunctions or the imposition of civil or criminal penalties; and

●	consent decrees, corporate integrity agreements, debarment, or exclusion from federal health care programs; or mandated modification of promotional materials and labeling and the issuance of corrective information.

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In addition, the distribution of prescription pharmaceutical products is subject to the Prescription Drug Marketing Act, or PDMA, which regulates the distribution of drugs and drug samples at the federal level and sets minimum standards for the registration and regulation of drug distributors by the states. Both the PDMA and state laws limit the distribution of prescription pharmaceutical product samples and impose requirements to ensure accountability in distribution. Most recently, the Drug Supply Chain Security Act, or DSCSA, was enacted with the aim of building an electronic system to identify and trace certain prescription drugs distributed in the United States. The DSCSA mandates phased-in and resource-intensive obligations for pharmaceutical manufacturers, wholesale distributors, and dispensers over a 10-year period that was initially expected to culminate in November 2023. In August 2023, the FDA announced “a 1-year stabilization period to accommodate additional time” needed by pharmaceutical supply chain stakeholders. Since then, the deadline has been pushed further with an additional year into 2025. The DSCSA’s new 2025 deadline for manufacturers and repackagers is May 27, 2025. From time to time, new legislation and regulations may be implemented that could significantly change the statutory provisions governing the approval, manufacturing and marketing of products regulated by the FDA. It is impossible to predict whether further legislative or regulatory changes will be enacted, whether FDA regulations, guidance or interpretations will be changed or what the impact of such changes, if any, may be.

Other U.S. health care laws and regulations

The majority of states also have statutes or regulations similar to the aforementioned federal laws, some of which are broader in scope and apply to items and services reimbursed under Medicaid and other state programs, or, in several states, apply regardless of the payor. Some state laws require pharmaceutical companies to comply with the pharmaceutical industry’s voluntary compliance guidelines, or the relevant compliance guidance promulgated by the federal government, in addition to requiring drug manufacturers to report information related to payments to physicians and other health care providers or marketing expenditures to the extent that those laws impose requirements that are more stringent than the Physician Payments Sunshine Act. State and foreign laws also govern the privacy and security of health information in some circumstances, many of which differ from each other in significant ways and often are not preempted by HIPAA, thus complicating compliance efforts.

Because of the breadth of these laws and the narrowness of their exceptions and safe harbors, it is possible that business activities can be subject to challenge under one or more of such laws. The scope and enforcement of each of these laws is uncertain and subject to rapid change in the current environment of healthcare reform, especially in light of the lack of applicable precedent and regulations. Federal and state enforcement bodies have recently increased their scrutiny of interactions between healthcare companies and healthcare providers, which has led to a number of investigations, prosecutions, convictions and settlements in the healthcare industry.

Ensuring that business arrangements with third parties comply with applicable healthcare laws and regulations is costly and time consuming. If business operations are found to be in violation of any of the laws described above or any other applicable governmental regulations a pharmaceutical manufacturer may be subject to penalties, including civil, criminal and administrative penalties, damages, fines, disgorgement, individual imprisonment, exclusion from governmental funded healthcare programs, such as Medicare and Medicaid, contractual damages, reputational harm, diminished profits and future earnings, additional reporting obligations and oversight if subject to a corporate integrity agreement or other agreement to resolve allegations of non-compliance with these laws, and curtailment or restructuring of operations, any of which could adversely affect a pharmaceutical manufacturer’s ability to operate its business and the results of its operations.

Regulation outside of the United States

In addition to regulations in the United States, we will be subject to a variety of foreign regulations governing clinical trials and commercial sales and distribution of our products outside of the United States. Whether or not we obtain FDA approval for a product candidate, we must obtain approval by the comparable regulatory authorities of foreign countries or economic areas, such as the 28-member European Union, before we commence clinical trials or market products in those countries or areas. The approval process and requirements governing the conduct of clinical trials, product licensing, pricing and reimbursement vary greatly between countries and jurisdictions and can involve additional testing and additional administrative review periods. The time required to obtain approval in other countries and jurisdictions might differ from and be longer than that required to obtain FDA approval. Regulatory approval in one country or jurisdiction does not ensure regulatory approval in another, but a failure or delay in obtaining regulatory approval in one country or jurisdiction may negatively impact the regulatory process in others.

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European Union drug development, review and approval

In the European Union, our product candidate also may be subject to extensive regulatory requirements. As in the United States, medicinal products can be marketed only if a marketing authorization from the competent regulatory agencies has been obtained. Similar to the United States, the various phases of pre-clinical and clinical research in the European Union are subject to significant regulatory controls.

The Clinical Trials Directive 2001/20/EC, the Directive 2005/28/EC on GCP, and the related national implementing provisions of the individual EU Member States govern the system for the approval of clinical trials in the European Union. Under this system, an applicant must obtain prior approval from the competent national authority of the EU Member States in which the clinical trial is to be conducted. Furthermore, the applicant may only start a clinical trial at a specific study site after the competent ethics committee has issued a favorable opinion. The clinical trial application must be accompanied by, among other documents, an IMPD (the Common Technical Document) with supporting information prescribed by Directive 2001/20/EC, Directive 2005/28/EC, and where relevant the implementing national provisions of the individual EU Member States and further detailed in applicable guidance documents. All suspected unexpected serious adverse reactions to the investigated drug that occurred during the clinical trial have to be reported to the competent national authority and the Ethics Committee of the Member State where they occurred.

Under the EU’s new Clinical Trials Regulation, which took effect in January 2022, there will be a centralized application procedure where one EU Member State’s competent authority takes the lead in reviewing part I of the application, which contains scientific and medicinal product documentation, and the other national authorities only have limited involvement. Part II, which contains the national and patient-level documentation, will be assessed individually by each EU Member State. Strict deadlines have been established for the assessment of clinical trial applications. The role of the relevant ethics committees in the assessment procedure will continue to be governed by the national law of the competent EU Member State. Any substantial changes to the trial protocol or other information submitted with the CTA must be notified to or approved by the relevant competent authorities and ethics committees. Medicines used in clinical trials must be manufactured in accordance with good manufacturing practices. Other national and EU-wide regulatory requirements may also apply. Currently, the extent to which clinical trials will be governed by the Clinical Trials Regulation will depend on when the clinical trial is initiated or on the duration of an ongoing trial. As of January 2023, all new clinical trials must comply with the Clinical Trials Regulation. In addition, any clinical trial that was already under way as of January 1, 2023 and continues for more than three years from the day on which the Clinical Trials Regulation becomes applicable (i.e., January 31, 2025), the Clinical Trials Regulation will at that time begin to apply to the clinical trial. To obtain a marketing authorization of a drug in the European Union, we may submit marketing authorization applications, or MAA, either under the so-called centralized or national authorization procedures.

Centralized procedure

The centralized procedure provides for the grant of a single marketing authorization following a favorable opinion by the European Medicines Agency, or EMA, that is valid in all EU member states, as well as Iceland, Liechtenstein and Norway. The centralized procedure is compulsory for medicines produced by specified biotechnological processes, products designated as orphan medicinal products, advanced-therapy medicines (such as gene-therapy, somatic cell-therapy or tissue-engineered medicines) and products with a new active substance indicated for the treatment of specified diseases, such as HIV/AIDS, cancer, diabetes, neurodegenerative disorders or autoimmune diseases and other immune dysfunctions and viral diseases. The centralized procedure is optional for products that represent a significant therapeutic, scientific or technical innovation, or whose authorization would be in the interest of public health. Under the centralized procedure the maximum timeframe for the evaluation of an MAA by the EMA is 210 days, excluding clock stops, when additional written or oral information is to be provided by the applicant in response to questions asked by the Committee for Medicinal Products for Human Use, or the CHMP. Accelerated assessment might be granted by the CHMP in exceptional cases, when a medicinal product is expected to be of a major public health interest, particularly from the point of view of therapeutic innovation. The timeframe for the evaluation of an MAA under the accelerated assessment procedure is 150 days, excluding stop-clocks.

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National authorization procedures

There are also two other possible routes to authorize medicinal products in several EU countries, which are available for investigational medicinal products that fall outside the scope of the centralized procedure:

●	Decentralized procedure. Using the decentralized procedure, an applicant may apply for simultaneous authorization in more than one EU country of medicinal products that have not yet been authorized in any EU country and that do not fall within the mandatory scope of the centralized procedure.

●	Mutual recognition procedure. In the mutual recognition procedure, a medicine is first authorized in one EU Member State, in accordance with the national procedures of that country. Following this, further marketing authorizations can be sought from other EU countries in a procedure whereby the countries concerned agree to recognize the validity of the original, national marketing authorization.

Under the above described procedures, before granting the marketing authorization, the EMA or the competent authorities of the Member States of the EEA make an assessment of the risk-benefit balance of the product on the basis of scientific criteria concerning its quality, safety and efficacy.

Conditional approval

In specific circumstances, E.U. legislation (Article 14(7) Regulation (EC) No 726/2004 and Regulation (EC) No 507/2006 on Conditional Marketing Authorizations for Medicinal Products for Human Use) enables applicants to obtain a conditional marketing authorization prior to obtaining the comprehensive clinical data required for an application for a full marketing authorization. Such conditional approvals may be granted for product candidates (including medicines designated as orphan medicinal products) if (1) the risk-benefit balance of the product candidate is positive, (2) it is likely that the applicant will be in a position to provide the required comprehensive clinical trial data, (3) the product fulfills unmet medical needs and (4) the benefit to public health of the immediate availability on the market of the medicinal product concerned outweighs the risk inherent in the fact that additional data are still required. A conditional marketing authorization may contain specific obligations to be fulfilled by the marketing authorization holder, including obligations with respect to the completion of ongoing or new studies, and with respect to the collection of pharmacovigilance data. Conditional marketing authorizations are valid for one year, and may be renewed annually, if the risk-benefit balance remains positive, and after an assessment of the need for additional or modified conditions or specific obligations. The timelines for the centralized procedure described above also apply with respect to the review by the CHMP of applications for a conditional marketing authorization.

European Union regulatory exclusivity

In the European Union, new products authorized for marketing (i.e., reference products) qualify for eight years of data exclusivity and an additional two years of market exclusivity upon marketing authorization. The data exclusivity period prevents generic or biosimilar applicants from relying on the pre-clinical and clinical trial data contained in the dossier of the reference product when applying for a generic or biosimilar marketing authorization in the European Union during a period of eight years from the date on which the reference product was first authorized in the European Union. The market exclusivity period prevents a successful generic or biosimilar applicant from commercializing its product in the EU until ten years have elapsed from the initial authorization of the reference product in the EU. The ten-year market exclusivity period can be extended to a maximum of eleven years if, during the first eight years of those ten years, the marketing authorization holder obtains an authorization for one or more new therapeutic indications which, during the scientific evaluation prior to their authorization, are held to bring a significant clinical benefit in comparison with existing therapies.

European Union orphan designation and exclusivity

The criteria for designating an orphan medicinal product in the European Union, are similar in principle to those in the United States. Under Article 3 of Regulation (EC) 141/2000, a medicinal product may be designated as orphan if (1) it is intended for the diagnosis, prevention or treatment of a life-threatening or chronically debilitating condition; (2) either (a) such condition affects no more than five in 10,000 persons in the European Union when the application is made, or (b) the product, without the benefits derived from orphan status, would not generate sufficient return in the European Union to justify investment; and (3) there exists no satisfactory method of diagnosis, prevention or treatment of such condition authorized for marketing in the European Union, or if such a method exists, the product will be of significant benefit to those affected by the condition, as defined in Regulation (EC) 847/2000. Orphan medicinal products are eligible for financial incentives such as reduction of fees or fee waivers and are, upon grant of a marketing authorization, entitled to ten years of market exclusivity for the approved therapeutic indication. The application for orphan designation must be submitted before the application for marketing authorization. The applicant will receive a fee reduction for the marketing authorization application if the orphan designation has been granted, but not if the designation is still pending at the time the marketing authorization is submitted. Orphan designation does not convey any advantage in, or shorten the duration of, the regulatory review and approval process.

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The ten-year market exclusivity in the European Union may be reduced to six years if, at the end of the fifth year, it is established that the product no longer meets the criteria for orphan designation, for example, if the product is sufficiently profitable not justifying maintenance of market exclusivity. Additionally, marketing authorization may be granted to a similar product for the same indication at any time if:

●	the second applicant can establish that its product, although similar, is safer, more effective or otherwise clinically superior;

●	the applicant consents to a second orphan medicinal product application; or

●	the applicant cannot supply enough orphan medicinal product.

PRIME designation

The EMA grants access to the Priority Medicines, or PRIME, program to investigational medicines for which it determines there to be preliminary data available showing the potential to address an unmet medical need and bring a major therapeutic advantage to patients. As part of the program, the EMA provides early and enhanced dialogue and support to optimize the development of eligible medicines and speed up their evaluation, aiming to bring promising treatments to patients sooner.

Periods of authorization and renewals

A marketing authorization is valid for five years in principle and the marketing authorization may be renewed after five years on the basis of a re-evaluation of the risk-benefit balance by the EMA or by the competent authority of the authorizing member state. To this end, the marketing authorization holder must provide the EMA or the competent authority with a consolidated version of the file in respect of quality, safety and efficacy, including all variations introduced since the marketing authorization was granted, at least six months before the marketing authorization ceases to be valid. Once renewed, the marketing authorization is valid for an unlimited period, unless the European Commission or the competent authority decides on justified grounds relating to pharmacovigilance, to proceed with one additional five-year renewal. Any authorization which is not followed by the actual placing of the drug on the E.U. market (in case of centralized procedure) or on the market of the authorizing member state within three years after authorization ceases to be valid (the so-called sunset clause).

Health Care Reform

The FDA’s and other regulatory authorities’ policies may change, and additional government regulations may be enacted that could prevent, limit or delay regulatory approval of our product candidate. For example, Congress must reauthorize the FDA’s user fee programs every five years and often makes changes to those programs in addition to policy or procedural changes that may be negotiated between the FDA and industry stakeholders as part of this periodic reauthorization process. Congress most recently reauthorized the user fee programs in September 2022 but without any substantive policy changes. If we are slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if we are not able to maintain regulatory compliance, we may lose any marketing approval that we otherwise may have obtained and we may not achieve or sustain profitability, which would adversely affect our business, prospects, financial condition and results of operations.

As previously mentioned, the primary trend in the U.S. health care industry and elsewhere is cost containment. Government authorities and other third-party payors have attempted to control costs by limiting coverage and the amount of reimbursement for particular medical products and services, implementing reductions in Medicare and other health care funding and applying new payment methodologies. For example, the ACA, among other things, increased the minimum Medicaid rebates owed by most manufacturers under the Medicaid Drug Rebate Program; extended the Medicaid Drug Rebate Program to utilization of prescriptions of individuals enrolled in Medicaid managed care plans; imposed mandatory discounts for certain Medicare Part D beneficiaries as a condition for manufacturers’ outpatient drugs coverage under Medicare Part D; and established a Center for Medicare Innovation at the U.S. Centers for Medicare and Medicaid Services, or CMS, to test innovative payment and service delivery models to lower Medicare and Medicaid spending.

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We expect that future changes or additions to the ACA, the Medicare and Medicaid programs and changes stemming from other healthcare reform measures, especially with regard to healthcare access, financing or other legislation in individual states, could have a material adverse effect on the health care industry in the United States.

In addition, other legislative changes have been proposed and adopted in the United States since the ACA that affect health care expenditures. These changes include aggregate reductions to Medicare payments to providers of up to 2% per fiscal year pursuant to the Budget Control Act of 2011, which began in 2013 and was extended by the Consolidated Appropriations Act for 2023 and will remain in effect through 2032 unless additional Congressional action is taken.

Moreover, there has been heightened governmental scrutiny over the manner in which manufacturers set prices for their marketed products, which has resulted in several Congressional inquiries and proposed and enacted federal and state legislation designed to, among other things, bring more transparency to product pricing, review the relationship between pricing and manufacturer patient programs, and reform government program reimbursement methodologies for drug products. Notably, on December 20, 2019, the Further Consolidated Appropriations Act for 2020 was signed into law (P.L. 116-94) that includes a piece of bipartisan legislation called the Creating and Restoring Equal Access to Equivalent Samples Act of 2019 (the “CREATES Act”), which provides a legislatively defined private right of action under which eligible product developers can bring suit against companies who refuse to sell sufficient quantities of their branded products on commercially reasonable, market-based terms to support such eligible product developers’ marketing applications. The CREATES Act aims to address the concern articulated by both the FDA and others in the industry that some brand manufacturers have improperly restricted the distribution of their products, including by invoking the existence of a REMS for certain products, to deny generic and biosimilar product developers access to samples of brand products. Because generic and biosimilar product developers need samples to conduct certain comparative testing required by the FDA, some have attributed the inability to timely obtain samples as a cause of delay in the entry of generic and biosimilar products. To remedy this concern, the CREATES Act establishes a private cause of action that permits a generic or biosimilar product developer to sue the brand manufacturer to compel it to furnish the necessary samples on “commercially reasonable, market-based terms.” Whether and how generic and biosimilar product developments will use this new pathway, as well as the likely outcome of any legal challenges to provisions of the CREATES Act, remain highly uncertain and its potential effects on our future commercial products are unknown. We cannot currently predict the specific outcome or impact on our business of such regulatory and legislative initiatives.

In August 2022, the Inflation Reduction Act of 2022, or the IRA, was signed into law, which is a measure from the Biden administration aimed at reducing prescription drug costs and increasing access to innovative cell and gene therapies for Medicaid recipients. Among other things, the IRA has multiple provisions that may impact the prices of drug products that are both sold into the Medicare program and throughout the United States. Starting in 2023, a manufacturer of a drug or biological product covered by Medicare Parts B or D must pay a rebate to the federal government if the drug product’s price increases faster than the rate of inflation. This calculation is made on a drug product by drug product basis and the amount of the rebate owed to the federal government is directly dependent on the volume of a drug product that is paid for by Medicare Parts B or D. Additionally, starting in payment year 2026, CMS will negotiate drug prices annually for a select number of single source Part D drugs without generic or biosimilar competition. CMS will also negotiate drug prices for a select number of Part B drugs starting for payment year 2028. If a drug product is selected by CMS for negotiation, it is expected that the revenue generated from such drug will decrease. In addition to the IRA’s drug price negotiation provisions, Executive Order 14087, issued in October 2022, called for the CMS innovation center to prepare and submit a report to the White House on potential payment and delivery modes that would complement to IRA, lower drug costs, and promote access to innovative drugs. On his first day in office, President Donald Trump repealed Executive Order 14087, which introduces uncertainty in federal drug pricing strategies.

At the state level, individual states are increasingly aggressive in passing legislation and implementing regulations designed to control pharmaceutical and biological product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures, and, in some cases, designed to encourage importation from other countries and bulk purchasing. In December 2020, the U.S. Supreme Court held unanimously that federal law does not preempt the states’ ability to regulate pharmacy benefit managers (PBMs) and other members of the healthcare and pharmaceutical supply chain, an important decision that appears to be leading to further and more aggressive efforts by states in this area. The Federal Trade Commission in mid-2022 also launched sweeping investigations into the practices of the PBM industry that could lead to additional federal and state legislative or regulatory proposals targeting such entities’ operations, pharmacy networks, or financial arrangements. Significant efforts to change the PBM industry as it currently exists in the United States may affect the entire pharmaceutical supply chain and the business of other stakeholders, including biopharmaceutical developers like us. In addition, regional healthcare authorities and individual hospitals are increasingly using bidding procedures to determine what pharmaceutical products and which suppliers will be included in their prescription drug and other healthcare programs. These measures could reduce the ultimate demand for our products, once approved, or put pressure on our product pricing.

We expect that these and other healthcare reform measures that may be adopted in the future, may result in more rigorous coverage criteria and in additional downward pressure on the price that we receive for any approved drug, which could have an adverse effect on customers for our product candidate. Any reduction in reimbursement from Medicare or other government programs may result in a similar reduction in payments from private payors.

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There have been, and likely will continue to be, legislative and regulatory proposals at the foreign, federal and state levels directed at broadening the availability of healthcare and containing or lowering the cost of healthcare. The implementation of cost containment measures or other healthcare reforms may prevent us from being able to generate revenue, attain profitability, or commercialize our products. Such reforms could have an adverse effect on anticipated revenue from plogo and any of our future product candidates that we may successfully develop and for which we may obtain regulatory approval and may affect our overall financial condition and ability to develop product candidates.

Competition

The biotechnology and biopharmaceutical industries are rapidly changing and highly competitive. We are seeking to develop and market drug candidates that will compete with other products and therapies that currently exist or are being developed. Other companies are actively seeking to develop products that have disease targets similar to those we are pursuing. We face competition from many different sources, including commercial, pharmaceutical and biotechnology companies, academic institutions, government agencies and private and public research institutions. Many of our competitors have significantly greater financial, manufacturing, marketing and drug development resources than we do. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. Our commercial opportunity will be reduced or eliminated if our competitors develop and commercialize products that are safer, more effective, have fewer side effects or are less expensive than any products that we may develop. In addition, competitors compete in the areas of recruiting and retaining qualified scientific and management personnel, establishing clinical trial sites and patient registration for clinical trials, as well as in acquiring technologies and technology licenses. Some of these factors can delay completion of recruitment into our clinical trials.

A large number of drug candidates are in development for the treatment of leukemia and lymphomas, MDS, gastrointestinal, genitourinary, gynecological and thoracic cancers and other advanced solid tumors. Cardiff Oncology has a PLK1 inhibitor in clinical trials and we believe that Arbutus, Boehringer Ingelheim, GlaxoSmithKline, Merck, Onconova, and Takeda have been and may continue to be evaluating PLK inhibitors for hemato-oncology indications. Several companies are pursuing discovery and research activities in each of the other areas that are the subject of our research and drug development program.

Environmental Social and Government (“ESG”) Matters

We recognize the importance of ESG matters, with a specific focus on Human Capital Management, as integral to creating a sustainable foundation for our long-term business strategy. We support professional development at all levels. We also take reports of suspected violations of our codes of conduct and take seriously appropriate action.

As we do not operate laboratories or manufacture products, we believe that our environmental impact is relatively small. We are involved in office waste reduction practices. Our mostly remote workforce has further reduced our carbon footprint. We strive to offer excellent benefits and long-term incentives to help retain our workforce.

Our human capital resources and objectives include identifying, recruiting, retaining and incentivizing our existing and additional employees. The principal purposes of our equity incentive plans are to attract, retain and reward personnel through the granting of equity-based compensation awards in order to increase shareholder value and our success by motivating such individuals to perform to the best of their abilities to achieve our objectives.

We recognize that our industry is specialized and dynamic and a significant aspect of our success is our continued ability to execute our human capital strategy of attracting, engaging, developing and retaining highly skilled talent. There is fierce competition both within our industry and in the geographic locations in which we have offices for highly skilled talent, and we offer a robust set of benefits, career-enhancing learning experiences and initiatives aligned with our mission, vision, and values in order to attract qualified prospective employees and to retain and motivate our employees. We offer competitive compensation for our employees and strongly embrace a pay for performance philosophy in setting and adjusting compensation.

Our codes of conduct clearly outline our commitment to diversity and inclusion, where all employees are welcomed in an environment designed to make them feel comfortable, respected, and accepted regardless of their age, race, national origin, gender, religion, disability or sexual orientation. We have a set of policies explicitly setting forth our expectations for nondiscrimination and a harassment-free work environment. We are also a proud equal opportunity employer and cultivate a highly collaborative and entrepreneurial culture.

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FITTERS SDN. BHD. BUSINESS

Overview

Fitters Sdn. Bhd. (“Fitters,” “we,” “our,” or the “Company”) is a Malaysian private limited company, incorporated on August 20, 1982, specializing in the supply and trading of protective and fire safety equipment. Headquartered in Kuala Lumpur, Malaysia, we provide a wide range of fire safety products, including fire extinguishers, foam system, fire-resistant doors, personal protective equipment (“PPE”), and fire safety apparel. As a wholly-owned subsidiary of FITTERS Diversified Berhad, a company listed on the Main Market of Bursa Malaysia Securities Berhad (Stock Code: 9318), we leverage the group’s expertise in fire protection to serve domestic and international markets. Our mission is to deliver high-quality, certified safety solutions that enhance protection across commercial, industrial, healthcare, and residential sectors. Our focus on trading and distribution positions us as a key player in Malaysia’s fire safety market, with a reputation for reliability and compliance with stringent regulatory standards.

Over the past four decades, we have expanded our product portfolio to include advanced fire-fighting equipment, foam system, PPE, and safety apparel, establishing a strong presence in the industry. Our history of consistent growth reflects our commitment to quality and customer-centric innovation, positioning us as a trusted name in fire safety equipment distribution.

Business Operations

Supply and Trading of Protective and Fire Safety Equipment

Fitters Sdn. Bhd. focuses on sourcing, supplying, and trading a comprehensive range of fire safety and protective equipment, serving diverse industries with certified products that meet Malaysia’s regulatory standards. Our operations emphasize efficient distribution and customer service, leveraging strategic partnerships with manufacturers and e-commerce platforms. The following discussion describes our products and services.

Fire Safety Equipment

We distribute fire extinguishers, such as the FITTERS FIRE-X, designed for home and vehicle use, and other fire-fighting tools like foam systems. Our products are approved by BOMBA and certified by SIRIM to ensure full compliance with safety regulations. Taking the necessary fire safety precautions to protect any investment is a crucial factor in any business. Unexpected fires can end any livelihood in just a matter of seconds. We offer a complete range of fire safety systems. With more than 30-years of experience in fire safety, we pride ourselves as the “One-stop” fire protection specialist for businesses and individuals.

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Our range of Fire Safety Systems include:

○	Fire Sprinkler System

	■	Sprinkler head

	■	Flow Switch

	■	Pressure Switch

	■	Alarm Valve

	■	Butterfly Valve

○	Wet System Valve

	■	Pre-action valve

	■	Deluge valve

	■	Gate Valve

○	CO² System

	■	CO² cylinder complete with accessories

○	Fire Alarm System

	■	Smoke detector

	■	Heat detector

Wet Chemical System / Kitchen Hood

○	Wet chemical cylinder complete with accessories

Fire-Resistant Doors and Components

We supply fire-resistant doors under the “PYRODOR” brand, offering one-hour and two-hour fire resistance, along with components like PYROFRAME and PYROBOARD. These are critical for commercial and industrial buildings, meeting strict safety codes. In line with today’s stringent fire safety standards, PYRODOR offers high quality fire resistant door-sets – tested by SIRIM in accordance with the latest MS1073 Part 2 & 3 and approved by Fire & Rescue Department, Malaysia. PYRODOR door-sets are custom-made to accommodate stringent customer requirements.3Our total commitment to the protection of life and property is hard to match. We maintain a well-planned program for continuous improvement to meet customers’ requirements. We have the one of the widest ranges of:

●	Approved and tested one-hour fire rated metal frame and wooden frame door-sets, single leaf and double leaf doors with various locksets.

●	Approved and tested two-hour fire rated metal frame door-sets, single leaf and double leaf doors with various locksets.

A sampling of PYRODOOR references include these commercial, governmental and residential developments:

3 See pyrodor_brochure.pdf.

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Safety Apparel; Personal Protective Equipment (PPE)

Our PPE portfolio includes fire-retardant apparel and workwear uniform designed to serve clients in oil and gas industry as well as other industrial sectors. We ensure that all products meet occupational safety standards.

We provide fire-retardant uniforms and reflective materials, such as Scotchlite, for workers in high-risk environments, enhancing visibility and protection.

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For protective and safety garments, we understand the importance and need for fitted safety apparels. That is why we proudly offer custom-tailoring services for our wide selection of apparels to meet the discerning demands of corporate or individual clients. Each garment is tailored with inherently Flame Retardant fabric (Nomex or Daletec brand) , FR thread and accessories, the leading fabric for high risk heat and flame protection that can withstand hazardous working conditions such as extreme heat, fires and corrosive chemicals. The advantages of PYROSUIT® and SAFEFITT® Brand tailoring includes:

●	Permanent, dependable protection

●	Self-extinguishing and does not burn

●	Non-break-open protection

●	Outstanding chemical resistance

●	Long-wear life and lower cost

●	Reduces static

●	Comfort

We are also the distributors of the following personal protection equipment (PPE) products:

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DELTATEK 5000 CHEMICAL DISPOSABLE COVERALL
Model: DT117
PRODUCT SPECIFICATION
Overall with elasticated hood
Fastening with zip under adhesive flap (top and bottom opening)
Elasticated waist and ankles. Knitted wrist
Individual airtight pack
Non-woven microporous laminate DELTATEK® 5000
Comfort and SMMS for better breathability to wear
Color: White
Size: M, L, XL, 2XL
CERTIFICATES & STANDARDS

Disposal Coverall DT117

DELTATEK 6000 TYPE 5 & 6 CHEMICAL DISPOSABLE COVERALL – SINGLE USE
Model: DT221
PRODUCT SPECIFICATION
Overall with elasticated hood
Fastening with zip under adhesive flap (top and bottom opening)
Elasticated round head, waist and ankles. Knitted wrist
Antistatic.
Individual airtight pack
Comfort and SMMS for better breathability to wear
Color: White
CERTIFICATES & STANDARDS

Disposable Coverall DT221

DELTA PLUS M1200C RESPIRATORY MASKS FFP2 WITHOUT VALVE
Model: M1200C
PRODUCT SPECIFICATION
Non-woven synthetic fiber disposable masks
Nose clip for adjustment
Foam edge under nose clip
Box of 20
CERTIFICATES & STANDARDS
REGULATION (EU) 2016/425
NIOSH Filtering half-masks against particles

Face Mask M1200C

DELTA PLUS N95 MASK
Model: M1195B
PRODUCT SPECIFICATION
Non-woven synthetic fiber disposable masks
Nose clip for adjustment
Foam edge under nose clip
N95 Mask
Box of 30
CERTIFICATES & STANDARDS
REGULATION (EU) 2016/425
NIOSH Filtering half-masks against particles

N95 Mask M1195B

DELTA PLUS PVC Coated Polyester Rain Jacket & Trousers
Model: 304-FSBY
PRODUCT SPECIFICATION
Sealed seams
Jacket – Fixed hood, fastening with zip under press stud
Elasticated inside cuffs, 2 pocket
Trousers – Elasticated waist, Adjustable.
Bottom of leg with press studs, 2 hand slits
Color: Yellow
PRODUCT FEATURES
Durable, soft and light weight
CERTIFICATES & STANDARDS
REGULATION (EU) 2016/425

Raincoat 304-FSBY

DELTA PLUS Outdoor Waterproof PVC Coated Polyester Rain Coat
Model: 305-FSBY
PRODUCT SPECIFICATION
PVC Rain Coat with Sewn and Sealed Seams
Fixed Hood with Draw Cord
Fastening with double press stud flap
Elasticated inside cuffs
Two Front Pockets with Over-flap
Color: Yellow
Size: M, L, XL, 2XL
PRODUCT FEATURES
Durable, soft and light weight
CERTIFICATES & STANDARDS
REGULATION (EU) 2016/425

Raincoat 305-FSBY

DELTA PLUS PVC Coated Polyester High Visibility Rain Suit
Model: EN400LV-FSBY
PRODUCT SPECIFICATION
Sealed seams
Jacket – Fixed hood, fastening with zip under press stud
Elasticated inside cuffs, 2 pocket
Trousers – Elasticated waist, Adjustable.
Bottom of leg with press studs, 2 hand slits
Color: Fluorescent Yellow
Size: M, L, XL, 2XL
PRODUCT FEATURES
Breathable, light weight with Reflective Stripe.
CERTIFICATES & STANDARDS
REGULATION (EU) 2016/425

Raincoat EN400LV-FSBY

Foam Systems

Our foam blending facility allows for the manufacture of multiple foam concentrate products. Marketing all types of foam ancillary equipment and valves, we are able to provide the designing, installation, testing and commissioning of all foam systems. We have a synergistic agreement between Fitters Sdn. Bhd. and CHEMGUARD (USA) to operate its sole foam blending facility for supply to the entire Southeast Asia region. CHEMGUARD’s leadership in the fire protection field is especially evident through the complete line of properly engineered foam system foam products. All of CHEMGUARD foam concentrate products are earth-friendly.

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Fire-X Fire Extinguishers

Our Big Extinguisher in a small can – more effective than a traditional fire extinguisher on most common fires. Our Fitters Fire-X fire extinguishers are simple to use can and spray nozzle design makes fighting fires fast and easy. Our extinguishers serve commercial, industrial, residential and government clients.

Our Big Extinguisher is recommended for all daily fire suppression needs including:

The following table sets forth revenues from customers by Fitters’ principal product lines:

Product	For Year Ended March 31, 2025 (USD)	For Year Ended March 31, 2024 (USD)
Firefighting product income	$1,472,290.20	$1,626,561.39
Safety apparel income	$413,478.14	$474,877.60
Maintenance income	$14,783.90	$15,150.60
Project Income	$21,015.79	$-
Total Sales Income	$1,921,568.03	$2,116,589.59

Principal Suppliers

Given the importance to our business of key products, the procurement and management are key activities for us. We carefully manage our purchasing efforts and have established company policies involving product procurement.

We have adopted measures to reduce risks in products supply, including (i) obtaining better and innovative products, (ii) diversifying suppliers and supply sources, and (iii) seeking long-term contracts with suppliers. Purchasing transactions are sometimes conducted in accordance with a procedure for bidding invitations. Potential suppliers are evaluated on their proposed terms of technical specifications, price, payment terms and timing for delivery. After validation of the various suppliers’ service and capabilities for stable supply, we acquire the needed materials from the suppliers offering the best terms. Our procurement department establishes an oversight process by appointing individuals to conduct periodic market research of key price points. There is a standard procedure for conducting such bidding process and accepting the bids to insure that all purchasing procedures are being strictly adhered to. We enter into long-term contracts with some suppliers to lock in prices and send purchase orders for each delivery when necessary.

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Major Suppliers

The following table lists our top ten suppliers of materials and parts for products we manufacture as of March 31, 2025:

Suppliers	Amount Purchased in 2025 (In Thousands)	Percentage of Total Purchase in 2025
TYCO FIRE & BUILDING PRODUCTS ASIA PTE LTD	$957	63.94%
SAPPHIRE FINISHING MILLIS LTD	$74	4.98%
TYCO FIRE PROTECTION PRODUCTS	$57	3.82%
KAWALAN API ENGINEERING SDN BHD	$52	3.48%
ANHUI YISHI REFLECTIVE MATERIAL CO.LTD	$23	1.52%
IBENA SHANGHAI TECHNICAL TEXTILES CO LTD	$21	1.40%
BESTARI VISION SDN BHD	$21	1.39%
FORMOSA TAFFETA CO LTD	$15	1.02%
SAMA MAJU MARINE & INDUSTRY SDN BHD	$7	0.45%
HAI HUEI INTERNATIONAL CORP.	$6	0.42%
Total	$1,233	82.42%

Customers

As of the fiscal year ended March 31, 2025, the Company achieved sales of USD$1,921,568.03, of which sales to the Company’s ten largest customers amount to USD$1,365,248.74, constituting 71.05% of the Company’s total revenue.

The following table sets forth our ten largest customers as for the year ended March 31, 2025:

Customer’s Name	Sales For Year Ended March 31, 2025 (Thousands)	Percentage of Total Sales
FITTERS ENGINEERING SERVICES SDN BHD	$697	36.28%
KAWALAN API ENGINEERING SDN BHD	$130	6.75%
PENTRONIC ENGINEERING SDN BHD	$115	5.97%
VERSUS SOLUTIONS SDN BHD	$110	5.73%
VALE MALAYSIA MINERALS SDN BHD	$94	4.91%
MARK JAYA ENGINEERING SDN BHD	$61	3.17%
GLOBE ENGINEERING SDN BHD	$59	3.08%
FELVA SDN BHD	$57	2.99%
IMPREXIS SOLUTIONS & ENGINEERING (M) SDN BHD	$25	1.30%
OLA INFINITI SDB BHD	$17	0.87%
Total	$1,366	71.05%

In the March 31, 2025 financial year, our top four customers collectively accounted for 55% of the company’s total sales, with individual contributions of 36%, 7%, 6%, and 6%, respectively.

Distribution Channels

We specialize in the distribution, trading, and installation of fire safety materials, equipment, and prevention systems and operate as a “one-stop” protective clothing specialist and distribute fire retardant uniforms. Our distribution channels include direct sales to commercial, industrial, healthcare, and residential sectors, as well as partnerships with other companies. We also distribute products through traditional wholesale channels and e-commerce platforms like Shopee, Dropee, and Lapasar, broadening our reach to retail and institutional customers. We offer installation services for fire protection and prevention systems, as part of our direct distribution channel.

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Industry Overview

The Malaysian fire safety and protection industry plays a crucial role in safeguarding lives and property. This sector encompasses a wide range of services, including fire detection, suppression, and prevention, as well as the manufacturing and maintenance of fire protection equipment. The fire safety and protection industry in Malaysia operates within a robust economic and regulatory framework, driven by global and regional market trends. Below, we outline key factors shaping the industry, as informed by analyses of the Malaysian economy, fire protection systems, passive fire protection, and emerging fire safety challenges related to electric vehicles (EVs).

Malaysian Economy

The Malaysian economy demonstrated resilience in the fourth quarter of 2024 (“4Q2024”), with Gross Domestic Product (GDP) growth of 5.0%, driven by strong domestic demand, according to Bank Negara Malaysia’s Quarterly Bulletin for 4Q2024. Key contributors included robust investment from new and existing projects, sustained household spending, and continued export growth. The unemployment rate declined to 3.2% in 4Q2024, with employment rising to 16.8 million persons and a labor force participation rate of 70.6%. Both headline and core inflation moderated to 1.8% and 1.7%, respectively, despite higher food and beverage prices. Looking ahead, Malaysia’s economy is expected to remain resilient in 2025, supported by investment in multi-year projects, wage growth, and policy measures like minimum wage revisions.

In 2025, the Malaysian economy is projected to grow at a rate of 4.5% to 5.5%, with some analysts estimating a more modest growth of 4.0%.4 However, this growth is subject to various factors, including global trade tensions and domestic policy measures. Exports are projected to benefit from the global tech upcycle and tourism, though risks include slower growth in trading partners or commodity production disruptions. Inflation is expected to remain manageable in 2025, with global commodity prices trending lower, contributing to stable cost conditions.

Fire Protection System Market

The global fire protection system market was valued at USD 68.90 billion in 2024 and is projected to grow from USD 71.97 billion in 2025 to USD 111.38 billion by 2032, exhibiting a compound annual growth rate (CAGR) of 6.4% during the forecast period, according to Fortune Business Insights. North America held a 35.63% share in 2024. Fire protection systems encompass equipment, devices, and strategies designed to detect, control, suppress, and mitigate fire hazards in buildings and structures, aiming to protect lives, minimize property damage, and facilitate safe evacuation. Rapid urbanization and infrastructure development, particularly in emerging economies, drive demand for both active and passive fire protection systems. The construction sector’s growth, such as a 13.3% increase in India’s construction industry in 2023, underscores this trend. Additionally, rising global fire incidents—1,504,500 cases in 2022, causing 13,250 injuries and 3,790 deaths, per the National Safety Council—highlight the need for robust fire safety solutions in commercial and industrial settings.

Malaysia Passive Fire Protection Market

The Malaysia passive fire protection market generated revenue of USD 45.8 million in 2023 and is expected to reach USD 56.6 million by 2030, growing at a CAGR of 3.1% from 2024 to 2030, according to Grand View Research. Passive fire protection, including fire-resistant doors and materials, is critical for containing fires and ensuring structural safety, complementing our product offerings like PYRODOR doors.

4 See Malaysia’s economy expected to grow 5-5.5 pct for 2023 to 2025: report-Xinhua.

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The Malaysia passive fire protection market generated a revenue of USD 45.8 million in 2023 and is expected to reach USD 56.6 million by 2030. The Malaysia market is expected to grow at a CAGR of 3.2% from 2024 to 2030.

(Source: https://www.grandviewresearch.com/horizon/outlook/passive-fire-protection-market/malaysia)

Malaysia passive fire protection market, 2018-2030 (US$M)

Source: Horizon Grand View Research5

Fire Safety Implications of Electric Vehicles (EVs) in Malaysia

The rise of EVs in Malaysia presents new fire safety challenges, as outlined by the Malaysian Fire Protection Association on February 17, 2025. EV sales surged to 10,664 units in the first half of 2024, a 148% year-on-year increase, representing 2.6% of vehicle sales. Lithium-ion battery systems in EVs pose unique fire hazards, burning at higher temperatures than conventional vehicle fires and risking structural damage to steel and concrete.

The growing EV infrastructure in Malaysia adds complexity to the fire risk landscape. As of June 25, 2024, the country has installed 2,585 EV charging units, spanning all states and federal territories except Labuan. These include 610 direct current (DC) fast chargers and 1,975 alternating current (AC) chargers. Selangor leads with 867 chargers, followed by Kuala Lumpur (675), Penang (277), and Johor (251). With the number of EV charging points steadily increasing—up 12.5% since the first quarter of 2024— fire safety at these stations becomes a critical issue. The Ministry of Investment, Trade and Industry (MITI) has projected that Malaysia will reach 10,000 public EV charging points by 2025, a key part of the Low Carbon Mobility Blueprint 2021-2030. However, as the EV fleet grows, ensuring these charging points are equipped to handle potential fire hazards is essential.

Notable incidents, such as a December 31, 2023, EV fire in Johor, Malaysia that destroyed 90% of a vehicle and damaged a showroom, underscore these risks, particularly in enclosed spaces like urban parking lots. Malaysia’s EV charging infrastructure grew to 2,585 units by June 25, 2024, with 610 DC fast chargers and 1,975 AC chargers, and the Ministry of Investment, Trade and Industry projects 10,000 public charging points by 2025. These developments necessitate advanced fire suppression systems and specialized training for first responders to mitigate EV-related fire risks, creating opportunities for our fire safety products.

The rise of EVs in Malaysia is an important step toward sustainability, but it also presents new fire safety challenges. As more EVs hit the roads and charging infrastructure expands, fire safety professionals must stay ahead of these developments. Adopting advanced suppression systems, improving building designs, and promoting safe charging practices are essential steps to ensure that the benefits of EV adoption do not come at the cost of safety. Malaysia’s evolving infrastructure must be equipped to handle the growing presence of EVs. With proactive measures in place, the fire safety community can help mitigate the risks and ensure a safer future as we transition to cleaner, greener transportation solutions. To better prepare for these challenges, fire safety professionals must also receive specialized training. Fire safety training services are designed to help first responders, building managers, and safety personnel understand the nuances of lithium-ion battery fires and EV-specific risks. (Source: Malaysian Fire Protection Association: The Rise of EVs and Its Fire Safety Implications for Malaysia, posted on 17 February 2025)

5 See Malaysia Passive Fire Protection Market Size & Outlook, 2030.

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Beyond the immediate threat to life, EV fires pose serious risks to infrastructure. Lithium-ion battery fires burn at higher temperatures than conventional vehicle fires, potentially compromising the structural integrity of surrounding materials, including steel and concrete. Other structural risks include:

●	Heat Intensity: The extreme heat from these fires can weaken load-bearing elements in buildings, particularly in enclosed spaces like underground parking lots.

●	Toxic Smoke: Fires involving lithium-ion batteries release hazardous gases, such as hydrogen fluoride, which can quickly fill confined areas and pose health risks to both building occupants and first responders.

●	Re-Ignition Potential: One of the most dangerous aspects of lithium-ion battery fires is their tendency to reignite even after they appear to have been extinguished. This makes them particularly hazardous in enclosed or difficult-to-access spaces, where containment is challenging.

In dense urban areas or facilities with limited ventilation, such as underground garages, these risks are amplified. Poor ventilation and inadequate fire suppression systems can lead to catastrophic outcomes. For fire safety professionals, adapting current protocols to address the specific hazards of EV fires is critical. Existing systems designed for traditional vehicle fires may not be sufficient to combat the unique risks of lithium-ion batteries. Key mitigation strategies include fire detection and suppression systems in high- risk areas, such as underground parking lots, must be upgraded. Specialized equipment, such as water mist systems are required to effectively penetrate battery casings and cool the cells, preventing thermal runaway from escalating.

Industry Relevance to Fitters Sdn. Bhd.

Malaysia’s economic growth and infrastructure expansion drive demand for our fire safety equipment, particularly in construction and commercial sectors. The global and Malaysian fire protection markets’ growth supports our distribution of certified products like fire extinguishers and PPE, while the EV trend highlights the need for innovative solutions, aligning with our strategic focus. However, price competition and regulatory compliance remain challenges, which we address through quality certifications and supplier relationships.

Sources: Bank Negara Malaysia Quarterly Bulletin 4Q2024; Fortune Business Insights, “Fire Protection System Market,” 2024; Grand View Research, “Malaysia Passive Fire Protection Market Outlook,” 2023; Malaysian Fire Protection Association, “The Rise of EVs and Its Fire Safety Implications for Malaysia,” February 17, 2025.

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Competitive Strengths

The rapid growth of the construction industry is one of the major drivers of the fire protection systems market. The increasing demand for new and innovative buildings is resulting in an increase in the number of fire incidents. Additionally, the increasing trend of green building and the growing awareness of the importance of fire safety are also contributing to the growth of this market. Investment in research and development (R&D) is also a key factor driving the growth of this market. Various new technologies are being developed to improve the performance of fire protection systems. This is resulting in increased innovation and adoption of new fire protection systems. The increasing popularity of retrofitting fire protection systems is also contributing to the growth of this market. The retrofitting option allows existing buildings to be upgraded without having to replace all of the existing infrastructure. This is resulting in significant cost savings for businesses and governments.

The market for fire protection systems is growing rapidly, as businesses and homeowners become increasingly aware of the importance of protecting themselves and their property from fire. This is due to the increasing prevalence of fires in commercial and residential buildings, as well as the increasing awareness of the dangers of fire. The market for fire protection systems is expected to grow rapidly over the next few years, as businesses and homeowners become increasingly aware of the importance of protecting themselves and their property from fire. This is due to the increasing prevalence of fires in commercial and residential buildings, as well as the increasing awareness of the dangers of fire.

We believe the following strengths differentiate Fitters Sdn. Bhd. in the fire safety market include top quality products and excellent customer service as well as:

●	Established Industry Presence: Since 1982, we have built a strong reputation as a reliable supplier of fire safety equipment, supported by our parent company’s market leadership.

●	Certified Product Offerings: Our product range—including top quality products such as PYRODOR doors and FITTERS FIRE-X—is approved by BOMBA and certified by SIRIM, while our safety apparel hold certifications from both SIRIM and DOSH. These certifications ensure compliance with regulatory standards and foster customer trust.

●	Broad Distribution Network: Our use of e-commerce platforms, combined with partnerships with wholesalers and authorized distributors, expands market access, distinguishing us from traditional distributors.

●	Strategic Supplier Relationships: Long-term agreements with reputable manufacturers ensure consistent product availability and quality, mitigating supply chain risks.

●	Customer-Centric Approach: Our focus on meeting diverse customer needs, including fire safety apparel and industrial fire systems, supports loyalty and repeat business.

●	Strong Reputation: We have built up a strong brand reputation.

Growth Strategy

Our growth strategy focuses on expanding market share and enhancing profitability. In order to expand company revenue and market share, we will focus on the following growth strategies:

●	Market penetration - improving sales within existing markets by expanding reach and improving customer retention.

●	Product development - developing new products and services to cater for existing and new customers’ needs.

●	Market Development - pursuing new geographic markets.

●	Diversification- expanding our product categories.

●	Strategic partnerships - collaboration with other companies to leverage their strengths and resources.

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Market Drivers and Opportunities

Our operations are influenced by several market drivers:

●	Regulatory Compliance: BOMBA’s and SIRIM’s stringent standards drive demand for certified fire equipment, ensuring steady orders for our products.

●	Urban Development: Malaysia’s construction boom, particularly in Kuala Lumpur, increases the need for fire-resistant doors and extinguishers in new buildings.

●	Industry Growth: The expansion of industrial sectors, such as oil and gas, construction, manufacturing, mining, and utilities, is driving significant growth in demand for fire safety apparel, particularly flame-retardant and fire-resistant clothing.

●	E-Commerce Trends: Growing online shopping in Malaysia supports our digital distribution strategy, enabling broader customer reach.

●	Safety Awareness: Increased focus on workplace and residential safety fuels demand for our fire safety apparel and equipment.

Our Facilities

We operate from facilities in Malaysia to support our supply and trading activities:

●	Head Office: Wisma FITTERS, No. 1, Jalan Tembaga SD 5/2, Bandar Sri Damansara, 52200 Kuala Lumpur, Malaysia, serving as our operational and administrative hub.

●	Registered Office: Third Floor, No. 77, 79 & 81, Jalan SS21/60, Damansara Utama, 47400 Petaling Jaya, Selangor, Malaysia.

●	Distribution Network: We utilize regional warehouses and logistics partners across Malaysia, coordinated from our Kuala Lumpur head office, to ensure efficient product delivery. Specific warehouse locations are managed by FITTERS Diversified Berhad’s broader infrastructure.

These facilities support our ability to source, store, and distribute products effectively.

Intellectual Property

We do not own patents or have pending applications, relying on certifications and supplier agreements for competitive positioning.

Human Capital

As of March 31, 2025, the Company had a total of 15 full-time employee in Malaysia, distributed across departments as follows:

NO	DEPARTMENT	NUMBER OF STAFF MEMBERS
1	FINANCE	2
2	APPAREL	3
3	WAREHOUSE	4
4	TRADING	1
5	PROJECT	3
6	ADMIN	1
7	PENANG	1
TOTAL		15

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Customers

We serve a diverse customer base including the following types:

●	Commercial and Industrial: Developers and facility managers procure our fire extinguishers and PYRODOR doors for projects like offices and factories. Industrial clients in sectors like oil & gas, construction, and manufacturing rely on our fire safety apparel to protect workers and meet regulatory requirements.

●	Government Agencies: Public sector clients source certified fire equipment for compliance with BOMBA and SIRIM/SOH standards.

●	Retail Consumers: Individual buyers access our safety apparel via e-commerce platforms like Shopee for home and vehicle use.

Our broad customer mix ensures revenue stability, with strong demand from healthcare and construction sectors.

Competitors

We face competition in a crowded market:

●	Local Distributors: Malaysian suppliers of BOMBA-certified fire equipment and SIRIM/DOSH-certified PPE compete on price and availability, challenging our margins.

●	International Brands: Global manufacturers with established names in fire safety and PPE, such as 3M, Dupont and Daletec, compete in Malaysia, requiring us to emphasize local expertise.

●	E-Commerce Rivals: Online distributors on platforms like Shopee offer low-cost alternatives, increasing price pressure due to low entry barriers.

We counter competition through certified products, reliable supply chains, and e-commerce accessibility, though pricing remains a challenge.

Government Regulation

Our operations are subject to Malaysian regulations:

●	Product Standards: Fire equipment and PPE must comply with BOMBA and SIRIM standards, requiring regular certification. Non-compliance risks product bans or fines.

●	Occupational Safety: PPE distribution adheres to regulations enforced by Malaysia’s Department of Occupational Safety and Health, ensuring end-user safety.

●	Labour Policies: Foreign worker hiring for logistics is governed by immigration rules, which may raise costs or limit availability.

●	Trade Regulations: Import duties and supplier compliance affect the sourcing of international products, impacting pricing.

We maintain strict compliance to avoid operational or reputational risks.

Legal Proceedings

As of the date of this prospectus, we are not involved in any material legal proceedings that, individually or in the aggregate, are expected to significantly impact our business, financial condition, or results of operations. Routine disputes, such as supplier or customer contract issues, may arise but are managed promptly with no anticipated material liabilities.

Risk Factors Related to Our Business

Our business faces several risks, including:

●	Price Competition: Intense rivalry from local and online distributors may force price cuts, reducing margins, especially for PPE and extinguishers.

●	Raw Material Costs: Rising prices for plastics (for PPE) or steel could increase supplier costs, impacting profitability if not passed to customers.

●	Regulatory Compliance: Failure to maintain BOMBA/SIRIM certifications risks product recalls or market exclusion, disrupting sales.

●	Supply Chain Disruptions: Dependence on external manufacturers could lead to delays or shortages, affecting customer satisfaction.

●	E-Commerce Dependence: Reliance on third-party platforms like Shopee exposes us to commission costs and platform policy changes.

●	Labor Constraints: Foreign worker restrictions may hinder logistics efficiency, increasing operational costs.

Leadership.

Members of Fitters Sdn. Bhd.’s current key management include the following two directors.

Chin Yong Shing, Executive Director (age 56) — Mr. Chin Yong Shing (“Mr. Chin”) graduated from Polytechnic of Wales (UK) with a Bachelor of Engineering (Mechanical). He started his career as a Project Engineer at FITTERS Engineering Services Sdn. Bhd., a wholly owned subsidiary of FITTERS Diversified Berhad, on 15 October 1992. He was promoted to Project Manager in 1998 and to General Manager in 2010. Mr. Chin is currently the Executive Director of Fitters Engineering Services Sdn. Bhd., a position he holds since 2014. Mr. Chin was appointed as Director of Fitters Sdn. Bhd. in January 2025.

Pang Wei Kang, Director (age 25) — Mr. Pang Wei Kang (“Mr. Pang”) graduated from Kingston University with a Bachelor of Science in Business Management. He has extensive experience in the food and beverage industry, with a strong background and deep knowledge in this field. In his role, he oversees the Japanese fine dining restaurant’s daily operations, leads marketing efforts, and manages finances, ensuring that all activities align with the Japanese fine dining restaurant’s overarching goals. Beyond operational management, Mr. Pang excels in strategic marketing, creating innovative campaigns to enhance the Japanese fine dining restaurant’s brand presence and engage the audience. His financial expertise is a key asset, as he navigates budgeting, cost control, and comprehensive financial strategies to drive the Japanese fine dining restaurant’s growth and success. Mr. Pang was appointed to the Board in January 2024 and was appointed as Director of Fitters Sdn. Bhd. in January 2025.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF CYCLACEL

Overview

We are a clinical-stage biopharmaceutical company incorporated in the State of Delaware on January 5, 1996 that focused on the development of innovative cancer medicines based on cell cycle, transcriptional regulation, epigenetics and mitosis control biology. Our principal executive office is now located at Level 10, Tower 11, Avenue 5, No. 8, Jalan Kerinchi, Kuala Lumpur, Malaysia, and our telephone number is (908) 517-7330. Our website address is www.cyclacel.com. The information contained on, or that can be accessed through, our website is not part of, and is not incorporated by reference into, this Annual Report.

During 2024, our primary focus has been on our transcriptional regulation program, which evaluated fadraciclib, a CDK2/9 inhibitor, in solid tumors and hematological malignancies. The epigenetic/anti-mitotic program is evaluating Plogo, a PLK1 inhibitor, in advanced cancers.

On January 24, 2025, the Company’s wholly owned United Kingdom subsidiary Cyclacel Limited entered into a creditors voluntary liquidation. Upon the commencement of the liquidation of the Cyclacel Limited, the Company lost operational and strategic control over the Cyclacel Limited and the financial results of Cyclacel Limited have been deconsolidated from Company as of January 24, 2025. The deconsolidation of the subsidiary resulted in a gain on deconsolidation of approximately $5.0 million shown as other income within the income statement for the period.

We are a clinical-stage biopharmaceutical company developing innovative cancer medicines based on cell cycle, transcriptional regulation, epigenetics and mitosis control biology. We reported revenue of $0 for the three months ended March 31, 2025, and revenues of $29,000 for the three months ended March 31, 2024. We do not expect to report a significant amount of revenue for the foreseeable future.

As part of the Company’s efforts to reduce operating costs it has determined to focus on the development of the plogosertib (“Plogo”) clinical program only. Accordingly, on March 10, 2025, the Company repurchased certain assets related to Plogo from Cyclacel Limited with the approval of the joint liquidator in exchange for approximately $0.3 million in cash. Fadraciclib, Cyclacel Limited’s other drug development program, is being marketed for sale by the joint liquidator . The Company has no plans at this time to repurchase any rights to or assets of the fadraciclib program.

We currently retain all marketing rights worldwide to the compounds associated with our drug programs.

We recently established a wholly-owned subsidiary in Malaysia, BIGM Capital Sdn. Bhd., to act as an investment holding company and other investment activities as deemed suitable at later stage.

Plogosertib Phase 1/2 Study in Advanced Solid Tumors and Lymphoma (140-101; NCT#05358379)

This open-label Phase 1/2 registration-directed study uses a streamlined design and initially seeks to determine the RP2D for single-agent oral plogosertib in a dose escalation stage. Once RP2D has been established, the study will enter into proof-of-concept, cohort stage, using a Simon 2-stage design. In this stage plogosertib will be administered to patients in up to seven mechanistically relevant cohorts including patients with bladder, breast, colorectal (including KRAS mutant), hepatocellular and biliary tract, and lung cancers (both small cell and non-small cell), as well as lymphomas. An additional basket cohort will enroll patients with biomarkers relevant to the drug’s mechanism, including MYC amplified tumors. The protocol allows for expansion of individual cohorts based on response which may allow acceleration of the clinical development and registration plan for plogosertib.

Fifteen patients have been treated at the first five dose escalation levels with no dose limiting toxicities observed. Stable disease has been observed in pretreated patients with gastrointestinal, lung, and ovarian cancers. A new, alternative salt, oral formulation of plogosertib with improved bioavailability is under development.

We currently retain all marketing rights worldwide to our product candidate Plogo.

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Revenue

We have not generated any revenues from product sales to date. Our product candidates will require significant additional research and development efforts, including extensive preclinical and clinical testing. Plogo and any future product candidates that we advance to clinical testing will require regulatory approval prior to commercial use and will require significant costs for commercialization. We have recognized revenue of $43,000 for the year ended December 31, 2024 related to the recovery of clinical manufacturing costs associated with an investigator sponsored study managed by Cedars Sinai Medical Center. We recognized $0.4 million of revenue for the year ended December 31, 2023. We recognized $0 revenue for the three months ended March 31, 2025 and $29,000 for the three months ended March 31, 2024. This revenue is related to recovery of clinical manufacturing costs associated with an investigator sponsored study managed by Cedars-Sinai Medical Center. We do not expect to report revenue from plogo for the foreseeable future.

Funding Requirements and Going Concern

As of December 31, 2024, we had cash and cash equivalents of $3.1 million. We have incurred losses since our inception and as of December 31, 2024, we had an accumulated deficit of $439.5 million. We expect to continue to incur substantial operating losses in the future.

For the three months ended March 31, 2025, we used net cash of $8.2 million to fund our operating activities. We have cash and cash equivalents of $3.5 million as of March 31, 2025, which will allow it to meet its liquidity requirements into the second quarter of 2025. However, there remains substantial doubt about our ability to continue as a going concern. We are currently investigating ways to raise additional capital through private equity financing or by entering into a strategic transaction. In the event that we are not able to secure funding, we may be forced to curtail operations, delay or stop ongoing development activities, cease operations altogether, and/or file for bankruptcy.

On February 25, 2025, Nasdaq notified the Company that it has regained compliance with the equity requirement in Listing Rule 5550(b)(1) (the “Equity Rule”), as required by the Nasdaq Hearing Panel’s decision dated October 22, 2024. As previously reported by the Company on Form 8-K, filed with the SEC on October 24, 2024, on October 15, 2024, the Company met with the Nasdaq Hearings Panel regarding its potential delisting from Nasdaq as a result of its non-compliance with the Equity Rule. On October 22, 2024, the Company received the Nasdaq Hearings Panel decision which granted the Company until December 24, 2024 to regain compliance with the Equity Rule. This date was subsequently extended to February 25, 2025. Following the Company’s regaining compliance with the Equity Rule, pursuant to the Nasdaq notice on February 25, 2025, the Company will be subject to a Mandatory Panel Monitor for a period of one year from February 25, 2025 pursuant to Listing Rule 5815(d)(4)(B).

Our auditors have issued a going concern opinion. This means that our auditors believe there is substantial doubt that we can continue as an on-going business for the next twelve months. This is because we have not generated any revenues and no revenues are anticipated for the foreseeable future. We cannot complete the development of plogo without obtaining additional financing. Accordingly, we must raise cash from sources other than operations. Our only other source for cash at this time is investments by others in our company. We must raise cash to implement our business plan.

As a result of the current difficult economic environment and our lack of funding to implement our business plan, our Board of Directors has begun to analyze strategic alternatives available to the Company to continue as a going concern. Such alternatives include raising additional debt or equity financing or consummating a merger or acquisition with a partner that may involve a change in our business plan.

Although our Board of Directors’ preference would be to obtain additional funding to implement our business plan, the Board believes that it must consider all viable strategic alternatives that are in the best interests of our shareholders. Such strategic alternatives include a merger, acquisition, share exchange, asset purchase, or similar transaction. We believe we would be an attractive candidate for such a business combination due to the perceived benefits of being a publicly listed company, thereby providing a transaction partner access to the public marketplace to raise capital, such as:

1. We plan to acquire and consolidate complimentary industrial assets. Typically, these assets are the core manufacturer and supplier of specific bulk commodity minerals and chemicals distributed to the global manufacturer industry. Our consolidation strategy is to assemble a portfolio of mature and value-add industrial commodities businesses to generate scalable enterprises with a large portfolio of products and services addressing a common and stable customer base. We believe that smaller, legacy-owned industrial companies will benefit from economies of scale and professional asset allocation. Our acquisition strategy seeks to capitalize on the price differential between public company and private company valuations, while also providing the platform to access capital markets and professional management oversight.

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2. Our present intent is to identify and evaluate business opportunities that might prove to be a good match for the Company. We will not be able to develop any identified business opportunities without additional financing. Our board of directors and management are actively pursuing financing to maintain operations while we evaluate potential businesses. We will not restrict our consideration to any particular business or industry segment, and might consider, among others, finance, brokerage, insurance, transportation, communications, research and development, biotechnology, service, natural resources, manufacturing, or technology. Management recognizes that the Company’s inadequate financial resources limit the scope and number of suitable business venture candidates that might otherwise be available. The decision to participate in a specific business opportunity will be made upon management’s analysis of the quality of the other firm’s management and personnel, the anticipated acceptability of new products or marketing concepts, the merit of technological changes and numerous other factors which are difficult, if not impossible, to analyze through the application of any objective criteria.

3. In many instances, it is anticipated that the historical operations of a specific venture may not necessarily be indicative of the potential for the future because of the necessity to substantially shift a marketing approach, expand operations, change product emphasis, change or substantially augment management, or make other changes. We will to some extent be dependent upon the management of a business opportunity to identify such problems and to implement or be primarily responsible for the implementation of, required changes. We will not acquire or merge with any company for which audited financial statements could not be obtained. Nonetheless, it may be anticipated that any opportunity in which we determine to participate would present certain risks to our shareholders. Risks might include the track record of management’s effectiveness, failures to establish a consistent market for products or services, development stage, or to realize profits. Many more of these risks may not be adequately identified prior to the selection of a specific opportunity, and our shareholders must, therefore, depend on the ability of management to identify and evaluate such risks as such become evident.

We may become a party to a merger, consolidation, reorganization, joint venture, franchise or licensing agreement with another entity or may purchase the stock or assets of an existing business. In the event a merger or acquisition were to occur, our shareholders would in all likelihood hold a lesser percentage ownership interest in the Company following such merger or acquisition. The percentage ownership of existing shareholders may be subject to a significant reduction in the event we acquire a target company with substantial assets. Any merger or acquisition effected by the Company can be expected to have a significant substantial dilutive effect on the percentage of shares held by the Company’s present shareholders.

We do not currently have sufficient funds to complete development and commercialization of any of our drug candidates. Current business and capital market risks could have a detrimental effect on the availability of sources of funding and our ability to access them in the future, which may delay or impede our progress of advancing our drugs currently in the clinical pipeline to approval by the FDA or EMA for commercialization. Additionally, we plan to continue to evaluate in-licensing and acquisition opportunities to gain access to new drugs or drug targets that would fit with our strategy. Any such transaction would likely increase our funding needs in the future.

Our future funding requirements will depend on many factors, including but not limited to:

●	the rate of progress and cost of our clinical trials, preclinical studies and other discovery and research and development activities;
●	the costs associated with establishing manufacturing and commercialization capabilities;
●	the costs of acquiring or investing in businesses, Plogo or any of our future product candidates and technologies;
●	the costs of filing, prosecuting, defending and enforcing any patent claims and other intellectual property rights;
●	the costs and timing of seeking and obtaining FDA and EMA approvals;
●	the effect of competing technological and market developments; and
●	the economic and other terms and timing of any collaboration, licensing or other arrangements into which we may enter.

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Until we can generate a sufficient amount of product revenue to finance our cash requirements, which we may never do, we expect to finance future cash needs primarily through public or private equity offerings, debt financings or strategic collaborations. Although we are not reliant on institutional credit finance and therefore not subject to debt covenant compliance requirements or potential withdrawal of credit by banks, we are reliant on the availability of funds and activity in equity markets. We do not know whether additional funding will be available on acceptable terms, or at all. If we are not able to secure additional funding when needed, we may have to delay, reduce the scope of or eliminate one or more of our clinical trials or research and development programs or make changes to our operating plan. In addition, we may have to partner one or more of our product candidate programs at an earlier stage of development, which would lower the economic value of those programs to us.

Since our inception, we have relied primarily on the proceeds from sales of common and preferred equity securities to finance our operations and internal growth. Additional funding has come through research and development tax credits, government grants, the sale of product rights, interest on investments, licensing revenue, royalty income, and a limited amount of product revenue from operations discontinued in September 2012.

As discussed in Note 1 of the Notes to the Consolidated Financial Statements accompanying this Annual Report on Form 10-K, under ASC Topic 205-40, Presentation of Financial Statements - Going Concern, management is required at each reporting period to evaluate whether there are conditions and events, considered in the aggregate, that raise substantial doubt about an entity’s ability to continue as a going concern within one year after the date that the financial statements are issued. This evaluation initially does not take into consideration the potential mitigating effect of management’s plans that have not been fully implemented as of the date the financial statements are issued.

Agreements to Sell Securities

On November 13, 2024, Cyclacel Pharmaceuticals, Inc. (the “Company”) entered into a letter agreement (the “Warrant Exercise and Reload Agreement”) with the holder (the “Holder”) of its issued and outstanding Series B Warrants (the “Prior Warrants”) to purchase an aggregate of 20,704 shares of common stock of the Company offering the Holder the opportunity to exercise all of its Prior Warrants for cash at a reduced exercise price equal to $99.60 per share provided the Prior Warrants were exercised in full for cash on or before 12:30 P.M. Eastern Time on the date of the Warrant Exercise and Reload Agreement. In consideration for the exercise of the Prior Warrants, the Holder received new unregistered Series C Warrants (the “Series C Warrants”) exercisable for up to an aggregate of 41,408 shares of common stock (the “Series C Warrant Shares”) and new unregistered Series D Warrants (the “Series D Warrants” and, together with the Series C Warrants, the “New Warrants”) exercisable for up to an aggregate of 41,408 shares of common stock (the “Series D Warrant Shares” and, together with the Series C Warrant Shares, the “New Warrant Shares”). The Series C Warrants are exercisable beginning on the date upon which the Company receives stockholder approval of the issuance of the New Warrant Shares and the Placement Agent Warrant Shares (the “Stockholder Approval Date”) for a period of five and one-half (5.5) years following the Stockholder Approval Date and the Series D Warrants are exercisable beginning on the Stockholder Approval Date for a period of eighteen (18) months following the Stockholder Approval Date. The New Warrants each have an exercise price of $99.60 per share. The shares of common stock issued upon exercise of the Prior Warrants are registered pursuant to an effective registration statement on Form S-1 (No. 333-279157).

On April 30, 2024, the Company entered into a securities purchase agreement (the “Purchase Agreement”) with an institutional investor (the “Purchaser”) for the issuance and sale in a private placement (the “Private Placement”) of (i) 604 shares of the Company’s common stock, (ii) pre-funded warrants to purchase up to 20,100 shares of common stock (the “Pre-Funded Warrants”), (iii) series A warrants to purchase up to 20,704 shares of common stock (the “Series A Warrants”), and (iv) series B warrants to purchase up to 20,704 shares of common stock (the “Series B Warrants” and together with the Series A Warrants, the “Common Warrants”). The purchase price of each share of common stock and associated Common Warrants was $386.40 and the purchase price of each Pre-Funded Warrant and associated Common Warrants was $386.376.

The Common Warrants are exercisable immediately upon issuance at an exercise price of $326.40 per share. The Series A Warrants will expire five and one-half years from the date of issuance and the Series B Warrants will expire eighteen months from the date of issuance. The Pre-Funded Warrants are exercisable immediately upon issuance at an exercise price of $0.024 per share and may be exercised at any time until the Pre-Funded Warrants are exercised in full. A holder of Pre-Funded Warrants or Common Warrants (together with its affiliates) may not exercise any portion of such warrants to the extent that the holder would own more than 4.99% (or, at the election of the holder 9.99%) of the Company’s outstanding common stock immediately after exercise.

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In connection with the Private Placement, the Company entered into a registration rights agreement (the “Registration Rights Agreement”), dated as of April 30, 2024, with the Purchaser, pursuant to which the Company agreed to prepare and file a registration statement with the Securities and Exchange Commission (the “SEC”) registering the resale of the securities issued in the Private Placement.

On December 21, 2023, we entered into a securities purchase agreement (the “Securities Purchase Agreement”) with certain institutional investors (the “Purchasers”). Pursuant to the Securities Purchase Agreement, we agreed to sell in a registered direct offering (“Registered Direct Offering”) 702 shares (“Shares”) of our common stock and pre-funded warrants (“Pre-Funded Warrants”) to purchase up to 915 shares of common stock. The Pre-Funded Warrants have an exercise price of $0.24 per share and are immediately exercisable and can be exercised at any time after their original issuance until such Pre-Funded Warrants are exercised in full. Each Share was sold at a price of $795.60 and each Pre-Funded Warrant was sold at a price of $795.36 (equal to the purchase price per Share minus the exercise price of the Pre-Funded Warrant).

Pursuant to the Securities Purchase Agreement, in a concurrent private placement (together with the Registered Direct Offering, the “Offerings”), we also agreed to issue to the Purchasers unregistered warrants (“Common Warrants”) to purchase up to 1,617 shares of common stock. Each Common Warrant has an exercise price of $765.60 per share, is exercisable immediately following their original issuance and will expire seven years from the original issuance date. The closing of the offering occurred on December 26, 2023, and the net proceeds to us were approximately $1.0 million, after deducting placement agent fees and other offering expenses payable by us. Ladenburg Thalmann & Co. Inc. (the “Placement Agent”) acted as the exclusive placement agent for the Offerings, pursuant to a placement agency agreement dated December 21, 2023, by and between us and the Placement Agent.

On December 21, 2023, in a separate concurrent insider private placement (the “Insider Private Placement”), we also entered into a Securities Purchase Agreement with certain of our executive officers (the “Insider Securities Purchase Agreement”) pursuant to which we agreed to sell in a private placement (i) 25 shares of common stock and warrants to purchase 25 shares of common stock on the same terms as the Common Warrants issued to the Purchasers in the Offerings to Spiro Rombotis, our Chief Executive Officer, and (ii) 8 shares of common stock and warrants to purchase 8 shares of common stock on the same terms as the Common Warrants issued to the Purchasers in the Offerings to Paul McBarron, our Executive Vice President-Finance, Chief Financial Officer and Chief Operating Officer. Each such share of common stock and accompanying warrant was sold at a purchase price of $795.60, which was the same purchase price for the Shares sold in the Registered Direct Offering.

On August 12, 2021, we entered into a Controlled Equity Offering Sales Agreement (the “Sales Agreement”) with Cantor Fitzgerald & Co. (“Cantor”), pursuant to which we could issue and sell, from time to time, shares of our common stock having an aggregate offering price of up to $50.0 million through Cantor as the sales agent. Cantor could sell our common stock by any method permitted by law deemed to be an “at the market offering” as defined in Rule 415(a)(4) of the Securities Act.

On August 12, 2022, we became aware that the shelf registration statement on Form S-3 (file number 333-231923) (the “Registration Statement”) associated with this Sales Agreement had expired on June 21, 2022. Prior to becoming aware of the expiration, but following the expiration, we sold an aggregate of 552 shares of our common stock at market prices for aggregate proceeds of approximately $2,721,187. The sale of these shares were subject to potential rescission rights by certain stockholders. As a result of these rescission rights, we classified 866 shares (including 314 previously issued and outstanding shares sold for which the Company did not receive proceeds and which were reclassified to temporary equity as of September 30, 2022), with an aggregate redemption value of $4,494,496 of our common stock as stock outside stockholders equity. We also restated our loss per share as a result of $135,000 of associated fees not initially accounted for as accretion to the maximum redemption amount of the shares subject to potential rescission. During the third quarter of 2023, upon expiration of the rescission rights and with no claims or demands to exercise such rights, we reclassified all 866 shares back to permanent equity. In all periods presented, the shares subject to the rescission rights were treated as issued and outstanding for purposes of earnings per share and general financial reporting.

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Dividend on Preferred Stock

On January 29, 2025, the Board of Directors of Cyclacel Pharmaceuticals, Inc. (the “Company”) passed a resolution to suspend payment of the quarterly cash dividend on the Company’s 6% Convertible Exchangeable Preferred Stock (the “Preferred Stock”) scheduled for February 1, 2025. The quarterly cash dividend payments were suspended for payments scheduled for May 1, 2024, August 1, 2024 and November 1, 2024. The Board of Directors will continue to evaluate the payment of a quarterly cash dividend on a quarterly basis.

Results of Operations

Revenues

We recognized $0 revenue for the three months ended March 31, 2025 and $29,000 for the three months ended March 31, 2024. This revenue is related to recovery of clinical manufacturing costs associated with an investigator sponsored study managed by Cedars-Sinai Medical Center. We do not expect to report revenue for the foreseeable future.

The following table summarizes the revenues for years ended December 31, 2024 and 2023 (in thousands except percentages):

	Year ended December 31,		Difference
	2024	2023	$	%
Clinical trial supply	43	420	(377)	(90)
Total Revenue	$43	$420	$(377)	(90)

We recognized $43,000 of revenue for the year ended December 31, 2024. This revenue relates to recovery of clinical manufacturing costs associated with an investigator sponsored study managed by Cedars-Sinai Medical Center. We recognized $420,000 of revenue for the comparative period in 2023.

We do not expect to report revenue for the foreseeable future.

Research and development

We expense all research and development costs as they are incurred. Research and development expenses primarily include:

●	Clinical trial and regulatory-related costs;
●	Payroll and personnel-related expenses, including consultants and contract research organizations;
●	Preclinical studies and materials;
●	Technology license costs;
●	Stock-based compensation; and
●	Rent and facility expenses for our office.

The following table provides information with respect to our research and development expenditures for the three months ended March 31, 2025 and 2024 (in $000s except percentages):

	Three Months Ended
	March 31,		Difference
	2025	2024	$	%
Transcriptional Regulation (fadraciclib)	$389	$1,752	$(1,363)	(78)
Anti-mitotic (plogosertib)	360	963	(603)	(63)
Other research and development expenses	73	87	(14)	(16)
Total research and development expenses	$822	$2,802	$(1,980)	(71)

Total research and development expenses represented 16% and 64% of our operating expenses for the three months ended March 31, 2025 and 2024, respectively.

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Research and development expenses decreased by $2.0 million from $2.8 million for the three months ended March 31, 2024 to $0.8 million for the three months ended March 31, 2025. Expenditure for the transcriptional regulation program ceased as a result of the Company’s UK subsidiary, Cyclacel Limited, being liquidated on January 24, 2025. Research and development expenses relating to plogosertib decreased by $0.6 million relative to the respective comparative period whilst we continue to explore and develop an alternative salt, oral formulation with improved bioavailability.

The following table provides information with respect to our research and development expenditures for the years ended December 31, 2024 and 2023 (in thousands except percentages):

	Year Ended
	December 31,		Difference
	2024	2023	$	%
Transcriptional Regulation (fadraciclib)	$4,970	$13,358	$(8,388)	(63)
Anti-mitotic (plogo)	1,566	4,987	(3,421)	(69)
Other research and development expenses	119	810	(691)	(85)
Total research and development expenses	$6,655	$19,155	$(12,500)	(65)

Research and development expenses represented 55% and 74% of our operating expenses for the years ended December 31, 2024 and 2023, respectively.

Research and development expenses decreased by $12.5 million from $19.2 million for the year ended December 31, 2023 to $6.7 million for the year ended December 31, 2024. Expenditure for the transcriptional regulation program decreased by $8.4 million for the year ending December 31, 2024 relative to the respective comparative period. This decrease was primarily due to a decrease in clinical trial costs of $2.4 million associated with the temporary halt in the Phase 1/2 study in hematological malignancies, the completion of a bioequivalence and tox studies during the prior year of $2.1 million, reduction in manufacturing costs of $3.5 million and other non-clinical expenditure of $0.4 million. Research and development expenses relating to Plogo decreased by $3.4 million for the year ending December 31, 2024 relative to the respective comparative period. This decrease was primarily due to a decrease in clinical trial costs of $1.6 million associated with the progression of clinical trials for the evaluation of Plogo in Phase 1/2 studies, a decrease in manufacturing costs of $0.5 million, employment costs of $0.6 million and other non-clinical expenditure of $0.7 million.

The future

We anticipate that overall research and development expenses for the year ended December 31, 2025 will decrease significantly compared to the year ended December 31, 2024 as we focus on our Plogo clinical program. There will be no expenditure related to fadraciclib as the program is being marketed for sale by the joint liquidator of the Subsidiary.

Following the liquidation of the UK Subsidiary, and therefore the loss of ownership of our transcriptional regulation program, we anticipate that overall research and development expenses for the year ended December 31, 2025 will decrease significantly compared to the year ended December 31, 2024 as we focus only on the development of anti-mitotic program.

General and administrative

General and administrative expenses include costs for administrative personnel, legal and other professional expenses and general corporate expenses.

The following table summarizes the general and administrative expenses for the three months ended March 31, 2025 and 2024 (in $000s except percentages):

	Three Months Ended
	March 31,		Difference
	2025	2024	$	%
Total general and administrative expenses	$4,214	$1,582	$2,632	166

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Total general and administrative expenses represented 84% and 36% of our operating expenses for the three months ended March 31, 2025 and 2024, respectively.

General and administrative expenses increased by approximately $2.6 million from $1.6 million for the three months ended March 31, 2024 to $4.2 million for the three months ended March 31, 2025, due to several one-time costs associated with the change of control of the Company; primarily stock compensation expense of $1.4 million, D&O insurance costs of $0.7 million, compensation expense of $0.3 million and legal costs of $0.1 million.

The following table summarizes the total general and administrative expenses for the years ended December 31, 2024 and 2023 (in thousands except percentages):

	Year Ended
	December 31,		Difference
	2024	2023	$	%
Total general and administrative expenses	$5,392	$6,718	$(1,326)	(20)

Total general and administrative expenses represented 45% and 26% of our operating expenses for the years ended December 31, 2024 and 2023, respectively.

Our general and administrative expenditures decreased by $1.3 million from $6.7 million for the year ended December 31, 2023 to $5.4 million for the year ended December 31, 2024. This decrease was primarily due to reduction in stock compensation costs of $0.5 million, employment related costs of $0.2 million, corporate reporting costs of $0.2 million and investor relation costs of $0.2 million against the comparative prior period.

The future

We expect general and administrative expenditures for the year ended December 31, 2025 to be broadly in line with our expenditures for the year ended December 31, 2024, as the Company begins to stabilize following a change of control.

Other expense, net

The following table summarizes other (expense) income, net for the three months ended March 31, 2025 and 2024 (in $000 except percentages):

	Three Months Ended
	March 31,		Difference
	2025	2024	$	%
Foreign exchange losses	$(8)	$1	$(9)	(900)
Interest income	6	2	4	200
Gain on deconsolidation of subsidiary	4,947	-	4,947	-
Other income, net	10	52	(42)	(81)
Total other income (expense), net	$4,955	55	$4,900	8,909

Total other income increased by $4.9 million from $55,000 for the three months ended March 31, 2024 to $5.0 million for the three months ended March 31, 2025. The liquidation of our formerly wholly owned subsidiary and the subsequent deconsolidation thereof in January 2025 resulted in a $5.0 million gain on deconsolidation. Other income for the three months ended March 31, 2025 relates to royalties receivable under a December 2005 Asset Purchase Agreement, or APA, whereby Xcyte Therapies, Inc., or Xcyte (a business acquired by us in March 2006) sold certain assets and intellectual property to ThermoFisher Scientific Company, or TSC (formerly Invitrogen Corporation) through the APA and other related agreements. The assets and technology were not part of our product development plan following the transaction between Xcyte and Cyclacel in March 2006. Accordingly, we presented $0 and $52,000 as other income arising from royalties from the APA during each of the three months ended March 31, 2025 and 2024, respectively.

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The following table summarizes the other income (expense) for years ended December 31, 2024 and 2023 (in thousands except percentages):

	Year Ended
	December 31,		Difference
	2024	2023	$	%
Foreign exchange losses	$(54)	$(414)	$360	(87)
Interest income	12	266	(254)	(95)
Other income, net	52	50	2	4
Total other income (expense), net	$10	(98)	$108	(110)

Total other expense, net, increased by $108,000 from an expense of $98,000 for the year ended December 31, 2023 to an income of $10,000 for the year ended December 31, 2024. The decrease in other expense, net primarily relates to a reduction in interest income of $254,000 as a direct result of holding lower cash balances during 2024. Other income, net relates to royalties receivable under a December 2005 Asset Purchase Agreement, or APA, whereby Xcyte Therapies, Inc., or Xcyte (a business acquired by us in March 2006) sold through the APA and other related agreements certain assets and intellectual property which are not related to our product development plans to ThermoFisher Scientific Company, or TSC. Accordingly, we presented $52,000 and $50,000 as other income received from TSC during the years ended December 31, 2024 and 2023, respectively. We have no knowledge of TSC’s activities and cannot predict when we may receive income under the APA, if any.

Foreign exchange losses

Foreign exchange losses increased by $9,000, from a gain of $1,000 for the three months ended March 31, 2024, to a loss of $8,000 for the three months ended March 31, 2025.

Foreign exchange losses increased by $360,000 to a loss of $54,000 for the year ended December 31, 2024 compared to a loss of $414,000 for the year ended December 31, 2023.

We have intercompany loans in place between our parent company based in New Jersey and our subsidiary based in Scotland. The intercompany loans outstanding are not expected to be repaid in the foreseeable future and the nature of the funding advanced is of a long-term investment nature. Therefore, all unrealized foreign exchange gains or losses arising on the intercompany loans are recognized in other comprehensive income until repayment of the intercompany loan becomes foreseeable. Unfavorable unrealized foreign exchange movements related to intercompany loans resulted in a loss of $2.9 million for the year ended December 31, 2024 compared to a gain of $12.6 million for the year ended December 31, 2023.

The future

Other income (expense), net will continue to be impacted by changes in foreign exchange rates and the receipt of income under the APA. As we are not in control of sales made by TSC, we are unable to estimate the level and timing of income under the APA, if any.

As a result of the liquidation of the UK subsidiary in January 2025, the intercompany loans will be written off as part of the deconsolidation process. The accumulated translation adjustments currently recorded in other comprehensive income within equity will be reversed and recorded as part of the gain/loss from deconsolidation of the subsidiary.

Income tax benefit

We record research and development tax credits within income taxes. Credit is taken for research and development tax credits, which are claimed from the United Kingdom’s taxation and customs authority (HMRC), in respect of qualifying research and development costs incurred.

The following table summarizes total income tax benefit for the three months ended March 31, 2025 and 2024 (in $000s except percentages):

	Three Months Ended
	March 31,		Difference
	2025	2024	$	%
Total income tax benefit	$—	$1,354	$(1,354)	(100)

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The total income tax benefit, which comprised of research and development tax credits recoverable was $1.4 million, during the three months ended March 31, 2024 to $0 for the three months ended March 31, 2025, following the liquidation of the UK Subsidiary and the subsequent loss of eligibility for recoverable tax credits as a result thereof. The level of tax credits recoverable is linked directly to qualifying research and development expenditure incurred in any one year and the availability of trading losses.

The following table summarizes total income tax benefit from such credits for the years ended December 31, 2024 and 2023 (in thousands except percentages):

	Year Ended
	December 31,		Difference
	2024	2023	$	%
Total income tax benefit	$782	$2,996	$(2,214)	(74)

The income tax benefit decreased significantly by approximately $2.2 million, from $3.0 million for the year ended December 31, 2023 to $0.8 million for the year ended December 31, 2024, due to the ineligibility to recover qualifying research and developments expenditure incurred during 2024. The $0.8 million tax benefit in 2024 relates to a deferred claim based on 2023 qualifying research and development expenditure. The level of tax credits recoverable is linked directly to qualifying research and development expenditure incurred in any one year and the availability of trading losses.

The future

We do not expect to continue to be eligible to receive United Kingdom research and development tax credits for the year ending December 31, 2025

Liquidity and Capital Resources

The following is a summary of our key liquidity measures as of December 31, 2024 and 2023 (in thousands):

	December 31,
	2024	2023
Cash and cash equivalents	$3,137	$3,378
Working capital:
Current assets	$3,674	$7,444
Current liabilities	(6,268)	(8,161)
Total working capital deficit	$(2,594)	$(717)

Cash Flows

Cash from operating, investing and financing activities for the three months ended March 31, 2025 and 2024 is summarized as follows (in $000s):

	Three Months Ended March 31,
	2025	2024
Net cash used in operating activities	$(3,247)	$(483)
Net cash used in investing activities	—	—
Net cash provided by financing activities	3,646	(79)

Cash provided by (used in) operating, investing and financing activities for the years ended December 31, 2024 and 2023 is summarized as follows (in thousands):

	Year Ended December 31,
	2024	2023
Net cash used in operating activities	$(7,990)	$(16,112)
Net cash used in investing activities	—	(6)
Net cash provided by financing activities	7,822	848

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Operating activities

Net cash used in operating activities increased by $2.8 million, from $0.5 million for the three months ended March 31, 2024 to $3.2 million for the three months ended March 31, 2025. The increase in cash used by operating activities was primarily due toa change in working capital of $7.1 million as result of the change of control of the Company, and offset by decrease in net loss of $2.8 million and increase of $1.5 million of stock compensation expense.

Net cash used in operating activities decreased by $8.1 million, from $16.1 million for the year ended December 31, 2023 to $8.0 million for the year ended December 31, 2024. The decrease in cash used by operating activities was primarily the result of a decrease in net loss of $11.3 million, offset by a change in working capital of $2.3 million and stock based compensation of $0.9 million. The $2.3 million change in working capital was primarily due to receivables for research and development tax credits. A cash receipt of approximately $3.7 million in research and development tax credit was received during the year ended December 31, 2024.

Investing activities

Net cash used by investing activities was $0 for each of the three months ended March 31, 2025 and 2024.

There was no net cash used in investing activities for the year ended December 31, 2024 and $6,000 in capital expenditures on information technology (“IT”) during the respective comparative period.

Financing activities

Net cash provided by financing activities was $3.6 million for the three months ended March 31, 2025 as a direct result of receiving approximately $3.6 million, net of expenses, from the issuance of preferred stock under a Securities Purchase Agreement following a change of control of the Company.

Net cash used in financing activities was $79,000 for the three months ended March 31, 2024 primarily due to dividend payment of approximately $50,000 to the holders of our 6% Preferred Stock.

Net cash provided by financing activities was $7.8 million for the year ended December 31, 2024 as a direct result of receiving approximately:

●	$6.2 million, net of expenses, from the issuance of common stock and warrants under a Securities Purchase Agreement with an institutional investor,
●	$1.6 million in net proceeds from a warrant exercise and reload agreement

Net cash provided by financing activities was $0.8 million for the year ended December 31, 2023 as a direct result of receiving approximately:

●	$1.0 million in net proceeds from the issuance of common stock and pre-funded warrants pursuant to the Registered Direct Offering,
●	offset by dividend payments of approximately $0.2 million to the holders of our 6% Convertible Exchangeable Preferred Stock in 2023 that were not paid in 2024.

Contractual Obligations

The following table summarizes our long-term contractual obligations as of December 31, 2024 (in thousands):

		Payments Due by Period
	Total	Less than 1 year	1 – 3 years	3 – 5 years	More than 5 years
Operating Lease Obligations	$5	$5	$—	$—	$—

Operating lease obligations relates to leasing office space at our Berkeley Heights, New Jersey location. The lease for our Berkeley Heights location, which was entered into in April 2022, has been terminated, effective January 31, 2025. Effective March 1, 2025, the Company entered into a two year lease agreement for our corporate headquarters at Level 10, Tower 11, Avenue 5, No. 8, Jalan Kerinchi, 59200 Kuala Lumpur, Malaysia.

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Off-Balance Sheet Arrangements

Since our inception, we have not had any off-balance sheet arrangements or relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or variable interest entities, which are typically established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.

Recently Issued Accounting Pronouncements

Please see Note 2 to the consolidated financial statements for a discussion of the potential effects that recently issued, but not yet effective, accounting standards will have on our financial statements when adopted in a future period.

Critical Accounting Policies and Estimates

Our discussion and analysis of our financial condition and results of operations is based on our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities and expenses and related disclosure of contingent assets and liabilities. We review our estimates on an ongoing basis. We base our estimates on historical experience and on various other factors that we believe to be reasonable under the circumstances. Actual results may differ from these estimates. We believe the judgments and estimates required by the following accounting policies to be critical in the preparation of our consolidated financial statements.

Our significant accounting policies are more fully described in Note 2 to our consolidated financial statements included elsewhere in this report. We believe the following critical accounting policies reflect our more significant estimates and assumptions used in the preparation of our consolidated financial statements.

Accrued Research and Development Costs

Accrued research and development costs comprise our best estimates related to the cost of clinical trials, laboratory, and manufacturing activities that were incurred, but not paid or invoiced, as of the end of a reporting period.

Data management and monitoring of our clinical trials are performed with the assistance of contract research organizations, or CROs, or clinical research associates, or CRAs, in accordance with our standard operating procedures. Typically, CROs and CRAs bill monthly for services performed, or based upon milestones achieved. We accrue unbilled clinical trial expenses based on estimates of the level of services performed each period. Moreover, clinical trial costs related to patient enrollment are accrued as patients are entered into and progress through the trial.

We also perform outsourced laboratory and manufacturing activities. We accrue for unbilled laboratory and manufacturing activities performed by third parties based on estimates of their progress towards completing the requested tasks.

As of December 31, 2024, we accrued $1.3 million research and development costs, that we have estimated to have been incurred as of year-end but had not been invoiced. This represents approximately 20% of our total research and development expense for the year ended December 31, 2024. As of December 31, 2023, we accrued $3.7 million research and development costs, that we have estimated to have been incurred as of year-end but had not been invoiced. This represents approximately 19% of our total research and development expense for the year ended December 31, 2023.

When recording these accruals, we must make judgments about the progress of our various clinical activities. We (as well as our CROs and CRAs) are reliant on information being provided timely and accurately by the multitude of clinics and hospitals where the studies are being conducted, some of which are located internationally. We must also make estimates about the progress our third-party vendors are making towards completing laboratory and manufacturing activities.

Stock-based Compensation

We grant stock options, restricted stock units and restricted stock to officers, employees, directors and consultants under our 2018 Equity Incentive Plan (the 2018 Plan) and the 2020 Inducement Equity Incentive Plan. We measure compensation cost for all stock-based awards at fair value on date of grant and recognize compensation over the requisite service period. The fair value of restricted stock and restricted stock units is determined based on the number of shares granted and the quoted price of our common stock on the date of grant. The determination of grant-date fair value for stock option awards is estimated using an option-pricing model, which includes variables such as the expected volatility of our share price, the anticipated exercise behavior of our employees, interest rates, and dividend yields. These variables are projected based on our historical data, experience, and other factors. Changes in any of these variables could result in significant adjustments to the costs recognized for share-based payments.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF FITTERS SDN. BHD.

The following discussion and analysis of financial condition and results of operations should be read together with the consolidated financial statements of Fitters Sdn. Bhd. (“Fitters”) and accompanying notes appearing elsewhere in this proxy statement/prospectus. This discussion of Fitters’ financial condition and results of operations contains certain statements that are not strictly historical and are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a high degree of risk and uncertainty. Actual results may differ materially from those projected in the forward-looking statements due to risks and uncertainties that exist in Fitters’ operations, development efforts and business environment, including those set forth in the section entitled “Risk Factors—Risks Related to Fitters Sdn. Bhd.” in this proxy statement/prospectus, the other risks and uncertainties described in the section entitled “Risk Factors” in this proxy statement/prospectus and the other risks and uncertainties described elsewhere in this proxy statement/prospectus. All forward-looking statements included in this proxy statement/prospectus are based on information available to Fitters as of the date hereof, and Fitters assumes no obligation to update any such forward-looking statement.

Overview

Fitters Sdn. Bhd. (“Fitters,” “we,” “our,” or the “Company”) is a Malaysian private limited company, incorporated on August 20, 1982, specializing in the supply and trading of protective and fire safety equipment. Headquartered in Kuala Lumpur, Malaysia, we provide a wide range of fire safety products, including fire extinguishers, foam system, fire-resistant doors, personal protective equipment (“PPE”), and fire safety apparel. As a wholly-owned subsidiary of FITTERS Diversified Berhad, a company listed on the Main Market of Bursa Malaysia Securities Berhad (Stock Code: 9318), we leverage the group’s expertise in fire protection to serve domestic and international markets. Our mission is to deliver high-quality, certified safety solutions that enhance protection across commercial, industrial, healthcare, and residential sectors. Our focus on trading and distribution positions us as a key player in Malaysia’s fire safety market, with a reputation for reliability and compliance with stringent regulatory standards.

Over the past four decades, we have expanded our product portfolio to include advanced fire-fighting equipment, foam system, PPE, and safety apparel, establishing a strong presence in the industry. Our history of consistent growth reflects our commitment to quality and customer-centric innovation, positioning us as a trusted name in fire safety equipment distribution.

Recent Events

Cyclacel Pharmaceuticals, Inc. (“Cyclacel” or “Parent”) and FITTERS Diversified Berhad, a Malaysia publicly-listed investment holding company on Bursa Securities (KL: 9318) (“Fitters Parent”), which is the beneficial owner of all of the ordinary shares (the “Company Ordinary Shares” or “Shares” and each, a “Share”) of Fitters Sdn. Bhd., a private limited company incorporated in Malaysia (the “Company” or “Fitters”) entered into an Exchange Agreement dated as of May 6, 2025, as amended on July 7, 2025 and as it may be further amended from time to time (collectively, the “Exchange Agreement”) (“Fitters Parent” and “Parent” are sometimes referred to herein as the “Parties” or each, a “Party”). The Parties thereto intend to effect a voluntary share exchange between Parent and Fitters Parent (the “Exchange”), in which the Company will become a wholly-owned subsidiary of Parent, in accordance with the terms of the Exchange Agreement and the rules under Delaware General Corporation Law (the “DGCL”) and the Malaysian Companies Act. The Company has three wholly-owned subsidiaries: AHT NRG Asia Sdn. Bhd., FITTERS (Sarawak) Sdn. Bhd., and Modular Floor Systems (M) Sdn. Bhd.

Upon the terms and subject to the conditions set forth in the Exchange Agreement, and in accordance with the DGCL, at the Closing (as hereinafter defined), Fitters Parent shall convey, assign, and transfer all of its right, title and interest to the Company Ordinary Shares to Parent. The Shares transferred to Parent at the Closing shall constitute one hundred (100%) percent of the issued and outstanding capital shares of the Company. As consideration for its acquisition of the Company Ordinary Shares, Parent shall issue an amount of common stock, par value $0.001 per share (the “Parent Common Stock”) equal to nineteen and ninety-nine hundreds percent (19.99%) of the issued and outstanding shares of Parent Common Stock as of the Closing Date (as defined below) (the “Exchange Shares”) to Fitters Parent. In the event the value of the Exchange Shares is not mutually acceptable to both Parties prior to the Closing Date, the parties have agreed to negotiate in good faith an adjustment to the Exchange Shares. If the Transaction does not close by September 30, 2025, either party may terminate the Exchange Agreement and the Transaction.

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Revenue

Our revenue is primarily generated through the sale of fire protection products, emergency response equipment, and related services, including system installation, maintenance, and inspection.

Administrative Expenses

Administrative expenses consist primarily of personnel expenses, professional fees for legal, auditing, tax and business consulting services and travel costs. Fitters expects that general and administrative expenses will increase in the future as Fitters expands its operating activities.

If Fitters completes the Transaction, Fitters would become a subsidiary of an SEC registrant and would expect to incur costs associated with being a SEC registrant. These increases will likely include legal fees, costs associated with Sarbanes-Oxley compliance, accounting fees, and directors’ and officers’ liability insurance premiums.

General trends and outlook

Sales of our products and services are driven primarily by the increasing demand for fire safety and emergency response solutions. This demand is influenced by stricter regulatory standards, growing awareness of fire prevention, urban development, and the need for advanced technology in firefighting and emergency management. Additionally, rising investments in public safety infrastructure and industrial risk management continue to create opportunities for growth in both domestic and international markets.

We believe drivers of industry demand should remain favorable in most of our geographic markets. For more information regarding these industry trends, see “Fitters Sdn. Bhd. Business - Industry Overview.” Our customer targeting efforts, product development projects, aftermarket service offerings are focused on enhancing our exposure to these trends.

Critical Accounting Policies and Estimates

This management discussion and analysis of financial condition and results of operations is based on Fitters’ consolidated financial statements including the accounts of the Company and its subsidiaries, which have been prepared in accordance with accounting principles in the United States of America (“US GAAP”). Intercompany transactions and balances were eliminated in consolidation. The preparation of these financial statements requires Fitters to make estimates and judgments that affect the reported amounts of assets, liabilities and expenses. On an ongoing basis, Fitters evaluates these estimates and judgments. Fitters bases its estimates on historical experience and on various assumptions that Fitters believes to be reasonable under the circumstances. These estimates and assumptions form the basis for making judgments about the carrying values of assets and liabilities and the recording of expenses that are not readily apparent from other sources. Actual results may differ materially from these estimates. Fitters believes that the accounting policies discussed below are critical to understanding Fitters’ historical and future performance, as these policies relate to the more significant areas involving its judgments and estimates.

Use of Estimates

In preparing these financial statements, management makes estimates and assumptions that affect the reported amounts of assets and liabilities in the balance sheets and revenues and expenses during the years reported. Actual results may differ from these estimates.

Cash and Cash Equivalents

The Company considers short-term, highly liquid investments with an original maturity of 90 days or less to be cash equivalents.

Our deposit in Malaysia banks are secured by Perbadanan Insurans Deposit Malaysia, compensating up to a limit of Malaysia Ringgit MYR250,000 per deposit per member bank, which is equivalent to $56,351, if any of our bank fail.

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Accounts Receivable

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of accounts receivable. The Company extends credit to its customers in the normal course of business and generally does not require collateral. The Company’s credit terms are dependent upon the segment, and the customer. The Company assesses the probability of collection from each customer at the outset of the arrangement based on a number of factors, including the customer’s payment history and its current creditworthiness. If in management’s judgment collection is not probable, the Company does not record revenue until the uncertainty is removed.

Management performs ongoing credit evaluations, and the Company maintains an allowance for potential credit losses based upon its loss history and its aging analysis. The allowance for doubtful accounts is the Company’s best estimate of the amount of credit losses in existing accounts receivable.

Accounts receivable is recognized and carried at the original invoice amount less an allowance for any uncollectible amounts. An estimate for doubtful accounts receivable is made when collection of the full amount is no longer probable. Bad debts are written off as incurred.

Credit losses

The Company estimates and records a provision for its expected credit losses related to its financial instruments, including its trade receivables and other receivables. Management considers historical collection rates, the current financial status of the Company’s customers, macroeconomic factors, and other industry-specific factors when evaluating current expected credit losses. Forward-looking information is also considered in the evaluation of current expected credit losses. However, because of the short time to the expected receipt of accounts receivable, management believes that the carrying value, net of expected losses, approximates fair value and therefore, relies more on historical and current analysis of such financial instruments, including its trade receivables and other receivables.

Credit loss rate is determined by historical collection based on aging schedule, adjusted for current conditions using reasonable and supportable forecasts. Based on the aging categorization and the adjusted loss rate per category, an allowance for credit losses is calculated by multiplying the adjusted loss rate with the amortized cost in the respective age category.

Revenue recognition

The Company and its subsidiaries generate multiple streams of revenues and recognized upon customer obtained control of promised goods or services and recognized in an amount that reflects the consideration that the Company expects to receive in exchange for those services. In addition, the standard requires disclosure of the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers.

The Company adopted ASU 2014-09, Revenue from Contracts with Customers (Topic 606). Under this standard, a contract is defined as an agreement between two or more parties that creates enforceable rights and obligations. The Company identifies distinct goods or services promised in the contract, which primarily include the sale of firefighting equipment and safety apparel, as well as the provision of installation and maintenance services. The transaction price is determined based on the fixed consideration the Company expects to receive in exchange for transferring the promised goods or services.

Foreign currencies translation

Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchange rates prevailing at the dates of the transaction. Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency using the applicable exchange rates at the balance sheet dates. The resulting exchange differences are recorded in the statement of operations and comprehensive income (loss).

The functional currency of the Company is the United States Dollars (“US$” or “US dollars”) and the accompanying financial statements have been expressed in US dollars. In addition, the Company’s subsidiary maintains its books and record in Malaysia Ringgit (“MYR”), which is the respective functional currency as being the primary currency of the economic environment in which the entity operates.

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In general, for consolidation purposes, assets and liabilities of its subsidiaries whose functional currency is not US dollars are translated into US dollars, in accordance with ASC Topic 830-30, “Translation of Financial Statement”, using the exchange rate on the balance sheet date. Revenues and expenses are translated at average rates prevailing during the period. The gains and losses resulting from translation of financial statements of foreign subsidiary are recorded as a separate component of accumulated other comprehensive income.

Translation of amounts from the local currency of the Company into US$1 has been made at the following exchange rates for the respective periods:

	March 31,
	2025	2024
Period-end MYR : US$1 exchange rate	4.4365	4.7225
Period-averaged MYR : US$1 exchange rate	4.5049	4.6414

Related parties

Parties, which can be a corporation or individual, are considered to be related if the Company has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operating decisions. Companies are also considered to be related if they are subject to common control or common significant influence.

Fair value of financial instruments

The carrying value of the Company’s financial instruments: cash and cash equivalents, trade receivable, deposits and other receivables, amount due to related parties, trade payables and other payables approximate at their fair values because of the short-term nature of these financial instruments.

The Company also follows the guidance of the ASC Topic 820-10, “Fair Value Measurements and Disclosures” (“ASC 820-10”), with respect to financial assets and liabilities that are measured at fair value. ASC 820-10 establishes a three-tier fair value hierarchy that prioritizes the inputs used in measuring fair value as follows:

Level 1 : Observable inputs such as quoted prices in active markets;

Level 2 : Inputs, other than the quoted prices in active markets, that are observable either directly or indirectly;

Level 3 : Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.

Lease

The Company offices for fixed periods pre-emptive extension options. The Company recognizes lease payments for its short-term lease on a straight-line basis over the lease term.

Lease liability is initially and subsequently measured at the present value of the unpaid lease payments at the lease commencement date. The right-of-use asset is initially measured at cost, which comprises the initial amount of the lease liability adjusted for lease payments made at or before the lease commencement date, plus any initial direct costs incurred less any lease incentives received. Costs associated with operating lease assets are recognized on a straight-line basis within operating expenses over the term of the lease.

In determining the present value of the unpaid lease payments, ASC 842 requires a lessee to discount its unpaid lease payments using the interest rate implicit in the lease or, if that rate cannot be readily determined, its incremental borrowing rate. As most of the Company leases do not provide an implicit rate, the Company uses its incremental borrowing rate as the discount rate for the lease. The Company incremental borrowing rate is estimated to approximate the interest rate on a collateralized basis with similar terms and payments.

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Results of Operations

	Year ended March 31		Difference
	2025	2024
	US$	US$	US$	%
Total Revenue	1,921,568	2,116,590	(195,022)	(9.2)
Total Cost of Revenue	(1,503,775)	(1,643,505)	(139,730)	(8.5)
Gross Profit	417,793	473,085	(55,292)	(11.7)
Selling, General and Administrative Expenses	(585,293)	(687,075)	(101,782)	(14.8)
(Loss) from Operation	(167,500)	(213,990)	46,490	21.7
Interest Income	67,781	63,530	4,251	6.7
Interest Expenses	(3,353)	(5,342)	1,989	37.2
(Loss) before Income Tax	(103,072)	(155,802)	52,730	33.8
Income Tax Benefits/(Expenses)	10,986	(38,136)	49,122	128.8
Net (Loss)	(92,086)	(193,938)	101,852	52.5

Total Revenues

Total revenue was $1,921,568 and $2,116,590 for the years ended March 31, 2025, and 2024, respectively.

The decrease of revenue was primarily driven by market fluctuations and delayed customer procurement decisions. Despite this, demand for core fire safety products, such as fire extinguishers, alarms, and personal protective equipment remained relatively steady.

Total Cost of Revenues

Cost of revenues was $1,503,775 and $1,643,505 for the years ended March 31, 2025, and 2024, respectively. It primarily consists of the cost of fire safety products, such as fire extinguishers, alarms, and personal protective equipment.

Total Operating Costs and Expenses

Total operating costs and expenses were $588,646 and $692,417 for the years ended March 31, 2025, and 2024, respectively. They consist of general and administrative expenses “G&A” and interest expenses.

General and Administrative Expenses

General and administrative (“G&A”) expenses were $585,293 and $687,075 for the years ended March 31, 2025, and 2024, respectively. In 2025, our G&A expenses primarily consisted of employees’ salaries and allowances of $243,397, directors’ salaries of $26,681, administrative expenses $54,341, exchange gain $29,887 provision for credit losses of $274,970, provision for obsolete stock $18,703, rent and rates of $7,467, and audit, legal, and other professional fees of $7,337. In 2024, our G&A expenses primarily consisted of employees’ salaries and allowances of $270,578, directors’ salaries of $38,812, administrative expenses of $34,903, provision for credit losses of $122,322,impairment for cost of investment in subsidiary of $49,245, provision for obsolete stock $104,668, rent and rates of $7,758, and audit, legal, and other professional fees of $7,297. The decreased G&A expense of $101,782 was mainly derived from the decrease of provision for obsolete stock $85,965, impairment for cost of investment in subsidiary $49,245, employees’ salaries and allowances of $27,201, directors’ salaries of $11,931 offset by the increase of provision for credit losses $152,648, administrative expenses $19438, exchange gain $29,887 during the same period from 2024 to 2025. We expect our G&A expenses will slightly increase due to global inflation.

Gross profit decreased by 11% compared to FYE 31 March 2024, primarily due to reduced sales volumes and margin pressure in certain product lines. However, operating expenses were well-managed, showing a notable 15% decline compared to previous financial year.

The income tax benefits were derived from reversal of over-provision made in the prior year.

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As a result, the company recorded a lower net loss of USD92,086 for FYE 31 March 2025, compared to a loss of USD193,938 in the previous year.

While the financial results reflect short-term headwinds, they also underscore the importance of ongoing cost discipline and operational agility. The company remains focused on enhancing customer engagement, improving efficiency, and reinforcing its position in the fire services trading sector.

Liquidity and Capital Resources

The following is a summary of our key liquidity measures as of March 31, 2025 and 2024:

	March 31,
	2025	2024
Cash and cash equivalents	$593,055	$250,202
Working capital:
Current assets	$3,864,758	$3,720,380
Current liabilities	(1,409,067)	(1,321,790)
Total working capital surplus	$2,455,691	$2,398,590

Cash from operating, investing and financing activities for the year ended March 31, 2025 and 2024 is summarized as follows :

	Year ended March 31		Difference
	2025	2024
	US$	US$	US$	%
Net cash provided by operating activities	393,908	60,264	333,644	553.6
Net cash used in investing activities	(1,791)	(991)	800	80.7
Net cash (used in)/provided by financing activities	(70,356)	16,539	53,817	325.4

As of the latest reporting year, the company maintains a strong liquidity position, supported by healthy cash flows from operations and prudent working capital management, reflecting our ability to meet short-term obligations and finance day-to-day operations without reliance on external funding.

Cash generated from the sale of fire safety products and trading activities continues to be the primary source of liquidity. This has enabled us to fund inventory purchases, support receivables, and make timely payments to suppliers while maintaining a buffer for unforeseen expenses.

In addition, we have access to unutilized lines of credit and favorable supplier terms, providing additional financial flexibility. Our capital resources are sufficient to support planned investments in inventory expansion, and market development initiatives without compromising financial stability. We remain focused on maintaining a balanced capital structure and a conservative approach to leverage, ensuring long-term financial resilience and the ability to capitalize on future growth opportunities in the fire protection market.

Operating activities

Net cash provided by operating activities for the years ended March 31, 2025 and 2024 were amounting to $398,908 and $60,264, respectively. The net cash provided by operating activities in 2025 primarily consisted of a net loss of $92,086, a provision of credit loss allowance of $274,970, a decrease in account receivable of $60,632, a decrease in prepayment, deposits and other receivables of $229,050 and an increase in tax assets of $60,243, while the net cash provided by operating activities in 2024 was mainly from, a provision for credit loss allowance of $122,322, a decrease of accounts receivable and inventory of $141,468 and $228,940 respectively and offset by net loss for the year of $193,938 and increase of prepayment, deposits and other receivables of $262,628.

Non-cash net expenses totaled $278,879 and $142,362 for the years ended March 31, 2025, and 2024, respectively.

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Non-cash expenses, net was comprised of non-cash expenses from depreciation and amortization of $3,909, provision for credit losses of $274,970 for the year ended March 31, 2025.

Non-cash expenses, net was comprised of non-cash expenses from depreciation and amortization of $20,040, provision for credit losses of $122,322 for the year ended March 31, 2024.

The Company incurred operating losses during the past two years.

Investing activities

Net cash used in investing activities was $1,791 and $991 for the year ended March 31, 2025 and 2024, respectively.

During 2025 and 2024, the cash used in investing was both composed of the purchase of equipment.

Financing activities

Net cash used in financing activities was $70,356 for the year ended March 31, 2025, as compared to net cash provided by financing activities of $16,539 for the year ended March 31, 2024.

During 2025 and 2024, net cash used in/provided by financing activities was due to the advances to related parties of $70,356 and repayment from related companies of $16,539, respectively.

Related Party Transaction

For the years ended March 31, 2025, and 2024, the Company has the following transactions with related parties:

		For the year ended 31 March
		2025	2024
		US$	US$
Revenue
- Fitters Engineering Services Sdn. Bhd.		697,664	816,676
- Fitters Engineering Services Sdn. Bhd. (Ipoh)		6,894	7,754
- Master Pyroserve Sdn. Bhd.		4,157	65,094
- Fitters Marketing Sdn. Bhd.		-	65
- Fitters Diversified Berhad		67	70

Cost of Revenue
- Fitters Engineering Services Sdn. Bhd.		(36)	-
- Fitters Marketing Sdn. Bhd.		(628)	(899)
- Fitters Diversified Berhad		(124)	-

Other transactions	Category
- Fitters Engineering Services Sdn. Bhd. (Ipoh)	Rental income	6,127	5,946
- Master Pyroserve Sdn. Bhd.	Commission income	3,396	-
- Fitters Marketing Sdn. Bhd.	Warehouse rental	(26,252)	22,537)
- Fitters Diversified Berhad	Office rental	(42,085)	(20,684)

Total		649,180	851,485

Fitters Diversified Berhad was the holding company of the Company before the share exchange transaction, while the other companies are under the common control of Fitters Diversified Berhad.

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Future Capital Requirements

As a trading business focused on fire safety products, our future capital requirements will primarily support inventory expansion, supply chain optimization, and market penetration initiatives. We anticipate increased investment in working capital to maintain adequate stock levels of high-demand items, particularly as we expand our product range to include advanced and internationally certified fire protection equipment.

Off-Balance Sheet Arrangements

Fitters has not entered into any off-balance sheet arrangements and does not have any holdings in variable interest entities.

Recent Accounting Pronouncements

In November 2024, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2024-03 Income Statement—Reporting Comprehensive Income—Expense Disaggregation Disclosures (Subtopic 220-40) Disaggregation of Income Statement Expenses. The guidance in ASU 2024-03 requires public business entities to disclose in the notes to the financial statements, among other things, specific information about certain costs and expenses including purchases of inventory; employee compensation; and depreciation, amortization and depletion expenses for each caption on the income statement where such expenses are included. ASU 2024-03 is effective for annual reporting periods beginning after December 15, 2026, and interim reporting periods beginning after December 15, 2027. Early adoption is permitted, and the amendments may be applied prospectively to reporting periods after the effective date or retrospectively to all periods presented in the financial statements. The Company is currently evaluating the provisions of this guidance and assessing the potential impact on the Company’s financial statement disclosures.

In March 2025, the FASB issued ASU 2025-02, Liabilities (Topic 405): Amendments to SEC Paragraphs Pursuant to SEC Staff Accounting Bulletin No. 122, which removes certain SEC guidance related to obligations to safeguard crypto-assets. The Company does not engage in activities involving crypto-assets; therefore, the adoption of this ASU is not expected to have a material impact on its financial statements.

The Company reviews new accounting standards as issued. Management has not identified any other new standards that it believes will have a significant impact on the Company’s financial statements.

Inflation

Global inflation has been relatively low in recent years and did not have a material impact on our results of operations during 2025 and 2024. Although the impact of inflation has been insignificant in recent years, it is still a factor in the global economy and we tend to experience inflationary pressure on the cost of raw materials and components used in our products.

Quantitative and qualitative disclosures about market risk

We are currently exposed to market risk from changes in foreign currency and changes in interest rates. From time to time, we may enter into derivative financial instrument transactions to manage or reduce our market risk, but we do not enter into derivative transactions for speculative purposes. A discussion of our market risk exposure in financial instruments follows.

Currency exchange rates

As a trading company engaged in the import and distribution of fire safety products, fluctuations in currency exchange rates can impact our cost of goods sold and overall financial performance. The majority of our purchases are denominated in foreign currencies, including USD and EUR, while revenues are primarily generated in the local currency.

During the reporting period, foreign exchange rates remained relatively stable, resulting in minimal impact on margins. However, we continue to monitor exchange rate volatility closely, particularly in light of global economic uncertainty and supply chain dynamics. A sustained appreciation of foreign currencies against the local currency could increase procurement costs, while a depreciation would be favorable to our purchasing activities.

Our financial team actively monitors exchange rate movements and provides periodic risk assessments to ensure informed procurement and pricing decisions, helping to protect profitability and maintain competitive pricing.

Interest rates

Interest rate movements can influence our borrowing costs and overall financial performance, particularly in relation to working capital financing and any outstanding credit facilities. During the reporting period, interest rates remained relatively stable, and the impact on our financial results was minimal.

The company maintains a conservative approach to debt, with limited reliance on external financing. Where financing is utilized—such as short-term credit lines for inventory purchases—it is structured with competitive, floating interest rates. We continuously monitor market conditions and central bank policy changes to assess potential impacts on financing costs.

Should interest rates rise significantly, borrowing costs could increase, potentially affecting profitability. However, given our strong liquidity position and prudent financial management, we are well-positioned to absorb moderate fluctuations without material impact on operations or growth plans.

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QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK OF CYCLACEL

Interest Rate Sensitivity

The Company used net cash of $8.2 million to fund our operating activities for the three months ended March 31, 2025. We had cash and cash equivalents of $3.5 million as of March 31, 2025, which will allow it to meet its liquidity requirements into the second quarter of 2025 and for working capital purposes. The Company does not enter into investments for trading or speculative purposes. The Company does not believe that it has any material exposure to changes in the fair value of these investments as a result of changes in interest rates due to their short-term nature. Declines or increases in interest rates, however, will reduce or increase future investment income, respectively, to the extent the Company has funds available for investment.

Foreign Currency Exchange Risk

Transactions that are denominated in a foreign currency are remeasured into the functional currency at the current exchange rate on the date of the transaction. Any foreign currency-denominated monetary assets and liabilities are subsequently remeasured at current exchange rates, with gains or losses recognized as foreign exchange (losses) gains in the statement of operations. This accounting policy is also applied to foreign currency denominated intercompany payables or receivables for which settlement is planned or anticipated in the foreseeable future.

Through January 24, 2025, the assets and liabilities of the Company’s former international subsidiary, Cyclacel Limited, were translated from its functional currency into United States dollars at exchange rates prevailing at the balance sheet date. Average rates of exchange during the period are used to translate the statement of operations, while historical rates of exchange are used to translate any equity transactions. Translation adjustments arising on consolidation due to differences between average rates and balance sheet rates, as well as unrealized foreign exchange gains or losses arising from translation of intercompany loans for which settlement is not planned or anticipated in the foreseeable future and that are of a long-term-investment nature, were recorded in other comprehensive loss.

To date, the Company has not entered into, and does not have any current plans to enter into, any foreign currency hedging transactions or derivative financial transactions. The Company expects its transactions outside of the U.S. in the near-term will primarily entail payments for clinical trials, and for vendors and consultants supporting those trials if any.

The Company’s exposure to foreign currency risk will fluctuate in future periods as our clinical trial activity in changes and if the Transaction closes, in relation to the acquisition of Fitters Sdn. Bhd. and maintaining business operations and assets outside of the U.S.

The functional currencies of the Company’s foreign subsidiaries if the Transaction closes are the local currencies. Accordingly, the effects of exchange rate fluctuations on the net assets of these operations will be accounted for as translation gains or losses in accumulated other comprehensive income within stockholders’ equity. The Company currently has no foreign subsidiary.

Effects of Inflation

The Company does not believe that inflation and changing prices had a significant impact on its results of operations for any periods presented herein.

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MANAGEMENT FOLLOWING THE CLOSING OF THE TRANSACTION

Executive Officers and Directors

Current Executive Officers of Parent

The employment of the executive officers of Cyclacel Pharmaceuticals, Inc. (the “Company” or “Parent”) is expected to continue with the combined company following the completion of the Transaction.

Executive Officers and Directors of the Combined Company Following the Closing of the Transaction

Pursuant to the Exchange Agreement, effective as of the effective time of the Transaction, the initial size of the board of directors of the combined company will be five and the initial directors will be comprised of the five members of the current Parent board. The following table lists the names, ages and positions of the individuals who are expected to serve as executive officers, and directors including non-employee directors of the company upon completion of the Transaction:

Name	Age	Title
Datuk Dr. Doris Wong	43	Chief Executive Officer
Kiu Cu Seng	36	Chief Financial Officer and Secretary

Name	Age	Title
Datuk Dr. Doris Wong	43	Executive Director
Kiu Cu Seng	36	Executive Director
Kwang Fock Chong	46	Director
Dr. Satis Waran Nair Krishnan	40	Director
Inigo Angel Laurduraj	40	Director

Parent Executive Officers and Directors

Datuk Dr. Doris Wong -- Datuk Dr. Wong brings more than 20 years of management experience to her role as Chief Executive Officer of the Company across various industries ranging from oil and gas, property development, solar, engineering, advertising, food and beverage, raw materials and more. She specializes in business development, strategic consultancy and corporate advisory in mergers and acquisition and joint venture across Malaysia, Singapore, China, Japan, Thailand and Indonesia. Since October 2020, Datuk Dr. Wong has been serving as an Executive Director of Metronic Global Bhd, an investment holding company, where she has been optimizing financial operations, establishing business goals, advising the board of directors on organizational activities and executing special business projects. She has also been involved in various investment opportunities in business diversification, generating new revenue and increasing shareholders’ wealth.

Datuk Dr. Wong has also been serving as the Executive Director of BSL Corporation Berhad (KLSE: BSLCORP) since May 2024, a public listed company with its business segments constituting stamping and manufacturing of precision metal parts and fabrication of tools and dies, printed circuit boards (PCB) assembly of all types of electronics and electrical components, devices and systems, fabrication and forging of base metal components for consumer products. Datuk Dr. Wong served as an independent director and member of the audit committee and the compensation committee of Energem Corp from its initial public offering on November 16, 2021 until her appointment as Executive Director on January 27, 2023. Following Energem Corp’s completion of a series of transactions that resulted in its business combination with Graphjet Technology Sdn. Bhd. (Nasdaq: GTI), a Malaysian private limited company (“Graphjet”) on March 14, 2024, Datuk Dr. Wong served as a director of Graphjet until January 6, 2025.

Since February 2017, Datuk Dr. Wong has been a non-independent non-executive director at Trive Property Group Bhd (0118.KL). Previously, from January 2019 to September 2020, Datuk Dr. Wong served as Chief Corporate Officer in Metronic Engineering Sdn. Bhd. (0043.KL) where she oversaw HR operations, set objectives for the HR team and helped shape the brand strategy of the company. Datuk Dr. Wong served as General Manager from 2015 to 2016 in Dai-Ichi Kikaku Sdn. Bhd. where she was overseeing and handling business development, client strategy and direction, creative, production, media planning, procurement and research. From 2012 to 2015, Datuk Dr. Wong served as Strategic Business Consultant for JLPW Law Firm where she handled mergers and acquisitions and joint venture deals internationally for various industries and from 2002 to 2012, Datuk Dr. Wong started her career as a Managing Director at Niagamatic Sdn. Bhd., where she controlled all business operations to give strategic guidance and directions to the board and staff to ensure the company achieved its financial vison, mission and long-term goals.

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Kiu Cu Seng -- Mr. Kiu brings significant accounting and audit experience involving publicly listed companies during his years working with accounting standards. Mr. Kiu served as Energem Corp’s Chief Financial Officer from August 12, 2021 through its completion of a series of transactions that resulted in its business combination with Graphjet on March 14, 2024. Since March 2021, Mr. Kiu has served as Group Accountant for BCM Alliance Bhd, Sanichi Technology Bhd. and Trive Property Group Bhd. His responsibility is on group consolidation issues. From June 2019 to February 2021, Mr. Kiu served as Manager in SBY & Partners PLT (formerly known as Siew Boon Yeong & Associates) an established professional accounting organization providing a comprehensive range of services ranging from audit and assurance, taxation and accounting where he specialized in auditing matters.

From June 2017 to February 2019, Mr. Kiu served as a Senior Auditor with Siew Boon Yeong & Associates. Prior to that, from December 2016 to June 2017, Mr. Kiu served as a semi-senior auditor at the corporate compliance firm, Z. AMIN and he started his career in 2013 until December 2016 with YTS & Associate. Mr. Kiu graduated from Infrastructure University Kuala Lumpur in the year 2013 with bachelor’s degree (with Honors) in Accounting and from Kuala Lumpur Infrastructure University College with a Diploma in Accounting in 2009.

Non-Employee Directors

Kwang Fock Chong – Mr. Chong is a Chartered Accountant in Malaysia, and brings nearly 20 years of the working experience to the Company. He served as an Independent Director, Chair of the Audit Committee and member of the Compensation Committee of Energem Corp since its initial public offering on November 16, 2021 until its business combination with Graphjet on March 14, 2024. His experience includes auditing of public listed companies, multinationals and private limited companies in various industries. Other than conducting statutory audit in Malaysia, he also performed audit for companies based in China and the AIPAC region. He was also involved in Reporting Accountants’ engagement on initial public offering exercise, due diligence, reviewing financial forecast and projections. Mr. Chong also serves as Auditors and Partner of KHLC PLT where his main responsibility is reviewer and signing partner since October 2020. From July 2014 to September 2020, Mr. Chong served as Auditor and Partner of SBY Partners PLT that provides audit and assurance services. His main responsibility was to be reviewer and signing partner. Mr. Chong received his Diploma in 2002 from Tunku Abdul Rahman College in Financial Accounting. He achieved his Association of Chartered Certified Accountants certification in 2005.

Dr. Satis Waran Nair Krishnan – Dr. Nair is a Medical Doctor at Centric Health in Drogheda, County Louth, Ireland. Dr. Krishnan is a highly experienced practitioner originally from Malaysia. Dr. Krishnan joined Centric Health in Ireland September 2023. Prior to that, from 2010 to August 2023, Dr. Krishnan was a Doctor in the public health field for the Ministry of Health Malaysia, With a decade of practice in Malaysia and training in Dermatology from the Association of Family Physicians of Malaysia (AFPM) and the Institute of Dermatology in Bangkok, Thailand, Dr. Krishnan brings a wealth of expertise to our team. Dr. Nair is proficient in English, Russian and Ukrainian, he is dedicated to providing patient-centered care and promoting overall well-being. Dr. Krishnan received his medical degree in 2010 and Professional Diploma of General Dermatology in 2023.

Inigo Angel Laurduraj – Ms. Laurduraj brings extensive audit and accounting services to the Company over her 20 years in that industry. Ms. Laurduraj served as a Senior Accounting Manager at IOI Oleochemicals Sdn. Bhd., an edible oil refining and oleochemicals company for 11 years from 2007 through 2018. Prior to that, she served from 2005 through 2005 as an Auditor for Moore Stephens (now Moore Global), a global firm operating in 114 countries specializing in accounting and finance services, audit and assurance, fund services, private client services, corporate services, and tax services. Ms. Laurduraj earned an Association of Chartered Certified Accountants (ACCA) in 2015 and a Bachelor of Arts in Accounting in 2014.

Director Independence

Nasdaq’s listing standards require that the Parent’s board of directors consist of a majority of independent directors, as determined under the applicable rules and regulations of The Nasdaq Stock Market LLC.

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Based upon information requested from and provided by each proposed director concerning his or her background, employment and affiliations, including family relationships, Parent’s board of directors believes that each of Kwang Fock Chong, Dr. Satis Waran Nair Krishnan, and Inigo Angel Laurduraj, will qualify as an independent director following the completion of the Transaction.

Committees of the Board of Directors

Parents’ board of directors currently has, and following the completion of the Transaction will continue to have, the following committees: audit committee, a compensation committee and a nominating and corporate governance committee.

The Board also determined that each of Kwang Fock Chong, Inigo Angel Laurduraj, and Dr. Satis Waran Nair Krishnan also satisfy the additional requirements of financial literacy and audit committee independence for audit committee service under the applicable rules and regulations of the SEC and the listing standards of Nasdaq.

Audit Committee

The Audit Committee currently consists of Kwang Fock Chong, as Chair, Inigo Angel Laurduraj and Dr. Satis Waran Nair Krishnan, each of whom is an independent, non-employee director. The Audit Committee selects, on behalf of Parent’s board of directors, an independent public accounting firm to audit Parent’s financial statements, discusses with the independent auditors their independence, reviews and discusses the audited financial statements with the independent auditors and management, recommends to Parent’s board of directors whether the audited financials should be included in Parent’s annual reports to be filed with the SEC, and oversees management’s identification, evaluation, and mitigation of major risks to Parent. The Audit Committee operates pursuant to a written charter.

The audit committee of the combined company is expected to retain these persons and their duties and responsibilities following completion of the Transaction.

Parent’s board of directors has determined Mr. Chong qualifies as an “audit committee financial expert” as defined in SEC rules and regulations and also possesses the financial sophistication and requisite experience as required under Nasdaq listing standards, as defined in Item 407(d)(5) of Regulation S-K. To qualify as independent to serve on Parent’s audit committee, listing standards of The Nasdaq Stock Market and the applicable rules of the SEC require that a director not accept any consulting, advisory, or other compensatory fee from Parent, other than for service as a director, or be an affiliated person of Parent. Parent’s board of directors has concluded that the current composition of the audit committee meets the requirements for independence under the rules and regulations of The Nasdaq Stock Market LLC and of the SEC. Parent believes that, following completion of the Transaction, the composition of the audit committee will comply with the applicable requirements of the rules and regulations of The Nasdaq Stock Market LLC and of the SEC.

Compensation Committee

The Compensation Committee currently consists of Inigo Angel Laurduraj, as Chair, Kwang Fock Chong and Dr. Satis Waran Nair Krishnan, each of whom is an independent director. The Compensation Committee reviews and approves (1) the annual salaries and other compensation of Parent’s executive officers and (2) individual stock and stock option grants. The Compensation Committee also provides assistance and recommendations with respect to Parent’s compensation policies and practices, and assists with the administration of Parent’s compensation plans. In evaluating executive officer compensation, the Compensation Committee may retain the services of compensation consultants and considers recommendations from the Chief Executive Officer with respect compensation of the other executive officers. The Compensation Committee also periodically reviews compensation for non-employee directors.

The compensation committee of the company is expected to retain these duties and responsibilities following completion of the Transaction.

The compensation committee of the combined company is expected to retain these persons and their duties and responsibilities following completion of the Transaction. To qualify as independent to serve on Parent’s compensation committee, the listing standards of The Nasdaq Stock Market require a director not to accept any consulting, advisory, or other compensatory fee from Parent, other than for service on Parent’s board of directors, and that Parent’s board of directors consider whether a director is affiliated with Parent and, if so, whether such affiliation would impair the director’s judgment as a member of Parent’s compensation committee. Parent’s board of directors has concluded that the composition of the compensation committee meets the requirements for independence under the rules and regulations of The Nasdaq Stock Market LLC and of the SEC. Parent believes that, after the completion of the Transaction, the composition of the compensation committee will meet the requirements for independence under, and the functioning of such compensation committee will comply with any applicable requirements of the rules and regulations of The Nasdaq Stock Market LLC and of the SEC.

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Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee currently consists of Dr. Satis Waran Nair Krishnan, as Chair, Kwang Fock Chong and Inigo Angel Laurduraj, each of whom was determined by the Parent board of directors to be an independent director. The Nominating and Corporate Governance Committee assists the Parent board of directors in fulfilling its responsibilities by: identifying and approving individuals qualified to serve as members of the Parent board of directors, selecting director nominees for Parent’s annual meetings of stockholders, evaluating the performance of Parent’s board of directors, and developing and recommending to Parent’s board of directors corporate governance guidelines and oversight procedures with respect to corporate governance and ethical conduct.

Our codes of conduct clearly outline our commitment to diversity and inclusion, where all employees are welcomed in an environment designed to make them feel comfortable, respected, and accepted regardless of their age, race, national origin, gender, religion, disability or sexual orientation. We have a set of policies explicitly setting forth our expectations for nondiscrimination and a harassment-free work environment. We are also a proud equal opportunity employer and cultivate a highly collaborative and entrepreneurial culture.

In identifying and evaluating candidates, the committee takes into consideration the criteria approved by Parent’s board of directors and such other factors as it deems appropriate. These factors may include judgment, skill, diversity, experience with businesses and other organizations of comparable size, the interplay of the candidate’s experience with the experience of other members of the board of directors, and the extent to which the candidate would be a desirable addition to the board of directors and any committees of the board of directors. The Nominating and Corporate Governance Committee will consider properly submitted stockholder nominations for candidates for the board of directors. Following verification of the stockholder status of persons proposing candidates, recommendations will be aggregated and considered by the Nominating and Corporate Governance Committee. If any materials are provided by a stockholder in connection with the nomination of a director candidate, such materials will be forwarded to the Nominating and Corporate Governance Committee.

The nominating and corporate governance committee of the combined company is expected to retain these persons and their duties and responsibilities following completion of the Transaction and is expected to retain these duties and responsibilities following completion of the Transaction. Parent believes that, after the completion of the Transaction, the composition of the corporate governance committee will meet the requirements for independence under, and the functioning of such committee will comply with any applicable requirements of the rules and regulations of The Nasdaq Stock Market LLC.

Parent’s Board of Director Compensation

Parent does not currently have a director compensation policy. All of Parent’s directors, including those who also serve as employees (i.e., Datuk Dr. Doris Wong and Kiu Cu Seng), received cash compensation for service under their management service contracts with Parent during 2025 (see “Parent Director and Executive Officer Compensation” below).

Parent Director and Executive Officer Compensation

Parent’s executive officers and directors presently, and who will serve as executive officers and directors of the combined company following the Transaction, are referred to in this proxy statement/prospectus as the “named executive officers and directors.”

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Summary Compensation Table

The following table provides information regarding the named executive officers and directors who will serve as executive officers and directors of the combined company. For the management of the combined company after the closing of the Transaction, as discussed further above in this section titled “Management Following the Closing of the Transaction” beginning on page 154

Name and Principal Position	Fiscal Year	Salary ($)(1)	Bonus ($)	Stock awards ($)	Option awards ($)	All other compensation ($)	Total $
Datuk Dr. Doris Wong, Chief	2025	$60,000	—	—	—	—	$60,000
Executive Officer and	2024	—					—
Executive Director	2023	—					—
Kiu Cu Seng, Chief Financial	2025	$6,000	—	—	—	—	$6,000
Officer and Executive Director	2024	—					—
	2023	—					—
Kwang Fock Chong,	2025	$6,000	—	—	—	—	$6,000
Independent Director	2024						—
	2023						—
Dr. Satis Waran Nair Krishnan,	2025	$12,000	—	—	—	—	$12,000
Independent Director	2024						—
	2023						—
Inigo Angel Laurduraj,	2025	$12,000	—	—	—	—	$12,000
Independent Director	2024						—
	2023						—

(1)	Compensation arrangements are expressed in USD.

Following the consummation of the Transaction, Parent expects to undertake a comprehensive review of all elements of its executive officer and director compensation program, including the function and design of its equity incentive programs.

Compensation Risk Management

Parent has considered the risk associated with its compensation policies and practices for all employees and believes it has designed its compensation policies and practices in a manner that does not create incentives that could lead to excessive risk taking that would have a material adverse effect on Parent.

Board of Directors of Fitters Following the Transaction

One of the current members of the board of directors of Fitters Sdn. Bhd. (“Fitters”) is expected to continue to serve on the board of directors of the Company after the Closing of the Transaction with the addition of Datuk Dr. Doris Wong, our chief executive officer, who currently holds Fitters Parent ordinary shares, who will be appointed to the board of directors of the Company.

The table below sets forth the anticipated directors the Company upon the closing of the Transaction:

Fitters Sdn. Bhd. Director or Officer Name	Age	Title
Chin Yong Shing	56	Director
Datuk Dr. Doris Wong	43	Director

Fitters Sdn. Bhd. Executive Officers and Directors

Chin Yong Shing, Executive Director (age 56) -- Mr. Chin Yong Shing (“Mr. Chin”) graduated from Polytechnic of Wales (UK) with a Bachelor of Engineering (Mechanical). He started his career as a Project Engineer at FITTERS Engineering Services Sdn. Bhd., a wholly owned subsidiary of FITTERS Diversified Berhad, on 15 October 1992. He was promoted to Project Manager in 1998 and to General Manager in 2010. Mr. Chin is currently the Executive Director of Fitters Engineering Services Sdn Bhd, a position he holds since 2014. Mr. Chin was appointed as Director of Fitters Sdn. Bhd. in January 2025.

Datuk Dr. Doris Wong – For Datuk Dr. Wong’s biography, please see above under “Management Following The Closing Of The Transaction – Parent Executive Officers and Directors.”

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Fitters Sdn. Bhd. Executive Officer and Director Compensation

Summary Compensation Table

The following table provides information regarding the executive officers and directors of Fitters Sdn. Bhd. who will serve as executive officers and directors of Fitters Sdn. Bhd. after the closing of the Transaction.

Name and Principal Position	Fiscal Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)	Option Awards ($)	All other compensation ($)	Total $
Chin Yong Shing	2025	12,000					12,000
	2024	—	—	—	—	—	—
	2023	—	—	—	—	—	—
Datuk Dr. Doris Wong	2025	—	—	—	—	—	—
	2024	—	—	—	—	—	—
	2023	—	—	—	—	—	—

(1)	Compensation arrangements are expressed in USD.

Employment Benefits Plans

Parent’s Equity Incentive Plan and Inducement Equity Inventive Plan

Parent grants stock options, restricted stock units and restricted stock to officers, employees, directors and consultants under our 2018 Equity Incentive Plan and the 2020 Inducement Equity Incentive Plan. Parent measures compensation cost for all stock-based awards at fair value on date of grant and recognize compensation over the requisite service period. The fair value of restricted stock and restricted stock units is determined based on the number of shares granted and the quoted price of our common stock on the date of grant. The determination of grant-date fair value for stock option awards is estimated using an option-pricing model, which includes variables such as the expected volatility of our share price, the anticipated exercise behavior of our employees, interest rates, and dividend yields. These variables are projected based on our historical data, experience, and other factors. Changes in any of these variables could result in significant adjustments to the costs recognized for share-based payments.

In May 2018, the Company’s stockholders approved the 2018 Equity Incentive Plan (the “2018 Plan”), under which Cyclacel may make equity incentive grants to its officers, employees, directors and consultants. The 2018 Plan replaced the 2015 Equity Incentive Plan (the “2015 Plan”). The 2018 Plan allows for various types of award grants, including stock options and restricted stock units.

Stock option awards granted under the Company’s equity incentive plans have a maximum life of 10 years and generally vest over a one to four-year period from the date of grant.

On June 21, 2024, the Company’s stockholders approved an additional 666 shares of common stock that may be issued under the 2018 Plan. On June 13, 2023, the Company’s stockholders approved an additional 250 shares of common stock that may be issued under the 2018 Plan. As of December 31, 2024, the Company has reserved approximately 820 shares of the Company’s common stock under the 2018 Plan for future issuances. Stock option awards granted under the Company’s equity incentive plans have a maximum life of 10 years and generally vest over a one to four-year period from the date of grant.

On February 6, 2025, the Company’s stockholders approved an amendment to the 2018 Plan to reserve an additional 500,000 shares of Common Stock for issuance thereunder, which number would not be adjusted as a result of the Reverse Stock Split. As of March 31, 2025, the Company has reserved approximately 499,000 shares of the Company’s common stock under the 2018 Plan for future issuances.

2020 Inducement Equity Incentive Plan

In October 2020, the Inducement Equity Incentive Plan (the “Inducement Plan”), became effective. Under the Inducement Plan, Cyclacel may make equity incentive grants to new senior level Employees (persons to whom the Company may issue securities without stockholder approval). The Inducement Plan allows for the issuance of up to 55 shares of the Company’s common stock (or the equivalent of such number). As of December 31, 2024, the reserve remains at 55 shares.

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Our Audit Committee reviews and approves in advance all related-party transactions. Except as described below, there have been no transactions during our last two fiscal years with our directors and officers and beneficial owners of more than 5% of our voting securities and their affiliates.

On December 21, 2023, in an insider private placement, we entered into an Insider Securities Purchase Agreement pursuant to which we agreed to sell in a private placement (i) 25 shares of common stock and warrants to purchase 25 shares of common stock, on the same terms as the unregistered warrants issued to certain institutional investors (the “Purchasers” and such warrants, the “Private Warrants”), to Spiro Rombotis, our former Chief Executive Officer, and (ii) 8 shares of common stock and warrants to purchase 8 shares of common stock on the same terms as the Private Warrants issued to the Purchasers in the Offerings to Paul McBarron, our former Executive Vice President-Finance, Chief Financial Officer and Chief Operating Officer. Each such share of common stock and accompanying warrant was sold at a purchase price of $795.60, which was the same purchase price for the shares of common stock sold in a concurrent registered direct offering.

On January 2, 2025, we entered into a Securities Purchase Agreement (the “Lazar Purchase Agreement”) with David E. Lazar, our former interim Chief Executive Officer, principal financial officer, principal accounting officer and secretary, pursuant to which he agreed to purchase from the Company 1,000,000 shares of Series C Convertible Preferred Stock (the “Series C Preferred Stock”) and 2,100,000 shares of Series D Convertible Preferred Stock (the “Series D Preferred Stock” and, together with the Series C Preferred Stock, the “Preferred Stock”) of the Company at a purchase price of $1.00 per share for aggregate gross proceeds of $3.1 million, subject to the terms and conditions of the Lazar Purchase Agreement. Mr. Lazar agreed to pay $1,000,000 at the initial closing of the transactions under the Lazar Purchase Agreement in exchange for 1,000,000 shares of Series C Preferred Stock which occurred on January 6, 2025. Upon Company February 6, 2025, Mr. Lazar paid an additional $2,100,000 in exchange for 2,100,000 shares of Series D Preferred Stock.

In connection with the signing of the Lazar Purchase Agreement, Mr. Spiro Rombotis and Mr. Paul McBarron resigned as Chief Executive Officer and Chief Financial Officer, respectively, of the Company and Dr. Robert Spiegel, Dr. Christopher Henney, Dr. Brian Schwartz, Dr. Kenneth Ferguson and Ms. Karin Walker (together, the “Resigning Directors”) also resigned as members of our board of directors effective as of the signing of the Lazar Purchase Agreement. On January 2, 2025, the Company entered into settlement agreements with the Resigning Directors effective as of the signing of the Lazar Purchase Agreement. Pursuant to the terms of such settlement agreements, each Resigning Director resigned his or her position as a member of the Board of Directors, and any positions held on committees of the Board of Directors and received his or her accrued Board fees in full consideration of the release of claims against the Company and other promises and covenants set forth in such settlement agreements.

On January 2, 2025, the Company entered into a settlement agreement with Mr. Rombotis whereby Mr. Rombotis agreed to provide transition services to the Company in his capacity as a member of the Board of Directors through the filing of the Company’s Annual Report on Form 10-K for the year ended 2024. On January 2, 2025, the Company also entered into a settlement agreement with Mr. McBarron, whereby Mr. McBarron agreed to provide transition services to the Company in his capacity as a member of the Board of Directors through the filing of the Company’s Annual Report on Form 10-K for the year ended 2024. In consideration for entering into such settlement agreements, the Company agreed to pay Mr. Rombotis and Mr. McBarron payments of $279,415.50 and $165,164.50, respectively, as soon as practicable, and three months later a further one-time payment of $279,415.50 and $165,164.50 either in cash or through the issuance of common stock, respectively, in full consideration of the release of claims against the Company and other promises and covenants set forth in their settlement agreements, respectively, and the Lazar Purchase Agreement.

On February 11, 2025, Mr. Lazar entered into a securities purchase agreement (the “Wong Purchase Agreement”) with an investor, Datuk Dr. Wong pursuant to which Datuk Wong agreed to purchase 1,000,000 shares of Series C Convertible Preferred Stock of the Company, and 1,745,262 of the 2,100,000 shares of Series D Convertible Preferred Stock of the Company, currently held by Mr. Lazar so that Datuk Wong would hold seventy percent (70%) of the fully diluted issued and outstanding shares of the Company. The Wong Purchase Agreement closed on February 26, 2025 (the “Closing Date”). Additionally, Datuk Wong succeeded to all of Mr. Lazar’s rights and interests under Lazar Purchase Agreement.

The Securities were convertible into shares of the common stock, par value $0.001 per share (the “Common Stock”) of the Company at the election of Datuk Wong as follows: (i) the 1,000,000 shares of the Series C wee convertible into 11,041 shares of Common Stock, and (ii) 1,745,262 of the Series D were convertible into 799,911 shares of Common Stock. On the Closing Date, Datuk Wong exercised the conversion rights related to the Series C and Series D shares into Common Stock in full resulting in Datuk Wong owning 810,953 shares of Common Stock.

On February 26, 2025, Mr. Lazar, provided notice of his resignation as Chief Executive Officer and Secretary of the Company and agreed to continue his role as co-principal financial officer and co-principal accounting officer to assist with the transition of the Company’s new Chief Financial Officer, until the filing date of the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2024.

In addition, on February 26, 2025, Samuel L. Barker resigned from our board of directors and entered into a settlement agreement with the Company whereby the Company paid him all of his accrued board fees.

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DESCRIPTION OF CAPITAL STOCK

General

The authorized capital stock of Cyclacel consists of 600,000,000 shares of common stock, $0.001 par value per share, and 5,000,000 shares of preferred stock, $0.001 par value per share.

As of July 10, 2025, there were:

●	1,583,965 shares of common stock outstanding;

●	3,135,537 shares of preferred stock outstanding;

●	1,360 shares of common stock issuable upon the exercise of options outstanding at a weighted average exercise price of $2,515.85 per share;

●	9 shares of common stock issuable upon vesting of restricted stock units outstanding at a weighted average exercise price of $3,240 per share;

●	23,746 shares of common stock issuable pursuant to the vesting of Restricted Options at a weighted average exercise price of $79.20 per share;

●	4,758,254 shares of common stock reserved for future issuance under our 2018 Equity Incentive Plan (the “2018 Plan”);

●	55 shares of common stock reserved for future issuance under our inducement equity incentive plan;

●	1,965,178 shares of common stock issuable upon the exercise of warrants outstanding at a weighted-average exercise price of $11.12 per share;

●	2 shares of common stock issuable upon the conversion of 264 shares of our Series A Convertible Preferred Stock, par value $0.001 per share, outstanding; and

●	654,000 shares of common stock issuable upon the conversion of 3,000,000 shares of our Series F Convertible Preferred Stock, par value $0.001 per share, outstanding; and

●	0 shares of common stock issuable upon the conversion of 135,273 shares of our 6% Convertible Exchangeable Preferred Stock, par value $0.001 per share.

The following description of the capital stock of Cyclacel is not complete and may not contain all the information you should consider before investing in Cyclacel capital stock. This description is summarized from, and qualified in its entirety by reference to, the amended and restated certificate of incorporation of Cyclacel, which has been filed with the SEC. See “Where You Can Find More Information.”

Common Stock

Stock Split

On May 7, 2025, the Company filed an amendment to its Certificate of Incorporation (“Certificate of Amendment”) to implement a one-for-sixteen reverse stock split. The effective date of the Certificate of Amendment was May 12, 2025 (the “Effective Date”). The Board of Directors of the Company approved the amendment to the Company’s Certificate of Incorporation primarily to meet the minimum bid price requirements of The Nasdaq Capital Market. The Company’s stockholders approved the Certificate of Amendment at a special meeting of its stockholders held on February 6, 2025.

As a result of the reverse stock split, on the Effective Date, every sixteen shares of common stock then issued and outstanding automatically combined into one share of common stock, with no change in par value per share. No fractional shares will be outstanding following the reverse stock split, and any fractional shares that would have resulted from the reverse stock split will be (a) rounded up to the nearest whole number for any shareholder who would otherwise be entitled to receive one-half or more of a fractional split-adjusted share, and (b) rounded down to the nearest whole number for any shareholder who would otherwise be entitled to receive less than one-half of a fractional split-adjusted share.

On July 2, 2025, the Company filed an amendment to its Certificate of Incorporation (“July Certificate of Amendment”) to implement a one-for-fifteen reverse stock split. The effective date of the July Certificate of Amendment was July 7, 2025 (the “July Effective Date”). The Company’s common stock began trading on a split-adjusted basis when the market opened on the July Effective Date. The Board of Directors of the Company approved the amendment to the Company’s July Certificate of Incorporation primarily to meet the share bid price requirements of The Nasdaq Capital Market. The Company’s stockholders approved the July Certificate of Amendment by majority written consent on May 12, 2025.

As a result of the reverse stock split, on the July Effective Date, every fifteen shares of common stock then issued and outstanding automatically will be combined into one share of common stock, with no change in par value per share. No fractional shares will be outstanding following the reverse stock split, and any fractional shares that would have resulted from the reverse stock split will be (a) rounded up to the nearest whole number for any shareholder who would otherwise be entitled to receive one-half or more of a fractional split-adjusted share, and (b) rounded down to the nearest whole number for any shareholder who would otherwise be entitled to receive less than one-half of a fractional split-adjusted share.

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Voting

Holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, and do not have cumulative voting rights. Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by our board of directors out of funds legally available for dividend payments. All outstanding shares of common stock are fully paid and non-assessable, and the shares of common stock to be issued upon completion of this offering will be fully paid and non-assessable.

The holders of common stock have no preferences or rights of conversion, exchange, pre-emption or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. In the event of any liquidation, dissolution or winding-up of our affairs, holders of common stock will be entitled to share ratably in our assets that are remaining after payment or provision for payment of all of our debts and obligations and after liquidation payments to holders of outstanding shares of preferred stock, if any. The rights, preferences and privileges of holders of common stock are subject to the rights of the holders of any outstanding shares of preferred stock.

Listing

Our common stock is listed for quotation on The Nasdaq Capital Market under the symbol “CYCC.”

Delaware Law and Certain Charter and By-law Provisions

The provisions of (1) Delaware law, (2) our amended and restated certificate of incorporation, as amended, and (3) our amended and restated bylaws discussed below could discourage or make it more difficult to accomplish a proxy contest or other change in our management or the acquisition of control by a holder of a substantial amount of our voting stock. It is possible that these provisions could make it more difficult to accomplish, or could deter, transactions that stockholders may otherwise consider to be in their best interests or in our best interests. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by the board of directors and to discourage certain types of transactions that may involve an actual or threatened change of control of us. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. Such provisions also may have the effect of preventing changes in our management.

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Classified Board of Directors; Removal of Directors for Cause.

Our amended and restated certificate of incorporation and amended and restated bylaws provide that our board of directors is divided into three classes, each serving staggered three-year terms ending at the annual meeting of our stockholders. All directors elected to our classified board of directors will serve until the election and qualification of their respective successors or their earlier resignation or removal. The board of directors is authorized to create new directorships and to fill such positions so created and is permitted to specify the class to which any such new position is assigned. The person filling such position would serve for the term applicable to that class. The board of directors (or its remaining members, even if less than a quorum) is also empowered to fill vacancies on the board of directors occurring for any reason for the remainder of the term of the class of directors in which the vacancy occurred. Members of the board of directors may only be removed for cause. These provisions are likely to increase the time required for stockholders to change the composition of the board of directors. For example, in general, at least two annual meetings will be necessary for stockholders to effect a change in a majority of the members of the board of directors.

Advance Notice Provisions for Stockholder Proposals and Stockholder Nominations of Directors.

Our amended and restated bylaws provide that, for nominations to the board of directors or for other business to be properly brought by a stockholder before a meeting of stockholders, the stockholder must first have given timely notice of the proposal in writing to our Secretary. For an annual meeting, a stockholder’s notice generally must be delivered not less than 45 days nor more than 75 days prior to the anniversary of the mailing date of the proxy statement for the previous year’s annual meeting. For a special meeting, the notice must generally be delivered by the later of 90 days prior to the special meeting or ten days following the day on which public announcement of the meeting is first made. Detailed requirements as to the form of the notice and information required in the notice are specified in the amended and restated bylaws. If it is determined that business was not properly brought before a meeting in accordance with our bylaw provisions, such business will not be conducted at the meeting.

Special Meetings of Stockholders.

Special meetings of the stockholders may be called only by our board of directors pursuant to a resolution adopted by a majority of the total number of directors.

Super-Majority Stockholder Vote Required for Certain Actions.

The Delaware General Corporation Law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws, unless the corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Our amended and restated certificate of incorporation requires the affirmative vote of the holders of at least 66 2/3% of our outstanding voting stock to amend or repeal any of the anti-takeover provisions discussed in this section. This 66 2/3% stockholder vote would be in addition to any separate class vote that might in the future be required pursuant to the terms of any preferred stock that might then be outstanding. In addition, a 66 2/3% vote is also required for any amendment to, or repeal of, our amended and restated bylaws by the stockholders. Our amended and restated bylaws may be amended or repealed by a simple majority vote of the board of directors.

Preferred Stock

As of June 6, 2025, we had 135,273 shares of 6% Convertible Exchangeable Preferred Stock and 264 shares of Series A Preferred Stock issued and outstanding and no shares of our Series B Convertible Preferred Stock, Series C Convertible Preferred Stock, Series D Convertible Preferred Stock or Series E Convertible Preferred Stock were outstanding as of June 6, 2025 (see further descriptions of each of the foregoing classes of preferred stock immediately below). The description of preferred stock provisions set forth below is not complete and is subject to and qualified in its entirety by reference to our certificate of incorporation and the certificate of designations relating to each respective series of preferred stock.

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We have the authority to issue up to 5 million shares of preferred stock and to determine the terms of those shares of stock without any further action by our stockholders. The board of directors has the right, without the consent of holders of common stock, to designate and issue one or more series of preferred stock, which may be convertible into common stock at a ratio determined by the board of directors. A series of preferred stock may bear rights superior to common stock as to voting, dividends, redemption, distributions in liquidation, dissolution, or winding up, and other relative rights and preferences. The board may set the following terms of any series of preferred stock:

●	the number of shares constituting the series and the distinctive designation of the series;
●	dividend rates, whether dividends are cumulative, and, if so, from what date; and the relative rights of priority of payment of dividends;
●	voting rights and the terms of the voting rights;
●	conversion privileges and the terms and conditions of conversion, including provision for adjustment of the conversion rate;
●	redemption rights and the terms and conditions of redemption, including the date or dates upon or after which shares may be redeemable, and the amount per share payable in case of redemption, which may vary under different conditions and at different redemption dates;
●	sinking fund provisions for the redemption or purchase of shares;
●	rights in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights of priority of payment; and
●	any other relative powers, preferences, rights, privileges, qualifications, limitations and restrictions of the series.

Dividends on outstanding shares of preferred stock will be paid or declared and set apart for payment before any dividends may be paid or declared and set apart for payment on the common stock with respect to the same dividend period. If, upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, the assets available for distribution to holders of preferred stock are insufficient to pay the full preferential amount to which the holders are entitled, then the available assets will be distributed ratably among the shares of all series of preferred stock in accordance with the respective preferential amounts (including unpaid cumulative dividends, if any) payable with respect to each series.

Holders of preferred stock will not be entitled to preemptive rights to purchase or subscribe for any shares of any class of capital stock of the corporation. The preferred stock will, when issued, be fully paid and non-assessable. The rights of the holders of preferred stock will be subordinate to those of our general creditors.

If the Board of Directors exercises this power to issue preferred stock, it could be more difficult for a third party to acquire a majority of our outstanding voting stock and vote the stock they acquire to remove management or directors. Our amended and restated certificate of incorporation and amended and restated bylaws also provides staggered terms for the members of our Board of Directors. Under Section 141 of the Delaware General Corporation Law, our directors may be removed by stockholders only for cause and only by vote of the holders of a majority of voting shares then outstanding. These provisions may prevent stockholders from replacing the entire board in a single proxy contest, making it more difficult for a third party to acquire control of us without the consent of our Board of Directors. These provisions could also delay the removal of management by the Board of Directors with or without cause. In addition, our directors may only be removed for cause and amended and restated bylaws limit the ability of our stockholders to call special meetings of stockholders.

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Outstanding Warrants

April 2024 Warrants

As of July 10, 2025, warrants to purchase a total of 1,242 shares of common stock issued pursuant to a securities purchase agreement in an April 2024 financing transaction (the “April 2024 Securities Purchase Agreement”) remained outstanding. A total of 62,750 warrants were issued in pursuant to the April 2024 Securities Purchase Agreement. This consisted of i) pre-funded warrants to purchase 20,100 of common stock, exercisable immediately from the date of issuance, and with no expiry date, at an exercise price of $0.24 per warrant share, ii) series A warrants to purchase up to 20,704 shares of common stock, exercisable immediately from the date of issuance for a period of five and a half years after the date of issuance, at an exercise price of $326.40 per warrant share, iii) series B warrants to purchase up to 20,704 shares of common stock, exercisable immediately from the date of issuance for a period of eighteen months after the date of issuance, at an exercise price of $326.40 per warrant share. A further 1,242 warrants issued in a concurrent placement agency agreement, are exercisable immediately from the date of issuance for a period of five and a half years after the date of issuance, at an exercise price of $124.512 per warrant share.

A total of 20,100 pre-funded warrants and 10,716 Series B warrants were exercised during the year ended December 31, 2024 and 9,988 Series B Shares in Abeyance were exercised during the three month period ending March 31, 2025. A further 20,704 warrants were exercised during the period April 1, 2025 to July 10, 2025.

December 2023 Warrants

As of July 10, 2025, warrants to purchase a total of 1,750 shares of common stock issued pursuant to a securities purchase agreement in a December 2023 financing transaction remained outstanding. A total of 1,651 warrants, including 33 warrants issued in a concurrent private placement, are exercisable immediately from the date of issuance for a period of seven years after the date of issuance, at an exercise price of $765.60 per warrant share. A further 99 warrants issued in a concurrent placement agency agreement, are exercisable immediately from the date of issuance for a period of five years after the date of issuance, at an exercise price of $994.50 per warrant share. There were no exercises of these warrants during the years ended December 31, 2024 or December 31, 2023.

December 2020 Warrants

As of July 10, 2025, warrants to purchase 186 shares of common stock issued pursuant to a securities purchase agreement in a December 2020 financing transaction remained outstanding. Each warrant shall be exercisable beginning on the 12-month anniversary of the date of issuance for a period of five years after the date of issuance, at an exercise price of $14,868.00 per warrant share. The exercise price of the warrants will be subject to adjustment in the event of any stock dividends and splits, reverse stock split, recapitalization, reorganization or similar transaction, as described in the warrants. The warrants may be exercised on a “cashless” basis. There were no exercises of these warrants during the year ended December 31, 2024 or December 31, 2023.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Equiniti Trust Company, LLC. The transfer agent and registrar’s address is 48 Wall Street, 23rd floor, New York, NY 10043, USA.

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PRINCIPAL STOCKHOLDERS OF CYCLACEL

The following table sets forth the beneficial ownership of Cyclacel common stock and preferred stock as of July 10, 2025 by:

●	each person, or group of affiliated persons, who we know to beneficially own more than 5% of Cyclacel common stock;

●	each of our named executive officers;

●	each of our current directors; and

●	all of our current executive officers and directors as a group.

The percentage ownership information shown in the table is based on an aggregate of 1,583,965 shares of our common stock and the percentage of ownership of preferred stock is based on 3,135,537 shares of preferred stock outstanding as of July 10, 2025.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. We deem shares of Common Stock that may be acquired by an individual or group within 60 days of July 10, 2025 pursuant to the exercise of options or warrants to be outstanding for the purpose of computing the percentage ownership of an individual or group but do not deem them to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table. Except as indicated in footnotes to this table, we believe that the stockholders named in this table have sole voting and investment power with respect to all shares of stock shown to be beneficially owned by them based on information provided to us by these stockholders.

Name of Beneficial Owners(1)	Number of Shares of Common Stock Beneficially Owned	Percentage of Outstanding Shares of Common Stock(2)	Number of Shares of Preferred Stock Beneficially Owned (2)	Percentage of Preferred Stock Owned (2)
David Lazar	162,588	10.26%	-	-
Ong Yee Lung(3)	-	-	1,000,000	31.9%
Kua Khai Loon(3)	-	-	1,000,000	31.9%
Yap Kim Choy(3)	-	-	1,000,000	31.9%
Datuk Dr. Doris Wong Sing Ee(4)	810,953	51.2%	-	-
Kiu Cu Seng	-	-	-	-
Kwang Fock Chong	-	-	-	-
Dr. Satis Waran Nair Krishnan	-	-	-	-
Inigo Angel Laurduraj	-	-	-	-
All current directors and executive officers as a group (5 people)	810,953	51.2%	-	-

*	Represents beneficial ownership of less than one percent of our outstanding shares of Common Stock.

(1)	Unless otherwise indicated, the address of each beneficial owner is c/o Cyclacel Pharmaceuticals, Inc., Cyclacel Pharmaceuticals, Inc., Level 10, Tower 11, Avenue 5, No. 8 Jalan Kerinchi, 59200 Kuala Lumpur, Malaysia.
(2)	Reflects the reverse stock split effective on May 12, 2025 and July 7, 2025.
(3)	Each share of preferred stock is convertible into 3.27 shares of common stock representing a total of 218,000 shares of common stock following the July 7, 2025 stock split, subject to a 4.99% blocker or 111,674 shares of common stock on an as-converted basis.
(4)	The Company’s Chief Executive Officer, Datuk Dr. Doris Wong Sing Ee is the Majority Consenting Stockholder referred to herein who controls the management and affairs of the Company, and currently can control matters requiring the approval by the Company’s stockholders, including the election of directors, any merger, consolidation or sale of all or substantially all of its assets, and any other significant corporate transaction.

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PRINCIPAL SHAREHOLDERS OF FITTERS SDN. BHD.

The following table sets forth the beneficial ownership of the ordinary shares of Fitters Sdn. Bhd. as of July 10, 2025 by:

●	each person, or group of affiliated persons, who we know to beneficially own more than 5% of our common stock;

●	each of our named executive officers;

●	each of our current directors; and

●	all of our current executive officers and directors as a group.

The percentage ownership information shown in the table is based on an aggregate of 3,000,000 ordinary shares.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. We deem shares of Common Stock that may be acquired by an individual or group within 60 days of July 10, 2025 pursuant to the exercise of options or warrants to be outstanding for the purpose of computing the percentage ownership of an individual or group but do not deem them to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table. We believe that the shareholder named in this table has sole voting and investment power with respect to all ordinary shares shown to be beneficially owned by it.

	Number of Ordinary Shares of Beneficially Owned	Percentage of Ordinary Shares Beneficially Owned
5% Stockholders:
Fitters Diversified Berhad(1)	3,000,000	100%
Named Executive Officers and Directors: (2)
Chin Yong Shing	—	—
Pang Wei Kang	—	—
All current directors and executive officers as a group (2 people)	3,000,000	100%

(1)	All shares are directly held by Fitters Diversified Berhad. The head office address for Fitters Diversified Berhad is Wisma FITTERS, No. 1, Jalan Tembaga SD 5/2, Bandar Sri Damansara, 52200 Kuala Lumpur, Malaysia.

(2)	Unless otherwise indicated, the address of each beneficial owner is c/o Cyclacel Pharmaceuticals, Inc., Cyclacel Pharmaceuticals, Inc., Level 10, Tower 11, Avenue 5, No. 8 Jalan Kerinchi, 59200 Kuala Lumpur, Malaysia

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LEGAL MATTERS

Rimon P.C., Washington, D.C., will pass upon the validity of the Cyclacel Pharmaceuticals, Inc. common stock offered by this proxy statement/prospectus. The material U.S. federal income tax consequences of the Transaction will be passed upon by Rimon P.C. Messrs. Ong, Ric & Partners, Advocates & Solicitors (Kuala Lumpur) is serving as legal counsel to Fitters Parent and Fitters Sdn. Bhd.

EXPERTS

The consolidated financial statements of Cyclacel Pharmaceuticals, Inc. as of December 31, 2024, and for the year then ended, included in this registration statement/proxy statement on Form S-4, have been audited by Bush & Associates CPA LLC (“Bush & Associates”), an independent registered public accounting firm, as set forth in their report appearing elsewhere in this registration statement/proxy statement. That report contains an explanatory paragraph regarding the retrospective adjustment of share and per share date to give effect to the reverse stock splits described in Note 1 to the consolidated financial statements. Such consolidated financial statements have been included in reliance upon the report of Bush & Associates, given on their authority as experts in accounting and auditing.

The consolidated financial statements of Fitters Sdn. Bhd. as of March 31, 2025 and 2024, and for the years then ended, included in this proxy statement/prospectus, have been audited by JP Centurion & Partners PLT, an independent accounting firm, as set forth in their report appearing elsewhere herein. The inclusion of their report is made in reliance upon their authority as experts in accounting and auditing, and JP Centurion & Partners PLT has consented to such inclusion.

The consolidated financial statements of Cyclacel Pharmaceuticals, Inc. as of December 31, 2023 and for the year ended December 31, 2023 included in this Prospectus have been audited by RSM US LLP, an independent registered public accounting firm, as stated in their report thereon (which report expresses an unqualified opinion and includes an explanatory paragraph relating to substantial doubt about the Company’s ability to continue as a going concern) and included in this Prospectus and Registration Statement in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

Cyclacel Pharmaceuticals, Inc. files annual, quarterly and special reports, proxy statements and other information with the SEC. Cyclacel Pharmaceuticals, Inc.’s SEC filings are also available to the public from commercial document retrieval services and on the website maintained by the SEC at http://www.sec.gov.

As of the date of this proxy statement/prospectus, Cyclacel Pharmaceuticals, Inc. has filed a registration statement on Form S-4 to register with the SEC the common stock that Cyclacel Pharmaceuticals, Inc. will issue to Fitters Diversified Bhd. in the Transaction. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Cyclacel Pharmaceuticals, Inc., as well as a proxy statement of Cyclacel Pharmaceuticals, Inc. for the special meeting.

Cyclacel Pharmaceuticals, Inc. has supplied all information contained in this proxy statement/prospectus relating to Cyclacel Pharmaceuticals, Inc., and Fitters Sdn. Bhd. has supplied all information contained in this proxy statement/prospectus relating to Fitters Sdn. Bhd.

If you would like to request documents from Cyclacel Pharmaceuticals, Inc. or Fitters Sdn. Bhd., please send a request in writing or by telephone to either Cyclacel Pharmaceuticals, Inc. or Fitters Sdn. Bhd. at the following addresses:

Cyclacel Pharmaceuticals, Inc. Level 10, Tower 11, Avenue 5, No. 8 Jalan Kerinch 59200 Kuala Lumpur, Malaysia Attn: Corporate Secretary Tel: (908) 517-7330	Fitters Sdn. Bhd. No. 1, Jalan Tembaga SD 5/2, Bandar Sri Damansara 52200 Kuala Lumpur, Malaysia Attn: Corporate Secretary Tel: +(603) 6276 7155

If you are a stockholder of Cyclacel Pharmaceuticals, Inc. and would like additional copies, without charge, of this proxy statement/prospectus or if you have questions about the Transaction, including the procedures for voting your shares, you should contact our proxy solicitor:

Laurel Hill Advisory Group, LLC

Telephone: 1-888-742-1305 (toll free); 1-516-933-3100 (collect)

Email: carlo@laurelhill.com

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TRADEMARK NOTICE

Other third-party logos and product/trade names are registered trademarks or trade names of their respective companies. “Cyclacel” and “CYCLACEL” are registered trademarks of Cyclacel Pharmaceuticals, Inc. and the Cyclacel logo is a trademark of Cyclacel Pharmaceuticals, Inc. The name “FITTERS” and “FITTERS FIRE” are registered trademarks in Malaysia of Fitters Parent. Except as set forth above and solely for convenience, the trademarks and tradenames in this proxy statement/prospectus are referred to without the ® and TM symbols, but such references should not be construed as any indicator that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires Cyclacel’s executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes of ownership on Forms 3, 4 and 5 with the SEC. Such directors, executive officers and 10% stockholders are required by SEC regulations to furnish Cyclacel with copies of all Section 16(a) forms they file.

Based solely on our review of the copies of such forms Cyclacel has received and written representations from certain reporting persons that have filed all required reports, we believe that all of our officers, directors and greater than 10% stockholders complied with all Section 16(a) filing requirements applicable to them with respect to transactions during 2025.

Stockholder Proposals for Inclusion in Proxy Statement

Stockholders may present proper proposals for inclusion in our proxy statement by submitting their proposals in writing to our corporate secretary in a timely manner. For a stockholder proposal to be considered for inclusion in our proxy statement for our special meeting, our corporate secretary must have received the written proposal at our principal executive offices not later than the close of business (5:30 p.m. Pacific Time) on September 2, 2025. In addition, stockholder proposals must comply with the requirements of Rule 14a-8 under the Exchange Act regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Proposals should be addressed to:

Cyclacel Pharmaceuticals, Inc.

Level 10, Tower 11, Avenue 5, No. 8

Jalan Kerinch

59200 Kuala Lumpur, Malaysia

Attn: Corporate Secretary

Tel: (908) 517-7330

Stockholder Proposals and Director Nominations Not for Inclusion in Proxy Statement

Our bylaws also establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders, but do not intend for the proposal to be included in our proxy statement and for stockholders to nominate directors for election at an annual meeting of stockholders. In order to be properly brought before our 2026 annual meeting of stockholders, if such meeting is held, the stockholder must have given timely notice of such proposal or nomination, in proper written form. To be timely for our 2026 annual meeting of stockholders, if such meeting is held, a stockholder’s notice of a matter that the stockholder wishes to present, or the person or persons the stockholder wishes to nominate as a director, must be delivered to the corporate secretary of Cyclacel at Cyclacel’s principal executive offices not less than 90 days and not more than 120 days prior to the first anniversary of the date of the preceding year’s annual meeting of stockholders. As a result, any written notice given by a stockholder pursuant to these provisions of our bylaws must be received by our corporate secretary at our principal executive offices:

●	not earlier than March 2, 2026, and

●	not later than April 1, 2026.

In the event that we hold our 2026 annual meeting of stockholders more than 30 days before or more than 30 days after the one-year anniversary date of the 2025 annual meeting, then such written notice must be received no later than the close of business on the later of the following two dates:

●	the 90th day prior to such annual meeting, or

●	the 10th day following the day on which public announcement of the date of such meeting is first made.

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To be in proper written form, a stockholder’s notice must include the specified information concerning the proposal or nominee as described in our bylaws. Notices should be addressed to:

Cyclacel Pharmaceuticals, Inc.

Level 10, Tower 11, Avenue 5, No. 8

Jalan Kerinch

59200 Kuala Lumpur, Malaysia

Attn: Corporate Secretary

Tel: (908) 517-7330

Communications with the Board of Directors

In cases where stockholders or other interested parties wish to communicate directly with Cyclacel’s non-management directors, messages can be sent to Cyclacel, Inc., Attention: Secretary, Level 10, Tower 11, Avenue 5, No. 8, Jalan Kerinch, 59200 Kuala Lumpur, Malaysia.

Cyclacel’s secretary monitors these communications and will provide a summary of all received messages to the Cyclacel board of directors at each regularly scheduled meeting of the board. Cyclacel’s board of directors generally meets on a quarterly basis. Where the nature of a communication warrants it, Cyclacel’s secretary may determine, in his or her judgment, to obtain the more immediate attention of the appropriate committee of the board of directors or non-management director, of independent advisors or of our management, as Cyclacel’s secretary considers appropriate.

Cyclacel’s secretary may decide in the exercise of his or her judgment whether a response to any stockholder or interested party communication is necessary.

This procedure for stockholder and other interested party communications with the non-management directors is administered by our nominating and governance committee. This procedure does not apply to (a) communications to non-management directors from our officers or directors who are stockholders or (b) stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act.

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INDEX TO CONSOLIDATED FINANCIAL STATEMENTS OF CYCLACEL

Consolidated Financial Statements
Report of Independent Registered Public Accounting Firm (PCAOB ID: 6797)	F-2
Consolidated Balance Sheets as of December 31, 2024 and 2023	F-5
Consolidated Statements of Operations (Loss) for the years ended December 31, 2024 and 2023	F-6
Consolidated Statements of Comprehensive Loss for the years ended December 31, 2024 and 2023	F-7
Consolidated Statements of Stockholders’ Equity	F-8
Consolidated Statements of Cash Flows	F-9
Notes to Consolidated Financial Statements	F-10
Unaudited Interim Condensed Consolidated Financial Statements
Balance Sheets as of March 31, 2025 and December 31, 2025 (unaudited)	F-36
Statements of Operations for the three months ended March 31, 2025 and the three months ended March 31, 2024 (unaudited)	F-37
Consolidated Statements of Comprehensive Loss	F-38
Statements of Changes in Stockholders’ Equity (Deficit) for the three months ended March 31, 2025 and the three months ended March 31, 2024 (unaudited)	F-39
Statements of Cash Flows for the three months ended March 31, 2025 and the three months ended March 31, 2024 (unaudited)	F-40
Notes to Financial Statements (Unaudited)	F-41

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and the Stockholders of

Cyclacel Pharmaceuticals, Inc.

OPINION ON THE CONSOLIDATED FINANCIAL STATEMENTS

We have audited the accompanying consolidated balance sheet of Cyclacel Pharmaceuticals, Inc. and its subsidiaries (the “Company”) as of December 31, 2024, and the related consolidated statements of operations (loss) and other comprehensive loss, stockholders’ equity and cash flows for the year then ended, and the related notes to the consolidated financial statements (collectively, the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024, and the results of its operations and its cash flows for the year ended December 31, 2024, in conformity with accounting principles generally accepted in the United States of America.

The consolidated financial statements of the Company as of and for the year ended December 31, 2023, before the retroactive adjustments described in Note 1 with respect to the stock split of its common stock on May 12, 2025, and subsequently a one-for-fifteen reverse stock split on July 7, 2025 were audited by other auditors whose report, dated March 21, 2024, expressed an unqualified opinion, with an explanatory paragraph expressing substantial doubt regarding the Company’s ability to continue as a going concern, on those statements.

We also audited the adjustments described in Note 1 that were applied retroactively to the 2023 and 2024 financial statements to reflect the stock split of its common stock on May 12, 2025, and subsequently a one-for-fifteen reverse stock split on July 7, 2025 and the related disclosures included therein. In our opinion, such adjustments and related disclosures are appropriate and have been properly applied. We were not engaged to audit, review, or apply any procedures to the 2023 financial statements of the Company other than with respect to the adjustments and disclosures referred to herein and, accordingly, we do not express an opinion or any other form of assurance on the 2023 financial statements taken as a whole.

In our opinion, the consolidated financial statements and the retrospective adjustments related to the reverse stock splits present fairly, in all material respects, the financial position of the Company as of December 31, 2024, and results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

As described in Note 1 to the consolidated financial statements, the Company effected a one-for-sixteen reverse stock split of its common stock on May 12, 2025, and subsequently effected a one-for-fifteen reverse stock split on July 7, 2025. All share and per share data for all periods presented in the consolidated financial statements have been retrospectively adjusted to give effect to these reverse stock splits, consistent with the treatment followed by other public companies in similar circumstances. The reverse stock splits were implemented primarily to comply with Nasdaq listing requirements and did not affect the par value of the common stock or the Company’s total market capitalization.

SUBSTANTIAL DOUBT ABOUT THE COMPANY’S ABILITY TO CONTINUE AS A GOING CONCERN

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company does not currently have sufficient funds to complete development and commercialization and has a limited cash balance as of December 31, 2024. This raises substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

BASIS FOR OPINION

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit provides a reasonable basis for our opinion.

F-2

CRITICAL AUDIT MATTERS

The critical audit matter communicated below is a matter arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

CRITICAL TRIAL ACCRUAL AND EXPENSES

As discussed in Notes 2 and 9 of the consolidated financial statements, the Company’s total accrued expenses for research and development were $1.3 million at December 31, 2024, which included the estimated obligation for pre-clinical and clinical trial expenses incurred as of December 31, 2024, but not paid as of that date. The Company’s clinical trial expenses are based on the Company’s estimates of the level of services performed each period pursuant agreements with third parties that conduct research and development on the Company’s behalf, which results in an accrual or prepaid at period end.

We identified the Company’s accrued clinical trial expenses as a critical audit matter because auditing the application of significant management judgment over the estimate of services provided but not yet invoiced required significant audit effort and a high degree of auditor judgment and subjectivity to evaluate the audit evidence obtained. Specifically, the amount of accrued clinical trial expenses recognized is dependent on the availability of information to make the estimate, including information from multiple sources, the level of effort expended as of the balance sheet date and the associated cost of such services. Additionally, due to the timing of invoicing received from third parties, the actual amounts incurred are not typically known on the date the Company issues its financial statements.

Our audit procedures to evaluate the Company’s estimate of services incurred as of period end pursuant to its clinical trials included, among others:

●	We tested the accuracy and completeness of the underlying data used in the estimates and evaluated the significant assumptions stated above that are used by management to estimate the recorded amounts.
●	To evaluate the completeness and valuation of the accrual clinical trial expenses, we compared invoices received by the Company subsequent to December 31, 2024, to the amounts recognized by the Company as of that date.
●	We inspected the Company’s contracts with third parties and any pending change orders to assess the impact to the amounts recorded.

/s/ Bush & Associates CPA LLC

We have served as the Company’s auditor since 2024.

Henderson, Nevada

April 2, 2025, except for Note 1, as to which the date is July 22, 2025.

PCAOB ID Number 6797

F-3

Report of Independent Registered Public Accounting Firm

To the Stockholders and the Board of Directors of Cyclacel Pharmaceuticals, Inc.

Opinion on the Financial Statements

We have audited, before the effects of the adjustments to retrospectively apply the reverse stock splits effective May 12, 2025 and July 7, 2025 described in Note 1, the accompanying consolidated balance sheet of Cyclacel Pharmaceuticals, Inc. and its subsidiaries (the Company) as of December 31, 2023, the related consolidated statements of operations (loss), other comprehensive loss, stockholders’ equity and cash flows for the year then ended, and the related notes to the consolidated financial statement (collectively, the financial statements). The 2023 financial statements before the effects of the adjustments around the May 12, 2025 and July 7, 2025 reverse stock splits described in Note 1 are not presented herein. In our opinion, before the effects of the adjustments to retrospectively apply the reverse stock splits effective May 12, 2025 and July 7, 2025, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

We were not engaged to audit, review, or apply any procedures to retrospectively apply the changes in the Company’s disclosures related to the reverse stock splits effective May 12, 2025 and July 7, 2025 described in Note 1, and accordingly we do not express an opinion or any other form of assurance about whether such adjustments are appropriate and have been properly applied. Those adjustments were audited by other auditors.

Substantial Doubt About the Company’s Ability to Continue as a Going Concern

The accompanying 2023 consolidated financial statements were prepared assuming that the Company would continue as a going concern. As discussed in Note 1 to the 2023 financial statements, the Company did not have sufficient funds to complete development and commercialization and had a limited cash balance as of December 31, 2023. This raised substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters were also described in Note 1 to the 2023 financial statements. The 2023 financial statements did not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ RSM US LLP

We served as the Company’s auditor from 2013 through 2024.

New York, New York

March 21, 2024

F-4

CYCLACEL PHARMACEUTICALS, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

	December 31,	December 31,
	2024	2023
ASSETS
Current assets:
Cash and cash equivalents	$3,137	$3,378
Prepaid expenses and other current assets	537	4,066
Total current assets	3,674	7,444
Property and equipment, net	3	9
Right-of-use lease asset	5	93
Non-current deposits	412	1,259
Total assets	$4,094	$8,805
LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$4,599	$3,543
Accrued and other current liabilities	1,669	4,618
Total current liabilities	6,268	8,161
Lease liability	—	37
Total liabilities	6,268	8,198

Stockholders’ equity (deficit):
Preferred stock, $0.001 par value; 5,000,000 shares authorized at December 31, 2024 and December 31, 2023;
6% Convertible Exchangeable preferred stock; 135,273 shares issued and outstanding at December 31, 2024 and 335,273 shares issued and outstanding at December 31, 2023. Aggregate preference in liquidation of $1,697,676 as of December 31, 2024 and $4,006,512 as of December 31, 2023	—	—
Series A convertible preferred stock, $0.001 par value; 264 shares issued and outstanding at December 31, 2024 and December 31, 2023	—	—
Series B convertible preferred stock, $0.001 par value; 0 shares issued and outstanding at December 31, 2024 and 119,000 shares issued and outstanding at December 31, 2023	—	—
Common stock, $0.001 par value; 100,000,000 shares authorized at December 31, 2024 and December 31, 2023; 36,913 shares issued and outstanding at December 31, 2024 and 4,412 shares issued and outstanding at December 31, 2023	0	0
Additional paid-in capital	438,211	429,797
Accumulated other comprehensive loss	(891)	(908)
Accumulated deficit	(439,494)	(428,282)
Total stockholders’ equity (deficit)	(2,174)	607
Total liabilities and stockholders’ equity (deficit)	$4,094	$8,805

The accompanying notes are an integral part of these consolidated financial statements.

F-5

CYCLACEL PHARMACEUTICALS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (LOSS)

(In thousands, except share and per share amounts)

	Year Ended
	December 31,
	2024	2023
Revenues:
Clinical trial supply	$43	$420
Revenues	43	420
Operating expenses:
Research and development	6,655	19,155
General and administrative	5,392	6,718
Total operating expenses	12,047	25,873
Operating loss	(12,004)	(25,453)
Other expense:
Foreign exchange losses	(54)	(414)
Interest income	12	266
Other income, net	52	50
Total other income (expense), net	10	(98)
Loss before taxes	(11,994)	(25,551)
Income tax benefit	782	2,996
Net loss	(11,212)	(22,555)
Dividend on convertible exchangeable preferred shares	—	(201)
Net loss applicable to common shareholders	$(11,212)	$(22,756)
Basic and diluted earnings per common share:
Net loss per share – basic and diluted (common shareholders)	$(502.46)	$(6,419.07)

The accompanying notes are an integral part of these consolidated financial statements.

F-6

CYCLACEL PHARMACEUTICALS, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(In thousands)

	Year Ended
	December 31,
	2024	2023
Net loss	$(11,212)	$(22,555)
Translation adjustment	2,916	(12,142)
Unrealized foreign exchange gain (loss) on intercompany loans	(2,899)	12,550
Comprehensive loss	$(11,195)	$(22,147)

The accompanying notes are an integral part of these consolidated financial statements.

F-7

CYCLACEL PHARMACEUTICALS, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(In thousands, except share amounts)

					Additional	Other		Total
	Preferred Stock		Common Stock		Paid-in	Comprehensive	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Loss	Deficit	Equity
Balances at December 31, 2022	573,282	$—	2,617	$0	$422,982	$(1,316)	$(405,727)	$15,939

Issue of common stock and pre-funded warrants in Securities Purchase Agreement In Registered Direct Offering, net of expenses	—	—	735	—	1,049	—	—	1,049
Conversion of series B Preferred stock	(118,745)	—	165	—	—	—	—	—
Reclassification of redeemable common stock	—	—	866	—	4,494	—	—	4,494
Stock-based compensation	—	—	29	—	1,473	—	—	1,473
Preferred stock dividends	—	—	—	—	(201)	—	—	(201)
Unrealized foreign exchange on intercompany loans	—	—	—	—	—	12,550	—	12,550
Translation adjustment	—	—	—	—	—	(12,142)	—	(12,142)
Loss for the period	—	—	—	—	—	—	(22,555)	(22,555)
Balances at December 31, 2023	454,537	$—	4,412	$0	$429,797	$(908)	$(428,282)	$607
Issue of common stock, preferred stock and associated warrants on underwritten offering, net of expenses	—	—	2,944	0	6,209	—	—	6,209
Conversion of series B Preferred stock	(119,000)	—	165	—	—	—	—	—
Conversion of series 6% Convertible Exchangeable Preferred	(200,000)	—	0	—	—	—	—	—
Warrant Exercises	—	—	29,391	0	1,613	—	—	1,613
Stock-based compensation	—	—	—	—	592	—	—	592
Unrealized foreign exchange on intercompany loans	—	—	—	—	—	(2,899)	—	(2,899)
Translation adjustment	—	—	—	—	—	2,916	—	2,916
Loss for the period	—	—	—	—	—	—	(11,212)	(11,212)
Balances at December 31, 2024	135,537	$—	36,913	$0	$438,211	$(891)	$(439,494)	$(2,174)

The accompanying notes are an integral part of these consolidated financial statements.

F-8

CYCLACEL PHARMACEUTICALS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended
	December 31,
	2024	2023
Operating activities:
Net loss	$(11,212)	$(22,555)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	6	31
Stock-based compensation	592	1,473
Changes in lease liability	(37)	(69)
Changes in operating assets and liabilities:
Prepaid expenses and other assets	4,472	4,712
Accounts payable, accrued and other current liabilities	(1,811)	296
Net cash used in operating activities	(7,990)	(16,112)
Investing activities:
Purchase of property, plant and equipment	—	(6)
Net cash used in investing activities	—	(6)
Financing activities:
Proceeds, net of issuance costs, from issuing common stock and pre-funded warrants, net	6,209	1,049
Proceeds from the exercise of stock options and warrants, net of issuance costs	1,613	—
Payment of preferred stock dividend	—	(201)
Net cash provided by (used) in financing activities	7,822	848

Effect of exchange rate changes on cash and cash equivalents	(73)	303
Net increase (decrease) in cash and cash equivalents	(241)	(14,967)
Cash and cash equivalents, beginning of period	3,378	18,345
Cash and cash equivalents, end of period	$3,137	$3,378
Supplemental cash flow information:
Cash received during the period for:
Interest	$96	$266
Research & development tax credits	$3,715	$4,846

Cash paid during the period for:
Taxes	$2	$2

Noncash financing activities:
Accrual of preferred stock dividends	$—	$50

The accompanying notes are an integral part of these consolidated financial statements.

F-9

CYCLACEL PHARMACEUTICALS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Subsequent Events

Preferred Stock

On January 29, 2025, the Board of Directors of Cyclacel Pharmaceuticals, Inc. (the “Company”) passed a resolution to suspend payment of the quarterly cash dividend on the Company’s 6% Convertible Exchangeable Preferred Stock (the “Preferred Stock”) scheduled for February 1, 2025. The Board of Directors will continue to evaluate the payment of a quarterly cash dividend on a quarterly basis.

Financing and Restructuring Activities

On January 2, 2025, the Company entered into a securities purchase agreement with investor David Lazar, pursuant to which he agreed to purchase from the Company 1,000,000 shares of Series C Convertible Preferred Stock and 2,100,000 shares of Series D Convertible Preferred Stock of Cyclacel at a purchase price of $1.00 per share for aggregate gross proceeds of $3.1 million, subject to the terms and conditions of the Agreement. The proceeds of the transaction will be used to settle outstanding liabilities of the Company and other general corporate and operating purposes.

On January 31, 2025, the creditors voluntary liquidation of Cyclacel Limited was announced in the London Gazette, one of the official public records of the government of the United Kingdom. As part of the Company’s efforts to reduce operating costs it has determined to focus on the development of the Plogo clinical program only. Therefore fadraciclib, the Subsidiary’s other drug development program, is being marketed for sale by the liquidators through Hilco Appraisals Limited, a firm of professional valuation agents and will no longer be part of the assets of the Company as of January 2025. With the commencement of the liquidation of the Subsidiary, the Company will no longer be considered to have control over the Subsidiary and the financial results of the Subsidiary will be deconsolidated from those of the Company. The deconsolidation, which is anticipated to increase stockholders’ equity by approximately $5.6 million, will be reported in the Company’s Form 10-Q for the three months ended March 31, 2025.

On February 4, 2025, the Company entered into a securities purchase agreement with investor David Lazar, for the issuance and sale in a private placement of up to $8,000,000 of shares of common stock, par value $0.001 per share of the Company. The Company shall have the right, but not the obligation, to direct the Purchaser, by delivering written notice thereof from time to time and until September 30, 2026, to purchase up to the Aggregate Purchase Price of Shares at a purchase price equal to the greater of (i) the consolidated closing bid price immediately prior to the entry of this Agreement and (ii) the consolidated closing bid price on the business day immediately preceding the applicable purchase date. Unless otherwise agreed by the Company and the Purchaser, the Company’s right to cause the Purchaser to purchase the Shares pursuant to the Lazar Purchase Agreement must be exercised in either $1,000,000 or $2,000,000 increments.

On February 5, 2025, the Company entered into a securities purchase agreement with Helena Special Opportunities 1 Ltd. (“Helena”), pursuant to which the Company, subject to the restrictions and satisfaction of the conditions in the purchase agreement, has the right, but not the obligation, to sell to Helena, and Helena is obligated to purchase, up to the lesser of (i) $25 million of newly issued shares of the Company’s Common Stock and (ii) the Exchange Cap (as defined in the agreement).

The Company held a special meeting of stockholders (the “Special Meeting”) on February 6, 2025 at which, among other matters, the Company’s stockholders approved an amendment to the Company’s Amended and Restated Certificate of Incorporation to effect a reverse stock split at a ratio not less than 1:4 and not more than 1:16 (the “2025 Reverse Stock Split”) such ratio and the implementation and timing of such Reverse Stock Split to be determined in the discretion of the Company’s Board of Directors (the “Board”). The 2025 Reverse Stock Split is expected to be implemented by the Board in or around May 2025.

F-10

On February 26, 2025, David Lazar, the Company’s interim Chief Executive Officer, interim principal financial officer, interim principal accounting officer, and Secretary, provided notice of his resignation as Chief Executive Officer and Secretary of the Company effective February 26, 2025. Mr. Lazar will continue his role as co-principal financial officer and co-principal accounting officer to assist with the transition of the Company’s new Chief Financial Officer, as discussed below. Mr Lazar’s resignation was not the result of any disagreement between Mr. Lazar and the Company on any matter relating to the Company’s operations, policies or practices. In connection with Mr. Lazar’s departure, he will not be eligible to receive any severance benefits or any performance based bonus compensation for the 2025 partial year.

On February 11, 2025, David E. Lazar (the “Seller”), the interim Chief Executive Officer and Secretary of the Company, entered into a securities purchase agreement (the “Purchase Agreement”) with an investor, Datuk Dr. Wong (the “Investor”) pursuant to which the Investor agreed to purchase 1,000,000 shares of Series C Convertible Preferred Stock of the Company, $0.0001 par value per share (the “Series C”) and such number of the 2,100,000 shares of Series D Convertible Preferred Stock of the Company, $0.0001 par value per share (the “Series D”) currently held by Seller so that Purchaser shall hold seventy percent (70%) of the issued and outstanding shares of the Company, which resulted in the issuance of 1,745,262 shares of Series D (collectively, the Series C and Series D are the “Securities”). The transaction contemplated by the Purchase Agreement closed on February 26, 2025 (the “Closing Date”). Additionally, the Investor purchased and succeeded to all of the Seller’s rights and interests under that certain securities purchase agreement between the Seller and the Company dated January 2, 2025. On the Closing Date, the Seller issued written notice to the Company to exercise the conversion rights related to the Series C and Series D shares into Common Stock of the Company registered in the Investor’s name, as follows: (i) the conversion of 1,000,000 shares of Series C into 11,041 shares of Common Stock of the Company; and (ii) the conversion of 1,745,262 shares of Series D into 799,911 shares of Common Stock of the Company.

Effective as of February 26, 2025, the Board appointed Datuk Dr. Wong, as Chief Executive Officer and, in such role, she will serve as the Company’s principal executive officer. Datuk Dr. Wong was also elected to the Board of the Company as of that date.

Effective as of February 26, 2025, the Board appointed Kiu Cu Seng, as Chief Financial Officer and, in such role, he will serve as the Company’s co-principal financial officer and co-principal accounting officer along with David Lazar until the effective date of his resignation on the earlier of the filing date of the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2024 or March 31, 2025, as discussed above. The Company’s Board also appointed Mr. Kiu as Executive Director and Secretary.

On March 10, 2025, the Company entered into an agreement for the Sale and Purchase of Certain Assets (the “Purchase Agreement”) with Cyclacel Limited, a United Kingdom-based wholly owned subsidiary of the Company that is currently in liquidation (“Cyclacel Limited”), along with the joint liquidator of Cyclacel Limited effective as of January 24, 2025 (the “Liquidators”). Under the terms of the Purchase Agreement, the Company agreed to purchase, and Cyclacel Limited agreed to sell, with the approval of the Liquidators, certain assets (the “Assets”) of Cyclacel Limited related to Plogosertib, a polo-like kinase 1 (PLK 1) inhibitor for treatment of advanced cancers and hematological malignancies (“Plogo”), for a purchase price of £250,000 (exclusive of VAT).

On March 21, 2025, the Company entered into securities purchase agreements with a consortium of investors, pursuant to which they agreed to purchase from the Company 1,000,000 shares of Series E Convertible Preferred Stock of Cyclacel at a purchase price of $1.00 per share for aggregate gross proceeds of $1.0 million, subject to the terms and conditions of the Agreements. The proceeds of the transactions will be used for general corporate and operating purposes.

Stock-Based Compensation

On January 2, 2025, Mr. Spiro Rombotis resigned as Chief Executive Officer of the Company and the Board of Directors appointed Mr. Lazar as interim Chief Executive Officer of the Company, effective as of the signing of the Purchase Agreement. Mr. Lazar will serve as the Company’s principal executive officer and principal financial officer until his successor is appointed. On this date, the Board also appointed Messrs. David Natan and Avraham Ben-Tzvi as members of the Board of Directors. Dr. Robert Spiegel, Dr. Christopher Henney, Dr. Brian Schwartz, Dr. Kenneth Ferguson and Ms. Karin Walker (together, the “Resigning Directors”) resigned effective as of January 2, 2025.

F-11

On January 2, 2025, the Company entered into settlement agreements with the Resigning Directors effective as of the signing of the Purchase Agreement. Pursuant to the terms of the Director Settlement Agreements, each Resigning Director resigned his or her position as a member of the Board of Directors, and any positions held on committees of the Board of Directors. Each Resigning Director has received his or her accrued Board fees in full consideration of the release of claims against the Company and other promises and covenants set forth in the Director Settlement Agreements.

On January 2, 2025, the Company entered into a settlement agreement with Mr. Spiro Rombotis (the “Rombotis Settlement Agreement”). Pursuant to the terms of the Rombotis Settlement Agreement, Mr. Rombotis resigned his position as President and Chief Executive Officer of the Company effective as of the signing of the Purchase Agreement, and agreed to provide transition services to the Company in his capacity as a member of the Board of Directors through the filing of the Company’s Annual Report on Form 10-K for the year ended 2024. On January 2, 2025, the Company also entered into a settlement agreement with Paul McBarron (together with Mr. Rombotis, the “Resigning Officers”) effective immediately following the Initial Closing, as such term is defined in the Purchase Agreement (the “McBarron Settlement Agreement” and together with the Rombotis Settlement Agreement, the “Executive Officer Settlement Agreements” and together with the Director Settlement Agreements, the “Settlement Agreements”). Pursuant to the terms of the McBarron Settlement Agreement, Mr. McBarron agreed to provide transition services to the Company in his capacity as a member of the Board of Directors through the filing of the Company’s Annual Report on Form 10-K for the year ended 2024.

Pursuant to the Executive Officer Settlement Agreements, and subject to the Purchase Agreement, the Company will pay to Mr. Rombotis and Mr. McBarron payments of $279,415.50 and $165,164.50, respectively, as soon as practicable, and three months later a further one-time payment of $279,415.50 and $165,164.50 either in cash or through the issuance of common stock, respectively, in full consideration of the release of claims against the Company and other promises and covenants set forth in the Executive Officer Settlement Agreements (the “Settlement Payments”) and the Purchase Agreement.

Pursuant to the terms of the Settlement Agreements, the Company will provide continuing indemnification to the Resigning Directors and Resigning Officers in a manner consistent with that which was in place as of the effective date of the Settlement Agreements, and will cause to be maintained in effect the Company’s existing director and officer liability insurance pursuant to the Company’s tail insurance coverage and will not modify its governing documents to modify the Resigning Directors’ and Resigning Officers’ rights under such policy, as further set forth in the Settlement Agreements. The Settlement Agreements contain a mutual non-disparagement clause.

On February 26, 2025, the Company entered into settlement agreements with Dr. Barker. Pursuant to the terms of the settlement agreement, Dr. Barker resigned his position as a member of the Board of Directors, and any positions held on committees of the Board of Directors. In addition, Dr. Barker will receive his accrued Board fees in full consideration of the release of claims against the Company and other promises and covenants set forth in the settlement agreement. Pursuant to the terms of the settlement agreement, the Company will provide continuing indemnification to Dr. Barker in a manner consistent with that which was in place as of the effective date of the settlement agreement, and will cause to be maintained in effect the Company’s existing director and officer liability insurance pursuant to the Company’s tail insurance coverage and will not modify its governing documents to modify Dr. Barker’s rights under such policy, as further set forth in the settlement agreement. The settlement agreement contains a mutual non-disparagement clause.

On February 26, 2025, the following directors of the Company tendered their resignation or notice of resignation from the Board: (i) Dr. Samuel L. Barker resigned as an independent director effectively immediately; (ii) Avraham Ben-Tzvi provided notice that his resignation as an independent director will be effective upon the earlier of the filing date of the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2024 or March 31, 2025; (iii) Paul McBarron resigned as a non-independent director effective immediately; (iv) David Natan provided notice that his resignation as an independent director will be effective upon the earlier of the filing date of the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2024 or March 31, 2025; and (iv) Spiro Rombotis resigned as a non-independent director effective immediately.

All nonvested stock based compensation awards were (or will be) forfeited immediately as of the dates of resignation. As the Company accounts for forfeitures as they occur, the Company will report an adjustment to compensation expense in the first quarter of 2025 to reflect the difference between the compensation expense recorded to date and the cost that should have been recorded given the number of awards that ultimately vested. The Company does not expect the amount of this adjustment to be significant.

F-12

1. Organization of the Company and Basis of Presentation

Cyclacel Pharmaceuticals, Inc. (“Cyclacel” or “the Company”) is a clinical-stage biopharmaceutical company developing innovative cancer medicines based on cell cycle and mitosis control biology. Cyclacel is a pioneer company in the field of cancer cell cycle biology with a vision to improve patient healthcare by translating insights in cancer biology into medicines that can overcome resistance and ultimately increase a patient’s overall survival.

As of December 31, 2024, substantially all efforts of the Company to date have been devoted to performing research and development, conducting clinical trials, developing and acquiring intellectual property, raising capital and recruiting and training personnel.

The Company is subject to risks and uncertainties common to early-stage companies in the biopharmaceutical industry, including, but not limited to, the fact that drug candidates developed by the Company typically will require approvals or clearances from the U.S. Food and Drug Administration, the European Medicines Agency or other similar regulatory agencies in other countries prior to commercial sales. There can be no assurance that the Company’s drug candidates will receive any of the required approvals or clearances. If any of the Company’s drug candidates are denied approval or clearance or such approval is delayed, or if the Company is unable to obtain the necessary financing to complete development and approval, there will be a material adverse impact on the Company’s financial condition and results of operations.

Through December 31, 2024, the Company has funded all of its operations and capital expenditures with proceeds from the issuance of public equity securities, private placements of securities, government grants, research and development tax credits, interest on investments, royalty income, product revenue and licensing revenue. The Company has incurred recurring losses since its inception, including net losses of $11.2 million and $22.6 million for the years ended December 31, 2024 and 2023, respectively. As of December 31, 2024, the Company had an accumulated deficit of $439.5 million. The Company expects to continue to generate operating losses for the foreseeable future due to, among other things, costs related to the clinical development of its drug candidate, its preclinical programs and its administrative organization.

Going Concern

Pursuant to the requirements of Accounting Standard Codification (ASC) 205-40, Presentation of Financial Statements-Going Concern, management is required at each reporting period to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about an entity’s ability to continue as a going concern within one year after the date that the financial statements are issued. This evaluation initially does not take into consideration the potential mitigating effect of management’s plans that have not been fully implemented as of the date the financial statements are issued. When substantial doubt exists under this methodology, management evaluates whether the mitigating effects of its plans sufficiently alleviate the substantial doubt about the Company’s ability to continue as a going concern. The mitigating effect of management’s plans, however, is only considered if both (1) it is probable that the plans will be effectively implemented within one year after the date that the financial statements are issued, and (2) it is probable that the plans, when implemented, will mitigate the relevant conditions or events that raise substantial doubt about the entity’s ability to continue as a going concern for one year after the date that these financial statements are issued. In performing its analysis, management excluded certain elements of its operating plan that cannot be considered probable. Under ASC 205-40, the future receipts of potential funding from future equity or debt issuances or by entering into partnership agreements cannot be considered probable at this time because these plans are not entirely within the Company’s control nor have they been approved by the Board of Directors as of the date of these consolidated financial statements.

Based on the Company’s current operating plan, it is anticipated that cash and cash equivalents of $3.1 million as of December 31, 2024 will allow it to meet liquidity requirements into the second quarter of 2025. The Company continues to work to raise additional capital, however, as of the date of these financial statements there is no guarantee that the Company will be able to raise additional funds to extend operations beyond the second quarter of 2025. The Company’s history of losses, negative cash flows from operations, liquid resources currently on hand, and dependence on the ability to obtain additional financing to fund its operations, about which there can be no certainty, have resulted in the assessment that there is substantial doubt about the Company’s ability to continue as a going concern for a period of at least twelve months from the issuance date of these financial statements. While the Company has plans in place to mitigate this risk, which primarily consist of raising additional capital through a combination of public or private equity or debt financings or by entering into partnership agreements for further development of our drug candidates, there is no guarantee that it will be successful in these mitigation efforts. The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates realization of assets and the satisfaction of liabilities in the normal course of business.

F-13

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America, or GAAP and include the financial statements of Cyclacel Pharmaceuticals, Inc. and all of the Company’s wholly owned subsidiaries. All intercompany accounts and transactions have been eliminated.

Reverse Stock Split

The Company effected a 15:1 reverse stock split of the Company’s common stock on December 18, 2023 (the “Reverse Stock Split”). All share and per share information has been adjusted to give effect to the Reverse Stock Split for all periods presented, unless otherwise indicated.

The Company held a special meeting of stockholders (the “Special Meeting”) on February 6, 2025 at which, among other matters, the Company’s stockholders approved an amendment to the Company’s Amended and Restated Certificate of Incorporation to effect a reverse stock split at a ratio not less than 1:4 and not more than 1:16 (the “2025 Reverse Stock Split”) such ratio and the implementation and timing of such Reverse Stock Split to be determined in the discretion of the Company’s Board of Directors (the “Board”). The 2025 Reverse Stock Split is expected to be implemented by the Board in or around May 2025.

All references to issued and outstanding shares all periods reflect: the 1-for-16 reverse stock split effective May 12, 2025, and the 1-for-15 reverse stock split effective July 7, 2025. As a result, all share numbers for all periods, including the number of shares underlying warrants, options, and other convertible securities, and all exercise prices applicable to such warrants, options and convertible securities have been adjusted retrospectively to give effect to the 1-for-16 and 1-for-15 reverse stock splits.

2. Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and related disclosures of contingent assets and liabilities at the date of the financial statements and the reported expenses during the reporting period. Critical estimates include inputs used to determine clinical trial accruals and stock-based compensation expense. Cyclacel reviews its estimates on an ongoing basis. The estimates are based on historical experience and on various other assumptions that the Company believes to be reasonable under the circumstances. Actual results may differ from these estimates. Cyclacel believes the judgments and estimates required by the following accounting policies to be significant in the preparation of the Company’s consolidated financial statements.

Foreign Currency and Currency Translation

Transactions that are denominated in a foreign currency are remeasured into the functional currency at the current exchange rate on the date of the transaction. Any foreign currency-denominated monetary assets and liabilities are subsequently remeasured at current exchange rates, with gains or losses recognized as foreign exchange (losses) gains in the statement of operations.

The assets and liabilities of the Company’s international subsidiary are translated from its functional currency into United States dollars at exchange rates prevailing at the balance sheet date. Average rates of exchange during the period are used to translate the statement of operations, while historical rates of exchange are used to translate any equity transactions. Translation adjustments arising on consolidation due to differences between average rates and balance sheet rates, as well as unrealized foreign exchange gains or losses arising from translation of intercompany loans for which settlement is not planned or anticipated in the foreseeable future and that are of a long-term-investment nature, are recorded in other comprehensive loss. As discussed in the subsequent events note, the foreign subsidiary will be liquidated. Upon loss of control of the foreign subsidiary, the accumulated translation adjustments currently recorded in other comprehensive income within equity will be reversed and recorded as part of the gain/loss from deconsolidation of the subsidiary.

F-14

Cash and Cash Equivalents

Financial instruments that potentially expose the Company to concentrations of credit risk consist primarily of cash and cash equivalents. The Company considers all highly liquid investments with an original maturity of three months or less at the time of initial purchase to be cash equivalents. The objectives of the Company’s cash management policy are to safeguard and preserve funds, to maintain sufficient liquidity to meet Cyclacel’s cash flow requirements and to attain a market rate of return. The Company deposits its cash in financial institutions that it believes have high credit quality and has not experienced any losses on such accounts and does not believe it is exposed to any significant credit risk on cash and cash equivalents.

The Company’s cash and cash equivalents balance at December 31, 2024 was $3.1 million and it maintains its cash accounts in several entities both within the United States and the United Kingdom. The cash balances for amounts held in the United States are insured by the Federal Deposit Insurance Corporation, or FDIC up to $250,000 per account. The Company has cash balances exceeding the balance insured by the FDIC that totaled approximately $2.8 million at December 31, 2024. The cash balances for amounts held in the United Kingdom are insured by the UK Government Financial Services Compensation Scheme, or FSCS up to £85,000 per account. The Company does not have cash balances exceeding the balance insured by the FSCS at December 31, 2024.

Property and Equipment

The components of property and equipment are stated at cost and depreciated on a straight-line basis over the estimated useful lives of the related assets, which are generally three to five years. Amortization of leasehold improvements is performed using the straight-line method over the shorter of the remaining lease term or the estimated useful life of the related assets. Upon sale or retirement of assets, the costs and related accumulated depreciation and amortization are removed from the balance sheet and the resulting gain or loss on sale is reflected as a component of operating income or loss. Expenditures for maintenance and repairs are charged to operating expenses as incurred.

Impairment of Long-lived Assets

The Company reviews property and equipment for impairment whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable. The Company assesses the recoverability of the potentially affected long-lived assets by determining whether the carrying value of such assets can be recovered through undiscounted future operating cash flows.

Impairment, if any, is measured as the amount by which the carrying amount of a long-lived asset or asset group exceeds its fair value.

Fair Value of Financial Instruments

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. Assets and liabilities measured at fair value are classified and disclosed in one of the following three levels of the fair value hierarchy, of which the first two are considered observable and the last is considered unobservable:

● Level 1 — Quoted prices in active markets for identical assets or liabilities.

● Level 2 — Observable inputs (other than Level 1 quoted prices), such as quoted prices in active markets for similar assets or liabilities, quoted prices in markets that are not active for identical or similar assets or liabilities, or other inputs that are observable or can be corroborated by observable market data.

● Level 3 — Unobservable inputs that are supported by little or no market activity that are significant to determining the fair value of the assets or liabilities, including pricing models, discounted cash flow methodologies and similar techniques.

F-15

The carrying values of cash and cash equivalents, other receivables, accounts payable and accrued expenses approximate their fair values due to the short-term nature of these assets and liabilities.

Segments

The Company is managed and operated as one business which is focused on using cell cycle, transcriptional regulation and mitosis control biology to develop innovative, targeted medicines for cancer and other proliferative diseases. The entire business is managed by a single management team that reports to the Chief Executive Officer. Historically, the Company has not operated separate lines of business with respect to any of its products or product candidates and the Company did not prepare discrete financial information with respect to separate products or product candidates or by location through December 31, 2024. Accordingly, the Company has viewed its business historically as one reportable operating segment with development operations in two geographic areas, namely the United States and the United Kingdom. With the commencement of the liquidation of the Subsidiary, the Company will no longer be considered to have control over the Subsidiary and the financial results of the Subsidiary will be deconsolidated from those of the Company commencing with its first quarter 2025.

Revenue Recognition

The Company recognizes revenue in accordance with Accounting Standards Codification (ASC) 606, Revenue from Contracts with Customers.

The Company has not generated any revenues from product sales to date. However, the Company recognized $43,000 of revenue for the year ended December 31, 2024. This revenue relates to recovery of clinical manufacturing costs associated with an investigator sponsored study managed by Cedars-Sinai Medical Center (“CSMC”). There was $420,000 of revenues recognized for the comparative period in 2023. All revenues from this customer are recognized at the point in time that the related clinical supply are transferred to CSMC and CSMC obtains control over the goods. The arrangements with CSMC comprise a single performance obligation.

The Company has not recognized any other sources of revenue during the years ended December 31 2024 and 2023.

The Company invoices CSMC following the transfer of the clinical supply and provides CSMC with typical payment terms. The Company has collected all amounts due from CSMC. As of December 31, 2024, December 31, 2023, and January, 1, 2023, the Company has not recognized any accounts receivable from CSMC, credit loss allowances, contract assets, contract liabilities, or warranty provisions. There were no remaining performance obligations outstanding as of December 31, 2024; however, CSMC may place additional orders for clinical supply in 2025 and beyond.

Other Income

Other income is primarily related to royalty income received under a historical Asset Purchase Agreement for activities which are not part of the Company’s ongoing operations and activities.

Research and Development Costs

Research and development expenses consist primarily of costs associated with the development of the Company’s product candidates, including upfront fees, milestones, compensation and other expenses for research and development personnel, supplies and development materials, costs for consultants and related contract research, facility costs and depreciation. Expenditures relating to research and development are expensed as incurred.

Clinical Trial Accounting

Data management and monitoring of the Company’s clinical trials are performed with the assistance of contract research organizations, or CROs or clinical research associates, or CRAs in accordance with the Company’s standard operating procedures. Typically, CROs and CRAs bill monthly for services performed, and others bill based upon milestones achieved. The Company accrues unbilled clinical trial expenses based on estimates of the level of services performed each period. Clinical trial costs related to patient enrollment are accrued as patients are entered into and progress through the trial.

Patent Costs

Patent prosecution costs are charged to general and administrative expenses as incurred as recoverability of such expenditure is uncertain.

F-16

Leases

The Company accounts for lease contracts in accordance with ASC 842. As of December 31, 2024 and 2023, all of the Company’s leases are classified as operating leases.

The Company recognizes an asset for the right to use an underlying leased asset for the lease term and records lease liabilities based on the present value of the Company’s obligation to make lease payments under the lease. As the Company’s leases do not indicate an implicit rate, the Company uses a best estimate of its incremental borrowing rate to discount the future lease payments. The Company estimates its incremental borrowing rate based on observable information about risk-free interest rates that are the same tenure as the lease term, adjusted for various factors, including the effects of assumed collateral, the nature of how a loan would be repaid (e.g., amortizing versus bullet), and the Company’s credit risk.

The Company evaluates options included in its lease agreements to extend or terminate the lease. The Company will reflect the effects of exercising those options in the lease term when it is reasonably certain that the Company will exercise that option. In assessing whether it is reasonably certain that the Company will exercise an option, the Company considers factors such as:

●	The lease payments due in any optional period;

●	Penalties for failure to exercise (or not exercise) the option;

●	Market factors, such as the availability of similar assets and current rental rates for such assets;

●	The nature of the underlying leased asset and its importance to the Company’s operations; and

●	The remaining useful lives of any related leasehold improvements.

Lease expense for the Company’s operating leases is recognized on a straight-line basis over the lease term and is reported as a component of general and administrative expense. Variable lease payments, if any, are recognized in the period when the obligation to make those payments is incurred. Lease incentives received prior to lease commencement are recorded as a reduction in the right-of-use asset. Fixed lease incentives received after lease commencement reduce both the lease liability and the right-of-use asset.

The Company has elected an accounting policy to account for the lease and non-lease components as a single lease component.

Stock-based Compensation

The Company measures all stock options and other stock-based awards granted to employees and directors based on the fair value on the date of the grant and recognizes compensation expense of those awards over the requisite service period, which for the Company is the period between the grant date and the date the award vests or becomes exercisable. Many awards granted by the Company vest ratably over three or four years. However, certain awards granted to members of the Company’s Board of Directors vest in their entirety on the one-year anniversary following the date of grant. Generally, the Company issues stock options and restricted stock awards to employees with only service-based vesting conditions and records the expense for these awards using the straight-line method. However, in certain years, the Company will grant share-based payment awards to employees that are dependent upon the fulfillment of certain clinical and financial conditions. In such instances where the performance condition must be met for the award to vest, the company only recognizes compensation expense when the award is probable of vesting (See Note 12 — Stock-Based Compensation).

The Company classifies stock-based compensation expenses in its statement of operations in the same manner in which the award recipient’s payroll costs are classified. The Company accounts for forfeitures as they occur.

The fair value of restricted stock and restricted stock units is determined based on the number of shares granted and the quoted price of the Company’s common stock on the date of grant. The determination of grant-date fair value for stock option awards is estimated using the Black-Scholes model, which includes variables such as the expected volatility of the Company’s share price, expected term of the award, interest rates, and dividend yields.

F-17

The Company relies on its historical volatility as an input to the option pricing model as management believes that this rate will be representative of future volatility over the expected term of the options.

The expected term assumption is estimated using past history of early exercise behavior and expectations about future behaviors.

The weighted average risk-free interest rate represents the interest rate for treasury constant maturities published by the Federal Reserve Board. If the term of available treasury constant maturity instruments is not equal to the expected term of an employee option, Cyclacel interpolates a discount rate based on the two Federal Reserve securities closest to the expected term of the employee option.

The expected dividend yield is zero, as the Company has never paid cash dividends on common stock and does not expect to pay any cash dividends on common stock in the foreseeable future.

Income Taxes

The Company accounts for income taxes using the liability method. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

The Company accounts for uncertainty in income taxes recognized in the financial statements by applying a two-step process to determine the amount of tax benefit to be recognized. First, the tax position must be evaluated to determine the likelihood that it will be sustained upon external examination by the taxing authorities. If the tax position is deemed more-likely-than-not-to be sustained, the tax position is then assessed to determine the amount of benefit to recognize in the financial statements. The amount of the benefit that may be recognized is the largest amount that has a greater than 50% likelihood of being realized upon ultimate settlement. The provision for income taxes includes the effects of any resulting tax reserves for unrecognized tax benefits that are considered appropriate as well as the related net interest and penalties.

The Company records research and development tax credits within income taxes. Credit is taken in the accounting period for research and development tax credits, when claimed from H.M. Revenue & Customs, or HMRC, the United Kingdom’s taxation and customs authority, in respect of qualifying research and development costs incurred in the same accounting period.

Net Loss Per Common Share

The Company calculates net loss per common share in accordance with ASC 260 “Earnings Per Share”. Basic and diluted net loss per common share was determined by dividing the net loss applicable to common stockholders by the weighted average number of common shares outstanding during the period.

In periods in which the Company reports a net loss attributable to common stockholders, diluted net loss per share attributable to common stockholders is the same as basic net loss per share attributable to common stockholders since potentially dilutive common shares are not assumed to have been issued if their effect is anti-dilutive. The Company reported a net loss attributable to common stockholders for the years ended December 31, 2024 and 2023.

Comprehensive Income (Loss)

All components of comprehensive income (loss), including net income (loss), are reported in the financial statements in the period in which they are recognized. Comprehensive income (loss) is defined as the change in equity during a period from transactions and other events and circumstances from non-owner sources. Net income (loss) and other comprehensive income (loss), including foreign currency translation adjustments, are reported to arrive at comprehensive income (loss). There were no reclassifications out of other comprehensive income (loss) during the years ended December 31, 2024 and 2023.

F-18

Recently Issued Accounting Pronouncements

The FASB has issued ASU 2024-03, “Income Statement—Reporting Comprehensive Income—Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses”. This standard will require all public entities to disclose additional information about specific expense categories in the notes to financial statements at interim and annual reporting periods. The amendments in ASU 2024-03 are effective for annual reporting periods beginning after December 15, 2026, and interim reporting periods beginning after December 15, 2027. ASU 2024-03 will not change the way in which expenses are recognized or measured. However, the Company is currently evaluating the effects of ASU 2023-07 on its financial statement presentation and disclosures.

The FASB has issued ASU 2023-09, “Income Taxes (Topic 740): Improvements to Income Tax Disclosures”. This standard will require all entities to include specified captions when reconciling the statutory income tax rate to the effective tax rate, on both a percentage and absolute dollar basis. ASU 2023-09 will also require entities to disclose the amount of income taxes paid (net of refunds received) disaggregated by federal (national), state, and foreign for each annual reporting period, with separate disclosure of individual jurisdictions for which tax payments to, or receipts from, exceed a defined threshold. The guidance in ASU 2023-09 becomes effective for annual periods beginning after December 15, 2024. The Company does not anticipate that ASU 2023-09 will require significant adjustments to the presentation of that information.

3. Significant Contracts

Distribution, Licensing and Research Agreements

The Company has entered into licensing and similar agreements with academic and research organizations. Under the terms of these agreements, the Company has received licenses to technology and patent applications. The Company may be required to pay royalties on future sales of products employing the technology or falling under claims of patent applications.

Under a 2003 license agreement, the Company licensed certain patent rights for sapacitabine. The Company will not be pursuing further development of sapacitabine and the license agreement was terminated effective as of March 23, 2023 for commercial reasons.

The three-year term of the Clinical Collaboration Agreement, or CCA with The University of Texas MD Anderson Cancer Center, or MD Anderson ended in September 2021, in accordance with its terms. The main objective of the CCA was to clinically evaluate the safety and efficacy of three Cyclacel medicines in patients with hematological malignancies, including chronic lymphocytic leukemias, acute myeloid leukemias, myelodysplastic syndromes and other advanced leukemias. Under the terms of the CCA, MD Anderson conducted four clinical studies and under the risk-sharing agreement MD Anderson assumed the patient costs for all studies and Cyclacel, who is the sponsor, provided investigational drugs and other limited support. The agreement provided that the Company would make certain payments to MD Anderson upon first commercial sale in specific indications studied in the alliance. There were no such payments earned in 2024 or 2023.

4. Cash and Cash Equivalents

The following is a summary of cash and cash equivalents at December 31, 2024 and 2023 (in thousands):

	December 31,
	2024	2023
Cash	$93	$3,303
Cash equivalents	3,044	75
Total cash and cash equivalents	$3,137	$3,378

Cash equivalents are made up entirely of money market funds.

F-19

5. Fair Value of Financial Assets and Liabilities

The following tables present information about the Company’s financial assets and liabilities measured at fair value on a recurring basis and indicate the level of the fair value hierarchy utilized to determine such fair values (in thousands):

	Fair Value Measurements
	as of December 31, 2024 Using:
	Level 1	Level 2	Level 3	Total
Assets:
Cash equivalents	$3,044	$—	$—	$3,044
Total Assets	$3,044	$—	$—	$3,044

	Fair Value Measurements
	as of December 31, 2023 Using:
	Level 1	Level 2	Level 3	Total
Assets:
Cash equivalents	$75	$—	$—	$75
Total Assets	$75	$—	$—	$75

6. Prepaid Expenses and Other Assets

The following is a summary of prepaid expenses and other current assets at December 31, 2024 and 2023 (in thousands):

	December 31,	December 31,
	2024	2023
Research and development tax credit receivable	$—	$2,933
Prepayments and VAT receivable	237	792
Other current assets	300	341
	$537	$4,066

7. Non-Current Assets

As at December 31, 2024, the Company had non-current assets of $0.4 million, which comprised clinical trial deposits held by a contract research organization in relation to the Company’s Phase 1/2 clinical trials. As at December 31, 2023, the Company had non-current assets of $1.3 million, which was wholly attributable to clinical trial deposits.

8. Property and Equipment

Property and equipment consisted of the following at December 31, 2024 and 2023 (in thousands):

	Lives in	December 31,
	years	2024	2023
Leasehold improvements	2 to 5	$6	$6
Office equipment and furniture	3 to 5	420	423
		427	429
Less: accumulated depreciation and amortization		(424)	(420)
		$3	$9

F-20

9. Accrued and Other Current Liabilities

Accrued and other current liabilities consisted of the following at December 31, 2024 and 2023 (in thousands):

	December 31,	December 31,
	2024	2023
Accrued research and development	$1,299	$3,668
Accrued legal and professional fees	87	570
Other current liabilities	283	380
	$1,669	$4,618

As at December 31, 2024, the Company had accounts payables of $4.6 million, of which $4.1 million related to the UK subsidiary. As at December 31, 2023, the Company had accounts payables of $3.5 million, of which $3.1 million related to the UK subsidiary.

10. Commitments and Contingencies

General

Please refer to Note 3 — Significant Contracts for further discussion of certain of the Company’s commitments and contingencies.

Leases

In April 2022, the Company extended the lease for its corporate headquarters facility in Berkeley Heights, New Jersey for a further three years, expiring in July 2025. In December 2024, the Company terminated this lease, effective as of January 31, 2025. Effective March 1, 2025, the Company entered into a two year lease agreement for our corporate headquarters at Level 10, Tower 11, Avenue 5, No. 8, Jalan Kerinchi, 59200 Kuala Lumpur, Malaysia, which we believe will be adequate to accommodate our business needs.

For the years ended December 31, 2024 and December 31, 2023, the Company recognized operating lease expenses of $82,830 and $74,218 respectively, including $9,104 and $10,851 respectively relating to a short term lease for offices in Dundee, Scotland. The remaining lease term as of December 31, 2024 is one month for the Berkeley Heights facility and no remaining lease term for Dundee, Scotland. The discount rate used by the Company in determining the lease liability was 12%.

The following is a summary of the Company’s future contractual obligations and commitments relating to its facilities lease as at December 31, 2024 (in thousands):

Operating Lease
Obligation
2025	$5
2026	—
Thereafter	—
Total future minimum lease obligation	$5
Less imputed interest	—
Total	$5

11. Stockholders’ Equity

The Company has completed the following equity issuances during the periods presented in the consolidated financial statements.

F-21

November 2024 Warrant Exercise and Reload Agreement

On November 13, 2024, Cyclacel Pharmaceuticals, Inc. (the “Company”) entered into a letter agreement (the “Warrant Exercise and Reload Agreement”) with the holder (the “Holder”) of its issued and outstanding Series B Warrants (the “Prior Warrants”) to purchase an aggregate of 20,704 shares of common stock of the Company offering the Holder the opportunity to exercise all of its Prior Warrants for cash at a reduced exercise price equal to $99.60 per share provided the Prior Warrants were exercised in full for cash on or before 12:30 P.M. Eastern Time on the date of the Warrant Exercise and Reload Agreement. In consideration for the exercise of the Prior Warrants, the Holder received new unregistered Series C Warrants (the “Series C Warrants”) exercisable for up to an aggregate of 41,408 shares of common stock (the “Series C Warrant Shares”) and new unregistered Series D Warrants (the “Series D Warrants” and, together with the Series C Warrants, the “New Warrants”) exercisable for up to an aggregate of 41,408 shares of common stock (the “Series D Warrant Shares” and, together with the Series C Warrant Shares, the “New Warrant Shares”). The Series C Warrants are exercisable beginning on the date upon which the Company receives stockholder approval of the issuance of the New Warrant Shares and the Placement Agent Warrant Shares (as defined below) (the “Stockholder Approval Date”) for a period of five and one-half (5.5) years following the Stockholder Approval Date and the Series D Warrants are exercisable beginning on the Stockholder Approval Date for a period of eighteen (18) months following the Stockholder Approval Date. The New Warrants each have an exercise price of $99.60 per share. The shares of common stock issued upon exercise of the Prior Warrants are registered pursuant to an effective registration statement on Form S-1 (No. 333-279157).

April 2024 Securities Purchase Agreement

On April 30, 2024, the Company entered into a securities purchase agreement (the “Purchase Agreement”) with an institutional investor (the “Purchaser”) for the issuance and sale in a private placement (the “Private Placement”) of (i) 604 shares of the Company’s common stock, (ii) pre-funded warrants to purchase up to 20,100 shares of common stock (the “Pre-Funded Warrants”), (iii) series A warrants to purchase up to 20,704 shares of common stock (the “Series A Warrants”), and (iv) series B warrants to purchase up to 20,704 shares of common stock (the “Series B Warrants” and together with the Series A Warrants, the “Common Warrants”). The purchase price of each share of common stock and associated Common Warrants was $386.40 and the purchase price of each Pre-Funded Warrant and associated Common Warrants was $386.376.

The Common Warrants are exercisable immediately upon issuance at an exercise price of $326.40 per share. The Series A Warrants will expire five and one-half years from the date of issuance and the Series B Warrants will expire eighteen months from the date of issuance. The Pre-Funded Warrants are exercisable immediately upon issuance at an exercise price of $0.024 per share and may be exercised at any time until the Pre-Funded Warrants are exercised in full. A holder of Pre-Funded Warrants or Common Warrants (together with its affiliates) may not exercise any portion of such warrants to the extent that the holder would own more than 4.99% (or, at the election of the holder 9.99%) of the Company’s outstanding common stock immediately after exercise.

In connection with the Private Placement, the Company entered into a registration rights agreement (the “Registration Rights Agreement”), dated as of April 30, 2024, with the Purchaser, pursuant to which the Company agreed to prepare and file a registration statement with the Securities and Exchange Commission (the “SEC”) registering the resale of the securities issued in the Private Placement.

The Private Placement closed on May 2, 2024. The gross proceeds to the Company from the Private Placement were approximately $8.0 million, before deducting placement agent fees and estimated offering expenses payable by the Company.

H.C. Wainwright & Co., LLC (“Wainwright”) acted as the Company’s exclusive placement agent in connection with the Private Placement, pursuant to that certain engagement letter, dated as of April 29, 2024, between the Company and Wainwright (as amended, the “Engagement Letter”). Pursuant to the Engagement Letter, the Company paid Wainwright (i) a cash fee equal to 7.0% of the aggregate gross proceeds of the Private Placement and (ii) a management fee of 1.0% of the aggregate gross proceeds of the Private Placement. In addition, the Company agreed to pay Wainwright certain expenses and issued to Wainwright or its designees warrants (the “Placement Agent Warrants”) to purchase up to an aggregate of 1,242 shares of common stock at an exercise price equal to $124.512 per share. The Placement Agent Warrants are exercisable immediately upon issuance and have a term of exercise equal to five and a half years from the date of issuance.

In connection with this transaction, the Company was required to compensate Roth Capital Partners, LLC, pursuant to a tail provision contained in an engagement letter entered into on March 14, 2024, in an amount equal to 7.0% of the aggregate proceeds of the Private Placement plus the reimbursement of certain expenses. The Company was also required to compensate Ladenburg Thalmann & Co. Inc, pursuant to a tail provision contained in an engagement letter entered into on October 30, 2023, in an amount equal to 8.0% of the aggregate proceeds of the Private Placement.

F-22

Each of the instruments issued in the Private Placement have been classified and recorded as part of shareholders’ equity (deficit). The amounts allocated to each issued security were based on their relative fair values, resulting in initial carrying values of the respective instruments as follows:

Allocated Amount
Common shares	$72,108
Prefunded warrants	2,398,831
Common warrants	3,819,274
Net proceeds	$6,290,213

The aggregate fair value of the Placement Agent Warrants was $609,179. These have been accounted for as a direct cost of the Private Placement, resulting in no net effect to overall shareholders’ equity (deficit).

In determining the fair values of the Pre-Funded Warrants, Common Warrants, and Placement Agent

	Pre-Funded Warrants	Common Warrants	Placement Agent Warrants
Expected volatility	100%	103% - 121%	103%
Contractual term	1 year	1½ - 5½ years	5½ years
Risk-free interest rate	5.51%	4.57% - 5.51%	4.57%
Expected dividend yield	0%	0%	0%

The fair value of the common stock was determined using the closing price of the Company’s common stock as of May 2, 2024, which is the date that the Private Placement closed.

December 2023 Registered Direct Offering Securities Purchase Agreement

On December 21, 2023, the Company entered into a securities purchase agreement (the “Securities Purchase Agreement”) with certain institutional investors (“Purchasers”). Pursuant to the Securities Purchase Agreement, the Company agreed to sell in a registered direct offering (“Registered Direct Offering”) 702 shares (“Shares”) of the Company’s common stock and pre-funded warrants (“Pre-Funded Warrants”) to purchase up to 915 shares of common stock. The Pre-Funded Warrants have an exercise price of $0.24 per share and are immediately exercisable and can be exercised at any time after their original issuance until such Pre-Funded Warrants are exercised in full. Each Share is being sold at an offering price of $795.60 and each Pre-Funded Warrant is being sold at an offering price of $795.36 (equal to the purchase price per Share minus the exercise price of the Pre-Funded Warrant).

Pursuant to the Securities Purchase Agreement, in a concurrent private placement (together with the Registered Direct Offering, the “Offerings”), the Company also agreed to issue to the Purchasers unregistered warrants (“Common Warrants”) to purchase up to 1,617 shares of common stock. Each Common Warrant has an exercise price of $765.60 per share, is exercisable immediately following their original issuance and will expire seven years from the original issuance date. The closing of the offering occurred on December 26, 2023, and the net proceeds to the Company were approximately $1.0 million, after deducting placement agent fees and other offering expenses payable by the Company.

On December 21, 2023, in a separate concurrent insider private placement (the “Insider Private Placement”), the Company also entered into a Securities Purchase Agreement with certain of its executive officers (the “Insider Securities Purchase Agreement”) pursuant to which the Company agreed to sell in a private placement (i) 25 shares of common stock and warrants to purchase 25 shares of common stock on the same terms as the Common Warrants issued to the Purchasers in the Offerings to Spiro Rombotis, the Company’s Chief Executive Officer, and (ii) 8 shares of common stock and warrants to purchase 8 shares of common stock on the same terms as the Common Warrants issued to the Purchasers in the Offerings to Paul McBarron, the Company’s Executive Vice President-Finance, Chief Financial Officer and Chief Operating Officer. Each such share of common stock and accompanying warrant was sold at a purchase price of $795.60, which was the same purchase price for the Shares sold in the Registered Direct Offering.

F-23

Ladenburg Thalmann & Co. Inc. (the “Placement Agent”) acted as the exclusive placement agent for the Offerings, pursuant to a placement agency agreement (the “Placement Agency Agreement”), dated December 21, 2023, by and between the Company and the Placement Agent.

Pursuant to the Placement Agency Agreement, the Company paid the Placement Agent a cash placement fee equal to 8.0% of the aggregate gross proceeds raised in the Offerings from sales arranged for by the Placement Agent. Subject to certain conditions, the Company also agreed to reimburse all reasonable travel and other out-of-pocket expenses of the Placement Agent in connection with the Offerings, including but not limited to legal fees, up to a maximum of $85,000. In addition, the Placement Agent also received warrants that have substantially the same terms as the Warrants issued in the concurrent private placement to the Purchasers in the Offerings to purchase that number of shares of common stock equal to 6.0% of the aggregate number of shares of common stock and Prefunded Warrants sold in the Offerings, or an aggregate of 99 shares of common stock, at an exercise price of $994.50 per share (the “Placement Agent Warrants”). The Placement Agent Warrants will be exercisable immediately following the date of issuance and will expire five years from issuance. The Placement Agency Agreement contains customary representations, warranties and agreements by the Company and customary conditions to closing. The Company has agreed to indemnify the Placement Agent against certain liabilities, including liabilities under the Securities Act, and liabilities arising from breaches of representations and warranties contained in the Placement Agency Agreement, or to contribute to payments that the Placement Agent may be required to make in respect of those liabilities.

Each of the instruments issued in the Offerings and the Insider Private Placement have been classified and recorded as part of shareholders’ equity. The amounts allocated to each issued security were based on their relative fair values, resulting in initial carrying values of the respective instruments as follows:

Allocated Amount
Common Shares	$258,000
Pre-Funded Warrants	$321,000
Regular Warrants	$470,000
Net Proceeds	$1,049,000

The aggregate fair value of the Placement Agent Warrants was $47,000. These have been accounted for as a direct cost of the Offerings and Inside Private Placement, resulting in no net effect to overall shareholders’ equity.

In determining the fair values of the Pre-Funded Warrants, Regular Warrants, and Placement Agent Warrants, the Company used a Black-Scholes Option Pricing model with the following assumptions:

	Pre-Funded Warrants	Regular Warrants	Placement Agent Warrants
Expected volatility	134%	96%	99%
Contractual/expected term	1 month	7 years	5 years
Risk-free interest rate	5.53%	3.91%	3.89%
Expected dividend yield	0%	0%	0%

The fair value of the common shares was determined using the closing price of the Company’s common stock as of December 26, 2023, which is the date that the Offerings and the Insider Private Placement closed.

August 2021 Controlled Equity Offering Sales Agreement

On August 12, 2021, the Company entered into a Controlled Equity Offering Sales Agreement (the “Sales Agreement”) with Cantor Fitzgerald & Co. (“Cantor”), pursuant to which the Company could issue and sell, from time to time, shares of its common stock having an aggregate offering price of up to $50.0 million through Cantor as the sales agent. Cantor could sell the Company’s common stock by any method permitted by law deemed to be an “at the market offering” as defined in Rule 415(a)(4) of the Securities Act.

F-24

On August 12, 2022, the Company became aware that the shelf registration statement on Form S-3 (file number 333-231923) (the “Registration Statement”) associated with this Sales Agreement had expired on June 21, 2022. Prior to becoming aware of the expiration, the Company sold an aggregate of 552 shares of its common stock at the market price, following the expiration of the Registration Statement and through August 12, 2022, for aggregate proceeds of approximately $2,721,187. There was no sale of shares post August 12, 2022. The sale of these shares were subject to potential rescission rights by certain shareholders. As a result of these potential rescission rights, the Company reclassified 866 shares (including 314 shares sold for which the Company did not receive any proceeds), with an aggregate purchase price of $4,494,496 of its common stock outside stockholders’ equity as of December 31, 2022. These shares have been treated as issued and outstanding for financial reporting purposes. The rescission rights for these shares lapsed and the shares were reclassified back to permanent equity as of December 31, 2023. As of December 31, 2024, there have been no claims or demands to exercise such rights.

On August 15, 2022, the Sales Agreement was mutually terminated. A total of 911 shares, for gross proceeds of approximately $7.6 million, had been sold pursuant to the Sales Agreement.

Warrants

November 2024 Warrants

As of December 31, 2024, warrants to purchase a total of 82,816 shares of common stock issued pursuant to a securities purchase agreement in a November 2024 financing transaction (the “November 2024 Warrant Exercise and Reload Agreement”) remained outstanding. A total of 82,816 warrants were issued in pursuant to the November 2024 Warrant Exercise and Reload Agreement. This consisted of i) series C warrants to purchase up to 41,408 shares of common stock, exercisable immediately from the date of issuance for a period of five and a half years after the date of issuance, at an exercise price of $99.60 per warrant share, ii) series D warrants to purchase up to 41,408 shares of common stock, exercisable immediately from the date of issuance for a period of eighteen months after the date of issuance, at an exercise price of $99.60 per warrant share.

There were no exercises of these warrants during the years ended December 31, 2024 or December 31, 2023.

April 2024 Warrants

As of December 31, 2024, warrants to purchase a total of 31,934 shares of common stock issued pursuant to a securities purchase agreement in an April 2024 financing transaction (the “April 2024 Securities Purchase Agreement”) remained outstanding. A total of 62,750 warrants were issued in pursuant to the April 2024 Securities Purchase Agreement. This consisted of i) pre-funded warrants to purchase 20,100 of common stock, exercisable immediately from the date of issuance, and with no expiry date, at an exercise price of $0.24 per warrant share, ii) series A warrants to purchase up to 20,704 shares of common stock, exercisable immediately from the date of issuance for a period of five and a half years after the date of issuance, at an exercise price of $326.40 per warrant share, iii) series B warrants to purchase up to 20,704 shares of common stock, exercisable immediately from the date of issuance for a period of eighteen months after the date of issuance, at an exercise price of $326.40 per warrant share. A further 1,242 warrants issued in a concurrent placement agency agreement, are exercisable immediately from the date of issuance for a period of five and a half years after the date of issuance, at an exercise price of $124.512 per warrant share.

A total of 20,100 pre-funded warrants and 10,716 Series B warrants were exercised during the year ended December 31, 2024.

December 2023 Warrants

As of December 31, 2024, warrants to purchase a total of 1,750 shares of common stock issued pursuant to a securities purchase agreement in a December 2023 financing transaction remained outstanding. A total of 1,651 warrants, including 33 warrants issued in a concurrent private placement, are exercisable immediately from the date of issuance for a period of seven years after the date of issuance, at an exercise price of $765.60 per warrant share. A further 99 warrants issued in a concurrent placement agency agreement, are exercisable immediately from the date of issuance for a period of five years after the date of issuance, at an exercise price of $994.50 per warrant share.

There were no exercises of these warrants during the years ended December 31, 2024 or December 31, 2023.

F-25

December 2020 Warrants

As of December 31, 2024, warrants to purchase 186 shares of common stock issued pursuant to a securities purchase agreement in a December 2020 financing transaction remained outstanding. Each warrant shall be exercisable beginning on the 12-month anniversary of the date of issuance for a period of five years after the date of issuance, at an exercise price of $14,868.00 per warrant share. The exercise price of the warrants will be subject to adjustment in the event of any stock dividends and splits, reverse stock split, recapitalization, reorganization or similar transaction, as described in the warrants. The warrants may be exercised on a “cashless” basis.

During the year ended December 31, 2024, 65 warrants lapsed upon conversion of the associated Series B Preferred Stock. There were no exercises of these warrants during the year ended December 31, 2023.

April 2020 Warrants

As of December 31, 2024, 497 warrants issued in connection with an April 2020 equity financing remained outstanding, each with an exercise price of $18,000.00. The common warrants are immediately exercisable and will expire on the fifth anniversary of the original issuance date. The exercise price and number of shares of common stock issuable upon exercise is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting the Company’s common stock. The common warrants were issued separately from the common stock and were eligible for transfer immediately after issuance. A common warrant to purchase one share of common stock was issued for every share of common stock purchased in this offering.

The common warrants are exercisable, at the option of each holder, in whole or in part, by delivering to the Company a duly executed exercise notice accompanied by payment in full for the number of shares of the Company’s common stock purchased upon such exercise (except in the case of a cashless exercise). A holder (together with its affiliates) may not exercise any portion of the common warrant to the extent that the holder would own more than 4.99% of the outstanding common stock immediately after exercise, except that upon at least 61 days prior notice from the holder to the Company, the holder may increase the amount of ownership of outstanding stock after exercising the holder’s common warrants up to 9.99% of the number of shares of the Company’s common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the common warrants. No fractional shares of common stock will be issued in connection with the exercise of a common warrant. In lieu of fractional shares, the Company will round down to the next whole share.

A total of 111 warrants were exercised during the year ended December 31, 2024. No warrants were exercised during the year ended December 31, 2023.

Series B Preferred Stock

A total of 237,745 shares of the Company’s Series B Preferred Stock were issued in a December 2020 Securities Purchase Agreement. Each share of Series B Preferred Stock shall initially be convertible into one third (1/3) share of common stock (the “Conversion Shares”), subject to adjustment in accordance with the Certificate of Designation.

Holders of Series B Preferred Stock are entitled to receive dividends on shares of Series B Preferred Stock equal, on an as-if-converted-to-Common-Stock basis, and in the same form as dividends actually paid on shares of the common stock. Except as otherwise required by law, the Series B Preferred Stock does not have voting rights. However, as long as any shares of Series B Preferred Stock are outstanding, the Company will not, without the affirmative vote of the holders of a majority of the then outstanding shares of the Series B Preferred Stock, (a) alter or change adversely the powers, preferences or rights given to the Series B Preferred Stock, (b) alter or amend the Certificate of Designation, (c) amend its certificate of incorporation or other charter documents in any manner that adversely affects any rights of the holders of Series B Preferred Stock, (d) increase the number of authorized shares of Series B Preferred Stock, (e) pay certain dividends or (f) enter into any agreement with respect to any of the foregoing. The Series B Preferred Stock does not have a preference upon any liquidation, dissolution or winding-up of the Company. The Purchaser may convert shares of Series B Preferred Stock through a conversion into shares of common stock if and solely to the extent that such conversion would not result in the Purchaser beneficially owning in excess of 9.99% of then-outstanding common stock or aggregate voting power of the Company (such limitation, the “Ownership Limitation”) and any portion in excess of such limitation will remain outstanding as Series B Preferred Stock.

F-26

During the year ended December 31, 2024, 119,000 shares of Series B Preferred Stock was converted, at the option of the holder, into 165 shares of common stock. As of December 31, 2024, there were no remaining shares of the Series B Preferred Stock.

Series A Preferred Stock

A total of 8,872 shares of the Company’s Series A Preferred Stock were issued in a July 2017 Underwritten Public Offering. Each share of Series A Preferred Stock is convertible at any time at the option of the holder thereof, into a number of shares of common stock determined by dividing $1,000 by the initial conversion price of $144,000 per share, subject to a 4.99% blocker provision, or, upon election by a holder prior to the issuance of shares of Series A Preferred Stock, 9.99%, and is subject to adjustment for stock splits, stock dividends, distributions, subdivisions and combinations.

As of December 31, 2024 and 2023, 264 shares of the Series A Preferred Stock remain issued and outstanding. The 264 shares of Series A Preferred Stock issued and outstanding at December 31, 2024, are convertible into 2 shares of common stock.

In the event of a liquidation, the holders of shares of the Series A Preferred Stock may participate on an as-converted-to-common-stock basis in any distribution of assets of the Company. The Company shall not pay any dividends on shares of common stock (other than dividends in the form of common stock) unless and until such time as dividends on each share of Series A Preferred Stock are paid on an as-converted basis. There is no restriction on the Company’s ability to repurchase shares of Series A Preferred Stock while there is an arrearage in the payment of dividends on such shares, and there are no sinking fund provisions applicable to Series A Preferred Stock.

Subject to certain conditions, at any time following the issuance of the Series A Preferred Stock, the Company has the right to cause each holder of the Series A Preferred Stock to convert all or part of such holder’s Series A Preferred Stock in the event that (i) the volume weighted average price of our common stock for 30 consecutive trading days, or Measurement Period exceeds 300% of the initial conversion price of the Series A Preferred Stock (subject to adjustment for forward and reverse stock splits, recapitalizations, stock dividends and similar transactions), (ii) the daily trading volume on each Trading Day during such Measurement Period exceeds $500,000 per trading day and (iii) the holder is not in possession of any information that constitutes or might constitute, material non-public information which was provided by the Company. The right to cause each holder of Series A Preferred Stock to convert all or part of such holder’s Series A Preferred Stock shall be exercised ratably among the holders of the then outstanding preferred stock.

The Series A Preferred Stock has no maturity date, will carry the same dividend rights as the common stock, and with certain exceptions contains no voting rights. In the event of any liquidation or dissolution of the Company, the Series A Preferred Stock ranks senior to the common stock in the distribution of assets, to the extent legally available for distribution.

6% Convertible Exchangeable Preferred Stock

As of December 31, 2024, there were 135,273 shares of the Company’s 6% Convertible Exchangeable, or Preferred Stock issued and outstanding at an issue price of $10.00 per share. Dividends on the Preferred Stock are cumulative from the date of original issuance at the annual rate of 6% of the liquidation preference of the Preferred Stock, and if declared, payable quarterly on the first day of February, May, August and November, commencing February 1, 2005. Any dividends must be declared by the Company’s Board of Directors and must come from funds that are legally available for dividend payments. The Preferred Stock has a liquidation preference of $10.00 per share, plus accrued and unpaid dividends.

The Company’s Board of Directors considers numerous factors in determining whether to declare the quarterly dividend pursuant to the Certificate of Designations governing the terms of the Company’s Preferred Stock, including the requisite financial analysis and determination of a surplus. Accumulated but unpaid dividends in arrears on preferred stock were $0.3 million, or $2.55 per share, of preferred stock, as of December 31, 2024.

F-27

The Preferred Stock is convertible at the option of the holder at any time into the Company’s shares of common stock at a conversion rate of approximately 0.0000001 shares of common stock for each share of Preferred Stock based on a price of $142,128,000 per share. The Company has reserved 6 shares of common stock for issuance upon conversion of the remaining shares of Preferred Stock outstanding at December 31, 2024. The shares of previously converted Preferred Stock have been retired, cancelled and restored to the status of authorized but unissued shares of preferred stock, subject to reissuance by the Board of Directors as shares of Preferred Stock of one or more series.

The Company may automatically convert the Preferred Stock into common stock if the closing price of the Company’s common stock has exceeded $213,192,000, which is 150% of the conversion price of the Preferred Stock, for at least 20 trading days during any 30-day trading period, ending within five trading days prior to notice of automatic conversion.

The Certificate of Designations governing the Preferred Stock provides that if the Company fails to pay dividends on its Preferred Stock for six quarterly periods, holders of Preferred Stock are entitled to nominate and elect two directors to the Company’s Board of Directors. This right accrued to the holders of Preferred Stock as of August 2, 2010 and two directors were nominated and elected at the annual meeting held on May 24, 2011.

The Preferred Stock has no maturity date and no voting rights prior to conversion into common stock, except under limited circumstances.

The Company may, at its option, redeem the Preferred Stock in whole or in part, out of funds legally available at the redemption price of $10.00 per share.

The Preferred Stock is exchangeable, in whole but not in part, at the option of the Company on any dividend payment date beginning on November 1, 2005, or Exchange Date for the Company’s 6% Convertible Subordinated Debentures, or Debentures at the rate of $10.00 principal amount of Debentures for each share of Preferred Stock. The Debentures, if issued, will mature 25 years after the Exchange Date and have terms substantially similar to those of the Preferred Stock. No such exchanges have taken place as of December 31, 2024.

For the year ended December 31, 2023, the company declared dividends of $0.15 per share quarterly on its 6% Convertible Exchangeable Preferred Stock. These dividends were paid on February 1, 2024. No further dividends were declared or paid subsequent to this.

12. Stock-Based Compensation

Stock based compensation has been reported within expense line items on the consolidated statement of operations for the years ended 2024 and 2023 as shown in the following table (in thousands):

	Year Ended
	December 31,
	2024	2023
General and administrative	$498	$1,039
Research and development	94	434
Stock-based compensation costs	$592	$1,473

2018 Plan

In May 2018, the Company’s stockholders approved the 2018 Equity Incentive Plan (the “2018 Plan”), under which Cyclacel may make equity incentive grants to its officers, employees, directors and consultants. The 2018 Plan replaced the 2015 Equity Incentive Plan (the “2015 Plan”).

The 2018 Plan allows for various types of award grants, including stock options and restricted stock units.

On June 21, 2024, the Company’s stockholders approved an additional 160,000 shares of common stock that may be issued under the 2018 Plan. On June 13, 2023, the Company’s stockholders approved an additional 60,000 shares of common stock that may be issued under the 2018 Plan. As of December 31, 2024, the Company has reserved approximately 196,000 shares of the Company’s common stock under the 2018 Plan for future issuances. Stock option awards granted under the Company’s equity incentive plans have a maximum life of 10 years and generally vest over a one to four-year period from the date of grant.

F-28

2020 Inducement Equity Incentive Plan

In October 2020, the Inducement Equity Incentive Plan (the “Inducement Plan”), became effective. Under the Inducement Plan, Cyclacel may make equity incentive grants to new senior level Employees (persons to whom the Company may issue securities without stockholder approval). The Inducement Plan allows for the issuance of up to 55 shares of the Company’s common stock (or the equivalent of such number). As of December 31, 2024, the reserve remains at 55 shares.

Option Grants and Exercises

There were 52 options granted during the year ended December 31, 2024, all issued under the 2018 Plan. These options had a grant date fair value of $424.80 per option. There were 181 options granted during the year ended December 31, 2023. These options had a grant date fair value ranging between $1,516.80-$2,635.20 per option.

Of the options granted during the year ended December 31, 2024, all vested six months from their date of grant. Of the options granted during the year ended December 31, 2023, 71 awards shall vest on the third anniversary of their date of grant, or earlier if either of the certain performance conditions are met relating to enrollment goals for various clinical studies. A further 36 options granted during the year ended December 31, 2023 were forfeited during 2024 due to the holders’ termination of employment with the Company. The Company had assumed that these awards will vest after three years as satisfaction of the performance conditions is not probable at this time.

As of December 31, 2024, the total remaining unrecognized compensation cost related to the non-vested stock options with service conditions amounted to approximately $0.1 million, which will be amortized over the weighted-average remaining requisite service period of 1.30 years.

Outstanding Options

A summary of the share option activity and related information is as follows:

		Weighted	Weighted
		Average	Average
	Number of	Exercise	Remaining	Aggregate
	Options	Price Per	Contractual	Intrinsic
	Outstanding	Share	Term (Years)	Value ($000)
Options outstanding at December 31, 2022	447	$21,049.14	8.34	$—
Granted	181	$2,117.94	—	$—
Exercised	—	$—	—	$—
Cancelled/forfeited	(33)	$79,737.60	—	$—
Options outstanding at December 31, 2023	595	$12,048.00	7.96	$—

Granted	52	$547.20	—	$—
Cancelled/forfeited	(153)	$12327.88	—	$—
Options outstanding at December 31, 2024	494	$10,658.14	7.20	$—

Unvested at December 31, 2024	74	$2,250.91	8.45	$—
Vested and exercisable at December 31, 2024	420	$12,141.75	6.99	$—

F-29

The fair value of the stock options granted is calculated using the Black-Scholes option-pricing model as prescribed by ASC 718 using the following assumptions:

	Year ended	Year ended
	December 31, 2024	December 31, 2023
Expected term (years)	6	5 - 6
Risk free interest rate	3.995%	3.660% – 4.160%
Volatility	93%	89% – 92%
Expected dividend yield over expected term	0.00%	0.00%
Resulting weighted average grant date fair value	$424.80	$1,591.20

There were no stock options exercised during each of the years ended December 31, 2024 and 2023, respectively. The Company does not expect to be able to benefit from the deduction for stock option exercises that may occur because the company has tax loss carryforwards from prior periods that would be expected to offset any potential taxable income.

Restricted Stock Units

The Company issued 52 restricted stock units during the year ended December 31, 2024. These restricted stock units vest monthly over a six-month service period. These restricted stock units were valued at $547.20 at the date of grant, which was equivalent to the market price of a share of the Company’s common stock on that date.

A total of 71 restricted stock units were issued in January 2023 vest on the third anniversary of their date of grant, or earlier if certain defined clinical trial related performance targets are met. A three-year vesting assumption was applied to these restricted stock units as satisfaction of the performance conditions is not probable at this time. Each of these restricted stock units was valued at $3,240.00 at the date of grant, which was equivalent to the market price of a share of the Company’s common stock on that date. During 2023, 1 of these restricted stock units were forfeited as the recipient voluntarily terminated employment with the Company. A further 35 restricted stock units issued in June 2023 vest on the first anniversary of the date of grant. Each of these restricted stock units were valued at $2,121.60 at the date of grant, which was equivalent to the market price of a share of the Company’s common stock on that date.

During the year ended December 31, 2024, an additional 32 of these restricted stock units have been forfeited due to the holders’ termination of employment with the Company.

Summarized information for restricted stock units as of December 31, 2024 and 2023 is as follows:

			Weighted
			Average
	Restricted		Remaining
	Stock Units		Term
Restricted Stock Units outstanding at December 31, 2022	38	$6,768.00
Granted	107	$2,870.00
Cancelled/forfeited	(1)	$3,240.00
Restricted Stock Units outstanding at December 31, 2023	144	$3,902.40	8.96 years

Granted	52	$547.20	9.03 years
Cancelled/forfeited	(32)	$3,675.17
Restricted Stock Units outstanding at December 31, 2024	164	$2,881.62	8.30 years

Unvested at December 31, 2024	41	$3,280.09	8.06 years

Vested at December 31, 2024	123	$2,747.14	8.39 years

F-30

13. Employee Benefit Plans

Pension Plan

The Company operates a defined contribution group personal pension plan for all of its UK based employees. Company contributions to the plan totaled approximately $51,000 and $52,000 for the years ended December 31, 2024 and 2023, respectively.

401(k) Plan

The 401(k) Plan provides for matching contributions by the Company in an amount equal to the lesser of 100% of the employee’s deferral or 6% of the U.S. employee’s qualifying compensation. The 401(k) Plan is intended to qualify under Section 401(k) of the Internal Revenue Code, so that contributions to the 401(k) Plan by employees or by the Company, and the investment earnings thereon, are not taxable to the employees until they are withdrawn. Company matching contributions are tax deductible by the Company when made. In 2024, Company employees could elect to reduce their current compensation by up to the statutorily prescribed annual limit of $23,000 if under 50 years old and $30,500 if over 50 years old and to have those funds contributed to the 401(k) Plan. The Company made contributions of approximately $40,000 and $103,000 to the 401(k) Plan for the years ended December 31, 2024 and 2023, respectively.

14. Taxes

(Loss) income from continuing operations before taxes is comprised of the following components for the years ended December 31, 2024 and 2023 (in thousands):

	Year Ended December 31,
	2024	2023
Domestic	$36	$(806)
Foreign	(12,030)	(24,745)
Loss from continuing operations before taxes	$(11,994)	$(25,551)

The benefit (provision) for income taxes from continuing operations consists of the following (in thousands):

	Year Ended December 31,
	2024	2023
Current – domestic	$(21)	$(2)
Current – foreign	803	2,998
Current – total	782	2,996
Deferred – domestic	—	—
Income tax benefit	$782	$2,996

The Company has incurred a taxable loss in each of the operating periods since incorporation. The income tax credits of $0.8 million and $3.0 million for the years ended December 31, 2024 and 2023, respectively, represent UK research and development (“R&D”) tax credits for expenditures in the United Kingdom.

F-31

A reconciliation of the (benefit) provision for income taxes from continuing operations with the amount computed by applying the statutory federal tax rate to loss from continuing operations before income taxes is as follows (in thousands):

	Year Ended December 31,
	2024	2023
Loss from continuing operations before taxes	$(11,994)	$(25,551)
Income tax expense computed at statutory federal tax rate	(2,527)	(5,366)
Additional research and development tax relief	—	(5,409)
Loss surrendered to generate R&D credit	—	4,865
Change in valuation allowance	2,798	1,261
Other foreign items	(1,158)	809
Disallowed expenses and non-taxable income	35	782
Stock Compensation	30	62
Foreign items, including change in tax rates, and other	—	—
Other items	40	—
	$(782)	$(2,996)

Significant components of the Company’s deferred tax assets are shown below (in thousands):

	Year Ended December 31,
	2024	2023
Net operating loss and tax credit carryforwards	$59,417	$57,074
Depreciation, amortization and impairment of property and equipment	39	39
Stock options	250	210
Research and development credits	—	—
Right of use asset	(1)	(26)
Lease liability	1	26
Other	114	-
Total deferred tax assets	59,820	57,323
Valuation allowance for deferred tax assets	(59,820)	(57,323)
Net deferred tax assets	$—	$—

A valuation allowance has been established, as realization of such assets is uncertain. The Company’s management evaluated the positive and negative evidence bearing upon the realizability of its deferred assets, and has determined that, at present, the Company may not be able to recognize the benefits of the deferred tax assets under the more likely than not criteria. Accordingly, a valuation allowance of approximately $59.8 million has been established at December 31, 2024. The valuation allowance increased by approximately $2.5 million in 2024.

As specified in the Tax Reform Act of 1986, due to ownership changes, the Company’s ability to utilize its net operating loss (“NOL”) carryforwards may be limited. Utilization of the NOLs may be subject to a substantial annual limitation under Section 382 of the Internal Revenue Code of 1986 due to ownership change limitations that have occurred previously or that could occur in the future. These ownership changes may limit the amount of NOL and R&D credit carryforwards that can be utilized annually to offset future taxable income and tax, respectively. The Company completed a Section 382 study and has concluded that an ownership change occurred on March 4, 2015 and July 21, 2017. As a result of the ownership changes, the NOLs are limited.

As of December 31, 2024 and 2023, the Company has federal NOLs of $3.5 million and $3.8 million, respectively. The federal NOLs have an indefinite life. As of December 31, 2024 and 2023, the Company has state NOLs of $16.8 million and $17.3 million, respectively, which will begin to expire in 2028. As of December 31, 2024 and 2023, the Company had foreign NOLs of $230.0 million and $220.1 million, respectively. The Company’s foreign NOL’s do not expire under UK tax law however the use of these NOLs is restricted to an annual £5.0 million allowance in each standalone company or group and above this allowance, there will be a 50% restriction in the profits that can be covered by losses brought forward.

F-32

Management has evaluated all significant tax positions at December 31, 2024 and 2023 and concluded that there are no material uncertain tax positions. The Company would recognize both interest and penalties related to unrecognized benefits in income tax expense. The Company has not recorded any interest and penalties on any unrecognized tax benefits since its inception.

Tax years 2020 - 2023 remain open to examination by major taxing jurisdictions to which the Company is subject, which are primarily in the United Kingdom and the United States, as carryforward attributes generated in years past may still be adjusted upon examination by the United Kingdom’s H.M. Revenue & Customs, the Internal Revenue Service (“IRS”) or state tax authorities. The Company is currently not under examination by the IRS or any other jurisdictions for any tax years.

We have not provided a deferred tax liability on the cumulative amount of unremitted foreign earnings of international subsidiaries because it is our intent to permanently reinvest such earnings outside of the United States.

The Company has an aggregate deficit in foreign earnings and therefore has not provided any deferred tax liability on its outside book-tax basis difference in its foreign subsidiaries and because it is also our intent to permanently reinvest any earnings outside of the United States. We would recognize this deferred tax liability if we were to experience a change in circumstances producing a change in that intention. As a result of the repeal of Section 902 foreign tax credit under the Tax Act, future distributions would not be offset by a foreign tax credit.

Effective for tax years beginning after December 31, 2021, taxpayers are required to capitalize any expenses incurred that are considered incidental to research and experimentation (R&E) activities under IRC Section 174. While taxpayers historically had the option of deducting these expenses under IRC Section 174, the December 2017 Tax Cuts and Jobs Act mandates capitalization and amortization of R&E expenses for tax years tax years beginning after December 31, 2021. Expenses incurred in connection with R&E activities in the US must be amortized over a 5-year period if incurred, and R&E expenses incurred outside the US must be amortized over a 15-year period. R&E activities are broader in scope than qualified research activities that are considered under IRC Section 41 (relating to the research tax credit). For the year ended December 31, 2024, the Company performed an analysis based on available guidance and determined that the company does not have any R&E expenses in the US. The company will continue to monitor this issue for future developments, but it does not expect R&E capitalization and amortization to require it to pay cash taxes now or in the near future.

15. Net Loss Per Share

Basic and diluted net loss per share attributable to common stockholders was calculated as follows:

	Years ended December 31,
	2024	2023
Numerator:
Net loss	$(11,212)	$(22,555)
Dividend on convertible exchangeable preferred shares	—	(201)
Net loss attributable to common shareholders	$(11,212)	$(22,756)

Denominator:
Weighted-average number of common shares used in loss per share – basic and diluted	22,314	3,545
Loss per share - basic and diluted	$(502.46)	$(6,419.07)

F-33

Potential dilutive securities have been excluded from the computation of diluted net loss per share as the effect would be to reduce the net loss per share. Therefore, the weighted average number of common shares outstanding used to calculate both basic and diluted net loss per share attributable to common stockholders is the same. The Company excluded the following potential common shares, presented based on amounts outstanding at each period end, from the computation of diluted net loss per share attributable to common stockholders for the periods indicated because including them would have had an anti-dilutive effect:

	December 31,	December 31,
	2024	2023
Stock options	494	595
Restricted Stock Units	164	144
6% convertible exchangeable preferred stock	0	0
Series A preferred stock	2	2
Series B preferred stock	—	165
Common stock warrants	117,182	2,648
Total shares excluded from calculation	117,842	3,554

16. Geographic and Segment Information

Geographic information for the years ended December 31, 2024 and 2023 is as follows (in thousands):

	Year Ended December 31,
	2024	2023
Revenue
United Kingdom	$43	$420
Total Revenue	$43	$420
Net loss
United States	$(37)	$(808)
United Kingdom	(11,175)	(21,747)
Total Net Loss	$(11,212)	$(22,555)

	December 31,
	2024	2023
Total Assets
United States	$3,285	$2,938
United Kingdom	809	5,867
Total Assets	$4,094	$8,805
Long Lived Assets, net
United States	$1	$—
United Kingdom	2	9
Total Long Lived Assets, net	$3	$9

F-34

The Company operates as a single segment engaged in the development of innovative cancer medicines based on cell cycle, transcriptional regulation and mitosis control biology. Consistent with our operational structure, our Chief Executive Officer (CEO), as the chief operating decision maker, makes resource allocation and business process decisions globally across our consolidated business. Managing and allocating resources at the consolidated level enables our CEO to assess the overall level of resources available and how to best deploy these resources across functions, and research and development projects in line with our overarching long-term corporate-wide strategic goals, rather than on a geographic or some other basis. Consistent with this decision-making process, our CEO considers consolidated net loss, which is our single segment’s principal measure of segment profit and loss, when evaluating performance and allocating company-wide resources.

Significant expenses are amounts that are regularly provided to our CEO and included in consolidated net loss, our primary measure of our single segment’s profit or loss. Our CEO regularly reviews reported consolidated revenues, significant expenses and consolidated net loss, in addition to forecasted revenues, significant expenses and net loss amounts for future periods.

A summary of our consolidated net loss for the years ended December 31, 2024 and 2023 is as follows, including the significant expenses provided to and regularly reviewed by our CEO:

	December 31,
	2024	2023
Revenues	$43	$420

Operating expenses:
Research and development	6,655	19,155
General and administrative	5,392	6,718
Total operating expenses	12,047	25,873

Operating loss	(12,004)	(25,453)

Total other income (expense), net	10	(98)
Loss before taxes	(11,994)	(25,551)

Income tax benefit	782	2,996

Net loss	$(11,212)	$(22,555)

F-35

PART I. FINANCIAL INFORMATION

Item 1. Financial Statements

CYCLACEL PHARMACEUTICALS, INC.

CONSOLIDATED BALANCE SHEETS

(In $000s, except share, per share, and liquidation preference amounts)

(Unaudited)

	March 31,	December 31,
	2025	2024
ASSETS
Current assets:
Cash and cash equivalents	$3,450	$3,137
Prepaid expenses and other current assets	264	537
Total current assets	3,714	3,674
Property and equipment, net	1	3
Right-of-use lease asset	19	5
Non-current deposits	—	412
Total assets	$3,734	$4,094
LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$114	$4,599
Accrued and other current liabilities	549	1,669
Total current liabilities	663	6,268
Lease liability	9	—
Total liabilities	672	6,268

Stockholders’ equity (deficit):
Preferred stock, $0.001 par value; 5,000,000 shares authorized at March 31, 2025 and December 31, 2024; 6% Convertible Exchangeable preferred stock; 135,273 shares issued and outstanding at March 31, 2025 and December 31, 2024. Aggregate preference in liquidation of $1,717,967 as of March 31, 2025 and $1,697,676 as of December 31, 2024	—	—
Series A convertible preferred stock, $0.001 par value; 264 shares issued and outstanding at March 31, 2025 and December 31, 2024	—	—
Series B convertible preferred stock, $0.001 par value; 0 shares issued and outstanding at March 31, 2025 and December 31, 2024	—	—
Series C convertible preferred stock, $0.001 par value; 0 shares issued and outstanding at March 31, 2025 and December 31, 2024	—	—
Series D convertible preferred stock, $0.001 par value; 354,738 shares issued and outstanding at March 31, 2025 and 0 shares issued and outstanding at December 31, 2024	—	—
Series E convertible preferred stock, $0.001 par value; 1,000,000 shares issued and outstanding at March 31, 2025 and 0 shares issued and outstanding at December 31, 2024	1	—
Common stock, $0.001 par value; 250,000,000 shares authorized at March 31, 2025 and 100,000,000 shares authorized at December 31, 2024; 863,902 shares issued and outstanding at March 31, 2025 and 36,913 shares issued and outstanding at December 31, 2024	1	0
Additional paid-in capital	443,521	438,211
Accumulated other comprehensive loss	—	(891)
Accumulated deficit	(440,461)	(439,494)
Total stockholders’ equity (deficit)	3,062	(2,174)
Total liabilities and stockholders’ equity (deficit)	$3,734	$4,094

The accompanying notes are an integral part of these consolidated financial statements.

F-36

CYCLACEL PHARMACEUTICALS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In $000s, except share and per share amounts)

(Unaudited)

	Three Months Ended
	March 31,
	2025	2024
Revenues:
Clinical trial supply	$—	$29
Revenues	$—	$29

Operating expenses:
Research and development	822	2,802
General and administrative	4,214	1,582
Total operating expenses	5,036	4,384
Operating loss	(5,036)	(4,355)
Other income (expense):
Foreign exchange gains (losses)	(8)	1
Interest income	6	2
Gain on deconsolidation of subsidiary	4,947	—
Other income, net	10	52
Total other income (expense), net	4,955	55
Loss before taxes	(81)	(4,300)
Income tax benefit	—	1,354
Net loss	(81)	(2,946)
Dividend on convertible exchangeable preferred shares	—	—
Net loss applicable to common shareholders	$(81)	$(2,946)
Basic and diluted earnings per common share:
Net loss per share – basic and diluted (common shareholders)	$(0.22)	$(545.33)

The accompanying notes are an integral part of these consolidated financial statements.

F-37

CYCLACEL PHARMACEUTICALS, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(In $000s)

(Unaudited)

	Three Months Ended
	March 31,
	2025	2024
Net loss	$(81)	$(2,946)
Translation adjustment	3,272	2,140
Unrealized foreign exchange loss on intercompany loans	(2,380)	(2,130)
Comprehensive loss	$811	$(2,936)

The accompanying notes are an integral part of these consolidated financial statements.

F-38

CYCLACEL PHARMACEUTICALS, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

(In $000s, except share amounts)

(Unaudited)

					Additional	Other		Total Stockholders’
	Preferred Stock		Common Stock		Paid-in	Comprehensive	Accumulated	Equity
	Shares	Amount	Shares	Amount	Capital	Loss	Deficit	(Deficit)
Balances at December 31, 2023	454,537	$—	4,412	$0	$429,797	$(908)	$(428,282)	$607
Issue costs on issuance of common stock upon conversion of pre-funded warrants in underwritten offering	—	—	915	—	(80)	—	—	(80)
Series B Preferred stock conversions	(119,000)	—	165	—	—	—	—	—
Stock-based compensation	—	—	—	—	203	—	—	203
Unrealized foreign exchange on intercompany loans	—	—	—	—	—	(2,130)	—	(2,130)
Translation adjustment	—	—	—	—	—	2,140	—	2,140
Loss for the period	—	—	—	—	—	—	(2,946)	(2,946)
Balances at March 31, 2024	335,537	$—	5,493	$0	$429,920	$(898)	$(431,228)	$(2,206)

Balances at December 31, 2024	135,537	$—	36,913	$0	$438,211	$(891)	$(439,494)	$(2,174)
Issue costs on issuance of common stock, preferred stock and associated warrants on underwritten offering, net of expenses	—	—	—	—	(248)	—	—	(248)
Issue of Series C preferred stock in Securities Purchase Agreement	1,000,000	1	—	—	999	—	—	1,000
Series C Preferred stock conversions	(1,000,000)	(1)	11,042	0	(1)	—	—	—
Issue of Series D preferred stock in Securities Purchase Agreement	2,100,000	2	—	—	1,892	—	—	1,894
Series D Preferred stock conversions	(1,745,262)	(2)	799,912	1	(1)	—	—	—
Issue of Series D preferred stock in Securities Purchase Agreement	1,000,000	1	—	—	999	—	—	1,000
Warrant Exercise	—	—	15,277	—	—	—	—	—
Issue of common stock on Securities Purchase Agreement	—	—	758	—	—	—	—	—
Stock-based compensation	—	—	—	—	1,666	—	—	1,666
Deconsolidation of Subsidiary	—	—	—	—	—	886	(886)	—
Unrealized foreign exchange on intercompany loans	—	—	—	—	—	(2,380)	—	(2,380)
Translation adjustment	—	—	—	—	—	2,385	—	2,385
Loss for the period	—	—	—	—	—	—	(81)	(81)
Balances at March 31, 2025	1,490,275	$1	863,902	$1	$443,521	$—	$(440,461)	$3,062

The accompanying notes are an integral part of these consolidated financial statements.

F-39

CYCLACEL PHARMACEUTICALS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In $000s)

(Unaudited)

	Three Months Ended
	March 31,
	2025	2024
Operating activities:
Net loss	$(81)	$(2,946)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	—	2
Stock-based compensation	1,666	203
Changes in lease liability	9	(16)
Changes in operating assets and liabilities:
Prepaid expenses and other assets	658	2,020
Accounts payable, accrued and other current liabilities	(5,499)	254
Net cash used in operating activities	(3,247)	(483)
Investing activities:
Purchase of property, plant and equipment	—	—
Net cash used in investing activities	—	—
Financing activities:
Costs from issuing common stock and pre-funded warrants	(248)	(79)
Proceeds, net of issuance costs, from issuing common stock and pre-funded warrants, net	3,894	—
Net cash provided by (used) in financing activities	3,646	(79)

Effect of exchange rate changes on cash and cash equivalents	(86)	(18)
Net increase (decrease) in cash and cash equivalents	313	(580)
Cash and cash equivalents, beginning of period	3,137	3,378
Cash and cash equivalents, end of period	$3,450	$2,798
Supplemental cash flow information:
Cash received during the period for:
Interest	$9	$1
Research & development tax credits	$—	$2,925

Cash paid during the period for:
Interest	4	—
Taxes	$—	$2

Noncash financing activities:
Accrual of preferred stock dividends	$—	$—

The accompanying notes are an integral part of these consolidated financial statements.

F-40

CYCLACEL PHARMACEUTICALS, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

1. Company Overview

Nature of Operations

Cyclacel Pharmaceuticals, Inc. (“Cyclacel” or the “Company”) is a clinical-stage biopharmaceutical company developing innovative cancer medicines based on cell cycle, transcriptional regulation, epigenetics and mitosis control biology. Cyclacel is a pioneer company in the field of cancer cell cycle biology with a vision to improve patient healthcare by translating insights in cancer biology into medicines that can overcome resistance and ultimately increase a patient’s overall survival.

On January 24, 2025, the Company’s wholly owned United Kingdom subsidiary Cyclacel Limited entered into a creditors voluntary liquidation. Upon the commencement of the liquidation of the Cyclacel Limited, the Company lost operational and strategic control over the Cyclacel Limited and the financial results of Cyclacel Limited have been deconsolidated from Company as of January 24, 2025. The deconsolidation of the subsidiary resulted in a gain on deconsolidation of approximately $5.0 million shown as other income within the income statement for the period.

Through March 31, 2025, substantially all efforts of the Company to date have been devoted to performing research and development, conducting clinical trials, developing and acquiring intellectual property, raising capital and recruiting and training personnel.

2. Summary of Significant Accounting Policies

Basis of Presentation

The consolidated balance sheet as of March 31, 2025, the consolidated statements of operations, comprehensive loss, and stockholders’ equity (deficit) for the three months ended March 31, 2025 and 2024 and the consolidated statements of cash flows for the three months ended March 31, 2025 and 2024, and all related disclosures contained in the accompanying notes, are unaudited. The consolidated balance sheet as of December 31, 2024 is derived from the audited consolidated financial statements included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2024 filed with the Securities and Exchange Commission (the “SEC”) on April 2, 2025. The consolidated financial statements are presented on the basis of accounting principles that are generally accepted in the United States (“GAAP”) for interim financial information and in accordance with the rules and regulations of the SEC. Accordingly, they do not include all the information and footnotes required by accounting principles generally accepted in the United States for a complete set of financial statements. In the opinion of management, all adjustments, which include only normal recurring adjustments necessary to present fairly the consolidated balance sheet as of March 31, 2025, and the results of operations, comprehensive loss, and changes in stockholders’ equity (deficit) for the three months ended March 31, 2025, and cash flows for the three months ended March 31, 2025, have been made. The interim results for three months ended March 31, 2025 are not necessarily indicative of the results to be expected for the year ending December 31, 2024 or for any other reporting period. The consolidated financial statements should be read in conjunction with the audited consolidated financial statements and the accompanying notes for the year ended December 31, 2024 that are included in the Company’s Annual Report on Form 10-K filed with the SEC on April 2, 2025.

Going Concern

Pursuant to the requirements of Accounting Standard Codification (ASC) 205-40, Presentation of Financial Statements-Going Concern, management is required at each reporting period to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about an entity’s ability to continue as a going concern within one year after the date that the financial statements are issued. This evaluation initially does not take into consideration the potential mitigating effect of management’s plans that have not been fully implemented as of the date the financial statements are issued. When substantial doubt exists under this methodology, management evaluates whether the mitigating effects of its plans sufficiently alleviate the substantial doubt about the Company’s ability to continue as a going concern. The mitigating effect of management’s plans, however, is only considered if both (1) it is probable that the plans will be effectively implemented within one year after the date that the financial statements are issued, and (2) it is probable that the plans, when implemented, will mitigate the relevant conditions or events that raise substantial doubt about the entity’s ability to continue as a going concern for one year after the date that these financial statements are issued. In performing its analysis, management excluded certain elements of its operating plan that cannot be considered probable. Under ASC 205-40, the future receipts of potential funding from future equity or debt issuances or by entering into partnership agreements cannot be considered probable at this time because these plans are not entirely within the Company’s control nor have they been approved by the Board of Directors as of the date of these consolidated financial statements.

F-41

Based on the Company’s current operating plan, it is anticipated that cash and cash equivalents of $3.5 million as of March 31, 2025, will allow it to meet its liquidity requirements into the second quarter of 2025. The Company’s history of losses, negative cash flows from operations, liquidity resources currently on hand, and its dependence on the ability to obtain additional financing to fund its operations after the current resources are exhausted, about which there can be no certainty, have resulted in the assessment that there is substantial doubt about the Company’s ability to continue as a going concern for a period of at least twelve months from the issuance date of these financial statements. While the Company has plans in place to mitigate this risk, which primarily consist of raising additional capital through equity financing or by entering into a strategic transaction, there is no guarantee that it will be successful in these mitigation efforts. In the event that we are not able to secure funding, we may be forced to curtail operations, delay or stop ongoing development activities, cease operations altogether, and/or file for bankruptcy.

On February 25, 2025, Nasdaq notified the Company that it has regained compliance with the equity requirement in Listing Rule 5550(b)(1) (the “Equity Rule”), as required by the Nasdaq Hearing Panel’s decision dated October 22, 2024. Following the Company’s regaining compliance with the Equity Rule, the Company will be subject to a Mandatory Panel Monitor for a period of one year from February 25, 2025 pursuant to Listing Rule 5815(d)(4)(B).

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates realization of assets and the satisfaction of liabilities in the normal course of business.

Newly Adopted Accounting Pronouncements

On January 1, 2025, the Company adopted Accounting Standards Update (“ASU”) 2023-09, “Income Taxes (Topic 740): Improvements to Income Tax Disclosures”. This standard requires all entities to include specified captions when reconciling the statutory income tax rate to the effective tax rate, on both a percentage and absolute dollar basis, in the annual financial statements. ASU 2023-09 also requires entities to disclose the amount of income taxes paid (net of refunds received) disaggregated by federal (national), state, and foreign for each annual reporting period, with separate disclosure of individual jurisdictions for which tax payments to, or receipts from, exceed a defined threshold. The company does not anticipate the adoption of ASU 2023-09 will require significant adjustments to the presentation of that information in the Company’s annual financial statements.

Recently Issued Accounting Pronouncements

The FASB has issued ASU 2024-03, “Income Statement—Reporting Comprehensive Income—Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses”. This standard will require all public entities to disclose additional information about specific expense categories in the notes to financial statements at interim and annual reporting periods. The amendments in ASU 2024-03 are effective for annual reporting periods beginning after December 15, 2026, and interim reporting periods beginning after December 15, 2027. ASU 2024-03 will not change the way in which expenses are recognized or measured. However, the Company is currently evaluating the effects of ASU 2023-07 on its financial statement presentation and disclosures.

Fair Value of Financial Instruments

Financial instruments consist of cash equivalents, accounts payable and accrued liabilities. The carrying amounts of cash equivalents, accounts payable and accrued liabilities approximate their respective fair values due to the nature of the accounts and their short maturities.

F-42

Comprehensive Income (Loss)

All components of comprehensive income (loss), including net income (loss), are reported in the financial statements in the period in which they are recognized. Comprehensive income (loss) is defined as the change in equity during a period from transactions and other events and circumstances from non-owner sources. Net income (loss) and other comprehensive income (loss), including foreign currency translation adjustments, are reported, net of any related tax effect, to arrive at comprehensive income (loss). No taxes were recorded on items of other comprehensive income (loss). There were no reclassifications out of other comprehensive income (loss) during the three months ended March 31, 2024. However, upon deconsolidation of the Company’s formerly wholly-owned subsidiary on January 24, 2025, $0.9 million of accumulated comprehensive income (loss) was reclassified into earnings as part of the gain on deconsolidation.

Foreign Currency and Currency Translation

Transactions that are denominated in a foreign currency are remeasured into the functional currency at the current exchange rate on the date of the transaction. Any foreign currency-denominated monetary assets and liabilities are subsequently remeasured at current exchange rates, with gains or losses recognized as foreign exchange (losses) gains in the statement of operations. This accounting policy is also applied to foreign currency denominated intercompany payables or receivables for which settlement is planned or anticipated in the foreseeable future.

Through January 24, 2025, the assets and liabilities of the Company’s international subsidiary were translated from its functional currency into United States dollars at exchange rates prevailing at the balance sheet date. Average rates of exchange during the period are used to translate the statement of operations, while historical rates of exchange are used to translate any equity transactions. Translation adjustments arising on consolidation due to differences between average rates and balance sheet rates, as well as unrealized foreign exchange gains or losses arising from translation of intercompany loans for which settlement is not planned or anticipated in the foreseeable future and that are of a long-term-investment nature, were recorded in other comprehensive loss.

Leases

The Company accounts for lease contracts in accordance with ASC 842. As of March 31, 2025, the Company’s outstanding leases are classified as operating leases.

The Company recognizes an asset for the right to use an underlying leased asset for the lease term and records lease liabilities based on the present value of the Company’s obligation to make lease payments under the lease. As the Company’s leases do not indicate an implicit rate, the Company uses a best estimate of its incremental borrowing rate to discount the future lease payments. The Company estimates its incremental borrowing rate based on observable information about risk-free interest rates that are the same tenure as the lease term, adjusted for various factors, including the effects of assumed collateral, the nature of how the loan is repaid (e.g., amortizing versus bullet), and the Company’s credit risk.

The Company evaluates lessee-controlled options included in its lease agreements to extend or terminate the lease. The Company will reflect the effects of exercising those options in the lease term when it is reasonably certain that the Company will exercise that option. In assessing whether it is reasonably certain that the Company will exercise an option, the Company considers factors such as:

●	The lease payments due in any optional period;

●	Penalties for failure to exercise (or not exercise) the option;

●	Market factors, such as the availability of similar assets and current rental rates for such assets;

●	The nature of the underlying leased asset and its importance to the Company’s operations; and

●	The remaining useful lives of any related leasehold improvements.

F-43

Lease expense for operating leases is recognized on a straight-line basis over the lease term. Variable lease payments, if any, are recognized in the period when the obligation to make those payments is incurred. Lease incentives received prior to lease commencement are recorded as a reduction in the right-of-use asset. Fixed lease incentives received after lease commencement reduce both the lease liability and the right-of-use asset.

The Company has elected an accounting policy to account for the lease and non-lease components as a single lease component.

Revenue Recognition

When the Company enters into contracts with customers, the Company recognizes revenue using the five step-model provided in ASC 606, Revenue from Contracts with Customers (“ASC 606”):

(1)	identify the contract with a customer;

(2)	identify the performance obligations in the contract;

(3)	determine the transaction price;

(4)	allocate the transaction price to the performance obligations in the contract; and

(5)	recognize revenue when, or as, the Company satisfies a performance obligation.

The transaction price includes fixed payments and an estimate of variable consideration, including milestone payments. The Company determines the variable consideration to be included in the transaction price by estimating the most likely amount that will be received and then applies a constraint to reduce the consideration to the amount which is probable of being received. When applying the constraint, the Company considers:

●	Whether achievement of a development milestone is highly susceptible to factors outside the entity’s influence, such as milestones involving the judgment or actions of third parties, including regulatory bodies;

●	Whether the uncertainty about the achievement of the milestone is not expected to be resolved for a long period of time;

●	Whether the Company can reasonably predict that a milestone will be achieved based on previous experience; and

●	The complexity and inherent uncertainty underlying the achievement of the milestone.

The transaction price is allocated to each performance obligation based on the relative selling price of each performance obligation. The best estimate of the selling price is determined after considering all reasonably available information, including market data and conditions, entity-specific factors such as the cost structure of the deliverable and internal profit and pricing objectives.

The revenue allocated to each performance obligation is recognized as or when the Company satisfies the performance obligation.

The Company recognizes a contract asset, when the value of satisfied (or part satisfied) performance obligations is in excess of the payment due to the Company, and deferred revenue when the amount of unconditional consideration is in excess of the value of satisfied (or part satisfied) performance obligations. Once the right to receive consideration is unconditional, that amount is presented as a receivable.

Grant revenue received from organizations that are not the Company’s customers, such as charitable foundations or government agencies, is presented as a reduction against the related research and development expenses.

F-44

3. Revenue

The Company recognized $0 revenue for the three months ended March 31, 2025 and $29,000 for the three months ended March 31, 2024. This revenue is related to recovery of clinical manufacturing costs associated with an investigator sponsored study managed by Cedars-Sinai Medical Center.

4. Net Loss per Common Share

The Company calculates net loss per common share in accordance with ASC 260 “Earnings Per Share” (“ASC 260”). Basic and diluted net loss per common share was determined by dividing net loss applicable to common stockholders by the weighted average number of shares of common stock outstanding during the period.

The following potentially dilutive securities have not been included in the computation of diluted net loss per share for the three months ended March 31, 2025 and 2024, as the result would be anti-dilutive:

	March 31,	March 31,
	2025	2024
Stock options	25,259	619
Restricted Stock Units	136	187
6% convertible exchangeable preferred stock	0	0
Series A preferred stock	2	2
Series D preferred stock	162,588	—
Series E preferred stock	458,333	—
Common stock warrants	101,905	2,648
Total shares excluded from calculation	748,224	3,456

5. Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consisted of the following (in $000s):

	March 31,	December 31,
	2025	2024
Prepayments	70	237
Other current assets	194	300
	$264	$537

6. Non-Current Assets

The Company had $0 non-current assets as of March 31, 2025 and $0.4 million as of December 31, 2024. The balance at December 31, 2024 primarily comprised of deposits held by a contract research organization in relation to the Company’s clinical trials.

7. Accrued and Other Liabilities

Accrued and other current liabilities consisted of the following (in $000s):

	March 31,	December 31,
	2025	2024
Accrued research and development	$—	$1,300
Accrued legal and professional fees	532	87
Other current liabilities	17	284
	$549	$1,671

8. Leases

The Company currently has an operating lease liability relating to its facilities in Kuala Lumpur, Malaysia. The Company terminated its lease agreement for its previous headquarters in Berkely Heights, New Jersey, effective January 31, 2025.

F-45

For the three months ended March 31, 2025 and 2024, the Company recognized operating lease expenses of $1,176 and $19,039 respectively, including $0 and $3,011 respectively relating to a short term lease for offices in Dundee, Scotland. Cash payments made during the three months ended March 31, 2025 and 2024 totaled $0 and $19,037, respectively, and were presented within cash outflows from operating activities. The remaining lease term as of March 31, 2025 is approximately 1.9 years for the Kuala Lumpur facility. The discount rate used by the Company in determining the lease liability was 12%.

Remaining lease payments for both facilities are as follows (in $000s):

2025	$8
2026	11
2027	3
Thereafter	—
Total future minimum lease obligation	$22

9. Stock Based Compensation

ASC 718 requires compensation expense associated with share-based awards to be recognized over the requisite service period which, for the Company, is the period between the grant date and the date the award vests or becomes exercisable. The Company recognizes all share-based awards under the straight-line attribution method, assuming that all granted awards will vest. Forfeitures are recognized in the periods when they occur.

Stock based compensation has been reported within expense line items on the consolidated statement of operations for the three months ended March 31, 2025 and 2024 as shown in the following table (in $000s):

	Three Months Ended
	March 31,
	2025	2024
General and administrative	$1,592	$149
Research and development	74	54
Stock-based compensation costs	$1,666	$203

2018 Plan

In May 2018, the Company’s stockholders approved the 2018 Equity Incentive Plan (the “2018 Plan”), under which Cyclacel may make equity incentive grants to its officers, employees, directors and consultants. The 2018 Plan allows for various types of award grants, including stock options and restricted stock units.

On February 6, 2025, the Company’s stockholders approved an amendment to the 2018 Plan to reserve an additional 500,000 shares of Common Stock for issuance thereunder, which number would not be adjusted as a result of the Reverse Stock Split. As of March 31, 2025, the Company has reserved approximately 468,000 shares of the Company’s common stock under the 2018 Plan for future issuances.

Stock option awards granted under the Company’s equity incentive plans have a maximum life of 10 years and generally vest over a one to four-year period from the date of grant.

2020 Inducement Equity Incentive Plan

In October 2020, the Inducement Equity Incentive Plan (the “Inducement Plan”), became effective. Under the Inducement Plan, Cyclacel may make equity incentive grants to new senior level Employees (persons to whom the Company may issue securities without stockholder approval). The Inducement Plan allows for the issuance of up to 55 shares of the Company’s common stock (or the equivalent of such number). As of March 31, 2025, there were no shares issued under the Inducement Plan, leaving a remaining reserve of 55 shares.

F-46

Option Awards Granted Outside of the 2018 Plan and Inducement Plan

During February 2025, the Company issued stock option awards to employees and consultants outside of the 2018 Plan and the Inducement Plan. The shares underlying these options are not registered for resale. All of the options granted outside of the 2018 Plan and Inducement Plan vest immediately upon grant and can be exercised beginning three months from the recipient’s Termination Date through the expiry of the option awards, which is ten years from the grant date. The Termination Date is defined as the date on which an award recipient ceases to be an employee, director or consultant of the Company or of an Affiliate for any reason other than the death or disability, or termination of the recipient for cause.

Option Grants and Exercises

There were 24,818 options granted during the three months ended March 31, 2025. Of these awards, 1,068 were issued under the 2018 Plan and the rest were issued outside of the 2018 Plan and the Inducement Plan. Options granted during the three months ended March 31, 2025 had a grant date fair value ranging between $60.00 and $72.00 per option.

There were 52 options granted under the 2018 Plan during the three months ended March 31, 2024. These options had a grant date fair value of $424.80 per option.

The fair value of the stock options granted is calculated using the Black-Scholes option-pricing model as prescribed by ASC 718 using the following assumptions:

	Three months ended	Three months ended
	March 31, 2025	March 31, 2024
Expected term (years)	5 - 10	6
Risk free interest rate	4.060% – 4.250%	3.995%
Volatility	100% – 107%	93%
Expected dividend yield over expected term	0.00%	0.00%
Resulting weighted average grant date fair value	$69.60	$424.80

There were no stock options exercised during each of the three months ended March 31, 2025 and 2024, respectively. The Company does not expect to be able to benefit from the deduction for stock option exercises that may occur because the company has tax loss carryforwards from prior periods that would be expected to offset any potential taxable income.

Outstanding Options

A summary of the share option activity and related information is as follows:

			Weighted
		Weighted	Average
	Number of	Average	Remaining	Aggregate
	Options	Exercise	Contractual	Intrinsic
	Outstanding	Price Per Share	Term (Years)	Value ($000)
Options outstanding at December 31, 2024	494	$10,658.40	7.20	$—
Granted	24,818	$70.79	—	$—
Exercised	—	$—	—	$—
Cancelled/forfeited	(53)	$2,238.25	—	$—
Options outstanding at March 31, 2025	25,259	$276.67	9.76	$—

Unvested at March 31, 2025	21	$2,094.84	—	$—
Vested and exercisable at March 31, 2025	25,238	$275.17	9.77	$—

F-47

Restricted Stock Units

No restricted stock units were issued during the three months ended March 31, 2025. The Company issued 52 restricted stock units during the three months ended March 31, 2024. These restricted stock units vested monthly over a six-month service period. These restricted stock units were valued at $547.20 at the date of grant, which was equivalent to the market price of a share of the Company’s common stock on that date.

A total of 71.36 restricted stock units were issued in January 2023. These units vest on the third anniversary of their date of grant, or earlier if certain defined clinical trial related performance targets are met. A three-year vesting assumption was applied to these restricted stock units as satisfaction of the performance conditions is not probable at this time. Each restricted stock unit was valued at $3,240.00 at the date of grant, which was equivalent to the market price of a share of the Company’s common stock on that date. As of March 31, 2025, all but 13 of the original awards granted have been forfeited due to the recipient’s termination of service with the Company. In the three months ended March 31, 2025, the Company reduced stock compensation cost, a component of selling general, and administrative expense, by approximately $61,000 as a result of forfeitures of these awards during that period.

Summarized information for restricted stock units as of March 31, 2025 is as follows:

		Weighted	Weighted
		Average	Average
	Restricted	Grant Date	Remaining
	Stock Units	Value per share	Term
Restricted Stock Units outstanding at December 31, 2024	164	$2,882.40	8.30 years
Granted	0	$0
Cancelled/forfeited	(28)	$3,300.00
Restricted Stock Units outstanding at March 31, 2025	136	$2,795.37	8.09 years

Unvested at March 31, 2025	13	$3,240.00	7.82 years

Vested at March 31, 2025	123	$2,747.11	8.12 years

10. Stockholders’ Equity

Common Stock Equity Offerings

April 2024 Securities Purchase Agreement

On April 30, 2024, the Company entered into a securities purchase agreement (the “Purchase Agreement”) with an institutional investor (the “Purchaser”) for the issuance and sale in a private placement (the “Private Placement”) of (i) 604 shares of the Company’s common stock, (ii) pre-funded warrants to purchase up to 20,100 shares of common stock (the “Pre-Funded Warrants”), (iii) series A warrants to purchase up to 20,704 shares of common stock (the “Series A Warrants”), and (iv) series B warrants to purchase up to 20,704 shares of common stock (the “Series B Warrants” and together with the Series A Warrants, the “Common Warrants”). The purchase price of each share of common stock and associated Common Warrants was $386.40 and the purchase price of each Pre-Funded Warrant and associated Common Warrants was $386.376.

The Common Warrants are exercisable immediately upon issuance at an exercise price of $326.40 per share. The Series A Warrants will expire five and one-half years from the date of issuance and the Series B Warrants will expire eighteen months from the date of issuance. The Pre-Funded Warrants are exercisable immediately upon issuance at an exercise price of $0.024 per share and may be exercised at any time until the Pre-Funded Warrants are exercised in full. A holder of Pre-Funded Warrants or Common Warrants (together with its affiliates) may not exercise any portion of such warrants to the extent that the holder would own more than 4.99% (or, at the election of the holder 9.99%) of the Company’s outstanding common stock immediately after exercise.

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In connection with the Private Placement, the Company entered into a registration rights agreement (the “Registration Rights Agreement”), dated as of April 30, 2024, with the Purchaser, pursuant to which the Company agreed to prepare and file a registration statement with the Securities and Exchange Commission (the “SEC”) registering the resale of the securities issued in the Private Placement.

The Private Placement closed on May 2, 2024. The gross proceeds to the Company from the Private Placement were approximately $8.0 million, before deducting placement agent fees and estimated offering expenses payable by the Company.

H.C. Wainwright & Co., LLC (“Wainwright”) acted as the Company’s exclusive placement agent in connection with the Private Placement, pursuant to that certain engagement letter, dated as of April 29, 2024, between the Company and Wainwright (as amended, the “Engagement Letter”). Pursuant to the Engagement Letter, the Company paid Wainwright (i) a cash fee equal to 7.0% of the aggregate gross proceeds of the Private Placement and (ii) a management fee of 1.0% of the aggregate gross proceeds of the Private Placement. In addition, the Company agreed to pay Wainwright certain expenses and issued to Wainwright or its designees warrants (the “Placement Agent Warrants”) to purchase up to an aggregate of 1,242 shares of Common Stock at an exercise price equal to $124.512 per share. The Placement Agent Warrants are exercisable immediately upon issuance and have a term of exercise equal to five and a half years from the date of issuance.

In connection with this transaction, the Company was required to compensate Roth Capital Partners, LLC, pursuant to a tail provision contained in an engagement letter entered into on March 14, 2024, in an amount equal to 7.0% of the aggregate proceeds of the Private Placement plus the reimbursement of certain expenses. The Company was also required to compensate Ladenburg Thalmann & Co. Inc, pursuant to a tail provision contained in an engagement letter entered into on October 30, 2023, in an amount equal to 8.0% of the aggregate proceeds of the Private Placement.

Each of the instruments issued in the Private Placement have been classified and recorded as part of shareholders’ equity (deficit). The amounts allocated to each issued security were based on their relative fair values, resulting in initial carrying values of the respective instruments as follows:

Allocated Amount
Common shares	$72,108
Prefunded warrants	2,398,831
Common warrants	3,819,274
Net proceeds	$6,290,213

The aggregate fair value of the Placement Agent Warrants was $609,179. These have been accounted for as a direct cost of the Private Placement, resulting in no net effect to overall shareholders’ equity (deficit).

In determining the fair values of the Pre-Funded Warrants, Common Warrants, and Placement Agent Warrants, the Company used a Black-Scholes Option Pricing model with the following assumptions:

	Pre-Funded Warrants	Common Warrants	Placement Agent Warrants
Expected volatility	100%	103% - 121%	103%
Contractual term	1 year	1½ - 5½ years	5½ years
Risk-free interest rate	5.51%	4.57% - 5.51%	4.57%
Expected dividend yield	0%	0%	0%

The fair value of the common shares was determined using the closing price of the Company’s common stock as of May 2, 2024, which is the date that the Private Placement closed.

F-49

December 2023 Registered Direct Offering Securities Purchase Agreement

On December 21, 2023, the Company entered into a securities purchase agreement (the “Securities Purchase Agreement”) with certain institutional investors (“Purchasers”). Pursuant to the Securities Purchase Agreement, the Company agreed to sell in a registered direct offering (“Registered Direct Offering”) 702 shares (“Shares”) of the Company’s common stock, $0.001 par value per share (“Common Stock”), and pre-funded warrants (“Pre-Funded Warrants”) to purchase up to 915 shares of Common Stock. The Pre-Funded Warrants have an exercise price of $0.24 per share and can be exercised at any time after their original issuance until such Pre-Funded Warrants are exercised in full. Each Share is being sold at an offering price of $795.60 and each Pre-Funded Warrant is being sold at an offering price of $795.36 (equal to the purchase price per Share minus the exercise price of the Pre-Funded Warrant). The Pre-Funded Warrants have been included in the calculation of basic and diluted loss per share for all periods outstanding.

Pursuant to the Securities Purchase Agreement, in a concurrent private placement (together with the Registered Direct Offering, the “Offerings”), the Company also agreed to issue to the Purchasers unregistered warrants (“Common Warrants”) to purchase up to 1,617 shares of Common Stock. Each Common Warrant has an exercise price of $765.60 per share, is exercisable immediately following their original issuance and will expire seven years from the original issuance date. The closing of the offering occurred on December 26, 2023, and the net proceeds to the Company were approximately $1.0 million, after deducting placement agent fees and other offering expenses payable by the Company.

On December 21, 2023, in a separate concurrent insider private placement (the “Insider Private Placement”), the Company also entered into a Securities Purchase Agreement with certain of its executive officers (the “Insider Securities Purchase Agreement”) pursuant to which the Company agreed to sell in a private placement (i) 25 shares of Common Stock and warrants to purchase 25 shares of Common Stock on the same terms as the Common Warrants issued to the Purchasers in the Offerings to Spiro Rombotis, the Company’s Chief Executive Officer, and (ii) 8 shares of Common Stock and warrants to purchase 8 shares of Common Stock on the same terms as the Common Warrants issued to the Purchasers in the Offerings to Paul McBarron, the Company’s Executive Vice President-Finance, Chief Financial Officer and Chief Operating Officer. Each such share of Common Stock and accompanying warrant was sold at a purchase price of $795.60, which was the same purchase price for the Shares sold in the Registered Direct Offering.

Ladenburg Thalmann & Co. Inc. (the “Placement Agent”) acted as the exclusive placement agent for the Offerings, pursuant to a placement agency agreement (the “Placement Agency Agreement”), dated December 21, 2023, by and between the Company and the Placement Agent.

Pursuant to the Placement Agency Agreement, the Company paid the Placement Agent a cash placement fee equal to 8.0% of the aggregate gross proceeds raised in the Offerings from sales arranged for by the Placement Agent. Subject to certain conditions, the Company also agreed to reimburse all reasonable travel and other out-of-pocket expenses of the Placement Agent in connection with the Offerings, including but not limited to legal fees, up to a maximum of $85,000. In addition, the Placement Agent also received warrants that have substantially the same terms as the Warrants issued in the concurrent private placement to the Purchasers in the Offerings to purchase that number of shares of Common Stock equal to 6.0% of the aggregate number of shares of Common Stock and Prefunded Warrants sold in the Offerings, or an aggregate of 99 shares of Common Stock, at an exercise price of $994.50 per share (the “Placement Agent Warrants”). The Placement Agent Warrants will be exercisable immediately following the date of issuance and will expire five years from issuance. The Placement Agency Agreement contains customary representations, warranties and agreements by the Company and customary conditions to closing. The Company has agreed to indemnify the Placement Agent against certain liabilities, including liabilities under the Securities Act, and liabilities arising from breaches of representations and warranties contained in the Placement Agency Agreement, or to contribute to payments that the Placement Agent may be required to make in respect of those liabilities.

Each of the instruments issued in the Offerings and the Insider Private Placement have been classified and recorded as part of shareholders’ equity (deficit). The amounts allocated to each issued security were based on their relative fair values, resulting in initial carrying values of the respective instruments as follows:

Allocated Amount
Common Shares	$258,000
Pre-Funded Warrants	$321,000
Regular Warrants	$470,000
Net Proceeds	$1,049,000

F-50

The aggregate fair value of the Placement Agent Warrants was $47,000. These have been accounted for as a direct cost of the Offerings and Inside Private Placement, resulting in no net effect to overall shareholders’ equity (deficit).

In determining the fair values of the Pre-Funded Warrants, Regular Warrants, and Placement Agent Warrants, the Company used a Black-Scholes Option Pricing model with the following assumptions:

	Pre-Funded Warrants	Regular Warrants	Placement Agent Warrants
Expected volatility	134%	96%	99%
Contractual/ expected term	1 month	7 years	5 years
Risk-free interest rate	5.53%	3.91%	3.89%
Expected dividend yield	0%	0%	0%

The fair value of the common shares was determined using the closing price of the Company’s common stock as of December 26, 2023, which is the date that the Offerings and the Insider Private Placement closed.

Warrants

November 2024 Warrants (As Amended)

As of March 31, 2025, warrants to purchase a total of 77,526 shares of common stock issued pursuant to a securities purchase agreement in a November 2024 financing transaction (the “November 2024 Warrant Exercise and Reload Agreement”) and as amended in a January 2, 2025 Warrant Exchange Agreement, remained outstanding. A total of 82,816 warrants were issued in pursuant to the November 2024 Warrant Exercise and Reload Agreement. This consisted of i) series C warrants to purchase up to 41,408 shares of common stock, exercisable immediately from the date of issuance for a period of five and a half years after the date of issuance, at an exercise price of $99.60 per warrant share, ii) series D warrants to purchase up to 41,408 shares of common stock, exercisable immediately from the date of issuance for a period of eighteen months after the date of issuance, at an exercise price of $99.60 per warrant share.

A total of 5,289 of these warrants were exercised during the three months ended March 31, 2025.

April 2024 Warrants

As of March 31, 2025, warrants to purchase a total of 31,934 shares of common stock issued pursuant to a securities purchase agreement in an April 2024 financing transaction (the “April 2024 Securities Purchase Agreement”) remained outstanding. A total of 62,750 warrants were issued in pursuant to the April 2024 Securities Purchase Agreement. This consisted of i) pre-funded warrants to purchase 20,100 of common stock, exercisable immediately from the date of issuance, and with no expiry date, at an exercise price of $0.24 per warrant share, ii) series A warrants to purchase up to 20,704 shares of common stock, exercisable immediately from the date of issuance for a period of five and a half years after the date of issuance, at an exercise price of $326.40 per warrant share, iii) series B warrants to purchase up to 20,704 shares of common stock, exercisable immediately from the date of issuance for a period of eighteen months after the date of issuance, at an exercise price of $326.40 per warrant share. A further 1,242 warrants issued in a concurrent placement agency agreement, are exercisable immediately from the date of issuance for a period of five and a half years after the date of issuance, at an exercise price of $124.512 per warrant share.

A total of 9,988 Series B warrants were exercised during the three months ended March 31, 2025.

F-51

December 2023 Warrants

As of March 31, 2025, warrants to purchase a total of 1,750 shares of common stock issued pursuant to a securities purchase agreement in a December 2023 financing transaction remained outstanding. A total of 1,651 warrants, including 33 warrants issued in a concurrent private placement, are exercisable immediately from the date of issuance for a period of seven years after the date of issuance, at an exercise price of $765.60 per warrant share. A further 99 warrants issued in a concurrent placement agency agreement, are exercisable immediately from the date of issuance for a period of five years after the date of issuance, at an exercise price of $994.50 per warrant share.

There were no exercises of these warrants during the three months ended March 31, 2025 or March 31, 2024.

December 2020 Warrants

As of March 31, 2025, warrants to purchase 186 shares of common stock issued pursuant to a securities purchase agreement in a December 2020 financing transaction remained outstanding (the “December 2020 Securities Purchase Agreement”). Each warrant shall be exercisable beginning on the 12-month anniversary of the date of issuance for a period of five years after the date of issuance, at an exercise price of $14,868 per warrant share. The exercise price of the warrants will be subject to adjustment in the event of any stock dividends and splits, reverse stock split, recapitalization, reorganization or similar transaction, as described in the warrants. The warrants may be exercised on a “cashless” basis.

There were no exercises of these warrants during the three months ended March 31, 2025 or March 31, 2024.

April 2020 Warrants

As of March 31, 2025, 497 warrants issued pursuant to a securities purchase agreement in connection with an April 2020 equity financing remained outstanding, each with an exercise price of $18,000.00. The common warrants are immediately exercisable and will expire on the fifth anniversary of the original issuance date. The exercise price and number of shares of common stock issuable upon exercise is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting the Company’s common stock. The common warrants were issued separately from the common stock and were eligible for transfer immediately after issuance. A common warrant to purchase one share of common stock was issued for every share of common stock purchased in this offering.

The common warrants are exercisable, at the option of each holder, in whole or in part, by delivering to the Company a duly executed exercise notice accompanied by payment in full for the number of shares of the Company’s common stock purchased upon such exercise (except in the case of a cashless exercise). A holder (together with its affiliates) may not exercise any portion of the common warrant to the extent that the holder would own more than 4.99% of the outstanding common stock immediately after exercise, except that upon at least 61 days prior notice from the holder to the Company, the holder may increase the amount of ownership of outstanding stock after exercising the holder’s common warrants up to 9.99% of the number of shares of the Company’s common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the common warrants. No fractional shares of common stock will be issued in connection with the exercise of a common warrant. In lieu of fractional shares, the Company will round down to the next whole share.

There were no exercises of these warrants during the three months ended March 31, 2025 or March 31, 2024.

Preferred Stock

Series E Preferred Stock

A total of 1,000,000 shares of the Company’s Series E Preferred Stock were issued pursuant to a March 2025 Securities Purchase Agreement with certain accredited investors. The Company received proceeds of $1.0 million, net of issuance costs.

F-52

Each share of Series E Preferred Stock is convertible into 0.45833 shares of the Company’s common stock, par value $0.001 per share (“Common Stock”). In no event will the Series E Preferred Stock be convertible into Common Stock in a manner that would result in each Investor or their transferees or their affiliates holding more than the lower of (i) the maximum percentage of the number of shares of Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of the Series E Preferred Stock that can be issued to the holder without requiring a vote of the stockholders of the Company under the rules and regulations of The Nasdaq Capital Market (“Nasdaq”); and (ii) 4.99% of the number of shares of Common Stock outstanding immediately before the original issue date (the “Series E Ownership Limitation”), prior to the date that the Company’s stockholders approve the issuance of shares of Common Stock to the Investors upon conversion of the Series E Preferred Stock.

Pursuant to the Purchase Agreement, the Company filed a certificate of designations (the “Series E Certificate of Designations”) with the Secretary of State of Delaware designating the rights, preferences and limitations of the shares of the Series E Preferred Stock on March 21, 2025. The Series E Certificate of Designations provides, in particular, that the Series E Preferred Stock will vote together with the Common Stock on an as-converted basis, subject to the Series E Ownership Limitation, subject further to adjustments for any stock splits, stock dividends, stock combinations, recapitalizations or other similar transactions.

The holders of Series E Preferred Stock will be entitled to participate in any dividends made on shares of Common Stock (on an as-converted basis) if and when such dividends are declared. Upon any liquidation or sale of the Company or all or substantially all of its assets, the holders of the Series E Preferred Stock will be entitled to receive pari passu with the other holders of preferred stock, prior to and in preference to any distribution to holders of Common Stock, an amount equal to $1.00 per share, the stated value of the Series E Preferred Stock, then held by them plus any accrued but unpaid dividends. Thereafter, the remaining assets of the Company will be distributed to the holders of Common Stock until such holders receive a return of their capital originally contributed, and thereafter, any remaining assets will be distributed to all holders of Common Stock and preferred stock pro rata based on the number of shares held on an as-converted basis.

As of March 31, 2025, 1,000,000 shares of the Series E Preferred Stock remain issued and outstanding. The 1,000,000 shares of Series E Preferred Stock issued and outstanding at March 31, 2025, are convertible into 458,333 shares of common stock.

Series C and Series D Preferred Stock

A total of 1,000,000 shares of the Company’s Series C Preferred Stock and 2,100,000 shares of the Company’s Series D Preferred Stock were issued pursuant to a January 2025 Securities Purchase Agreement with David E. Lazar, pursuant to which he agreed to purchase from the Company 1,000,000 shares of Series C Convertible Preferred Stock (the “Series C Preferred Stock”) and 2,100,000 shares of Series D Convertible Preferred Stock (the “Series D Preferred Stock” and, together with the Series C Preferred Stock, the “Preferred Stock”) of the Company at a purchase price of $1.00 per share for aggregate gross proceeds of $3.1 million, subject to the terms and conditions of the Purchase Agreement. The proceeds of the transaction were used to repay and settle outstanding liabilities of the Company and for other general corporate and operating purposes.

Each share of Series C Preferred Stock is convertible into 0.011 shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), and each share of Series D Preferred Stock is convertible into 0.45833 shares of Common Stock. In no event will the Series C Preferred Stock be convertible into Common Stock in a manner that would result in Mr. Lazar or his transferees or their affiliates holding more than the lower of (i) the maximum percentage of the number of shares of Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of the Preferred Stock that can be issued to the holder without requiring a vote of the stockholders of the Company under the rules and regulations of The Nasdaq Stock Market (“Nasdaq”); and (ii) 5% of the number of shares of Common Stock outstanding immediately before the original issue date (the “Series C Ownership Limitation”), prior to the date that the Company’s stockholders approve the issuance of shares of Common Stock to Mr. Lazar upon conversion of the Preferred Stock.

F-53

In addition, prior to a Fundamental Transaction (as defined below), in no event will the Series D Preferred Stock be convertible into Common Stock in a manner that would result in Mr. Lazar or his transferees or their affiliates holding more than the lower of (i) the maximum percentage of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of the Preferred Stock that can be issued to the Holder without requiring a vote of the stockholders of the Company under the rules and regulations of Nasdaq; and, (ii) 49.99% of the number of shares of the Common Stock outstanding immediately before the original issue date (the “Series D Ownership Limitation”). The term “Fundamental Transaction,” means when (i) the Company effects any merger of the Company with or into another entity and the Company is not the surviving entity, (ii) any tender offer or exchange offer (whether by the Company or by another individual or entity, and approved by the Company) is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares of Common Stock for other securities, cash or property and the holders of at least 50% of the Common Stock accept such offer, or (iii) the Company effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (other than as a result of a subdivision or combination of shares of Common Stock). The certificate of designations for each of the Series C Preferred Stock and Series D Preferred Stock further provide that even following a vote of the stockholders of the Company in accordance with the rules and regulations of the trading market on which the Common Stock trades on such date and applicable securities laws to approve the removal of the Series C Ownership Limitation, the Company shall not affect any conversion of the Preferred Stock, and a holder of the Preferred Stock shall not have the right to convert any portion of the Preferred Stock, to the extent that, after giving effect to the conversion, such holder (together with any other shares of Common Stock otherwise held by such holder(s) or their affiliates) would beneficially own the number of shares of Common Stock, which would be in excess of any statutory threshold pursuant to which the acquisition of such shares would trigger a compulsory offer requirement under applicable federal or state tender offer rules for the holder and its affiliates to make a tender offer for all the shares of the Company.

On February 24, 2025, all of the Series C preferred shares were converted in conjunction with the Purchase Agreement. As of March 31, 2025 there were no remaining shares of the Series C Preferred Stock.

On February 24, 2025, 1,745,262 of the Series D preferred shares were converted in conjunction with the Purchase Agreement. As of March 31, 2025, 354,738 shares of the Series D Preferred Stock remain issued and outstanding. The 354,738 shares of Series D Preferred Stock issued and outstanding at March 31, 2025, are convertible into 162,588 shares of common stock.

Series B Preferred Stock

A total of 237,745 shares of the Company’s Series B Preferred Stock were issued pursuant to a December 2020 Securities Purchase Agreement. Each share of Series B Preferred Stock was initially convertible into one third (1/3) share of common stock (the “Conversion Shares”), subject to adjustment in accordance with the Certificate of Designation.

During the year ended December 31, 2024, 119,000 shares of Series B Preferred Stock were converted, at the option of the holder, into 165 shares of common stock. As of March 31, 2025, there were no remaining shares of the Series B Preferred Stock.

Series A Preferred Stock

A total of 8,872 shares of the Company’s Series A Preferred Stock were issued in a July 2017 Underwritten Public Offering. Each share of Series A Preferred Stock is convertible at any time at the option of the holder thereof, into a number of shares of common stock determined by dividing $1,000 by the initial conversion price of $144,000.00 per share, subject to a 4.99% blocker provision, or, upon election by a holder prior to the issuance of shares of Series A Preferred Stock, 9.99%, and is subject to adjustment for stock splits, stock dividends, distributions, subdivisions and combinations.

As of March 31, 2025 and December 31, 2024, 264 shares of the Series A Preferred Stock remain issued and outstanding. The 264 shares of Series A Preferred Stock issued and outstanding at March 31, 2025, are convertible into 2 shares of common stock.

In the event of a liquidation, the holders of shares of the Series A Preferred Stock may participate on an as-converted-to-common-stock basis in any distribution of assets of the Company. The Company shall not pay any dividends on shares of common stock (other than dividends in the form of common stock) unless and until such time as dividends on each share of Series A Preferred Stock are paid on an as-converted basis. There is no restriction on the Company’s ability to repurchase shares of Series A Preferred Stock while there is an arrearage in the payment of dividends on such shares, and there are no sinking fund provisions applicable to Series A Preferred Stock.

F-54

Subject to certain conditions, at any time following the issuance of the Series A Preferred Stock, the Company has the right to cause each holder of the Series A Preferred Stock to convert all or part of such holder’s Series A Preferred Stock in the event that (i) the volume weighted average price of our common stock for 30 consecutive trading days, or Measurement Period exceeds 300% of the initial conversion price of the Series A Preferred Stock (subject to adjustment for forward and reverse stock splits, recapitalizations, stock dividends and similar transactions), (ii) the daily trading volume on each Trading Day during such Measurement Period exceeds $500,000 per trading day and (iii) the holder is not in possession of any information that constitutes or might constitute, material non-public information which was provided by the Company. The right to cause each holder of Series A Preferred Stock to convert all or part of such holder’s Series A Preferred Stock shall be exercised ratably among the holders of the then outstanding preferred stock.

The Series A Preferred Stock has no maturity date, will carry the same dividend rights as the common stock, and with certain exceptions contains no voting rights. In the event of any liquidation or dissolution of the Company, the Series A Preferred Stock ranks senior to the common stock in the distribution of assets, to the extent legally available for distribution.

6% Convertible Exchangeable Preferred Stock

As of March 31, 2025, there were 135,273 shares of the Company’s 6% Convertible Exchangeable Preferred Stock (the “6% Preferred Stock”) issued and outstanding at an issue price of $10.00 per share. Dividends on the 6% Preferred Stock are cumulative from the date of original issuance at the annual rate of 6% of the liquidation preference of the 6% Preferred Stock, payable quarterly on the first day of February, May, August and November, commencing February 1, 2005. Any dividends must be declared by the Company’s board of directors and must come from funds that are legally available for dividend payments. The 6% Preferred Stock has a liquidation preference of $10.00 per share, plus accrued and unpaid dividends. As of March 31, 2024, there were no accrued and unpaid dividends.

The Company may automatically convert the 6% Preferred Stock into common stock if the per share closing price of the Company’s common stock has exceeded $213,192,000, which is 150% of the conversion price of the 6% Preferred Stock, for at least 20 trading days during any 30 day trading period, ending within five trading days prior to notice of automatic conversion.

The 6% Preferred Stock has no maturity date and no voting rights prior to conversion into common stock, except under limited circumstances.

The Company may, at its option, redeem the 6% Preferred Stock in whole or in part, out of funds legally available at the redemption price of $10.00 per share.

The 6% Preferred Stock is exchangeable, in whole but not in part, at the option of the Company on any dividend payment date beginning on November 1, 2005 (the “Exchange Date”) for the Company’s 6% Convertible Subordinated Debentures (the “Debentures”) at the rate of $10.00 principal amount of Debentures for each share of 6% Preferred Stock. The Debentures, if issued, will mature 25 years after the Exchange Date and have substantially similar terms to those of the 6% Preferred Stock. No such exchanges have taken place to date.

11. Subsequent Events

Dividends on 6% Preferred Stock

On April 19, 2025, the board of directors of the Company declared a quarterly cash dividend on the Company’s 6% Convertible Exchangeable Preferred Stock scheduled for May 1, 2025. The cash dividend was paid on May 1, 2025, to Preferred Stock stockholders of record as of the close of business on April 29, 2025. The Board of Directors will continue to evaluate the payment of a quarterly cash dividend on a quarterly basis.

F-55

Preferred Stock Conversions

On April 2, 2025, all of the remaining 354,738 shares of the Company’s Series D Preferred Stock was converted into 162,588 shares of common stock.

On April 29, 2025, all of the 1,000,000 shares of the Company’s Series E Preferred Stock was converted into 45,833 shares of common stock.

Amendment to Amended and Restated Certificate of Incorporation

On April 25, 2025, after obtaining the approval of the Board of Directors and the Company’s majority stockholder, the Company filed a Certificate of Amendment to its Amended and Restated Certificate of Incorporation to increase the number of authorized shares of the Company’s common stock from two hundred fifty million (250,000,000) to six hundred million (600,000,000). The amendment did not result in any changes to the issued and outstanding shares of the Company’s common stock, and only affects the number of shares that may be issued by the Company in the future.

Proposed Business Combination of FITTERS Diversified Berhad

On May 6, 2025, the Company entered into an Exchange Agreement with FITTERS Diversified Berhad (9318.KL; “FITTERS”), an investment holding company engaged, through its subsidiaries, in the business of the sale of fire safety materials, equipment and fire prevention systems, “Waste-To-Resource” services and real estate development and construction. Pursuant to the Exchange Agreement, all of the ordinary shares owned by FITTERS of FITTERS’ subsidiary, Fitters Sdn. Bhd., a Malaysia-based private limited company (“Fitters Sub”) shall be exchanged for common stock, par value $0.001, of the Company (the “Purchaser Stock”), and Fitters Sub shall be continuing as a wholly-owned subsidiary of the Company (the “Transaction”). As part of the Transaction, Cyclacel shall issue an amount of Purchaser Stock equal to 19.99% percent, which percentage may be subject to adjustment, of the issued and outstanding shares of Purchaser Stock as of the closing date to FITTERS. At the closing, it is expected that Cyclacel stockholders will own approximately 80.01% of the combined company. Cyclacel expects that at the closing of the Transaction, its common shares will continue to be listed on the Nasdaq Capital Market under a new ticker symbol and Cyclacel will be renamed Bio Green Med Solution, Inc. Among the termination rights, both Cyclacel and FITTERS have the right to terminate the Exchange Agreement if the closing date of the Transaction has not occurred on or before September 30, 2025. It is currently anticipated that at least one of the officers or directors of FITTERS or Fitters Sub will be appointed to Cyclacel.

The Transaction is subject to approval from Cyclacel stockholders and FITTERS shareholders. The Exchange Agreement has been unanimously approved by the Boards of Directors of each of Cyclacel, FITTERS and Fitters Sub.

Reverse Stock Split

On May 7, 2025, the Company filed an amendment to its Certificate of Incorporation (“Certificate of Amendment”) to implement a one-for-sixteen reverse stock split. The effective date of the Certificate of Amendment is May 12, 2025 (the “Effective Date”). The Company’s common stock began trading on a split-adjusted basis when the market opened on the Effective Date. The Board of Directors of the Company approved the amendment to the Company’s Certificate of Incorporation primarily to meet the share bid price requirements of The Nasdaq Capital Market. The Company’s stockholders approved the Certificate of Amendment at a special meeting of its stockholders held on February 6, 2025.

As a result of the reverse stock split, on the Effective Date, every sixteen shares of common stock then issued and outstanding automatically was combined into one share of common stock, with no change in par value per share. No fractional shares were outstanding following the reverse stock split, and any fractional shares that would have resulted from the reverse stock split have been (a) rounded up to the nearest whole number for any shareholder who would otherwise be entitled to receive one-half or more of a fractional split-adjusted share, and (b) rounded down to the nearest whole number for any shareholder who would otherwise be entitled to receive less than one-half of a fractional split-adjusted share.

F-56

F-57

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders of

Fitters Sdn. Bhd.

1, Jalan Tembaga SD 5/2

Bandar Sri Damansara

52200 Kuala Lumpur, Malaysia

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Fitters Sdn. Bhd. and its subsidiaries (the ‘Company’) as of March 31, 2025 and 2024, and the related consolidated statements of operations and comprehensive income, consolidated statements of stockholders’ equity, and consolidated statements of cash flows for the years ended of March 31, 2025 and 2024, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of March 31, 2025 and 2024, and the results of its operations and its cash flows for the years ended March 31, 2025 and 2024, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to those charged with governance and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgements. We determined that there are no critical audit matters.

JP CENTURION & PARTNERS PLT (PCAOB: 6723)

We have served as the Company’s auditor since 2025.

Kuala Lumpur, Malaysia

June 13, 2025

F-58

Item 1. Financial statements

FITTERS SDN. BHD.

CONSOLIDATED BALANCE SHEETS

AS OF MARCH 31, 2025 AND 2024 (Audited)

(Currency expressed in United States Dollars (“US$”), except for number of shares or otherwise stated)

	As of March 31, 2025	As of March 31, 2024
	Audited	Audited
ASSETS
Current assets
Cash and cash equivalents	$593,055	$250,202
Inventory	1,004,908	926,931
Accounts receivable, net (including $616,858 and $735,855 of accounts receivable to related parties as of March 31, 2025 and 2024, respectively)	766,916	1,037,591
Prepayment, deposits and other receivables (including $5,565 and $2,402 of other receivables to a related party as of March 31, 2025 and 2024, respectively)	572,642	759,476
Amount due from a related party	848,164	729,362
Tax assets	79,073	16,818
Total current assets	$3,864,758	$3,720,380

Non-current Assets
Property, plant and equipment, net	$124,356	$118,846
Right-of-use assets, net	45,509	44,329
Total non-current assets	$169,865	$163,175

TOTAL ASSETS	$4,034,623	$3,883,555

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable (including nil and $225 of accounts payable to a related party as of March 31, 2025 and 2024, respectively)	$181,042	$132,683
Other payables and accrued liabilities (including $987 and $1,017 of accruals to a related party as of March 31, 2025 and 2024, respectively)	19,721	57,493
Amount due to related parties	1,169,929	1,098,755
Lease liability – current portion	38,375	32,859
Total current liabilities	$1,409,067	$1,321,790

Non-current liabilities
Lease liability – non-current portion	9,906	16,679
Deferred tax liabilities	37,347	35,085
Total non-current liabilities	$47,253	$51,764

TOTAL LIABILITIES	$1,456,320	$1,373,554

STOCKHOLDERS’ EQUITY
Common stock, paid up MYR3,000,000; 3,000,000 and 3,000,000 shares issued and outstanding as of March 31, 2025 and March 31, 2024	$679,810	$679,810
Accumulated other comprehensive loss	(30,508)	(190,896)
Retained earning	1,929,001	2,021,087

TOTAL STOCKHOLDERS’ EQUITY	$2,578,303	$2,510,001

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$4,034,623	$3,883,555

See accompanying notes to consolidated financial statements.

F-59

FITTERS SDN. BHD.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

FOR THE YEARS ENDED MARCH 31, 2025 AND 2024

(In United States Dollars (“US$” or “$”), except for number of shares or as otherwise stated)

	For the year ended March 31, 2025	For the year ended March 31, 2024
	Audited	Audited

REVENUE (including $708,782 and $889,659 of revenue to related parties for the year ended March 31, 2025 and 2024, respectively)	$1,921,568	$2,116,590

COST OF REVENUE (including $788 and $899 of cost of revenue to related parties for the years ended March 31, 2025 and 2024, respectively)	(1,503,775)	(1,643,505)

GROSS PROFIT	$417,793	$473,085

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES (including $58,814 and $37,275 of selling, general and administrative expenses to related parties for the years ended March 31, 2025 and 2024, respectively)	$(585,293)	$(687,075)

(LOSS) FROM OPERATION	$(167,500)	$(213,990)

INTEREST INCOME	$67,781	$63,530

INTEREST EXPENSE	$(3,353)	$(5,342)

(LOSS) BEFORE INCOME TAX	$(103,072)	$(155,802)

INCOME TAX BENEFITS (EXPENSES)	10,986	(38,136)

NET (LOSS)	$(92,086)	$(193,938)

Other comprehensive income:
- Foreign currency translation (loss)/income	(160,388)	118,203

TOTAL COMPREHENSIVE LOSS	$(252,474)	$(75,735)

NET (LOSS)/INCOME PER SHARE, BASIC AND DILUTED	$(0.03)	$(0.06)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING, BASIC AND DILUTED	3,000,000	3,000,000

See accompanying notes to consolidated financial statements.

F-60

FITTERS SDN. BHD.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

FOR THE YEARS ENDED MARCH 31, 2025 AND 2024 (Audited)

(In United States Dollars (“US$” or “$”), except for number of shares or as otherwise stated)

	COMMON STOCK
	NUMBER OF SHARES	AMOUNT	RETAINTED EARNING	ACCUMULATED OTHER COMPREHENSIVE LOSS	TOTAL STOCKHOLDERS’ EQUITY
Balance as of March 31, 2023	679,810	$679,810	$2,215,025	$(72,693)	$2,822,142
Net loss for the year	-	-	(193,938)	-	(193,938)
Foreign currency translation	-	-	-	(118,203)	(118,203)
Balance as of March 31, 2024	679,810	$679,810	$2,021,087	$(190,896)	$2,510,001
Net loss for the year	-	-	(92,086)	-	(92,086)
Foreign currency translation	-	-	-	160,388	160,388
Balance as of March 31, 2025	679,810	$679,810	$1,929,001	$(30,508)	$2,578,303

See accompanying notes to consolidated financial statements

F-61

FITTERS SDN. BHD.

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED MARCH 31, 2025 AND 2024

(In United States Dollars (“US$” or “$”), except for number of shares or as otherwise stated)

	For the Year Ended March 31,
	2025	2024
	(Audited)	(Audited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss)	$(92,086)	$(193,938)
Impairment of investment in subsidiaries	-	49,246

Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	3,909	20,040
Provision for credit loss allowance	274,970	122,322

Changes in operating assets and liabilities:
Accounts receivable	60,632	141,468
Inventory	(17,945)	228,940
Prepayment, deposits and other receivables	229,050	(262,628)
Accounts payable	39,201	(8,482)
Other payables and accrued liabilities	(40,849)	(42,428)
Tax assets	(60,243)	(3,929)
Deferred tax liabilities	-	7,298
Change in right-of-use assets	32,625	(5,204)
Change in lease liability	(35,356)	7,559
Net cash provided by operating activities	393,908	60,264

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property, plant and equipment	(1,791)	(991)
Net cash used in investing activities	(1,791)	(991)

CASH FLOWS FROM FINANCING ACTIVITIES:
Advances from related companies	(70,356)	16,539
Net cash (used in)/provided by financing activities	(70,356)	16,539

Effect of exchange rate changes in cash and cash equivalents	21,092	(13,624)

Net changes in cash and cash equivalents	342,853	62,188
Cash and cash equivalents, beginning of year	250,202	188,014

CASH AND CASH EQUIVALENTS, END OF YEAR	$593,055	$250,202

SUPPLEMENTAL CASH FLOWS INFORMATION
Cash paid for income taxes	$49,058	$54,883
Cash paid for interest	$3,353	$5,342

See accompanying notes to consolidated financial statements.

F-62

FITTERS SDN. BHD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED MARCH 31, 2025 AND 2024

(In United States Dollars (“US$” or “$”), except for number of shares or as otherwise stated)

1. ORGANIZATION AND BUSINESS BACKGROUND

Fitters Sdn. Bhd. is a private limited company incorporated in Malaysia on August 20, 1982 and is a wholly-owned subsidiary of Fitters Diversified Berhad before the share exchange transaction. (“the Company”)

Fitters (Sarawak) Sdn. Bhd. is a private limited company incorporated in Malaysia on November 7, 1995 and is a wholly-owned subsidiary of Fitters Sdn. Bhd..

AHT NRG Asia Sdn. Bhd. is a private limited company incorporated in Malaysia on June 14, 1991 and is a wholly-owned subsidiary of Fitters Sdn. Bhd..

Modular Floor Systems (M) Sdn. Bhd. is a private limited company incorporated in Malaysia on July 4, 2001 and is a wholly-owned subsidiary of Fitters Sdn. Bhd..

On May 6, 2025, Cyclacel Pharmaceuticals, Inc., a Delaware corporation, entered into a share exchange agreement (the “Exchange Agreement”) with Fitters Diversified Berhad, a Malaysian publicly listed company and Fitters Sdn. Bhd. for the disposal of 3,000,000 ordinary shares in the capital of Fitters Sdn. Bhd.. Following the closing of the Transaction, Fitters Sdn. Bhd. will become a wholly-owned subsidiary of the Cyclacel Pharmaceuticals, Inc.

The table below sets forth details of the Company’s subsidiaries:

No.	Subsidiary Company Name	Principal place of business / Country of incorporation	Principal Activities
1	Fitters Sdn. Bhd.	Malaysia	Trading and installation of fire safety materials and equipment, manufacture and assembly of firefighting protection and prevention systems and equipment

2	Fitters (Sarawak) Sdn. Bhd.	Malaysia	Trading of fire safety materials and equipment

3	AHT NRG Asia Sdn. Bhd.	Malaysia	Renewable Energy Development

4	Modular Floor Systems (M) Sdn. Bhd.	Malaysia	Manufacture And trading of raised access-flooring systems

F-63

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

These accompanying financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“US GAAP”).

The accompanying financial statements include the accounts of the Company and its subsidiaries. Intercompany transactions and balances were eliminated in consolidation. The Company has adopted March 31 as its fiscal year end.

The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries which the Company controls and entities for which the Company is the primary beneficiary. Acquired businesses are included in the consolidated financial statements from the date on which control is transferred to the Company. Subsidiaries are deconsolidated from the date that control ceases. All inter-company accounts and transactions have been eliminated in consolidation.

Below is the organization chart of the Group.

Use of Estimates

In preparing these financial statements, management makes estimates and assumptions that affect the reported amounts of assets and liabilities in the balance sheets and revenues and expenses during the years reported. Actual results may differ from these estimates.

F-64

Cash and Cash Equivalents

The Company considers short-term, highly liquid investments with an original maturity of 90 days or less to be cash equivalents.

Our deposit in Malaysia banks are secured by Perbadanan Insurans Deposit Malaysia, compensating up to a limit of Malaysia Ringgit MYR250,000 per deposit per member bank, which is equivalent to $56,351, if any of our bank fail.

Accounts Receivable

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of accounts receivable. The Company extends credit to its customers in the normal course of business and generally does not require collateral. The Company’s credit terms are dependent upon the segment, and the customer. The Company assesses the probability of collection from each customer at the outset of the arrangement based on a number of factors, including the customer’s payment history and its current creditworthiness. If in management’s judgment collection is not probable, the Company does not record revenue until the uncertainty is removed.

Management performs ongoing credit evaluations, and the Company maintains an allowance for potential credit losses based upon its loss history and its aging analysis. The allowance for doubtful accounts is the Company’s best estimate of the amount of credit losses in existing accounts receivable. Management reviews the allowance for doubtful accounts each reporting period based on a detailed analysis of trade receivables. In the analysis, management primarily considers the age of the customer’s receivable, and also considers the creditworthiness of the customer, the economic conditions of the customer’s industry, general economic conditions and trends, and the business relationship and history with its customers, among other factors. If any of these factors change, the Company may also change its original estimates, which could impact the level of the Company’s future allowance for doubtful accounts. If judgments regarding the collectability of receivables were incorrect, adjustments to the allowance may be required, which would reduce profitability.

Accounts receivable is recognized and carried at the original invoice amount less an allowance for any uncollectible amounts. An estimate for doubtful accounts receivable is made when collection of the full amount is no longer probable. Bad debts are written off as incurred.

Credit losses

The Company estimates and records a provision for its expected credit losses related to its financial instruments, including its trade receivables and other receivables. Management considers historical collection rates, the current financial status of the Company’s customers, macroeconomic factors, and other industry-specific factors when evaluating current expected credit losses. Forward-looking information is also considered in the evaluation of current expected credit losses. However, because of the short time to the expected receipt of accounts receivable, management believes that the carrying value, net of expected losses, approximates fair value and therefore, relies more on historical and current analysis of such financial instruments, including its trade receivables and other receivables.

Credit loss rate is determined by historical collection based on aging schedule, adjusted for current conditions using reasonable and supportable forecasts. Based on the aging categorization and the adjusted loss rate per category, an allowance for credit losses is calculated by multiplying the adjusted loss rate with the amortized cost in the respective age category.

Property, Plant and Equipment

Property, plant and equipment are stated at cost, with depreciation and amortization provided using the straight-line method over the following periods:

Asset Categories	Depreciation Rate
Plant & Machinery	20%
Motor Vehicle	20%
Office Equipment	10%
EDP Equipment	33%
Printer & Software	20%
Furniture & Fittings	10%
Air Conditioner	10%
Renovation	20%
Property	2%

F-65

Revenue recognition

The Company and its subsidiaries generate multiple streams of revenues and recognized upon customer obtained control of promised goods or services and recognized in an amount that reflects the consideration that the Company expects to receive in exchange for those services. In addition, the standard requires disclosure of the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. The Company applies the following five-step model in order to determine this amount:

(i) Identify contract with customer;

(ii) Identify distinct performance obligations in contract, including promises if any;

(iii) Measurement of the transaction price, including the constraint on variable consideration;

(iv) Allocation of the transaction price to the performance obligations; and

(v) Recognition of revenue when (or as) the Company satisfies each performance obligation.

The Company adopted ASU 2014-09, Revenue from Contracts with Customers (Topic 606). Under this standard, a contract is defined as an agreement between two or more parties that creates enforceable rights and obligations. The Company identifies distinct goods or services promised in the contract, which primarily include the sale of firefighting equipment and safety apparel, as well as the provision of installation and maintenance services. The transaction price is determined based on the fixed consideration the Company expects to receive in exchange for transferring the promised goods or services.

Revenue from trading of firefighting equipment and safety apparel

Revenue from the sale of firefighting equipment and safety apparel is recognized at a point in time, typically upon delivery and the transfer of control to the customer.

Revenue from installation and maintenance services

Revenue from installation and maintenance services, including project-related work such as system installation, testing, and commissioning, is recognized over time, as the customer simultaneously receives and consumes the benefits of the Company’s performance. Progress toward satisfaction of these performance obligations is measured using an input method, based on costs incurred to date relative to the total estimated costs.

Cost of revenue

Cost of revenue includes direct costs associated with purchases of raw materials and finished goods such as fire safety equipment, fire extinguishers, safety apparel, and direct costs associated with provision of contract services such as maintenance and installation services.

Inventory

Inventory consists of finished goods and are stated at the lower of cost, determined on a weighted average basis, or net realizable value. Net realizable value is the estimated selling price in the ordinary course of business less the estimated cost of completion and the estimated costs necessary to make the sale. When inventories are sold, their carrying amount is charged to expense in the period in which the revenue is recognized. Write-downs for declines in net realizable value or for losses of inventories are recognized as an expense in the period the impairment or loss occurs.

F-66

Income tax expense

Income taxes are determined in accordance with the provisions of ASC Topic 740, “Income Taxes” (“ASC Topic 740”). Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted income tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Any effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The Company also adopted ASU 2023-09, “Income Taxes (Topic 740): Improvements to Income Tax Disclosures”, which requires disaggregated information about the reporting entity’s effective tax rate reconciliation as well as information on income taxes paid.

ASC 740 prescribes a comprehensive model for how companies should recognize, measure, present, and disclosed in their financial statements uncertain tax positions taken or expected to be taken on a tax return. Under ASC 740, tax positions must initially be recognized in the financial statements when it is more likely than not the position will be sustained upon examination by the tax authorities. Such tax positions must initially and subsequently be measured as the largest amount of tax benefit that has a greater than 50% likelihood of being realized upon ultimate settlement with the tax authority assuming full knowledge of the position and relevant facts.

The Company conducts major businesses in Malaysia and is subject to tax in their own jurisdictions.

Foreign currencies translation

Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchange rates prevailing at the dates of the transaction. Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency using the applicable exchange rates at the balance sheet dates. The resulting exchange differences are recorded in the statement of operations and comprehensive income (loss).

The functional currency of the Company is the United States Dollars (“US$” or “US dollars”) and the accompanying financial statements have been expressed in US dollars. In addition, the Company’s subsidiary maintains its books and record in Malaysia Ringgit (“MYR”), which is the respective functional currency as being the primary currency of the economic environment in which the entity operates.

In general, for consolidation purposes, assets and liabilities of its subsidiaries whose functional currency is not US dollars are translated into US dollars, in accordance with ASC Topic 830-30, “Translation of Financial Statement”, using the exchange rate on the balance sheet date. Revenues and expenses are translated at average rates prevailing during the period. The gains and losses resulting from translation of financial statements of foreign subsidiary are recorded as a separate component of accumulated other comprehensive income.

Translation of amounts from the local currency of the Company into US$1 has been made at the following exchange rates for the respective periods:

	For the years ended March 31
	2025	2024
Period-end MYR : US$1 exchange rate	4.4365	4.7225
Period-average MYR : US$1 exchange rate	4.5049	4.6414

F-67

Related parties

Parties, which can be a corporation or individual, are considered to be related if the Company has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operating decisions. Companies are also considered to be related if they are subject to common control or common significant influence.

Fair value of financial instruments

The carrying value of the Company’s financial instruments: cash and cash equivalents, trade receivable, deposits and other receivables, amount due to related parties, trade payables and other payables approximate at their fair values because of the short-term nature of these financial instruments.

The Company also follows the guidance of the ASC Topic 820-10, “Fair Value Measurements and Disclosures” (“ASC 820-10”), with respect to financial assets and liabilities that are measured at fair value. ASC 820-10 establishes a three-tier fair value hierarchy that prioritizes the inputs used in measuring fair value as follows:

Level 1 : Observable inputs such as quoted prices in active markets;

Level 2 : Inputs, other than the quoted prices in active markets, that are observable either directly or indirectly; and

Level 3 : Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.

Net Income/(Loss) per Share

The Company calculates net income/(loss) per share in accordance with ASC Topic 260, “Earnings per Share.” Basic income/(loss) per share is computed by dividing the net income/(loss) by the weighted-average number of common shares outstanding during the period. Diluted income per share is computed similar to basic income/(loss) per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common stock equivalents had been issued and if the additional common shares were dilutive.

Lease

The Company offices for fixed periods pre-emptive extension options. The Company recognizes lease payments for its short-term lease on a straight-line basis over the lease term.

Lease liability is initially and subsequently measured at the present value of the unpaid lease payments at the lease commencement date. The right-of-use asset is initially measured at cost, which comprises the initial amount of the lease liability adjusted for lease payments made at or before the lease commencement date, plus any initial direct costs incurred less any lease incentives received. Costs associated with operating lease assets are recognized on a straight-line basis within operating expenses over the term of the lease.

In determining the present value of the unpaid lease payments, ASC 842 requires a lessee to discount its unpaid lease payments using the interest rate implicit in the lease or, if that rate cannot be readily determined, its incremental borrowing rate. As most of the Company leases do not provide an implicit rate, the Company uses its incremental borrowing rate as the discount rate for the lease. The Company incremental borrowing rate is estimated to approximate the interest rate on a collateralized basis with similar terms and payments.

Segment Reporting

The Company follows the guidance of ASC 280, “Segment Reporting”, which establishes standards for reporting information about operating segments on a basis consistent with the Company’s internal organization structure as well as information about services categories, business segments and major customers in financial statements. For the years ended March 31, 2025 and 2024, the Company has two reportable segments based on business unit, trading business and contract services, and two reportable segments based on region, West Malaysia and East Malaysia. The Company also adopted ASU 2023-07, “Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures”, which expands annual and interim disclosure requirements for reportable segments, primarily through enhanced disclosures about significant segment expenses.

F-68

Recently accounting pronouncements

In November 2024, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2024-03 Income Statement—Reporting Comprehensive Income—Expense Disaggregation Disclosures (Subtopic 220-40) Disaggregation of Income Statement Expenses. The guidance in ASU 2024-03 requires public business entities to disclose in the notes to the financial statements, among other things, specific information about certain costs and expenses including purchases of inventory; employee compensation; and depreciation, amortization and depletion expenses for each caption on the income statement where such expenses are included. ASU 2024-03 is effective for annual reporting periods beginning after December 15, 2026, and interim reporting periods beginning after December 15, 2027. Early adoption is permitted, and the amendments may be applied prospectively to reporting periods after the effective date or retrospectively to all periods presented in the financial statements. The Company is currently evaluating the provisions of this guidance and assessing the potential impact on the Company’s financial statement disclosures.

In March 2025, the FASB issued ASU 2025-02, Liabilities (Topic 405): Amendments to SEC Paragraphs Pursuant to SEC Staff Accounting Bulletin No. 122, which removes certain SEC guidance related to obligations to safeguard crypto-assets. The Company does not engage in activities involving crypto-assets; therefore, the adoption of this ASU is not expected to have a material impact on its financial statements.

The Company reviews new accounting standards as issued. Management has not identified any other new standards that it believes will have a significant impact on the Company’s financial statements.

3. INVENTORY

	As of March 31, 2025	As of March 31, 2024
Raw materials	$274,682	$276,643
Work in progress	122,736	115,197
Finished goods	775,090	680,511
Provision for obsolete	(167,600)	(145,420)
Inventory	$1,004,908	$926,931

4. ACCOUNTS RECEIVABLE, NET

	As of March 31, 2025	As of March 31, 2024
Accounts receivable	$337,938	$411,531
Accounts receivable – related party	848,603	760,991
Provision for expected credit loss	(136,113)	(91,643)
Provision for expected credit loss – related party	(231,745)	(25,136)
Provision for doubtful debts	(51,767)	(18,152)
Accounts receivable, net	$766,916	$1,037,591

5. PREPAYMENT, DEPOSITS AND OTHER RECEIVABLES

	As of March 31, 2025	As of March 31, 2024
Prepaid expenses	$1,700	$6,587
Other receivables	577,118	755,672
Other deposits	701	659
Provision for expected credit loss	(6,877)	(3,442)
Total	$572,642	$759,476

F-69

Prepaid expenses include utility prepayment, project in progress and Wize platform retainer fee.

Other receivables comprise rental receivables, staff advances, and a loan to a third-party company. The loan carries an interest rate of 8% per annum.

Other deposits primarily include utility deposits, such as TNB, Syabas, and electricity deposits.

As of March 31, 2025 and 2024, the Company has other receivables of $12,442 and $5,844 respectively due from the common control company, Fitters Engineering Services Sdn. Bhd. (Ipoh). Provisions for expected credit losses of $6,877 and $3,442 were recorded against these balances, resulting in net receivables of $5,565 and $2,402 as of March 31, 2025 and 2024, respectively.

6. PROPERTY, PLANT AND EQUIPMENT, NET

	As of March 31, 2025	As of March 31, 2024
Plant & Machinery	$109,578	$102,942
Motor Vehicle	17,651	16,582
Office Equipment	5,532	5,197
EDP Equipment	20,408	19,172
Printer & Software	6,560	5,066
Furniture & Fittings	960	902
Air Conditioner	4,554	3,666
Renovation	63,766	59,904
Property	184,963	173,762
Total property, plant and equipment	$413,972	$387,193
Less: Accumulated depreciation (excluded property)	(226,686)	(211,096)
Less: Accumulated depreciation (only property)	(62,930)	(57,251)
Total property, plant and equipment, net	$124,356	$118,846

	For the year ended March 31, 2025	For the year ended March 31, 2024
Investment in printer & software	$1,149	$991
Investment in air conditioner	642	-
Total investment in property, plant and equipment	$1,791	$991

Depreciation for the year	3,909	$20,040

Property with carrying amount of $122,033 is generate rental income from related party at the amount of $6,127 and $5,946 for March 31, 2025 and 2024, respectively.

7. ACCOUNTS PAYABLE

	As of March 31, 2025	As of March 31, 2024
Accounts payable	$181,042	$132,683
Total	$181,042	$132,683

As of March 31, 2025 and 2024, the Company had accounts payable due to related party of $0 and $225, respectively.

F-70

8. OTHER PAYABLES AND ACCRUED LIABILITIES

	As of March 31, 2025	As of March 31, 2024
Accrued expenses	$8,529	$53,258
Other payables	5,191	2,753
Deposit received	1,578	1,482
Receipt in advance	4,423	-
Total	$19,721	$57,493

Accrued expenses consist of outstanding audit fee, statutory contributions, and GST liability.

Other payables include primarily payable to third parties.

Deposits received include rental deposits and utilities deposits.

Receipt in advance consist of monies received from customer but have yet to satisfied performance obligation.

As of March 31, 2025 and 2024, the Company has accrued expenses of $987 and $1,017 respectively due to a related party.

9. AMOUNT DUE FROM/TO RELATED PARTIES

As of March 31, 2025 and 2024 the Company has an outstanding amount due from a related party, in aggregate amounted $848,164 and $729,362, respectively. These balances relate to miscellaneous expenses made by this related party on behalf of the Company.

As of March 31, 2025 and 2024, the Company has an outstanding amount due to several related companies under common control companies in aggregate amounted $1,169,929 and $1,098,755, respectively. These balances relate to miscellaneous expenses made by these related parties on behalf of the Company.

Aforementioned amount is unsecured, non-interest bearing and payable on demand from 30 days to 2,000 days.

10. LEASE RIGHT-OF-USE ASSET AND LEASE LIABILITIES

Right-Of-Use Assets
Balance as of April 1, 2023	$41,965
New right-of-use assets recognized	33,399
Amortization for the year ended March 31, 2024	(28,779)
Adjustment for non-exercising option	-
Adjustment for foreign currency translation difference	(2,256)
Balance as of March 31, 2024	$44,329

Lease Liability
Balance as of April 1, 2023	$45,062
New lease liability recognized	33,399
Imputed interest for the year ended March 31, 2024	4,163
Gross repayment for the year ended March 31, 2024	(30,586)
Adjustment for non-exercising option	-
Adjustment for foreign currency translation difference	$(2,500)
Balance as of March 31, 2024	$49,538

Lease liability current portion	32,859
Lease liability non-current portion	$16,679
Right-Of-Use Assets
Balance as of April 1, 2024	$44,329
New right-of-use assets recognized	14,264
Amortization for the year ended March 31, 2025	(32,633)
Adjustment for non-exercising option	17,194
Adjustment for foreign currency translation difference	2,355
Balance as of March 31, 2025	$45,509

Lease Liability
Balance as of April 1, 2024	$49,538
New lease liability recognized	14,264
Imputed interest for the year ended March 31, 2025	4,237
Gross repayment for the year ended March 31, 2025	(39,600)
Adjustment for non-exercising option	17,194
Adjustment for foreign currency translation difference	$2,648
Balance as of March 31, 2025	$48,281

Lease liability current portion	38,375
Lease liability non-current portion	$9,906

Other information:

	For the year ended March 31, 2025	For the year ended March 31, 2024
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flow to operating lease	$33,384	$24,553
Remaining lease term for operating lease (years)	6.94	1.65
Weighted average discount rate for operating lease	6.65%	6.68%

For the years ended March 31, 2025 and 2024, the Company incurred rental expenses of $36,669 and $30,586 to related party, respectively.

F-71

11. RELATED PARTY TRANSACTIONS

For the years ended March 31, 2025 and 2024, the Company has the following transactions with related parties:

	For the year ended March 31, 2025	For the year ended March 31, 2024
Revenue
- Fitters Engineering Services Sdn. Bhd.	$697,664	$816,676
- Fitters Engineering Services Sdn. Bhd. (Ipoh)	6,894	7,754

- Master Pyroserve Sdn. Bhd.	4,157	65,094
- Fitters Marketing Sdn. Bhd.	-	65
- Fitters Diversified Berhad	67	70

Cost of Revenue
- Fitters Engineering Services Sdn. Bhd.	(36)	-

- Fitters Marketing Sdn. Bhd.	(628)	(899)
- Fitters Diversified Berhad	(124)	-

Other transactions
- Fitters Engineering Services Sdn. Bhd. (Ipoh)	6,127	5,946
- Master Pyroserve Sdn. Bhd.	3,396	-
- Fitters Marketing Sdn. Bhd.	(26,252)	(22,537)
- Fitters Diversified Berhad	(42,085)	(20,684)

Total	$649,180	$851,485

Fitters Diversified Berhad was the holding company of the Company before the share exchange transaction, while the other companies are under the common control of Fitters Diversified Berhad.

12. REVENUE FROM CONTRACTS WITH CUSTOMERS

The Company’s revenues are derived from the sale of fire-fighting equipment, the sale of safety apparel, and the provision of maintenance and contract services. The breakdown of each revenue stream is as follows:

	For the year ended March 31, 2025	For the year ended March 31, 2024
Sale of fire-fighting equipment	$1,472,290	$1,626,561
Sale of safety apparel	413,478	474,878
Maintenance services	14,784	15,151
Contract services	21,016	-
Total revenue	$1,921,568	$2,116,590

For the years ended March 31, 2025 and 2024, the revenue including $708,782 and $889,659 of revenue to related parties, respectively.

13. INCOME TAXES

The loss before income taxes of the Company for the years ended March 31, 2025 and 2024 were comprised of the following:

	For the years ended March 31
	2025	2024
Tax jurisdictions from:
- Local (Malaysia)	$(103,072)	$(155,802)
(Loss) before income taxes	$(103,072)	$(155,802)

F-72

Provision for income taxes consisted of the following:

	For the years ended March 31
	2025	2024
Income tax benefits/(expenses):
- Local	$10,986	$(38,136)

Deferred tax assets:
- Local	$-	$-

Deferred tax liabilities:
- Local	$37,347	$35,085

Income tax payable:
- Local	$-	$-

Income tax assets:
- Local	$79,073	$16,818

Malaysia

All Malaysian companies are subject to the Malaysian corporate tax laws at a two-tier corporate income tax rate based on amount of paid-up capital. The 2024 tax rate for company with paid-up capital of MYR 2,500,000 (approximately $563,507) or less and that are not part of a group containing a company exceeding this capitalization threshold is 15% on first chargeable income of MYR 150,000 (approximately $33,810), 17% on remaining chargeable income up to MYR 600,000 (approximately $135,242) and any chargeable income beyond MYR 600,000 (approximately $135,242) will be subject to the corporate tax rate of 24%.

14. CONCENTRATION OF RISK

Customer Concentration

For the year ended March 31, 2025 and 2024, one customer accounted for more than 10% of the Company’s revenues. The customers who accounted for more than 10% of the Company’s revenues and its outstanding receivable balance at period-end is presented below:

	For the year ended March 31, 2025	For the year ended March 31, 2024	For the year ended March 31, 2025	For the year ended March 31, 2024	For the year ended March 31, 2025	For the year ended March 31, 2024
	Revenues		Percentage of revenues		Accounts receivable, trade
Customer A	$697,971	$823,990	36%	39%	$759,057	$653,859
Total	$697,971	$823,990	36%	39%	$759,057	$653,859

Vendor Concentration

For the year ended March 31, 2025 and 2024, there were one and two vendors respectively who accounted for more than 10% of the Company’s cost of revenue. The vendors who accounted for more than 10% of the Company’s cost of revenue and its outstanding payable balance at period-end is presented below:

	For the year ended March 31, 2025	For the year ended March 31, 2024	For the year ended March 31, 2025	For the year ended March 31, 2024	For the year ended March 31, 2025	For the year ended March 31, 2024
	Cost of revenue		Percentage of Cost of revenue		Accounts payable, trade
Vendor A	$957,788	$781,108	64%	48%	$95,770	$-
Vendor B	-	206,188	-%	13%	-	-
Total	$957,788	$987,296	64%	61%	$95,770	$-

F-73

15. FOREIGN CURRENCY EXCHANGE RATE

The Company cannot guarantee that the current exchange rate will remain stable, therefore there is a possibility that the Company could post the same amount of income for two comparable periods and because of the fluctuating exchange rate post higher or lower income depending on exchange rate converted into US dollars at the end of the financial year. The exchange rate could fluctuate depending on changes in political and economic environments without notice.

16. SEGMENT REPORTING

ASC 280, “Segment Reporting” establishes standards for reporting information about operating segments on a basis consistent with the Company’s internal organization structure as well as information about services categories, business segments and major customers in financial statements. The Company has two reportable segments based on business unit, trading business and contract services, and two reportable segments based on region, West Malaysia and East Malaysia.

The Company adopted the ASU 2023-07, “Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures”, which expands annual and interim disclosure requirements for reportable segments, primarily through enhanced disclosures about significant segment expenses.

In accordance with the “Segment Reporting” Topic of the ASC, the Company’s chief operating decision maker has been identified as the Chief Executive Officer and President, who reviews operating results to make decisions about allocating resources and assessing performance for the entire Company. Existing guidance, which is based on a management approach to segment reporting, establishes requirements to report selected segment information quarterly and to report annually entity-wide disclosures about products and services, major customers, and the countries in which the entity holds material assets and reports revenue. All material operating units qualify for aggregation under “Segment Reporting” due to their similar customer base and similarities in economic characteristics; nature of products and services; and procurement, manufacturing and distribution processes.

	For the Year Ended and As of March 31, 2025
By Business Unit	Trading Business	Contract Services	Total
Revenue	$1,885,768	$35,800	$1,921,568

Cost of revenue	(1,484,378)	(19,397)	(1,503,775)

Gross profit	$401,390	$16,403	$417,793

Selling, general and administrative expenses and other income	(585,293)	-	(585,293)

(Loss) from operations	(183,903)	16,403	(167,500)

Total assets	$4,033,616	$1,007	$4,034,623
Capital expenditure	$124,356	$-	$124,356

	For the Year Ended and As of March 31, 2025
By Region	West Malaysia	East Malaysia	Total
Revenue	$1,737,289	$184,279	$1,921,568

Cost of revenue	(1,391,765)	(112,010)	(1,503,775)

Gross profit	$345,524	$72,269	$417,793

Selling, general and administrative expenses and other income	(489,842)	(95,451)	(585,293)

(Loss) from operations	(144,318)	(23,182)	(167,500)

Total assets	$3,828,879	$205,744	$4,034,623
Capital expenditure	$124,356	$-	$124,356

F-74

	For the Year Ended and As of March 31, 2024
By Business Unit	Trading Business	Contract Services	Total
Revenue	$2,101,439	$15,151	$2,116,590

Cost of revenue	(1,640,402)	(3,103)	(1,643,505)

Gross profit	$461,037	$12,048	$473,085

Selling, general and administrative expenses and other income	(687,075)	-	(687,075)

(Loss) from operations	(226,038)	12,048	(213,990)

Total assets	$3,883,555	$-	$3,883,555
Capital expenditure	$118,846	$-	$118,846

	For the Year Ended and As of March 31, 2024
By Region	West Malaysia	East Malaysia	Total
Revenue	$1,986,698	$129,892	$2,116,590

Cost of revenue	(1,563,741)	(79,764)	(1,643,505)

Gross profit	$422,957	$50,128	$473,085

Selling, general and administrative expenses and other income	(513,422)	(173,653)	(687,075)

(Loss) from operations	(90,465)	(123,525)	(213,990)

Total assets	$3,688,003	$195,552	$3,883,555
Capital expenditure	$118,837	$9	$118,846

17. SUBSEQUENT EVENTS

In accordance with ASC Topic 855, “Subsequent Events”, which establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued, the Company has evaluated all events or transactions that occurred after March 31, 2025 up through the date the Company presented these audited financial statements and there are no subsequent events that require disclosure in accordance with FASB ASC Topic 855, “Subsequent Events.”

F-75

Annex A

EXCHANGE AGREEMENT

by and among

Cyclacel Pharmaceuticals, Inc.,

FITTERS Diversified Berhad,

and

FITTERS Sdn. Bhd.

dated as of May 5, 2025

A-1

i

Article 3 REPRESENTATIONS AND WARRANTIES OF PARENT		11
3.1	Organization, Standing and Corporate Power	11
3.2	Subsidiaries	12
3.3	Capital Structure of Parent	12
3.4	Corporate Authority; Noncontravention	12
3.5	Government Authorization	13
3.6	SEC Documents; Undisclosed Liabilities; Financial Statements	13
3.7	Absence of Certain Changes	14
3.8	Certain Fees	14
3.9	Litigation; Labor Matters; Compliance with Laws	14
3.10	Benefit Plans	15
3.11	Tax Returns and Tax Payments	15
3.12	Environmental Matters	16
3.13	Material Contract Defaults	16
3.14	Accounts Receivable	16
3.15	Properties	16
3.16	Intellectual Property	16
3.17	Board Determination and Vote Required	16
3.18	Required Parent Share Issuance Approval	17
3.19	Undisclosed Liabilities	17
3.20	Independent Investigation	17
3.21	No Other Representations or Warranties	17
3.22	Full Disclosure	17
Article 4 COVENANTS OF THE COMPANY		18
4.1	Conduct of the Company Business	18
4.2	Reserved	18
4.3	Satisfaction of Conditions Precedent	18
4.4	No Other Negotiations	19
4.5	Access	19
4.6	Notification of Certain Matters	19
Article 5 COVENANTS OF PARENT		19
5.1	Obligations of Parent	19
5.2	Conduct of the Parent Business	19
5.3	Access	20

ii

5.4	Notification of Certain Matters	20
5.5	Listing	20
5.6	Satisfaction of Conditions Precedent	21
5.7	Section 16 Matters	21
5.8	No other Negotiations	21
Article 6 COVENANTS OF PARENT AND THE COMPANY		21
6.1	Notices of Certain Events	21
6.2	Public Announcements; Confidentiality	22
6.3	Transfer Taxes	22
6.4	Reasonable Efforts	22
6.5	Fees and Expenses	23
6.6	Legends	23
6.7	Registration Statement; Proxy Statement	23
6.8	Company Shareholder Written Consent	25
6.9	Parent Stockholder Meeting	26
Article 7 CONDITIONS TO EXCHANGE		26
7.1	Condition to Obligation of Each Party to Effect the Exchange	26
7.2	Additional Conditions to Obligations of Parent	27
7.3	Additional Conditions to Obligations of the Company	28
Article 8 TERMINATION		28
8.1	Termination	28
8.2	Notice of Termination	29
8.3	Effect of Termination	29
Article 9 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS		30
Article 10 GENERAL PROVISIONS		30
10.1	Notices	30
10.2	Amendment	31
10.3	Waiver	31
10.4	Failure or Indulgence Not Waiver; Remedies Cumulative	31
10.5	Headings	31
10.6	Severability	31
10.7	Entire Agreement	32
10.8	Assignment	32
10.9	Parties In Interest	32
10.10	Governing Law	32
10.11	Counterparts	32
10.12	Attorneys’ Fees	32
10.13	Representation	32
10.14	Drafting	32
10.15	Interpretation	32
Signatures		S-1

Exhibit A – Certain Definitions		A-1

Exhibit B – Malaysia Form of Transfer		B-1

Exhibit C – Post-Closing Directors		C-1

iii

EXCHANGE AGREEMENT

THIS EXCHANGE AGREEMENT (this or the “Agreement” is made and entered into as of May 5, 2025, by and among Cyclacel Pharmaceuticals, Inc., a Delaware corporation (“Parent”), FITTERS Diversified Berhad, a Malaysian publicly listed company (“Fitters Parent”) and FITTERS Sdn. Bhd., a Malaysia private limited company and a wholly-owned subsidiary of Fitters Parent (the “Company” and together with Parent, and Fitters Parent, the “Parties” and each, a “Party”). Certain other capitalized terms used in this Agreement are defined in Exhibit A attached hereto.

RECITALS

WHEREAS, Parent is a Delaware corporation listed on the Nasdaq under the symbol “CYCC;”

WHEREAS, the Parties hereto intend to effect a share exchange between Parent and Fitters Parent (the “Exchange”), in which the Company will become a wholly-owned subsidiary of Parent, in accordance with this Agreement and the DGCL and Malaysian Companies Act;

WHEREAS, the Board of Directors of Parent has (a) determined that this Agreement, the Exchange and the transactions contemplated under this Agreement is in the best interest of Parent and its stockholders, (b) approved the Exchange, (c) adopted this Agreement, and (d) determined to recommend that its stockholders adopt, authorize and approve this Agreement, the Exchange and the transactions contemplated under this Agreement;

WHEREAS, the respective Boards of Directors of Fitters Parent and the Company have (a) determined that this Agreement, the Exchange and the transactions contemplated under this Agreement is in the best interest of each company and its respective shareholders, (b) approved the Exchange, (c) adopted this Agreement and (d) determined to recommend that its shareholders adopt, authorize and approve this Agreement, the Exchange and the transactions contemplated under this Agreement;

WHEREAS, each of Parent, Fitters Parent and the Company desires to make certain representations, warranties, covenants and agreements in connection with the Exchange and the other transactions contemplated by this Agreement and also to prescribe various conditions to the consummation thereof; and

WHEREAS, for U.S. federal income Tax purposes, the Parties intend, and each of Parent, Purchaser and the Company acknowledges, that the Exchange will qualify as a “reorganization” within the meaning of Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended (the “Code”).

1

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, representations, warranties, covenants and agreements herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:

Article 1

THE EXCHANGE

1.1 Share Exchange. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Closing (as hereinafter defined), the Parties shall do the following:

(a) Fitters Parent shall convey, assign, and transfer all of its right, title and interest to the Company Ordinary Shares (individually, a “Share”; and collectively, the “Shares”) to Parent by delivering to Parent executed and transferrable Share certificates endorsed in blank (or accompanied by duly executed stock powers endorsed in blank) in proper form for transfer. The Shares transferred to Parent at the Closing shall constitute a one hundred (100%) percent of the issued and outstanding shares of capital stock of the Company.

(b) As consideration for its acquisition of the Shares, Parent shall issue an amount of Parent Common Stock equal to nineteen and ninety nine hundreds (19.99%) percent of the issued and outstanding shares of Parent Common Stock as of the Closing Date (the “Exchange Shares”) to Fitters Parent by issuance of book-entry shares representing the Exchange Shares in accordance with the applicable provisions of the DGCL, and instruct the Transfer Agent to update the register of stockholders of Parent.

(c) For U.S. federal income Tax purposes, the Exchange is intended to constitute a transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder, and the Parties shall report the transactions contemplated under this Agreement consistent with such intent and shall take no position in any tax filing or legal proceeding inconsistent therewith. The Parties to this Agreement hereby adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the U.S. Treasury Regulations.

1.2 Effects of the Exchange. The Exchange shall have the effects set forth in the applicable provisions of the DGCL and Malaysian Companies Act.

1.3 Closing. Upon the terms and subject to the conditions set forth herein and unless this Agreement has been terminated pursuant to its terms, the closing of the Exchange (the “Closing”) shall take place remotely, at the date and time to be specified by the Parties hereto, which date shall be no later than three (3) Business days after the date on which the conditions to Closing set forth in Article 8 of this Agreement shall have been satisfied or, to the extent permitted hereunder, waived by the appropriate Party (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted hereunder, waiver of all such conditions) or at such other time, date or location as the parties hereto agree. The date on which the Closing actually occurs and the transactions contemplated hereby become effective is hereinafter referred to as the “Closing Date.” At the time of the Closing, Parent, Fitters Parent and the Company shall deliver the certificates and other documents and instruments required to be delivered hereunder.

1.4 Effective Time of the Exchange. Subject to the provisions of this Agreement, at the Closing, the parties hereto shall (a) cause a Form Section 105 (Form of Transfer of Securities) in substantially the form of Exhibit B (the “Malaysia Form of Transfer”) to be executed, acknowledged and filed with the Companies Commission of Malaysia, as provided in s 105 and 106 of the Malaysian Companies Act and (b) take all such other and further actions as may be required by the Malaysian Companies Act or other applicable Law to make the Exchange effective. The Exchange shall become effective as of the date and time of the filing of the Malaysia Form of Transfer or at such later date or time as may be agreed by the Company and Parent in writing and specified in the Malaysia Form of Transfer in accordance with relevant provisions of the Malaysian Companies Act. The date and time of such effectiveness are referred to herein as the “Effective Time.”

2

1.5 Directors and Officers. The directors of the Company and its Subsidiaries shall, from and after the Effective Time, be as set forth on Exhibit C attached hereto, until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Malaysian Companies Act and the Company Governing Documents. The officers of the Company and its Subsidiaries shall, from and after the Effective Time remain the same.

Article 2

REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND FITTERS PARENT

Each of Fitters Parent and the Company jointly and severally represents and warrants to Parent that, except as set forth in the disclosure schedules delivered by the Company to Parent (the “Company Disclosure Schedule”) prior to the execution of this Agreement:

2.1 Organization, Standing and Corporate Power. The Company is duly organized, validly existing and in good standing under the Malaysian Companies Act and has the requisite corporate power and authority to own, lease and operate its properties and carry on its business as now being conducted. The Company holds, to the extent legally required to operate its business as such business is being operated as of the date hereof, all Permits, except for any Permits for which the failure to obtain or hold would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed or to be in good standing (individually or in the aggregate) would not have a Material Adverse Effect.

2.2 Subsidiaries. The Company has three (3) wholly-owned subsidiaries: AHT NRG Asia Sdn. Bhd., FITTERS (Sarawak) Sdn. Bhd., and Modular Floor Systems (M) Sdn. Bhd.

2.3 Capital Structure of the Company. As of the date of this Agreement, the number of shares and type of all authorized, issued and outstanding capital shares of the Company, and all capital shares reserved for issuance under the Company’s various option and incentive plans is specified on Schedule 2.3. All outstanding capital shares of the Company are duly authorized, validly issued, fully paid and nonassessable and, except as set forth in Schedule 2.3, not subject to preemptive rights. Except for the Company Ordinary Shares and as set forth on Schedule 2.3, there are no outstanding bonds, debentures, notes or other indebtedness or other securities of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters. As of immediately prior to the Effective Time, there will be no outstanding indebtedness of the Company convertible into capital shares of the Company. Except as set forth in Schedule 2.3, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company is a party or by which it is bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional capital shares or other equity or voting securities of the Company or obligating the Company to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. There are no outstanding contractual obligations, commitments, understandings or arrangements of the Company to repurchase, redeem or otherwise acquire or make any payment in respect of any capital shares of the Company. Except as set forth on Schedule 2.3, there are no agreements or arrangements pursuant to which the Company is or could be required to register Company Ordinary Shares or other securities under the Securities Act or other agreements or arrangements with or among any security holders of the Company with respect to securities of the Company.

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2.4 Corporate Authority; Noncontravention. The Company has all requisite corporate power and authority to enter into this Agreement and, subject to receipt of the approval of its shareholders and the filing of the Malaysia Form of Transfer with the Companies Commission of Malaysia, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been (or at Closing will have been) duly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly executed and when delivered by the Company shall constitute a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions hereof will not, conflict with, or result in any breach or violation of, or Default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of or “put” right with respect to any obligation or to a loss of a material benefit under, or result in the creation of any Lien upon any of the properties or Assets of the Company under, (i) the Governing Documents of the Company, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, Permit, concession, franchise or license applicable to the Company, its properties or Assets, or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, Order, decree, statute, Law, ordinance, rule, regulation or arbitration award applicable to the Company, its properties or Assets, other than, in the case of clauses (ii) and (iii), any such conflicts, breaches, violations, Defaults, rights, losses or Liens that individually or in the aggregate would not have a Material Adverse Effect with respect to the Company or would not prevent, hinder or materially delay the ability of the Company to consummate the transactions contemplated by this Agreement.

2.5 Governmental Authorization. No consent, approval, Order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity is required to be obtained or made by the Company in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except any filings required under the Malaysian Companies Act, the DGCL, the Securities Act, the Exchange Act, or any applicable United States state securities or “blue sky” laws.

2.6 Financial Statements.

(a) At or prior to Closing, Parent will have received a copy of the audited financial statements of the Company for the fiscal years ended December 31, 2023 and 2024 (collectively, the “Company Financial Statements”). The Company Financial Statements fairly present in all material respects the financial position of the Company at the dates indicated and its results of operations and cash flows for the periods then ended and, to the Knowledge of the Company, except as indicated therein, reflect, as of the dates indicated, all debts and liabilities of the Company, fixed or contingent, and of a nature required to be disclosed on a balance sheet, that are, individually or in the aggregate, material to the business, results of operation, or financial condition of the Company.

(b) Since January 1, 2025 (the “Company Balance Sheet Date”), there has been no Material Adverse Effect with respect to the Company.

(c) Except as set forth on Schedule 2.6 or as contemplated by this Agreement, since the Company Balance Sheet Date, the Company has not (i) issued, sold or otherwise disposed of, or agreed to issue, sell or otherwise dispose of, any capital shares or any other security of the Company or (ii) granted, or agreed to grant, any option, warrant or other right to subscribe for or to purchase any capital shares or any other security of the Company.

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2.7 Absence of Certain Changes or Events. Except as set forth on Schedule 2.7 or in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, since the Company Balance Sheet Date, the Company has conducted its business only in the ordinary course consistent with past practice and there is not and has not been any:

(a) event, which, if it had taken place following the execution of this Agreement, would not have been permitted by Section 4.1 without prior consent of Parent;

(b) condition, event or occurrence which could reasonably be expected to prevent, hinder or materially delay the ability of the Company to consummate the transactions contemplated by this Agreement;

(c) incurrence, assumption or guarantee by the Company of any indebtedness for borrowed money other than in the ordinary course and in amounts and on terms consistent with past practices;

(d) creation or other incurrence by the Company of any Lien on any asset other than in the ordinary course consistent with past practices;

(e) labor dispute, other than routine, individual grievances, or, to the Knowledge of the Company, any activity or proceeding by a labor union or representative thereof to organize any employees of the Company or any lockouts, strikes, slowdowns, work stoppages or, to the Knowledge of the Company, threats by or with respect to such employees to do any of the foregoing;

(f) payment, prepayment or discharge of any material liability other than in the ordinary course of business or any failure to pay any material liability when due;

(g) material write-offs or write-downs of any Assets of the Company;

(h) damage, destruction or loss of any Assets of the Company having, or reasonably expected to have, a Material Adverse Effect on the Company;

(i) other condition, event or occurrence which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect with respect to the Company; or

(j) agreement or commitment to do any of the foregoing.

2.8 Certain Fees. Except as set forth on Schedule 2.8, no brokerage or finder’s fees or commissions are or will be payable by the Company to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other person with respect to the transactions contemplated by this Agreement.

2.9 Litigation; Labor Matters; Compliance with Laws.

(a) As of the date of this Agreement, there is no suit, action or proceeding or, to the Knowledge of the Company, investigation pending or, to the Knowledge of the Company, threatened against or affecting the Company, or, to the Knowledge of the Company, any basis for any such suit, action, proceeding or investigation, in each case that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect with respect to the Company or prevent, hinder or materially delay the ability of the Company to consummate the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, or Order of any Governmental Entity or arbitrator outstanding against the Company having, or which, insofar as reasonably could be foreseen by the Company, in the future could have, any such effect.

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(b) The Company is not a party to, or bound by, any collective bargaining agreement, Contract or other agreement or understanding with a labor union or labor organization, nor is it, as of the date of this Agreement, the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages or conditions of employment nor, as of the date of this Agreement, is there any strike, work stoppage or other labor dispute involving it pending or, to its Knowledge, threatened, in each case that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect with respect to Company.

(c) The Company is in compliance with all statutes, Laws, regulations, ordinances, rules, judgments, Orders, decrees or arbitration awards applicable to the Company or by which the Company or any of its businesses or properties is bound, except for such non-compliance that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

2.10 Benefit Plans. Except as set forth on Schedule 2.10, the Company is not a party to any Benefit Plan under which the Company currently has an obligation to provide benefits to any current or former employee, officer or director of the Company. As used herein, “Benefit Plans” shall mean any employee benefit plan, program, or arrangement of any kind, including any defined benefit or defined contribution plan, share ownership plan, executive compensation program or arrangement, bonus plan, incentive compensation plan or arrangement, profit sharing plan or arrangement, deferred compensation plan, agreement or arrangement, supplemental retirement plan or arrangement, vacation pay, sickness, disability, or death benefit plan (whether provided through insurance, on a funded or unfunded basis, or otherwise), medical or life insurance plan providing benefits to employees, retirees, or former employees or any of their dependents, survivors, or beneficiaries, employee share option or share purchase plan, severance pay, termination, salary continuation, or employee assistance plan.

2.11 Tax Returns and Tax Payments.

(a) The Company has timely filed with the appropriate taxing authorities all material Tax Returns required to be filed by it (taking into account all applicable extensions). All such Tax Returns are true, correct and complete in all material respects. All material Taxes due and owing by the Company have been paid (whether or not shown on any Tax Return and whether or not any Tax Return was required). Except as set forth on Schedule 2.11, the Company is not currently the beneficiary of any extension of time within which to file any Tax Return or pay any Tax. No claim has ever been made in writing or, to the Knowledge of the Company, otherwise addressed to the Company by a taxing authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. The unpaid Taxes of the Company did not, as of the Company Balance Sheet Date, materially exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent balance sheet included in the Company Financial Statements (rather than in any notes thereto). Since the Company Balance Sheet Date, the Company has not incurred any material liability for Taxes outside the ordinary course of business consistent with past practice. As of the Closing Date, the unpaid Taxes of the Company will not materially exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the books and records of the Company.

(b) No material claim for unpaid Taxes has been made or asserted in writing against the Company or become a Lien against the property of the Company, no audit of any Tax Return of the Company is being conducted by a tax authority, and no extension of the statute of limitations on the assessment of any Taxes has been granted by the Company and is currently in effect. The Company has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.

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(c) As used herein, “Tax Return” shall mean any return, report or statement required to be filed with any governmental authority with respect to Taxes.

2.12 Environmental Matters. Except for such matters as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company: (i) the Company is in compliance with all Environmental Laws; (ii) the Company has not received any written notice regarding any violation of any Environmental Laws, including any investigatory, remedial or corrective obligations; (iii) the Company holds all Permits and authorizations required under applicable Environmental Laws, and is in compliance with all terms, conditions and provisions of all such Permits and authorizations; (iv) no releases of Hazardous Materials have occurred at, from, in, to, on or under any real property currently or formerly owned, operated or leased by the Company or any predecessor thereof and no Hazardous Materials are present in, on, about or migrating to or from any such property; (v) the Company has not transported or arranged for the treatment, storage, handling, disposal, or transportation of any Hazardous Material to any off-site location; (vi) the Company has no liability, absolute or contingent, under any Environmental Law; and (vii) there are no past, pending or, to the Knowledge of the Company, threatened claims under Environmental Laws against the Company and Company is not aware of any facts or circumstances that could reasonably be expected to result in a liability or claim against the Company pursuant to Environmental Laws.

2.13 Material Contract Defaults. Except as set forth on Schedule 2.13, the Company is not, and has not received any written notice or has any Knowledge that any other Party is, in Material Contract Default under any Company Material Contract; and, to the Knowledge of the Company, there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a Material Contract Default under any Company Material Contract. For purposes of this Agreement, a “Company Material Contract” means any Contract that is in effect as of the Closing Date to which the Company is a party (i) with expected receipts or expenditures in excess of $100,000, (ii) requiring the Company to indemnify any person, other than any Contract providing for indemnification of customers or other Persons pursuant to Contracts entered into in the ordinary course of business, (iii) granting exclusive rights to any party, or (iv) evidencing indebtedness for borrowed or loaned money in excess of $100,000, including guarantees of such indebtedness.

2.14 Accounts Receivable. All of the accounts receivable of the Company that are reflected on the most recent balance sheet included in the Company Financial Statements or the accounting records of the Company as of the Closing (collectively, the “Accounts Receivable”) represent or will represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business and are not subject to any defenses, counterclaims, or rights of set off other than those arising in the ordinary course of business and for which adequate reserves have been established. The Accounts Receivable are fully collectible to the extent not reserved for on the balance sheet on which they are shown or on the accounting records of the Company.

2.15 Properties. Except as set forth on Schedule 2.15, the Company has valid land use rights for all real property that is material to its business and good, clear and marketable title to all the tangible properties and tangible Assets reflected in the latest balance sheet included in the Company Financial Statements as being owned by the Company or acquired after the date thereof which are, individually or in the aggregate, material to the Company’s business (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all Material Liens. Any real property and facilities held under lease by the Company is held by it under valid, subsisting and enforceable leases of which the Company is in compliance, except as could not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect.

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2.16 Intellectual Property.

(a) As used in this Agreement, “Intellectual Property” means all right, title and interest in or relating to all intellectual property, whether protected, created or arising under the laws of the United States or any other jurisdiction or under any international convention, including, but not limited to the following: (a) service marks, trademarks, trade names, trade dress, logos and corporate names (and any derivations, modifications or adaptations thereof), Internet domain names and Internet websites (and content thereof), together with the goodwill associated with any of the foregoing, and all applications, registrations, renewals and extensions thereof (collectively, “Marks”); (b) patents and patent applications, including all continuations, divisionals, continuations-in-part and provisionals and patents issuing thereon, and all reissues, reexaminations, substitutions, renewals and extensions thereof (collectively, “Patents”); (c) copyrights, works of authorship and moral rights, and all registrations, applications, renewals, extensions and reversions thereof (collectively, “Copyrights”); (d) confidential and proprietary information, trade secrets and non-public discoveries, concepts, ideas, research and development, technology, know-how, formulae, inventions (whether or not patentable and whether or not reduced to practice), compositions, processes, techniques, technical data and information, procedures, designs, drawings, specifications, databases, customer lists, supplier lists, pricing and cost information, and business and marketing plans and proposals, in each case excluding any rights in respect of any of the foregoing that comprise or are protected by Patents (collectively, “Trade Secrets”); and (e) Technology. For purposes of this Agreement, “Technology” means all Software, information, designs, formulae, algorithms, procedures, methods, techniques, ideas, know-how, research and development, technical data, programs, subroutines, tools, materials, specifications, processes, inventions (whether or not patentable and whether or not reduced to practice), apparatus, creations, improvements and other similar materials, and all recordings, graphs, drawings, reports, analyses, and other writings, and other embodiments of any of the foregoing, in any form or media whether or not specifically listed herein. Further, for purposes of this Agreement, “Software” means any and all computer programs, whether in source code or object code; databases and compilations, whether machine readable or otherwise; descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing; and all documentation, including user manuals and other training documentation, related to any of the foregoing.

(b) Schedule 2.16 sets forth a list, as of the date of this Agreement, of all: (a) Company-Owned IP that is the subject of any issuance, registration, certificate, application or other filing by, to or with any Governmental Authority or authorized private registrar, including registered Marks, registered Copyrights, issued Patents, domain name registrations and pending applications for any of the foregoing; (b) material unregistered Company-Owned IP, including, but not limited to all Software developed by or for the Company; and (c) any Software not exclusively owned by the Company and incorporated, embedded or bundled with any Software listed in clause (b) above (except for commercially available software and so-called “shrink wrap” software licensed to the Company on reasonable terms through commercial distributors or in consumer retail stores for a license fee of no more than $20,000).

(c) The Company is the exclusive owner of or, to the Knowledge of the Company, has a valid and enforceable right to use all Intellectual Property listed for the Company in Schedule 2.16 (and any other Intellectual Property required to be listed in Schedule 2.16) as the same are used, sold, licensed and otherwise commercially exploited by the Company, free and clear of all Material Liens, and no such Intellectual Property has been abandoned, except in each case as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. To the Knowledge of the Company, the Company-Owned IP and the material Intellectual Property licensed to it pursuant to, to the Knowledge of the Company, valid and enforceable written license agreements include all of the material Intellectual Property necessary and sufficient to enable the Company to conduct its business in substantially the manner in which such business is currently being conducted. To the Knowledge of the Company, its rights in and to the Company-Owned IP are valid and enforceable, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

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(d) The Company has not received, and is not aware of, any written or oral notice of any reasonable basis for an allegation against the Company of any infringement, misappropriation, or violation by the Company of any rights of any third party with respect to any Intellectual Property, and the Company is not aware of any reasonable basis for any claim challenging the ownership, use, validity or enforceability of any Intellectual Property owned, used or held for use by the Company, in each case except for such allegations or claims that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. To the Knowledge of the Company, no third party is infringing, misappropriating, or otherwise violating (or has infringed, misappropriated or violated) any Company-Owned IP or Intellectual Property exclusively licensed to the Company, except as would not be reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(e) Except as would not be reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (a) the conduct of the business of the Company is not infringing, misappropriating or otherwise violating any Intellectual Property rights of any third parties, and (b) the Company is not aware of any infringement, misappropriation or violation of any third-party rights which will occur as a result of the continued operation of the Company as presently operated and/or the consummation of the transaction contemplated by this Agreement.

(f) The Company has taken reasonable measures to protect the confidentiality and value of its Trade Secrets (and any confidential information owned by a third party to whom the Company has a confidentiality obligation), except where the failure to take such actions would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(g) To the Knowledge of the Company, the consummation of the transactions contemplated by this Agreement will not adversely affect the right of the Company to own or use any Intellectual Property owned, used or held for use by it), except for any such effect as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(h) To the Knowledge of the Company, all necessary registration, maintenance, renewal and other relevant filing fees in connection with any of the Company-Owned IP listed (or required to be listed) on Schedule 2.16 have been timely paid and all necessary registrations, documents, certificates and other relevant filings in connection with such Company-Owned IP have been timely filed with the relevant governmental authorities in the United States or foreign jurisdictions, as the case may be, for the purpose of maintaining such Company-Owned IP and all issuances, registrations and applications therefor, except in each case where the failure to take such actions would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. To the Knowledge of the Company, there are no material annuities, payments, fees, responses to office actions or other filings necessary to be made and having a due date with respect to any such Company-Owned IP within ninety (90) days after the date of this Agreement.

2.17 Board Recommendation and Affirmative Vote. The Boards of Directors of Fitters Parent and the Company have determined that the terms of the Exchange are fair to and in the best interests of the shareholders of Fitters Parent and the Company and recommended that the Company’s shareholders approve the Exchange. The affirmative vote (or written consent) of the holders of a majority of the capital shares of the Company outstanding on the record date and entitled to vote thereon, voting as a single class on an as-converted basis is required to approve the Exchange and this Agreement (the “Required Company Shareholder Vote”).

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2.18 Undisclosed Liabilities. The Company has no liabilities or monetary obligations of any nature (whether fixed or unfixed, secured or unsecured, known or unknown and whether absolute, accrued, contingent, or otherwise) except for such liabilities or obligations (i) reflected or reserved against in the Company Financial Statements, (ii) incurred in the ordinary course of business after the Company Balance Sheet Date, (iii) incurred in connection with the transactions contemplated by this Agreement, (iv) disclosed in Schedule 2.18, or (v) would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

2.19 Reserved.

2.20 Parent Information. Each of Fitters Parent and the Company acknowledges that it has had access to the documents filed by Parent under the Exchange Act, since the end of its most recently completed fiscal year to the date hereof, and has carefully reviewed the same (“Exchange Act Documents”). Each of Fitters Parent and the Company has carefully considered the potential risks relating to Parent and investing in the Parent Common Stock, and fully understands that such securities are speculative investments, which involve a high degree of risk of loss of the Company and its shareholders’ entire investment. Among others, each of Fitters Parent and the Company has carefully considered each of the risks identified under the caption “Risk Factors” in the Exchange Act Documents, which “Risk Factors” are incorporated herein by reference.

2.21 Transactions with Affiliates. Schedule 2.21 describes any material transactions or relationships between, on the one hand, the Company and, on the other hand, any (i) executive officer or director of the Company or any such executive officer’s or director’s immediate family members, (ii) owner of more than 5% of the voting power of the outstanding capital shares of the Company, or (iii) to the Knowledge of the Company, any “related person” (within the meaning of Item 404 of Regulation S-K under the Securities Act) of any such officer, director or owner (other than the Company) in the case of each of clauses (i), (ii) or (iii) that is of the type that would be required to be disclosed under Item 404 of Regulations S-K under the Securities Act. Schedule 2.21 lists each shareholders’ agreement, voting agreement, registration rights agreement, co-sale agreement or other similar Company Material Contract between the Company and any holders of capital share of the Company, including any such Contract granting any Person investor rights, rights of first refusal, rights of first offer, registration rights, director designation rights or similar rights.

2.22 Certain Business Practices.

(a) The Company, nor any of its respective representatives acting on their behalf has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or any other local or foreign anti-corruption or bribery Law or (iii) made any other unlawful payment. The Company, nor to the Knowledge of the Company, any of their respective representatives acting on their behalf, has directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the Company or assist the Company in connection with any actual or proposed transaction.

(b) The operations of the Company are and have been conducted at all times in compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Entity, and no action involving the Company with respect to any of the foregoing is pending or, to the Knowledge of the Company, threatened.

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(c) Neither the Company nor any of its respective directors or officers, or, to the Knowledge of the Company, any other representative acting on behalf of the Company is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”) or on the sanctions lists adopted by the United Nations and/or European Union, as such lists may be extended from time to time (“Sanctions List”) and the Company has not in the last five (5) fiscal years, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in Cuba, Iran, Syria, Sudan, Myanmar or any other country sanctioned by OFAC or on the Sanctions List or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC or the Sanctions List.

2.23 Independent Investigation. Each of Fitters Parent and the Company has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of Parent, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Parent for such purpose. Each of Fitters Parent and the Company acknowledges and agrees that in making its decision to enter into this Agreement and to consummate the transactions contemplated under this Agreement, it has relied solely upon its own investigation and the express representations and warranties of Parent set forth in this Agreement (including the related portions of Parent Disclosure Schedules) and in any certificate delivered to the Company pursuant hereto.

2.24 No Other Representations or Warranties. Each of Fitters Parent and the Company hereby acknowledges and agrees that, except for the representations and warranties contained in this Agreement, neither Parent, Purchaser nor any other Person on behalf of Parent or Purchaser makes any express or implied representation or warranty with respect to Parent or Purchaser, or with respect to any other information provided to the Company, any of its shareholders or any of their respective Affiliates in connection with the transactions contemplated by this Agreement, and (subject to the express representations and warranties of Parent and Purchaser set forth in Article 3 (in each case as qualified and limited by the Parent Disclosure Schedule)) none of the Company, or any of its representatives or shareholders, has relied on any such information (including the accuracy or completeness thereof).

2.25 Full Disclosure. The representations and warranties made by each of Fitters Parent and the Company in this Agreement, including the Company Disclosure Schedules attached hereto, and all statements set forth in the certificates delivered by each of Fitters Parent and the Company at the Closing pursuant to this Agreement do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such representations, warranties or statements, in light of the circumstances under which they were made, not misleading.

Article 3

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent represents and warrants to Fitters Parent and the Company that, except as set forth in the Parent SEC Documents and the Parent Disclosure Schedule:

3.1 Organization, Standing and Corporate Power. Parent is duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has the requisite corporate power and authority to own, lease and operate its properties and carry on its business as now being conducted. Parent holds, to the extent legally required to operate its business as such business is being operated as of the date hereof, all Permits, except for any Permits for which the failure to obtain or hold would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. Parent is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed or to be in good standing (individually or in the aggregate) would not have a Material Adverse Effect with respect to Parent. Shares of common stock of Parent, par value $0.001 (“Parent Common Stock”), are listed on the Nasdaq under the symbol “CYCC.”

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3.2 Subsidiaries. Except as set forth on Schedule 3.2, Parent has no Subsidiaries.

3.3 Capital Structure of Parent. The authorized capital stock of Parent as of the date hereof consists of (i) 600,000,000 shares of Parent Common Stock, of which 381,202,294 shares are issued and outstanding, and (ii) 5,000,000 shares of Preferred Stock, par value $0.001 (“Parent Preferred Stock”), of which 135,537 shares are issued and outstanding, and 6,834,828 shares of Parent Common Stock or Parent Preferred Stock issuable upon the exercise of outstanding warrants, convertible notes, options or otherwise. All outstanding shares of capital stock of Parent are duly authorized, validly issued, fully paid and nonassessable, not subject to preemptive rights, and issued in compliance with all applicable state and federal Laws concerning the issuance of securities. Except for the Parent Common Stock and Parent Preferred Stock, there are no outstanding bonds, debentures, notes or other indebtedness or other securities of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote). Except as set forth in the SEC Parent Documents, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Parent is a party or by which Parent is bound obligating Parent to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity securities of Parent or obligating Parent to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity securities of Parent or obligating Parent to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. Except as set forth in the SEC Parent Documents, there are no outstanding contractual obligations, commitments, understandings or arrangements of Parent or any of its subsidiaries to repurchase, redeem or otherwise acquire or make any payment in respect of any shares of capital stock of Parent or any of its subsidiaries. Except as set forth in the SEC Parent Documents, there are no agreements or arrangements pursuant to which Parent is or could be required to register shares of Parent Common Stock or other securities under the Securities Act or other agreements or arrangements with or among any security holders of Parent with respect to securities of Parent.

3.4 Corporate Authority; Noncontravention. Parent has all requisite corporate power and authority to enter into this Agreement and, subject to receipt of the approval of its stockholders, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Parent and the consummation by Parent of the transactions contemplated hereby have been (or at Closing will have been) duly authorized by all necessary corporate action on the part of Parent. This Agreement has been duly executed and when delivered by Parent, shall constitute a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions hereof will not, conflict with, or result in any breach or violation of, or Default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of or “put” right with respect to any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or Assets of Parent under, (i) the certificate of incorporation, bylaws, or other charter documents of Parent, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, Permit, concession, franchise or license applicable to Parent, its properties or Assets, or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, Order, decree, statute, Law, ordinance, rule, regulation or arbitration award applicable to Parent, its properties or Assets, other than, in the case of clauses (ii) and (iii), any such conflicts, breaches, violations, Defaults, rights, losses or Liens that individually or in the aggregate would not have a Material Adverse Effect with respect to Parent or would not prevent, hinder or materially delay the ability of Parent to consummate the transactions contemplated by this Agreement.

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3.5 Government Authorization. No consent, approval, Order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity, is required to be obtained or made by Parent in connection with the execution and delivery of this Agreement by Parent, or the consummation by Parent of the transactions contemplated hereby, except any filings under the DGCL, Malaysian Companies Act, Nasdaq, the Securities Act, the Exchange Act or any applicable state securities or “blue sky” laws.

3.6 SEC Documents; Undisclosed Liabilities; Financial Statements.

(a) Parent has timely filed all reports, schedules, forms, statements and other documents as required by the Securities and Exchange Commission (the “SEC”) and Parent has delivered or made available to the Company all reports, schedules, forms, statements and other documents filed with the SEC (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the “Parent SEC Documents”). As of their respective dates, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Documents. Except to the extent revised or superseded by a subsequent filing with the SEC (a copy of which has been provided to the Company prior to the date of this Agreement), none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of Parent included in such Parent SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited consolidated quarterly statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Parent and its consolidated subsidiaries as of the dates thereof and the consolidated results of operations and changes in cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments as determined by Parent’s independent accountants). Except as set forth in the Parent SEC Documents, at the date of the most recent financial statements of Parent included in the Parent SEC Documents, Parent has not incurred any liabilities or monetary obligations of any nature (whether accrued, absolute, contingent or otherwise), which, individually, or in the aggregate, could reasonably be expected to have a Material Adverse Effect on Parent.

(b) Since January 1, 2025 (the “Parent Balance Sheet Date”), there has been no Material Adverse Effect with respect to Parent.

(c) Except as disclosed in the Parent SEC Documents filed prior to the date hereof or as provided in this Agreement, since the Parent Balance Sheet Date, Parent has not (i) issued, sold or otherwise disposed of, or agreed to issue, sell or otherwise dispose of, any capital stock or any other security of Parent or (ii) granted or agreed to grant any option, warrant or other right to subscribe for or to purchase any capital stock or any other security of Parent.

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3.7 Absence of Certain Changes. Except as disclosed in the Parent SEC Documents filed prior to the date hereof or as set forth on Schedule 3.7, since the Parent Balance Sheet Date, Parent has conducted its business only in the ordinary course consistent with past practice in light of its current business circumstances, and there is not and has not been any:

(a) event which, if it had taken place following the execution of this Agreement, would not have been permitted by Section 5.2 without prior consent of the Company;

(b) condition, event or occurrence which could reasonably be expected to prevent, hinder or materially delay the ability of Parent to consummate the transactions contemplated by this Agreement;

(c) incurrence, assumption or guarantee by Parent of any indebtedness for borrowed money other than in the ordinary course and in amounts and on terms consistent with past practices;

(d) creation or other incurrence by Parent of any Lien on any asset other than in the ordinary course consistent with past practices;

(e) labor dispute, other than routine, individual grievances, or, to the Knowledge of Parent, any activity or proceeding by a labor union or representative thereof to organize any employees of Parent or any lockouts, strikes, slowdowns, work stoppages, or to the Knowledge of Parent, or threats by or with respect to such employees to do any of the foregoing;

(f) payment, prepayment or discharge of any material liability other than in the ordinary course of business or any failure to pay any material liability when due;

(g) material write-offs or write-downs of any Assets of Parent;

(h) damage, destruction or loss of any Assets of the Company having, or reasonably expected to have, a Material Adverse Effect on Parent;

(i) other condition, event or occurrence which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect with respect to Parent; or

(j) agreement or commitment to do any of the foregoing.

3.8 Certain Fees. No brokerage or finder’s fees or commissions are or will be payable by Parent to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other person with respect to the transactions contemplated by this Agreement.

3.9 Litigation; Labor Matters; Compliance with Laws.

(a) As of the date of this Agreement, there is no suit, action or proceeding or, to the Knowledge of Parent, investigation pending or, to the Knowledge of Parent, threatened against or affecting Parent or to the Knowledge of Parent, any basis for any such suit, action, proceeding or investigation in each case that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect with respect to Parent or prevent, hinder or materially delay the ability of Parent to consummate the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, or Order of any Governmental Entity or arbitrator outstanding against Parent having, or which, insofar as reasonably could be foreseen by Parent, in the future could have, any such effect.

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(b) Parent is not a party to, or bound by, any collective bargaining agreement, Contract or other agreement or understanding with a labor union or labor organization, nor is it, as of the date of this Agreement, the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages or conditions of employment nor, as of the date of this Agreement, is there any strike, work stoppage or other labor dispute involving it pending or, to its Knowledge, threatened, in each case that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect with respect to Parent.

(c) Parent is in compliance with all statutes, Laws, regulations, ordinances, rules, judgments, Orders, decrees or arbitration awards applicable to Parent or by which Parent or any of its businesses or properties is bound, except for such non-compliance that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on either Parent or Purchaser.

3.10 Benefit Plans. Except as set forth in the SEC Parent Documents, Parent is not a party to any Benefit Plan under which Parent currently has an obligation to provide benefits to any current or former employee, officer or director of Parent.

3.11 Tax Returns and Tax Payments.

(a) Parent has timely filed with the appropriate taxing authorities all material Tax Returns required to be filed by it (taking into account all applicable extensions). All such Tax Returns are true, correct and complete in all material respects. All material Taxes due and owing by Parent has been paid (whether or not shown on any Tax Return and whether or not any Tax Return was required). Parent is not currently the beneficiary of any extension of time within which to file any Tax Return or pay any Tax. No claim has ever been made in writing or, to the Knowledge of Parent, otherwise addressed to Parent by a taxing authority in a jurisdiction where Parent does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. The unpaid Taxes of Parent did not, as of the Parent Balance Sheet Date, materially exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent balance sheet included in the Parent SEC Documents (rather than in any notes thereto). Since the Parent Balance Sheet Date, Parent has not incurred any material liability for Taxes outside the ordinary course of business consistent with past practice. As of the Closing Date, the unpaid Taxes of Parent will not materially exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the books and records of Parent.

(b) No material claim for unpaid Taxes has been made or asserted in writing against Parent or become a Lien against the property of Parent, no audit of any Tax Return of Parent is being conducted by a tax authority, and no extension of the statute of limitations on the assessment of any Taxes has been granted by Parent and is currently in effect. Parent has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

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3.12 Environmental Matters. Except for such matters as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, (i) Parent is in compliance with all Environmental Laws; (ii) Parent has not received any written notice regarding any violation of any Environmental Laws, including any investigatory, remedial or corrective obligations, which, if determined adversely to Parent, would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect; (iii) Parent holds all Permits and authorizations required under applicable Environmental Laws and is compliance with all terms, conditions and provisions of all such Permits and authorizations; (iv) no releases of Hazardous Materials have occurred at, from, in, to, on or under any real property currently or formerly owned, operated or leased by Parent or any predecessor thereof and no Hazardous Materials are present in, on, about or migrating to or from any such property; (v) Parent has not transported or arranged for the treatment, storage, handling, disposal, or transportation of any Hazardous Material to any off-site location; (vi) Parent has no liability, absolute or contingent, under any Environmental Law; and (vii) there are no past, pending or, to the Knowledge of Parent, threatened claims under Environmental Laws against Parent and Parent is not aware of any facts or circumstances that could reasonably be expected to result in a liability or claim against Parent pursuant to Environmental Laws.

3.13 Material Contract Defaults. Parent is not and has not received any written notice or has any Knowledge that any other Party is, in Material Contract Default under any Parent Material Contract; and to the Knowledge of Parent, there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a Material Contract Default and any Parent Material Contract. For purposes of this Agreement, a “Parent Material Contract” means any Contract that is in effect as of the Closing Date to which Parent is a party (i) with expected receipts or expenditures in excess of $100,000, (ii) requiring Parent to indemnify any person, other than any Contract providing for indemnification of customers or other Persons pursuant to Contract entered into in the ordinary course of business, (iii) granting exclusive rights to any party, or (iv) evidencing indebtedness for borrowed or loaned money in excess of $100,000, including guarantees of such indebtedness.

3.14 Accounts Receivable. All of the accounts receivable of Parent that are reflected on the most recent balance sheet included in the Parent SEC Documents or the accounting records of Parent as of the Closing (collectively, the “Parent Accounts Receivable”) represent or will represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business and are not subject to any defenses, counterclaims, or rights of set off other than those arising in the ordinary course of business and for which adequate reserves have been established. The Parent Accounts Receivable are fully collectible to the extent not reserved for on the balance sheet on which they are shown or on the accounting records of Parent.

3.15 Properties. Parent has valid land use rights for all real property that is material to its business and good, clear and marketable title to all the tangible properties and tangible Assets reflected in the latest balance sheet included in the Parent SEC Documents as being owned by Parent or acquired after the date thereof which are, individually or in the aggregate, material to Parent’s business (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all Material Liens. Any real property and facilities held under lease by Parent are held by it under valid, subsisting and enforceable leases of which Parent is in compliance, except as could not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect.

3.16 Intellectual Property. Parent owns or has valid rights to use the Trademarks, trade names, domain names, copyrights, patents, logos, licenses and computer software programs (including, without limitation, the source codes thereto) that are necessary for the conduct of its business as now being conducted. All of Parent’s licenses to use Software programs are current and have been paid for the appropriate number of users. To the Knowledge of Parent , none of Parent’s Intellectual Property or Parent’s License Agreements infringe upon the rights of any third party that may give rise to a cause of action or claim against Parent or its successors.

3.17 Board Determination and Vote Required. The Board of Directors of Parent has unanimously determined that the terms of the Exchange and transactions contemplated under this Agreement are fair to and in the best interests of Parent and its stockholders. The affirmative vote of a majority of (a) the shares of Parent Common Stock properly cast is the only vote of the holders of any class or series of Parent’s capital stock necessary to approve this Agreement and thereby approve the transactions contemplated under this Agreement, including the Exchange (the “Parent Stockholder Exchange Vote”) and (b) if deemed necessary by Parent, the shares of Parent Common Stock entitled to vote thereon is the only vote of the holders of any class or series of Parent’s capital stock necessary to approve an amendment to Parent’s certificate of incorporation to effect the Nasdaq Reverse Split and/or increase the number of shares of Parent Common Stock (together with the Parent Stockholder Exchange Vote, the “Parent Stockholder Vote”).

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3.18 Required Parent Share Issuance Approval. Parent represents that the issuance of the Parent Common Stock will be in compliance with the DGCL, Nasdaq, and the Certificate of Incorporation and Bylaws of Parent.

3.19 Undisclosed Liabilities. Parent has no liabilities or obligations of any nature (whether fixed or unfixed, secured or unsecured, known or unknown and whether absolute, accrued, contingent, or otherwise) except for liabilities or obligations (i) reflected or reserved against in the financial statements included in the Parent SEC Documents filed prior to the date hereof, (ii) incurred in the ordinary course of business since the Parent Balance Sheet Date, (iii) incurred in connection with the transactions contemplated by this Agreement, (iv) disclosed in Schedule 3.19, or (v) would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

3.20 Independent Investigation. Parent has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Company, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Company for such purpose. Parent acknowledges and agrees that in making its decision to enter into this Agreement and to consummate the transactions contemplated under this Agreement, it has relied solely upon its own investigation and the express representations and warranties of Fitters Parent and the Company set forth in this Agreement (including the related portions of Company Disclosure Schedules) and in any certificate delivered to Parent pursuant hereto.

3.21 No Other Representations or Warranties. Parent hereby acknowledges and agrees that, except for the representations and warranties contained in this Agreement, neither the Company, nor any other Person on behalf of the Company makes any express or implied representation or warranty with respect to the Company or with respect to any other information provided to Parent or any of its stockholders or any of its Affiliates in connection with the transactions contemplated by this Agreement, and (subject to the express representations and warranties of the Company set forth in Article 2 (in each case as qualified and limited by the Company Disclosure Schedule) none of Parent, or its representatives or stockholders, has relied on any such information (including the accuracy or completeness thereof).

3.22 Full Disclosure. The representations and warranties made by Parent in this Agreement, including the Parent Disclosure Schedules attached hereto, and all statements set forth in the certificates delivered by Parent at the Closing pursuant to this Agreement, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such representations, warranties or statements, in light of the circumstances under which they were made, not misleading.

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Article 4

COVENANTS OF THE COMPANY

4.1 Conduct of the Company Business. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, the Company shall not, unless consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed, denied, or conditioned), expressly contemplated by this Agreement, required by applicable Law, or as set forth on Schedule 4.1:

(a) engage in any transaction except in the ordinary course of business, or create or suffer to exist any material lien or other encumbrance upon any of its assets which will not be discharged in full prior to the Effective Time;

(b) sell, assign or otherwise transfer any of its assets, or cancel or compromise any debts or claims relating to its assets, other than in each case in the ordinary course of business and consistent with past practice;

(c) fail to use reasonable efforts to preserve intact its present business organization, keep available the services of its employees and preserve its material relationships with customers, suppliers, licensors, licensees, distributors and others having business relationships with it, to the end that its goodwill and ongoing business will not be materially impaired prior to the Effective Time;

(d) intentionally permit any Material Adverse Effect to occur with respect to the Company;

(e) make any material change in its accounting or bookkeeping methods, principles or practices, except as required by IFRS;

(f) except as required to give effect to anything in contemplation of the Closing, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except, for the avoidance of doubt, the transactions contemplated under this Agreement; or

(g) authorize any of, or commit or agree to take any of, the foregoing actions.

4.2 Reserved.

4.3 Satisfaction of Conditions Precedent. Upon the terms and subject to the conditions set forth in this Agreement, from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, the Company will use its commercially reasonable efforts to (i) satisfy or cause to be satisfied all the conditions precedent that are set forth in Article 7 and (ii) cause the Exchange and the other transactions contemplated by this Agreement to be consummated.

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4.4 No Other Negotiations. As of the date of this Agreement, Fitters Parent or the Company has not entered into any agreement or understanding with, and is not engaging in any discussions with, any third party concerning an Alternative Acquisition (as defined below), including, without limitation, any agreement or understanding that would require the Company to notify any third party of the terms of this Agreement. From and after the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, Fitters Parent and the Company shall not, directly or indirectly, (a) initiate, solicit, knowingly encourage, negotiate, accept or discuss any transaction or series of transactions with any Person, other than Parent and its Affiliates, involving any recapitalization, restructuring, financing, merger, consolidation, sale, license or encumbrance or other business combination transaction or extraordinary corporate transaction of the Company which would reasonably be expected to impede, interfere with, prevent or materially delay the Exchange (any such efforts by any such Person, including a firm proposal to make such an acquisition, to be referred to as an “Alternative Acquisition”), (b) provide information with respect to the Company to any Person, other than Parent and its Affiliates, relating to a possible Alternative Acquisition by any Person, other than Parent and its Affiliates, (c) enter into an agreement with any Person, other than Parent and its Affiliates, providing for a possible Alternative Acquisition, or (d) make or authorize any statement, recommendation or solicitation in support of any possible Alternative Acquisition by any Person, other than by Parent and its Affiliates.

If Fitters Parent or the Company receives any unsolicited offer, inquiry or proposal to enter into discussions or negotiations relating to an Alternative Acquisition, or that could reasonably be expected to lead to an Alternative Acquisition, or any request for nonpublic information relating to the Company, Fitters Parent and the Company shall promptly notify Parent thereof, including the identity of the party making any such offer, inquiry or proposal and the material terms of such offer, inquiry or proposal, as the case may be, and shall keep Parent reasonably informed of any developments with respect to same.

4.5 Access. From the date of this Agreement until the earlier to occur of the Effective Time or the termination of this Agreement in accordance with its terms, the Company shall afford to Parent, and to the officers, employees, accountants, counsel, financial advisors and other representatives of Parent, reasonable access, upon advance notice during normal business hours and in a manner as shall not unreasonably interfere with the business or operations of the Company, to all of the Company’s properties, books, contracts, commitments, personnel and records and, during such period, the Company shall furnish reasonably promptly to Parent, (a) a copy of each report, schedule, and other documents filed by it during such period pursuant to the requirements of federal or state securities Laws and (b) all other information concerning its business, properties and personnel as Parent or its representatives may reasonably request. The Company shall not be required to provide access to or disclose information where such access or disclosure would jeopardize the protection of attorney-client privilege or contravene any Law (it being agreed that the parties shall use their reasonable best efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention).

4.6 Notification of Certain Matters. The Company shall give prompt notice to Parent of any event, change or effect between the date of this Agreement and the Effective Time that causes or is reasonably likely to cause the failure of the any of the conditions set forth in Sections 7.2(a), 7.2(b) or 7.2(e) to be satisfied.

Article 5

COVENANTS OF PARENT

5.1 Obligations of Parent. Parent shall take all action necessary to perform its obligations under this Agreement and to consummate the Exchange on the terms and conditions set forth in this Agreement.

5.2 Conduct of the Parent Business. From the date of this Agreement until earlier of the Effective Time or the termination of this Agreement in accordance with its terms, Parent shall not, and shall not permit Purchaser to, (w) unless consented to in writing by the Company (which consent shall not be unreasonably withheld, delayed, denied, or conditioned), (x) expressly contemplated by this Agreement, including in connection with the Nasdaq Reverse Split, (y) required by applicable Law, or (z) as set forth on Schedule 5.2:

(a) engage in any transaction except in the ordinary course of business, or create or suffer to exist any material lien or other encumbrance upon any of its assets which will not be discharged in full prior to the Effective Time;

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(b) sell, assign or otherwise transfer any of its assets, or cancel or compromise any debts or claims relating to its assets, other than in each case in the ordinary course of business and consistent with past practice;

(c) fail to use reasonable efforts to preserve intact its present business organizations, keep available the services of its employees and preserve its material relationships with customers, suppliers, licensors, licensees, distributors and others having business relationships with it, to the end that its good will and ongoing business will not be materially impaired prior to the Effective Time;

(d) intentionally permit any Material Adverse Effect to occur with respect to Parent;

(e) make any material change with respect in its accounting or bookkeeping methods, principles or practices, except as required by GAAP; or

(f) authorize any of, or commit or agree to take any of, the foregoing actions.

5.3 Access. From the date of this Agreement until the earlier to occur of the Effective Time or the termination of this Agreement in accordance with its terms, Parent shall afford to the Company, and to the officers, employees, accountants, counsel, financial advisors and other representatives of the Company, reasonable access, upon advance notice, during normal business hours and in a manner as shall not unreasonably interfere with the business or operations of the Company, to all of Parent’s properties, books, contracts, commitments, personnel and records and, during such period, Parent shall reasonably furnish promptly to the Company, (a) a copy of each report, schedule, registration statements and other documents filed by it during such period pursuant to the requirements of federal or state securities Laws and (b) all other information concerning its business, properties and personnel as the Company or its representatives may reasonably request. Parent shall not be required to provide access to or disclose information where such access or disclosure would not jeopardize the protection of attorney-client privilege or contravene any Law (it being agreed that the parties shall use their reasonable best efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention).

5.4 Notification of Certain Matters. Parent shall give prompt notice to the Company of any event, change or effect between the date of this Agreement and the Effective Time that causes or is reasonably likely to cause the failure of any of the conditions set forth in Sections 7.3(a), 7.3(b) or 7.3(e) to be satisfied.

5.5 Listing. At or prior to the Effective Time, Parent shall use its commercially reasonable efforts to (a) maintain its listing on Nasdaq until the Effective Time, including submitting any applicable extension requests or attending any hearings with requested by Nasdaq; (b) prepare and submit to Nasdaq, to the extent required by the rules and regulations of Nasdaq, a notification form for the listing of the shares of Parent Common Stock to be issued in connection with the transactions contemplated under this Agreement; and (c) prepare and timely submit to Nasdaq a notification form for the Nasdaq Reverse Split (if required) and submit a copy of the amendment to Parent’s certificate of incorporation effecting the Nasdaq Reverse Split, certified by the Secretary of State of the State of Delaware, to Nasdaq.

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5.6 Satisfaction of Conditions Precedent. Upon the terms and subject to the conditions set forth in this Agreement, from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, Parent will use its commercially reasonable efforts to (i) satisfy or cause to be satisfied all the conditions precedent that are set forth in Article 7 and (ii) cause the Exchange and the other transactions contemplated by this Agreement to be consummated.

5.7 Section 16 Matters. Prior to the Effective Time, Parent shall take all such steps as may be required to cause any acquisitions of Parent Common Stock and any options to purchase Parent Common Stock in connection with the transactions contemplated under this Agreement, by each individual who is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

5.8 No Other Negotiations. As of the date of this Agreement, Parent has not entered into any agreement or understanding with, and is not engaging in any discussions with, any third party concerning a Parent Alternative Acquisition (as defined below), including, without limitation, any agreement or understanding that would require Parent to notify any third party of the terms of this Agreement. From and after the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, Parent shall not, directly or indirectly, (a) initiate, solicit, knowingly encourage, negotiate, accept or discuss any transaction or series of transactions with any Person, other than the Company and its Affiliates, involving any recapitalization, restructuring, financing, merger, consolidation, sale, license or encumbrance or other business combination transaction or extraordinary corporate transaction of Parent which would reasonably be expected to impede, interfere with, prevent or materially delay the Exchange (any such efforts by any such Person, including a firm proposal to make such an acquisition, to be referred to as a “Parent Alternative Acquisition”), (b) provide information with respect to Parent to any Person, other than the Company and its Affiliates, relating to a possible Parent Alternative Acquisition by any Person, other than the Company and its Affiliates, (c) enter into an agreement with any Person, other than the Company and its Affiliates, providing for a possible Parent Alternative Acquisition, or (d) make or authorize any statement, recommendation or solicitation in support of any possible Parent Alternative Acquisition by any Person, other than by the Company and its Affiliates.

If Parent receives any unsolicited offer, inquiry or proposal to enter into discussions or negotiations relating to a Parent Alternative Acquisition, or that could reasonably be expected to lead to a Parent Alternative Acquisition, or any request for nonpublic information relating to Parent, Parent shall promptly notify the Company thereof, including the identity of the party making any such offer, inquiry or proposal and the material terms of such offer, inquiry or proposal, as the case may be, and shall keep the Company reasonably informed of any developments with respect to same.

Article 6

COVENANTS OF PARENT AND THE COMPANY

6.1 Notices of Certain Events. The Company and Parent shall promptly notify the other Party of:

(a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(b) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement; and

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(c) any actions, suits, claims, investigations or proceedings commenced or, to its Knowledge, threatened against, relating to or involving or otherwise affecting such Party that, if pending on the date of this Agreement, would have been required to be disclosed pursuant to Article 2 or Article 3 or that relate to the consummation of the transactions contemplated by this Agreement or any other development causing a breach of any representation or warranty made by a Party hereunder.

6.2 Public Announcements; Confidentiality. No Party shall have the right to issue any press release or other public statement with respect to this Agreement or the transactions contemplated herein without the prior written consent of each other Party (not to be unreasonably withheld, delayed, denied, or conditioned), except as required by Law. Parent, on the one hand, and the Company, on the other hand, shall, and shall cause their respective Affiliates to, hold in confidence and not use, and shall use their respective reasonable best efforts to cause their respective representatives to hold in confidence and not use, any and all non-public, confidential, or proprietary information, whether written or oral, concerning the other Party, including, without limitation, any such information obtained pursuant to Sections 4.5 or 5.3, as applicable, except to the extent that Parent, on the one hand, or the Company, on the other hand, as the case may be, can show that such information: (a) is generally available to and known by the public through no fault of such Party or any of its Affiliates or their respective representatives; (b) is lawfully acquired by such Party, any of its Affiliates or their respective representatives from sources that are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation; or (c) is required to be disclosed by the requirements of the SEC or Nasdaq. If Parent, on the one hand, or the Company, on the other hand, as the case may be, or any of its Affiliates or their respective representatives is compelled to disclose any information by judicial or administrative process or by other requirements of Law, such compelled Party shall promptly notify the other Party in writing and shall disclose only that portion of such information that such compelled Party is advised by its counsel in writing is legally required to be disclosed, provided that such compelled Party shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

6.3 Transfer Taxes. Parent and the Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes which become payable in connection with the transactions contemplated hereby that are required or permitted to be filed before the Effective Time. Parent and the Company agree that the Company (prior to the Exchange) and the Parent (following the Exchange) will pay any real property, transfer or gains tax, stamp tax, stock transfer tax, or other similar tax imposed on the Exchange or the surrender of the Shares pursuant to the Exchange (collectively, “Transfer Taxes”), excluding any Transfer Taxes as may result from the transfer of beneficial interests in the Shares other than as a result of the Exchange, and any penalties or interest with respect to the Transfer Taxes. The Company agrees to cooperate with Parent in the filing of any returns with respect to the Transfer Taxes.

6.4 Reasonable Efforts. The parties further agree to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, and to satisfy all conditions to, in the most expeditious manner practicable, the Exchange and the other transactions contemplated by this Agreement, including (i) the obtaining of all other necessary actions or nonactions, waivers, consents, licenses, Permits, authorizations, Orders and approvals from Governmental Entities and the making of all other necessary registrations and filings, (ii) the obtaining of all consents, approvals or waivers from third parties related to or required in connection with the Exchange that are necessary to consummate the Exchange and the transactions contemplated by this Agreement or required to prevent a Material Adverse Effect on the Company or Parent from occurring prior to or after the Effective Time, (iii) any notification or other document required to be filed in connection with the Exchange under any applicable foreign Law, and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

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6.5 Fees and Expenses. All fees and expenses incurred by any Party in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such fees and expenses. Fees and expenses incurred by any Party in connection with the transactions contemplated by this Agreement shall include, without limitation, out-of-pocket fees and expenses incurred for legal, financial, accounting and other advisors.

6.6 Legends. Parent shall be entitled to place appropriate legends on the book entries and/or certificates evidencing any shares of Parent Common Stock to be received in the Exchange by equityholders of the Company who may be considered “affiliates” of Parent for purposes of Rules 144 and 145 under the Securities Act reflecting the restrictions set forth in Rules 144 and 145 and to issue appropriate stop transfer instructions to the Transfer Agent for Parent Common Stock.

6.7 Registration Statement; Proxy Statement.

(a) As promptly as practicable after the date of this Agreement, (i) Parent shall prepare and file with the SEC a proxy statement relating to the Parent Stockholder Meeting to be held in connection with the Exchange and changing Parent’s name to “Bio Green Med Solution” (the “Name Change”) (together with any amendments thereof or supplements thereto, the “Proxy Statement”) and (ii) Parent, in cooperation with the Company, shall prepare and file with the SEC a registration statement on Form S-4 (the “Form S-4”), in which the Proxy Statement shall be included as a part (the Proxy Statement and the Form S-4, collectively, the “Registration Statement”), in connection with the registration under the Securities Act of the shares of Parent Common Stock to be issued by virtue of the transactions contemplated under this Agreement, including, without limitation, the Exchange Shares. Parent shall use commercially reasonable efforts to (x) cause the Registration Statement to comply with applicable rules and regulations promulgated by the SEC, (y) cause the Registration Statement to become effective as promptly as practicable, and (z) respond promptly to any comments or requests of the SEC or its staff related to the Registration Statement. Parent shall take all or any action required under any applicable federal, state, securities and other Laws in connection with the issuance of Exchange Shares pursuant to the transactions contemplated under this Agreement. Each of the Parties shall reasonably cooperate with the other Party and furnish all information concerning itself and their Affiliates, as applicable, to the other Parties that is required by Law to be included in the Registration Statement as the other Parties may reasonably request in connection with such actions and the preparation of the Registration Statement and Proxy Statement.

(b) Parent covenants and agrees that the Registration Statement (and the letter to stockholders, notice of meeting and form of proxy included therewith) will (i) comply as to form in all material respects with the requirements of applicable U.S. federal securities laws and the DGCL, and (ii) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Each of Fitters Parent and the Company covenants and agrees that the information supplied by or on behalf of the Company to Parent for inclusion in the Registration Statement (including the Company Financial Statements) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make such information, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, neither Party makes any covenant, representation or warranty with respect to statements made in the Registration Statement (and the letter to stockholders, notice of meeting and form of proxy included therewith), if any, based on information provided by the other Party or any of its representatives regarding such other Party or its Affiliates for inclusion therein.

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(c) Parent shall use commercially reasonable efforts to cause the Proxy Statement to be mailed to Parent’s stockholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act. If at any time before the Effective Time, (i) Parent, Fitters Parent or the Company (A) become aware of any event or information that, pursuant to the Securities Act or the Exchange Act, should be disclosed in an amendment or supplement to the Registration Statement or Proxy Statement, (B) receives notice of any SEC request for an amendment or supplement to the Registration Statement or for additional information related thereto, or (C) receives SEC comments on the Registration Statement, or (ii) the information provided in the Registration Statement has become “stale” and new information should be disclosed in an amendment or supplement to the Registration Statement, as the case may be, then such Party, as the case may be, shall promptly inform the other Parties thereof and shall cooperate with such other Parties in Parent filing such amendment or supplement with the SEC (and, if appropriate, in mailing such amendment or supplement to Parent’s stockholders) or otherwise addressing such SEC request or comments and each Party and shall use their commercially reasonable efforts to cause any such amendment to become effective, if required. Parent shall promptly notify the Company if it becomes aware (1) that the Registration Statement has become effective, (2) of the issuance of any stop order or suspension of the qualification or registration of the Parent Common Stock issuable in connection with the transactions contemplated under this Agreement for offering or sale in any jurisdiction, or (3) any order of the SEC related to the Registration Statement, and shall promptly provide to the Company copies of all written correspondence between it or any of its representatives, on the one hand, and the SEC or staff of the SEC, on the other hand, with respect to the Registration Statement and all orders of the SEC relating to the Registration Statement.

(d) Each of Fitters Parent and the Company shall reasonably cooperate with Parent and provide, and cause its representatives to provide, Parent and its representatives, with all true, correct and complete information regarding the Company that is required by Law to be included in the Registration Statement or reasonably requested by Parent to be included in the Registration Statement (collectively, the “Company Required S-4 Information”). Without limiting the foregoing, the Company will use commercially reasonable efforts to cause to be delivered to Parent a consent letter of the Company’s independent accounting firm, dated no more than two (2) Business Days before the date on which the Registration Statement is filed with the SEC (and reasonably satisfactory in form and substance to Parent), that is customary in scope and substance for consent letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement. The Company and its legal counsel shall be given reasonable opportunity to review and comment on the Registration Statement, including all amendments and supplements thereto, prior to the filing thereof with the SEC, and on the response to any comments of the SEC on the Registration Statement, prior to the filing thereof with the SEC. Parent may file the Registration Statement, or any amendment or supplement thereto, without the prior consent of the Company, provided that Parent has included the Company Required S-4 Information in the Registration Statement in substantially the same form as it was provided to Parent by the Company pursuant to this Section 6.7; provided, further, that if the prior consent of the Company is not obtained then, notwithstanding anything else herein, the Company makes no covenant or representation regarding the portion of such information supplied by or on behalf of the Company to Parent for inclusion in such Registration Statement that the Company reasonably identifies prior to such filing of the Registration Statement.

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(e) As promptly as reasonably practicable following the date of this Agreement, the Company shall furnish to Parent (i) prior to May 5, 2025, audited financial statements for each of its fiscal years required to be included in the Registration Statement, together with the auditor’s report thereon (the “Company Audited Financial Statements”), (ii) prior to May 31, 2025, unaudited interim financial statements for the interim period completed March 31, 2025 (the “Company Q1 2025 Interim Financial Statements”), and (iii) unaudited interim financial statements for each interim period completed prior to Closing that would be required to be included in the Registration Statement or any periodic report due prior to the Closing if the Company were subject to the periodic reporting requirements under the Securities Act or the Exchange Act (the “Additional Company Interim Financial Statements” and together with the Company Q1 2025 Interim Financial Statements, the “Company Interim Financial Statements”). Each of the Company Audited Financial Statements and the Company Interim Financial Statements will be suitable for inclusion in the Registration Statement and prepared in accordance with IFRS as applied on a consistent basis during the periods involved (except in each case as described in the notes thereto) and on that basis will present fairly, in all material respects, the financial position and the results of operations, changes in shareholders’ equity and cash flows of the Company as of the dates of and for the periods referred to in the Company Audited Financial Statements or the Company Interim Financial Statements, as the case may be. The Company Audited Financial Statements and the Company Interim Financial Statements shall be prepared under IFRS in accordance with the requirements of the PCAOB for public companies. The Company Audited Financial Statements shall have been audited by a PCAOB qualified auditor that is independent under Rule 2-01 of Regulation S-X under the Securities Act and, with respect to the Company Interim Financial Statements, shall have been reviewed by the Company’s auditors, as provided in AU-C-930 under the standards of the American Institute of Certified Public Accountants.

6.8 Company Shareholder Written Consent.

(a) Promptly after the Registration Statement has been declared effective under the Securities Act, and in any event no later than two (2) Business Days thereafter, the Company shall obtain the approval by written consent from the Company’s shareholders sufficient for the Required Company Shareholder Vote in lieu of a meeting pursuant to the Malaysian Companies Act, for purposes of adopting and approving this Agreement and the transactions contemplated under this Agreement (the “Company Shareholder Written Consents”). Under no circumstances shall the Company assert that any other approval or consent is necessary by its shareholders to approve this Agreement and the transactions contemplated under this Agreement.

(b) The Company agrees that: (i) the Company Board shall recommend that the Company’s shareholders vote to adopt and approve this Agreement and the transactions contemplated under this Agreement and shall use commercially reasonable efforts to solicit such approval within the time set forth in Section 6.8(a) (the recommendation of the Company Board that the Company’s shareholders vote to adopt and approve this Agreement being referred to as the “Company Board Recommendation”) and (ii) the Company Board Recommendation shall not be withdrawn or modified (and the Company Board shall not publicly propose to withdraw or modify the Company Board Recommendation) in a manner adverse to Parent, and no resolution by the Company Board or any committee thereof to withdraw or modify the Company Board Recommendation in a manner adverse to Parent or to adopt, approve or recommend (or publicly propose to adopt, approve or recommend) any Alternative Acquisition shall be adopted or proposed.

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6.9 Parent Stockholder Meeting.

(a) Parent shall take all action necessary under applicable Law to call, give notice of and hold a meeting of the holders of Parent Common Stock to consider and vote on proposals to (i) approve this Agreement and thereby to approve the transactions contemplated under this Agreement, including without limitation, the Exchange and the Name Change (the “Parent Stockholder Exchange Approval Matter”), (ii) amend Parent’s certificate of incorporation to, if deemed appropriate by the Parties, (A) effect a Nasdaq Reverse Split and/or (B) increase the number of authorized shares of Parent Common Stock, and (iii) increase the number of shares available for issuance under the existing Parent 2018 equity incentive plan by an amount directed by the Company and/or approve a new Parent equity incentive plan, with the form of such Parent equity incentive plan and number of shares of Parent Common Stock available for issuance under such plan to be mutually agreed upon by Parent and the Company, (clauses (i), (ii) and (iii) collectively, the “Parent Stockholder Matters” and such meeting, the “Parent Stockholder Meeting”). The Parent Stockholder Meeting shall be held as promptly as practicable after the date that the Registration Statement is declared effective under the Securities Act, and in any event, no later than forty-five (45) days after the effective date of the Registration Statement. Parent shall take reasonable measures to ensure that all proxies solicited in connection with the Parent Stockholder Meeting are solicited in compliance with all applicable Laws. Notwithstanding anything to the contrary contained herein, if on the date of the Parent Stockholder Meeting, or a date preceding the date on which the Parent Stockholder Meeting is scheduled, Parent reasonably believes that (i) it will not receive proxies sufficient to obtain the Parent Stockholder Vote, whether or not a quorum would be present or (ii) it will not have sufficient shares of Parent Common Stock represented (whether in person or by proxy) to constitute a quorum necessary to conduct the business of the Parent Stockholder Meeting, Parent may postpone or adjourn, or make one or more successive postponements or adjournments of, the Parent Stockholder Meeting, as long as the date of the Parent Stockholder Meeting is not postponed or adjourned more than an aggregate of thirty (30) days in connection with any postponements or adjournments.

(b) Parent agrees that (i) the Board of Directors of Parent shall recommend that the holders of Parent Common Stock vote to approve the Parent Stockholder Matters and shall use commercially reasonable efforts to solicit such approval within the timeframe set forth in Section 6.9(a) above, and (ii) the Proxy Statement shall include a statement to the effect that the Board of Directors of Parent recommends that Parent’s stockholders vote to approve the Parent Stockholder Matters (the recommendation of the Parent Board being referred to as the “Parent Board Recommendation”).

Article 7

CONDITIONS TO EXCHANGE

7.1 Condition to Obligation of Each Party to Effect the Exchange. The respective obligations of Parent, Fitters Parent and the Company to consummate the transactions contemplated herein are subject to the satisfaction or waiver in writing prior to the Effective Time of the following conditions:

(a) No Injunctions. No temporary restraining Order, preliminary or permanent injunction issued by any court of competent jurisdiction preventing or prohibiting the consummation of the Exchange or the other transactions contemplated herein shall be in effect; provided, however, that each Party shall have used its commercially reasonable efforts to prevent the entry of any such Orders or injunctions and to appeal as promptly as possible any such Orders or injunctions and to appeal as promptly as possible any such Orders or injunctions that may be entered.

(b) Stockholder Approval. Parent shall have obtained the Parent Stockholder Exchange Vote and the Company shall have obtained the Required Company Shareholder Vote.

(c) Notice to Bursa Malaysia. Fitters Parent shall have complied with all applicable Bursa Malaysia Securities Berhad Main Market Listing Requirements, including any required notices to Bursa Malaysia and other necessary approvals regarding the transactions contemplated under this Agreement.

(d) Effectiveness of Registration Statement. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and shall not be subject to any stop order or proceeding (or threatened proceeding by the SEC) seeking a stop order with respect to the Registration Statement that has not been withdrawn. Any material state securities laws applicable to the issuance of the shares of Parent Common Stock in connection with the transactions contemplated under this Agreement shall have been complied with and no stop order (or similar order) shall have been issued or threatened in writing in respect of thereof by any applicable state securities commissioner or court of competent jurisdiction.

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(e) Listing. The shares of Parent Common Stock to be issued in the Exchange pursuant to this Agreement shall have been approved for listing (subject to official notice of issuance) on Nasdaq as of the Closing.

(f) Value of Exchange Shares. Parent and Fitters Parent shall agree in writing that the Exchange Shares represent mutually acceptable consideration for the acquisition of the Shares. In the event the value of the Exchange Shares is not mutually acceptable to both Parties, the Parties agree to negotiate in good faith an adjustment to the Exchange Shares.

7.2 Additional Conditions to Obligations of Parent. The obligations of Parent to consummate the transactions contemplated herein are also subject to the satisfaction or waiver in writing prior to the Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties of each of Fitters Parent and the Company contained in this Agreement and in any certificate delivered to Parent pursuant hereto shall be true and correct as of immediately prior to the Effective Time with the same force and effect as if made at and as of such time (except those representations and warranties that address matters only as of a particular date, which shall be true and correct as of that date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, and Parent shall have received a certificate to such effect signed by the President and the Chief Executive Officer of Fitters Parent and the Company.

(b) Agreements and Covenants. Each of Fitters Parent and the Company shall have performed in all material respects, or complied with in all material respects, all agreements and covenants required by this Agreement to be performed or complied with by them prior to the Effective Time, and Parent shall have received a certificate to such effect signed by the President and Chief Executive Officer of Fitters Parent and the Company.

(c) Certificate of Secretary. Each of Fitters Parent and the Company shall have delivered to Parent a certificate executed by the Secretary of Fitters Parent and the Company, respectively, certifying: (i) resolutions duly adopted by the Board of Directors and shareholders of Fitters Parent and the Company, respectively, authorizing this Agreement and the Exchange; (ii) only with respect to the Company, the Governing Documents of the Company as in effect immediately prior to the Effective Time, including all amendments thereto; and (iii) the incumbency of the officers of Fitters Parent and the Company, respectively, executing this Agreement and all agreements and documents contemplated hereby.

(d) Consents Obtained. All consents, waivers, approvals, authorizations or Orders required to be obtained, and all filings required to be made, by the Company for the authorization, execution and delivery of this Agreement and the consummation by it of the transactions contemplated hereby shall have been obtained and made by the Company, except for such consents, waivers, approvals, authorizations and Orders, and such filings, which would not be reasonably likely to have a Material Adverse Effect on the Company or the Parent.

(e) Absence of Material Adverse Effect. Since the date of this Agreement, there shall not have been any Material Adverse Effect with respect to the Company.

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(f) Company Shareholder Written Consent. The Company Shareholder Written Consent executed by the shareholders of the Company shall be in full force and effect.

(g) Trademark License Agreement. The Company and Fitters Parent shall enter into a trademark license agreement for use of the “FITTERS” mark and logo, as applicable.

7.3 Additional Conditions to Obligations of the Company. The obligations of Fitters Parent and the Company to consummate the transactions contemplated herein are also subject to the satisfaction or waiver in writing prior to the Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent contained in this Agreement and in any certificate delivered to the Company pursuant hereto shall be true and correct as of immediately prior to the Effective Time with the same force and effect as if made at and as such time (except those representations and warranties that address matters only as of a particular date, which shall be true and correct as of that date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, and the Company shall have received a certificate to such effect signed by the Chief Executive Officer of Parent.

(b) Agreements and Covenants. Parent shall have performed in all material respects, or complied with in all material respects, all agreements and covenants required by this Agreement to be performed or complied with by them prior to the Effective Time, and the Company shall have received a certificate to such effect signed by the Chief Executive Officer of Parent.

(c) Certificate of Secretary. Parent shall have delivered to the Company a certificate executed by the Secretary of Parent certifying: (i) resolutions duly adopted by the Board of Directors and stockholders of Parent authorizing this Agreement and the Exchange; (ii) the Certificate of Incorporation and Bylaws of Parent as in effect immediately prior to the Effective Time, including all amendments thereto; and (iii) the incumbency of the officers of Parent executing this Agreement and all agreements and documents contemplated hereby.

(d) Consents Obtained. All consents, waivers, approvals, authorizations or Orders required to be obtained, and all filings required to be made, by Parent for the authorization, execution and delivery of this Agreement and the consummation by it of the transactions contemplated hereby shall have been obtained and made by Parent, except for such consents, waivers, approvals, authorizations and Orders, and such filings, which would not be reasonably likely to have a Material Adverse Effect on Parent.

(e) Absence of Material Adverse Effect. Since the date of this Agreement, there shall not have been any Material Adverse Effect on Parent.

Article 8

TERMINATION

8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the Exchange by the shareholders of the Company and Parent, unless specified below:

(a) by mutual written agreement of the Company and Parent duly authorized by the Boards of Directors of the Company and Parent;

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(b) by either the Company or Parent, if the other Party has breached any representation, warranty, covenant or agreement of such other Party set forth in this Agreement and such breach has resulted or is reasonably be expected to result in a Material Adverse Effect on such other Party or would prevent or materially delay the consummation of the Exchange;

(c) by either the Company or Parent, if all the conditions to the obligations of such Party for Closing the Exchange shall not have been satisfied or waived on or before the Final Date (as defined below); provided that in the event the SEC has declared effective under the Securities Act the Registration Statement by the Final Date, then either the Company or Parent shall be entitled to extend the Final Date for an additional sixty (60) days in order to hold the Parent Stockholder Meeting and obtain the Parent Stockholder Exchange Vote; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to any Party whose breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the cause of, or resulted in, such failure;

(d) by either the Company or Parent, if any Law, permanent injunction or other Order by any Governmental Entity which would make illegal or otherwise restrain or prohibit the consummation of the Exchange shall have been issued, entered, or enacted and shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(d) shall not be available to any Party whose breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the cause of, or resulted in, the issuance, entry, or enactment of any such Law or Order;

(e) by either the Company or Parent if (i) the Parent Stockholder Meeting (including any adjournments and postponements thereof) shall have been held and completed and Parent’s stockholders shall have taken a final vote on the Parent Stockholder Matters, and (ii) the Parent Stockholder Exchange Approval Matter shall not have been approved at the Parent Stockholder Meeting (or at any adjournment or postponement thereof) by the Parent Stockholder Exchange Vote; provided, however, that the right to terminate this Agreement under this Section 8.1(e) shall not be available to Parent where the failure to obtain the Parent Stockholder Exchange Vote shall have been caused by the action or failure to act of Parent and such action or failure to act constitutes a material breach by Parent of this Agreement; or

(f) by Parent if the Required Company Shareholder Vote shall not have been obtained within two (2) Business Days of the Registration Statement becoming effective in accordance with the provisions of the Securities Act; provided, however, that once the Required Company Shareholder Vote has been obtained, Parent may not terminate this Agreement pursuant to this Section 8.1(d).

As used herein, the “Final Date” shall be August 31, 2025.

8.2 Notice of Termination. Any termination of this Agreement under Section 8.1 above will be effective immediately upon the delivery of written notice of the terminating Party to the other Party hereto specifying with reasonable particularity the reason for such termination.

8.3 Effect of Termination. In the case of any termination of this Agreement as provided in this Article 8, this Agreement shall be of no further force and effect, with no liability on the part of any Party to this Agreement (or any stockholder, director, officer, employee, agent or representative of such Party) to any other Party hereto, except (i) with respect to Section 6.2, this Section 8.3, Article 9 and Article 10 (and any related definitions contained in any such Sections or Articles), which shall remain in full force and effect and (ii) with respect to any liabilities or damages incurred or suffered by a Party, to the extent such liabilities or damages were the result of fraud or the breach by another Party of any of its representations, warranties, covenants or other agreements set forth in this Agreement.

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Article 9

SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS

None of the representations and warranties contained in this Agreement or in any instrument delivered under this Agreement will survive the Effective Time. This Article 9 does not limit any covenant of the parties to this Agreement which, by its terms, contemplates performance after the Effective Time.

Article 10

GENERAL PROVISIONS

10.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (a) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable international overnight courier service, (b) upon delivery in the case of delivery by hand or (c) on the date delivered in the place of delivery if sent by email or facsimile (with a written or electronic confirmation of delivery) prior to 6:00 p.m. (New York City time), otherwise on the next succeeding Business Day, in each case to the intended recipient as set forth below:

(a) If to Parent:

Cyclacel Pharmaceuticals, Inc.

Level 10, Tower 11, Avenue 5, No. 8

Jalan Kerinchi, Kuala Lumpur, Malaysia

Attn: Datuk Dr. Doris Wong Sing Ee, Chief Executive Officer

Ph: + (60) 3270 47622

with a copy to (which shall not constitute notice):

Rimon, P.C.

423 Washington Street, Suite 600

San Francisco, California 94111 U.S.A.

Attn: Mark Lee; Debbie Klis

Ph: (418) 683-5472 or (202) 935-3390

Email: mark.c.lee@rimonlaw.com; debbie.klis@rimonlaw.com

(b) If to Fitters Parent or the Company:

FITTERS Diversified Berhad

No. 1, Jalan Tembaga SD 5/2

Bandar Sri Damansara

52200 Kuala Lumpur, Selangor, Malaysia

Attn: Datuk Tan Chor How Christopher, Executive Director

Ph: +60 3-6276 7155

Email: christan@fittersgroup.com

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with a copy to (which shall not constitute notice):

Messrs. Ong, Ric & Partners

Advocates & Solicitors

Level 1, Tower 11, Avenue 5, The Horizon

No. 8, Jalan Kerinchi, Bangsar South

59200 Kuala Lumpur

Attn: Tuw Min Ric

Ph: (60)3 6211 3830

Email: general@orplegal.com.my

10.2 Amendment. This Agreement may be amended with the approval of the respective boards of directors of Fitters Parent, the Company and Parent at any time (whether before or after the adoption and approval of this Agreement by the Company’s shareholders or before or after obtaining the Parent Stockholder Vote); provided, however, that after any such approval of this Agreement by a Party’s stockholders, no amendment shall be made which by Law requires further approval of such stockholders without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of Fitters Parent, the Company, and Parent.

10.3 Waiver. Any provision hereof may be waived by the waiving Party solely on such Party’s own behalf, without the consent of any other Party. No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

10.4 Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any Party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other rights. Except as otherwise provided hereunder, all rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

10.5 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

10.6 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

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10.7 Entire Agreement. This Agreement (including the Company Disclosure Schedule and the Parent Disclosure Schedule together with the other Transaction Documents and the exhibits and schedules attached hereto and thereto and the certificates referenced herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both oral and written, among the parties, or any of them, with respect to the subject matter hereof.

10.8 Assignment. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any of a Party’s rights or obligations hereunder may be assigned or delegated by such Party without the prior written consent of the other Party, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by such Party without the other Party’s prior written consent shall be void and of no effect.

10.9 Parties In Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party hereto and their permitted assigns and respective successors, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, including, without limitation, by way of subrogation.

10.10 Governing Law. This Agreement will be governed by, and construed and enforced in accordance with the Laws of the State of Delaware as applied to Contracts that are executed and performed in Delaware, without regard to the principles of conflicts of Law thereof.

10.11 Counterparts. This Agreement may be executed in two or more counterparts, any one of which need not contain the signatures of more than one Party, but all such counterparts taken together will constitute one and the same Agreement. This Agreement will become effective when each Party to this Agreement will have received counterparts signed by all of the other parties. This Agreement, to the extent a signed version hereof or signature hereto is delivered by means of a facsimile machine or electronic mail (any such delivery, an “Electronic Delivery”), shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any Party hereto, each other Party hereto shall re-execute original forms hereof and deliver them in person to all other parties. No Party hereto shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such Party forever waives any such defense, except to the extent such defense related to lack of authenticity.

10.12 Attorneys’ Fees. If any action or proceeding relating to this Agreement, or the enforcement of any provision of this Agreement is brought by a Party hereto against any Party hereto, the prevailing Party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing Party may be entitled).

10.13 Representation. The parties to this Agreement, and each of them, acknowledge, agree, and represent that it: (a) has been represented in connection with the negotiation and preparation of this Agreement by counsel of that Party’s choosing; (b) has read this Agreement and has had it fully explained by its counsel; (c) is fully aware of the contents and legal effect of this Agreement; and (d) enters into and signs the same by its own free will.

10.14 Drafting. The parties to this Agreement acknowledge that each of them have participated in the drafting and negotiation of this Agreement. For purposes of interpreting this Agreement, each provision, paragraph, sentence and word herein shall be deemed to have been jointly drafted by both parties. The parties intend for this Agreement to be construed and interpreted neutrally in accordance with the plain meaning of the language contained herein, and not presumptively construed against any actual or purported drafter of any specific language contained herein.

10.15 Interpretation. For purposes of this Agreement, references to the masculine gender shall include feminine and neuter genders and entities. Where a reference in this Agreement is made to a Section, Exhibit or Schedule, such reference shall be to a Section of, Exhibit to or Schedule of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to “this Agreement” shall include the Company Disclosure Schedule and the Parent Disclosure Schedule.

[Remainder of Page Intentionally Left Blank; Signature Page to Follow]

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IN WITNESS WHEREOF, the parties have caused this Exchange Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

CYCLACEL PHARMACEUTICALS, INC., a Delaware corporation

By:
Name:	Datuk Dr. Doris Wong Sing Ee
Title:	Chief Executive Officer

FITTERS DIVERSIFIED BERHAD, a Malaysia private limited company

By:
Name:	Datuk Tan Chor How Christopher
Title:	Executive Director

FITTERS SDN. BHD., a Malaysia private limited company

By:
Name:	Pang Wei Kang
Title:	Director

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EXHIBIT A

CERTAIN DEFINITIONS

The following terms, as used in the Agreement, have the following meanings:

“Accounts Receivable” shall have the meaning as set forth in Section 2.14 of the Agreement.

“Additional Company Interim Financial Statements” means an unaudited interim financial statements for each interim period completed prior to Closing that would be required to be included in the Registration Statement or any periodic report due prior to the Closing if the Company were subject to the periodic reporting requirements under the Securities Act or the Exchange Act.

“Affiliate(s)” shall have the meaning set forth in Rule 12b-2 of the regulations promulgated under the Exchange Act.

“Agreement” shall have the meaning as set forth in the Preamble.

“Alternative Acquisition” shall have the meaning as set forth in Section 4.4 of the Agreement.

“Assets” of a Person shall mean all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person’s business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

“Benefit Plans” shall have the meaning as set forth in Section 2.10 of the Agreement.

“Business Day” mans any day other than a day on which banks in the State of New York are authorized or obligated to close.

“Closing” shall have the meaning as set forth in Section 1.3 of the Agreement.

“Closing Date” shall have the meaning as set forth in Section 1.3 of the Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” shall have the meaning as set forth in the Preamble.

“Company Audited Financial Statements” means audited financial statements for each of its fiscal years required to be included in the Registration Statement, together with the auditor’s report thereon.

“Company Balance Sheet Date” shall have the meaning as set forth in Section 2.6(b) of the Agreement.

“Company Board Recommendation” shall have the meaning as set forth in Section 6.8(b).

“Company Disclosure Schedule” shall have the meaning as set forth in the opening paragraph of Article 2 of the Agreement.

“Company Financial Statements” shall have the meaning as set forth in Section 2.6(a) of the Agreement.

“Company Interim Financial Statements” means the Company Q1 2025 Interim Financial Statements.

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“Company Material Contract” shall have the meaning as set forth in Section 2.13 of the Agreement.

“Company Ordinary Shares” means the ordinary shares of the Company.

“Company-Owned IP” means all Intellectual Property owned or purported to be owned by the Company.

“Company Q1 2025 Interim Financial Statements” unaudited interim financial statements for the interim period completed March 31, 2025.

“Company Required S-4 Information” shall have the meaning as set forth in Section 2.6.

“Company Shareholder Written Consents” shall have the meaning as set forth in Section 2.6.

“Contract” means any written or oral agreement, arrangement, commitment, contract, indenture, instrument, lease, obligation, plan, restriction, understanding or undertaking of any kind or character, or other document to which any Person is a party or by which such Person is bound or affecting such Person’s capital stock, Assets or business.

“Copyrights” shall have the meaning as set forth in Section 2.16(a) of the Agreement.

“CYCC” means the Nasdaq symbol where Shares of common stock of Parent, par value $0.001, are shown.

“Default” means (i) any breach or violation of or default under any Contract, Order or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Order or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase, or impose any Liability under, any Contract, Order or Permit.

“DGCL” means the Delaware General Corporation Law.

“Effective Time” shall have the meaning as set forth in Section 1.4 of the Agreement.

“Electronic Delivery” shall have the meaning as set forth in Section 10.11 of the Agreement.

“Environmental Laws” mean any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, codes, plans, injunctions, Permits, concessions, grants, franchises, licenses, agreements and governmental restrictions, relating to human health, the environment or to emissions, discharges or releases of pollutants, contaminants or other Hazardous Material or wastes into the environment, including without limitation ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants or other Hazardous Material or wastes or the clean-up or other remediation thereof.

“Exchange” shall have the meaning as set forth in the Recitals.

“Exchange Act Documents” shall have the meaning as set forth in Section 2.20 of the Agreement.

“Exchange Shares” shave have the meaning as set forth in Section 1.1(b) of the Agreement.

“Final Date” shall have the meaning as set forth in Section 8.1 of the Agreement.

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“Fitters Parent” means Fitters Diversified Berhad, a Malaysia private limited company.

“Form S-4” shall have the meaning as set forth in Section 6.7(a) of the Agreement.

“GAAP” means U.S. generally accepted accounting principles in effect as of the date hereof.

“Governing Documents” means, with respect to any Person that is an entity, its certificate of incorporation or formation, bylaws, operating agreement, constitution, memorandum and articles of association or similar organizational documents, in each case, as amended.

“Governmental Entity” means any government or any agency, bureau, board, directorate, commission, court, department, official, political subdivision, tribunal, or other instrumentality of any government, whether federal, state or local, domestic or foreign.

“Hazardous Material” means any toxic, radioactive, corrosive or otherwise hazardous substance, including petroleum, its derivatives, by-products and other hydrocarbons, or any substance having any constituent elements displaying any of the foregoing characteristics, which in any event is regulated under any Environmental Law.

“IFRS” means international financial reporting standards in effect as of the date hereof.

“Intellectual Property” shall have the meaning as set forth in Section 2.16(a) of the Agreement.

“Knowledge” means the actual knowledge of the officers of a party, and knowledge that a reasonable person in such capacity should have after due inquiry.

“Law” means any code, law, ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, liabilities or business, including those promulgated, interpreted or enforced by any Regulatory Authority.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect to such asset.

“Malaysia Form of Transfer” means a form for the transfer of securities pursuant to Form Section 105 of the Malaysian Companies Act, in substantially the form of Exhibit B.

“Malaysian Companies Act” means the Laws of Malaysia, Act 125, Companies Act 2016.

“Marks” shall have the meaning as set forth in Section 2.16(a) of the Agreement.

“Material” and “Materially” for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

“Material Adverse Effect” means, with respect to any Person, a material adverse effect on the condition (financial or otherwise), business, Assets, liabilities or the results of operations of such Person and its Subsidiaries taken as a whole; provided, however, that any adverse change, event, development or effect arising from or relating to any of the following shall not be taken into account in determining whether there has been a Material Adverse Effect: (a) general business or economic conditions, (b) national or international political or social conditions, including the engagement by the United States or Malaysia in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States or Malaysia, respectively, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States or Malaysia, respectively, (c) financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (d) changes in IFRS, (e) changes in laws, rules, regulations, orders, or other binding directives issued by any Governmental Entity or (f) the taking of any action required by this Agreement and the other agreements contemplated hereby.

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“Material Contract Default” means a default under any Contract which would (A) permit any other party to cancel or terminate the same (with or without notice of passage of time) or (B) provide a basis for any other party to claim money damages in excess of $100,000 (either individually or in the aggregate with all other such claims under that contract) or (C) give rise to a right of acceleration of any material obligation or loss of any material benefit under any such Contract.

“Name Change” shall have the meaning as set forth in Section 6.7(a) of the Agreement.

“Nasdaq” means The Nasdaq Capital Market.

“Nasdaq Reverse Split” means a reverse stock split of all outstanding shares of Parent Common Stock effected by Parent for the purpose of maintaining compliance with Nasdaq listing standards.

“OFAC” also known as the Office of Foreign Assets Control of the U.S. Treasury Department.

“Order” means any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency or Regulatory Authority.

“Parent” shall have the meaning as set forth in the Preamble of the Agreement.

“Parent Accounts Receivable” shall have the meaning as set forth in Section 3.14 of the Agreement.

“Parent Alternative Acquisition” shall have the meaning as set forth in Section 5.8 of the Agreement.

“Parent Balance Sheet Date” shall have the meaning as set forth in Section 3.6(b) of the Agreement.

“Parent Board Recommendation” shall have the meaning as set forth in Section 6.9(b) of the Agreement.

“Parent Common Stock” shall have the meaning as set forth in Section 3.1 of the Agreement.

“Parent Disclosure Schedule” shall mean the written disclosure schedule delivered prior to the execution of the Agreement by Parent to the Company that is arranged in paragraphs corresponding to the numbered and lettered paragraphs corresponding to the numbered and lettered paragraphs contained in the Agreement.

“Parent Material Contract” shall have the meaning as set forth in Section 3.13 of the Agreement.

“Parent Preferred Stock” shall have the meaning as set forth in Section 3.3 of the Agreement.

“Parent SEC Documents” shall have the meaning as set forth in Section 3.6(a) of the Agreement.

“Parent Stockholder Exchange Approval Matter” shall have the meaning as set forth in Section 6.9(a) of the Agreement.

“Parent Stockholder Exchange Vote” means the affirmative vote of a majority of (a) the shares of Parent Common Stock properly cast is the only vote of the holders of any class or series of Parent’s capital stock necessary to approve this Agreement and thereby approve the transactions contemplated under this Agreement, including the issuance of the Exchange Shares to the shareholders of the Company pursuant to the terms of this Agreement.

“Parent Stockholder Matters” shall have the meaning as set forth in Section 6.9(a) of the Agreement.

“Parent Stockholder Meeting” shall have the meaning as set forth in Section 6.9(a) of the Agreement.

“Parent Stockholder Vote” shall have the meaning as set forth in Section 3.17 of the Agreement.

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“Party” or “Parties” means the Company, Fitters Parent and Parent.

“Patents” shall have the meaning as set forth in Section 2.16(a) of the Agreement.

“Permit” means any federal, state, local, and foreign governmental approval, authorization, certificate, consent, easement, filing, franchise, letter of good standing, license, notice, permit, qualification, registration or right of or from any Governmental Entity (or any extension, modification, amendment or waiver of any of these) to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets or business, or any notice, statement, filing or other communication to be filed with or delivered to any Governmental Entity.

“Person” means an individual, a corporation, a partnership, an association, a trust, a limited liability company or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

“Proxy Statement” means a statement relating to the Parent Stockholder Meeting to be held in connection with the Exchange (together with any amendments thereof or supplements thereto).

“Registration Statement” means the Proxy Statement and the Form S-4, collectively.

“Required Company Shareholder Vote” means the affirmative vote (or written consent) of the holders of a majority of the capital shares of the Company outstanding on the record date and entitled to vote thereon, voting as a single class on an as-converted basis.

“Sanctions List” shall have the meaning as set forth in Section 2.22(c) of the Agreement.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Share” or “Shares” shall have the meaning as set forth in Section 1.1(a) of the Agreement.

“Software” shall have the meaning as set forth in Section 2.16(a) of the Agreement.

“Subsidiary” means, with respect to any Person, (i) any corporation, limited liability company, association or other business entity of which more than fifty percent (50%) of the total voting power of the capital shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership (a) the sole general partner or managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

“Tax” or “Taxes” means all United States federal, state, provincial, local or foreign taxes and any other applicable duties, levies, fees, charges and assessments that are in the nature of a tax, including income, gross receipts, property, sales, use, license, excise, franchise, ad valorem, value-added, transfer, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs, capital stock, real property, personal property, alternative or add-on minimum, estimated, social security payments, and health taxes and any deductibles relating to wages, salaries and benefits and payments to subcontractors, together with all interest, penalties and additions imposed with respect to such amounts.

“Tax Return” shall have the meaning as set forth in Section 2.11(c) of the Agreement.

“Technology” shall have the meaning as set forth in Section 2.16(a) of the Agreement.

“Trade Secrets” shall have the meaning as set forth in Section 2.16(a) of the Agreement.

“Transaction Documents” means the Agreement and any other document executed and delivered pursuant hereto, together with any exhibits or schedules to such documents.

“Transfer Agent” shall mean Equiniti Trust Company, LLC.

“Transfer Taxes” shall have the meaning as set forth in Section 6.3 of this Agreement.

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EXHIBIT B

MALAYSIA FORM OF TRANSFER

B-1

EXHIBIT C

POST-CLOSING DIRECTORS

Mr. Chin Yong Shing (existing director)

Datuk Dr. Doris Wong (new director)

C-1

Annex B

CERTIFICATE OF AMENDMENT
TO THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
CYCLACEL PHARMACEUTICALS, INC.

Pursuant to Section 242 of
the General Corporation Law of the
State of Delaware

Cyclacel Pharmaceuticals, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:

FIRST: The Board of Directors of the Corporation duly adopted resolutions approving the following amendments to the Corporation’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), declaring said amendments to be advisable and providing for the consideration of such amendments at a special meeting of stockholders of the Corporation.

SECOND: On _________, 2025, the special meeting of stockholders of the Corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares required by statute were voted in favor of the amendments.

THIRD: Said amendments were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: Article ONE of the Certificate of Incorporation is hereby amended in its entirety to state the following:

“The name of this corporation is Bio Green Med Solution, Inc. (the “Corporation”).”

FIFTH: Article EIGHTH of the Certificate of Incorporation is hereby amended in its entirety to state the following:

“Any action required by law to be taken at any meeting of stockholders of the Corporation or any action which may be taken at a meeting of stockholders, may be taken without a meeting, without prior notice, and without a vote if a written consent thereto is signed by stockholders holding at least a majority of the voting power of the then-outstanding shares of voting stock of the Corporation entitled to vote.”

B-1

SIXTH: Article FIFTEENTH of the Certificate of Incorporation is hereby added to state the following:

“The Corporation hereby expressly elects not to be governed by Section 203 of the General Corporation Law of the State of Delaware.”

SEVENTH: The foregoing amendment to the Certificate of Incorporation shall be effective as of 12:01 am Eastern Daylight Time on _______ 2025.

IN WITNESS WHEREOF, Cyclacel Pharmaceuticals, Inc. has caused this Certificate of Amendment to the Certificate of Incorporation to be signed by the undersigned, thereunto duly appointed, this _________, 2025.

By:	/s/
Datuk Dr. Doris Wong Sing Ee
Chief Executive Officer

B-2

Annex C

FAIRNESS OPINION OF STRATEGIC CAPITAL ADVISORY SDN. BHD. IN RELATION TO THE PROPOSED ACQUISITION OF THE ENTIRE EQUITY INTEREST IN FITTERS SDN BHD AND ITS SUBSIDIARIES

Strategic Capital Advisory Sdn. Bhd.

(Registration No. 199901003253 (478153-U))

Investment Advisers – Corporate Finance (CMSL/A0124/2007)

(Licensed by Securities Commission)

Unit T05, Tower Block, Plaza Dwitasik,

Jalan Tasik Permaisuri 1, Bandar Sri Permaisuri,

56000 Kuala Lumpur

Our Tel : 603 9171 9600 Our Fax : 603 9173 7600

www.strategiccapital.my

8 April 2025

The Board of Directors,

CYCLACEL PHARMACEUTICALS INC

Level 10, Tower 11, Avenue 5

No 8, Jalan Kerinchi

Bangsar South

59200, Kuala Lumpur

Strictly Private & Confidential

Dear Sirs

FAIRNESS OPINION IN RELATION TO THE PROPOSED ACQUISITION OF THE ENTIRE EQUITY INTEREST IN FITTERS SDN BHD AND ITS SUBSIDIARIES FOR A PURCHASE CONSIDERATION OF USD22.50 MILLION (“PROPOSED EVALUATION”)

This letter (“Letter”) is prepared and to be included in the Form S-4 of the Securities and Exchange Commission in connection with the proposed acquisition of the entire equity interest in Fitters Sdn Bhd and its subsidiaries (“Target Co”) for the purchase consideration of USD22.50 million (“Purchase Consideration”) (“Proposed Acquisition”) for Cyclacel Pharmaceuticals Inc’s (“Company”) evaluation purposes.

1.	INTRODUCTION

Strategic Capital Advisory Sdn Bhd (“SCA”) has been appointed by the Board of Directors (“Board”) of the Company as an Expert to undertake the Proposed Evaluation. SCA confirms that SCA and its employees do not have any direct or indirect financial interests in the Company or its subsidiaries and is not in a position that may affect our objectivity in performing this engagement, therefore confirming our independence in relation to the Proposed Evaluation.

The purpose of this Letter is to set out the evaluation in relation to the Proposed Evaluation and is subject to the limitations of our role and evaluation as explained herein. Other than for this intended purpose, this Letter should not be used for any other purpose and/or by any other persons and/or reproduced, wholly or partially, without our express written consent. Should any information and/or section of our Letter is to be extracted, quoted and/or referenced in any document, the relevant paragraphs and/or sections of the said document shall be reviewed and consented in writing by us prior to the release of the said document to any party for any purposes.

2.	BACKGROUD INFORMATION OF THE TARGET CO

Target Co was incorporated in Malaysia on 20 August 1982 as a private limited liability company. The Target Co is principally engaged in trading and installation of fire safety materials and equipment. The Target Co is the holding company for Fitters (Sarawak) Sdn Bhd (“FSSB”), AHT NRG Asia Sdn Bhd (“AHT”) and Modular Floor System (M) Sdn Bhd (“MSF”). FSSB is also involved in the trading of fire safety materials and equipment whereas both AHT and MSF have ceased operation.

C-1

3.	TERMS OF REFERENCE

The basis of our opinion is the fair market value which is defined as the arms’ length price at which such asset would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or to sell, in an open and unrestricted market and both having reasonable knowledge of relevant facts. The concept of market value means the cash equivalent price of an asset being valued assuming the transaction took place under conditions existing at the date of valuation of the assets. The amount would not be considered market value if it was influenced by special motivations or characteristic of a typical buyer or seller.

Sources of Information

The sources of information which we have used in our evaluation are as follows:

(i)	Audited financial statements of the Target Co for the financial year ended 31 March (“FYE”) 2024;
(ii)	The Target Co’s management accounts for the 9-month financial period ended 31 December 2024 (“9M-FPE 2024”);
(iii)	The Letter of Intent issued by Master Pyroserve Sdn Bhd (“MPSB”) to the Target Co for the maintenance service under the Sistem Pengawasan Kebakaran Automatik (“SPKA”) (“LOI”);
(iv)	The financial forecast and projection of the Target Co from the FYEs 31 December 2025 to 31 December 2031 (“Future Financials”) prepared by the management of the Target Co (“Management”);
(v)	Representation and explanation by the Management; and
(vi)	Other publicly available information in respect of the industry that the Target Co is involved in.

We have assumed and relied upon, without independent verification, the validity, accuracy and completeness of information that was publicly available or supplied or otherwise made available to us by the Management, which such information formed a substantial basis of our opinion and we express no opinion on such documents, financials and/or other information.

We have also relied on the Management to exercise due care to ensure that all information and documents as mentioned above and that all relevant facts, information and representations necessary for our evaluation have been disclosed to us, that such information is accurate, valid and there is no omission of material facts, which would make any information provided to us incomplete, misleading or inaccurate and undertake to inform us of any material changes in the subject matters which may have an impact on our opinion.

The preparation of this Letter is based upon, amongst others, the economic, industry and other conditions prevailing as at the Date of Opinion, as well as publicly available information and information provided to us by the Management. Such conditions may change significantly over a relatively short period of time. It should also be highlighted that the valuation may be materially or adversely affected should the actual results or events differ from any of the bases and assumptions upon which the relevant reports were based.

Date of Opinion

The date of our opinion is 2 April 2025 (herein also referred to as the “Date of Opinion”).

Scope and Limitation of Review

SCA was not involved in the formulation or any deliberation and negotiation on the terms and conditions of any corporate exercise intended to be undertaken by the Company. Our role as the Expert does not extend to us expressing an opinion on the commercial merits of any corporate exercise intended to be undertaken by the Company.

2

The assessment of the commercial merits is solely the responsibility of the Board, although we may draw upon their views in arriving at our opinion. As such, where comments or points of consideration are included on matters, which may be commercially oriented, these are incidental to our overall valuation and concern matters, which we may deem material for disclosure. Further, our terms of reference do not include us rendering an expert opinion on legal, accounting and taxation issues relating to the Proposed Evaluation.

Our work includes holding discussions with and making enquiries from the Management regarding representations made on the Proposed Evaluation. We rely on the Management’s oral and written representations as well as third party sources as explained in the relevant sections of this Letter.

With regards to the Future Financials furnished to us by the Management, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgement by the Management on the future financial performance of the Target Co and of which the Management are solely responsible for the bases and assumptions and the preparation and presentation of the same.

Accordingly, we make no representations as to the accuracy or completeness of the information provided and in no event shall we, our partners, principals, directors, shareholders, agents or employees are liable for any misrepresentations by the Management.

We have not undertaken an independent investigation into the business of the Target Co. Our procedures and inquiries do not include any verification work that constitutes an audit on the information that we have relied upon in preparing this Letter. Furthermore, the Future Financials have not been audited or reviewed by a firm of accountants. Further, we have not undertaken a review on the reasonableness of the Future Financials and we do not express any opinion on the achievability of the Future Financials. Our work involves the determination of the discount rate to be used and undertaking a sensitivity analysis based on the information provided by the Management.

No representation or warranty, whether expressed or implied, is given by SCA that the information and documents provided will remain unaltered after the issuance of this Letter. As such, we assume no responsibility to update and revise our Letter in light of any subsequent development after the date of this Letter that may affect our evaluation contained herein.

The Management has, individually and collectively, accepted full responsibility for all material facts, financial and other information essential to our evaluation have been disclosed to us and are as set out in this Letter, and for the accuracy of the information in respect of the Proposed Evaluation (save for those in relation to our evaluation and opinion pertaining to the same) as prepared herein and confirmed that after making all reasonable enquires and to the best of their knowledge and belief, there are no other facts omitted which would make any statement herein incomplete, false and/or misleading.

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4.	INDUSTRY AND PROSPECTS OF THE MALAYSIAN ECONOMY

Key developments in the Malaysian economy as extracted from quarterly bulletin for the fourth quarter of 2024 (“4Q2024”) published by Bank Negara Malaysia are as follows:

(i)	Higher Gross Domestic Product growth of 5.0% in the 4Q2024, driven by domestic demand. Strong investment was underpinned by the continued realisation of new and existing projects. The factors supporting the growth in the 4Q2024 includes:

a.	Strong expansion in overall investment activities;
b.	Continued growth in exports of goods and services; and
c.	Sustained household spending.

(ii)	The unemployment rate declined further to 3.2% in 4Q2024 (3Q2024: 3.2%). Employment rose to 16.8 million persons in 4Q2024 (3Q2024: 16.7 million persons) amid continued demand for labour. Labour supply remained forthcoming as the labour force participation rate remained at a historical high of 70.6% in 4Q2024 (3Q2024: 70.5%);

(iii)	Both headline and core inflation declined to 1.8% and 1.7%, respectively. Lower inflation was observed during the quarter for mobile communication services and petrol (RON97) but this was offset by higher inflation for food and beverages;

(iv)	Going forward, the Malaysian economy is expected to remain resilient in 2025. Growth will be driven by robust expansion in investment activity, resilient household spending and continued expansion in exports. Investment activities will be driven by continued progress of multi-year projects in both the private and public sectors, higher realisation of approved investments and the implementation of catalytic initiatives under the national master plans. Employment and wage growth as well as policy measures, including the upward revision of the minimum wage and civil servant salaries, would remain supportive of household spending. Exports are expected to be supported by the global tech upcycle, continued growth in non-electrical and electronics goods and higher tourist spending. The growth outlook is subject to downside risks if growth in major trading partners slowed amid heightened risk of trade and investment restrictions, and lower-than-expected commodity production. Nevertheless, growth could potentially be higher from greater spillovers from the tech upcycle, more robust tourism activities, and faster implementation of investment project; and

(v)	Year to date, both headline and core inflation averaged at 1.8%. Moving into 2025, inflation is expected to remain manageable amid easing global cost conditions and the absence of excessive domestic demand pressures. Global commodity prices are expected to continue to trend lower, contributing to moderate cost conditions in the near-term. In this environment, the overall impact of the recently announced domestic policy measures1 is expected to be contained.

(Source: Bank Negara Malaysia (“BNM”) Quarterly Bulletin 4Q2024)

Fire Protection System Market Size

The global fire protection system market size was valued at USD 68.90 billion in 2024. The market is projected to grow from USD 71.97 billion in 2025 to USD 111.38 billion by 2032, exhibiting a compounded annual growth rate (“CAGR”) of 6.4% during the forecast period. North America dominated the global market with a share of 35.63% in 2024.

A fire protection system is a comprehensive set of equipment, devices, and strategies designed to detect, control, suppress, and mitigate fire hazards in buildings, structures, or various areas. It is an integrated network of devices and measures implemented to detect fire, alert occupants, control smoke, suppress flames, and facilitate safe evacuation, with the ultimate goals of protecting life, minimizing property damage, and reducing the impact of fire incidents.

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Rapid urbanization and the development of commercial, industrial, and residential infrastructures necessitate the installation of fire protection systems to ensure safety. The expansion of the construction industry, particularly in emerging economies, is leading to increased installations of both active fire protection and passive fire protection systems in new buildings and structures. For instance, according to the Ceramic World Web report, the construction sector in India increased by 13.3% in 2023 compared to 2022. Moreover, a rising number of fire cases registered across the globe, which resulted in several injuries and deaths in recent years, creates the demand for such systems to ensure safety in commercial and industrial premises. For instance, according to the National Safety Council, in the year 2022, around 1504,500 fire cases were registered globally, which caused 13,250 injuries and 3,790 deaths. Such a surge in the rising number of fire cases globally drives the market growth.

(Source: https://www.fortunebusinessinsights.com/fire-protection-system-market-104820)

Malaysia Passive Fire Protection Market Sizes and Outlook

The Malaysia passive fire protection market generated a revenue of USD 45.8 million in 2023 and is expected to reach USD 56.6 million by 2030. The Malaysia market is expected to grow at a CAGR of 3.1% from 2024 to 2030.

(Source: https://www.grandviewresearch.com/horizon/outlook/passive-fire-protection- market/malaysia)

The Rise of electrical vehicles (“EVs”) and Its Fire Safety Implications for Malaysia

As EV adoption surges in Malaysia, fire safety professionals must confront a pressing issue: Are we prepared for the fire risks posed by this new wave of technology?

While EVs contribute to cleaner air and reduced carbon emissions, their lithium-ion battery systems present unique fire hazards that differ significantly from traditional vehicles. For the fire safety community, these risks must be understood and mitigated as EVs become a central part of Malaysia’s transportation landscape.

Malaysia is witnessing a significant shift in its automotive industry, with EV sales rapidly increasing. In the first half of 2024 alone, 10,664 EVs were sold—more than double the 4,410 units sold the previous year. EVs now represent 2.6% of all vehicle sales, reflecting a 148% year-on-year growth. This boom in EV adoption mirrors global trends toward sustainability, but it also brings new challenges for fire safety, especially as EV infrastructure scales up nationwide.

As EV numbers continue to rise, so do fire incidents linked to their lithium-ion batteries. Globally, a high-profile incident occurred in South Korea in August 2023, where a Mercedes-Benz EV fire in an underground parking lot destroyed over 140 vehicles. The event sparked widespread concerns and led to discussions on restricting EV access to underground parking areas due to containment and ventilation challenges.

Malaysia, too, has seen EV fire incidents. In Johor, on December 31, 2023, an electric car caught fire while charging at a showroom along Jalan Skudai. The blaze destroyed 90% of the vehicle, 5% of the showroom structure, and 20% of the EV charging bay, according to the Larkin Fire and Rescue Station. This incident highlights the difficulty in controlling such fires and the significant damage they can cause, especially in enclosed spaces like garages and underground parking lots, which are commonly found in Malaysia’s urban centres.

The growing EV infrastructure in Malaysia adds complexity to the fire risk landscape. As of June 25, 2024, the country has installed 2,585 EV charging units, spanning all states and federal territories except Labuan. These include 610 direct current (“DC”) fast chargers and 1,975 alternating current (“AC”) chargers. Selangor leads with 867 chargers, followed by Kuala Lumpur (675), Penang (277), and Johor (251). With the number of EV charging points steadily increasing— up 12.5% since the first quarter of 2024— fire safety at these stations becomes a critical issue.

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The Ministry of Investment, Trade and Industry (“MITI”) has projected that Malaysia will reach 10,000 public EV charging points by 2025, a key part of the Low Carbon Mobility Blueprint 2021- 2030. However, as the EV fleet grows, ensuring these charging points are equipped to handle potential fire hazards is essential.

Beyond the immediate threat to life, EV fires pose serious risks to infrastructure. Lithium-ion battery fires burn at higher temperatures than conventional vehicle fires, potentially compromising the structural integrity of surrounding materials, including steel and concrete.

The rise of EVs in Malaysia is an important step toward sustainability, but it also presents new fire safety challenges. As more EVs hit the roads and charging infrastructure expands, fire safety professionals must stay ahead of these developments. Adopting advanced suppression systems, improving building designs, and promoting safe charging practices are essential steps to ensure that the benefits of EV adoption do not come at the cost of safety.

Malaysia’s evolving infrastructure must be equipped to handle the growing presence of EVs. With proactive measures in place, the fire safety community can help mitigate the risks and ensure a safer future as we transition to cleaner, greener transportation solutions.

To better prepare for these challenges, fire safety professionals must also receive specialized training. Fire safety training services are designed to help first responders, building managers, and safety personnel understand the nuances of lithium-ion battery fires and EV-specific risks.

(Source: Malaysian Fire Protection Association: The Rise of EVs and Its Fire Safety Implications for Malaysia, posted on 17 February 2025)

5.	VALUATION METHODOLOGY

In establishing our opinion on the fairness of the Purchase Consideration, SCA has considered various methodologies, which are commonly used for valuation, taking into consideration the Target Co’s business sustainability, subsequent income generating capabilities as well as associated risks affecting its business. Amongst the vast variety of valuation methodologies, SCA has considered and selected the Discounted Free Cash Flow to Firm (“FCFF”) to form an opinion on the fairness of the Purchase Consideration as the underlying value of Target Co is likely to be derived from its future business operation.

Further to the above, SCA has also considered other valuation methodologies and found that the following methodologies are not suitable in forming an opinion on the fairness of the Purchase Consideration based on the following factors:

1.	Relative Valuation Analysis (“RVA”)

RVA method seeks to compare a company’s implied trading multiple to that of comparable companies to determine the firm’s financial worth. Based on the Target Co’s audited financial statements for the FYE 2024, the Target Co registered a profit after tax of approximately RM357,135. As the Target Co is in the growth stage and has recently received the LOI from MPSB of which MPSB has participated in the tender for “Perkhidmatan, Merancang, Menbangun, Membekal, Memasang, Menguji, Mentauliah, Mengoperasi, Menyelenggara dan Menaiktaraf SPKA kepada Jabatan Bomba dan Penyelamat Malaysia” (“SPKA Project”). Management represented that the chance of securing such contract is encouraging. Hence, we opine that the RVA method is not appropriate to be used in this Proposed Evaluation.

2.	Revalued Net Asset Valuation (“RNAV”)

RNAV method seeks to adjust the net asset value of a company to take into consideration the valuation of assets of a company to determine the adjusted value of the firm’s financial value. Based on the Target Co’s audited financial statements as at 31 March 2024, the Target Co’s property, plant and equipment attributed to approximately 2.6% of its total assets. Hence, RNAV may not accurately reflect the potential and market value of the Target Co.

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Discounted FCFF Methodology

The Discounted FCFF Methodology is a commonly used investment appraisal technique to evaluate the attractiveness of an investment opportunity which takes into consideration, amongst others, the time value of money as well as future cash flows to be derived from the business over a specific period of time.

Discounted FCFF Methodology is a valuation method which considers both the time value of money and the projected net cash flow generated discounted at a specified discount rate to derive at the valuation of the subject matter. It is based on discounted cash flows, involving the application of an appropriately selected discount rate applied on the projected future cash flows to be earned by the capital contributors of a company, i.e., equity shareholders and debt capital providers.

As the Discounted FCFF methodology entails the discounting of future cash flows to be generated from the business at a specified discount rate to arrive at the fair value of the investment, the risk involved in generating such cash flows will also be taken into consideration.

FCFF is the free cash flows available to be paid to the capital contributors of the company after all expenses and reinvestment cost. The formula used to derive the enterprise value is as follows:

Enterprise value =	Present value of Projected FCFF based on the Future Financials	+	Terminal value

Vo	=	FCFF 1	+	FCFF n	+	FCFF TV
		(1+DR)[1]		(1+DR)[n]		(DR-g)

Where:

Vo = Value today

FCFF1 = Expected FCFF in year 1 FCFFTV = Terminal year FCFF

DR = Discount rate derived using the weighted average cost of capital (“WACC”)

n = represent time, in years into the future g = terminal year growth rate

The projected FCFF as determined annually based on the Future Financials shall be discounted using the WACC. The WACC formula is as follows:

WACC = [Cost of Equity X Equity / Capital] + [Cost of Debt X Debt / Capital X (1 – Corporate Tax Rate)]

The cost of equity takes into account a combination of risk factors associated with the industry in which the Target Co are involved in, namely, the systematic risk, i.e., the inherent market risk such as the interest rate fluctuation, and the capital structure, i.e., the financing risk. These risks are translated into the cost of equity which is built upon the Capital Asset Pricing Model (“CAPM”). The cost of equity formula is as follows:

Cost of equity = Risk-Free Rate + [Re-geared Beta X (Market Return – Risk-Free Rate)]

For the purposes of the Discounted FCFF methodology, reference was made to valuation of public listed companies on Bursa Malaysia Securities Berhad (“Bursa Securities”) and the stock exchanges in Southeast Asia which are principally engaged in the trading of fire material and equipment and related products. Based on the above criteria, three (3) comparable companies listed on Bursa Securities, Shenzhen Stock Exchange (“SZSE”) and the Stock Exchange of Thailand (“SET”) were selected on the basis that the risks and structure of the industry of which Target Co is operating in are similar (“Comparable Companies”).

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In arriving at the appropriate discount rate for the Target Co, we have applied the prevailing risk- free rate and market risk premium, as well as adopted the betas of available Comparable Companies with relevant adjustments made taking into consideration the gearing and the risk profile as well as other risk factors that may affect the Target Co.

All information obtained was sourced from S&P Capital IQ as at the Date of Opinion unless stated otherwise.

For the purpose of determining the fairness of the Purchase Consideration, the Comparable Companies’ beta is adjusted (de-geared) for its gearing ratio, and then re-geared based on the median net gearing level of the Comparable Companies.

It is important to note that the Comparable Companies tabulated herein are by no means exhaustive and may differ from the Target Co in terms of, inter alia, composition of business activities, scale of operations, geographical location of operations, profit track record, financial profile, risk profile, future prospects, capital structure, marketability of their securities and other criteria. One should also note that any comparisons made with respect to the Comparable Companies are merely to provide an indication to the implied valuation of the Target Co and the selection of Comparable Companies and adjustments made are highly subjective and judgmental and the selected companies may not be entirely comparable due to various factors.

The details of the Comparable Companies and the input parameters for CAPM at the Date of Opinion are set out as follows:

Comparable Companies	Exchange	Principal activities
Unique Fire Holdings Berhad (“Unique”)	Bursa Securities	Engages in the manufacture, assembly, and distribution of active fire protection systems, equipment, and accessories for the built environment. The company offers filling series for fire extinguisher; fire extinguishers; fire hose reels; fire hydrant systems; sprinkler systems; fire detection and alarm devices; fire suppression systems; carbon dioxide fire extinguishing system; wet chemical fire suppression systems; fire blanket and smoke curtain; home safety kit; design fire extinguisher; unique5112 systems; wet and dry riser systems, and hydrant; fire hoses; and batteries, cabinets, and fire blankets, as well as home safety kits. It also provides dry chemical fire extinguisher refilling machines, as well as fire protection equipment services.

Jade Bird Fire Co., Ltd (“Jade”)	SZSE	Develops, manufactures, and sells professional fire safety electronic products and fire safety systems in China and internationally. The company offers fire safety system products, including automatic fire alarm and linkage control; electricity fire safety system products, such as gas fire monitoring, automatic gas fire extinguishing, and gas detection and monitoring systems, as well as fire cloud platform.

Harn Engineering Solutions Public Company Limited (“Harn”)	SET	Design, install, designs, and distributes fire protection systems and fire suppression products in Thailand. It offers sprinklers, fire hose cabinets, floor control valves, pump room, and fire extinguishers for fire protection and safety solutions; and compressors, unit coolers, controllers, inverters, condensing units, refrigerants, and fans for refrigeration, as well as cooling system controlling devices.

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Comparable Company	Market Cap (RM million)	Levered Beta	Net Debt/ Equity	Unlevered Beta
Unique	148.00	1.46	1.21%	1.45
Jade	5,350.17	1.13	13.58%	1.03
Harn	159.91	0.69	15.03%	0.62
Median			13.58%	1.03

Bases and Assumptions for Future Financials

The Future Financials have been prepared based on a set of assumptions made by the Management, which includes assumptions about future events and outlook that may or may not necessarily occur. In particular, the Future Financials are dependent on the achievability of the specific assumptions as set out below. We have not undertaken a review on the reasonableness of the Future Financials, and we do not express any opinion on the achievability of the Future Financials.

The FCFF for each financial year in the Future Financials used to derive at the Discounted FCFF valuation are extracted from the estimate, forecast and projections based on the Management’s best estimate, and includes the existing contracts as well as quotations provided to its customers.

Notwithstanding the above, we wish to highlight that the Discounted FCFF valuation is based on prevailing economic, market and other conditions as at Date of Opinion for valuation parameters, in addition to publicly available information and information provided by the Target Co. Such conditions may change significantly over a short period of time. The resultant effect of such changes may materially and/or adversely affect the valuation.

In particular, the Future Financials are dependent on the achievability of the specific assumptions as set out below. The results of the Future Financials can be materially affected by economic and other circumstances. The actual results may vary considerably from the Future Financials. The Future Financials have been prepared on the bases consistent with the historical information provided by the Management, of which the specific key assumptions are as follows:-

(i)	The Future Financials of the Target Co as provided by the Management are set out as follows:-

	FYE 2025	FYE 2026	FYE 2027	FYE 2028	FYE 2029	FYE 2030	FYE 2031
Description	RM’000	RM’000	RM’000	RM’000	RM’000	RM’000	RM’000
Revenue	12,550	25,185	40,121	50,858	66,922	91,121	127,776
Revenue growth		100.7%	59.3%	26.8%	31.6%	36.2%	40.2%
Cost of sales	(10,039)	(16,424)	(24,482)	(33,481)	(46,994)	(67,395)	(98,329)
Gross profit	2,511	8,761	15,639	17,377	19,928	23,726	29,446
Gross profit margin	20.0%	34.8%	39.0%	34.2%	29.8%	26.0%	23.0%
Other income	636	636	636	636	636	636	636
Operating expenditure	(2,400)	(2,599)	(2,830)	(3,101)	(3,422)	(3,806)	(4,270)
Profit before taxation	747	6,798	13,444	14,912	17,141	20,556	25,813
Taxation	(179)	(1,631)	(3,227)	(3,579)	(4,114)	(4,933)	(6,195)
Profit after taxation	568	5,166	10,218	11,333	13,027	15,623	19,618

*Any discrepancies in the table between the amount listed and totals thereof are due to rounding.

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(ii)	The Target Co’s revenue can be further discussed in the following geographical manner:-

	Note	FYE 2025	FYE 2026	FYE 2027	FYE 2028	FYE 2029	FYE 2030	FYE 2031
Description		RM’000	RM’000	RM’000	RM’000	RM’000	RM’000	RM’000
SPKA	a	-	7,866	15,732	15,903	16,074	16,245	16,416
FSSB	b	950	979	1,008	1,038	1,069	1,101	1,134
Tyco	c	6,000	9,000	13,500	20,250	30,375	45,563	68,344
Chemguard form	d	3,600	4,140	4,761	5,475	6,296	7,241	8,327
Safety apparel	e	2,000	3,200	5,120	8,192	13,107	20,972	33,554
Total		12,550	25,185	40,121	50,858	66,922	91,121	127,776

(a)	The Target Co has received the LOI from MPSB in relation to the SPKA Project, of which MPSB will award the maintenance services of the SPKA Project to the Target Co;

(b)	The revenue contribution from FSSB is expected to grow by 3.0% per annum throughout the projected period;

(c)	Distribution of Tyco’s fire product. The Management has estimated an increase of 50.0% per annum throughout the projected period due to the booming of the data centres in Malaysia, particularly in Johor Bahru;

(d)	Distribution of Chemguard form concentrates. The Management has estimated an increase of 15.0% per annum throughout the projected period to serve the oil and gas industry; and

(e)	Distribution of safety apparels of which the Management has estimated an increase of 60.0% per annum throughout the projected period.

(iii)	Gross profit margin is estimated to be ranging from 20.0% to 34.2% throughout the projected period and gradually increase from approximately 61.5%.for the FYE 2025 to 64.3% for the FYE 2027. For information, the historical gross profit margin for the Target Co for the FYE 2024 and 9M-FPE 2024 were 22.4% and 21.8% respectively.

(iv)	The Target Co’s receivables and payables turnover days are estimated to be within 45 days and 45 days respectively, based on Management’s best estimate. For information, the historical receivables turnover days for the FYE 2024 and 9M-FPE 2024 were 87 days and 117 days, whereas the historical payable turnover days for the FYE 2024 and 9M-FPE 2024 were 36 days and 65 days. The Management represented that it will improve its cash management system in the future to mitigate its liquidity risk.

(v)	The operating cost comprises salaries which are expected to increase by 5.0% per annum throughout the projected period. Selling and distribution expenses are expected to increase by 30.0% per annum throughout the projected period. Others comprise administrative expenses, rental, professional fees, travelling expenses and premise cost are expected to increase by 10% per annum throughout the projected period.

(vi)	Tax expense is estimated based on the Malaysia’s corporate tax rate of 24.0%.

(vii)	Management represented that there is no capital expenditure needed for the growth of the Target Co.

General Assumptions

(i)	There will be no significant changes in the principal activities, key management personal, operating policies, accounting and business policies presently adopted by the Target Co;

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(ii)	The Future Financials have been prepared based on prevailing economic conditions and information available as at the date of its preparation and does not encompass any assessment of the potential for future changes in the economic conditions in Malaysia, Southeast Asia and globally;

(iii)	There will be no significant changes to the prevailing economic, political and market conditions in Malaysia, Southeast Asia and elsewhere that will have direct and indirect effects on the activities and performance of the Target Co and the business of the Target Co’s customers and suppliers;

(iv)	There will be no material changes to the present legislation and government’s regulations and other operation regulations or restrictions affecting the Target Co’s activities or the market in which it operates;

(v)	There will be no significant changes in the credit period granted or received by the Target Co;

(vi)	The statutory income tax rate and other relevant duty and tax rate for the Target Co will remain at their respective existing rates with no significant changes in the bases of taxation and there will be no significant changes in the structure which would adversely affect the cash flows of the Target Co;

(vii)	There will be no material adverse effect from service disruptions, equipment or network breakdown or other similar occurrences, wars, epidemic, terrorist attacks and other natural risks, both domestic and foreign, which will adversely affect the operations, income and expenditure of the Target Co;

(viii)	The rate of inflation will not fluctuate significantly from their projected levels;

(ix)	The exchange rate between RM and the various currencies in which the Target Co derives its income/expenses in will not fluctuate significantly from their projected levels;

(x)	Other than the estimation made by the Management, there will be no substantial impairment to the carrying value of the Target Co’s investment, property, plant and equipment and other assets;

(xi)	There will be no significant changes in wages, supplies, administration, overhead expenses and other costs other than those forecasted and projected;

(xii)	There will be no termination of any significant agreements or contracts from which the legal rights accruing to the Target Co, in respect of the principal activities are derived; Such agreements or contracts are assumed to be renewed based on current terms upon expiry;

(xiii)	There will be adequate supply of manpower and other relevant resources to the Target Co for its business activities; and

(xiv)	There will be no major legal proceedings against the Target Co which will adversely affect the activities or performance of the Target Co or give rise to any contingent liability which will materially affect the financial position or business of the Target Co.

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Evaluation of the Fairness of the Purchase Considerations

In determining the fairness of the Purchase Consideration, and based on the Discounted FCFF Methodology using the Future Financials as provided by the Management and the inputs from the Comparable Companies, the following were noted:

WACC Inputs
Median Net Debt/Equity Ratio of Comparable Companies	13.36%
Risk-Free Rate [1]	3.76%
Market return [2]	9.54%
Re-geared Beta [3]	1.15
Illiquidity Premium [4]	4.00%
Cost of equity derived using CAPM	14.39%
Cost of debt [5]	6.75%
WACC	13.30%
Enterprise Value (“EV”) of the Target Co @ RM	RM97.42 million
EV of the Target Co @ USD	USD21.88 million

Notes:

[1]	Based on the risk-free rate for Malaysia as extracted from http://www.bnm.gov.my. This risk-free rate is based on the yield of ten (10) years Malaysian Government Securities as at Date of Opinion.
[2]	Based on the historical average market return for Malaysia as extracted from Bloomberg. The historical average market return is based on the average return of FTSE Bursa Malaysia Top 100 Index for the past ten (10) years extracted on the Date of Opinion.
[3]	Re-geared beta is arrived at based on the net debt/equity ratio of Comparable Companies.
[4]	An illiquidity premium of 4.0% had been applied to derive the discount rate using CAPM to account for the lack of marketability and unsystematic risk as extracted from http://people.stern.nyu.edu/adamodar/pdfiles/country/illiquidity.pdf.
[5]	Based on the lending rate as extracted from Bank Negara Malaysia.
[6]	Based on the exchange rate extracted from Bank Negara Malaysia as of the Date of Opinion of USD1.00: RM4.4530

Terminal value is mainly computed via one of the three (3) approaches, which is (a) liquidation value (b) multiple approach or (c) stable growth approach. For the purpose of this valuation, we have used the stable growth model to compute the terminal value as this usually applies to companies that are growing but on a moderate pace.

The terminal value is computed based on the FCFF for the FYE 2031 at a terminal growth rate of nil, taking into consideration the risk of external factors that may directly or indirectly affect the business of the Target Co. The terminal value computed of approximately RM58.03 million represent 59.6% of the Target Co’s EV of approximately RM97.42 million.

The terminal value of the Target Co adopted in the Discounted FCFF Methodology is computed based on the parameters as stated below:-

Terminal Value	=	FCFFn X (1+g)
WACC-g

Where;

n = represent time, last year of the Future Financials WACC =Discount rate derived using WACC

g = terminal growth rate

The EV of the Target Co is then adjusted for the cash and bank balances and borrowings, surplus of assets and liabilities of the Target Co to arrive the equity value in the Target Co as shown in the table below:-

Equity Value of the Target Co	RM’million	USD’ million
EV of the Target Co	97.42
Adjustment
Less: Amount due to holding company [1]	(0.31)
Add: Cash and cash equivalents [1]	2.55
Value of 100% equity interest in the Target Co	99.66	22.38

Notes:

[1]	Based on the management accounts for the 9M-FPE 2024.

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Based on the underlying assumptions of the Future Financials, we have performed a sensitivity analysis on three key parameters, namely the discount rate, terminal value and FCFF as these assumptions have significant impact on the implied valuation of the Target Co. We have stress tested the Future Financials by varying the values adopted in the discount rate, terminal value and FCFF on a 0.5% and 3.0% upward and downward variance respectively on the midpoint of the valuation to arrive at a reasonable range of equity valuation of the Target Co.

The variance parameters for the discount rate, terminal value and FCFF are selected after considering the followings:-

(i)	World Bank had projected that Malaysia’s GDP to grow by 4.3% in 2024;
(ii)	Headline and core inflation are projected to remain moderate between 2% ‒ 3.5% and 2.0% ‒ 3.0%, respectively. (Source: Economic and Financial Developments in Malaysia in the First Quarter of 2024: Bank Negara Malaysia);
(iii)	The average annual real GDP growth for Malaysia from year 2014 to 2023 is 4.1% as extracted from the World Bank. Malaysia’s GDP growth for 2021, 2022 and 2023 were 3.3%, 8.7% and 3.7% respectively; and
(iv)	The average annual inflation rate for Malaysia from year 2014 to 2023 is 2.0% as extracted from World Bank. Malaysia’s inflation rate for 2021, 2022 and 2023 were 2.5%, 3.4% and 2.5%, respectively.

Based on the above, we are of the opinion that the 0.5% and 3.0% upward and downward variance adopted for the discount rate, terminal value and FCFF is reasonable to take into consideration the range of possible fluctuations in the business to not only take into consideration the potential upsides but also the downturn due to unforeseen circumstances.

Results of the sensitivity test is as shown below:-

	Intrinsic value
Sensitivity test	Low range of value	High range of value
Parameters	RM million	RM million
Movement in discount rate used (±0.5%)	95.06	104.64
Movement in terminal value (±3.0%) and discount rate (±0.5%)	93.43	106.50
Movement in FCFF (±3.0%) and discount rate (±0.5%)	92.27	107.71

Premise on the above, the fair value of entire equity interest of the Target Co ranges from RM92.27 million to RM107.71 million, this shall translate to USD20.72 million to USD24.19 million using the exchange rate of USD1.00: RM4.453 as at the Date of Opinion. The Purchase Consideration falls within the ranges of values derived using the Discounted FCFF methodology, hence it is FAIR from a financial point of view to the holders of the shares.

6.	RISK FACTOR

Proposed Acquisition Risk

Although the Proposed Acquisition is expected to contribute positively to the future earnings of the Company, there can be no assurance that the anticipated benefits from the Proposed Acquisition will be realised or that the Company will be able to generate sufficient returns from the earnings of the Target Co to offset the associated cost of acquisition incurred. In addition, any decline in economic conditions and/or change in government policies may affect the potential benefits to be derived from the Proposed Acquisition and the duration required for the Company to recoup its investment.

Nevertheless, the management of the Company and the Board have exercised due care in considering the potential risks and benefits associated with the Proposed Acquisition and believes that the Proposed Acquisition will be earnings accretive to the Company.

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Achievability of the Future Financials

As set out in Section 5 of this Letter, the Future Financials are prepared based on various bases and assumptions which are deemed reasonable and realistic by the Management, but nevertheless subject to certain uncertainties and contingencies which are often outside the Target Co’s control.

There can be no assurance that the Target Co and MPSB will be able to secure the SPKA Project, will not face potential delays and/or cancellation of purchase orders as well as crystallisation of its existing order and projects currently being pursued which will result in the Future Financials not being met.

Contractual risk

Should the Company decides to obtain any representations, warranties, undertakings, covenants and indemnities, to be set out in the eventual share sale agreement (“SSA”), in favour of the Company, the Target Co may be subject to claims in accordance with the terms and conditions of the SSA if the pre-completion or post-completion obligations under the SSA are not fulfilled and/or in the event of any breach of any representations, warranties, undertakings and/or covenants given by the Target Co.

In this regard, the Company will endeavour to ensure compliance with its obligations under the SSA in order to minimise the risk of any breach of the representations, warranties, undertakings and/or covenants given.

Goodwill and Impairment Risk

The Company expects to recognise goodwill arising from the Proposed Acquisition, the amount of which will depend on the Purchase Consideration vis-à-vis the fair value of the Target Co’s identifiable assets and liabilities acquired as at the completion date of the Proposed Acquisition. Any subsequent fair value adjustments allocated to the identifiable assets acquired and liabilities assumed, and the effects of amortisation of the fair value adjustments, if any, may materially affect the Company’s financial position.

Additionally, the goodwill, will be subjected to periodic impairment testing and any downward adjustment to the goodwill may materially and adversely affect the financial position and results of the Company. Nevertheless, the Company will continuously monitor the financial performance of the Target Co to ensure that the goodwill is supported by the operations of the relevant cash generating units at all times.

Dependency on key personnel of the Target Co

The continuing success of the Target Co’s business is to a certain extent dependent on the experience and competencies of the Management who are responsible for the Target Co’s strategic directions as well as the day-to-day operational and business activities. Any unexpected departure of the Management without a suitable and timely replacement could adversely affect the Target Co’s business operations and financial performance.

Political, economic and regulatory risks

Adverse changes in political, economic and regulatory conditions in the United States of America and Malaysia could materially affect the financials and prospects of the Company. Political, economic and regulatory uncertainties include, amongst others, risks of war, changes in political state, changes in economic conditions, changes in governmental policies such as changes to labour laws, introduction of new rules or regulations, interest rates, tariff rates, fiscal and monetary policies and method of taxation.

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7.	LIMITATION

It should be noted that the valuation in itself is highly dependent on, amongst others, the composition of business activities, scale of business operations, risk profile, assets base, accounting and tax policies, track record, future prospects, competitive environment, financial positions and that such business may have fundamentally different profitability objectives.

Further, the Discounted FCFF Methodology to a certain extent places reliance on the Future Financials, which is the net result of forecasting a range of variables for significant periods of time, most of which cannot be forecast and projected with a high degree of precision. We have not undertaken a review on the reasonableness of the Future Financials and we do not express any opinion on the achievability of the Future Financials.

The valuation In itself is highly dependent on, amongst others, the achievability of the Future Financials as well as the materialization of the bases and assumptions used therein. Key variables such as economic growth, demand, competition and regulatory policies are beyond the control of the Target Co. The Future Financials are also typically very sensitive to small changes in key variables and changes in environmental and economic conditions.

As such, relatively small changes in key variables can have a significant impact on the output of the abovementioned valuation model. It should also be noted that the valuation may be materially or adversely affected should the actual results or events differ from any of the bases and assumptions upon.

8.	CONCLUSION

It should be recognised that the valuation of any entity is always subject to a great deal of uncertainty and involves a high degree of subjectivity and element of judgement. Because of the susceptibility of valuations to inputs of the model applied, valuations can change quite quickly in response to market changes or changes in the surrounding circumstances, including the market outlook (whether in general or relating to the industry itself).

In establishing our opinion on the fairness of the Purchase Consideration, SCA has considered various valuation methodologies, which are commonly used for valuation, taking into consideration the Target Co’s future earnings generating capabilities, projected future cash flows and its sustainability as well as various business considerations and risk factors affecting its business.

The sole valuation methodology considered and selected by SCA to evaluate the fairness of the Purchase Consideration is based on the Discounted FCFF Methodology.

Further, the Discounted FCFF Methodology to a certain extend places reliance on the Future Financials, which is the net result of forecasting a range of variables for significant periods of time, most of which cannot be forecast and projected with a high degree of precision. We have not undertaken a review on the reasonableness of the Future Financials and we do not express any opinion on the achievability of the Future Financials.

Key variables such as economic growth, demand, competition and regulatory policies are beyond the control of the Target Co. The Future Financials are also typically very sensitive to small changes in key variables and changes in environmental and economic conditions.

As such, relatively small changes in key variables can have a significant impact on the output of the abovementioned valuation model. As a result, the range of values that can be produced by a particular valuation model can be quite wide using combinations of assumptions which individually may appear reasonable. A degree of professional judgement is required to establish the range of values in any valuation exercise.

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Premise on the above, the fair value of entire equity interest of the Target Co ranges from RM92.27 million to RM107.71 million, this shall translate to USD20.72 million to USD24.19 million using the exchange rate of USD1.00: RM4.453 as at the Date of Opinion. The Purchase Consideration falls within the ranges of values derived using the Discounted FCFF methodology, hence it is FAIR from a financial point of view to the holders of the shares.

6.	RESTRICTIONS

Save for the purpose stated herein, this Letter cannot be relied upon by any party other than the Company for its intended purposes only. Accordingly, we are not responsible or liable for any form of losses however occasioned to any third party as a result of the circulation, publication, reproduction or use of, or reliance on this Letter, in whole or in part. We are not required to give testimony or to be in attendance in court with reference to the opinion herein provided.

Neither SCA nor any of its members or employees undertakes responsibilities arising in any way whatsoever to any person in respect of this Letter, including any error or omission therein, however caused, as a result of the unauthorised circulation, publication, reproduction or use of this Letter, or any part hereof.

Yours faithfully

for and on behalf of

STRATEGIC CAPITAL ADVISORY SDN BHD

NG WOON LIT	TAN DAI LIANG
Director	Director

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PART II

INFORMATION NOT REQUIRED IN PROXY STATEMENT/PROSPECTUS

Item 20. Indemnification of Directors and Officers

The Registrant’s amended and restated certificate of incorporation contains provisions that eliminate, to the maximum extent permitted by the General Corporation Law of the State of Delaware, the personal liability of the Registrant’s directors and executive officers for monetary damages for breach of their fiduciary duties as directors or officers. The Registrant’s amended and restated certificate of incorporation and amended and restated bylaws provide that the Registrant must indemnify its directors and executive officers and may indemnify its employees and other agents to the fullest extent permitted by the General Corporation Law of the State of Delaware.

Sections 145 and 102(b)(7) of the General Corporation Law of the State of Delaware provide that a corporation may indemnify any person made a party to an action by reason of the fact that he or she was a director, executive officer, employee or agent of the corporation or is or was serving at the request of a corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of an action by or in right of the corporation, no indemnification may generally be made in respect of any claim as to which such person is adjudged to be liable to the corporation.

The Registrant has entered into indemnification agreements with its directors and executive officers, in addition to the indemnification provided for in its amended and restated certificate of incorporation and amended and restated bylaws, and intends to enter into indemnification agreements with any new directors and executive officers in the future.

The Registrant has purchased and intends to maintain insurance on behalf of any person who is or was a director or officer of the Registrant against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions.

Item 21. Exhibits and Financial Statement Schedules

(a) Exhibit Index

A list of exhibits filed with this registration statement on Form S-4 is set forth on the Exhibit Index and is incorporated herein by reference.

(b) Financial Statements

The financial statements filed with this registration statement on Form S-4 are set forth on the Financial Statement Index and is incorporated herein by reference.

Item 22. Undertakings

(a) The undersigned registrant hereby undertakes as follows:

(1) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

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(2) That every prospectus (i) that is filed pursuant to paragraph (a)(1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To respond to requests for information that is incorporated by reference into this proxy statement/prospectus pursuant to Item 4, 10(b), 11, or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(4) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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EXHIBIT INDEX

		Incorporated by Reference
Exhibit Number	Exhibit Title	Form	SEC File No.	Exhibit	Filing Date

2.1	Exchange Agreement dated May 6, 2025 by and among Cyclacel Pharmaceuticals, Inc., FITTERS Diversified Berhad and FITTERS Sdn. Bhd.	8-K	000-50626	2.1	May 6, 2025

2.2	Agreement for the Sale and Purchase of Certain Assets dated March 10, 2025 by and between Cyclacel Pharmaceuticals, Inc., Cyclacel Limited, and with its liquidators	8-K	000-50626	2.1	March 14 2025

2.3	Amendment No. 1 to Exchange Agreement dated July 7, 2025 by and among Cyclacel Pharmaceuticals, Inc., FITTERS Diversified Berhad and FITTERS Sdn. Bhd.	8-K	000-50626	2.1	July 7, 2025

3.1	Amended and Restated Certificate of Incorporation of Cyclacel Pharmaceuticals, Inc.	10-K	000-50626	3.2	April 1, 2013

3.2	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Cyclacel Pharmaceuticals, Inc.	8-K	000-50626	3.1	May 27, 2016

3.3	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Cyclacel Pharmaceuticals, Inc.	8-K	000-50626	3.1	April 14, 2020

3.4	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Cyclacel Pharmaceuticals, Inc.	S-1	333-282555	3.4	January 19, 2024

3.5	Certificate of Correction to the Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Cyclacel Pharmaceuticals, Inc.	S-1	333-282555	3.5	January 19, 2024

3.6	Certificate of Amendment to Certificate of Incorporation, effective May 12, 2025	8-K	000-50626	3.1	May 7, 2025

3.7	Second Amended and Restated Bylaws of Cyclacel Pharmaceuticals, Inc.	8-K	000-50626	3.1	May 7, 2020

3.8	Amendment No. 1 to the Second Amended and Restated Bylaws of Cyclacel Pharmaceuticals, Inc.	8-K	000-50626	3.1	November 7, 2023

3.9	Certificate of Designation of 6% Convertible Exchangeable Preferred Stock	8-K	000-50626	3.2	November 5, 2004

3.10	Certificate of Designation of Series A Preferred Stock (previously filed as Exhibit 3.5 to the Registrant’s Registration Statement on Form S-1	S-1	333-218305	3.5	November 7, 2023

3.11	Certificate of Designation of Preferences, Rights and Limitations of the Series B Convertible Preferred Stock	8-K	000-50626	3.1	December 22, 2020

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3.12	Certificate of Designation of Preferences, Rights and Limitations of Series C Preferred Stock	8-K	000-50626	3.1	January 6, 2025

3.13	Certificate of Designation of Preferences, Rights and Limitations of Series D Preferred Stock	8-K	000-50626	3.2	January 6, 2025

3.14	Amended and Restated Certificate of Designation of Preferences, Rights and Limitations of Series C Preferred Stock filed with the Secretary of State of the State of Delaware on February 10, 2025	8-K	000-50626	3.2	February 12, 2025

3.15	Amended and Restated Certificate of Designation of Preferences, Rights and Limitations of Series D Convertible Preferred Stock filed with the Secretary of State of the State of Delaware on February 6, 2025	8-K	000-50626	3.4	February 12, 2025

3.16	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Cyclacel Pharmaceuticals, Inc. filed with the Secretary of State of the State of Delaware on February 10, 2025	8-K	000-50626	3.5	February 12, 2025

3.17	Certificate of Amendment to Certificate of Incorporation, effective May 12, 2025	8-K	000-50626	3.1	May 7, 2025

4.1	Specimen of common stock Certificate (previously filed as Exhibit 4.1 to Registrant’s Registration Statement on Form S-1	S-1	333-109653	4.1	February 17, 2004

4.2	Specimen of Preferred Stock Certificate of Designation	S-1	333-119585	3.2	October 21, 2004

4.3	Form of Warrant to purchase shares of Cyclacel Pharmaceuticals, Inc. common stock	8-K	000-50626	4.1	July 1, 2011

4.4	Registration Rights Agreement, dated as of December 14, 2012, by and between the Company and Aspire Capital Fund, LLC	8-K	000-50626	4.1	December 17, 2012

4.5	Registration Rights Agreement, dated November 14, 2013, by and between the Company and Aspire Capital Fund, LLC	10-Q	000-50626	4.1	November 14, 2013

4.6	Form of Warrant to purchase shares of Cyclacel Pharmaceuticals, Inc.’s common stock	S-1	333-218305	4.3	July 17, 2017

4.7	Form of Pre-Funded Warrant	8-K	000-50626	4.1	April 24, 2020

4.8	Form of Common Warrant	8-K	000-50626	4.2	April 24, 2020

4.9	Form of Warrant	8-K	000-50626	4.1	December 22, 2020

4.10	Form of Pre-Funded Common Stock Purchase Warrant	8-K	000-50626	4.1	December 26, 2023

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4.11	Form of Common Stock Purchase Warrant	8-K	000-50626	4.2	December 26, 2023

4.12	Description of Securities	10-K	000-50626	4.12	April 2, 2025

4.13	Form of Pre-Funded Warrant	8-K	000-50626	4.1	May 2, 2024

4.14	Form of Series A Warrant	8-K	000-50626	4.2	May 2, 2024

4.15	Form of Series B Warrant	8-K	000-50626	4.3	May 2, 2024

4.16	Form of Placement Agent Warrant	8-K	000-50626	4.4	May 2, 2024

4.17	Form of Series C Warrant	8-K	000-50626	4.1	November 15, 2024

4.18	Form of Series D Warrant	8-K	000-50626	4.2	November 15, 2024

4.19	Form of Placement Agent Warrant	8-K	000-50626	4.3	November 15, 2024

4.20	Form of Pre-Funded Warrant	8-K	000-50626	4.1	January 6, 2025

5.1*	Legal Opinion of Rimon P.C.

10.1†	Amended and Restated 2006 Equity Incentive Plan	8-K	000-50626	10.1	May 24, 2012

10.2†	2015 Equity Incentive Plan	8-K	000-50626	10.1	May 22, 2015

10.3†	Amended and Restated 2018 Equity Incentive Plan	8-K	000-50626	10.1	June 14, 2023

10.4+	Clinical Collaboration Agreement by and between Cyclacel Pharmaceuticals, Inc. and the University of Texas M.D. Anderson Cancer Center dated as of August 21, 2018	10-Q	000-50626	10.1	November 13, 2018

10.5†	Cyclacel Pharmaceuticals, Inc. 2020 Inducement Equity Incentive Plan	8-K	000-50626	10.1	November 12, 2020

10.6†	Form of Stock Option Grant Notice and Stock Option Agreement under the Cyclacel Pharmaceuticals, Inc. 2020 Inducement Equity Incentive Plan	8-K	000-50626	10.2	November 12, 2020

10.7	Form of Indemnification Agreement for directors	10-K/A	000-50626	10.16	November 29, 2023

10.8	Placement Agency Agreement by and between Cyclacel Pharmaceuticals, Inc. and Ladenburg Thalmann & Co. Inc., dated December 21, 2023	8-K	000-50626	10.1	December 26, 2023

10.9	Securities Purchase Agreement by and between Cyclacel Pharmaceuticals, Inc. and the Purchasers, dated December 21, 2023	8-K	000-50626	10.2	December 26, 2023

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10.10	Securities Purchase Agreement by and between Cyclacel Pharmaceuticals, Inc. and Spiro Rombotis and Paul McBarron, dated December 21, 2023	8-K	000-50626	10.3	December 26, 2023

10.11	Securities Purchase Agreement, dated as of April 30, 2024, between the Company and the purchaser named therein	8-K	000-50626	10.1	May 2, 2024

10.12	Form of Registration Rights Agreement, dated as of April 30, 2024, between the Company and the purchaser named therein	8-K	000-50626	10.2	May 2, 2024

10.13	Warrant Exercise and Reload Agreement, dated November 13, 2024	8-K	000-50626	10.1	November 15, 2024

10.14	Securities Purchase Agreement, dated as of January 2, 2025, by and between the Company and David Lazar	8-K	000-50626	10.1	January 6, 2025

10.15	Form of Director Settlement Agreement and Release	8-K	000-50626	10.2	January 6, 2025

10.16	Settlement and Release Agreement, dated as of January 2, 2025, by and between the Company and Spiro Rombotis	8-K	000-50626	10.3	January 6, 2025

10.17	Settlement and Release Agreement, dated as of January 2, 2025, by and between the Company and Paul McBarron	8-K	000-50626	10.4	January 6, 2025

10.18	Warrant Exchange Agreement, dated as of January 2, 2025, by and between the holder and the Company	8-K	000-50626	10.5	January 6, 2025

10.19	Addendum to Securities Purchase Agreement, dated as of January 9, 2025, by and between the Company and David Lazar	8-K	000-50626	10.1	January 9, 2025

10.20	Securities Purchase Agreement, dated as of February 4, 2025, between the Company and David Lazar	8-K	000-50626	10.1	February 6, 2025

10.21	Amendment Agreement, dated as of February 4, 2025, between the Company and Armistice Capital Master Fund Ltd.	8-K	000-50626	10.2	February 6, 2025

10.22	Securities Purchase Agreement, dated as of February 5, 2025, between the Company and Helena Special Opportunities 1 Ltd.	8-K	000-50626	10.3	February 6, 2025

10.23	Lock-Up Addendum, dated February 20, 2025, by and between the Company and David Lazar	8-K	000-50626	10.1	February 24, 2025

10.24	Securities Purchase Agreement dated February 11, 2025 by and between David Elliot Lazar and Doris Wong Sing Ee	8-K	000-50626	10.1	February 24, 2025

10.25	Assignment and Assumption Agreement dated February 26, 2025 by and between David Elliot Lazar and Doris Wong Sing Ee	8-K	000-50626	10.2	February 24, 2025

10.26	Settlement and Release Agreement dated February 26, 2025 by and between Dr. Samuel Barker and the Company	8-K	000-50626	10.3	February 24, 2025

10.27	Assignment of Patent Rights Agreement dated March 10, 2025 by and between Cyclacel Pharmaceuticals, Inc., Cyclacel Limited, and with the liquidators of Cyclacel Limited	8-K	000-50626	10.1	March 14, 2025

10.28†*	Executive Officer and Director Services Agreement dated April 22, 2025 between Cyclacel Pharmaceuticals, Inc. and Datuk Dr. Doris Wong

10.29†*	Executive Officer and Director Services Agreement dated April 22, 2025 between Cyclacel Pharmaceuticals, Inc. and Kiu Cu Seng

10.30†*	Director Services Agreement dated April 22, 2025 between Cyclacel Pharmaceuticals, Inc. and Inigo Angel Laurduraj

10.31†*	Director Services Agreement dated April 22, 2025 between Cyclacel Pharmaceuticals, Inc. and Chong Kwang Fock

10.32†*	Director Services Agreement dated April 22, 2025 between Cyclacel Pharmaceuticals, Inc. and Dr. Satis Waran Nair Krishnan

21.1	Subsidiaries of Cyclacel Pharmaceuticals, Inc.	10-K	000-50626	21	March 26, 2014

23.1*	Consent of Bush & Associates CPA LLC

23.2*	Consent of RSM US LLP

23.3*	Consent of JP Centurion & Partners PLT

23.4	Consent of Rimon, P.C. (included in Exhibit 5.1)

24.1*	Power of Attorney

99.1*	Form of Cyclacel Pharmaceuticals, Inc. Proxy Card.

99.2*	Proposed form of Certificate of Amendment of Amended and Restated Certificate of Incorporation of Cyclacel Pharmaceuticals, Inc. (included as Annex B to the proxy statement/prospectus).

99.3*	Consent of Inigo Angel Laurduraj to serve as a director of Cyclacel Pharmaceuticals, Inc.

99.4*	Consent of Chong Kwang Fock to serve as a director of Cyclacel Pharmaceuticals, Inc.

99.5*	Consent of Dr. Satis Waran Nair Krishnan to serve as a director of Cyclacel Pharmaceuticals, Inc.

107*	Filing Fee Table

†	Indicates a management contract or compensatory plan or arrangement.
*	Filed herewith.
**	Previously filed
#	To be filed by amendment

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SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in Kuala Lumpur, Malaysia, on the 23 day of July 2025.

Cyclacel Pharmaceuticals, Inc.

By:	Datuk Dr. Doris Wong
Name:	Datuk Dr. Doris Wong
Title:	Chief Executive Officer and Executive Director

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Datuk Dr. Doris Wong and Mr. Kiu Cu Seng, and each of them, his or her true and lawful attorneys-in-fact and agent, with full power of substitution, for him or her in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and any registration statement relating to the offering covered by this registration statement and filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated opposite his/her name.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons on behalf of the Registrant in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Datuk Dr. Doris Wong	Chief Executive Officer and Executive Director
Datuk Dr. Doris Wong	(Principal Executive Officer)	July 23, 2025

/s/ Kiu Cu Seng	Chief Financial Officer, Executive Director and Secretary
Kiu Cu Seng	(Principal Financial Officer and Principal Accounting Officer)	July 23, 2025

/s/ Inigo Angel Laurduraj
Inigo Angel Laurduraj	Director	July 23, 2025

/s/ Chong Kwang Fock
Chong Kwang Fock	Director	July 23, 2025

/s/ Dr. Satis Waran Nair Krishnan
Dr. Satis Waran Nair Krishnan	Director	July 23, 2025

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